As filed with the Securities and Exchange Commission on April 23, 2021
No. 333-254796

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARYA SCIENCES ACQUISITION CORP III*
(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1541723
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
51 Astor Place, 10th Floor
New York, NY 10003
Tel.: (212) 284-2300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adam Stone
51 Astor Place, 10th Floor
New York, New York 10003
Tel.: (212) 284-2300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Christian O. Nagler, Esq. Peter Seligson, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: (212) 446-4800 Fax: (212) 446-4900	Robert F. Kornegay Michael Nordtvedt Brian Keyes Zachary B. Myers Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 Tel: (650) 493-9300 Fax: (650) 493-6811
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
New Nautilus Common Stock(1)	111,674,810	$12.02 (3)	$1,342,331,216	$146,449 (4)
Total	111,674,810			$146,449 (4)(5)
(1)The number of shares of common stock of New Nautilus (as defined below) being registered represents (i) 14,950,000 Class A ordinary shares issued in ARYA’s initial public offering, which will be converted by operation of law into shares of common stock of New Nautilus (the “New Nautilus Common Stock”) in the Domestication (each as defined below) (ii) 499,000 Class A ordinary shares issued in a private placement simultaneously with the closing of ARYA’s initial public offering which will be converted by operation of law into shares of New Nautilus Common Stock in the Domestication, (iii) 3,737,500 Class B ordinary shares held by ARYA’s initial shareholders which will be converted by operation of law into shares of New Nautilus Common Stock in the Domestication, (iv) up to 85,295,562  shares of New Nautilus Common Stock that will be issued to the equity holders of Nautilus Biotechnology, Inc. in connection with the Business Combination described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), assuming an exchange ratio of 3.6275, and (v) up to 7,192,748 shares of New Nautilus Common Stock that may be issued upon the exercise of outstanding options to purchase shares of Nautilus Biotechnology, Inc. common stock being assumed in connection with the Business Combination, assuming an exchange ratio of 3.6275.
(2)Pursuant to Rule 416(a) of Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of ARYA on the Nasdaq Capital Market on  March 25 , 2021 ($12.02  per Class A ordinary share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.
(4)Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(5)Registration fee has previously been paid.
*Immediately prior to the consummation of the Business Combination, ARYA Sciences Acquisition Corp III, a Cayman Islands exempted company (“ARYA”), intends to effect a deregistration under the Cayman Islands Companies Act (2021 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which ARYA’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Nautilus Biotechnology, Inc.” upon the consummation of the Domestication. As used herein, “New Nautilus” refers to ARYA after giving effect to the Domestication.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY—SUBJECT TO COMPLETION, DATED APRIL 23, 2021
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF ARYA SCIENCES ACQUISITION CORP III
PROSPECTUS FOR
               SHARES OF COMMON STOCK OF ARYA SCIENCES ACQUISITION CORP III (AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED NAUTILUS BIOTECHNOLOGY, INC. IN CONNECTION WITH THE DOMESTICATION DESCRIBED HEREIN)

The board of directors of ARYA Sciences Acquisition Corp III, a Cayman Islands exempted company (“ARYA”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated February 7, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among ARYA, Mako Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Nautilus Biotechnology, Inc., a Delaware corporation (“Nautilus”), a copy of which is attached to this proxy statement/prospectus as Annex A, including the domestication of ARYA as a Delaware corporation (the “Domestication”). As described in this proxy statement/prospectus, ARYA’s shareholders are being asked to consider a vote upon each of the Domestication and the Business Combination, among other items. As used in this proxy statement/prospectus, “New Nautilus” refers to ARYA after giving effect to the consummation of the Domestication and the Business Combination.
In connection with the Domestication, on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of ARYA will be converted into one share of common stock, par value $0.0001 per share, of New Nautilus (the “New Nautilus Common Stock”); (ii) the governing documents of ARYA will be amended and restated and become the certificate of incorporation and the bylaws of New Nautilus as described in this proxy statement/prospectus; and (iii) ARYA’s name will change to “Nautilus Biotechnology, Inc.”
On the date of Closing, promptly following the consummation of the Domestication, Merger Sub will merge with and into Nautilus (the “Merger”), with Nautilus as the surviving company in the Merger and, after giving effect to the Merger, Nautilus will be a wholly-owned subsidiary of ARYA (the time that the Merger becomes effective being referred to as the “Effective Time”).
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding share of Nautilus (other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be exchanged for shares of New Nautilus Common Stock and outstanding Nautilus options to purchase shares of Nautilus (whether vested or unvested) will be exchanged for comparable options to purchase New Nautilus Common Stock, in each case, based on an implied Nautilus equity value of $900 million.
This prospectus covers 111,674,810 shares of New Nautilus Common Stock. The number of shares of New Nautilus Common Stock that this prospectus covers represents the maximum number of shares that may be issued to holders of shares and equity awards of Nautilus in connection with the Business Combination (as more fully described in this proxy statement/prospectus), together with the shares issued or issuable to the existing shareholders of ARYA in connection with the Business Combination.
ARYA’s public shares are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ARYA.” ARYA will apply for listing, to be effective at the time of the Business Combination, of New Nautilus Common Stock on Nasdaq under the proposed symbol “NAUT”. It is a condition of the consummation of the Business Combination that ARYA receive confirmation from Nasdaq that New Nautilus has been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that ARYA will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Business Combination Agreement is waived by the applicable parties.

The accompanying proxy statement/prospectus provides shareholders of ARYA with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of ARYA. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 28 of the accompanying proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated           , 2021, and
is first being mailed to ARYA’s shareholders on or about         , 2021.

ARYA SCIENCES ACQUISITION CORP III
51 Astor Place, 10th Floor
New York, New York 10003
Dear ARYA Sciences Acquisition Corp III Shareholders:
You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of ARYA Sciences Acquisitions Corp III, a Cayman Islands exempted company (“ARYA”), at 9:00 a.m., Eastern Time, on            , 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
As further described in the accompanying proxy statement/prospectus, in connection with the Domestication, on the Closing Date prior to the Effective Time (as described below), among other things, (i) ARYA will change its name to “Nautilus Biotechnology, Inc.,” (ii) all of the outstanding shares of ARYA will be converted into common stock of a domesticated Delaware corporation, and (iii) the governing documents of ARYA will be amended and restated. As used in the accompanying proxy statement/prospectus, “New Nautilus” refers to ARYA after giving effect to the Domestication and the Business Combination.
At the extraordinary general meeting, ARYA shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Business Combination Agreement (and the transactions contemplated thereby) dated as of February 7, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among ARYA, Mako Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Nautilus Biotechnology, Inc., a Delaware corporation (“Nautilus”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby.
As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:
(a)On the Closing Date, prior to the time at which the Effective Time occurs, ARYA will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which ARYA will change its name to “Nautilus Biotechnology, Inc.” (“New Nautilus”) (for further details, see the section entitled “Proposal No. 2—The Domestication Proposal”).
(b)Merger Sub will merge with and into Nautilus (the “Merger”), with Nautilus as the surviving company in the Merger and, after giving effect to such Merger, Nautilus shall be a wholly-owned subsidiary of New Nautilus. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding share of Nautilus (other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be exchanged for shares of New Nautilus Common Stock and outstanding Nautilus options to purchase shares of Nautilus (whether vested or unvested) will be exchanged for comparable options to purchase New Nautilus Common Stock, in each case, based on an implied Nautilus equity value of $900 million.
In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, ARYA entered into Subscription Agreements (the “Subscription Agreements”) with Perceptive Life Sciences Master Fund Ltd, a Cayman Islands exempted company (the “Perceptive PIPE Investor”) and certain other investors (the “Other PIPE Investors,” and the Other PIPE Investors, together with the Perceptive PIPE Investor, the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and ARYA has agreed to issue and sell to the PIPE Investors, an aggregate of 20,000,000 shares of New Nautilus Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $200 million (the “PIPE Financing”). The Perceptive PIPE Investor will fund $55 million in the PIPE Financing. The shares of New Nautilus Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

ARYA will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
You will also be asked to consider and vote upon (a) a proposal to approve the Domestication (the “Domestication Proposal”), (b) the proposed new certificate of incorporation of New Nautilus upon the Domestication, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, which is referred to herein as the “Charter Proposal”, (c) on a non-binding advisory basis, proposals related to material differences between ARYA’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”), which are referred to herein collectively as the “Advisory Governing Documents Proposals,” (d) a proposal to approve, for purpose of complying with Nasdaq Listing Rule 5635, the issuance of New Nautilus Common Stock in connection with the Business Combination and the PIPE Financing, which is referred to herein as the “Nasdaq Proposal,” (e) a proposal to approve and adopt the Nautilus Biotechnology, Inc. 2021 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex I, which is referred to herein as the “Incentive Award Plan Proposal,” (f) a proposal to approve and adopt the Nautilus Biotechnology, Inc. 2021 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex J, which is referred to herein as the “Employee Stock Purchase Plan Proposal,” and (g) a proposal to adjourn the extraordinary general meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.”
The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. The Advisory Governing Documents Proposals are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to ARYA shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient ARYA ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from ARYA shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if ARYA shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by ARYA from the trust account in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing, equal no less than $250,000,000 after deducting ARYA’s unpaid expenses, liabilities, and any amounts paid to ARYA shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied (such aggregate proceeds, the “Aggregate Transaction Proceeds”, and such condition to the consummation of the Business Combination, the “Aggregate Transaction Proceeds Condition”).
In connection with the Business Combination, certain related agreements were entered into in connection with the signing of the Business Combination Agreement, including the Subscription Agreements, the Nautilus Shareholder Transaction Support Agreements, the Sponsor Letter Agreement, and the Amended and Restated Registration Rights and Lock-up Agreement (each as defined in the accompanying proxy statement/prospectus). See the section entitled “Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.
Pursuant to the Existing Governing Documents, a holder of ARYA’s public shares (a “public shareholder”) may request that ARYA redeem all or a portion of such public shares for cash if the Business Combination is consummated. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company (“Continental”) in order to validly redeem its shares. Public shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business

Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, New Nautilus will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of ARYA’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of  April 1, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Nautilus Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of ARYA— Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Sponsor and each of Messrs. Wider, Campbell and Islam (collectively, the “initial shareholders”) have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the initial shareholders own approximately 22.1% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will ARYA redeem public shares in an amount that would cause New Nautilus’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
ARYA is providing the accompanying proxy statement/prospectus and accompanying proxy card to ARYA’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by ARYA’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of ARYA’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 28 of the accompanying proxy statement/prospectus.
After careful consideration, the board of directors of ARYA has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to ARYA’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of ARYA, you should keep in mind that ARYA’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s

Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Governing Documents Proposals are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ARYA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of ARYA’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Joseph Edelman
Chairman of the Board of Directors
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated             , 2021 and is first being mailed to shareholders on or about           , 2021.

ARYA SCIENCES ACQUISITION CORP III
51 Astor Place, 10th Floor
New York, New York 10003
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON                , 2021
TO THE SHAREHOLDERS OF ARYA SCIENCES ACQUISITION CORP III:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of ARYA Sciences Acquisition Corp III, a Cayman Islands exempted company (“ARYA”), will be held at 9:00 a.m., Eastern Time, on                 , 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:
•Proposal No. 1—The Business Combination Proposal—RESOLVED, as an ordinary resolution, that ARYA’s entry into the Business Combination Agreement, dated as of February 7, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among ARYA, Mako Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Nautilus Biotechnology, Inc., a Delaware corporation (“Nautilus”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of ARYA as an exempted company in the Cayman Islands and the continuation and domestication of ARYA as a corporation in the State of Delaware with the name “Nautilus Biotechnology, Inc.,” (a) Merger Sub will merge with and into Nautilus (the “Merger”), with Nautilus as the surviving company in the Merger and, after giving effect to such Merger, Nautilus shall be a wholly-owned subsidiary of ARYA and (b) at the Effective Time, each outstanding share of Nautilus (other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be exchanged for shares of New Nautilus Common Stock and outstanding Nautilus options to purchase shares of Nautilus (whether vested or unvested) will be exchanged for comparable options to purchase New Nautilus Common Stock, in each case, based on an implied Nautilus equity value of $900 million, on the terms and subject to the conditions set forth in the Business Combination Agreement, certain related agreements (including the Subscription Agreements, the Nautilus Shareholder Transaction Support Agreements, the Sponsor Letter Agreement, and the Amended and Restated Registration Rights and Lock-Up Agreement, each in the form attached to the proxy statement/prospectus as Annex F, Annex H, Annex E and Annex G, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.
•Proposal No. 2—The Domestication Proposal—RESOLVED, as a special resolution, that ARYA be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, ARYA be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of ARYA as a corporation in the State of Delaware, the name of ARYA be changed from “ARYA Sciences Acquisition Corp III” to “Nautilus Biotechnology, Inc.”
•Proposal No. 3—The Charter Proposal—RESOLVED, as a special resolution, that, upon the Domestication, the amended and restated memorandum and articles of association of ARYA (“Existing Governing Documents”) be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation of “Nautilus Biotechnology, Inc.” upon the Domestication, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Certificate of Incorporation”).
•Advisory Governing Documents Proposals—to consider and vote upon, on a non-binding advisory basis, the following governance proposals regarding the Proposed Certificate of Incorporation (such proposals, collectively, the “Advisory Governing Documents Proposals”) and the following material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation:
•Proposal No. 4—Advisory Governing Documents Proposal A—RESOLVED, that an amendment to change the authorized share capital of ARYA from US$50,000 divided into (i) 479,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 1,000,000 preference shares, par value $0.0001 per share, to (a) 1,000,000,000 shares of common stock, par value $0.0001 per share, of New Nautilus and (b) 200,000,000 shares of preferred stock, par value $0.0001 per share, of New Nautilus be approved on a non-binding advisory basis.
•Proposal No. 5—Advisory Governing Documents Proposal B—RESOLVED, that an amendment to authorize the New Nautilus Board to issue any or all shares of New Nautilus Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Nautilus Board and as may be permitted by the Delaware General Corporation Law be approved on a non-binding advisory basis.
•Proposal No. 6—Advisory Governing Documents Proposal C—RESOLVED, that an amendment to remove the ability of New Nautilus stockholders to take action by written consent in lieu of a meeting be approved on a non-binding advisory basis.
•Proposal No. 7—Advisory Governing Documents Proposal D—RESOLVED, that certain other changes in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation as part of the Domestication (a copy of which is attached to the proxy statement/prospectus as Annex C), including (i) changing the post-Business Combination corporate name from “ARYA Sciences Acquisition Corp III” to “Nautilus Biotechnology, Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New Nautilus’ corporate existence perpetual, (iii) subjecting New Nautilus to Section 203 of the DGCL relating to business combinations with interested stockholders, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved on a non-binding advisory basis.
•Proposal No. 8—The Nasdaq Proposal—RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635, the issuance of shares of New Nautilus Common Stock be approved.
•Proposal No. 9—The Incentive Award Plan Proposal—RESOLVED, as an ordinary resolution, that the Nautilus Biotechnology, Inc. 2021 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex I, be adopted and approved.
•Proposal No. 10—The Employee Stock Purchase Plan Proposal—RESOLVED, as an ordinary resolution, that the Nautilus Biotechnology, Inc. 2021 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.
•Proposal No. 11—The Adjournment Proposal—RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to ARYA shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient ARYA ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from ARYA shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if ARYA shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by ARYA from the trust account in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing, equal no less than $250,000,000 after deducting ARYA’s unpaid expenses, liabilities, and any amounts paid to ARYA shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.
Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Nasdaq Proposal, the Employee Stock Purchase Plan Proposal and the Incentive Award Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.
These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares at the close of business on April 1, 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.
This proxy statement/prospectus and accompanying proxy card is being provided to ARYA’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of ARYA’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 28 of this proxy statement/prospectus.
After careful consideration, the board of directors of ARYA has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to ARYA’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of ARYA, you should keep in mind that ARYA’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Existing Governing Documents, a public shareholder may request of ARYA that New Nautilus redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)hold public shares;
(ii)submit a written request to Continental, ARYA’s transfer agent, in which you (i) request that New Nautilus redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and
(iii)deliver your public shares to Continental, ARYA’s transfer agent, physically or electronically through The Depository Trust Company.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on ____________, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ARYA’s transfer agent, New Nautilus will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of ARYA’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of April 1, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Nautilus Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of ARYA—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 22.1% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements— Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will ARYA redeem public shares in an amount that would cause New Nautilus’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
The approval of each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Governing Documents Proposals are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing ARYA.info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of ARYA Sciences Acquisition Corp III,
Joseph Edelman
Chairman of the Board of Directors
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ARYA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

ADDITIONAL INFORMATION
You may request copies of this proxy statement/prospectus and any other publicly available information concerning ARYA, without charge, by written request to ARYA Sciences Acquisition Corp III, 51 Astor Place, 10th Floor, New York, New York 10003, or by telephone request at (212) 284-2300; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing ARYA.info@investor.morrowsodali.com or from the SEC through the SEC website at http://www.sec.gov.
In order for ARYA’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of ARYA to be held on ___________, 2021, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by _________, 2021.
TRADEMARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
i

SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
•“Articles of Association” are to the amended and restated articles of association of ARYA;
•“ARYA,” “we,” “us” or “our” are to ARYA Sciences Acquisition Corp III, a Cayman Islands exempted company, prior to the consummation of the Business Combination;
•“ARYA Acquisition Proposal” are to (a) any direct or indirect acquisition (or other business combination), in one or a series of related transactions under which ARYA or any of its controlled affiliates, directly or indirectly, (i) acquires or otherwise purchases any other person(s), (ii) engages in a business combination with any other person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, equity securities or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), (b) any equity, debt or similar investment in ARYA or any of its controlled affiliates or (c) any other Business Combination;
•“ARYA Board” are to ARYA’s board of directors;
•“Business Combination” are to the Domestication, the Merger and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;
•“Business Combination Agreement” are to that certain Business Combination Agreement, dated February 7, 2021, by and among ARYA, Merger Sub and Nautilus;
•“Cayman Islands Companies Act” are to the Companies Act (2021 Revision) of the Cayman Islands as the same may be amended from time to time;
•“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of ARYA, which will automatically convert, on a one-for-one basis, into shares of New Nautilus Common Stock in connection with the Domestication;
•“Class B ordinary shares” or “founder shares” are to the 3,737,500 Class B ordinary shares, par value $0.0001 per share, of ARYA outstanding as of the date of this proxy statement/prospectus that were initially issued to our Sponsor in a private placement prior to our initial public offering and of which 90,000 were transferred to Messrs. Wider, Campbell and Islam (30,000 shares each) in July 2020, and, in connection with the Domestication, will automatically convert, on a one-for-one basis, into shares of New Nautilus Common Stock;
•“Closing” are to the closing of the Business Combination;
•“Closing Date” are to that date that is in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described under the section entitled “Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date as ARYA and Nautilus may agree in writing;
•“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Nasdaq Proposal, the Employee Stock Purchase Plan Proposal and the Incentive Award Plan Proposal, collectively;
•“Continental” are to Continental Stock Transfer & Trust Company;
•“DGCL” are to the Delaware General Corporation Law.

•“Domestication” are to the transfer by way of continuation and deregistration of ARYA from the Cayman Islands and the continuation and domestication of ARYA as a corporation incorporated in the State of Delaware;
•“Effective Time” are to the time at which the Merger becomes effective;
•“ESPP” are to the New Nautilus 2021 Employee Stock Purchase Plan to be considered for adoption and approval by the shareholders pursuant to the Employee Stock Purchase Plan Proposal;
•“extraordinary general meeting” are to the extraordinary general meeting of ARYA at 9:00 a.m., Eastern Time, on _________, 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, or at such other time, on such other date and at such other place to which the meeting may be adjourned;
•“Existing Governing Documents” are to the Memorandum of Association and the Articles of Association;
•“initial public offering” are to ARYA’s initial public offering that was consummated on August 11, 2020;
•“initial shareholders” are to Sponsor and each of Messrs. Wider, Campbell and Islam;
•“Memorandum of Association” are to the amended and restated memorandum of association of ARYA;
•“Merger” are to the merger of Merger Sub with and into Nautilus pursuant to the Business Combination Agreement, with Nautilus as the surviving company in the Merger and, after giving effect to such Merger, Nautilus becoming a wholly-owned subsidiary of ARYA, which itself will become New Nautilus upon and after the Domestication;
•“Merger Sub” are to Mako Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ARYA prior to the consummation of the Business Combination;
•“Nasdaq” are to the Nasdaq Capital Market;
•“Nautilus” are to Nautilus Biotechnology, Inc., a Delaware corporation, prior to the consummation of the Business Combination;
•“Nautilus Acquisition Proposal” are to (a) any direct or indirect acquisition (or other business combination), in one or a series of related transactions, (i) of the equity securities of Nautilus, in each case, that, if consummated, would result in a person acquiring beneficial ownership of 15% or more of any class of outstanding voting equity securities of Nautilus or 15% or more of the outstanding voting equity securities of Nautilus (regardless of class) or (ii) of all or a portion of assets or businesses of Nautilus which constitute 15% or more of the fair market value of Nautilus, taken as a whole (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any direct or indirect acquisition, in one or a series of related transactions, of 15% or more of any class of outstanding voting equity securities of Nautilus or 15% or more of the outstanding voting equity securities of the Company (regardless of class) (in each case of clauses (a) and (b) other than pursuant to the exercise or conversion of any Nautilus options or warrants in accordance with the terms of Nautilus’ 2017 equity plan, the underlying grant, award or similar agreement or the Company Warrant Agreement (as applicable));
•“Nautilus Shareholders” are to holders of Nautilus capital stock prior to the consummation of the Business Combination;
•“New Nautilus” are to Nautilus Biotechnology, Inc. (f.k.a. ARYA Sciences Acquisition Corp III) upon and after the Domestication;
•“New Nautilus Board” are to the board of directors of New Nautilus;
•“New Nautilus Common Stock” are to the common stock, par value $0.0001 per share, of New Nautilus;

•“ordinary shares” are to ARYA’s Class A ordinary shares and ARYA’s Class B ordinary shares;
•“Other PIPE Investors” are to certain other investors in the PIPE Financing;
•“Perceptive Advisors” are to Perceptive Advisors, LLC, an affiliate of our Sponsor;
•“Perceptive PIPE Investor” are to Perceptive Life Sciences Master Fund Ltd, a Cayman Islands exempted company;
•“Perceptive Shareholders” are to the Sponsor and the Perceptive PIPE Investor;
•“PIPE Financing” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for an aggregate of 20,000,000 shares of New Nautilus Common Stock for an aggregate purchase price of $200,000,000 to be consummated in connection with Closing;
•“PIPE Investors” are to the Perceptive PIPE Investor and the Other PIPE Investors, collectively;
•“private placement shares” are to the 499,000 private placement shares outstanding as of the date of this proxy statement/prospectus that were issued to our Sponsor in a private placement simultaneously with the closing of our initial public offering, which are identical to the Class A ordinary shares sold in our initial public offering, subject to certain limited exceptions;
•“pro forma” are to giving pro forma effect to the Business Combination, including the Merger and the PIPE Financing;
•“Proposed Bylaws” are to the proposed bylaws of New Nautilus to be effective upon the Domestication attached to this proxy statement/prospectus as Annex D;
•“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New Nautilus to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C;
•“Proposed Governing Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;
•“public shareholders” are to holders of public shares, whether acquired in ARYA’s initial public offering or acquired in the secondary market;
•“public shares” are to the currently outstanding 14,950,000 Class A ordinary shares of ARYA, whether acquired in ARYA’s initial public offering or acquired in the secondary market;
•“redemption” are to each redemption of public shares for cash pursuant to the Existing Governing Documents;
•“SEC” are to the Securities and Exchange Commission;
•“Securities Act” are to the Securities Act of 1933, as amended;
•“Sponsor” are to ARYA Sciences Holdings III, a Cayman Islands exempted limited company;
•“Subscription Agreements” are to the subscription agreements, entered into by ARYA and each of the PIPE Investors in connection with the PIPE Financing;
•“transfer agent” are to Continental, ARYA’s transfer agent;
•“trust account” are to the trust account established at the consummation of ARYA’s initial public offering that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee; and

•“2021 Plan” are to the Nautilus Biotechnology, Inc. 2021 Equity Incentive Plan to be considered for adoption and approval by the shareholders pursuant to the Incentive Award Plan Proposal.
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QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF ARYA
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to ARYA’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at 9:00 a.m. Eastern Time, on _________, 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022.
Q.Why am I receiving this proxy statement/prospectus?
A.ARYA shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, in connection with the Domestication, on the Closing Date prior to the Effective Time, (i) ARYA will be renamed “Nautilus Biotechnology, Inc.”, and (ii) each outstanding share of Nautilus (other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be exchanged for shares of New Nautilus Common Stock and outstanding Nautilus options to purchase shares of Nautilus (whether vested or unvested) will be exchanged for comparable options to purchase New Nautilus Common Stock, in each case, based on an implied Nautilus equity value of $900 million. See “Business Combination Proposal.”
A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety.
The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
In connection with the Domestication, on the Closing Date prior to the Effective Time, each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of ARYA will be converted, on a one-for-one basis, into shares of New Nautilus Common Stock. See “Domestication Proposal.”
The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the current constitutional documents of ARYA?” below.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q.What proposals are shareholders of ARYA being asked to vote upon?
A.At the extraordinary general meeting, ARYA is asking holders of its ordinary shares to consider and vote upon eleven (11) separate proposals:
•a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby;
•a proposal to approve by special resolution the Domestication;
•a proposal to approve by special resolutions the Proposed Certificate of Incorporation;
•the following governance proposals to approve, on a non-binding advisory basis, the following material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation:
•an amendment to change the authorized share capital of ARYA from US$50,000 divided into (i) 479,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 1,000,000,000 shares of New Nautilus Common Stock and 200,000,000 shares of New Nautilus Preferred Stock;
•an amendment to authorize the New Nautilus Board to issue any or all shares of New Nautilus Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Nautilus Board and as may be permitted by the DGCL;
•an amendment to remove the ability of New Nautilus stockholders to take action by written consent in lieu of a meeting; and
•certain other changes in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation as part of the Domestication;
•a proposal to approve by ordinary resolution shares of New Nautilus Common Stock in connection with the Business Combination and the PIPE Financing in compliance with the Nasdaq Listing Rules;
•a proposal to approve and adopt by ordinary resolution the 2021 Plan;
•a proposal to approve and adopt by ordinary resolution the ESPP; and
•a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.
If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.
For more information, please see “Business Combination Proposal,” “Domestication Proposal,” “Charter Proposal,” “Advisory Governing Documents Proposals,” “Nasdaq Proposal,” “Incentive Award Plan Proposal,” “Employee Stock Purchase Plan Proposal” and “Adjournment Proposal.”
ARYA will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of ARYA should read it carefully.

After careful consideration, the ARYA Board has determined that the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are in the best interests of ARYA and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q.Why is ARYA proposing the Business Combination?
A.ARYA is a blank check company incorporated on March 27, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although ARYA may pursue an acquisition opportunity in any business, industry, sector or geographical location for purposes of consummating an initial business combination, ARYA has focused on North American companies in the life sciences and medical technology sectors. ARYA is not permitted under its Existing Governing Documents to effect a business combination with a blank check company or a similar type of company with nominal operations.
ARYA has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. ARYA has sought to acquire companies that: have a scientific or other competitive advantage in the markets in which they operate and which can benefit from access to additional capital as well as ARYA’s industry relationships and expertise; are ready to be public, with strong management, corporate governance and reporting policies in place; will likely be well received by public investors and are expected to have good access to the public capital markets; have significant embedded and/or underexploited growth opportunities; exhibit unrecognized value or other characteristics that ARYA believes have been misevaluated by the market based on its rigorous analysis and scientific and business due diligence review; and will offer attractive risk-adjusted equity returns for ARYA shareholders.
Based on its due diligence investigations of Nautilus and the industry in which it operates, including the financial and other information provided by Nautilus in the course of negotiations, the ARYA Board believes that Nautilus meets the criteria and guidelines listed above. However, there is no assurance of this. See “Business Combination Proposal—The ARYA Board’s Reasons for the Business Combination.”
Although the ARYA Board believes that the Business Combination with Nautilus presents a unique business combination opportunity and is in the best interests of ARYA and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal—The ARYA Board’s Reasons for the Business Combination” and “Risk Factors—Risks Related to the Business Combination and ARYA.”
Q.Did the ARYA Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A.No. The ARYA Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, ARYA’s management, the members of the ARYA Board and the other representatives of ARYA have substantial experience in evaluating the operating and financial merits of companies similar to Nautilus, including in connection with the business combinations of ARYA Sciences Acquisition Corp. and ARYA Sciences Acquisition Corp II, and reviewed certain financial information of Nautilus and compared it to certain publicly traded companies, particularly, similar life sciences research tools providers, selected based on the experience and the professional judgment of ARYA’s management team, which enabled them to value Nautilus, a development stage pre-commercial life sciences company, in the context of a business combination transaction with a special purpose acquisition company. Accordingly, investors will be relying solely on the judgment of the ARYA Board in valuing Nautilus’ business and assuming the risk that the ARYA Board may not have properly valued such business. Based on information that ARYA had received from Nautilus, the valuation of comparable companies in Nautilus’ industry and the valuation ascribed to Seer, Inc., in its recent initial public offering, a life sciences company with a focus on commercializing a new proteomics platform that ARYA’s management believed was a good market comparable for the potential valuation of Nautilus, ARYA and Nautilus ultimately agreed to a $900 million valuation of Nautilus. ARYA’s management believed this $900 million valuation to be an attractive valuation for a potential business combination with Nautilus in light of its evaluation and analysis of Nautilus, as well as the valuation of comparable companies and, in particular, the implied $923 million pre-IPO valuation ascribed to Seer, Inc. in its recent initial public offering. For a more detailed description of the process by which the parties to the transaction agreed to a $900 million valuation for Nautilus, and the projected financial information and comparable company analysis the ARYA Board reviewed in its valuation of Nautilus and its determination that the transaction satisfied the 80% test, see “Business Combination Proposal—Background to the Business Combination” and “—The ARYA Board’s Reasons for the Business Combination”.
Q.What will Nautilus’ equityholders receive in return for the Business Combination with ARYA?
A.On the date of Closing, promptly following the consummation of the Domestication, Merger Sub will merge with and into Nautilus, with Nautilus as the surviving company in the Merger and, after giving effect to such Merger, Nautilus shall be a wholly-owned subsidiary of ARYA. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, outstanding shares of Nautilus (other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be exchanged for shares of New Nautilus Common Stock and outstanding Nautilus options to purchase shares of Nautilus (whether vested or unvested) will be exchanged for comparable options to purchase New Nautilus Common Stock, in each case, based on an implied Nautilus equity value of $900 million.
Q.How will the combined company be managed following the business combination?
A.Following the Closing, it is expected that the current management of Nautilus will become the management of New Nautilus, and the New Nautilus Board will consist of nine (9) directors, which will be divided into three classes (Class I, II and III) with each class initially consisting of three (3) directors. Pursuant to the Business Combination Agreement, the New Nautilus Board will consist of seven (7) individuals designated by Nautilus prior to the mailing of this proxy statement to ARYA shareholders, all of whom are currently expected to be existing members of Nautilus’ board of directors, one individual determined by Sponsor prior to the effectiveness of the Registration Statement and one director that may be designated by Nautilus and that is reasonably acceptable to Sponsor prior to the effectiveness of the Registration Statement. Please see the section entitled “Management Following the Business Combination” for further information.
Q.What equity stake will current ARYA shareholders and current equityholders of Nautilus hold in New Nautilus immediately after the consummation of the Business Combination?
A.As of the date of this proxy statement/prospectus, there are (i) 14,950,000 Class A ordinary shares outstanding and issued in ARYA’s initial public offering, (ii) 499,000 Class A ordinary shares outstanding and issued in a private placement simultaneously with the closing of ARYA’s initial public offering, and (iii) 3,737,500 Class B ordinary shares outstanding and issued to ARYA’s initial shareholders. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of ARYA’s outstanding public shares are redeemed in connection with the Business Combination), ARYA’s fully-diluted share capital would be 19,186,500 ordinary shares.

The following table illustrates varying ownership levels in New Nautilus Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 85,295,562 shares of New Nautilus Common Stock are issued to the holders of shares of common stock and preferred stock of Nautilus (including the Perceptive Shareholders) at Closing, which would be the number of shares of New Nautilus Common Stock issued to these holders if Closing were to occur on April 1, 2021; (ii) 20,000,000 shares of New Nautilus Common Stock are issued in the PIPE Financing; and (iii) no options to purchase New Nautilus Common Stock outstanding as of April 1, 2021 have been exercised. Based on these assumptions, and assuming that none of ARYA’s outstanding public shares are redeemed in connection with the Business Combination, there would be approximately 124,482,062 shares of New Nautilus common stock outstanding immediately following the consummation of the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in New Nautilus will be different.

	Share Ownership in New Nautilus(1)
	No redemptions	Maximum redemptions(2)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
ARYA public shareholders(3)	12.0%	5.4%
Perceptive PIPE Investor and ARYA’s initial shareholders(4)(5)	10.2%	10.9%
Other PIPE Investors(6)	11.6%	12.5%
Current Nautilus Stockholders(7)	66.2%	71.2%
__________________
(1)The number of shares of New Nautilus Common Stock issued to the holders of shares of common stock and preferred stock of Nautilus at Closing will fluctuate based on the number of shares underlying Nautilus options, whether vested or unvested (and the exercise price of such options), at Closing. Nautilus options (whether vested or unvested) are taken into account for purposes of allocating the implied $900 million equity value of Nautilus among the holders of shares and equity awards of Nautilus, with the value allocable to such options being determined based on the treasury stock method.
(2)Assumes that 8,752,100 of ARYA’s outstanding public shares are redeemed in connection with the Business Combination, which is the estimated maximum number of shares that may be redeemed while still enabling the Aggregate Transaction Proceeds Condition to be met.
(3)Excludes shares acquired by certain public investors in connection with the PIPE Financing.
(4)Includes 5,500,000 shares acquired by the Perceptive PIPE Investor in the PIPE Financing.
(5)Includes 4,236,500 shares held by the Initial Shareholders originally acquired prior to or in connection with ARYA’s initial public offering (including 30,000 shares held by each of Todd Wider, Bradley L. Campbell and Saqib Islam) and shares to be issued to the Perceptive Shareholders in respect of their existing Nautilus shares at closing.
(6)Excludes shares acquired by the Perceptive PIPE Investor in the PIPE Financing. Includes shares acquired by existing Nautilus Stockholders in the PIPE Financing.
(7)Excludes shares held by the Perceptive Shareholders, shares acquired by existing Nautilus Stockholders in the PIPE Financing and shares to be issued upon net exercise of outstanding Nautilus warrants at closing.
For further details, see “Business Combination Proposal—Consideration to Nautilus Equityholders in the Business Combination.”
Q.Why is ARYA proposing the Domestication?
A.Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of ARYA and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication.”
To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of
x

corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Q.What amendments will be made to the current constitutional documents of ARYA?
A.The consummation of the Business Combination is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, ARYA’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace ARYA’s Existing Governing Documents, in each case, under Cayman Islands law with the Proposed Certificate of Incorporation, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Certificate of Incorporation
Authorized Shares (Advisory Governing Documents Proposal A)	The share capital under the Existing Governing Documents is US$50,000 divided into 479,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.	The Proposed Certificate of Incorporation authorizes 1,000,000,000 shares of New Nautilus Common Stock, par value $0.0001 per share, and 200,000,000 shares of New Nautilus Preferred Stock, par value $0.0001 per share.

	See paragraph 8 of the Memorandum of Association.	See Article IV of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Advisory Governing Documents Proposal B)	The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	The Proposed Certificate of Incorporation authorizes the board of directors to issue shares of preferred stock in one or more series and to fix the designations, powers, preferences, and rights, and the qualifications, limitations or restrictions thereof. These powers, preferences and rights could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock.

	See paragraph 8 of the Memorandum of Association and Article 3 of the Articles of Association.	See Article IV, Section 3 of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Certificate of Incorporation
Shareholder/Stockholder Written Consent In Lieu of a Meeting (Advisory Governing Documents Proposal C)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Certificate of Incorporation allows stockholders to vote in person or by proxy at a meeting of stockholders, but prohibits the ability of stockholders to act by written consent in lieu of a meeting.

	See Articles 14 and 15 of our Articles of Association.	See Article VIII, Section 1 of the Proposed Certificate of Incorporation and Section 2.10 of the Proposed Bylaws.

Corporate Name (Advisory Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “ARYA Sciences Acquisition Corp III”	The Proposed Certificate of Incorporation will provide that the name of the corporation will be “Nautilus Biotechnology, Inc.”

	See paragraph 1 of our Memorandum of Association.	See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Advisory Governing Documents Proposal D)	The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by August 11, 2022 (twenty-four months after the closing of ARYA’s initial public offering), ARYA will cease all operations except for the purposes of winding up and will redeem the shares issued in ARYA’s initial public offering and liquidate its trust account.	The Proposed Certificate of Incorporation provides that the corporation will have perpetual existence, which is the default under the DGCL and will make Nautilus’ existence perpetual.

	See Article 38 of our Articles of Association.	See Article VII, Section 1 of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Advisory Governing Documents Proposal D)	The Existing Governing Documents do not provide restrictions on takeovers of ARYA by a related shareholder following a business combination.	The Proposed Certificate of Incorporation does not opt out of Section 203 of the DGCL, and therefore, New Nautilus will be subject to Section 203 of the DGCL relating to business combinations with interested stockholders.

This is the default rule under the DGCL.

Provisions Related to Status as Blank Check Company (Advisory Governing Documents Proposal D)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Certificate of Incorporation does not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 38 of our Articles of Association.

Q.How will the Domestication affect my ordinary shares?
A.In connection with the Domestication, on the Closing Date prior to the Effective Time, each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of ARYA will be converted, on a one-for-one basis, into shares of New Nautilus Common Stock. See “Domestication Proposal.”
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding share of Nautilus (other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be exchanged for shares of New Nautilus Common Stock and outstanding Nautilus options to purchase shares of Nautilus (whether vested or unvested) will be exchanged for comparable options to purchase New Nautilus Common Stock, in each case, based on an implied Nautilus equity value of $900 million.
Q.What are the U.S. federal income tax consequences of the Domestication?
A.As discussed more fully under “Material U.S. Federal Income Tax Considerations,” the Domestication generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as ARYA, this result is not entirely free from doubt. In the case of a transaction, such as the Domestication, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F), and subject to the discussion of the “passive foreign investment company” (“PFIC”) rules below, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations—U.S. Holders” below) generally will be subject to Section 367(b) of the Code and, as a result of the Domestication:
•a U.S. Holder whose public shares have a fair market value of less than $50,000 on the date of the Domestication generally should not recognize any gain or loss and will not be required to include any part of ARYA’s earnings in income;
•a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock generally should recognize gain (but not loss) on the exchange of public shares for shares of New Nautilus Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its public shares provided certain other requirements are satisfied; and
•a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock generally should be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its public shares provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (participation exemption).
ARYA does not expect to have significant cumulative earnings and profits through the date of the Domestication.
Furthermore, even if the Domestication qualifies as a “reorganization” under Section 368(a)(1)(F) of the Code, a U.S. Holder of public shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its public shares for shares of New Nautilus Common Stock pursuant to the Domestication under the PFIC rules of the Code equal to the excess, if any, of the fair market value of the shares of New

Nautilus Common Stock received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding public shares surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Considerations”.
Additionally, the Domestication may cause non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations—Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s shares of New Nautilus Common Stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Income Tax Considerations.”
Q.Do I have redemption rights?
A.If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The initial shareholders have agreed to waive their redemption rights with respect to all of their ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q.How do I exercise my redemption rights?
A.If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:
(i)hold public shares;
(ii)submit a written request to Continental, ARYA’s transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and
(iii)deliver your public shares to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on ________, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The address of Continental, ARYA’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of April 1, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.
If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and, accordingly, it is shares of New Nautilus Common Stock that will be redeemed immediately after consummation of the Business Combination.
Q.What are the U.S. federal income tax consequences of exercising my redemption rights?
A.We expect that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations—U.S. Holders”) that exercises its redemption rights to receive cash from the trust account in exchange for its shares of New Nautilus Common Stock generally should be treated as selling such shares of New Nautilus Common Stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of shares of New Nautilus Common Stock that such U.S. Holder owns or is deemed to own prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations.”
Additionally, because the Domestication will occur immediately prior to the redemption by any public shareholder, U.S. Holders exercising redemption rights will take into account the potential tax consequences of Section 367(b) of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “Material U.S. Federal Income Tax Considerations—U.S. Holders.” All holders of our public shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.
Q.What happens to the funds deposited in the trust account after consummation of the Business Combination?
A.Following the closing of our initial public offering, an amount equal to $149,500,000 ($10.00 per Class A ordinary share) of the net proceeds from our initial public offering and the sale of the private placement shares was placed in the trust account. As of April 1, 2021, funds in the trust account totaled approximately $149,563,975 and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete a business combination by August 11, 2022, subject to applicable law.
If our initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of New Nautilus, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”
Q.What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?
A.Our public shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.
In no event will New Nautilus redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing or if we would not have funds legally available therefor.
Additionally, as a result of redemptions, the trading market for the New Nautilus Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or another national securities exchange.
Q.What conditions must be satisfied to complete the Business Combination?
A.The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) approval of the Business Combination Agreement and the Merger by the Nautilus stockholders; (iii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iv) ARYA having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing; (v) the Aggregate Transaction Proceeds Condition; (vi) the approval by Nasdaq of our initial listing application in connection with the Business Combination (also see “Risk Factors—Nasdaq may not list New Nautilus’ securities on its exchange, which could limit investors’ ability to make transactions in New Nautilus’ securities and subject New Nautilus to additional trading restrictions.”); (vii) the effectiveness of the registration statement of which this registration statement/proxy statement forms a part; and (viii) the consummation of the Domestication. Therefore, unless these conditions are waived by both ARYA and Nautilus in the case of (i), (ii), (iii), (iv), (vi), (vii)

and by Nautilus in the case of (v) and (vii), the Business Combination Agreement could terminate and the Business Combination may not be consummated.
For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”
Q.When do you expect the Business Combination to be completed?
A.It is currently expected that the Business Combination will be consummated in the second quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to ARYA shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to ARYA shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient ARYA ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from ARYA shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if ARYA shareholders redeem an amount of public shares such that the Aggregate Transaction Proceeds Condition would not be satisfied. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”
Q.What happens if the Business Combination is not consummated?
A.ARYA will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If ARYA is not able to consummate the Business Combination with Nautilus nor able to complete another business combination by August 11, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.
Q.Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?
A.Our shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Q.What do I need to do now?
A.We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.
Q.How do I vote?

A.If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a proxy from your broker, bank or nominee.
Q.If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A.No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.
Q.When and where will the extraordinary general meeting be held?
A.The extraordinary general meeting will be held at 9.00 a.m., Eastern Time, on __________, 2021, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, unless the extraordinary general meeting is adjourned.
Q.How will the COVID-19 pandemic impact in-person voting at the general meeting?
A.We intend to hold the extraordinary general meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees. We plan to announce any such updates in a press release filed with the SEC and on our proxy website at _________________, and we encourage you to check this website prior to the meeting if you plan to attend.
Q.Will shareholders of ARYA be able to ask questions during the general meeting?
A.Shareholders of ARYA will be able to ask questions about the Business Combination during the general meeting, as time and restrictions to the meeting format due to the evolving coronavirus (COVID-19) situation permit.
Q.What impact will the COVID-19 Pandemic have on the Business Combination?
A.Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak on the business of ARYA and Nautilus, and there is no guarantee that efforts by ARYA and Nautilus to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If ARYA or Nautilus is unable to recover from a business disruption on a timely basis, the Business Combination and New Nautilus’ business, financial condition and results of operations following the completion of the Business Combination would be adversely affected.

The Business Combination may also be delayed and adversely affected by the coronavirus outbreak and become more costly. Each of ARYA and Nautilus may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.
Q.Who is entitled to vote at the extraordinary general meeting?
A.We have fixed April 1, 2021 as the record date for the extraordinary general meeting. If you were a shareholder of ARYA at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.
Q.How many votes do I have?
A.ARYA shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 19,186,500 ordinary shares issued and outstanding, of which 14,950,000 were issued and outstanding public shares.
Q.What constitutes a quorum?
A.A quorum of ARYA shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 9,593,251 ordinary shares would be required to achieve a quorum.
Q.What vote is required to approve each proposal at the extraordinary general meeting?
A.The following votes are required for each proposal at the extraordinary general meeting:
(i)Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
(ii)Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
(iii)Charter Proposal: The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter at the extraordinary general meeting.
(iv)Advisory Governing Documents Proposals: The approval, on a non-binding advisory basis, of each of the Advisory Governing Documents Proposals requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
(v)Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
(vii)Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
(viii)Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
Q.What are the recommendations of the ARYA Board?
A.The ARYA Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ARYA and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q.How do Sponsor and the other initial shareholders intend to vote their shares?
A.Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our initial shareholders have agreed to vote all their shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, our initial shareholders own approximately 22.1% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Nautilus and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Nautilus and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the

Advisory Governing Documents Proposals, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal and the Charter Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Nautilus’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.
Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Q.What happens if I sell my ARYA ordinary shares before the extraordinary general meeting?
A.The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.
Q.May I change my vote after I have mailed my signed proxy card?
A.Yes. Shareholders may send a later-dated, signed proxy card to our general counsel at our address set forth below so that it is received by our general counsel prior to the vote at the extraordinary general meeting (which is scheduled to take place on __________, 2021) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our general counsel, which must be received by our general counsel prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.
Q.What happens if I fail to take any action with respect to the extraordinary general meeting?
A.If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder of New Nautilus. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder of ARYA. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q.What should I do if I receive more than one set of voting materials?
A.Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.
Q.Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?
A.ARYA will pay the cost of soliciting proxies for the extraordinary general meeting. ARYA has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. ARYA has agreed to pay Morrow a fee of $22,500, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. ARYA will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. ARYA’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q.Where can I find the voting results of the extraordinary general meeting?
A.The preliminary voting results will be announced at the extraordinary general meeting. ARYA will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.
Q.Who can help answer my questions?
A.If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:
Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: ARYA.info@investor.morrowsodali.com
You also may obtain additional information about ARYA from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, ARYA’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on ___________, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal—The Business Combination Agreement.”
Business Summary
Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “we,” “us,” “our” and other similar terms refer to Nautilus and its subsidiaries prior to the Business Combination and to New Nautilus and its consolidated subsidiaries after giving effect to the Business Combination.
Company Overview
We are a development stage life sciences company creating a platform technology for quantifying and unlocking the complexity of the human proteome. Our mission is to transform the field of proteomics by democratizing access to the proteome and enabling fundamental advancements across human health and medicine. We were founded on the belief that incremental advancements of existing technologies are inadequate, and that a bold scientific leap would be required to radically reinvent proteomics and revolutionize precision medicine. Our vision is to integrate our breakthrough innovations in computer science, engineering, and biochemistry to develop and commercialize a proteomic analysis technology of extreme sensitivity and scale. To accomplish this, we have built a prototype of a single-molecule instrument, our Proteomic Analysis System, which will be further developed to deliver the speed, simplicity, accuracy, and versatility that we believe is necessary to establish a new gold standard in the field.
The human proteome, the make-up of all the proteins in a human, is among the most dynamic and valuable sources of biological insight in modern-day science. Unlike the genome, which is largely unchanging throughout an individual’s lifetime, the proteome is an ever-changing source of biological information. Our proteins directly control and determine the functions of our cells, yet we lack the ability to measure all of them with the ease, breadth and sensitivity that is used to measure DNA today. We believe that deep characterization of the proteome will have the potential to unveil an entirely new layer of complexity and valuable biological information that may have significant implications across life sciences, healthcare and drug development. Approximately 95% of FDA-approved drug targets are proteins, and yet today we still lack the ability to routinely read and quantify all of the proteins in our cells, or to fully map the downstream changes and modifications to those proteins which may define their biological function.
By leveraging our novel design coupled with advanced machine learning software, we believe our Nautilus Platform, which includes our end-to-end solution comprised of the Proteomic Analysis System, consumables, and software, has the potential to rapidly and reproducibly identify approximately 95% of proteins in a sample from virtually any organism, and could have the ability to detect and map the diverse landscape of modifications on those proteins. We believe that unlocking proteomics has the potential to create a long-term transformation of basic science, translational research, and healthcare.
Current proteomics platforms for broadly quantifying the abundance of proteins within samples generally fall into two classes: affinity-based and mass spectrometry-based methods. For years, these methods have facilitated novel drug development and improved diagnostics. As with most technology platforms however, these also suffer from distinct limitations that make simple, high-throughput, ultra-deep characterization of the proteome challenging. Mass spectrometry approaches have tremendous flexibility and thus have been applied to a wide range of applications, however their use requires a trade-off to be made between either depth or throughput; meaning that a researcher can either look at one sample in a deep analysis or at many samples in a shallow analysis. Additionally, challenges in ease of use and sensitivity have limited the ability of mass spectrometry-based methods from easily, broadly and quickly characterizing the entirety of the proteome. Affinity-based approaches use the binding attraction of antibodies to proteins to capture and measure protein targets in parallel. These technologies can provide greater sensitivity, however this approach is directly dependent on the availability of high quality, highly specific and sensitive affinity reagents, which can limit the scale, reproducibility and accuracy. Consequently, we believe researchers are forced into an unattractive trade-off between the number of samples in a study and the depth and breadth of the analysis. These trade-offs limit researchers’ ability to advance characterization of the proteome to match the current, and highly valuable, characterization of the genome. We believe the limitations of both platforms have prevented progress towards achieving comprehensive proteome and deep proteoform characterization. If detecting and quantifying the human proteome were as simple and easy as detecting an entire human genome, we believe a new set of questions could be asked:
•Down to the very low frequencies of expressed proteins, how are healthy tissue cells different from diseased cells?
•What will a comprehensive map of nearly all proteins by organ tissue type tell us about our biology?
•Which versions and patterns of modified proteins are present in disease, and why?
•What happens to our proteome when we get sick, and how does it change with treatment?
We believe that our Nautilus Platform has the potential to position us to answer these questions, and many others that have not previously been possible to fully investigate. Due to the extensive applications and broad potential of large-scale proteomic characterization, we believe the proteomics market is currently among one of the largest untapped opportunities in the biological sciences today. The existing proteomics research market is currently estimated to be approximately $25 billion annual spend as of 2021, made up primarily of mass spectrometry and affinity-based quantification methods. Over the longer-term, the proteomics market is expected to reach approximately $50 billion by 2027, representing a compound annual growth rate, or CAGR, of 12% over the six-year period. Further, we believe there are substantial adjacent opportunities across translational research, drug target discovery, precision medicine development, clinical diagnostics, and other disciplines such as food and environmental science.
We plan to initially target the life sciences proteomics research market and are currently entering the first phase of our product development and commercialization strategy. In this first phase, we are focused on developing partnerships with key biopharma companies and leading academic institutions to create a founding group of collaborators that will gain experience with our technology, jointly publish research using our Nautilus Platform, and generally help validate our initial applications. In the second phase we plan to launch an early access program to an expanded group of customers. We believe these customers will become important reference sites and key influencers that aid in the market adoption of our Nautilus Platform, and will help us build a strong value proposition ahead of full commercial launch. In our third phase of commercialization, we intend to execute a broad commercial launch of our Nautilus Platform including the introduction of our Proteomic Analysis System, which is an integrated fluidics and optics system for the single-molecule detection of proteins, accompanied by consumable reagents and analysis software, in direct sales to customers across academia and industry. The launch of our Proteomic Analysis System is expected to be done with a multi-year product roadmap of system enhancements and new applications designed to help our customers achieve their research objectives and expand the utility of our Nautilus Platform. We also plan to leverage our machine learning software to build a data analysis and insights engine that improves over time as we grow our data sources and the analysis learns to deliver better accuracy and identify new potential discoveries. We believe by following this methodical pathway, we can optimize the development of our Nautilus Platform, establish a steady flow of validating publications, appropriately scale our operations, deliver exceptional customer experiences, and help ensure we are delivering long term value and revenue growth.
Since inception in 2016, we have worked diligently to secure a strong intellectual property portfolio, and we have successfully filed and obtained numerous key patents. Our management team also brings a unique combination of experiences from the fields of technology and life sciences, with a proven track record of building successful businesses based on novel technology. Our company is a highly interdisciplinary organization, and as of February 8th, 2021 we are comprised of approximately 69 employees, with 26 of such employees holding a Ph.D. Our organization is driven by the pursuit of deep, hard science, and our Scientific Advisory Board is comprised of world-renowned scientific leaders that support our vision.
The Parties to the Business Combination
ARYA
ARYA is a blank check company incorporated on March 27, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. ARYA has neither engaged in any operations nor generated any revenue to date. Based on ARYA’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On August 11, 2020, ARYA consummated an initial public offering of 14,950,000 Class A ordinary shares at an offering price of $10.00 per share, and a private placement with Sponsor of 499,000 private placement shares at an offering price of $10.00 per share.
Following the closing of ARYA’s initial public offering, an amount equal to $149,500,000 of the net proceeds from its initial public offering and the sale of the private placement shares was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of  April 1, 2021, funds in the trust account totaled approximately $149,563,975 and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of ARYA’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if ARYA does not complete a business combination by August 11, 2022, or (iii) the redemption of all of the public shares if ARYA is unable to complete a business combination by August 11, 2022 , subject to applicable law.
ARYA’s public shares are currently listed on Nasdaq under the symbol “ARYA”.
ARYA’s principal executive office is located at 51 Astor Place, 10th Floor, New York, NY 10003, and its telephone number is (212) 284-2300. ARYA’s corporate website address is https://www.perceptivelife.com/arya3. ARYA’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Nautilus
Nautilus is a Delaware corporation.
Nautilus’ principal executive office is located at 425 Pontius Ave N, Ste 202, Seattle, WA 98109, and its telephone number is (206) 333-2001. Nautilus’ corporate website address is http://www.nautilus.bio. Nautilus’ website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Merger Sub
Merger Sub is a Delaware corporation and wholly-owned subsidiary of ARYA formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.
Merger Sub’s principal executive office is located at 51 Astor Place, 10th Floor, New York, NY 10003, and its telephone number is (646) 205-5300.

Proposals to be Put to the Shareholders of ARYA at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the extraordinary general meeting of ARYA and certain transactions contemplated by the Business Combination Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.
As discussed in this proxy statement/prospectus, ARYA is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the date of Closing, promptly following the consummation of the Domestication, Merger Sub will merge with and into Nautilus, with Nautilus as the surviving company in the Merger and, after giving effect to such Merger, Nautilus shall be a wholly-owned subsidiary of ARYA. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding share of Nautilus (other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be exchanged for shares of New Nautilus Common Stock and outstanding Nautilus options to purchase shares of Nautilus (whether vested or unvested) will be exchanged for comparable options to purchase New Nautilus Common Stock, in each case, based on an implied Nautilus equity value of $900 million.
After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal—The ARYA Board’s Reasons for the Business Combination,” the ARYA Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for ARYA’s initial public offering, including that the businesses of Nautilus had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Business Combination Proposal.”
Consideration to Nautilus Equityholders in the Business Combination
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding share of Nautilus (other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be exchanged for shares of New Nautilus Common Stock and outstanding Nautilus options to purchase shares of Nautilus (whether vested or unvested) will be exchanged for comparable options to purchase New Nautilus Common Stock, in each case, based on an implied Nautilus equity value of $900 million.
For further details, see “Business Combination Proposal—Business Combination Consideration.”
Conditions to Closing of the Business Combination
The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) approval of the Business Combination Agreement and the Merger by the Nautilus stockholders; (iii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iv) ARYA having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing; (v) the Aggregate Transaction Proceeds Condition; (vi) the approval by Nasdaq of our initial listing application in connection with the Business Combination (also see “Risk Factors—Nasdaq may not list New Nautilus’ securities on its exchange, which could limit investors’ ability to make transactions in New Nautilus’ securities and subject New Nautilus to additional trading restrictions.”); (vii) the effectiveness of the registration statement of which this registration statement/proxy statement forms a part; and (viii) the consummation of the Domestication. Therefore, unless these conditions are waived by both ARYA and Nautilus in the case of (i), (ii), (iii), (iv), (vi), (vii) and by Nautilus in the case of (v) and (vii), the Business Combination Agreement could terminate and the Business Combination may not be consummated. For further details, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Domestication Proposal
As discussed in this proxy statement/prospectus, ARYA will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the board of directors of ARYA has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of ARYA’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ARYA is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon Domestication, New Nautilus will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Governing Documents and the Proposed Certificate of Incorporation. The approval of each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”
For further details, see “Domestication Proposal,” “Charter Proposal” and “Advisory Governing Documents Proposals.”
The Charter Proposal
ARYA will ask its shareholders to approve the amendment and restatement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Certificate of Incorporation, under the DGCL, including the authorization of the change in authorized share capital as indicated therein and the change of name of ARYA to “Nautilus Biotechnology, Inc.” We encourage shareholders to carefully consult the information set out below under “The Charter Proposal” of this proxy statement/prospectus and a complete copy of the Proposed Certificate of Incorporation that is attached hereto as Annex C.
Advisory Governing Documents Proposals
ARYA will ask its shareholders to approve, on a non-binding advisory basis, the following governance proposals in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Certificate of Incorporation, under the DGCL. The ARYA Board has unanimously approved each of the Advisory Governing Documents Proposals and believes such proposals are necessary to adequately address the needs of New Nautilus after the Business Combination. A brief summary of each of the Advisory Governing Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Certificate of Incorporation.
•Advisory Governing Documents Proposal A—an amendment to change in the authorized share capital of ARYA from US$50,000 divided into (i) 479,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 to (ii) 1,000,000,000 shares of New Nautilus Common Stock, par value $0.0001 per share and 200,000,000 shares of New Nautilus Preferred Stock, par value $0.0001 per share.
•Advisory Governing Documents Proposal B—an amendment to authorize the New Nautilus Board to issue any or all shares of New Nautilus Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Nautilus Board and as may be permitted by the DGCL.
•Advisory Governing Documents Proposal C—an amendment to remove the ability of New Nautilus stockholders to take action by written consent in lieu of a meeting.
•Advisory Governing Documents Proposal D—certain other changes in connection with the replacement of the Existing Governing Documents with the Proposed Certificate of Incorporation as part of the Domestication, including (i) changing the post-Business Combination corporate name from “ARYA Sciences Acquisition Corp III” to “Nautilus Biotechnology, Inc.” (which is expected to occur after the consummation of the Domestication in connection with the Business Combination), (ii) making New Nautilus’ corporate existence perpetual, (iii) subjecting New Nautilus to Section 203 of the DGCL relating to business combinations with interested stockholders, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the ARYA Board believes is necessary to adequately address the needs of New Nautilus after the Business Combination.
The Proposed Certificate of Incorporation differs in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “Advisory Governing Documents Proposals” and the full text of the Proposed Certificate of Incorporation of New Nautilus, attached hereto as Annex C.
Nasdaq Proposal
Our shareholders are also being asked to approve, by ordinary resolution, the Nasdaq Proposal. Our public shares are listed on Nasdaq and, as such, we are seeking shareholder approval for issuance of New Nautilus Common Stock in connection with the Business Combination and the PIPE Financing pursuant to Nasdaq Listing Rule 5635.
For additional information, see “Nasdaq Proposal.”
Incentive Award Plan Proposal
Our shareholders are also being asked to approve, by ordinary resolution, the Incentive Award Plan Proposal. Pursuant to the 2021 Plan, a number of shares of New Nautilus Common Stock equal to 16,182,600 shares of New Nautilus Common Stock that are outstanding on an as-converted and as-redeemed basis as of the date immediately following the consummation of the Business Combination will be reserved for issuance under the 2021 Plan. The 2021 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2022, by 5% of the outstanding number of shares of New Nautilus Common Stock on the immediately preceding December 31, or such lesser amount as determined by the Board of New Nautilus. For additional information, see “Incentive Award Plan Proposal.” The full text of the 2021 Plan is attached hereto as Annex I.
Employee Stock Purchase Plan Proposal
Our shareholders are also being asked to approve, by ordinary resolution, the Employee Stock Purchase Plan Proposal. A total of 1,244,900 shares of New Nautilus Common Stock will be reserved for issuance under the ESPP. Based upon a price per share of $10.00, the maximum aggregate market value of the New Nautilus Common Stock that could potentially be issued under the ESPP at Closing is $12,449,000. The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each January 1, beginning on January 1, 2022, by 1% of the outstanding number of shares of New Nautilus Common Stock on the immediately preceding December 31, or such lesser amount as determined by the New Nautilus Board. For additional information, see “Employee Stock Purchase Plan Proposal.” The full text of the ESPP is attached hereto as Annex J.
Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize ARYA to consummate the Business Combination, the ARYA Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates. For additional information, see “Adjournment Proposal.”
Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Nasdaq Proposal, the Employee Stock Purchase Plan Proposal and the Incentive Award Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents

Proposals are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.
The ARYA Board’s Reasons for the Business Combination
ARYA was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The ARYA Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the ARYA Board and management to identify, acquire and operate one or more businesses. The members of the ARYA Board and management have extensive transactional experience, particularly in the healthcare and life sciences industries.
In particular, the ARYA Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Proposal:
A.    single molecule proteomics platform with integrated machine learning software;
B.    leadership in commercial proteomics detection technology and targeted product development plan;
C.    potential clinical applications of the Nautilus Platform;
D.    continuously self-improving data driven technology;
E.    experienced and multidisciplinary management team;
F.    advancement of the Nautilus Platform through a strong commitment to R&D and new partnerships and collaborations;
G.    efficient and scalable sourcing and manufacturing processes; and
H.    results of due diligence and attractive valuation.
The ARYA Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
A.the risk that the potential benefits of the Business Combination may not be fully achieved;
B.the risks and costs to ARYA if the Business Combination is not completed;
C.the fact that the Business Combination Agreement includes an exclusivity provision that prohibits ARYA from soliciting other business combination proposals;
D.the risk that ARYA’s shareholders may fail to provide the respective votes necessary to effect the Business Combination;
E.the post-business combination corporate governance and the terms of the Amended and Restated Registration Rights and Lock-Up Agreement;
F.the limited review undertaken by the ARYA Board;
G.the fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within ARYA’s control;
H.potential litigation challenging the Business Combination;
I.the fees and expenses associated with completing the Business Combination; and
J.various other risks associated with the Business Combination, the business of ARYA and the business of Nautilus described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the ARYA Board also considered that certain of the officers and directors of ARYA may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of ARYA’s shareholders. ARYA’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the ARYA Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.
The ARYA Board concluded that the potential benefits that it expected ARYA and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the ARYA Board determined that the Business Combination Agreement, the Business Combination and the Merger, were advisable, fair to, and in the best interests of, ARYA and its shareholders.
For more information about the ARYA Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination Proposal—the ARYA Board’s Reasons for the Business Combination.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into in connection with the Business Combination Agreement. For additional information, see “Business Combination Proposal—Related Agreements.”
PIPE Financing
ARYA entered into Subscription Agreements with the PIPE Investors to consummate the PIPE Financing, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and ARYA has agreed to issue and sell to the PIPE Investors, an aggregate of 20,000,000 shares of New Nautilus Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $200,000,000. The Perceptive PIPE Investor will fund $55,000,000 in the PIPE Financing. The shares of New Nautilus Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ARYA will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination. For additional information, see “Business Combination Proposal—Related Agreements—PIPE Financing.”
Amended and Restated Registration Rights and Lock-Up Agreement
In connection with the signing of the Business Combination Agreement, ARYA, ARYA’s initial shareholders, the Perceptive PIPE Investor, the current Nautilus directors and certain additional Nautilus Shareholders entered into an Amended and Restated Registration Rights and Lock-Up Agreement (the “Amended and Restated Registration Rights and Lock-Up Agreement”), pursuant to which, among other things, the holders party thereto will be granted certain customary registration rights with respect to their respective shares of New Nautilus Common Stock and such holders agreed to a 180-day lock up, in each case effective upon the Closing. For additional information, see “Business Combination Proposal—Related Agreements—Amended and Restated Registration Rights and Lock-Up Agreement.”
Nautilus Shareholder Transaction Support Agreements
Pursuant to the Business Combination Agreement, certain major Nautilus Shareholders entered into Transaction Support Agreements with ARYA (collectively, the “Nautilus Shareholder Transaction Support Agreements”), pursuant to which such Nautilus Shareholders have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Business Combination. For additional information, see “Business Combination Proposal—Related Agreements—Transaction Support Agreements.”

Sponsor Letter Agreement
Pursuant to the Business Combination Agreement, ARYA, Sponsor, Todd Wider, Bradley L. Campbell and Saqib Islam and Nautilus entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which Sponsor and each of Todd Wider, Bradley L. Campbell and Saqib Islam has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the governing documents of ARYA or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Subscription Agreements (as defined below) or otherwise), (iii) and be bound by certain transfer restrictions with respect to his, her or its shares in ARYA prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.
Ownership of New Nautilus
As of the date of this proxy statement/prospectus, there are 19,186,500 ordinary shares issued and outstanding, which includes an aggregate of 499,000 private placement shares and 3,737,500 Class B ordinary shares. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of ARYA’s outstanding public shares are redeemed in connection with the Business Combination), ARYA’s fully-diluted share capital would be 19,186,500 ordinary shares.
The following table illustrates varying ownership levels in New Nautilus Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 85,295,562 shares of New Nautilus Common Stock are issued to the holders of shares of common stock (including the Perceptive Shareholders) and preferred stock of Nautilus at Closing, which would be the number of shares of New Nautilus Common Stock issued to these holders if Closing were to occur on April 1, 2021; (ii) 20,000,000 shares of New Nautilus Common Stock are issued in the PIPE Financing; and (iii) no options to purchase New Nautilus Common Stock outstanding as of April 1, 2021 have been exercised. Based on these assumptions, and assuming that none of ARYA’s outstanding public shares are redeemed in connection with the Business Combination, there would be approximately 124,482,062 shares of New Nautilus common stock outstanding immediately following the consummation of the Business Combination If the actual facts are different than these assumptions, the ownership percentages in New Nautilus will be different.

	Share Ownership in New Nautilus(1)
	No redemptions	Maximum redemptions(2)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
ARYA public shareholders(3)	12.0%	5.4%
Perceptive PIPE Investor and ARYA’s initial shareholders(4)(5)	10.2%	10.9%
Other PIPE Investors(6)	11.6%	12.5%
Current Nautilus Stockholders(7)	66.2%	71.2%
__________________
(1)The number of shares of New Nautilus Common Stock issued to the holders of shares of common stock and preferred stock of Nautilus at Closing will fluctuate based on the number of shares underlying Nautilus options, whether vested or unvested (and the exercise price of such options), at Closing. Nautilus options (whether vested or unvested) are taken into account for purposes of allocating the implied $900 million equity value of Nautilus among the holders of shares and equity awards of Nautilus, with the value allocable to such options being determined based on the treasury stock method.
(2)Assumes that 8,752,100 of ARYA’s outstanding public shares are redeemed in connection with the Business Combination, which is the estimated maximum number of shares that may be redeemed while still enabling the Aggregate Transaction Proceeds Condition to be met.
(3)Excludes shares acquired by certain public investors in connection with the PIPE Financing.
(4)Includes 5,500,000 shares acquired by the Perceptive PIPE Investor in the PIPE Financing.
(5)Includes 4,236,500 shares held by the Initial Shareholders originally acquired prior to or in connection with ARYA’s initial public offering (including 30,000 shares held by each of Todd Wider, Bradley L. Campbell and Saqib Islam) and shares to be issued to the Perceptive Shareholders in respect of their existing Nautilus shares at closing.
(6)Excludes shares acquired by the Perceptive PIPE Investor in the PIPE Financing. Includes shares acquired by existing Nautilus Stockholders in the PIPE Financing.
(7)Excludes shares held by the Perceptive Shareholders, shares acquired by existing Nautilus Stockholders in the PIPE Financing and shares to be issued upon net exercise of outstanding Nautilus warrants at closing.

For further details, see “Business Combination Proposal—Consideration to Nautilus Equityholders in the Business Combination.”
Date, Time and Place of Extraordinary General Meeting of ARYA’s Shareholders
The extraordinary general meeting of ARYA, will be held at 9:00 a.m., Eastern Time, on ________, 2021, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.
Voting Power; Record Date
ARYA shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on April 1, 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date, there were 19,186,500 ordinary shares issued and outstanding, of which 14,950,000 were issued and outstanding public shares.
Quorum and Vote of ARYA Shareholders
A quorum of ARYA shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 9,593,251 ordinary shares would be required to achieve a quorum.
The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 22.1% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
The proposals presented at the extraordinary general meeting require the following votes:
(i)Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
(ii)Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
(iii)Charter Proposal: The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter at the extraordinary general meeting.
(iv)Advisory Governing Documents Proposals: The approval, on a non-binding advisory basis, of each of the Advisory Governing Documents Proposals requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
(vi)Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
(vii) Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
(viii) Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
Redemption Rights
Pursuant to the Existing Governing Documents, a public shareholder may request of ARYA that New Nautilus redeem all or a portion of its public shares for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)hold public shares;
(ii)submit a written request to Continental, ARYA’s transfer agent, in which you (i) request that New Nautilus redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and
(iii)deliver your public shares to Continental, ARYA’s transfer agent, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m. Eastern Time on __________, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ARYA’s transfer agent, New Nautilus will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of April 1, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Nautilus Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of ARYA— Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 22.1% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements— Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
Appraisal Rights
ARYA shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. ARYA has engaged Morrow to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of ARYA—Revoking Your Proxy.”
Interests of ARYA Directors and Executive Officers in the Business Combination
When you consider the recommendation of the ARYA Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including ARYA’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of ARYA shareholders generally. These interests include, among other things, the interests listed below:
•the fact that our initial shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;
•the fact that the Sponsor paid an aggregate of $25,000 for the 3,737,500 Class B ordinary shares currently owned by the initial shareholders and such securities will have a significantly higher value at the time of the Business Combination;
•the fact that Sponsor paid $4,990,000 for its private placement shares, and that those private placement shares would be worthless if a business combination is not consummated by August 11, 2022 ;
•the fact that the initial shareholders and ARYA’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if ARYA fails to complete an initial business combination by August 11, 2022;
•the fact that the Amended and Restated Registration Rights and Lock-Up Agreement will be entered into by Messrs. Wider, Campbell and Islam;
•the fact that the Perceptive PIPE Investor has entered into a subscription agreement to purchase 5,500,000 shares in the PIPE Financing;

•the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to ARYA in an aggregate amount of up to $1,500,000 may be converted into private placement shares in connection with the consummation of the Business Combination;
•the continued indemnification of ARYA’s directors and officers and the continuation of ARYA’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);
•the fact that the Sponsor and ARYA’s officers and directors will lose their entire investment in ARYA and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by August 11, 2022;
•the fact that if the trust account is liquidated, including in the event ARYA is unable to complete an initial business combination by August 11, 2022, the Sponsor has agreed to indemnify ARYA to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which ARYA has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ARYA, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;
•the fact that ARYA may be entitled to distribute or pay over funds held by ARYA outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing; and
•certain of our officers and directors are affiliates of Perceptive Advisors, which has an approximate 3.4% equity stake in Nautilus and a right to appoint one board observer to the Nautilus Board.
The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 22.1% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements— Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Nautilus and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Nautilus and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal and the Charter Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Nautilus’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Recommendation to Shareholders of ARYA
The ARYA Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ARYA and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Sources and Uses of Funds for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination assuming a Closing Date of April 1, 2021, and (i) assuming that none of ARYA’s outstanding public shares are redeemed in connection with the Business Combination and (ii) assuming that all of ARYA’s outstanding public shares are redeemed in connection with the Business Combination.

No Redemption

Source of Funds(1) (in thousands)		Uses(1) (in thousands)
Existing Cash held in trust account(2)	$149,500	Shares of New Nautilus Common Stock issued to Nautilus Equityholders(3)	$900,000
Shares of New Nautilus Common Stock issued to Nautilus Equityholders(3)	900,000	Estimated Transaction Fees and Expenses	22,000
Projected Nautilus Cash at Closing	59,000
PIPE Financing	200,000	Remaining Cash on Balance Sheet	386,500
Total Sources	$1,308,500	Total Uses	$1,308,500
__________________
(1)Totals might be affected by rounding.
(2)As of December 31, 2020.
(3)Shares issued to Nautilus are at a deemed value of $10.00 per share. Assumes 90,000,000 shares are issued to the Nautilus Shareholders.
Maximum Redemption

Source of Funds(1) (in thousands)		Uses(1) (in thousands)
Existing Cash held in trust account	$50,000	Shares of New Nautilus Common Stock issued to Nautilus Equityholders(2)	$900,000
Shares of New Nautilus Common Stock issued to Nautilus Equityholders(2)	900,000	Estimated Transaction Fees and Expenses	22,000
Projected Nautilus Cash at Closing	59,000
PIPE Financing	200,000	Remaining Cash on Balance Sheet	287,000
Total Sources	$1,209,000	Total Uses	$1,209,000
__________________
(1)Totals might be affected by rounding.
(2)Shares issued to Nautilus are at a deemed value of $10.00 per share. Assumes 90,000,000 shares are issued to the Nautilus Shareholders.
Material U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “Material U.S. Federal Income Tax Considerations.”
Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of ARYA as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Nautilus immediately following the Domestication will be the same as those of ARYA immediately prior to the Domestication.
The Business Combination
The Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, ARYA has been treated as the “acquired” company for financial reporting purposes. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenario:
•The pre-combination equityholders of Nautilus will hold the majority of voting rights in New Nautilus;
•The pre-combination equityholders of Nautilus will have the right to appoint the majority of the directors on the New Nautilus Board;
•Senior management of Nautilus will comprise the senior management of New Nautilus; and

•Operations of Nautilus will comprise the ongoing operations of New Nautilus.
Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Nautilus with the Business Combination being treated as the equivalent of Nautilus issuing stock for the net assets of ARYA, accompanied by a recapitalization. The net assets of ARYA will be stated at historical costs, with no goodwill or other intangible assets recorded.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The ARYA portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On February 12, 2021 ARYA and Nautilus filed the required forms under the HSR Act with the Antitrust Division and the FTC and on March 15, 2021, the applicable 30-day waiting period expired.
At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Nautilus’ assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. ARYA cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, ARYA cannot assure you as to its result.
None of ARYA and Nautilus are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Emerging Growth Company
ARYA is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. ARYA has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, ARYA, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of ARYA’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of ARYA’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Smaller Reporting Company
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenue exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.
Risk Factors
In evaluating the proposals to be presented at the ARYA extraordinary general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” The references to Nautilus below will apply to New Nautilus upon Closing.
In particular, such risks include, but are not limited to, the following:
•Nautilus has incurred net losses in every period to date, has not yet commercialized any products, and expects to continue to incur significant losses as it develops its business.
•Nautilus is entirely dependent on the success of its Nautilus Platform, which remains in the development stage and subject to scientific and technical validation.
•Nautilus has not yet commercially launched its Nautilus Platform. Nautilus may not be able to launch its platform successfully and even if it is successful may experience material delays in its commercialization program relative to current expectations.
•The commercialization of Nautilus’ products will require Nautilus to establish relationships and successfully collaborate with leading life science companies and research institutions, initially to test and validate its products and subsequently as Nautilus seeks to expand the markets for its products.
•Even if Nautilus is able to complete development of its Nautilus Platform, it may not achieve or maintain significant commercial market acceptance.
•Nautilus’ operating results may fluctuate significantly in the future, which makes its future operating results difficult to predict and could cause its operating results to fall below expectations or any guidance Nautilus may provide.
•The life sciences technology market is highly competitive. If Nautilus fails to compete effectively, its business and results of operation will suffer.
•Nautilus has a limited operating history, which may make it difficult to evaluate its current business and the prospects for its future viability, and to predict its future performance.
•The size of the markets for the Nautilus Platform may be smaller than estimated, and new market opportunities may not develop as quickly as Nautilus expects, or at all, limiting Nautilus’ ability to successfully sell its products.

•If Nautilus is unable to obtain and maintain sufficient intellectual property protection for its products and technology, or if the scope of the intellectual property protection obtained is not sufficiently broad, competitors could develop and commercialize products similar or identical to Nautilus’, and Nautilus’ ability to successfully commercialize its products may be impaired.
•The COVID-19 pandemic and efforts to reduce its spread have adversely impacted and are expected to continue to materially and adversely impact, Nautilus’ business and operations.
•If Nautilus fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner or prevent fraud, which would harm its business.
•Nautilus will incur significant increased costs as a result of operating as a public company.

SELECTED HISTORICAL FINANCIAL INFORMATION OF ARYA
ARYA is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. Such data as of August 11, 2020 (the closing date of our initial public offering), and for the period from March 27, 2020 (inception) through December 31, 2020, are derived from ARYA’s audited financial statements included elsewhere in this proxy statement/prospectus. The selected historical financial data as of December 31, 2020, and for the period from March 27, 2020 (inception) through December 31, 2020, are derived from ARYA’s audited financial statements included elsewhere in this proxy statement/prospectus.
The information is only a summary and should be read in conjunction with ARYA’s consolidated financial statements and related notes and “ARYA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. ARYA’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

Period from March 27, 2020 (inception) to December 31, 2020
Statement of Operations Data:
General and administrative expenses	$576,035
Net Gain, dividends and interest on investments held in Trust Account	$52,952
Net loss	$(523,083)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	14,950,000
Basic and diluted net income per share, Class A ordinary shares	$0.00
Basic and diluted weighted average shares outstanding of Class B ordinary shares	3,764,852
Basic and diluted net loss per share, Class B ordinary shares	$(0.15)

December 31, 2020
Condensed Balance Sheet Data (At Period End):
Working capital	$916,284
Total assets	$150,857,743
Total liabilities	$5,621,007
Class A ordinary shares (14,023,673 shares subject to possible redemption at $10.00 per share)	$140,236,730
Class A ordinary shares (1,425,327 shares excluding 14,023,673 shares subject to possible redemption)	$143
Class B ordinary shares	$374
Total shareholders’ equity	$5,000,006

Period from March 27, 2020 (inception) to December 31, 2020
Cash Flow Data:
Net cash used in operating activities	$(549,570)
Net cash used in investing activities	$(149,500,000)
Net cash provided by financing activities	$151,050,602

SELECTED HISTORICAL FINANCIAL INFORMATION OF NAUTILUS
The selected historical statements of operations data of Nautilus for the years ended December 31, 2020 and 2019 and historical balance sheet data as of December 31, 2020 and 2019 are derived from Nautilus’ audited financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement.
Nautilus’ historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the sections entitled “Nautilus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information about the Company” and the financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus/consent solicitation statement.

	Year Ended December 31,
(in thousands, except share and per share data)	2020	2019
Operating expenses:
Research and development	$12,432	$8,488
General and administrative	3,312	1,622
Total operating expenses	15,744	10,110
Other income, net	125	492
Net loss	$(15,619)	$(9,618)
Net loss per share attributable to common stockholders, basic and diluted	$(1.95)	$(1.59)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	8,017,976	6,066,928

	December 31,
(in thousands)	2020	2019
Balance Sheet Data:
Working capital	$74,641	$16,474
Total assets	$85,011	$18,542
Total liabilities	$6,314	$490
Redeemable convertible preferred stock	$108,418	$32,561
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$85,011	$18,542

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The following selected unaudited pro forma combined financial information has been derived from the unaudited pro forma combined balance sheet as of December 31, 2020 and the unaudited pro forma combined statement of operations for the year ended December 31, 2020 included in “Unaudited Pro Forma Combined Financial Information.”
The selected unaudited pro forma combined financial information should be read in conjunction with the unaudited pro forma combined balance sheet and the unaudited pro forma combined statement of operations, and the accompanying notes. In addition, the unaudited combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of ARYA and Nautilus, including the accompanying notes, which are included elsewhere in this proxy statement/prospectus.
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, ARYA is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Nautilus with the Business Combination being treated as the equivalent of Nautilus issuing stock for the net assets of ARYA, accompanied by a recapitalization. The net assets of ARYA are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Nautilus.
The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of ARYA’s ordinary shares:
•Assuming No Redemption: This presentation assumes that no ARYA shareholders exercise redemption rights with respect to their public shares.
•Assuming Maximum Redemption: This presentation assumes that 8,752,100 ARYA’s public shareholders exercise redemption rights with respect to their Class A ordinary shares. This scenario assumes that 8,752,100 Class A ordinary shares are redeemed for an aggregate redemption payment of approximately $87.5 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur but which would still provide the minimum aggregate Business Combination and PIPE Financing proceeds of $250.0 million, consisting of ARYA trust account funds and PIPE Financing proceeds less ARYA’s unpaid expenses, to be delivered at Closing of the Business Combination and the PIPE Financing.

	Pro forma
(in thousands, except per share amounts)	No redemption scenario	Maximum redemption scenario
Statement of Operations Data—For the Year Ended December 31, 2020
Total operating expenses	$16,320	$16,320
Loss from operations	$(16,320)	$(16,320)
Net loss and comprehensive loss	$(16,195)	$(16,195)
Basic and diluted net loss per share	$(0.13)	$(0.14)
Weighted-average Common Stock outstanding - basic and diluted	124,482,062	115,729,962

	Historical		Pro forma
(in thousands, except per share amounts)	ARYA	Nautilus	No redemption scenario	Maximum redemption scenario
Balance Sheet Data—As of December 31, 2020
Total current assets	$1,305	$77,659	$406,484	$318,963
Total assets	$150,858	$85,011	$413,624	$326,103
Total current liabilities	$388	$3,018	$3,194	$3,194
Total liabilities	$5,621	$6,314	$6,490	$6,490
Convertible preferred stock	$—	$108,418	$—	$—
Class A ordinary shares, subject to possible redemption	$140,237	$—	$—	$—
Total stockholders’ equity (deficit)	$5,000	$(29,721)	$407,134	$319,613

COMPARATIVE PER SHARE DATA
The following table sets forth:
•historical per share information of ARYA for the period from March 27, 2020 (inception) through December 31, 2020;
•historical per share information of Nautilus for the year ended December 31, 2020; and
•unaudited pro forma per share information of the combined company for the year ended December 31, 2020 after giving effect to the Business Combination and PIPE Financing, assuming two redemption scenarios as follows:
•Assuming No Redemption: This presentation assumes that no ARYA shareholders exercise redemption rights with respect to their public shares.
•Assuming Maximum Redemption: This presentation assumes that 8,752,100 ARYA’s public shareholders exercise redemption rights with respect to their Class A ordinary shares. This scenario assumes that 8,752,100 Class A ordinary shares are redeemed for an aggregate redemption payment of approximately $87.5 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur but which would still provide the minimum aggregate Business Combination and PIPE Financing proceeds of $250.0 million, consisting of ARYA trust account funds and PIPE Financing proceeds less ARYA’s unpaid expenses, to be delivered at Closing of the Business Combination and the PIPE Financing.
The following table is also based on the assumption that 20,000,000 shares of New Nautilus Common Stock are issued to the PIPE Investors upon the consummation of the PIPE Financing pursuant to its Subscription Agreement. If the actual facts are different than this assumption, the below numbers will be different.
The historical information should be read in conjunction with “Selected Historical Financial Information of Nautilus,” “Selected Historical Financial Information of ARYA,” “Nautilus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “ARYA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus and the audited financial statements and the related notes of Nautilus and ARYA contained elsewhere in this proxy statement/prospectus.

The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined net loss per share information below does not purport to represent what the actual results of operations of New Nautilus would have been had the Business Combination been completed or to project New Nautilus results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the book value of New Nautilus would have been had the Business Combination been completed nor the book value per share for any future date or period.

			Pro Forma Combined		Nautilus equivalent pro forma per share data(4)
	ARYA (Historical)	Nautilus (Historical)	No Redemption	Maximum Redemption	No Redemptions	Maximum Redemptions
As of and for the Year Ended December 31, 2020(1)
Book Value per share(2)	$0.97	$(3.26)	$3.27	$2.76	$11.86	$10.02
Net income (loss) per share of Common Stock - basic and diluted(3)			$(0.13)	$(0.14)	$(0.47)	$(0.51)
Weighted average shares outstanding of Common Stock - basic and diluted			124,482,062	115,729,962
Net income (loss) per share of Class A Common Stock - basic and diluted(3)	$0.00
Weighted average shares outstanding of Class A Common Stock - basic and diluted	14,950,000
Net loss per share of Class B Common Stock - basic and diluted(3)	$(0.15)
Weighted average shares outstanding of Class B Common Stock - basic and diluted	3,764,852
Net loss per Nautilus Common Stock - basic and diluted(3)		$(1.95)
Weighted average shares outstanding of Nautilus Common Stock - basic and diluted		8,017,976
__________________
(1)There were no cash dividends declared in the period presented.
(2)Book value per share is calculated as total equity divided by:
•Class A and B ordinary shares outstanding at December 31, 2020 for ARYA (excluding Class A shares subject to redemption);
•Common shares outstanding at December 31, 2020 for Nautilus;
•Common shares outstanding at December 31, 2020 for the pro forma information.
(3)Net income (loss) per common share are based on:
•Weighted average number of Class A ordinary shares outstanding for the year ended December 31, 2020 for ARYA;
•Weighted average number of Class B ordinary shares outstanding for the year ended December 31, 2020 for ARYA;
•Weighted average number of common shares outstanding for the year ended December 31, 2020 for Nautilus;
•Weighted average number of common shares outstanding for the year ended December 31, 2020 for the pro forma information.
(4)The equivalent pro forma per share data for Nautilus (columns five and six in the table above) are calculated by multiplying the pro forma combined per share data (columns three and four in the table above) by the Exchange Ratio (as defined elsewhere in this proxy statement/prospectus). For purposes of calculating the equivalent pro forma per share data for Nautilus in columns five and six in the table above, we have assumed an Exchange Ratio of 3.6275.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Nautilus has been provided by Nautilus and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following risks, uncertainties (some of which are beyond our control) or other factors:
•our ability to complete the Business Combination with Nautilus or, if we do not consummate such Business Combination, any other initial business combination;
•satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) approval of the Business Combination Agreement and the Merger by the Nautilus stockholders; (iii) the applicable waiting period under the Hart-Scott-Rodino Act of 1976 (the “HSR Act”) relating to the Business Combination Agreement having expired or been terminated; (iv) ARYA having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing; (v) the Aggregate Transaction Proceeds Condition; (vi) the approval by Nasdaq of our initial listing application in connection with the Business Combination (also see “Risk Factors—Nasdaq may not list New Nautilus’ securities on its exchange, which could limit investors’ ability to make transactions in New Nautilus’ securities and subject New Nautilus to additional trading restrictions.”); (vii) the effectiveness of the registration statement of which this registration statement/proxy statement forms a part; and (viii) the consummation of the Domestication;
•the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against ARYA and Nautilus following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement;
•the projected financial information, growth rate and market opportunity of Nautilus and New Nautilus;
•the ability to obtain and/or maintain the listing of the New Nautilus Common Stock on the Nasdaq, and the potential liquidity and trading of such securities;
•the risk that the proposed Business Combination disrupts current plans and operations of Nautilus as a result of the announcement and consummation of the proposed Business Combination;
•the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of New Nautilus to grow and manage growth profitably and retain its key employees;

•costs related to the proposed Business Combination;
•changes in applicable laws or regulations;
•our ability to raise financing in the future;
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;
•our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;
•estimates of Nautilus’ addressable market, market growth, future revenue, key performance indicators, expenses, capital requirements and needs for additional financing;
•Nautilus’ ability to hire and retain key personnel and to manage future growth effectively;
•Nautilus’ expectations regarding the timing and progress of the development of the Nautilus Platform;
•Nautilus’ expectations regarding the rate and degree of market acceptance of the Nautilus Platform;
•the impact of the Nautilus Platform on the field of proteomics and the size and growth of the addressable proteomics market;
•Nautilus’ ability to manage and grow its business and commercialize its Nautilus Platform;
•Nautilus’ ability to successfully implement its three phase commercial launch plan;
•the implementation of Nautilus’ business model and strategic plans for the Nautilus Platform;
•the volatility of the trading price of New Nautilus common stock;
•Nautilus’ ability to develop and commercialize new products;
•Nautilus’ ability to establish and maintain intellectual property protection for its products or avoid or defend claims of infringement;
•Nautilus’ ability to develop and commercialize new products;
•the potential effects of government regulation;
•the performance of third-party manufacturers and suppliers;
•Nautilus’ expectations regarding use of proceeds following the closing of the Business Combination;
•Nautilus’ expectations about market trends;
•the impact of local, regional, and national and international economic conditions and events;
•the effect of COVID-19 on the foregoing, including our ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic; and
•other factors detailed under the section entitled “Risk Factors.”
The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Nautilus. There can be no assurance that future developments affecting us and/or Nautilus will be those that we and/or Nautilus have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Nautilus) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor Nautilus undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

RISK FACTORS
ARYA shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus.
Unless the context otherwise requires, any reference in the below sections of this proxy statement/prospectus to the “we,” “us” or “our” refers to ARYA and its consolidated subsidiaries prior to the consummation of the Business Combination and to New Nautilus and its consolidated subsidiaries following the Business Combination. The references to Nautilus in this “Risk Factors” section will apply to New Nautilus upon Closing. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements,” “Nautilus Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “ARYA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Risks Related to Nautilus’ Business Following the Business Combination
Nautilus is a development stage company that has incurred net losses in every period to date, has not yet commercialized any products, and expects to continue to incur significant losses as it develops its business. Nautilus may never achieve profitability.
Nautilus is a development stage company that has incurred net losses in each quarterly and annual period since inception and that has not yet generated any revenue. It expects to incur increasing costs as it continues to devote substantially all of its resources towards the development and anticipated future commercialization of its Nautilus Platform, which includes its end-to-end solution comprised of instruments, consumables, and software analysis. Nautilus cannot be certain if it will ever generate revenue or if or when it will produce sufficient revenue from operations to support its costs. Even if profitability is achieved, Nautilus may not be able to sustain profitability. Nautilus incurred net losses of $15.6 million and $9.6 million in 2020 and 2019, respectively. As of December 31, 2020, it had an accumulated deficit of $30.3 million. These losses and accumulated deficit were primarily due to the substantial investments Nautilus has made in the scientific and technological development of its Nautilus Platform. Nautilus expects to incur substantial losses and negative cash flows for the foreseeable future. In addition, as a public company, Nautilus will incur significant legal, accounting, and other expenses that it did not incur as a private company. These increased expenses will make it harder for Nautilus to achieve and sustain future profitability. Nautilus may incur significant losses in the future for a number of reasons, many of which are beyond its control, including the other risks described in this proxy statement/prospectus.
Nautilus is entirely dependent on the success of its Nautilus Platform, which remains in the development stage and subject to scientific and technical validation. If Nautilus is unable to develop and commercialize its platform successfully and in a manner that provides currently anticipated functionality and levels of performance, Nautilus may never be able to recognize any revenue, and its business, operating results, and financial condition will suffer.
Nautilus’ future success is entirely dependent on its ability to successfully develop and commercialize its Nautilus Platform, which is based on innovative yet complex and unproven technologies and which is anticipated to be used in demanding scientific research that requires substantial levels of accuracy and precision. Nautilus is investing substantially all of its management efforts and financial resources in the development and commercialization of this platform. While Nautilus’ goal is to leverage its Nautilus Platform to comprehensively measure the human proteome by the end of 2023, the human proteome is dynamic and far more complex and diverse in structure, composition and number of variants than either the genome or transcriptome. If Nautilus cannot successfully complete platform development, if Nautilus is unable to achieve its goals for mapping the proteome, if

Nautilus’ products fail to deliver currently anticipated functionality and levels of performance, if Nautilus’ products are found by a court of law to infringe the intellectual property of another party, or if Nautilus is unable to obtain broad scientific and market acceptance of its products and technologies, it may never recognize material revenue and may be unable to continue its operations.
Nautilus has not yet commercially launched its Nautilus Platform. Nautilus may not be able to launch its platform successfully and even if it is successful may experience material delays in its commercialization program relative to current expectations.
Nautilus anticipates commercializing its Nautilus Platform in three phases involving first collaboration with biopharmaceutical companies and key opinion leaders to validate the performance and utility of Nautilus’ product, during which Nautilus does not expect to recognize significant revenue, if any; secondly an early access limited release phase in which Nautilus expects to recognize limited revenue; and finally a broader commercial launch phase. Nautilus is currently in the collaboration phase during which it is seeking to enter collaborations with a small number of research customers, including with biopharmaceutical companies and key opinion leaders in proteomics whose assessment and validation of Nautilus’ products can significantly influence other researchers in their respective markets and/or fields. During this phase, Nautilus plans to provide early access program partners with broad-scale analysis and profiling of samples analyzed in its facility and shared via a cloud platform. Nautilus does not anticipate that the second phase will begin any earlier than the second half of 2022 and does not anticipate that it will result in any material revenue. During this phase, Nautilus expects to work closely with early access customers to demonstrate a unique value proposition for its Nautilus Platform. Nautilus expects this second phase to continue through the end of 2023 and lead into the third phase of broad commercialization at the end of 2023 and the beginning of 2024. Nautilus does not expect to realize any material revenue prior to the second half of 2023.
Achieving the scientific and commercial objectives identified above within currently anticipated timelines will require substantial investments in Nautilus’ technologies and in the underlying science. Scientific and technological development of the nature being undertaken by Nautilus is extraordinarily complex, and there can be no assurances that any of these phases of commercial development will be successful or that they will be completed within the timelines currently anticipated. Given the scientific and technical complexity of Nautilus’ products, Nautilus could experience material delays in product development and commercial launch. If Nautilus’ research and product development efforts do not result in commercially viable products within the anticipated timelines, its business, operating results, and financial condition will be adversely affected.
The commercialization of Nautilus’ products will require Nautilus to establish relationships and successfully collaborate with leading life science companies and research institutions, initially to test and validate its products and subsequently as Nautilus seeks to expand the markets for its products. Nautilus may be unable to establish sufficient collaborations of this nature, and collaborations could result in agreements that limit or otherwise impair Nautilus’ flexibility to pursue other strategic opportunities.
As noted above, establishing collaborations and partnerships with large pharmaceutical and biotechnology companies and with major research institutions is a material element of Nautilus’ commercialization strategy. While early collaborations are expected to focus on the assessment and validation of the Nautilus Platform with a focus in part on publication of results in peer-reviewed scientific journals, Nautilus also intends to pursue additional, potentially revenue-generating collaborations in areas of biological interest. Among other examples, Nautilus may pursue collaborations relating to the development and commercialization of therapeutic product candidates targeting proteins identified by the Nautilus Platform.
There can be no assurance that Nautilus will be successful in developing or maintaining collaborations or that, if established, that these collaborations will achieve the desired objectives. Establishing collaborations is difficult and time-consuming. Discussions may not lead to collaborations on favorable terms, if at all, and particularly where Nautilus is negotiating against major pharmaceutical companies, Nautilus may have relatively less leverage in negotiating favorable terms. To the extent Nautilus agrees to work exclusively with a party in a given field, its opportunities to collaborate with others in that field would be limited. Certain parties may seek to partner with other companies in addition to Nautilus in connection with a project. This, in turn, may limit the commercial potential of any products that are the subject of such collaborations. Potential collaborators may elect not to work with Nautilus based upon their assessment of Nautilus’ financial, regulatory, commercial or intellectual property position.
Even if Nautilus is successful in entering into collaborations, their success will depend heavily on the efforts and activities of Nautilus’ collaborators. Scientific collaborations of the nature Nautilus proposes to pursue are subject to numerous risks, including that:
•collaborators may have significant discretion in determining the efforts and resources that they will apply to a specific project;
•collaborators may not pursue development and commercialization of products or may elect not to continue or renew development or commercialization programs based on trial or test results, changes in their strategic focus due to the acquisition of competitive products, availability of funding, or other external factors such as a business combination that diverts resources or creates competing priorities;
•collaborators may own intellectual property covering products that result from Nautilus’ collaboration with them, and in such cases, Nautilus would not have the right to develop or commercialize such intellectual property;
•collaborators may co-own intellectual property covering products that result from Nautilus’ collaboration with them, and in such cases, Nautilus would not have the right to exclude others from developing or commercializing such intellectual property;
•collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with product candidates that are being developed under the collaboration with Nautilus;
•a collaborator with marketing, manufacturing, and distribution rights to one or more products may not commit sufficient resources to or otherwise not perform satisfactorily in carrying out these activities;
•Nautilus could grant exclusive rights to its collaborators that would prevent Nautilus from collaborating with others;
•collaborators may not properly maintain or defend Nautilus’ intellectual property rights or may use Nautilus’ intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate Nautilus’ intellectual property or proprietary information or expose Nautilus to potential liability;
•disputes may arise between Nautilus and a collaborator that cause the delay or termination of the research, development, or commercialization of products or that result in costly litigation or arbitration that diverts management attention and resources;
•collaborations may be terminated, and, if terminated, in addition to reducing Nautilus’ revenue, may reduce exposure to research and clinical trials that facilitate the collection and incorporation of new information into Nautilus’ platform; and
•a collaborator’s sales and marketing activities or other operations may not be in compliance with applicable laws resulting in civil or criminal proceedings.
In addition, before obtaining marketing approval from regulatory authorities for the sale of product candidates subject to future collaborations, Nautilus’ collaborators must conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidates. If clinical trials of product candidates resulting from collaborations are prolonged or delayed, collaborators may be unable to obtain required regulatory approvals and therefore be unable to commercialize product candidates on a timely basis or at all, which may have a material impact on the revenue recognized from such collaborations.

Even if Nautilus is able to complete development of its Nautilus Platform, it may not achieve or maintain significant commercial market acceptance.
Even if Nautilus is able to complete development of its Nautilus Platform, the platform will be subject to market forces and adoption curves common to new technologies. The market for novel proteomics technologies and products like those being developed by Nautilus is in the early stages of development. While these technologies present the potential to displace legacy products, changing long-standing scientific workflows with new instruments requiring substantial capital expenditures will require Nautilus to invest substantial financial and management resources to educate potential customers on the benefits of its platform relative to existing technologies and to validate the platform’s ability to meet customer requirements. In that regard, Nautilus anticipates that its initial market focus will be pharmaceutical development and associated research, which are characterized by demanding and exacting requirements for product performance and accuracy. If widespread adoption of the Nautilus Platform takes longer than anticipated or does not occur, Nautilus’ business will be materially and adversely affected.
More specifically, the successful introduction of new technologies in life science markets requires substantial engagement with the scientific community in order to encourage community acceptance of the utility, performance, and cost of the technology relative to its benefits in the applicable field or fields of research. The life sciences scientific community is often led by a small number of early adopters and key opinion leaders who significantly influence the larger community through publications in peer-reviewed journals. In these journal publications, the researchers describe not only their discoveries but also the methods and typically the products used to fuel these discoveries. Nautilus expects that references to the use of its platform in peer-reviewed journal publications will be critical to its ability to obtain widespread acceptance within the scientific community. In addition, continuing collaborative relationships with key opinion leaders will be vital to maintaining any market acceptance Nautilus achieves. If too few researchers describe the use of Nautilus’ products, too many researchers shift to a competing product and publish research outlining their use of that product, or too many researchers negatively describe the use of Nautilus’ products in publications, customers may be less willing to engage with Nautilus concerning its products, which could materially delay its commercialization plan and/or substantially extend its sales cycles. Moreover, these customers may ultimately be less willing to purchase Nautilus’ products, which would adversely affect its business and future revenue.
Specific, material factors that will influence Nautilus’ ability to achieve market acceptance include the following:
•the ability of Nautilus’ marketing and engagement initiatives to increase awareness of the capabilities of the Nautilus Platform;
•the ability of the Nautilus Platform to demonstrate reliable performance in intended use applications, in particular when the platform is used by customers in their own research;
•Nautilus’ ability to demonstrate that the functionality and performance of its platform relative to alternative products and technologies justifies the substantial anticipated cost of the platform;
•the willingness of prospective customers to adopt new products and workflows;
•the ease of use of the Nautilus Platform and whether it reliably provides significant advantages over alternative products and technologies;
•the rate of adoption of the Nautilus Platform by biopharmaceutical companies, laboratories, academic institutions and others;
•Nautilus’ ability to develop new products, workflows, and solutions that meet customer requirements;
•the introduction or development and commercialization by competitors of new products or enhancements to existing products with functionality and/or performance similar to Nautilus’ Platform; and
•the impact of Nautilus’ investments in product innovation and commercial growth.

Nautilus cannot assure you that it will be successful in addressing any of these criteria or any additional criteria that might affect the market acceptance of its products. If Nautilus is unsuccessful in achieving and maintaining market acceptance of its Nautilus Platform, its business, financial condition and results of operations would be adversely affected.
Nautilus has no experience in manufacturing its products at commercial scale. If Nautilus is unable to establish manufacturing capacity by itself or with partners in a timely manner after completing development, commercialization of its Nautilus Platform would be delayed, which would result in lost revenue and harm its business.
In order for Nautilus to commercialize its Nautilus Platform in volume, Nautilus will need to establish internal manufacturing capacity or to contract with one or more manufacturing partners, or both. Nautilus’ technology is complex, and the manufacturing process for its products will be similarly complex, involving a large number of unique precision parts in addition to the production of various reagents and antibodies. Nautilus may encounter unexpected difficulties in manufacturing its Nautilus Platform, including its Proteomic Analysis System and related consumables. Among other factors, it will need to develop reliable supply chains for the various components in its platform and consumables to support large-scale commercial production. In connection with its Nautilus Platform, Nautilus intends to utilize over 300 complex reagents and various antibodies in order to generate deep proteomic information at the speed and scale which Nautilus expects its platform to perform. Such reagents and antibodies are expected to be more difficult to manufacture and more expensive to procure. There is no assurance that Nautilus will be able to build manufacturing or consumable production capacity internally or find one or more suitable manufacturing or production partners, or both, to meet the volume and quality requirements necessary to be successful in the proteomics market. In addition, in connection with establishing third party relationships or sourcing component supplies, including with respect to reagents and antibodies, Nautilus may incur costs that are higher than currently expected and that may adversely affect Nautilus gross margins and operating results following commercialization. Assuming Nautilus completes development of its platform, it may experience manufacturing and product quality issues as it increases the scale of its production. Any delay or inability in establishing or expanding Nautilus’ manufacturing capacity could diminish its ability to develop or sell its products, result in increased or unanticipated costs, result in lost revenue, and seriously harm its business, results of operations and financial condition.
If Nautilus is unable to establish an effective commercial organization, including effective distribution channels and sales and marketing functions, it may not be successful in commercializing its platform.
Nautilus is only beginning to establish an internal organization focused specifically on the commercialization of its Nautilus Platform. Nautilus’ initial hiring has focused on senior commercial leadership, and although this leadership has considerable industry experience, in order to achieve substantial revenue growth and profitability, Nautilus will be required to develop sales, marketing, distribution, customer service, and customer support capabilities. Staffing of these functions will frequently require individuals with the requisite technical and scientific expertise to establish and support sales of a sophisticated and complex platform for life sciences experimentation. Nautilus will be required to expend substantial financial resources to hire personnel and develop its commercial operations prior to commercial launch of its Nautilus Platform. Accordingly, these initiatives will adversely affect Nautilus’ operating expenses prior to Nautilus’ having material off-setting revenue, if any.
To develop these functions successfully, Nautilus will face a number of additional risks, including:
•its ability to attract, retain, and manage the sales, marketing, customer service, and customer support force necessary to commercialize and gain market acceptance for its technology, with the additional challenge that many of these new hires will require specific scientific and technological expertise that may be more difficult to find; and
•the time and cost of establishing a specialized sales, marketing and customer service and support force.
In addition to its internal organization, Nautilus may seek to enlist one or more third parties to assist with sales, distribution, and customer service and support globally or in certain regions of the world. In certain markets, Nautilus could seek to establish partnerships with larger market participants to provide access to their distribution channels and which could also involve scientific or technological collaboration. There is no guarantee, if Nautilus does seek to enter into any of these arrangements, that it will be successful in attracting desirable partners or that it will be able to enter into such arrangements on commercially favorable terms. If Nautilus’ commercialization efforts, or those of any third-party partners, are not successful, its Nautilus Platform may not gain market acceptance, which could materially impact its business and results of operations.
Nautilus’ operating results may fluctuate significantly in the future, which makes its future operating results difficult to predict and could cause its operating results to fall below expectations or any guidance Nautilus may provide.
Nautilus’ quarterly and annual operating results may fluctuate significantly, which makes it difficult for Nautilus to predict its future operating results. In the near term, as Nautilus devotes substantially all of its resources towards the development and anticipated future commercialization of its Nautilus Platform, specific factors that may result in fluctuations include, without limitation:
•the timing and cost of, and level of investment in, research and development and commercialization activities relating to, the Nautilus Platform;
•Nautilus’ ability to successfully establish and successfully maintain appropriate collaborations and derive revenue from those collaborations; and
•Nautilus’ ability to successfully develop and commercialize its Nautilus Platform on its anticipated timeline.
As Nautilus transitions from a company with a focus on research and development to a company capable of supporting manufacturing, these fluctuations may also occur due to a variety of other factors, many of which are outside of Nautilus’ control, including, but not limited to:
•the level of demand for any products Nautilus is able to commercialize, particularly its Nautilus Platform, which may vary significantly from period to period;
•Nautilus’ ability to drive adoption of its Nautilus Platform in its target markets and its ability to expand into any future target markets;
•the prices at which Nautilus will be able to sell its Nautilus Platform;
•the volume and mix of Nautilus’ sales between the consumables, instruments and software, or changes in the manufacturing or sales costs related to its products;
•the timing and amount of expenditures that Nautilus may incur to develop, commercialize or acquire additional products and technologies or for other purposes, such as the expansion of its facilities;
•changes in governmental funding of life sciences research and development or changes that impact budgets and budget cycles;
•seasonal spending patterns of Nautilus’ customers;
•the timing of when Nautilus recognizes any revenue;
•future accounting pronouncements or changes in Nautilus’ accounting policies;
•the outcome of any future litigation or governmental investigations involving Nautilus, its industry or both;
•higher than anticipated service, replacement and warranty costs;
•the impact of the COVID-19 pandemic on the economy, investment in life sciences and research industries, Nautilus’ business operations, and resources and operations of Nautilus’ customers, suppliers, and distributors; and

•general industry, economic and market conditions and other factors, including factors unrelated to Nautilus’ operating performance or the operating performance of its competitors.
The cumulative effects of the factors discussed above could result in large fluctuations and unpredictability in Nautilus’ quarterly and annual operating results. As a result, comparing Nautilus’ operating results on a period-to-period basis may not be meaningful. Investors should not rely on Nautilus’ past results as an indication of its future performance.
This variability and unpredictability could also result in Nautilus failing to meet the expectations of industry or financial analysts or investors for any period. If Nautilus is unable to commercialize products or generate revenue, or if Nautilus’ operating results fall below the expectations of analysts or investors or below any guidance Nautilus may provide, or if the guidance Nautilus provides is below the expectations of analysts or investors, it could cause the market price of Nautilus’ common stock to decline.
The life sciences technology market is highly competitive. If Nautilus fails to compete effectively, its business and results of operation will suffer.
Nautilus faces significant competition in the life sciences technology market. Nautilus currently competes with technology and diagnostic companies that supply components, products, and services to customers engaged in proteomics analysis. These companies include Agilent Technologies; Becton, Dickinson and Company; Bruker Corporation; Danaher; Luminex; Olink Proteomics; Quanterix; SomaLogic; and Thermo Fisher Scientific. Nautilus also competes with a number of emerging companies that are developing proteomic products and solutions.
Some of Nautilus’ current competitors are large publicly-traded companies, or are divisions of large publicly-traded companies, and enjoy a number of competitive advantages over Nautilus, including:
•greater name and brand recognition;
•greater financial and human resources;
•broader product lines;
•larger sales forces and more established distributor networks;
•substantial intellectual property portfolios;
•larger and more established customer bases and relationships; and
•better established, larger scale and lower cost manufacturing capabilities.
Nautilus cannot assure investors that its products will compete favorably or that it will be successful in the face of increasing competition from products and technologies introduced by its existing or future competitors or by companies entering its markets or that are developed by its customers internally. In addition, Nautilus cannot assure investors that its competitors do not have or will not develop products or technologies that currently or in the future will enable them to produce competitive products with superior functionality or performance or at lower costs than Nautilus’ or that are able to run comparable experiments at a lower total experiment cost. Any failure to compete effectively could materially and adversely affect Nautilus’ business, financial condition and operating results.
Nautilus’ business will depend significantly on research and development spending by pharmaceutical companies as well as by academic institutions and other research institutions. Any reduction in spending could limit demand for Nautilus’ products and adversely affect its business, results of operations, financial condition and prospects.
Nautilus expects that its revenue in the foreseeable future will be derived primarily from sales of its Nautilus Platform to biotechnology companies and life science laboratories worldwide, and to a lesser extent, academic institutions and non-profit organizations. Nautilus’ success will depend upon demand for and use of its products. Accordingly, the spending policies of these customers could have a significant effect on the demand for Nautilus’ technology. These policies may be based on a wide variety of factors, including the resources available to make purchases, the spending priorities among various types of equipment, policies regarding spending during recessionary periods and changes in the political climate. In addition, academic, governmental and other research institutions that fund research and development activities may be subject to stringent budgetary constraints that could result in spending reductions, reduced allocations or budget cutbacks, which could jeopardize the ability of these customers to purchase Nautilus’ products. Nautilus’ operating results may fluctuate substantially due to reductions and delays in research and development expenditures by these customers. For example, reductions in capital expenditures by these customers may result in lower than expected system sales and, similarly, reductions in operating expenditures by these customers could result in lower than expected sales of its Nautilus Platform. These reductions and delays may result from factors that are not within Nautilus’ control, such as:
•changes in economic conditions;
•changes in government programs that provide funding to research institutions and companies;
•changes in the regulatory environment affecting life science and Ag-Bio companies engaged in research and commercial activities;
•differences in budget cycles across various geographies and industries;
•market-driven pressures on companies to consolidate operations and reduce costs;
•mergers and acquisitions in the life science and Ag-Bio industries; and
•other factors affecting research and development spending.
Any decrease in Nautilus’ customers’ budgets or expenditures or in the size, scope or frequency of capital or operating expenditures as a result of the foregoing or other factors could materially and adversely affect its business, results of operations, financial condition, and prospects.
Even if the Nautilus Platform is commercialized and achieves broad scientific and market acceptance, if Nautilus fails to improve it or introduce compelling new products, its revenue and its prospects could be harmed.
The life sciences industry is characterized by rapid and significant technological changes, frequent new product introductions and enhancements and evolving industry standards. Even if Nautilus is able to commercialize its Nautilus Platform and achieve broad scientific and market acceptance, its ability to attract new customers and increase revenue from existing customers will depend in large part on its ability to enhance and improve its Nautilus Platform and to introduce compelling new products. The success of any enhancement to the Nautilus Platform or introduction of new products depends on several factors, including timely completion and delivery, competitive pricing, adequate quality testing, integration with existing technologies, freedom from intellectual property encumbrance, appropriately timed and staged introduction and overall market acceptance. Any new product or enhancement to the Nautilus Platform that Nautilus develops may not be introduced in a timely or cost-effective manner, may contain defects, errors, vulnerabilities or bugs, or may not achieve the market acceptance necessary to generate significant revenue.
The typical development cycle of new life sciences products can be lengthy and complicated, and may require new scientific discoveries or advancements, considerable resources and complex technology and engineering. Such developments may involve external suppliers and service providers, making the management of development projects complex and subject to risks and uncertainties regarding timing, timely delivery of required components or services and satisfactory technical performance of such components or assembled products. If Nautilus does not achieve the required technical specifications or successfully manage new product development processes, or if development work is not performed according to schedule, then such new technologies or products may be adversely impacted. If Nautilus is unable to successfully develop new products, enhance its proteomics product platform to meet customer requirements, compete with alternative products, or otherwise gain and maintain market acceptance, its business, results of operations and financial condition could be harmed.

Nautilus has a limited operating history, which may make it difficult to evaluate its current business and the prospects for its future viability, and to predict its future performance.
Nautilus is a life sciences technology company with a limited operating history. Nautilus has not completed development of its Nautilus Platform or any other products and has not generated any revenue to date. Nautilus’ operations to date have been limited to developing its Nautilus Platform. Nautilus’ prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. Consequently, predictions about Nautilus’ future success or viability are highly uncertain and may not be as accurate as they could be if Nautilus had a longer operating history or a company history of successfully developing and commercializing products.
In addition, as a business with a limited operating history, Nautilus may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown obstacles. Nautilus will eventually need to transition from a company with a focus on research and development to a company capable of supporting manufacturing and commercial activities as well, and it may not be successful in such a transition. Nautilus has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in emerging and rapidly changing industries. If its assumptions regarding these risks and uncertainties, which it uses to plan and operate its business, are incorrect or change, or if it does not address these risks successfully, its results of operations could differ materially from its expectations, and its business, financial condition and results of operations could be adversely affected.
Nautilus may need to raise additional capital to fund its development and commercialization plans.
Based on Nautilus’ current plans, it believes that the net proceeds from the Business Combination and PIPE Financing, together with its available resources and existing cash and cash equivalents, will be sufficient to meet its anticipated cash requirements for at least 12 months from the date of this proxy statement/prospectus. If Nautilus’ available cash resources, the net proceeds from the Business Combination and PIPE Financing are insufficient to satisfy Nautilus’ liquidity requirements including because the realization of other risks described in this proxy statement/prospectus, Nautilus may be required to raise additional capital prior to such time through issuances of equity or convertible debt securities, enter into a credit facility or another form of third-party funding or seek other debt financing.
Nautilus may consider raising additional capital in the future to expand its business, to pursue strategic investments, to take advantage of financing or acquisition opportunities or for other reasons, including
•funding development and marketing efforts of its proteomics product platform or any other future products;
•increasing its sales and marketing and other commercialization efforts to drive market adoption of its proteomics product platform, once commercialized;
•expanding its technologies into additional markets;
•preparing, filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;
•acquiring, licensing or defending against third party intellectual property rights;
•acquiring or investing in complementary technologies, businesses or assets; and
•financing capital expenditures and general and administrative expenses.
Nautilus’ present and future funding requirements will depend on many factors, including:
•delays in execution of Nautilus’ development plans;
•the scope and timing of Nautilus’ investment in its sales, marketing, and distribution capabilities;
•changes Nautilus may make to the business that affect ongoing operating expenses;

•the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;
•changes Nautilus may make in its business or commercialization strategy;
•changes Nautilus may make in its research and development spending plans;
•Nautilus need to implement additional infrastructure and internal systems;
•the impact of the COVID-19 pandemic; and
•other items affecting our forecasted level of expenditures and use of cash resources including potential acquisitions.
The various ways Nautilus could raise additional capital carry potential risks. If Nautilus raises funds by issuing equity securities, dilution to its stockholders could result. If Nautilus raises funds by issuing debt securities, those debt securities could have rights, preferences and privileges senior to those of holders of Nautilus’ common stock. The terms of debt securities issued or borrowings pursuant to a credit agreement could impose significant restrictions on Nautilus’ operations. If Nautilus raises funds through collaborations or licensing arrangements, it might be required to relinquish significant rights to its technologies or products or grant licenses on terms that are not favorable to Nautilus.
If Nautilus is unable to obtain adequate financing or financing on terms satisfactory to Nautilus, if Nautilus requires it, its ability to continue to pursue its business objectives and to respond to business opportunities, challenges, or unforeseen circumstances could be significantly limited, and could have a material adverse effect on its business, financial condition, results of operations and prospects.
The size of the markets for the Nautilus Platform may be smaller than estimated, and new market opportunities may not develop as quickly as Nautilus expects, or at all, limiting Nautilus’ ability to successfully sell its products.
The market for proteomics technologies and products is evolving, making it difficult to predict with any accuracy the size of the markets for Nautilus’ current and future products, including its Nautilus Platform. Nautilus’ estimates of the total addressable market for its current and future products, including with respect to the proteomics market, the diagnostic market, and the mass spectrometry market, are based on a number of internal and third-party estimates and assumptions. In particular, its estimates are based on its expectations that researchers in the market for certain life sciences research tools and technologies will view its products as competitive alternatives to, or better options than, existing tools and technologies. Nautilus also expects researchers will recognize the ability of its products to complement, enhance and enable new applications of their current tools and technologies. Nautilus expects them to recognize the value proposition offered by its products, enough to purchase its products in addition to the tools and technologies they already own. Underlying each of these expectations are a number of estimates and assumptions that may be incorrect, including the assumptions that government or other sources of funding will continue to be available to life sciences researchers at times and in amounts necessary to allow them to purchase Nautilus’ products and that researchers have sufficient samples and an unmet need for performing proteomics studies at scale across thousands of samples. In addition, sales of new products into new market opportunities may take years to develop and mature and Nautilus cannot be certain that these market opportunities will develop as it expects. New life sciences technology may not be adopted until the consistency and accuracy of such technology, method or device has been proven. As a result, the sizes of the annual total addressable market for new markets and new products are even more difficult to predict. Nautilus’ product is an innovative new product, and while Nautilus draws comparisons between the evolution and growth of the genomics market, the proteomics market may develop more slowly or differently. In addition, the Nautilus Platform may not impact the field of proteomics in the same manner or degree, or within the same time frame, that NGS technologies have impacted the field of genomics, or at all. While Nautilus believes its assumptions and the data underlying its estimates of the total addressable market for its products are reasonable, these assumptions and estimates may not be correct and the conditions supporting its assumptions or estimates, or those underlying the third-party data it has used, may change at any time, thereby reducing the accuracy of Nautilus’ estimates. As a result, Nautilus’ estimates of the total addressable market for Nautilus’ products may be incorrect.

The future growth of the market for Nautilus’ current and future products depends on many factors beyond its control, including recognition and acceptance of its products by the scientific community and the growth, prevalence and costs of competing products and solutions. Such recognition and acceptance may not occur in the near term, or at all. If the markets for Nautilus’ current and future products are smaller than estimated or do not develop as Nautilus expects, Nautilus’ growth may be limited and its business, financial condition and operational results of operations could be adversely affected.
Nautilus is dependent on single source suppliers for some of the components and materials used in the Nautilus Platform, and the loss of any of these suppliers could harm its business.
Nautilus relies on single source suppliers for certain components and materials used in the Nautilus Platform, including its click-reagent modified oligos, glass that is nano-fabricated into our biochips and high-speed stage used in the instrument. Of these single source suppliers, the loss of any of the following would require significant time and effort to locate and qualify an alternative source of supply. Though Nautilus does not currently have contracts for third parties to provide manufacturing capabilities for its Nautilus Platform, if it is successful in reaching the point of manufacturing its products for commercialization, it may rely on a single company for such manufacturing. Any contractual disputes between Nautilus and such manufacturer or loss of manufacturing ability by such manufacturer could similarly require significant time, effort and expense to locate and qualify an alternative source of manufacturing, which could materially harm Nautilus’ business.
Nautilus also relies, and expects to continue to rely, on third-party manufacturers and in many cases, single third party manufacturers for the production of certain reagents and antibodies needed to generate the deep proteomic information at the speed and scale which Nautilus expects its platform to perform. With respect to any antibodies or reagents that are single sourced, the loss of any suppliers would require significant time and effort to locate and qualify an alternative source of supply. Such reagents and antibodies may also become scarce, more expensive to procure, or not meet quality standards, and Nautilus may not be able to obtain favorable terms in agreements with suppliers. Given their complexity, Nautilus suppliers may not be able to provide these reagents and antibodies in a cost-effective manner or in a time frame that is consistent with Nautilus’ expected future needs. If Nautilus’ suppliers cease or interrupt production or if suppliers fail to supply materials, products or services to Nautilus for any reason, such interruption could delay development, or interrupt the commercial supply, with the potential for additional costs and lost revenue. If this were to occur, Nautilus might also need to seek alternative means to fulfill its manufacturing needs. Any such transition would require significant efforts in testing and validation and could result in delays or other issues, which could materially harm Nautilus’ business.
If Nautilus experiences a significant disruption in its information technology systems or breaches of data security, its business could be adversely affected.
Nautilus relies, or will rely, on information technology systems to keep financial records, facilitate its research and development initiatives, manage its manufacturing operations, maintain quality control, fulfill customer orders, maintain corporate records, communicate with staff and external parties and operate other critical functions. Nautilus’ information technology systems and those of its vendors and partners are potentially vulnerable to disruption due to breakdown, malicious intrusion and computer viruses or other disruptive events, including, but not limited to, natural disasters and catastrophes. Cyberattacks and other malicious internet-based activity continue to increase and cloud-based platform providers of services have been and are expected to continue to be targeted. Methods of attacks on information technology systems and data security breaches change frequently, are increasingly complex and sophisticated, including social engineering and phishing scams, and can originate from a wide variety of sources. In addition to traditional computer “hackers,” malicious code, such as viruses and worms, employee theft or misuse, denial-of-service attacks and sophisticated nation-state and nation-state supported actors now engage in attacks, including advanced persistent threat intrusions. Despite Nautilus’ efforts to create security barriers to such threats, it is virtually impossible for Nautilus to entirely mitigate these risks. In addition, Nautilus has not finalized its information technology and data security procedures and therefore, its information technology systems may be more susceptible to cybersecurity attacks than if such security procedures were finalized. Despite any of its current or future efforts to protect against cybersecurity attacks and data security breaches, there is no guarantee that Nautilus’ efforts are adequate to safeguard against all such attacks and breaches. Moreover, it is possible that Nautilus may not be able to anticipate, detect, appropriately react and respond to, or implement effective preventative measures against, all cybersecurity incidents.
If Nautilus’ security measures, or those of its vendors and partners, are compromised due to any cybersecurity attacks or data security breaches, including as a result of third-party action, employee or customer error, malfeasance, stolen or fraudulently obtained log-in credentials or otherwise, Nautilus’ reputation could be damaged, its business and reputation may be harmed, it could become subject to litigation and it could incur significant liability. If Nautilus was to experience a prolonged system disruption in its information technology systems or those of certain of its vendors and partners, it could negatively impact its ability to serve its customers, which could adversely impact its business, financial condition, results of operations and prospects. If operations at Nautilus’ facilities were disrupted, it may cause a material disruption in Nautilus’ business if it is not capable of restoring functionality on an acceptable timeframe. In addition, Nautilus’ information technology systems, and those of its vendors and partners, are potentially vulnerable to data security breaches, whether by internal bad actors, such as employees or other third parties with legitimate access to its or its third-party providers’ systems, or external bad actors, which could lead to the exposure of personal data, sensitive data and confidential information to unauthorized persons. Any such data security breaches could lead to the loss of trade secrets or other intellectual property, or could lead to the exposure of personal information, including sensitive personal information, of Nautilus’ employees, customers and others, any of which could have a material adverse effect on Nautilus’ business, reputation, financial condition and results of operations.
In addition, any such access, disclosure or other loss or unauthorized use of information or data could result in legal claims or proceedings, regulatory investigations or actions, and other types of liability under laws that protect the privacy and security of personal information, including federal, state and foreign data protection and privacy regulations, violations of which could result in significant penalties and fines. Additionally, a new privacy law, the California Privacy Rights Act (CPRA), was approved by California voters in the election on November 3, 2020. The CPRA will modify the California Consumer Privacy Act significantly, potentially resulting in further uncertainty and requiring Nautilus to incur additional costs and expenses in an effort to comply. In addition, U.S. and international laws and regulations that have been applied to protect user privacy (including laws regarding unfair and deceptive practices in the U.S. and GDPR in the E.U.) may be subject to evolving interpretations or applications. Furthermore, defending a suit, regardless of its merit, could be costly, divert management’s attention and harm Nautilus’ reputation. In addition, although Nautilus seeks to detect and investigate data security incidents, security breaches and other incidents of unauthorized access to its information technology systems and data can be difficult to detect and any delay in identifying such breaches or incidents may lead to increased harm and legal exposure of the type described above. Moreover, there could be public announcements regarding any cybersecurity incidents and any steps Nautilus takes to respond to or remediate such incidents, and if securities analysts or investors perceive these announcements to be negative, it could, among other things, have a material adverse effect on the price of Nautilus’ common stock.
The cost of protecting against, investigating, mitigating and responding to potential breaches of Nautilus’ information technology systems and data security breaches and complying with applicable breach notification obligations to individuals, regulators, partners and others can be significant. As cybersecurity incidents continue to evolve, Nautilus may be required to expend significant additional resources to continue to modify or enhance its protective measures or to investigate and remediate any information security vulnerabilities. The inability to implement, maintain and upgrade adequate safeguards could have a material adverse effect on Nautilus’ business, financial condition, results of operations and prospects.
Nautilus may be unable to manage its anticipated growth effectively.
Nautilus’ anticipated growth will place significant strains on its management, operational and manufacturing systems and processes, sales and marketing team, financial systems and internal controls and other aspects of its business. Nautilus must upgrade its internal business processes and capabilities to create the scalability that a growing business demands. As of December 31, 2020, Nautilus had 57 employees. To execute its anticipated growth successfully, it must continue to attract and retain qualified personnel and manage and train them effectively. Developing and commercializing the Nautilus Platform will require Nautilus to hire and retain scientific, sales and marketing, software, manufacturing, customer service, distribution and quality assurance personnel. In addition,

Nautilus expects that it will need to hire additional accounting, finance and other personnel as a public company. As a public company, Nautilus’ management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements and effectively manage these growth activities. Nautilus may face challenges integrating, developing and motivating its rapidly growing employee base.
Further, Nautilus’ anticipated growth will place additional strain on its suppliers and manufacturing facilities, resulting in an increased need for it to carefully monitor quality assurance. Any failure by Nautilus to manage its growth effectively could have an adverse effect on its ability to achieve its development and commercialization goals.
Nautilus’ ability to successfully manage its expected growth is uncertain given the fact that it has been in operation only since 2016. As Nautilus continues to grow, it will be required to implement more complex organizational management structures, and may find it increasingly difficult to maintain the benefits of its corporate culture, including its ability to quickly develop and launch new and innovative products. If Nautilus does not successfully manage its anticipated growth, its business, results of operations, financial condition and prospects will be harmed.
Nautilus may acquire other companies or technologies, which could divert its management’s attention, result in additional dilution to its stockholders and otherwise disrupt its operations and harm its operating results.
Nautilus may in the future seek to acquire or invest in businesses, applications or technologies that it believes could complement or expand its Nautilus Platform or future products, enhance its technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of Nautilus’ management and cause it to incur various costs and expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated. Nautilus may not be able to identify desirable acquisition targets or be successful in entering into an agreement with any particular target or obtain the expected benefits of any acquisition or investment.
To date, the growth of Nautilus’ operations has been organic, and it has limited experience in acquiring other businesses or technologies. Nautilus may not be able to successfully integrate acquired personnel, operations and technologies, or effectively manage the combined business following an acquisition. Acquisitions could also result in dilutive issuances of equity securities, the use of Nautilus’ available cash, or the incurrence of debt, which could harm Nautilus’ operating results. In addition, if an acquired business fails to meet Nautilus’ expectations, its operating results, business and financial condition may suffer.
If Nautilus is unable to recruit and retain key executives and scientists, it may be unable to achieve its goals.
Nautilus’ performance is substantially dependent on the performance of its senior management and key scientific and technical personnel, particularly Sujal Patel, one of its founders and its Chief Executive Officer, and Parag Mallick, one of its founders and its Chief Scientist.
The loss of the services of any member of its senior management or its scientific or technical staff might significantly delay or prevent the development of its products or achievement of other business objectives by diverting management’s attention to transition matters and identification of suitable replacements, if any, and could have a material adverse effect on Nautilus’ business. Nautilus does not maintain fixed term employment contracts with any of its employees and does not maintain key man life insurance on any of its employees.
In addition, Nautilus’ research and product development efforts could be delayed or curtailed if it is unable to attract, train and retain highly skilled employees, particularly, senior scientists and engineers. To expand Nautilus’ research and product development efforts, it needs additional people skilled in areas such as molecular and cellular biology, biochemistry, surface chemistry, software, bioinformatics, assay development, mechanical engineering, electrical engineering, optics, fluidics and manufacturing. Competition for these people is intense. Because of the complex and technical nature of Nautilus’ system and the dynamic market in which it competes, any failure to attract and retain a sufficient number of qualified employees could materially harm Nautilus’ ability to develop and commercialize its technology.

Nautilus’ products could have unknown defects or errors, which may give rise to claims against it and adversely affect market adoption of the Nautilus Platform.
The Nautilus Platform utilizes novel and complex technology applied on a microscopic scale, using key components that are not amenable to full characterization or quality assessment using conventional techniques or instrumentation, and such systems may develop or contain undetected defects or errors. Nautilus cannot assure you that material performance problems, defects or errors will not arise, and as Nautilus increases the density and integration of its Nautilus Platform, these risks may increase. Nautilus expects to provide warranties that its Nautilus Platform will meet performance expectations or be free from defects. The costs incurred in correcting any defects or errors may be substantial and could adversely affect Nautilus’ operating margins.
In manufacturing the Nautilus Platform, Nautilus depends upon third parties for the supply of various components. Many of these components require a significant degree of technical expertise to produce. If Nautilus’ suppliers fail to produce components to specification, or if the suppliers, or Nautilus, use defective materials or workmanship in the manufacturing process, the reliability and performance of Nautilus’ products will be compromised.
If Nautilus’ products contain defects, it may experience:
•a failure to achieve market acceptance or expansion of its product sales;
•loss of customer orders and delay in order fulfillment;
•damage to its brand reputation;
•increased cost of its warranty program due to product repair or replacement;
•product recalls or replacements;
•inability to attract new customers;
•diversion of resources from its manufacturing and research and development departments into its service department; and
•legal claims against it, including product liability claims, which could be costly and time consuming to defend and result in substantial damages.
The occurrence of any one or more of the foregoing could negatively affect Nautilus’ business, financial condition and results of operations.
If Nautilus commercializes its Nautilus Platform outside of the United States, its international business could expose it to business, regulatory, political, operational, financial, and economic risks associated with doing business outside of the United States.
If Nautilus commercializes its Nautilus Platform outside of the United States, its international business may be adversely affected by changing economic, political and regulatory conditions in foreign countries. Engaging in international business inherently involves a number of difficulties and risks, including:
•required compliance with existing and changing foreign regulatory requirements and laws;
•required compliance with U.S. laws such as the Foreign Corrupt Practices Act, and other U.S. federal laws and regulations established by the office of Foreign Asset Control;
•export or import restrictions;
•laws and business practices favoring local companies;

•foreign currency exchange, longer payment cycles and difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;
•political and economic instability;
•changes in social, economic, and political conditions or in laws, regulations and policies governing foreign trade, intellectual property, manufacturing, research and development, and investment both domestically as well as in the other countries and jurisdictions in which Nautilus operates and into which Nautilus may sell Nautilus’ products including as a result of the separation of the United Kingdom from the European Union (Brexit);
•potentially adverse tax consequences, tariffs, customs charges, bureaucratic requirements and other trade barriers;
•difficulties and costs of staffing and managing foreign operations; and
•difficulties protecting, maintaining, enforcing or procuring intellectual property rights.
If one or more of these risks occurs, it could require Nautilus to dedicate significant resources to remedy such occurrence, and if it is unsuccessful in finding a solution, its financial results will suffer.
In addition, if Nautilus commercializes its Nautilus Platform outside of the United States, it intends to rely on distributors for sales of its Nautilus Platform and related products. To do so Nautilus must attract distributors and maintain distributors to maximize the commercial opportunity for its platform. There is no guarantee that Nautilus will be successful in attracting or retaining desirable sales and distribution partners or that Nautilus will be able to enter into such arrangements on favorable terms. Distributors may not commit the necessary resources to market and sell Nautilus’ platform and related products to the level of Nautilus expectations or may choose to favor marketing the products of Nautilus’ competitors. If current or future distributors do not perform adequately, or Nautilus is unable to enter into effective arrangements with distributors in particular geographic areas, Nautilus may not realize long-term international revenue growth and its financial results will suffer.
The COVID-19 pandemic and efforts to reduce its spread have adversely impacted and are expected to continue to materially and adversely impact, Nautilus’ business and operations.
The COVID-19 pandemic has had, and is expected to continue to have, an adverse impact on Nautilus’ operations, particularly as a result of preventive and precautionary measures that Nautilus, other businesses, and governments are taking. Governmental mandates related to COVID-19 or other infectious diseases, or public health crises, have impacted, and Nautilus expects them to continue to impact, its personnel and personnel at its suppliers in the United States and other countries, and the availability or cost of materials, which would disrupt or delay Nautilus’ receipt of instruments, components and supplies from the third parties it relies on. For instance, “stay-at-home” orders have been imposed in California, where Nautilus’ primary research and development facility is located, and in Washington state, where Nautilus’ primary corporate facility is located, that require reductions in capacity or shutdowns of businesses as well as the implementation of social distancing protocols and other plans and measures. During March and April of 2020, the volume of ongoing lab work was reduced, and only critical program work in the lab has continued with staggered lab employee work shifts to minimize risk of exposure to COVID-19, which has and may continue to disrupt or delay Nautilus’ ability to conduct development activities. Additionally, Nautilus’ suppliers have also been impacted by the COVID-19 pandemic. For example, Nautilus has experienced some supply disruptions due to the pandemic, including closures at certain chip manufacturers, which led to extended lead times for certain chips; diversion of certain lab materials needed to support COVID-19 relief efforts; and lower availability of certain reagents.
To the extent that any governmental authority imposes additional regulatory requirements or changes existing laws, regulations, and policies that apply to Nautilus’ business and operations, such as additional workplace safety measures, Nautilus’ product development may be delayed, and it may incur further costs in bringing its business and operations into compliance with changing or new laws, regulations, and policies.

While Nautilus is currently in the development stage, it expects that substantially all of its revenue will be derived from sales of its Nautilus Platform, including its instruments and consumables, to biopharmaceutical companies and academic and research institutions. As Nautilus leaves the development stage and enters the next stage of its commercialization plan, the research and development budgets of these customers, the ability of such customers to receive funding for research, and the ability of such customers to receive instrument installations and visitors to their facilities and to travel to Nautilus’ facilities, other laboratories and industry events, will become increasingly important to the adoption of the Nautilus Platform. All of these considerations are impacted by factors beyond Nautilus’ control, such as:
•disruptions in the supply chains of entities providing important services and products to the Nautilus Platform;
•reductions in capacity or shutdowns of laboratories and other institutions as well as other impacts stemming from the COVID-19 pandemic, such as reduced or delayed spending on instruments or consumables as a result of such shutdowns and delays before re-opened laboratories and institutions resume previous levels of research activities that require new purchases of Nautilus’ instruments or consumables;
•decreases in government funding of research and development; and
•changes to programs that provide funding to research laboratories and institutions, including changes in the amount of funds allocated to different areas of research, changes that have the effect of increasing the length of the funding process or the impact of the COVID-19 pandemic on Nautilus’ customers and potential customers and their funding sources.
The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to sudden change. This impact could have a material, adverse impact on Nautilus’ liquidity, capital resources, operations and business and those of the third parties on which Nautilus relies and could worsen over time. The extent to which the COVID-19 pandemic impacts Nautilus’ results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. While Nautilus does not yet know the full extent of potential impacts on its business, any of these occurrences could significantly harm its business, results of operations and financial condition.
Unfavorable U.S. or global economic conditions as a result of the COVID-19 pandemic, or otherwise, could adversely affect Nautilus’ ability to raise capital and its business, results of operations and financial condition.
While the potential economic impact brought by, and the duration of, the COVID-19 pandemic is difficult to assess or predict, the COVID-19 pandemic has resulted in, and may continue to result in, extreme volatility and disruptions in the capital and credit markets, reducing Nautilus’ ability to raise additional capital through equity, equity-linked or debt financings, which could negatively impact Nautilus’ short-term and long-term liquidity and its ability to operate in accordance with its operating plan, or at all. Additionally, Nautilus’ results of operations could be adversely affected by general conditions in the global economy and financial markets. A severe or prolonged economic downturn could result in a variety of risks to Nautilus’ business, including weakened demand for its proteomics product platform and its ability to raise additional capital when needed on favorable terms, if at all. A weak or declining economy could strain Nautilus’ customers’ budgets or cause delays in their payments to us. Any of the foregoing could harm Nautilus’ business, and Nautilus cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact its ability to raise capital, business, results of operations and financial condition.
If New Nautilus fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner or prevent fraud, which would harm its business.
Effective internal controls over financial reporting are necessary for New Nautilus to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause New Nautilus to fail to meet its reporting obligations in a timely manner, or at all. In addition, any testing by New

Nautilus conducted in connection with Section 404(a) of SOX or any subsequent testing by New Nautilus’ independent registered public accounting firm in connection with Section 404(b) of SOX, may reveal deficiencies in New Nautilus’ internal controls over financial reporting that are deemed to be significant deficiencies or material weaknesses or that may require prospective or retroactive changes to New Nautilus’ financial statements or identify other areas for further attention or improvement. Ineffective internal controls could also cause investors to lose confidence in New Nautilus’ reported financial information, which could have a negative effect on the trading price of its common stock.
New Nautilus will be required to disclose material changes made in its internal controls over financing reporting and procedures on a quarterly basis and its management will be required to assess the effectiveness of these controls annually. New Nautilus will be required to make a formal assessment of the effectiveness of its internal control over financial reporting, and once it ceases to be an “emerging growth company” under the JOBS Act, it will be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. However, for as long as New Nautilus is an “emerging growth company”, its independent registered public accounting firm will not be required to attest to the effectiveness of New Nautilus’ internal controls over financial reporting pursuant to Section 404(b).
To achieve compliance with Section 404(a) within the prescribed period, New Nautilus will be engaging in a process to document and evaluate its internal control over financial reporting, which is both costly and challenging. In this regard, New Nautilus will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a plan to assess and document the adequacy of its internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are designed and operating effectively and implement a continuous reporting and improvement process for internal control over financial reporting.
New Nautilus could be an “emerging growth company” for up to five years from the date of ARYA’s initial public offering. An independent assessment of the effectiveness of New Nautilus’ internal controls could detect problems that New Nautilus’ management’s assessment might not identify. Undetected material weaknesses in New Nautilus’ internal controls could lead to financial statement restatements and require it to incur the expense of remediation.
If Nautilus’ estimates or judgments relating to its critical accounting policies are based on assumptions that change or prove to be incorrect, its results of operation could fall below its publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of its common stock.
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in Nautilus’ financial statements and accompanying notes. Nautilus bases its estimates on historical experience and estimates and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, and expenses that are not readily apparent from other sources. For example, in connection with the implementation of the new revenue accounting standard if and when Nautilus has product sales, management makes judgments and assumptions based on its interpretation of the new standard. The new revenue standard is principle-based and interpretation of those principles may vary from company to company based on their unique circumstances. It is possible that interpretation, industry practice and guidance may evolve as Nautilus applies the new standard. If Nautilus’ assumptions underlying Nautilus’ estimates and judgements relating to its critical accounting policies change or if actual circumstances differ from Nautilus’ assumptions, estimates or judgements, its operating results may be adversely affected and could fall below Nautilus’ publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of its common stock.
Demand for Nautilus’ technology could be reduced by legal, social and ethical concerns surrounding the use of genetic information and biological materials.
Nautilus’ products may be used to provide genetic information or analyze biological materials from humans and other living organisms. The information obtained from Nautilus’ products could be used in a variety of applications, which may have underlying legal, social and ethical concerns, including the genetic engineering or modification of agricultural products, testing for genetic predisposition for certain medical conditions and stem cell research. Governmental authorities could, for safety, social or other purposes, call for limits on or impose regulations on the use of genetic testing or the use of certain biological materials. Such concerns or governmental restrictions could limit the use of Nautilus’ products, which could have a material adverse effect on its business, financial condition and results of operations.
If Nautilus’ facilities become unavailable or inoperable, Nautilus’ research and development program and commercialization launch plan could be adversely impacted and manufacturing of its instruments and consumables could be interrupted.
Nautilus’ Seattle, Washington, facility houses its corporate executive team and its software development operations, while its San Carlos, California, facility houses its research and development team.
Nautilus’ facilities in Seattle and San Carlos are vulnerable to natural disasters, public health crises, including the impact of the COVID-19 pandemic, and catastrophic events. For example, Nautilus’ San Carlos facilities are located near earthquake fault zones and are vulnerable to damage from earthquakes as well as other types of disasters, including fires, floods, power loss, communications failures and similar events. If any disaster, public health crisis or catastrophic event were to occur, Nautilus’ ability to operate its business would be seriously, or potentially completely, impaired. If Nautilus’ facilities become unavailable for any reason, Nautilus cannot provide assurances that it will be able to secure alternative facilities with the necessary capabilities and equipment on acceptable terms, if at all. Nautilus may encounter particular difficulties in replacing its San Carlos facilities given the specialized equipment housed within it. The inability to manufacture Nautilus’ instruments or consumables, combined with its limited inventory of manufactured instruments and consumables, may result in the loss of future customers or harm Nautilus’ reputation, and it may be unable to re-establish relationships with those customers in the future.
If Nautilus’ research and development program or planned commercialization program were disrupted by a disaster or catastrophe, the launch of new products, including the Nautilus Platform, and the timing of improvements to its products could be significantly delayed and could adversely impact Nautilus’ ability to compete with other available products and solutions. If Nautilus’ capabilities are impaired, Nautilus may not be able to manufacture and ship its products in a timely manner, which would adversely impact its business. Although Nautilus possesses insurance for damage to its property and the disruption of its business, this insurance may not be sufficient to cover all of its potential losses and may not continue to be available to Nautilus on acceptable terms, or at all.
Nautilus uses hazardous chemicals and biological materials in its business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.
Nautilus’ research and development processes involve the controlled use of hazardous materials, including select chemicals that may be flammables, toxic or corrosives. We do not currently have research processes involving biohazard materials. Nautilus cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. In addition, the Nautilus Platform involves the use of a high-powered laser system, which could result in injury. Nautilus may be sued for any injury or contamination that results from its use or the use by third parties of these materials. Nautilus does not currently maintain separate environmental liability coverage and any such contamination or discharge could result in significant cost to Nautilus in penalties, damages and suspension of Nautilus’ operations.
If Nautilus is sued for product liability, it could face substantial liabilities that exceed its resources.
The marketing, sale and use of Nautilus products could lead to the filing of product liability claims were someone to allege that Nautilus’ products identified inaccurate or incomplete information regarding the proteins analyzed or otherwise failed to perform as designed. Nautilus may also be subject to liability for errors in, a misunderstanding of or inappropriate reliance upon, the information it provides in the ordinary course of Nautilus’ business activities. A product liability claim could result in substantial damages and be costly and time-consuming for Nautilus to defend. Nautilus maintains/expects to maintain product liability insurance, but this insurance may not fully protect Nautilus from the financial impact of defending against product liability claims. Any product liability claim brought against Nautilus, with or without merit, could increase Nautilus’ insurance rates or prevent Nautilus from securing insurance coverage in the future. Additionally, any product liability lawsuit could damage Nautilus’ reputation, or cause current customers to terminate existing agreements and potential partners to seek other partners, any of which could adversely impact Nautilus’ business, financial condition and results of operations.
Risks Related to Nautilus’ Intellectual Property
If Nautilus is unable to obtain and maintain sufficient intellectual property protection for its products and technology, or if the scope of the intellectual property protection obtained is not sufficiently broad, competitors could develop and commercialize products similar or identical to Nautilus’, and Nautilus’ ability to successfully commercialize its products may be impaired.
Nautilus’ commercial success depends in part on its ability to protect its intellectual property and proprietary technologies. Nautilus relies on patent protection, where appropriate and available, as well as a combination of copyright, trade secret and trademark laws, and nondisclosure, confidentiality and other contractual restrictions to protect its proprietary technology. However, these legal means afford only limited protection and may not adequately protect Nautilus’ rights or permit it to gain or keep any competitive advantage. If Nautilus fails to obtain, maintain and protect its intellectual property, third parties may be able to compete more effectively against Nautilus. In addition, Nautilus may incur substantial costs related to litigation or other patent proceedings in its attempts to recover or restrict use of its intellectual property.
To the extent Nautilus’ intellectual property offers inadequate protection, or is found to be invalid or unenforceable, Nautilus would be exposed to a greater risk of direct competition. If Nautilus’ intellectual property does not provide adequate coverage of its competitors’ products, its competitive position could be adversely affected, as could Nautilus’ business, financial condition, results of operations and prospects. Both the patent application process and the process of managing patent and other intellectual property disputes are generally unpredictable, time-consuming and expensive.
Nautilus’ success depends in large part on its and any future licensor’s ability to obtain and maintain protection of the intellectual property Nautilus may own or license, whether solely or jointly, particularly patents, in the United States and other countries with respect to Nautilus’ products and technologies. Nautilus applies for patents to protect its products, technologies and commercial activities, as it deems appropriate. However, obtaining and enforcing patents is costly, time-consuming and complex, and Nautilus may fail to apply for patents on important products and technologies in a timely fashion or at all, or it may fail to apply for patents in potentially relevant jurisdictions. Nautilus may not be able to file and prosecute all necessary or desirable patent applications, or maintain, enforce and license any patents that may issue from such patent applications, at a reasonable cost or in a timely manner or in all jurisdictions. It is also possible that Nautilus will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection. Moreover, Nautilus may not develop additional proprietary products, methods and technologies that are patentable. Nautilus may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents which may be licensed from or to third parties. In connection with any future licensing arrangements with third parties, these patents and applications may not be prosecuted and enforced by such third parties in a manner consistent with the best interests of Nautilus’ business.
In addition, the patent position of life sciences technology companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. Changes in either the patent laws or in interpretations of patent laws in the United States or other jurisdictions may diminish the value of Nautilus’ intellectual property. As a result, the issuance, scope, validity, enforceability, and commercial value of Nautilus’ patent rights are highly uncertain. It is possible that none of Nautilus’ pending patent applications will result in issued patents in a timely fashion or at all, and even if issued, the patents may not provide a basis for intellectual property protection of commercially viable products or services, may not provide Nautilus with any competitive advantages, or may be challenged, narrowed or invalidated by third parties. Nautilus cannot predict the breadth of claims that may be allowed or enforced in its patents or in third-party patents. It is possible that third parties will design around Nautilus’ current or future patents such that Nautilus cannot prevent such third parties from using similar technologies and commercializing similar products to compete with Nautilus. Some of Nautilus’

owned or any future licensed patents or patent applications may be challenged at a future point in time and Nautilus may not be successful in defending any such challenges made against its patents or patent applications. Any successful third-party challenge to Nautilus’ patents could result in diminished or lost rights, for example, due to narrowing, unenforceability or invalidity of such patents and increased competition to Nautilus’ business. The outcome of patent litigation or other proceedings is generally uncertain, and any attempt by Nautilus to enforce its patent rights against others or to challenge the patent rights of others may not be successful, or, regardless of success, may take substantial time and result in substantial cost, and may divert Nautilus’ efforts and attention from other aspects of its business. Any of the foregoing events could have a material adverse effect on Nautilus’ business, financial condition and results of operations.
The U.S. law relating to the patentability of certain inventions in the life sciences technology industry is uncertain and rapidly changing, which may adversely impact Nautilus’ existing patents or its ability to obtain patents in the future.
Changes in either the patent laws or interpretation of the patent laws in the United States or in other jurisdictions could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. In the last decade, the US Congress made sweeping changes to patent law in passing the America Invents Act (AIA). These changes include, among others, allowing third-party submission of prior art to the United States Patent and Trademark Office (USPTO) during patent prosecution and additional procedures to challenge the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. The changes brought about by the AIA have not been extensively tested, and therefore increase the uncertainties and costs surrounding the prosecution of Nautilus’ patent applications and the enforcement or defense of its issued patents, all of which could have a material adverse effect on Nautilus’ business, financial condition, results of operations and prospects.
Various courts, including the U.S. Supreme Court, have recently rendered decisions that impact the scope of patentability of certain inventions or discoveries relating to Nautilus’ technology and commercial goals. Specifically, these decisions have substantially increased the probability that patent claims will be ruled patent ineligible for reciting a natural phenomenon, law of nature or abstract idea. Furthermore, in view of these decisions, since December 2014, the USPTO has published and continues to publish revised guidelines for patent examiners to apply when examining claims for patent eligibility. Patent claims relating to software algorithms, biologically-derived reagents, methods for analyzing biological systems and other subject matters that underlies Nautilus technology and commercial goals are impacted by these changes.
Actions taken by the U.S. Congress, federal courts and USPTO have from time to time narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. Similar changes have been made by authorities in other jurisdictions. In addition to increasing uncertainty with regard to Nautilus’ ability to obtain patents in the future, such changes create uncertainty with respect to the value of patents, once obtained. Depending on decisions by authorities in various jurisdictions, the laws and regulations governing patents could change in unpredictable ways that may have a material adverse effect on Nautilus’ ability to obtain new patents and to defend and enforce its existing patents and patents that it might obtain in the future.
Nautilus cannot assure you that its patent portfolio will not be negatively impacted by the current uncertain state of the law, new court rulings or changes in guidance or procedures issued by governments or patent offices around the world. From time to time, the U.S. Supreme Court, other federal courts, the U.S. Congress or the USPTO may change the standards of patentability, scope and validity of patents within the life sciences technology and any such changes, or any similar adverse changes in the patent laws of other jurisdictions, could have a negative impact on Nautilus’ business, financial condition, prospects and results of operations.
Nautilus may not be able to protect its intellectual property rights throughout the world.
Filing, prosecuting and defending patents on the Nautilus Platform in all countries throughout the world would be prohibitively expensive, and Nautilus’ intellectual property rights in some countries outside the United States can be less extensive than those in the United States.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States, and Nautilus and any future licensor may encounter difficulties in protecting and defending such rights in foreign jurisdictions. Consequently, Nautilus and any future licensor may not be able to prevent third parties from practicing its inventions in some or all countries outside the United States, or from selling or importing products made using Nautilus’ or any future licensor’s inventions in and into the United States or other jurisdictions. Competitors and other third parties may be able to use Nautilus’ technologies in jurisdictions where Nautilus has not obtained patent protection to develop their own products and technologies and may also export infringing products to territories where Nautilus has patent protection, but enforcement is not as strong as that in the United States. These products may compete with Nautilus’ products. Nautilus’ and any future licensor’s patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. In addition, certain countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to other parties. Furthermore, many countries limit the enforceability of patents against other parties, including government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of any patents.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of many other countries do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for Nautilus to stop the misappropriation or other violations of its intellectual property rights including infringement of its patents in such countries. The legal systems in certain countries may also favor state-sponsored companies or companies headquartered in particular jurisdictions over Nautilus’ patents and other intellectual property protection. The absence of harmonized intellectual property protection laws and effective enforcement makes it difficult to ensure consistent respect for patent, trade secret, and other intellectual property rights on a worldwide basis. As a result, it is possible that Nautilus will not be able to enforce its rights against third parties that misappropriate its proprietary technology in those countries.
Proceedings to enforce Nautilus’ or any future licensor’s patent rights in foreign jurisdictions could result in substantial cost and divert Nautilus’ efforts and attention from other aspects of its business, could put its and any future licensor’s patents at risk of being invalidated or interpreted narrowly and its and any future licensor’s patent applications at risk of not issuing, and could provoke third parties to assert claims against Nautilus. Nautilus and any future licensor may not prevail in any lawsuits that it and any future licensor initiates, or that are initiated against it or any future licensor, and the damages or other remedies awarded, if any, may not be commercially meaningful. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect Nautilus’ ability to obtain adequate protection for its products, services and other technologies and the enforcement of intellectual property. Accordingly, Nautilus’ efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Nautilus develops or licenses. Any of the foregoing events could have a material adverse effect on Nautilus’ business, financial condition, results of operations and prospects.
Nautilus may become involved in lawsuits to defend against third-party claims of infringement, misappropriation or other violations of intellectual property or to protect or enforce Nautilus’ intellectual property, any of which could be expensive, time consuming and unsuccessful, and may prevent or delay its development and commercialization efforts.
Litigation may be necessary for Nautilus to enforce its patent and proprietary rights and/or to determine the scope, coverage and validity of others’ proprietary rights. Litigation on these matters has been prevalent in Nautilus’ industry and it expects that this will continue. To determine the priority of inventions, Nautilus may have to initiate and participate in interference proceedings declared by the U.S. Patent and Trademark Office that could result in substantial legal fees and could substantially affect the scope of Nautilus’ patent protection. Also, Nautilus’ intellectual property may be subject to significant administrative and litigation proceedings such as invalidity, unenforceability, re-examination and opposition proceedings against Nautilus’ patents. The outcome of any litigation or other proceeding is inherently uncertain and might not be favorable to Nautilus, and it might not be able to obtain licenses to technology that it requires or a competitor may have already obtained an exclusive license to such technology in all fields. Even if such licenses are obtainable, they may not be available at a reasonable cost. Nautilus could therefore incur substantial costs related to royalty payments for licenses obtained from third parties, which could negatively affect its gross margins. In some cases, the outcome of litigation may be to enjoin Nautilus from commercializing a patent protected technology. Nautilus could encounter delays in product introductions, or interruptions in product sales, as it develops alternative methods or products.
In addition, if Nautilus resorts to legal proceedings to enforce its intellectual property rights or to determine the validity, scope and coverage of the intellectual property or other proprietary rights of others, the proceedings could be burdensome and expensive, even if Nautilus were to prevail.
Nautilus’ commercial success may depend in part on its non-infringement of the patents or proprietary rights of third parties. Numerous significant intellectual property issues have been litigated, and will likely continue to be litigated, between existing and new participants in the life sciences market and competitors may assert that Nautilus’ products infringe their intellectual property rights as part of a business strategy to impede Nautilus’ successful entry into those markets. Third parties may assert that Nautilus is employing their proprietary technology without authorization. Nautilus is aware that there are issued third party patents that are in the general proteomics field. Specifically, Nautilus is aware of various U.S. patents and U.S. non-provisional applications assigned to Washington University and the National Institute of Health, with claims directed to characterizing and identifying a polypeptide strand.
In addition, Nautilus’ competitors and others may have patents or may in the future obtain patents and may claim that use of Nautilus’ products infringes these patents. As Nautilus moves into new markets and applications for its products, incumbent participants in such markets may assert their patents and other proprietary rights against Nautilus as a means of slowing or preventing its entry into such markets, or as a means to extract substantial license and royalty payments from Nautilus.
Issued patents covering Nautilus’ products could be found invalid or unenforceable if challenged.
Nautilus’ owned and any future licensed patents and patent applications may be subject to validity, enforceability and priority disputes. The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability. Some of Nautilus’ patents or patent applications may be challenged at a future point in time in opposition, derivation, reexamination, inter partes review, post-grant review or interference or other similar proceedings. Any successful third-party challenge to Nautilus’ patents in this or any other proceeding could result in the unenforceability or invalidity of such patents, which may lead to increased competition to Nautilus’ business, which could have a material adverse effect on its business, financial condition, results of operations and prospects. In addition, if Nautilus or any future licensor initiates legal proceedings against a third party to enforce a patent covering Nautilus’ products, the defendant could counterclaim that such patent covering Nautilus’ products, as applicable, is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. There are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including, but not limited to, lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the relevant patent office, or made a misleading statement, during prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include ex parte re-examination, inter partes review, post-grant review, derivation and equivalent proceedings in non-U.S. jurisdictions, such as opposition proceedings. Such proceedings could result in revocation of or amendment to Nautilus’ patents in such a way that they no longer cover and protect its products. With respect to the validity of Nautilus’ patents, for example, Nautilus cannot be certain that there is no invalidating prior art of which Nautilus, any future licensor, Nautilus’ patent counsel and the patent examiner were unaware during prosecution. The outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. If a defendant or other third party were to prevail on a legal assertion of invalidity or unenforceability, Nautilus would lose at least part, and perhaps all, of the patent protection for its products and technologies, which could have a material adverse effect on its business, financial condition, results of operations and prospects. In addition, if the breadth or strength of protection provided by Nautilus’ patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with Nautilus to license intellectual property or develop or commercialize current or future products.

Nautilus may not be aware of all third-party intellectual property rights potentially relating to its products. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until approximately 18 months after filing or, in some cases, not until such patent applications issue as patents. Nautilus might not have been the first to make the inventions covered by each of its pending patent applications and it might not have been the first to file patent applications for these inventions. To determine the priority of these inventions, Nautilus may have to participate in interference proceedings, derivation proceedings or other post-grant proceedings declared by the USPTO, or other similar proceedings in non-U.S. jurisdictions, that could result in substantial cost to Nautilus and the loss of valuable patent protection. The outcome of such proceedings is uncertain. No assurance can be given that other patent applications will not have priority over Nautilus’ patent applications. In addition, changes to the patent laws of the United States in the last decade allow for various post-grant opposition proceedings that have not been extensively tested, and their outcome is therefore uncertain. Furthermore, if third parties bring these proceedings against Nautilus’ patents, regardless of the merit of such proceedings and regardless of whether Nautilus is successful, it could experience significant costs and its management may be distracted. Any of the foregoing events could have a material adverse effect on Nautilus’ business, financial condition, results of operations and prospects.
If Nautilus is unable to protect the confidentiality of its trade secrets, the value of its technology could be materially adversely affected and its business could be harmed.
Nautilus relies heavily on trade secrets and confidentiality agreements to protect its unpatented know-how, technology and other proprietary information, including parts of the Nautilus Platform, and to maintain its competitive position. However, trade secrets and know-how can be difficult to protect. In particular, Nautilus anticipates that with respect to its technologies, these trade secrets and know how will over time be disseminated within the industry through independent development, the publication of journal articles describing the methodology, and the movement of personnel between academic and industry scientific positions.
In addition to pursuing patents on Nautilus’ technology, Nautilus takes steps to protect its intellectual property and proprietary technology by entering into agreements, including confidentiality agreements, non-disclosure agreements and intellectual property assignment agreements, with its employees, consultants, academic institutions, corporate partners and, when needed, its advisers. However, Nautilus cannot be certain that such agreements have been entered into with all relevant parties, and it cannot be certain that its trade secrets and other confidential proprietary information will not be disclosed or that competitors or other third parties will not otherwise gain access to Nautilus’ trade secrets or independently develop substantially equivalent information and techniques. For example, any of these parties may breach the agreements and disclose Nautilus’ proprietary information, including Nautilus’ trade secrets, and it may not be able to obtain adequate remedies for such breaches. Such agreements may not be enforceable or may not provide meaningful protection for Nautilus’ trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and Nautilus may not be able to prevent such unauthorized disclosure, which could adversely impact its ability to establish or maintain a competitive advantage in the market, business, financial condition, results of operations and prospects.
Monitoring unauthorized disclosure is difficult, and Nautilus does not know whether the steps it has taken to prevent such disclosure are, or will be, adequate. If Nautilus was to enforce a claim that a third party had wrongfully obtained and was using Nautilus’ trade secrets, it would be expensive and time-consuming, it could distract Nautilus’ personnel, and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets.
Nautilus also seeks to preserve the integrity and confidentiality of its confidential proprietary information by maintaining physical security of its premises and physical and electronic security of its information technology systems, but it is possible that these security measures could be breached. If any of Nautilus’ confidential proprietary information were to be lawfully obtained or independently developed by a competitor or other third party, absent patent protection, Nautilus would have no right to prevent such competitor from using that technology or information to compete with Nautilus, which could harm Nautilus’ competitive position. Competitors or third parties could purchase Nautilus’ products and attempt to replicate some or all of the competitive advantages Nautilus derives from its development efforts, design around its protected technology, develop their own competitive technologies that fall outside the scope of Nautilus’ intellectual property rights or independently develop its technologies without reference to its trade secrets. If any of Nautilus’ trade secrets were to be disclosed to or independently discovered by a competitor or other third party, it could materially and adversely affect Nautilus’ business, financial condition, results of operations and prospects.
Nautilus may be subject to claims challenging the inventorship of its patents and other intellectual property.
Nautilus or any future licensor may be subject to claims that former employees, collaborators or other third parties have an interest in Nautilus’ patents, trade secrets or other intellectual property. For example, Nautilus or any future licensor may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing Nautilus’ products. In addition, counterparties to Nautilus’ consulting, software development, and other agreements may assert that they have an ownership interest in intellectual property developed under such arrangements. Litigation may be necessary to defend against claims challenging ownership or inventorship of Nautilus’ or any future licensor’s ownership of Nautilus’ patents, trade secrets or other intellectual property. If Nautilus or any future licensor fails in defending any such claims, in addition to paying monetary damages, Nautilus may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to the Nautilus Platform, including Nautilus’ software, workflows, consumables and reagent kits. In such an event, Nautilus may be required to obtain licenses from third parties and such licenses may not be available on commercially reasonable terms or at all, or may be non-exclusive. If Nautilus is unable to obtain and maintain such licenses, it may need to cease the development, manufacture or commercialization of its products and technologies. Even if Nautilus is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees, and certain customers or partners may defer engaging with Nautilus until the particular dispute is resolved. Any of the foregoing could have a material adverse effect on Nautilus’ business, financial condition, results of operations and prospects.
Nautilus may not be able to protect and enforce its trademarks and trade names, or build name recognition in its markets of interest thereby harming its competitive position.
The registered or unregistered trademarks or trade names that Nautilus owns may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other marks. Nautilus may not be able to protect its rights in these trademarks and trade names, which it needs in order to build name recognition. In addition, third parties have filed, and may in the future file, for registration of trademarks similar or identical to Nautilus’ trademarks, thereby impeding Nautilus’ ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of Nautilus’ registered or unregistered trademarks or trade names. Further, Nautilus has and may in the future enter into agreements with owners of such third party trade names or trademarks to avoid potential trademark litigation which may limit Nautilus’ ability to use its trade names or trademarks in certain fields of business. Over the long term, if Nautilus is unable to establish name recognition based on its trademarks and trade names, then it may not be able to compete effectively, and its business, financial condition, results of operations and prospects may be adversely affected. Nautilus’ efforts to enforce or protect its proprietary rights related to trademarks, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources. Any of the foregoing events could have a material adverse effect on Nautilus’ business, financial condition and results of operations.
Patent terms may be inadequate to protect Nautilus’ competitive position on the Nautilus Platform for an adequate amount of time.
Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. While extensions may be available, the life of a patent, and the protection it affords, is limited. In the United States, a patent’s term may, in certain cases, be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO in examining and granting a patent, or may be shortened if a patent is terminally disclaimed over a commonly owned patent or a patent naming a common inventor and having an earlier expiration date. Even if patents covering Nautilus’ products are obtained, once the patent life has expired, Nautilus may be open to competition from competitive products. If one of Nautilus’ products requires extended development, testing and/or regulatory review, patents protecting such products might expire before or shortly after such products are commercialized. As a result, Nautilus’ owned and licensed patent portfolio may not provide it with sufficient rights to exclude others from commercializing products similar or identical to Nautilus’, which could have a material adverse effect on its business, financial condition and results of operations.
Obtaining and maintaining Nautilus’ patent protection depends on compliance with various required procedures, document submissions, fee payments and other requirements imposed by governmental patent agencies, and Nautilus’ patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States at several stages over the lifetime of the patents and/or applications. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In certain circumstances, Nautilus may rely on any future licensor to pay these fees due to the U.S. and non-U.S. patent agencies and to take the necessary action to comply with these requirements with respect to any future licensed intellectual property. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, Nautilus’ competitors may be able to enter the market without infringing its patents and this circumstance would have a material adverse effect on its business, financial condition, results of operations and prospects.
Nautilus may be subject to claims that its employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that its employees have wrongfully used or disclosed trade secrets of their former employers.
Nautilus has employed and expects to employ individuals who were previously employed at universities or other companies, including, for example, Nautilus’ competitors or potential competitors. Although Nautilus tries to ensure that its employees, consultants, advisors and independent contractors do not use the proprietary information or know-how of others in their work for Nautilus, it may be subject to claims that its employees, advisors, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information of their former employers or other third parties, or to claims that Nautilus have improperly used or obtained such trade secrets. Litigation may be necessary to defend against these claims. If Nautilus fails in defending such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights and face increased competition to its business. Any such litigation or the threat thereof may adversely affect Nautilus’ ability to hire employees or contract with advisors, contractors and consultants. A loss of key research personnel work product could hamper or prevent Nautilus’ ability to commercialize potential products, which could harm its business. Even if Nautilus is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. This type of litigation or proceeding could substantially increase Nautilus’ operating losses and reduce its resources available for development activities. Some of Nautilus’ competitors may be able to sustain the costs of this type of litigation or proceedings more effectively than Nautilus can because of their substantially greater financial resources.
In addition, while it is Nautilus’ policy to require its employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to Nautilus, Nautilus may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that Nautilus regards as its own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and Nautilus may be forced to bring claims against third parties, or defend claims that they may bring against Nautilus, to determine the ownership of what Nautilus regards as its intellectual property. Furthermore, individuals executing agreements with Nautilus may have pre-existing or competing obligations to a third party, such as an academic institution, and thus an agreement with Nautilus may be ineffective in perfecting ownership of inventions developed by that individual, which could have a material adverse effect on Nautilus’ business, financial condition, results of operations, and prospects.

Furthermore, Nautilus or any future licensor may in the future be subject to claims by former or current employees, consultants or other third parties asserting an ownership right or inventorship in Nautilus’ owned, or any future licensed, patents or patent applications. For example, Nautilus’ Founder and Chief Scientist is employed by Stanford University and a member of the Stanford Cancer Institute. Stanford University and the Stanford Cancer Institute may assert an ownership right in any of Nautilus’ owned patents or patent applications. Nautilus may have other consultants that are or have been employed by third parties, which may assert an ownership right in any of Nautilus’ owned patents or patent applications. In addition, Nautilus is aware that it might not be able to obtain ownership of or seek a license to any intellectual property developed during a research collaboration with a third party. An adverse determination in any such proceeding may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit Nautilus’ ability to stop others from using or commercializing similar technology, without payment to Nautilus, or could limit the duration of the patent protection covering Nautilus’ technology and products. Such challenges may also result in Nautilus’ inability to develop, manufacture or commercialize its products without infringing third-party patent rights. Any of the foregoing could harm Nautilus’ business, financial condition, results of operations and prospects.
If Nautilus cannot license rights to use technologies on reasonable terms, it may not be able to commercialize new products in the future.
Nautilus may identify third-party technology that it may need to license or acquire in order to develop or commercialize its products or technologies, including the Nautilus Platform. However, Nautilus may be unable to secure such licenses or acquisitions. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that Nautilus may consider attractive or necessary. These established companies may have a competitive advantage over Nautilus due to their size, capital resources, or greater development and commercialization capabilities. In addition, companies that perceive Nautilus to be a competitor may be unwilling to assign or license rights to Nautilus.
Nautilus also may be unable to license or acquire third-party intellectual property rights on terms that would allow it to make an appropriate return on its investment or at all. In return for the use of a third party’s technology, Nautilus may agree to pay the licensor royalties based on sales of Nautilus’ products or services. Royalties are a component of cost of products or technologies and affect the margins on Nautilus’ products. Nautilus may also need to negotiate licenses to patents or patent applications before or after introducing a commercial product. Nautilus may not be able to obtain necessary licenses to patents or patent applications, and its business may suffer if it is unable to enter into the necessary licenses on acceptable terms or at all, if any necessary licenses are subsequently terminated, if the licensor fails to abide by the terms of the license or fails to prevent infringement by third parties, or if the licensed intellectual property rights are found to be invalid or unenforceable.
Nautilus’ use of open source software and failure to comply with the terms of the underlying open source software licenses could impose limitations on its ability to commercialize its products and provide third parties to its proprietary software.
Nautilus’ products utilize open source software that contain modules licensed for use from third-party authors under open source licenses. In particular, some of the software may be provided under license arrangements that allow use of the software for research or other noncommercial purposes. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source software licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Some open source software licenses contain requirements that the licensee make its source code publicly available if the licensee creates modifications or derivative works using the open source software, depending on the type of open source software the licensee uses and how the licensee uses it. If Nautilus combines its proprietary software with open source software in a certain manner, Nautilus could, under certain open source software licenses, be required to release the source code of its proprietary software to the public for free. This would allow Nautilus’ competitors and other third parties to create similar products with less development effort and time and ultimately could result in a loss of Nautilus’ product sales and revenue, which could have a material adverse effect on Nautilus’ business, financial condition, results of operations and prospects. In addition, some companies that use third-party open source software have faced claims challenging their use of such open source software and their compliance with the terms of the applicable open source license. Nautilus may be subject to suits by third parties claiming ownership of what Nautilus believes to be open source software, or claiming non-compliance with the applicable open source licensing terms. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to compromise or attempt to compromise our technology platform and systems.
Although Nautilus reviews and monitors its use of open source software to avoid subjecting its proprietary software to conditions Nautilus does not intend, the terms of many open source software licenses have not been interpreted by United States courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize Nautilus’ products and proprietary software. Moreover, Nautilus cannot assure investors that Nautilus’ processes for monitoring and controlling its use of open source software in its products will be effective. If Nautilus is held to have breached the terms of an open source software license, Nautilus could be subject to damages, required to seek licenses from third parties to continue offering its products on terms that are not economically feasible, to re-engineer our products, to discontinue the sale of its products if re-engineering could not be accomplished on a timely basis, or to make generally available, in source code form, its proprietary code, any of which could adversely affect our business, financial condition, results of operations and prospects.
Intellectual property rights do not necessarily address all potential threats.
The degree of future protection afforded by Nautilus’ intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect Nautilus’ business or permit it to maintain its competitive advantage. For example:
•others may be able to make products that are similar to products and technologies Nautilus may develop or may be able to utilize similar technologies that are not covered by the claims of the patents that Nautilus owns or licenses now or in the future;
•Nautilus, or any future licensor(s), might not have been the first to make the inventions covered by the issued patent or pending patent application that Nautilus licenses or may own in the future;
•Nautilus, or any future licensor(s), might not have been the first to file patent applications covering certain of Nautilus’ or their inventions;
•others may independently develop similar or alternative technologies or duplicate any of Nautilus’ technologies without infringing, misappropriating or otherwise violating Nautilus’ owned or future licensed intellectual property rights;
•it is possible that Nautilus’ pending patent applications or those that it may license or own in the future will not lead to issued patents;
•issued patents that Nautilus holds rights to may be held invalid or unenforceable, including as a result of legal challenges by Nautilus’ competitors;
•Nautilus’ competitors might conduct research and development activities in countries where Nautilus does not have patent rights and then use the information learned from such activities to develop competitive products for sale in Nautilus’ major commercial markets;
•Nautilus may not develop additional proprietary technologies that are patentable;
•the patents of others may harm Nautilus’ business; and
•Nautilus may choose not to file a patent for certain trade secrets or know-how, and a third party may independently derive, use, commercialize, publish or patent such intellectual property.
Should any of these events occur, they could materially adversely affect Nautilus’ business, financial condition, results of operations and prospects.

Risks Related to Regulatory and Legal Compliance Matters
Although Nautilus’ products currently are not labeled or intended for any use which would subject it to regulation by the FDA or other regulatory authorities, if Nautilus elects to label and promote any of its products as clinical or medical device products, it would be subject to regulation in the future and would be required to obtain prior approval or clearance by the FDA or other regulatory authorities, which could take significant time and expense and could fail to result in FDA clearance or approval for the intended uses Nautilus believes are commercially attractive.
Nautilus’ products are currently labeled and promoted, and are, and in the near-future will be, sold primarily to research companies and academic and research institutions as research use only (RUO) products, and are not currently intended to be used, for clinical diagnostic tests or as medical devices. If Nautilus elects to label and market Nautilus’ products for use as, or in the performance of, clinical diagnostics in the United States, thereby subjecting them to U.S. Food and Drug Administration (FDA) regulation as medical devices, Nautilus would be required to obtain premarket 510(k) clearance or premarket approval from the FDA, unless an exception applies.
Nautilus may in the future register with the FDA as a medical device manufacturer and list some of its products with the FDA pursuant to an FDA Class I listing for general purpose laboratory equipment. While this regulatory classification is exempt from certain FDA requirements, such as the need to submit a premarket notification commonly known as a 510(k) application, and some of the requirements of the FDA’s Quality System Regulations (QSRs), Nautilus would be subject to ongoing FDA “general controls,” which include compliance with FDA regulations for labeling, inspections by the FDA, complaint evaluation, corrections and removals reporting, promotional restrictions, reporting adverse events or malfunctions for Nautilus’ products, and general prohibitions against misbranding and adulteration.
In addition, Nautilus may in the future submit 510(k) premarket notification applications to the FDA to obtain FDA clearance of certain of its products on a selective basis. It is possible, in the event Nautilus elects to submit 510(k) applications for certain of its products, that the FDA would take the position that a more burdensome premarket application, such as a premarket approval application (PMA) or a de novo application is required for some of Nautilus’ products. If such applications were required, greater time and investment would be required to obtain FDA approval. Even if the FDA agreed that a 510(k) was appropriate, FDA clearance can be expensive and time consuming. It can take a significant amount of time to prepare and submit a 510(k) application, including conducting appropriate testing on Nautilus’ products, and several months to years for the FDA to review a submission. Notwithstanding the effort and expense, FDA clearance or approval could be denied for some or all of Nautilus’ products for which it chooses to market as a medical device or a clinical diagnostic device. Even if Nautilus was to seek and obtain regulatory approval or clearance, it may not be for the intended uses it requests or that it believes are important or commercially attractive. There can be no assurance that future products for which Nautilus may seek premarket clearance or approval will be cleared or approved by the FDA or a comparable foreign regulatory authority on a timely basis, if at all, nor can there be assurance that labeling claims will be consistent with Nautilus’ anticipated claims or adequate to support continued adoption of such products. Compliance with FDA or comparable foreign regulatory authority regulations will require substantial costs, and subject Nautilus to heightened scrutiny by regulators and substantial penalties for failure to comply with such requirements or the inability to market Nautilus’ products. The lengthy and unpredictable premarket clearance or approval process, as well as the unpredictability of the results of any required clinical studies, may result in Nautilus’ failing to obtain regulatory clearance or approval to market such products, which would significantly harm Nautilus’ business, results of operations, reputation, and prospects.
If Nautilus sought and received regulatory clearance or approval for certain of its products, Nautilus would be subject to ongoing FDA obligations and continued regulatory oversight and review, including the general controls listed above and the FDA’s QSRs for Nautilus’ development and manufacturing operations. In addition, Nautilus may be required to obtain a new 510(k) clearance before it could introduce subsequent modifications or improvements to such products. Nautilus could also be subject to additional FDA post-marketing obligations for such products, any or all of which would increase Nautilus’ costs and divert resources away from other projects. If Nautilus sought and received regulatory clearance or approval and are not able to maintain regulatory compliance with applicable laws, Nautilus could be prohibited from marketing its products for use as, or in the performance of, clinical diagnostics and/or could be subject to enforcement actions, including warning letters and adverse publicity, fines, injunctions, and civil penalties; recall or seizure of products; operating restrictions; and criminal prosecution.
In addition, Nautilus could decide to seek regulatory clearance or approval for certain of Nautilus’ products in countries outside of the United States. Sales of such products outside the United States will likely be subject to foreign regulatory requirements, which can vary greatly from country to country. As a result, the time required to obtain clearances or approvals outside the United States may differ from that required to obtain FDA clearance or approval and Nautilus may not be able to obtain foreign regulatory approvals on a timely basis or at all. Once the Brexit transition period ends, for medical device products the Nautilus intends to market in the U.K., Nautilus will be subject to regulatory requirements of the Medicines and Healthcare products Regulatory Agency (MHRA). These foreign regulations and any future requirements that may be implemented by regulatory authorities will increase the difficulty of obtaining and maintaining regulatory approvals and compliance in Europe in the future. In addition, the FDA regulates exports of medical devices. Failure to comply with these regulatory requirements or obtain and maintain required approvals, clearances or certifications could impair Nautilus’ ability to commercialize its products for diagnostic use outside of the United States.
Nautilus’ products could become subject to government regulation as medical devices by the FDA and other regulatory agencies even if it does not elect to seek regulatory clearance or approval to market Nautilus’ products for diagnostic purposes, which would adversely impact Nautilus’ ability to market and sell its products and harm its business. If Nautilus’ products become subject to FDA regulation, the regulatory clearance or approval and the maintenance of continued and post-market regulatory compliance for such products will be expensive, time-consuming, and uncertain both in timing and in outcome.
Nautilus does not currently expect the Nautilus Platform to be subject to the clearance or approval of the FDA, as it is not intended to be used for the diagnosis, treatment or prevention of disease. However, as Nautilus expands its product line and the applications and uses of Nautilus’ current or products into new fields, certain of Nautilus’ future products could become subject to regulation by the FDA, or comparable international agencies, including requirements for regulatory clearance or approval of such products before they can be marketed. Also, even if Nautilus’ products are labeled, promoted, and intended as research use only (RUO), the FDA or comparable agencies of other countries could disagree with Nautilus’ conclusion that Nautilus’ products are intended for research use only or deem Nautilus’ sales, marketing and promotional efforts as being inconsistent with RUO products. For example, Nautilus’ customers may independently elect to use Nautilus’ RUO labeled products in their own laboratory developed tests (LDTs) for clinical diagnostic use. While the FDA has traditionally exercised enforcement discretion with LDTs, the FDA could take the view that Nautilus’ sale of its RUO labeled products were made with the knowledge that the products will be used as medical devices, and could therefore subject Nautilus’ products to government regulation, and the regulatory clearance or approval and maintenance process for such products may be uncertain, expensive, and time-consuming. Regulatory requirements related to marketing, selling, and distribution of RUO products could change or be uncertain, even if clinical uses of Nautilus’ RUO products by Nautilus’ customers were done without Nautilus’ consent. If the FDA or other regulatory authorities assert that any of Nautilus’ RUO products are subject to regulatory clearance or approval, Nautilus’ business, financial condition, or results of operations could be adversely affected.
The FDA has historically exercised enforcement discretion in not enforcing the medical device regulations against laboratories offering LDTs. Recently, as part of the Trump Administration’s efforts to combat COVID-19 and consistent with the President’s direction in Executive Orders 13771 and 13924, the Department of Health and Human Services (HHS) announced rescission of guidance and other informal issuances of the FDA regarding premarket review of LDT absent notice-and-comment rulemaking, stating that, absent notice-and-comment rulemaking, those seeking approval or clearance of, or an emergency use authorization, for an LDT may nonetheless voluntarily submit a premarket approval application, premarket notification or an Emergency Use Authorization request, respectively, but are not required to do so. However, laboratories opting to use LDTs without FDA premarket review or authorization would not be eligible for liability protection under the Public Readiness and Emergency Preparedness Act. While this action by HHS is expected to reduce the regulatory burden on clinical laboratories certified under the Clinical Laboratory Improvement Amendments of 1988 that develop LDTs, it is unclear how this action as well as future legislation by federal and state governments and the FDA will impact the industry, including Nautilus’ business and that of its customers. Such HHS measure may compel the FDA to formalize earlier enforcement discretionary policies and informal guidance through notice-and-comment rulemaking, impose further restrictions on LDTs, and/or regulate biospecimen sample collection products distributed by laboratories as separate medical devices subject to FDA regulation independent from LDT regulation. HHS’ rescission policy may change over time. Congress could also enact legislation restricting LDTs. Any restrictions on LDTs by the FDA, HHS, Congress, or state regulatory authorities may decrease the demand for Nautilus’ products. The adoption of new restrictions on RUO products, whether by the FDA or Congress, could adversely affect demand for Nautilus’ specialized reagents and instruments. Further, Nautilus could be required to obtain premarket clearance or approval before Nautilus can sell its products to certain customers.
Further, sales of devices for diagnostic purposes may subject Nautilus to additional healthcare regulation and enforcement by the applicable government agencies. Such laws include, without limitation, state and federal anti-kickback or anti-referral laws, healthcare fraud and abuse laws, false claims laws, privacy and security laws, the Physician Payments Sunshine Act and related transparency and manufacturer reporting laws, and other laws and regulations applicable to medical device manufacturers.
Additionally, on November 25, 2013, the FDA issued Final Guidance “Distribution of In Vitro Diagnostic Products Labeled for Research Use Only.” This guidance emphasizes that the FDA will review the totality of the circumstances when it comes to evaluating whether equipment and testing components are properly labeled as RUO. This guidance states that merely including a labeling statement that the product is for research purposes only will not necessarily render the device exempt from the FDA’s clearance, approval, and other regulatory requirements if the circumstances surrounding the distribution, marketing and promotional practices indicate that the manufacturer knows its products are, or intends for its products to be, used for clinical diagnostic purposes. These circumstances may include written or verbal sales and marketing claims or links to articles regarding a product’s performance in clinical applications and a manufacturer’s provision of technical support for clinical applications.
Nautilus is currently subject to, and may in the future become subject to additional, U.S. federal and state laws and regulations imposing obligations on how Nautilus collects, stores and processes personal information. Nautilus’ actual or perceived failure to comply with such obligations could harm its business. Ensuring compliance with such laws could also impair Nautilus’ efforts to maintain and expand its future customer base, and thereby decrease its revenue.
In the ordinary course of Nautilus’ business, it currently, and, in the future, will, collect, store, transfer, use or process sensitive data, including personally identifiable information of employees, and intellectual property and proprietary business information owned or controlled by Nautilus and other parties. The secure processing, storage, maintenance, and transmission of this critical information are vital to Nautilus’ operations and business strategy. Nautilus is, and may increasingly become, subject to various laws and regulations, as well as contractual obligations, relating to data privacy and security in the jurisdictions in which it operates. The regulatory environment related to data privacy and security is increasingly rigorous, with new and constantly changing requirements applicable to Nautilus’ business, and enforcement practices are likely to remain uncertain for the foreseeable future. These laws and regulations may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material adverse effect on Nautilus’ business, financial condition, results of operations and prospects.
In the United States, various federal and state regulators, including governmental agencies like the Consumer Financial Protection Bureau and the Federal Trade Commission, have adopted, or are considering adopting, laws and regulations concerning personal information and data security. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to personal information than federal, international or other state laws, and such laws may differ from each other, all of which may complicate compliance efforts. For example, the California Consumer Privacy Act (CCPA), which increases privacy rights for California residents and imposes obligations on companies that process their personal information, came into effect on January 1, 2020. Among other things, the CCPA requires covered companies to provide new disclosures to California consumers and provide such consumers new data protection and privacy rights, including the ability to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. In November 2020, California passed the California Privacy Rights

Act (CPRA), which amends and expands the CCPA. While most of the substantive provisions in CPRA will not take effect until 2023 and although the CCPA includes exemptions for certain clinical trial data, the law may increase Nautilus’ compliance costs and potential liability with respect to other personal information Nautilus collects about California customers. It is possible that these consumer, health-related and data protection laws may be interpreted and applied in a manner that is inconsistent with Nautilus’ practices. If so, this could result in government-imposed fines or orders requiring that Nautilus changes its practices, which could adversely affect its business. In addition, laws in all 50 U.S. states require businesses to provide notice to consumers whose personal information has been disclosed as a result of a data breach. State laws are changing rapidly and there is discussion in the U.S. Congress of a new comprehensive federal data privacy law to which Nautilus would become subject if it is enacted.
Furthermore, regulations promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (HIPAA), establish privacy and security standards that limit the use and disclosure of individually identifiable health information (known as “protected health information”) and require the implementation of administrative, physical and technological safeguards to protect the privacy of protected health information and ensure the confidentiality, integrity and availability of electronic protected health information. Determining whether protected health information has been handled in compliance with applicable privacy standards and Nautilus’ contractual obligations can require complex factual and statistical analyses and may be subject to changing interpretation. Although Nautilus takes measures to protect sensitive data from unauthorized access, use or disclosure, Nautilus’ information technology and infrastructure may be vulnerable to attacks by hackers or viruses or breached due to employee error, malfeasance or other malicious or inadvertent disruptions. Any such breach or interruption could compromise Nautilus’ networks and the information stored there could be accessed by unauthorized parties, manipulated, publicly disclosed, lost or stolen. Any such access, breach or other loss of information could result in legal claims or proceedings, and liability under federal or state laws that protect the privacy of personal information, such as the HIPAA, the Health Information Technology for Economic and Clinical Health Act (HITECH), and regulatory penalties. Notice of breaches must be made to affected individuals, the Secretary of the Department of Health and Human Services, and for extensive breaches, notice may need to be made to the media or State Attorneys General. Such a notice could harm Nautilus’ reputation and its ability to compete.
Nautilus is in the process of evaluating compliance needs but does not currently have in place formal policies and procedures related to the storage, collection and processing of information, and has not conducted any internal or external data privacy audits, to ensure Nautilus’ compliance with all applicable data protection laws and regulations. Additionally, Nautilus does not currently have policies and procedures in place for assessing its third-party vendors’ compliance with applicable data protection laws and regulations. All of these evolving compliance and operational requirements impose significant costs, such as costs related to organizational changes, implementing additional protection technologies, training employees and engaging consultants, which are likely to increase over time. In addition, such requirements may require Nautilus to modify its data processing practices and policies, distract management or divert resources from other initiatives and projects, all of which could have a material adverse effect on Nautilus’ business, financial condition, results of operations and prospects. Any failure or perceived failure by Nautilus or its third-party vendors, collaborators, contractors and consultants to comply with any applicable federal, state or similar foreign laws and regulations relating to data privacy and security, or could result in damage to Nautilus’ reputation, as well as proceedings or litigation by governmental agencies or other third parties, including class action privacy litigation in certain jurisdictions, which would subject Nautilus to significant fines, sanctions, awards, penalties or judgments, all of which could have a material adverse effect on Nautilus’ business, financial condition, results of operations and prospects.
If Nautilus expands its development and commercialization activities outside of the United States, it will be subject to an increased risk of inadvertently conducting activities in a manner that violates the U.S. Foreign Corrupt Practices Act and similar laws. If that occurs, Nautilus may be subject to civil or criminal penalties which could have a material adverse effect on its business, financial condition, results of operations and growth prospects.
Nautilus is subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, which prohibits corporations and individuals from paying, offering to pay, or authorizing the payment of anything of value to any foreign government official, government staff member, political party, or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity. Nautilus is also subject to the UK Anti-Bribery Act, which prohibits both domestic and international bribery, as well as bribery across both public and private sectors.
If Nautilus chooses to establish and expand its commercial operations outside of the United States it will need to comply with non-U.S. regulatory requirements, will need to establish and expand business relationships with various third parties, and it will interact more frequently with foreign officials, including regulatory authorities. Expanded programs to maintain compliance with such laws will be costly and may not be effective. Any interactions with any such parties or individuals where compensation is provided that are found to be in violation of such laws could result in substantial fines and penalties and could materially harm Nautilus’ business. Furthermore, any finding of a violation under one country’s laws may increase the likelihood that Nautilus will be prosecuted and be found to have violated another country’s laws. If Nautilus’ business practices outside the United States are found to be in violation of the FCPA, UK Anti-Bribery Act or other similar laws, Nautilus may be subject to significant civil and criminal penalties which could have a material adverse effect on Nautilus’ financial condition and results of operations.
Environmental and health safety laws may result in liabilities, expenses and restrictions on Nautilus’ operations. Failure to comply with environmental laws and regulations could subject Nautilus to significant liability.
Federal, state, local and foreign laws regarding environmental protection, hazardous substances and human health and safety may adversely affect Nautilus’ business. Nautilus’ research and development operations involve the use of hazardous substances and are subject to a variety of federal, state, local and foreign environmental laws and regulations relating to the storage, use, discharge, disposal, remediation of, and human exposure to, hazardous substances and the sale, labeling, collection, recycling, treatment and disposal of products containing hazardous substances. These operations are permitted by regulatory authorities, and the resultant waste materials are disposed of in material compliance with environmental laws and regulations. Using hazardous substances in its operations exposes Nautilus to the risk of accidental injury, contamination or other liability from the use, storage, importation, handling or disposal of hazardous materials. If Nautilus’ or its suppliers’ operations result in the contamination of the environment or expose individuals to hazardous substances, Nautilus could be liable for damages and fines, and any liability could significantly exceed Nautilus’ insurance coverage and have a material adverse effect on Nautilus’ business, financial condition and results of operations. Liability under environmental laws and regulations can be joint and several and without regard to fault or negligence. Compliance with environmental laws and regulations may be expensive and noncompliance could result in substantial liabilities, fines and penalties, personal injury and third-party property damage claims and substantial investigation and remediation costs. Environmental laws and regulations could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. Nautilus cannot assure you that violations of these laws and regulations will not occur in the future or have not occurred in the past as a result of human error, accidents, equipment failure or other causes. The expense associated with environmental regulation and remediation could harm Nautilus’ financial condition and operating results.
Nautilus’ employees, independent contractors, consultants, commercial partners, distributors and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.
Nautilus is exposed to the risk that its employees, independent contractors, consultants, commercial collaborators, distributors, suppliers and vendors may engage in misconduct or other improper activities. Misconduct by these parties could include failures to comply with applicable FDA regulations, provide accurate information to the FDA, comply with federal and state health care fraud and abuse laws and regulations, accurately report financial information or data or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by these parties could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to Nautilus’ reputation. It is not always possible to identify and deter misconduct by these parties, and the precautions Nautilus takes to detect and prevent such misconduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting Nautilus from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against Nautilus, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on Nautilus’ business, including the imposition of significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of Nautilus’ operations.
Risks Related to Ownership of New Nautilus’ Common Stock
An active trading market for New Nautilus’ common stock may never develop or be sustained.
We cannot assure you that an active trading market for New Nautilus’ common stock will develop on the Nasdaq or elsewhere. If an active trading market does not develop, or develops but is not maintained, you may have difficulty selling any of New Nautilus’ common stock due to the limited public float. Accordingly, we cannot assure you of your ability to sell your shares of New Nautilus’ common stock when desired or the prices that you may obtain for your shares.
Upon consummation of the Business Combination, the market price of New Nautilus’ common stock may be volatile, which could result in substantial losses for investors.
Upon consummation of the Business Combination, the price of New Nautilus’ common stock may fluctuate due to a variety of factors, including:
•the timing of the launch and commercialization of New Nautilus’ products and degree to which such launch and commercialization meets the expectations of securities analysts and investors;
•actual or anticipated fluctuations in New Nautilus’ operating results, including fluctuations in its quarterly and annual results;
•operating expenses being more than anticipated;
•the failure or discontinuation of any of New Nautilus’ product development and research programs;
•changes in the structure or funding of research at academic and research laboratories and institutions, including changes that would affect their ability to purchase New Nautilus’ instruments or consumables;
•the success of existing or new competitive businesses or technologies;
•announcements about new research programs or products of New Nautilus’ competitors;
•developments or disputes concerning patent applications, issued patents or other proprietary rights;
•the recruitment or departure of key personnel;
•litigation and governmental investigations involving New Nautilus, its industry or both;
•regulatory or legal developments in the United States and other countries;
•volatility and variations in market conditions in the life sciences technology sector generally, or the proteomics or genomics sectors specifically;
•investor perceptions of New Nautilus or its industry;
•the level of expenses related to any of New Nautilus’ research and development programs or products;
•actual or anticipated changes in New Nautilus’ estimates as to its financial results or development timelines, variations in its financial results or those of companies that are perceived to be similar to New

Nautilus or changes in estimates or recommendations by securities analysts, if any, that cover New Nautilus’ common stock or companies that are perceived to be similar to New Nautilus;
•whether New Nautilus’ financial results meet the expectations of securities analysts or investors;
•the announcement or expectation of additional financing efforts;
•sales of New Nautilus’ common stock by New Nautilus or by its insiders or other stockholders;
•the expiration of market standoff or lock-up agreements;
•general economic, industry and market conditions; and
•the COVID-19 pandemic, natural disasters or major catastrophic events.
Recently, stock markets in general, and the market for life sciences technology companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to changes in the operating performance of the companies whose stock is experiencing those price and volume fluctuations, particularly in light of the current COVID-19 pandemic. Broad market and industry factors may seriously affect the market price of New Nautilus’ common stock, regardless of New Nautilus’ actual operating performance. These fluctuations may be even more pronounced in the trading market for New Nautilus’ common stock. Following periods of such volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of New Nautilus’ common stock price, it may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from its business.
Reports published by analysts, including projections in those reports that differ from New Nautilus’ actual results, could adversely affect the price and trading volume of its common shares.
Securities research analysts may establish and publish their own periodic projections for New Nautilus following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. The share price of New Nautilus’ common stock may decline if New Nautilus’ actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on New Nautilus downgrades its stock or publishes inaccurate or unfavorable research about its business, the share price of New Nautilus’ common stock could decline. If one or more of these analysts ceases coverage of New Nautilus or fails to publish reports on it regularly, the share price or trading volume of New Nautilus’ common stock could decline. While New Nautilus expects research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of New Nautilus, the market price and volume for New Nautilus’ common shares could be adversely affected.
A significant portion of New Nautilus’ total outstanding shares will be restricted from immediate resale upon the closing of the Business Combination but may be sold into the market in the near future. This could cause the market price of New Nautilus’ common stock to drop significantly, even if New Nautilus’ business is doing well.
Sales of a substantial number of shares of New Nautilus’ common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Nautilus’ common stock.
It is anticipated that, upon completion of the Business Combination, (i) the Nautilus stockholders (excluding the Perceptive Shareholders) will own, in respect of their existing Nautilus shares, collectively, approximately 66.2% of the outstanding New Nautilus common stock, (ii) ARYA’s initial shareholders and the Perceptive Shareholders will own approximately 10.2% of the outstanding New Nautilus common stock and (iii) the PIPE Investors other than the Perceptive PIPE Investor will own approximately 11.6% of the outstanding New Nautilus common stock, in each case, assuming that none of ARYA’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 71.2%, 10.9% and 12.5%, respectively, assuming that 8,752,100 of ARYA’s outstanding public shares are redeemed in connection with the Business Combination, which is the estimated maximum number of shares that may be redeemed while still enabling the Aggregate Transaction Proceeds condition to be met. These percentages assume that 85,295,562 shares of New Nautilus’ common stock are issued to the holders of shares of common stock and preferred stock of Nautilus (including the Perceptive Shareholders) in respect of their existing Nautilus shares at Closing, which would be the number of shares of New Nautilus’ common stock issued to these holders if Closing were to occur on April 1, 2021. The number of shares of New Nautilus’ common stock issued to the holders of shares of common stock and preferred stock of Nautilus at Closing will fluctuate based on the number of shares underlying Nautilus options, whether vested or unvested (and the exercise price of such options), outstanding at Closing. Nautilus options (whether vested or unvested) are taken into account for purposes of allocating the implied $900 million equity value of Nautilus among the holders of shares and equity awards of Nautilus, with the value allocable to such options being determined based on the treasury stock method. In addition, these percentages take into account the 20,000,000 shares of New Nautilus’ common stock to be issued in the PIPE Financing and do not take into account any shares of New Nautilus’ common stock underlying vested and unvested options that will be held by equityholders of New Nautilus immediately following Closing. Based on these assumptions, and assuming that none of ARYA’s outstanding public shares are redeemed in connection with the Business Combination, there would be approximately 124,482,062 shares of New Nautilus common stock outstanding immediately following the consummation of the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in New Nautilus will be different.
Pursuant to the Amended and Restated Registration Rights and Lock-Up Agreement and the Proposed Bylaws, after the consummation of the Business Combination and subject to certain exceptions, ARYA’s initial shareholders, the Perceptive Shareholders and the Nautilus Shareholders will be restricted from selling or transferring any shares of New Nautilus Common Stock. However, these shares may be sold after the expiration of the respective applicable lock-up under the Amended and Restated Registration Rights and Lock-Up Agreement and the Proposed Bylaws, as applicable. Pursuant to the Amended and Restated Registration Rights and Lock-Up Agreement and the Subscription Agreements, New Nautilus will be required to file one or more registration statements shortly after the closing of the Business Combination to provide for the resale of the shares issued in the PIPE Financing and the shares of New Nautilus Common Stock held by the parties to the Amended and Restated Registration Right and Lock-Up Agreement. As restrictions on resale end and the registration statements are available for use, the market price of New Nautilus Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
New Nautilus has broad discretion in the use of the net proceeds from the Business Combination and the PIPE Financing and may not use them effectively.
New Nautilus cannot specify with certainty the particular uses of the net proceeds it will receive from the Business Combination and the PIPE Financing. New Nautilus’ management will have broad discretion in the application of the net proceeds. New Nautilus’ management may spend a portion or all of the net proceeds in ways that its stockholders may not desire or that may not yield a favorable return. The failure by New Nautilus’ management to apply these funds effectively could harm its business, financial condition, results of operations and prospects. Pending their use, New Nautilus may invest the net proceeds from the Business Combination and the PIPE Financing in a manner that does not produce income or that loses value.
New Nautilus does not expect to pay any dividends for the foreseeable future. Investors may never obtain a return on their investment.
You should not rely on an investment in New Nautilus Common Stock to provide dividend income. New Nautilus does not anticipate that it will pay any dividends to holders of its common stock in the foreseeable future. Instead, New Nautilus plans to retain any earnings to maintain and expand its existing operations, fund its research and development programs and continue to invest in its commercial infrastructure. In addition, any future credit facility or financing New Nautilus obtains may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on New Nautilus Common Stock. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase New Nautilus Common Stock.
New Nautilus’ bylaws designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between New Nautilus and its stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, each of which could limit New Nautilus’ stockholders’ ability to choose the judicial forum for disputes with New Nautilus or its directors, officers, stockholders, or employees.
The Proposed Bylaws provide that, unless New Nautilus consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Nautilus, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or other employee of New Nautilus to New Nautilus or New Nautilus’ stockholders, (iii) any action arising pursuant to any provision of the Delaware General Corporation Law or the Proposed Certificate of Incorporation or Proposed Bylaws (each, as may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, except for any claim as to which the court does not have jurisdiction over an indispensable party to that claim. The foregoing shall not apply to any claims under the Exchange Act or the Securities Act of 1933, as amended. In addition, unless New Nautilus gives an Alternative Forum Consent, the federal district courts of the United States shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act of 1933.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, New Nautilus’ bylaws also provide that, unless New Nautilus consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of New Nautilus’ securities shall be deemed to have notice of and consented to the foregoing bylaw provisions. Although New Nautilus believes these exclusive forum provisions benefit it by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with New Nautilus or any of its directors, officers, stockholders, or other employees, which may discourage lawsuits with respect to such claims against New Nautilus and its current and former directors, officers, stockholders, or other employees. In addition, a stockholder that is unable to bring a claim in the judicial forum of its choosing may be required to incur additional costs in the pursuit of actions which are subject to the exclusive forum provisions described above. New Nautilus’ stockholders will not be deemed to have waived New Nautilus’ compliance with the federal securities laws and the rules and regulations thereunder as a result of New Nautilus’ exclusive forum provisions. Further, in the event a court finds either exclusive forum provision contained in New Nautilus’ bylaws to be unenforceable or inapplicable in an action, New Nautilus may incur additional costs associated with resolving such action in other jurisdictions, which could harm its results of operations.
Delaware law and provisions in New Nautilus’ certificate of incorporation and bylaws that will be in effect as of the closing of the Business Combination might discourage, delay or prevent a change in control of New Nautilus’ company or changes in its management and, therefore, depress the trading price of New Nautilus’ common stock.
New Nautilus’ status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting New Nautilus from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder without the approval of holders of 66 2/3% of the voting power of New Nautilus’ stockholders other than the interested stockholder, even if a change of control would be beneficial to New Nautilus’ existing stockholders. In addition, New Nautilus’ certificate of incorporation and bylaws contain provisions that may make the acquisition of New Nautilus’ company more difficult, including the following:
•New Nautilus’ board of directors will be classified into three classes of directors with staggered three-year terms and directors will only be able to be removed from office for cause by the affirmative vote of holders of at least two-thirds of the voting power of New Nautilus’ then outstanding capital stock;

•certain amendments to New Nautilus’ certificate of incorporation will require the approval of stockholders holding two-thirds of the voting power of its then outstanding capital stock;
•any stockholder-proposed amendment to certain provisions of New Nautilus’ bylaws will require the approval of stockholders holding two-thirds of the voting power of its then outstanding capital stock;
•New Nautilus’ stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;
•vacancies on New Nautilus’ board of directors will be able to be filled only by New Nautilus’ board of directors and not by stockholders;
•only the chair of New Nautilus’ board of directors, its chief executive officer, its president or a majority of the New Nautilus’ board of directors are authorized to call a special meeting of stockholders;
•certain litigation against New Nautilus can only be brought in Delaware;
•New Nautilus’ certificate of incorporation authorizes undesignated preferred stock, the terms of which may be established by the New Nautilus Board and shares of which may be issued, without the approval of the holders of New Nautilus’ capital stock; and
•advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.
These anti-takeover defenses could discourage, delay, or prevent a transaction involving a change in control of New Nautilus’ company. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for New Nautilus’ stockholders to receive a premium for their shares of New Nautilus’ capital stock.
New Nautilus’ ability to use net operating losses to offset future taxable income may be subject to certain limitations.
As of December 31, 2020, Nautilus had U.S. federal and state net operating loss carryforwards, or NOLs, of $21.3 million, which if not utilized will expire in 2037 for state purposes. New Nautilus may use these NOLs to offset against taxable income for U.S. federal and state income tax purposes. However, Section 382 of the Internal Revenue Code of 1986, as amended, may limit the NOLs New Nautilus may use in any year for U.S. federal income tax purposes in the event of certain changes in ownership of New Nautilus’ company. A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. New Nautilus has not conducted a 382 study to determine whether the use of New Nautilus’ NOLs is impaired. New Nautilus may have previously undergone an “ownership change.” In addition, the Business Combination and PIPE Financing, or future issuances or sales of New Nautilus’ stock, including certain transactions involving New Nautilus’ stock that are outside of its control, could result in future “ownership changes.” “Ownership changes” that have occurred in the past or that may occur in the future, including in connection with the Business Combination and PIPE Financing, could result in the imposition of an annual limit on the amount of pre-ownership change NOLs and other tax attributes New Nautilus can use to reduce its taxable income, potentially increasing and accelerating its liability for income taxes, and also potentially causing those tax attributes to expire unused. States may impose other limitations on the use of New Nautilus’ NOLs. Any limitation on using NOLs could, depending on the extent of such limitation and the NOLs previously used, result in New Nautilus’ retaining less cash after payment of U.S. federal and state income taxes during any year in which we have taxable income, rather than losses, than New Nautilus would be entitled to retain if such NOLs were available as an offset against such income for U.S. federal and state income tax reporting purposes, which could adversely impact New Nautilus’ operating results.

New Nautilus will continue to be an “emerging growth company” and a “smaller reporting company” as of the closing of the Business Combination and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make New Nautilus’ common stock less attractive to investors.
ARYA is an “emerging growth company,” as defined in the JOBS Act. For so long as New Nautilus remains an emerging growth company following the closing of the Business Combination, it is permitted by SEC rules and plans to rely on exemptions from certain disclosure requirements that are applicable to other SEC registered public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of SOX, not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information New Nautilus provides stockholders will be different than the information that is available with respect to other public companies that are not emerging growth companies. In this proxy statement/prospectus, not all of the executive compensation related information that would be required if ARYA was not an emerging growth company has been included. To the extent that New Nautilus continues to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, after New Nautilus ceases to qualify as an emerging growth company, New Nautilus will continue to be permitted to make certain reduced disclosures in New Nautilus’ periodic reports and other documents that it files with the SEC. New Nautilus cannot predict whether investors will find its common stock less attractive if it relies on these exemptions. If some investors find New Nautilus’ common stock less attractive as a result, there may be a less active trading market for New Nautilus’ common stock and its stock price may be more volatile.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. New Nautilus has elected to avail itself of this exemption from new or revised accounting standards and, therefore, it will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, New Nautilus’ financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
New Nautilus will incur significant increased costs and management resources as a result of operating as a public company.
As a public company, New Nautilus will incur significant legal, accounting, compliance and other expenses that it did not incur as a private company and these expenses may increase even more after it is no longer an “emerging growth company.” New Nautilus’ management and other personnel will need to devote a substantial amount of time and incur significant expense in connection with compliance initiatives. For example, in anticipation of becoming a public company, New Nautilus will need to adopt additional internal controls and disclosure controls and procedures, retain a transfer agent and adopt an insider trading policy. As a public company, New Nautilus will bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with New Nautilus’ obligations under the securities laws.
In addition, regulations and standards relating to corporate governance and public disclosure, including SOX, and the related rules and regulations implemented by the SEC and the Nasdaq Stock Market, LLC, or Nasdaq, have increased legal and financial compliance costs and will make some compliance activities more time-consuming. New Nautilus intends to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from New Nautilus’ other business activities. If New Nautilus’ efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against New Nautilus, and its business may be harmed. In the future, it may be more expensive or more difficult for New Nautilus to obtain director and officer liability insurance, and New Nautilus may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for New Nautilus to attract and retain qualified members of its board of directors, particularly to serve on its audit committee and compensation committee, and qualified executive officers.
Risks Related to the Business Combination and ARYA
Our Sponsor and our initial shareholders have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsor and each other initial shareholder, pursuant to the Sponsor Letter Agreement, has agreed, among other things, to vote all of their public shares and Class B ordinary shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Merger). As of the date of this proxy statement/prospectus, our initial shareholders own approximately 22.1% of the issued and outstanding ordinary shares.
Neither the ARYA Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.
Neither the ARYA Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that ARYA is paying for Nautilus is fair to ARYA from a financial point of view. Neither the ARYA Board nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the ARYA Board and management conducted due diligence on Nautilus and researched the industry in which Nautilus operates. The ARYA Board reviewed, among other things, financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports, financial and market data information on selected comparable companies, the implied purchase price multiple of Nautilus and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the ARYA Board and management in valuing Nautilus, and the ARYA Board and management may not have properly valued Nautilus’ business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.
The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.
In December 2019, a coronavirus (COVID-19) outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China, the coronavirus has spread throughout the world and has resulted in unprecedented restrictions and limitations on operations of many businesses, educational institutions and governmental entities, including in the United States and Canada. Given the ongoing and dynamic nature of the COVID-19 crisis, it is difficult to predict the impact on the business of ARYA, Nautilus and New Nautilus, and there is no guarantee that efforts by ARYA, Nautilus and New Nautilus to address the adverse impact of COVID-19 will be effective. If ARYA or Nautilus are unable to recover from a business disruption on a timely basis, the Business Combination and New Nautilus’ business and financial conditions and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus pandemic, and become more costly. Each of ARYA and Nautilus may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.
Since the initial shareholders, including ARYA’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Nautilus is appropriate as our initial business combination. Such interests include that Sponsor, as well as our executive officers and directors, will lose their entire investment in us if our business combination is not completed.
When you consider the recommendation of the ARYA Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including ARYA’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of ARYA shareholders generally.
These interests include, among other things, the interests listed below:
•the fact that our initial shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;
•the fact that the Sponsor paid an aggregate of $25,000 for the 3,737,500 Class B ordinary shares currently owned by the initial shareholders and such securities will have a significantly higher value at the time of the Business Combination;
•the fact that Sponsor paid $4,990,000 for its private placement shares, and that those private placement shares would be worthless if a business combination is not consummated by August 11, 2022;
•the fact that the initial shareholders and ARYA’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if ARYA fails to complete an initial business combination by August 11, 2022;
•the fact that the Amended and Restated Registration Rights and Lock-Up Agreement will be entered into by Messrs. Wider, Campbell and Islam;
•the fact that the Perceptive PIPE Investor has entered into a subscription agreement to purchase 5,500,000 shares in the PIPE Financing;
•the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to ARYA in an aggregate amount of up to $1,500,000 may be converted into private placement shares in connection with the consummation of the Business Combination;
•the continued indemnification of ARYA’s directors and officers and the continuation of ARYA’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);
•the fact that the Sponsor and ARYA’s officers and directors will lose their entire investment in ARYA and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by August 11, 2022;
•the fact that if the trust account is liquidated, including in the event ARYA is unable to complete an initial business combination by August 11, 2022, the Sponsor has agreed to indemnify ARYA to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which ARYA has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ARYA, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;
•the fact that ARYA may be entitled to distribute or pay over funds held by ARYA outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing;
•certain of our officers and directors are affiliates of Perceptive Advisors, which has an approximate 3.4% equity stake in Nautilus and a right to appoint one board observer to the Nautilus Board.
See “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for additional information on interests of ARYA’s directors and executive officers.

The personal and financial interests of the initial shareholders as well as ARYA’s directors and executive officers may have influenced their motivation in identifying and selecting Nautilus as business combination targets, completing an initial business combination with Nautilus and influencing the operation of the business following the initial business combination. In considering the recommendations of the ARYA Board to vote for the proposals, its shareholders should consider these interests.
The exercise of ARYA’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in ARYA’s shareholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require ARYA to agree to amend the Business Combination Agreement, to consent to certain actions taken by Nautilus or to waive rights that ARYA is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Nautilus’ business, a request by Nautilus to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Nautilus’ business and would entitle ARYA to terminate the Business Combination Agreement. In any of such circumstances, it would be at ARYA’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, ARYA does not believe there will be any changes or waivers that ARYA’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, ARYA will circulate a new or amended proxy statement/prospectus and resolicit ARYA’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.
The Nautilus Shareholders, excluding any shares currently held by affiliates of Perceptive Advisors in Nautilus, will have significant influence over us after completion of the Business Combination.
Based on the assumptions discussed in “Business Combination Proposal—Ownership of New Nautilus,” upon the completion of the Business Combination, the Nautilus Shareholders, will own, collectively, approximately 66.2% of the outstanding New Nautilus Common Stock, assuming that none of ARYA’s outstanding public shares are redeemed in connection with the Business Combination or approximately 75.2% of the outstanding New Nautilus Common Stock, assuming that all of ARYA’s outstanding public shares are redeemed in connection with the Business Combination. Some of these persons or entities may have interests different than yours. For example, because many of these stockholders purchased their shares at prices substantially below the price at which shares are being sold in this transaction and have held their shares for a longer period, they may be more interested in selling the Company to an acquirer than other investors or they may want New Nautilus to pursue strategies that deviate from the interests of other stockholders.
Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to Nautilus has identified all material issues or risks associated with Nautilus, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New Nautilus. Accordingly, any shareholders of ARYA who choose to remain New Nautilus stockholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New Nautilus, some of whom may be from ARYA and Nautilus, and some of whom may join New Nautilus following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New Nautilus.
Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. Although some of ARYA’s key personnel may remain with the target business in senior management or advisory positions following our business combination, we expect New Nautilus’ current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.
The unaudited pro forma combined financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Nautilus’ actual financial position or results of operations would have been.
The unaudited pro forma combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Nautilus being considered the accounting acquirer in the Business Combination, and the cash and cash equivalents of Nautilus at the Closing and the number of public shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma combined financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See the section entitled “Unaudited Pro Forma Combined Financial Information.”
The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or optimize the capital structure of New Nautilus.
At the time of entering into the Business Combination Agreement, we did not know how many shareholders may exercise their redemption rights, and therefore, we needed to structure the transaction based on our expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) the approval of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; and (iii) the Aggregate Transaction Proceeds Condition. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.
Sponsor, as well as Nautilus, our directors, executive officers, advisors and their affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Nautilus and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Nautilus and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Advisory Governing Documents Proposals, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal and the Charter Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Nautilus’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.
In addition, if such purchases are made, the public “float” of our public shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).
Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).
If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.
We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A ordinary shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.
The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. Nautilus is not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New Nautilus management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Nautilus after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New Nautilus Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.
The public stockholders will experience immediate dilution as a consequence of the issuance of New Nautilus Common Stock as consideration in the Business Combination and in the PIPE Financing.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding share of Nautilus (other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be exchanged for shares of New Nautilus Common Stock and outstanding Nautilus options to purchase shares of Nautilus (whether vested or unvested) will be exchanged for comparable options to purchase New Nautilus Common Stock, in each case, based on an implied Nautilus equity value of $900 million.
The issuance of additional common stock will significantly dilute the equity interests of existing holders of ARYA securities, and may adversely affect prevailing market prices for the New Nautilus Common Stock.
Nasdaq may not list New Nautilus’ securities on its exchange, which could limit investors’ ability to make transactions in New Nautilus’ securities and subject New Nautilus to additional trading restrictions.
An active trading market for New Nautilus’ securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s listing requirements. We will apply to have New Nautilus’ securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if New Nautilus’ securities are listed on Nasdaq, New Nautilus may be unable to maintain the listing of its securities in the future.
If New Nautilus fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, Nautilus would not be required to consummate the Business Combination. In the event that Nautilus elected to waive this condition, and the Business Combination was consummated without New Nautilus’ securities being listed on the Nasdaq or on another national securities exchange, New Nautilus could face significant material adverse consequences, including:
•a limited availability of market quotations for New Nautilus’ securities;
•reduced liquidity for New Nautilus’ securities;
•a determination that New Nautilus Common Stock is a “penny stock” which will require brokers trading in New Nautilus Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Nautilus’ securities;
•a limited amount of news and analyst coverage; and

•a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Nautilus’ securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.
We are subject to and New Nautilus will be subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both ARYA’s costs and the risk of noncompliance and will increase both New Nautilus’ costs and the risk of non-compliance.
We are and New Nautilus will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and New Nautilus’ efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention from seeking a business combination target.
Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New Nautilus’ disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.
Risks Related to the Consummation of the Domestication
The Domestication may result in adverse tax consequences for holders of public shares.
U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations—U.S. Holders”) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of New Nautilus Common Stock, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations—Non-U.S. Holders” below) may become subject to withholding tax on any dividends paid or deemed paid on shares of New Nautilus Common Stock after the Domestication.
As discussed more fully under "Material U.S. Federal Income Tax Considerations," the Domestication generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as ARYA, this result is not entirely clear. Accordingly, due to the absence of direct guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, subject to the PFIC rules described in further detail below, a U.S. Holder generally would recognize gain or loss with respect to its public shares in an amount equal to the difference, if any, between the fair market value of the corresponding shares of New Nautilus Common Stock received in the Domestication and the U.S. Holder's adjusted tax basis in its public shares surrendered in exchange therefor.
In the case of a transaction, such as the Domestication, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders will be subject to Section 367(b) of the Code and, as a result: a U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss and will not be required to include any part of ARYA’s earnings in income in respect of the Domestication; a U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% or more of the total value of all classes of our stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its public shares for shares of New Nautilus Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the public shares held directly by such U.S. Holder; and a U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to the public shares held directly by such U.S. Holder; however, any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (participation exemption).
Furthermore, even if the Domestication qualifies as a “reorganization” under Section 368(a)(1)(F) of the Code, a U.S. Holder of public shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its public shares for shares of New Nautilus Common Stock pursuant to the Domestication under PFIC rules of the Code equal to the excess, if any, of the fair market value of the shares of New Nautilus Common Stock received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding public shares surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication under “Material U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations.”
All holders are urged to consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the Material U.S. federal income tax consequences associated with the Domestication, see “Material U.S. Federal Income Tax Considerations.”
Upon consummation of the Business Combination, the rights of holders of New Nautilus Common Stock arising under the DGCL as well as Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law as well as our current memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of New Nautilus Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law and, therefore, some rights of holders of New Nautilus Common Stock could differ from the rights that holders of Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New Nautilus becomes involved in costly litigation, which could have a material adverse effect on New Nautilus.
In addition, there are differences between the Proposed Governing Documents of New Nautilus and the current constitutional documents of ARYA. For a more detailed description of the rights of holders of New Nautilus Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Nautilus are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and we urge you to read them.
Delaware law and New Nautilus’ Proposed Governing Documents contain certain provisions, including antitakeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New Nautilus Board and therefore depress the trading price of New Nautilus Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Nautilus board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Governing Documents include provisions regarding:
•the ability of the New Nautilus Board to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences, powers and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•the limitation of the liability of New Nautilus’ directors, and the indemnification of New Nautilus’ directors and officers;
•a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders after such date and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;
•the requirement that a special meeting of stockholders may be called only by the Chairperson of the New Nautilus Board, the New Nautilus Chief Executive Officer, the New Nautilus President or the New Nautilus Board acting pursuant to a resolution adopted by a majority of the entire New Nautilus Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;
•the procedures for the conduct and scheduling of board of directors and stockholder meetings;
•the ability of the New Nautilus Board to amend the bylaws, which may allow the New Nautilus Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and
•advance notice procedures with which stockholders must comply to nominate candidates to the New Nautilus Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Nautilus Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Nautilus.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Nautilus Board or management.
In addition, New Nautilus will be subject to Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of New Nautilus’ outstanding capital stock from engaging in certain business combinations with us for a specified period of time without obtaining a supermajority stockholder vote.
New Nautilus’ Proposed Bylaws will designate a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between New Nautilus and its stockholders, which could limit New Nautilus’ stockholders’ ability to obtain a favorable judicial forum for disputes with New Nautilus or its directors, officers, stockholders, employees or agents.
The Proposed Bylaws provide that, unless New Nautilus consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Nautilus, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or other employee of New Nautilus to New Nautilus or New Nautilus’ stockholders, (iii) any action arising pursuant to any provision of the Delaware General Corporation Law or the Proposed Certificate of Incorporation or Proposed Bylaws (each, as may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, except for any claim as to which the court does not have jurisdiction over an indispensable party to that claim. The foregoing shall not apply to any claims under the Exchange Act or the Securities Act of 1933, as amended. In addition, unless New Nautilus gives an Alternative Forum Consent, the federal district courts of the United States shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act of 1933.
This choice of forum provision in the Proposed Bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Nautilus or any of New Nautilus’ directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Bylaws to be inapplicable or unenforceable in an action, New Nautilus may incur additional costs associated with resolving such action in other jurisdictions, which could harm New Nautilus’ business, results of operations and financial condition.
Risks Related to Redemptions
Public Shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.
A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i) holds public shares; (ii) submits a written request to Continental, ARYA’s transfer agent, in which it (a) requests that New Nautilus redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its public shares to Continental, ARYA’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on _________, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental, ARYA’s transfer agent, will need to act to facilitate this request. It is ARYA’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because ARYA does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ARYA’s transfer agent, New Nautilus will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of ARYA—Redemption Rights” for additional information on how to exercise your redemption rights.
If a public shareholder fails to receive notice of ARYA’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite ARYA’s compliance with the proxy rules, a public shareholder fails to receive ARYA’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that ARYA is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of ARYA—Redemption Rights” for additional information on how to exercise your redemption rights.

ARYA does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination even if a substantial majority of ARYA’s shareholders do not support it.
The Existing Governing Documents do not provide a specified maximum redemption threshold, except that ARYA will not redeem public shares in an amount that would cause ARYA’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).
As a result, ARYA may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by ARYA or the persons described above have been entered into with any such investor or holder. ARYA will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.
A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, ARYA will require each public shareholder seeking to exercise redemption rights to certify to ARYA whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to ARYA at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which ARYA makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over ARYA’s ability to consummate the Business Combination and you could suffer a material loss on your investment in ARYA if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if ARYA consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. ARYA cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge ARYA’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.
However, ARYA’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.
There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.
ARYA can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in ARYA share price, and may result in a lower value realized now than a shareholder of ARYA might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the ARYA Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
The ARYA Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the ARYA Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Risks if the Domestication and the Business Combination are not Consummated
If we are not able to complete the Business Combination with Nautilus nor able to complete another business combination by August 11, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share.
If we are not able to complete the Business Combination with Nautilus nor able to complete another business combination by August 11, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of our public shares if we do not complete our initial business combination by August 11, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, and (iii) the redemption of our public shares if we have not consummated an initial business by August 11, 2022, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by August 11, 2022, with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares, potentially at a loss.
If we do not consummate an initial business combination by August 11, 2022, our public shareholders may be forced to wait until after August 11, 2022 before redemption from the trust account.
If we are unable to consummate our initial business combination by August 11, 2022 (as such date may be extended pursuant to our Existing Governing Documents), we will distribute the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands law. In that case, investors may be forced to wait beyond August 11, 2022 (as such date may be extended pursuant to our Existing Governing Documents), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing Governing Documents. Our Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through August 11, 2022, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share.
As of December 31, 2020, we had $1,001,032 in cash held outside the trust account to fund our working capital requirements. The funds available to us outside of the trust account may not be sufficient to allow us to operate until August 11, 2022, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares.

EXTRAORDINARY GENERAL MEETING OF ARYA
General
ARYA is furnishing this proxy statement/prospectus to ARYA’s shareholders as part of the solicitation of proxies by the ARYA Board for use at the extraordinary general meeting of ARYA to be held on __________, 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to ARYA’s shareholders on or about ___________, 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides ARYA’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held at 9:00 a.m., Eastern Time, on __________, 2021 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, unless the extraordinary general meeting is adjourned.
Purpose of the ARYA Extraordinary General Meeting
At the extraordinary general meeting, ARYA is asking holders of ordinary shares to consider and vote upon:
•a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby;
•a proposal to approve by special resolution the Domestication;
•a proposal to approve by special resolutions the amendment and restatement in their entirety and substitution in their place of the Existing Governing Documents with the Proposed Certificate of Incorporation;
•the following governance provisions to approve on a non-binding advisory basis, the following material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation:
•an amendment to change the authorized share capital of ARYA from US$50,000 divided into (i) 479,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 1,000,000,000 shares of New Nautilus Common Stock and 200,000,000 shares of New Nautilus Preferred Stock;
•an amendment to authorize the New Nautilus Board to issue any or all shares of New Nautilus Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Nautilus Board and as may be permitted by the DGCL;
•an amendment to remove the ability of New Nautilus stockholders to take action by written consent in lieu of a meeting; and
•certain other changes in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation as part of the Domestication;
•a proposal to approve by ordinary resolution shares of New Nautilus Common Stock issued in connection with the Business Combination and the PIPE Financing pursuant to Nasdaq Listing Rule 5635;
•a proposal to approve and adopt by ordinary resolution the 2021 Plan;
•a proposal to approve and adopt by ordinary resolution the ESPP; and
•a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.
Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Nasdaq Proposal, the Employee Stock Purchase Plan Proposal and the Incentive Award Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.
Recommendation of the ARYA Board
The ARYA Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ARYA and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
ARYA shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on April 1, 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date, there were 19,186,500 ordinary shares issued and outstanding, of which 14,950,000 were issued and outstanding public shares.
Quorum
A quorum of ARYA shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 9,593,251 ordinary shares would be required to achieve a quorum.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to ARYA but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal or any of the other Condition Precedent Proposals.

Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter at the extraordinary general meeting.
The approval of the Advisory Governing Documents Proposals on a non-binding advisory basis requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Nasdaq Proposal, the Employee Stock Purchase Plan Proposal and the Incentive Award Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals is conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.
Voting Your Shares
Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your ordinary shares at the extraordinary general meeting:
•You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the ARYA Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the

Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.
•You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way ARYA can be sure that the broker, bank or nominee has not already voted your shares.
Revoking Your Proxy
If you are an ARYA shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•you may send another proxy card with a later date;
•you may notify ARYA’s general counsel in writing before the extraordinary general meeting that you have revoked your proxy; or
•you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.
Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing ARYA.info@investor.morrowsodali.com.
Redemption Rights
Pursuant to the Existing Governing Documents, a public shareholder may request of ARYA that New Nautilus redeem all or a portion of its public shares for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)hold public shares;
(ii)submit a written request to Continental, ARYA’s transfer agent, in which you (i) request that New Nautilus redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and
(iii)deliver your public shares to Continental, ARYA’s transfer agent, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on _________, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ARYA’s transfer agent, New Nautilus will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of April 1, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Nautilus Common Stock that will be redeemed immediately after consummation of the Business Combination.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of New Nautilus Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 22.1% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
The closing price of public shares on           , 2021, the most recent closing price, was $           . For illustrative purposes, as of April 1, 2021, funds in the trust account plus accrued interest thereon totaled approximately $149,563,975 or $10.00 per issued and outstanding public share.
Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. ARYA cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights
Our shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation Costs
ARYA is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. ARYA and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. ARYA will bear the cost of the solicitation.
ARYA has hired Morrow to assist in the proxy solicitation process. ARYA will pay that firm a fee of $22,500 plus disbursements. Such fee will be paid with non-trust account funds.
ARYA will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. ARYA will reimburse them for their reasonable expenses.
ARYA Initial Shareholders’ Agreements
As of the date of this proxy statement/prospectus, there are 19,186,500 ordinary shares issued and outstanding, which includes an aggregate of 499,000 private placement shares held by the Sponsor and 3,737,500 Class B ordinary shares held by the initial shareholders, including Sponsor.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Nautilus and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Nautilus and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal and the Charter Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Nautilus net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL
Overview
We are asking our shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). ARYA shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “—The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued of ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The Business Combination Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about ARYA, Sponsor, Nautilus or any other matter.
On February 7, 2021, ARYA, Merger Sub and Nautilus entered into the Business Combination Agreement, which provides for, among other things, the following transactions:
(a)(i) Prior to the Closing Date, Nautilus will change its name to “Nautilus Subsidiary, Inc.” (or another name mutually agreed to be ARYA and Nautilus); (ii) on the Closing Date, prior to the time at which the Effective Time occurs, ARYA will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, upon which ARYA will change its name to “Nautilus Biotechnology, Inc.” (provided that if such name is not available in Delaware or ARYA is otherwise unable to change its name to “Nautilus Biotechnology, Inc.” in Delaware, it will cause its name to be changed to “Nautilus Biotechnology Holdings, Inc.” or such other name mutually agreed to by ARYA and the Company); and
(b)following the consummation of the Domestication, the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into Nautilus, with Nautilus as the surviving company in the Merger and, after giving effect to such merger, Nautilus will be a wholly-owned subsidiary of New Nautilus. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding share of Nautilus (other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be exchanged for shares of New Nautilus Common Stock and outstanding Nautilus options to purchase shares of Nautilus (whether vested or unvested) will be exchanged for comparable options to purchase New Nautilus Common Stock, in each case, based on an implied Nautilus equity value of $900 million.
In connection with the foregoing and substantially concurrent with the execution of the Business Combination Agreement, ARYA entered into Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and ARYA has agreed to issue and sell to the PIPE Investors, an aggregate of 20 million shares of New Nautilus Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $200 million, which we refer to as the “PIPE Financing.” The Perceptive PIPE Investor has agreed to fund $55 million in the PIPE Financing on the terms and subject to the conditions contained in the applicable Subscription Agreement. The shares of New Nautilus Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ARYA will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Subscription Agreements, the Nautilus Shareholder Transaction Support Agreements, the Sponsor Letter Agreement and the Amended and Restated Registration Rights and Lock-Up Agreement (each as defined in the accompanying proxy statement/prospectus). See “—Related Agreements” for more information.
Effect of the Domestication on Existing ARYA Equity in the Business Combination
The Domestication will result in, among other things, the following, each of which will occur prior to the Effective Time on the Closing Date:
•each issued and outstanding Class A ordinary share of ARYA will be converted, on a one-for-one basis, into shares of New Nautilus Common Stock;
•each issued and outstanding Class B ordinary share of ARYA will be converted, on a one-for-one basis, into shares of New Nautilus Common Stock; and
•the governing documents of ARYA will be amended and restated and become the certificate of incorporation and the bylaws as described in this proxy statement/prospectus and ARYA’s name will change to “Nautilus Biotechnology, Inc.” (provided that if such name is not available in Delaware or ARYA is otherwise unable to change its name to “Nautilus Biotechnology, Inc.” in Delaware, it shall cause its name to be changed to “Nautilus Biotechnology Holdings, Inc.” or such other name mutually agreed to by ARYA and the Company).
Consideration to Nautilus Equityholders in the Business Combination
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding share of Nautilus (other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be exchanged for shares of New Nautilus Common Stock and outstanding Nautilus options to purchase shares of Nautilus (whether vested or unvested) will be exchanged for comparable options to purchase New Nautilus Common Stock, in each case, based on an implied Nautilus equity value of $900 million.

Aggregate New Nautilus Proceeds
The Aggregate Transaction Proceeds will be used for general corporate purposes after the Business Combination.
Closing and Effective Time of the Business Combination
The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “—Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as ARYA and Nautilus may agree in writing.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, written waiver by all of the parties to the Business Combination Agreement of the following conditions:
•the applicable waiting period under the HSR Act relating to the Business Combination having been expired, been terminated or obtained (or deemed, by applicable law, to have been obtained);
•no order or law or other legal restraint or prohibition issued by any court of competent jurisdiction or other governmental entity of competent jurisdiction enjoining, prohibiting or preventing the consummation of the Domestication or Merger being in effect;
•this registration statement/proxy statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement/proxy statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;
•the approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) being obtained by the requisite number of shareholders of Nautilus in accordance with the DGCL and Nautilus’ governing documents;
•ARYA’s initial listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time, ARYA satisfying any applicable initial and continuing listing requirements of Nasdaq, and ARYA not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the shares of New Nautilus Common Stock (including the shares of New Nautilus Common Stock to be issued in connection with the Merger and the Domestication), being approved for listing on Nasdaq;
•the approval of each Condition Precedent Proposal by the affirmative vote of the holders of the requisite number of ordinary shares of ARYA being obtained in accordance with ARYA’s Governing Documents and applicable law; and
•after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Financing), ARYA having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time of the Merger.

Other Conditions to the Obligations of the ARYA Parties
The obligations of the ARYA Parties to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, written waiver by ARYA (on behalf of itself and the other ARYA Parties) of the following further conditions:
•the representations and warranties of Nautilus regarding its organization and qualification, certain representations and warranties regarding its capitalization, the absence of change in control payments or declaration of dividends or other distributions, the authority of Nautilus to execute and deliver the Business Combination Agreement and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, the intended tax treatment of the Merger and Nautilus brokers’ fees being true and correct (without giving effect to any limitation of “materiality” or “Nautilus Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the date of the Business Combination Agreement and the Closing Date as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);
•the representation and warranty regarding the absence of a “Nautilus Material Adverse Effect” since January 1, 2020 being true and correct in all respects as of the date of the Business Combination Agreement and the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date), provided that this condition will be deemed satisfied if there is no Nautilus Material Adverse Effect that is continuing;
•the other representations and warranties of Nautilus being true and correct (without giving effect to any limitation as to “materiality” or “Nautilus Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the date of the Business Combination Agreement and the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Nautilus Material Adverse Effect;
•Nautilus having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement prior to the Closing;
•since the date of the Business Combination Agreement, no Nautilus Material Adverse Effect has occurred that is continuing;
•ARYA must have received a certificate executed by an authorized officer of Nautilus confirming that the conditions set forth in the first five bullet points in this section have been satisfied.
•ARYA must have received the Amended and Restated Registration Rights and Lock-Up Agreement, duly executed by certain stockholders of Nautilus.
Other Conditions to the Obligations of Nautilus
The obligations of Nautilus to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, written waiver by Nautilus of the following further conditions:
•the representations and warranties regarding organization and qualification of the ARYA Parties, the authority of each ARYA Party to execute and deliver the Business Combination Agreement, and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, certain representations and warranties regarding the capitalization of the ARYA Parties, the absence of change in control payments, the intended tax treatment of the Merger and ARYA brokers’ fees being true and correct, in all material respects as of the date of the Business Combination Agreement and the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•certain other representations and warranties regarding the absence of an ARYA Material Adverse Effect since March 27, 2020 being true and correct in all respects, as of the date of the Business Combination Agreement and the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date), provided that this condition will be deemed satisfied if there is no ARYA Material Adverse Effect that is continuing;
•the other representations and warranties of the ARYA Parties being true and correct (without giving effect to any limitation of “materiality” or “ARYA Material Adverse Effect” (as defined in the Business Combination Agreement) or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Business Combination Agreement and the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an ARYA Material Adverse Effect;
•the ARYA Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement;
•since the date of the Business Combination Agreement, no ARYA Material Adverse Effect has occurred that is continuing;
•the Aggregate Transaction Proceeds being equal to or greater than $250,000,000;
•the New Nautilus Board consisting of the number of directors, and comprising the individuals, determined pursuant to Section 5.18(a)(i) and (ii) of the Business Combination Agreement;
•Sponsor and each of Todd Wider, Bradley L. Campbell and Saqib Islam having complied in all material respects with their respective covenants and agreements under the Sponsor Letter Agreement;
•the Domestication having been consummated on the Closing Date prior to the Effective Time, including delivery to Nautilus of a time-stamped copy of the certificate of domestication and the certificate of incorporation issued by the Secretary of State of the State of Delaware in connection with the Domestication;
•Nautilus must have received a certificate executed by an authorized officer of Nautilus confirming that the conditions set forth in the first four bullet points of this section have been satisfied;
•Nautilus must have received the Amended and Restated Registration Rights and Lock-Up Agreement, duly executed by ARYA, ARYA Sponsor and Perceptive Life Sciences Master Fund Ltd.
Representations and Warranties
Under the Business Combination Agreement, Nautilus made customary representations and warranties to ARYA relating to, among other things: organization and qualification; capitalization; authorization; financial statements, absence of undisclosed liabilities, consents and approvals; permits; material contracts; absence of certain changes; litigation; compliance with law; employee plans; environmental matters; intellectual property; labor matters; insurance; tax matters; brokers; real and personal property; transactions with affiliates; data privacy and security; compliance with international trade and anti-corruption laws; information supplied; and regulatory compliance and investigation.
Under the Business Combination Agreement, the ARYA Parties made customary representations and warranties to Nautilus relating to, among other things: organization and qualification; authorization; consent and approvals; brokers; information supplier; capitalization; SEC Filings; absence of certain changes; investment company status; material contracts; the trust account; transactions with affiliates; litigation; compliance with law; business activities; internal controls and financial statements; absence of undisclosed liabilities; tax matters; investigation; employment matters; and compliance with international trade and anti-corruption laws; change of control payments; the PIPE financing; information supplied; and regulatory compliance and investigation.

Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of Nautilus and ARYA are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Nautilus and ARYA are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Business Combination Agreement, a “Nautilus Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of Nautilus, taken as a whole, or (b) the ability of Nautilus to consummate the Merger or the other transactions contemplated to be consummated by Nautilus on the Closing Date in connection therewith, in each case, in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Nautilus Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Nautilus or any of its subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 6.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by Nautilus or any of its subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Nautilus Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on Nautilus or any of its subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which Nautilus or any of its subsidiaries operate.
Under the Business Combination Agreement, certain representations and warranties of the ARYA Parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, an “ARYA Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the ARYA Parties, taken as a whole, or (b) the ability of the ARYA Parties to consummate the Domestication, Merger or the other transactions contemplated to be consummated by the ARYA Parties on the Closing Date in connection therewith, in each case, in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a ARYA Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the ARYA Parties operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of the ARYA Parties with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 6.3(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by the ARYA Parties to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether an ARYA Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the ARYA Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the ARYA Parties operates.
Covenants of the Parties
Covenants of Nautilus
Nautilus made certain covenants under the Business Combination Agreement, including, among others, the following:
•subject to certain exceptions or as consented to in writing by ARYA (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Nautilus will and will cause its subsidiaries to, operate the business of Nautilus and its subsidiaries in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of Nautilus and its subsidiaries.
•subject to certain exceptions, prior to the Closing, Nautilus will and will cause its subsidiaries to, not do any of the following without ARYA’s consent (such consent not to be unreasonably withheld, conditioned or delayed except in the case of the first, second, fourth, fourteenth, seventeenth and eighteenth sub-bullets below):
•declare, set aside, make or pay any dividends or distribution or payment in respect of, or repurchase or redeem any outstanding, any equity securities of Nautilus;
•merge, consolidate, combine or amalgamate with any person or purchase or otherwise acquire any business entity or organization;

•adopt any amendments, supplements, restatements or modifications to any Nautilus governing documents or the Nautilus shareholders agreements;
•subject to certain exceptions, sell, assign, exclusively license or otherwise dispose of any material assets or properties of Nautilus;
•subject any material assets or properties of Nautilus to any lien (other than any permitted liens);
•transfer, issue, sell, grant, or otherwise dispose of or subject to a lien any equity interests of Nautilus or its subsidiaries or issue any options or other rights obligating Nautilus or any of its subsidiaries to issue any equity interests;
•incur, create or assume any indebtedness other than ordinary course trade payables or guarantee any liability of any person;
•amend or modify, in either case in a manner materially adverse to Nautilus, or terminate certain material contracts of Nautilus, waive any material benefit or right under any such material contracts or enter into, amend or modify any contract that would have been a certain type of material contract had such contract been entered into, amended or modified prior to the date of the Business Combination Agreement;
•subject to certain exceptions, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person;
•subject to certain exceptions, adopt or materially amend any material benefit plan or materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual, independent contractor or service provider or take any action to accelerate any material payment or benefit payable to any such person;
•waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider;
•make, change or revoke any material tax election other than any such extension or waiver obtained in the ordinary course of business consistent with past practice;
•enter into any settlements in excess of a certain threshold or that impose any material non-monetary obligations on Nautilus or any of its subsidiaries;
•subject to certain exceptions, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;
•make any material changes to the methods of accounting of Nautilus or any of its subsidiaries, other changes that are made in accordance with Public Company Accounting Oversight Board standard;
•enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement or ancillary documents;
•make any material change of control payment that is not disclosed to ARYA on the Nautilus disclosure schedules or make any material payments with respect to a Nautilus affiliated party arrangement that is not disclosed to ARYA on the Nautilus disclosure schedules; or
•enter into any contract to do any of the above actions prohibited under the Business Combination Agreement.
•Nautilus shall terminate certain affiliate contracts as set forth on the Nautilus disclosure schedules effective as of the Closing.

•As promptly as reasonably practicable (and in any event within five business days) following the time at which this registration statement of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, Nautilus is required to obtain and deliver to ARYA a true and correct copy of a written consent of the Nautilus Shareholders approving the Business Combination Agreement and the transactions contemplated thereby (including the Merger), duly executed by (i) the requisite number of shareholders of Nautilus in accordance with the DGCL and (ii) a majority of the outstanding Nautilus preferred stock, voting as a separate class on an as-converted to Nautilus common stock basis (the “Nautilus Shareholder Written Consent”).
•At least two business days prior to the Closing Date, Nautilus is required to deliver an allocation schedule setting forth certain capitalization information of Nautilus for purposes of allocating the New Nautilus Common Stock or options to purchase New Nautilus Common Stock, as applicable, among the Nautilus equityholders.
•Subject to certain exceptions, prior to the Closing, Nautilus will purchase a “tail” policy providing liability insurance coverage for Nautilus directors and officers with respect to matters occurring on or prior to the Closing.
Prior to the earlier of the Closing or termination of the Business Combination Agreement in accordance with its terms, Nautilus shall not, and shall cause its subsidiaries and its and their respective officers and directors to not and shall use its reasonable best efforts to cause its other representatives to not: (i) solicit, initiate, knowingly induce, knowingly encourage, facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Nautilus Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Nautilus Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Nautilus Acquisition Proposal; (iv) make any filings or submissions to the SEC connection with a public offering of any equity securities or other securities, of Nautilus; or (v) otherwise cooperate in any way with, or assist or participate in, any negotiations or discussions with any person in connection with any of the foregoing.
Nautilus shall give ARYA prompt written notice of any demands for appraisal of any share of Nautilus, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL relating to Nautilus’ stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL. The Company will not, except with the prior written consent of ARYA (which consent shall not be unreasonably withheld, conditioned, or delayed), settle, or make any payment, or deliver any consideration, with respect to, any such demand.
As promptly as reasonably practicable following the date of the Business Combination Agreement, Nautilus shall deliver to ARYA the Nautilus audited financial statements for the years ended December 31, 2019 and December 31, 2020.
Prior to the Closing Date, Nautilus will change its name to “Nautilus Subsidiary, Inc.” (or another name mutually agreed to be ARYA and Nautilus).
Covenants of ARYA
ARYA made certain covenants under the Business Combination Agreement, including, among others, the following:
•subject to certain exceptions or as consented to in writing by Nautilus, prior to the Closing, ARYA will, and will cause its subsidiaries to, not do any of the following (such consent not to be unreasonably withheld, conditioned or delayed except in the case of the first, second, third, fourth, fifth, ninth, and eleventh sub-bullets below):
•adopt any amendments, supplements, restatements or modifications to the ARYA trust agreement or the governing documents of any ARYA Party;

•create or form a subsidiary;
•merge, consolidate, combine or amalgamate with any person or purchase or otherwise acquire any business entity or organization;
•declare, set aside, make or pay any dividends or distribution or payment in respect of, or repurchase any outstanding, any equity securities of ARYA or any subsidiary;
•authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;
•split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;
•incur, create, assume or guarantee any indebtedness or other liability;
•make any loans or advances to, or capital contributions in, any other person, other than to, or in, ARYA or any of its subsidiaries;
•issue any equity securities of ARYA or grant any additional options, warrants or stock appreciation rights with respect to its equity securities;
•subject to certain exceptions, enter into, renew, modify or revise any ARYA related party transaction or make any material payment to any ARYA related party;
•engage in any activities or business, or incur any liabilities, other than activities or business or liabilities (i) in connection with or incidental or related to such person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) expressly permitted pursuant to or in accordance with Section 5.11 of the Business Combination Agreement (including those actions expressly contemplated by the Business Combination Agreement, any ancillary document thereto, the performance of covenants or agreements thereunder or the consummation of the transactions contemplated thereby) or (iii) those that are administrative or ministerial in nature and less than $20,000 individually, or in the aggregate;
•amend or modify, in either case, in a manner materially adverse to ARYA or terminate certain material contracts;
•adopt or materially amend any material benefit plan, enter into any employment contract or collective bargaining agreement or hire any person as an employee of ARYA;
•make, change or revoke any material tax election other than any such extension or waiver obtained in the ordinary course of business consistent with past practice;
•make any material changes to the methods of accounting of ARYA or any of its subsidiaries, other changes that are made in accordance with Public Company Accounting Oversight Board standard;
•authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;
•enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;
▪make any change of control payment that is not disclosed to Nautilus on the ARYA disclosure schedules; or
▪enter into any contract to do any of the above actions prohibited under the Business Combination Agreement.

•As promptly as reasonably practicable (and in any event within one business day) following the date of the Business Combination Agreement, ARYA, as the sole stockholder of Merger Sub, will approve and adopt the Business Combination Agreement, the ancillary documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).
•As promptly as reasonably practicable following the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, ARYA will (i) duly give notice of and duly convene and hold the general meeting to approve the Condition Precedent Proposals and the Advisory Governing Documents Proposals (ii) cause the registration statement of which this proxy statement/prospectus forms a part to be mailed to the ARYA Shareholders, use reasonable best efforts to solicit proxies from the holders of ARYA’s outstanding shares to vote in favor of the Condition Precedent Proposals and the Governing Documents Proposals and (iii) provide ARYA shareholders with the opportunity to elect to effect an ARYA Shareholder redemption in accordance with the ARYA’s governing documents.
•ARYA shall use its reasonable best efforts to cause: (i) ARYA’s initial listing application with Nasdaq to have been approved; (ii) ARYA to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (iii) the New Nautilus Common Stock issuable in accordance with the Business Combination Agreement, including the Domestication and the Merger, to be approved for listing on Nasdaq.
•Prior to meeting of the ARYA Shareholders, the ARYA Board will approve and adopt the 2021 Plan with any changes or modifications thereto as Nautilus and ARYA may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Nautilus or ARYA, as applicable), and ARYA will initially reserve 16,182,600 shares of New Nautilus Common Stock for grant thereunder plus (i) the number of shares of New Nautilus Common Stock issuable upon the exercise or conversion of the Nautilus equity awards and (ii) such additional New Nautilus Common Stock as may become available for issuance under the terms and subject to the conditions of the 2021 Plan.
•Prior to the meeting of the ARYA Shareholders, the ARYA Board will approve and adopt the ESPP with any changes or modifications thereto as Nautilus and ARYA may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Nautilus or ARYA, as applicable), and ARYA will initially reserve 1,244,900 shares of New Nautilus Common Stock for grant thereunder plus such additional shares of New Nautilus Common Stock that may become available for issuance under the terms and subject to the conditions of the ESPP.
•Prior to the effective time, ARYA shall maintain the indemnification, exculpation and advancement of expenses provisions in favor of the current or former directors, officers, employees and agents of Nautilus for a period of six years after the Closing Date and shall, subject to certain exceptions, prior to the Closing, obtain a “tail” policy providing liability insurance coverage for ARYA directors and officers with respect to matters occurring on or prior to the Closing.
•Prior to the earlier of the Closing or termination of the Business Combination Agreement in accordance with its terms, ARYA shall not, shall cause its respective officers, and directors to not, shall cause Perceptive Advisors to not, and the Sponsor and their controlled affiliates to not, and shall use their reasonable best efforts to cause its and their affiliates and the other representatives of the ARYA Parties, Perceptive Advisors, the ARYA Sponsor and their controlled affiliates to not, directly or indirectly: (i) solicit, knowingly initiate, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes or could reasonably be expected to lead to, an ARYA Acquisition Proposal; (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, an ARYA Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding an ARYA Acquisition Proposal; (iv) make and filings or submissions with the SEC in connection with an offering of any securities of ARYA or other equity securities of an ARYA Party; or (v) otherwise cooperate in any way with, or assist or participate in, any negotiations of discussion with any person in connection with an ARYA Acquisition Proposal.

•ARYA shall use its reasonable best efforts to obtain the PIPE financing, enforce the obligations of the PIPE investors and satisfy and comply with all the conditions to each Subscription Agreement.
•Subject to certain exceptions, ARYA shall not amend, modify or waiver any provision of any Subscription Agreement.
•ARYA shall also promptly notify Nautilus of any material breach or termination under any Subscription Agreement and shall deliver a Closing Notice (as defined in the Subscription Agreements) to the PIPE Investors promptly (and in any event within two (2) business days) following Nautilus’ reasonable request once all the conditions to closing the Business Combination have been satisfied.
•ARYA shall take all such actions as may be necessary or reasonably appropriate such that effective as of the Effective Time the ARYA Board shall consist of nine (9) board members as agreed to in Section 5.18 the Business Combination Agreement described under the section entitled “—Board of Directors,”
•Following the Effective Time, ARYA shall, or shall cause New Nautilus and each of its subsidiaries, to provide the employees of New Nautilus credit for purposes of determining eligibility for New Nautilus employee benefits plans, and use commercially reasonable efforts to waive any eligibility waiting periods or other limitations under each of the employee benefit plans and cause any eligible expenses incurred by any New Nautilus employee during the portion of the plan year in which the Closing occurs, to be taken into account under those health and welfare benefit plans.
•Upon the satisfaction of the conditions to closing, ARYA shall deliver to the trustee all documents, certificates or other notices required to be delivered to the trustee pursuant to the Trust Agreement and shall cause the trustee to (i) pay all amounts (if any) payable to the Public Shareholders pursuant to the redemption, (ii) pay the differed underwriting expenses as set forth in the Trust Agreement, (iii) deposit all remaining amounts to New Nautilus and (iv) terminate the trust account following the completion of the actions described in clauses (i) through (iii).
•Prior to the occurrence of the Effective Time, ARYA shall adopt, or cause to be adopted, the ARYA bylaws in accordance with applicable Law.
Mutual Covenants of the Parties
The parties made certain covenants under the Business Combination Agreement, including, among others, the following:
•using reasonable best efforts to consummate the Business Combination;
•notify the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Business Combination Agreement, any ancillary document or any matters relating thereto and reasonably cooperate with one another in connection therewith, including not settling any such proceedings without the consent of the other party;
•keeping certain information confidential in accordance with the existing non-disclosure agreements;
•making public announcements;
•provide each party reasonable access to books, records and management;
•using reasonable best efforts to cause each of the Domestication and the Merger to constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the IRS Code or otherwise use commercially reasonable efforts to restructure the Merger to so qualify; and
•cooperate in connection with certain tax matters and filings.

•making any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by the Business Combination Agreement promptly (and in any event within five (5) Business Days) following the date the Business Combination Agreement.
In addition, ARYA and Nautilus agreed that ARYA and Nautilus will prepare and mutually agree upon and ARYA will file with the SEC, this registration statement/proxy statement on Form S-4 relating to the Business Combination.
Board of Directors
Following the Closing, it is expected that the current management of Nautilus will become the management of New Nautilus, and the New Nautilus Board will consist of nine (9) directors, which will be divided into three classes (Class I, II and III) with each class initially consisting of three (3) directors. Pursuant to the Business Combination Agreement, the New Nautilus Board will consist of seven (7) individuals determined by Nautilus prior to the effectiveness of the Registration Statement (all of whom are expected to be current members of the Nautilus board of directors), one individual determined by Sponsor prior to the effectiveness of the Registration Statement and one director that may designated by Nautilus and that is reasonably acceptable to Sponsor prior to the effectiveness of the Registration Statement (provided that if no individual is designated as of such time, then such director seat will be vacant following the Effective Time until an individual is elected or appointed to such directorship in accordance with the New Nautilus governing documents).
Survival of Representations, Warranties and Covenants
The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements relevant to the Closing, agreements or covenants which by their terms contemplate performance after the Effective Time, and the representations and warranties of Nautilus and ARYA regarding investigation and exclusivity of representations and warranties.
Termination
The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:
•by the mutual written consent of ARYA and Nautilus;
•by ARYA, subject to certain exceptions, if any of the representations or warranties made by Nautilus are not true and correct or if Nautilus fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of ARYA, as described in the section entitled “—Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) August 6, 2021 (the “Termination Date”);
•by Nautilus, subject to certain exceptions, if any of the representations or warranties made by the ARYA Parties are not true and correct or if any ARYA Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of Nautilus, as described in the section entitled “—Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;
•by either ARYA or Nautilus, subject to certain exceptions, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date;

•by either ARYA or Nautilus,
•if any governmental entity of competent jurisdiction shall have issued an order permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order shall have become final and nonappealable;
•if the approval of the Condition Precedent Proposals by ARYA Shareholders is not obtained at the extraordinary general meeting (including any adjournment thereof); and
•by ARYA, if Nautilus does not deliver, or cause to be delivered to ARYA, the Nautilus Shareholder Written Consent when required under the Business Combination Agreement.
If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement, except (i) in the case of a willful breach of any covenant or agreement under the Business Combination Agreement or fraud, (ii) for customary obligations that survive the termination thereof (such as confidentiality obligations) and (iii) for any person’s liability under any ancillary document with respect to a claim against such Person by another person party to such agreement on the terms and subject to the conditions thereunder.
Expenses
The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, if the Business Combination Agreement is terminated in accordance with its terms, Nautilus shall pay, or cause to be paid, all unpaid Nautilus expenses and ARYA shall pay, or cause to be paid, all unpaid ARYA expenses.
Governing Law
The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Companies Act also applies to the Domestication).
Amendments
The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by ARYA and Nautilus, provided that amendments to certain specified provisions will also require the written agreement of Sponsor following the Closing.
Ownership of New Nautilus Immediately Following the Business Combination
As of the date of this proxy statement/prospectus, there are 19,186,500 ordinary shares issued and outstanding, which includes an aggregate of 499,000 private placement shares and 3,737,500 Class B ordinary shares. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of ARYA’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination), ARYA’s fully-diluted share capital would be 19,186,500 ordinary shares.
The following table illustrates varying ownership levels in New Nautilus Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 85,295,562 shares of New Nautilus Common Stock are issued to the holders of shares of common stock (including the Perceptive Shareholders) and preferred stock of Nautilus at Closing, which would be the number of shares of New Nautilus Common Stock issued to these holders if Closing were to occur on April 1, 2021; (ii) 20,000,000 shares of New Nautilus Common Stock are issued in the PIPE Financing; and (iii) no options to purchase New Nautilus Common Stock outstanding as of April 1, 2021 have been exercised. Based on these assumptions, and assuming that none of ARYA’s outstanding public shares are redeemed in connection with the Business Combination, there would be approximately 124,482,062 shares of New Nautilus common stock outstanding immediately following the consummation of the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in New Nautilus will be different.

	Share Ownership in New Nautilus(1)
	No redemptions	Maximum redemptions(2)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
ARYA public shareholders(3)	12.0%	5.4%
Perceptive PIPE Investor and ARYA’s initial shareholders(4)(5)	10.2%	10.9%
Other PIPE Investors(6)	11.6%	12.5%
Current Nautilus Stockholders(7)	66.2%	71.2%
__________________
(1)The number of shares of New Nautilus Common Stock issued to the holders of shares of common stock and preferred stock of Nautilus at Closing will fluctuate based on the number of shares underlying Nautilus options, whether vested or unvested (and the exercise price of such options), at Closing. Nautilus options (whether vested or unvested) are taken into account for purposes of allocating the implied $900 million equity value of Nautilus among the holders of shares and equity awards of Nautilus, with the value allocable to such options being determined based on the treasury stock method.
(2)Assumes that 8,752,100 of ARYA’s outstanding public shares are redeemed in connection with the Business Combination, which is the estimated maximum number of shares that may be redeemed while still enabling the Aggregate Transaction Proceeds Condition to be met.
(3)Excludes shares acquired by certain public investors in connection with the PIPE Financing.
(4)Includes 5,500,000 shares acquired by the Perceptive PIPE Investor in the PIPE Financing.
(5)Includes 4,236,500 shares held by the Initial Shareholders originally acquired prior to or in connection with ARYA’s initial public offering (including 30,000 shares held by each of Todd Wider, Bradley L. Campbell and Saqib Islam) and shares to be issued to the Perceptive Shareholders in respect of their existing Nautilus shares at closing.
(6)Excludes shares acquired by the Perceptive PIPE Investor in the PIPE Financing. Includes shares acquired by existing Nautilus Stockholders in the PIPE Financing.
(7)Excludes shares held by the Perceptive Shareholders, shares acquired by existing Nautilus Stockholders in the PIPE Financing and shares to be issued upon net exercise of outstanding Nautilus warrants at closing.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The form of Subscription Agreement, the Amended and Restated Registration Rights and Lock-Up Agreement, the form of Nautilus Shareholder Transaction Support Agreement and the form of Sponsor Letter Agreement are attached hereto as Annex F, Annex G, Annex H, and Annex E, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
PIPE Financing
Concurrently with the execution of the Business Combination Agreement, ARYA has entered into the Subscription Agreements with each of the PIPE Investors, which include the Perceptive PIPE Investors and certain existing Nautilus Shareholders, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and ARYA has agreed to issue and sell to the PIPE Investors, on the Closing Date immediately prior to the Closing, an aggregate of 20,000,000 shares of New Nautilus Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $200,000,000. The Perceptive PIPE Investor will fund $55,000,000 in the PIPE Financing. The shares of New Nautilus Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ARYA will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
Amended and Restated Registration Rights and Lock-Up Agreement
Concurrently with the execution of the Business Combination Agreement, ARYA, the Perceptive Shareholders, certain holders of Class B ordinary shares and certain Nautilus Shareholders entered into the Amended and Restated Registration Rights and Lock-Up Agreement pursuant to which, among other things, the Perceptive Shareholders, the certain holders of Class B ordinary shares and the certain Nautilus Shareholders agreed not to effect any sale or distribution of any equity securities of ARYA during the lock-up period described therein and will be granted certain customary registration rights, in each case subject to, and conditioned upon and effective as of, the effective time of the Merger.
Pursuant to the terms of the Amended and Restated Registration Rights and Lock-Up Agreement, New Nautilus will be obligated to file a registration statement to register the resale of certain shares of New Nautilus Common Stock within 45 days after the Closing. In addition, pursuant to the terms of the Amended and Restated Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the parties to the agreement may demand at any time or from time to time, that New Nautilus file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the securities of New Nautilus held by such holders, and New Nautilus is separately required at all times to maintain an effective resale registration statement for the benefit of the holders party to the agreement. The Amended and Restated Registration Rights and Lock-Up Agreement will also provide such holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.
The Amended and Restated Registration Rights and Lock-Up Agreement further provides for the securities of New Nautilus held by the holders party thereto to be locked-up for a period of time following the Closing, subject to certain exceptions.
Transaction Support Agreements
Immediately following the execution of the Business Combination Agreement, ARYA, Nautilus and certain Nautilus Shareholders entered into shareholder support agreements (the “Nautilus Shareholder Transaction Support Agreements”) pursuant to which each such holder agreed (i) support and vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), and (ii) be bound by certain other covenants and agreements related to the Business Combination, including a restriction on transfers with respect to his, her or its Nautilus Shares prior to the closing of the Business Combination.
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, the Sponsor, ARYA, Todd Wider, Bradley L. Campbell and Saqib Islam and Nautilus entered into the Sponsor Letter Agreement, pursuant to which the Sponsor and each of Todd Wider, Bradley L. Campbell and Saqib Islam has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the governing documents of ARYA or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Subscription Agreements (as defined below) or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination and (iv) be bound by certain transfer restrictions with respect to his, her or its shares in ARYA prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.
Background to the Business Combination
ARYA is a blank check company incorporated on March 27, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. In conducting a targeted search for a business combination target, as described in greater detail below, ARYA utilized the global network and investing, industry and sector, and transaction experience of Sponsor, ARYA’s management and the ARYA Board. The terms of the Business Combination Agreement and the related ancillary documents are the result of extensive negotiations among ARYA, Nautilus and their respective representatives and advisors.
In April 2020, prior to the closing of ARYA’s initial public offering, ARYA issued 3,737,500 founder shares to Sponsor in exchange for a capital contribution of $25,000, and Sponsor subsequently transferred 30,000 founder shares to each of Messrs. Wider, Campbell and Islam. On August 11, 2020 ARYA completed its initial public offering of 14,950,000 Class A ordinary shares at a price of $10.00 per share generating gross proceeds of $149.5 million before underwriting discounts and expenses. Concurrently with the closing of its initial public offering, ARYA completed the private placement of 499,000 private placement shares at a price of $10.00 per private placement share to Sponsor. The private placement shares sold in the private placement are substantially identical to the public shares sold in the initial public offering, except that Sponsor has agreed not to transfer, assign or sell any of the private placement shares (except to certain permitted transferees) until 30 days after the completion of ARYA’s initial business combination. Prior to the consummation of ARYA’s initial public offering, neither ARYA, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving ARYA.
Following the completion of its initial public offering, ARYA’s officers and directors commenced an active, targeted search for an initial set of potential business combination targets, leveraging its officers’ and directors’ and Sponsor’s network of investment bankers, private equity firms and hedge funds (including Perceptive Advisors and its affiliates) and numerous other business relationships. The focus of this targeted search was potential business combinations targets in the growing life sciences and medical technology sectors, which ARYA’s directors and officers believed, based on their experience, could satisfy all (or a portion of) certain key criteria for a business combination target, including, among others: (a) scientific or other competitive advantages in the markets in which they operate; (b) the likely benefit of access to additional capital as well as ARYA’s management’s industry relationships and expertise; (c) the ability to achieve a reasonably expeditious timeline to both signing and closing based on the target’s preparedness and public company readiness, with strong management, corporate governance and financial reporting policies in place; (d) a positive reception by public investors, with the expectation that the target would have good access to the public capital markets in the future; (e) significant embedded and/or underexploited growth opportunities; (f) unrecognized value or other characteristics that have been unevaluated by the market based on its analysis and scientific and business due diligence review; and (g) the ability to offer attractive risk-adjusted equity returns for ARYA’s shareholders.
ARYA identified an initial set of 12 potential business combination targets that it believed met one or more of its acquisition criteria and commenced preliminary due diligence on each and evaluated and analyzed each as potential business combination targets. ARYA’s due diligence, evaluation and analysis involved, among other things, diligence with respect to, and evaluating and analyzing, each target’s product candidate pipelines, other potential product or service offerings, technology, market potential and financial information, in each case, based on publicly available information and other market research available to the management team and its advisors, and its existing knowledge of the potential targets as a result of its network and existing relationships (including, in the case of Nautilus, ARYA’s knowledge of the proteomics market and Nautilus’ business, technologies and potential product or service offerings as a result of Perceptive Advisors’ approximate 3.2% ownership stake in Nautilus (on a fully diluted basis) that was purchased in connection with Nautilus’ Series B preferred stock financing, and the role of Michael Altman, director and Chief Financial Officer of ARYA, as a non-voting observer on the Nautilus board of directors). Based on this due diligence, evaluation and analysis, ARYA determined that it would contact three potential business combination targets (including Nautilus) to further evaluate and analyze a potential business combination, which ARYA believed, based on its preliminary evaluation and the experience and existing knowledge of its officers and directors, were most suitable for a business combination due to the strength of the following factors, among others, relative to the other potential business combination targets: (a) scientific or other competitive advantages in the markets in which they operate and future growth prospects; (b) significant embedded and/or underexploited growth opportunities; and (c) the ability to offer attractive, risk-adjusted equity returns for ARYA’s shareholders. ARYA had preliminary discussions with the potential business combination targets (other than Nautilus) with respect to their business and a potential business combination involving such target and ARYA. None of these discussions progressed beyond these preliminary discussions, ARYA did not enter into a non-disclosure agreement with any of these targets or propose any terms with respect to a potential business combination (whether via a term sheet, during discussions or otherwise) and ARYA ceased to have further discussions with these other potential business combination targets when it determined, for the reasons described below, that it would cease further analyzing and exploring these potential opportunities.
On October 21, 2020, Mr. Altman had a telephonic meeting with Sujal Patel, director and Chief Executive Officer of Nautilus, to discuss certain matters related to Nautilus’ business and unrelated to a business combination with ARYA. At the meeting, Mr. Altman indicated to Mr. Patel that ARYA wanted to further explore a potential business combination between Nautilus and ARYA. The terms of a potential business combination were not discussed, the parties did not resolve to take any subsequent steps with respect to a potential business combination between ARYA and Nautilus and following this meeting Nautilus continued to explore other potential strategic financings (including a potential private preferred stock financing round) and ARYA continued to explore other potential business combination targets.
Between October 22, 2020 and November 30, 2020, there were no further discussions between representatives of ARYA and Nautilus with respect to a potential business combination between the parties.
On December 1, 2020, Mr. Altman and Konstantin Poukalov, the Chief Business Officer of ARYA, held a subsequent telephonic meeting with Mr. Patel, at ARYA’s invitation. At the meeting, the representatives of ARYA and Nautilus discussed Nautilus’ business and strategic prospects, as well as certain key aspects of a business combination with ARYA (including that consideration to Nautilus shareholders in such a transaction would consist of shares in ARYA, Perceptive Advisors was willing to participate in, and, if Nautilus saw fit, make a significant additional investment in the form of, the PIPE financing, which the parties discussed as being between $35 million and $50 million, and the potential size of the PIPE financing, which the parties discussed would be in the $150 million range) and the potential benefits of a potential business combination between ARYA and Nautilus (including the potential transaction providing Nautilus with immediate capital to continue its R&D efforts and further develop its platform, the benefits to being a public company, including, if needed, having additional sources of capital available through the public equity markets and the less dilutive nature of the capital structure of ARYA as compared to other potential SPAC counterparties given the size of ARYA trust account and ARYA not having offered any warrants to public investors in connection with its initial public offering). At the meeting, the representatives of both ARYA and Nautilus expressed interest in further exploring a potential business combination.
Between December 2, 2020 and December 10, 2020, representatives of ARYA and Nautilus held multiple telephonic and teleconference meetings to further discuss and explore a potential business combination between ARYA and Nautilus and the potential terms of such a potential business combination. As part of these discussions, Mr. Patel indicated that Nautilus would be unlikely to pursue a business combination with ARYA unless the equity valuation in the business combination was attractive relative to alternatives with late stage growth investors in private transactions, particularly given valuation trends in the late stage financing market generally and among comparable life science tools companies specifically, the significant level of early interest expressed by potential participants in its Series C preferred stock financing round, its expectation to follow a more traditional initial public offering path, and the increased costs and requirements of being a public company. As part of these discussions, representatives of ARYA shared their perspectives regarding Nautilus’ valuation, including based on information that ARYA had received to date, the valuation of comparable companies in Nautilus’ industry and the valuation ascribed to Seer, Inc., in its recent initial public offering, a life sciences company with a focus on commercializing a new proteomics platform that ARYA’s management believed was a good market comparable for the potential valuation of Nautilus, and both ARYA and Nautilus discussed the valuation at which each of them would be interested in pursuing a business combination transaction. The discussions in regard to the valuation of Nautilus ranged from $700 million to $1 billion, on a pre-transaction equity value basis, which ARYA’s management believed to be an attractive valuation range for a potential business combination with Nautilus in light of its evaluation and analysis of the Company to date. In particular, for purposes of determining the ultimate valuation reflected in the non-binding term sheet, ARYA considered the implied $923 million pre-money valuation ascribed to Seer, Inc. based on the terms of its recent initial public offering as described in publicly available documents. For further information related to the comparable company analysis performed by ARYA, please see the section entitled “—Background to the Business Combination—Summary of ARYA Financial Analysis—Comparable Company Analysis.”
On a December 10, 2020 teleconference meeting between representatives of ARYA, Perceptive Advisors and Nautilus, Mr. Patel, Parag Mallick, director and Chief Scientist of Nautilus, and Nick Nelson, Chief Business Officer of Nautilus, made a presentation to ARYA regarding Nautilus and its business operations, including certain financial information and preliminary projections, its product development pipeline, and views on competitive positioning and market opportunity.

As part of these discussions and the exploration of a potential business combination involving ARYA and Nautilus and throughout the process relating to a potential business combination involving ARYA and Nautilus, Mr. Altman recused himself from participation in all meetings, discussions, votes and other actions of the Nautilus board of directors (and any committees thereof) relating to the potential business combination.
On December 11, 2020, representatives of ARYA provided representatives of Nautilus with a draft term sheet with respect to a potential business combination. The draft term sheet proposed a $900 million pre-transaction equity valuation of Nautilus as more fully described below.
Between December 12, 2020 and December 14, 2020, representatives of ARYA and Kirkland & Ellis LLP (“K&E”), counsel to ARYA, on the one hand, and representatives of Nautilus and Wilson Sonsini Goodrich & Rosati (“Wilson Sonsini”), counsel to Nautilus, on the other hand, held multiple calls and exchanged multiple revised drafts of the term sheet. Over the same period of time, the representatives and advisors for ARYA and Nautilus held numerous conference calls regarding the revised drafts of the term sheet and came to agreement on the outstanding business issues, including, among others: (a) the pre-transaction equity value of Nautilus (which the parties agreed would be a fixed equity value of $900 million with no adjustments, subject to confirmatory due diligence and appropriate representations, warranties and covenants (and related closing bring-down standards) to provide additional comfort that there are not significant change of control payments or other shareholder “leakage” related to the transaction); (b) the key closing conditions (including the amount and components of the minimum proceeds condition and whether such condition would be mutual or one-way); (c) the post-closing ARYA Board composition (which the parties agreed would be a nine person board of directors, consisting of six existing directors or observers of the Nautilus board of directors, one individual designated by Sponsor and two “independent” directors to be designated by Nautilus and reasonably acceptable to Sponsor) and the post-closing governance structure of the combined company; and (d) the post-closing incentive equity plans (which the parties agreed would consist of an incentive equity plan and an employee stock purchase plan, with the respective sizes and terms being agreed to by the parties and taking into account the recommendations of an independent compensation consultation engaged by Nautilus that is familiar with the implementation of incentive plans in technology and life sciences initial public offerings).
During this same time period, ARYA and its representatives continued to conduct preliminary business due diligence with respect to Nautilus and its business (including its potential product and service offerings and related technology), the proteomics market and public financing markets in connection with exploring a potential business combination.
During this same time period and in conjunction with the entry by ARYA and Nautilus into the term sheet on December 14, 2020, ARYA ultimately determined to abandon the other potential business combination opportunities that it had been further analyzing and exploring because of, among other things: (a) ARYA’s directors’ and officers’ belief, based on its analysis and review and preliminary due diligence and the terms of the term sheet, that Nautilus was most attractive potential business combination that met its key criteria in a target, including, in particular, potential scientific and other competitive advantages of Nautilus in a large proteomics market that has the potential for greater growth with the next-generation proteomics offerings and potential for significant future growth prospects and value appreciation; (b) the level of engagement by, and advanced negotiations and discussions with, Nautilus, as compared to the two other potential business combination targets where engagement was more limited and negotiations and discussions did not progress as rapidly, including with respect to having a preliminary agreement on key terms and conditions of a potential transaction; and (c) Nautilus’ preparedness and willingness to devote appropriate resources to negotiating and executing definitive agreements and to consummating a business combination and becoming a public company, as compared to the other two potential business combination targets.
On December 14, 2020, after extensive negotiations between representatives and advisors of the parties, ARYA and Nautilus agreed on, and executed, a non-binding term sheet, which provided for, among other things, an agreed valuation of Nautilus based on an implied pre-transaction equity value of $900 million with no adjustment for cash or debt and a binding exclusivity period that, subject to certain customary exceptions, ended on the later of (a) 5:00 p.m. Eastern Time on January 31, 2021 and (b) the time at which either party gave written notice to the other party of termination thereof.

Following the entry into the term sheet, ARYA’s management provided ARYA directors with an update with respect to the potential business combination with Nautilus, including, among other things, the terms of the term sheet and the expected process and timing for the potential transaction and ARYA’s due diligence and evaluation of Nautilus to-date, including, among other things, an overview of the management presentation representatives of Nautilus had delivered to ARYA management on December 10, 2020.
On December 16, 2020, Nautilus executed a non-disclosure agreement with ARYA, pursuant to which ARYA and Nautilus agreed to exchange confidential information for purposes of further evaluating and, each party saw fit, negotiating, pursuing and consummating a potential business combination transaction.
On December 17, 2020, representatives of ARYA, K&E, Jefferies LLC (“Jefferies”) and Goldman Sachs & Co. LLC (“Goldman”), as placement agents in connection with the PIPE Financing and financial advisors to ARYA (the “Placement Agents”), Skadden, Arps, Slate Meagher & Flom LLP (“Skadden”), as counsel to Jefferies and Goldman, Nautilus, Morgan Stanley & Co. LLC (“Morgan Stanley”), as financial advisor to Nautilus, and Wilson Sonsini conducted a meeting telephonically during which the parties and their respective representatives and advisors discussed the timeline and process to signing definitive agreements providing for a potential business combination, and discussed and tentatively agreed on a work plan ultimately leading to such definitive agreements in late January or early February 2021. In connection with the consummation of the Business Combination, Jefferies and Goldman will be entitled to (i) deferred underwriting compensation, as set forth in the registration statement for ARYA’s initial public offering, and (ii) customary fees in connection with the PIPE Financing and Business Combination. These fees will be paid at the closing of the Business Combination, and are conditioned upon the successful completion of the Business Combination; if the Business Combination does not close, Jefferies and Goldman will not be entitled to such fees.
Between the date of the initial telephonic meeting on December 17, 2020 and February 7, 2021, representatives and advisors of each of ARYA and Nautilus conducted a weekly telephonic meeting to discuss progress on, and provide updates with respect to, key work streams and other aspects of the potential business combination and, as needed, further refine the transaction timeline and steps and related work plan.
Between the date of the initial telephonic meeting on December 17, 2020 and February 7, 2021, the management teams of Nautilus and ARYA met on a regular – often daily – basis for the purposes of reviewing Nautilus’ technology and business and discussing the contemplated business combination transaction.
On December 23, 2020, Nautilus provided ARYA and its advisors with access to an online data room for purposes of conducting further business, financial, legal, tax, intellectual property, insurance and other due diligence with respect to Nautilus and its business.
Between December 23, 2020 and January 30, 2021, representatives of ARYA conducted further business and financial due diligence with respect to Nautilus, its business and the proteomics market and, over the same period of time, ARYA’s legal, tax and other advisors conducted due diligence with respect to Nautilus and its business, in each case, based on information available in the data room (which included the Nautilus Forecasts (as defined below), which had been prepared following the signing of the non-binding term sheet and were provided to ARYA’s advisors on January 10, 2021), written responses from the management team of Nautilus and customary due diligence calls with the Nautilus management team and its advisors. Each of K&E, KPMG LLP, tax and accounting advisor to ARYA and Fenwick & West LLP, intellectual property counsel to ARYA, provided ARYA with a due diligence report summarizing its key findings with respect to its due diligence review of Nautilus.
On January 4, 2021, on behalf of ARYA, K&E distributed the first draft of the Business Combination Agreement to Wilson Sonsini.
Between January 4, 2021 and February 7, 2021, K&E, on the one hand, and Wilson Sonsini, on the other hand, exchanged numerous revised drafts of the Business Combination Agreement. Certain key Nautilus shareholders also reviewed and provided feedback on drafts of the Business Combination Agreement and the ancillary documents. Over the same period of time, K&E and Wilson Sonsini and other representatives and advisors for ARYA and Nautilus held numerous conference calls regarding certain terms and conditions of the Business Combination Agreement, including, among other things: (a) the size, terms and establishment of the 2021 Plan and the ESPP; (b) the standard for the “bring-down” at the closing for certain representations and warranties (including those related to certain capitalization reps, certain change of control and other management payments or arrangements and other value “leakage”); (c) the ability of the Company or ARYA to terminate the agreement in certain circumstances, including the proposed ability of Company to terminate the Business Combination Agreement due to, among other things, an alternate “superior” transaction and the ability of either party to terminate if certain of its related parties were in breach of their covenants or obligations under certain ancillary documents; (d) the circumstances in which, and standard for determining whether, a party would have liability following the termination of the Business Combination Agreement (including the proposed payment of termination fees by the respective parties in certain circumstances); (e) the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement and the related ancillary documents; (f) the governance structure of the New Nautilus follow the closing of the business combination; and (g) the use of cash held by ARYA outside of the Trust Account prior to the closing. For further information related to the final resolution of items (a) through (g), please see the section entitled “Business Combination Proposal—The Business Combination Agreement.”
On January 6, 2021, representatives of K&E distributed to representatives of Wilson Sonsini the first draft form of the Nautilus Shareholder Transaction Support Agreements, pursuant to which certain Nautilus Shareholders have agreed to, among other things, (a) vote in favor of the Business Combination Agreement and the transactions contemplated thereby and (b) be bound by certain other covenants and agreements related to the Business Combination. During this time and in connection with these negotiations, multiple drafts of the Nautilus Shareholder Transaction Support Agreements were exchanged prior to their execution on February 7, 2021, following the execution of the Business Combination Agreement. For additional information, see “—Related Agreements—Transaction Support Agreements.”
On January 14, 2021, representatives of Wilson Sonsini distributed to representatives of K&E the first draft form of the Amended and Restated Registration Rights Agreement & Lock-Up Agreement based on the terms of the non-binding term sheet, as updated by subsequent discussions, pursuant to which, among other things, ARYA would agree to register for resale, pursuant to Rule 415 under the Securities Act, certain equity securities of Nautilus that are held by the parties thereto from time to time, the terms of which the parties continued to negotiate over the course of the following weeks. During this time and in connection with these negotiations, multiple drafts of the Registration Rights Agreement were exchanged prior to its execution on February 7, 2021, concurrently with the execution of the Business Combination Agreement. For further information related to Amended and Restated Registration Rights Agreement & Lock-Up, please see the section entitled “—Related Agreements—Registration and Shareholder Rights Agreement” for additional information.
On January 30, 2021, representatives of Wilson Sonsini distributed to representatives of K&E the first draft form of a Sponsor Letter Agreement, pursuant to which Sponsor and each of Todd Wider, Bradley L. Campbell and Saqib Islam agreed to, among other things, (a) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (b) waive any adjustment to the conversion ratio set forth in the governing documents of ARYA or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Subscription Agreements (as defined below) or otherwise), and (c) be bound by certain transfer restrictions with respect to his, her or its shares in ARYA prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. During this time and in connection with these negotiations, multiple drafts of the Sponsor Letter Agreement were exchanged prior to its execution on February 7, 2021, concurrently with the execution of the Business Combination Agreement. See “—Related Agreements—Registration and Shareholder Rights Agreement” for additional information.
Beginning in early January 2021, representatives of Jefferies and Goldman, as the Placement Agents, held conversations with prospective investors with respect to the PIPE Financing to review Nautilus’ business and address questions from potential investors. ARYA and Nautilus came to agreement on the proposed size and terms of the PIPE Financing and K&E, Wilson Sonsini and Skadden exchanged drafts of the form of Subscription Agreement to entered into by PIPE Investors in connection with the PIPE Financing. On January 27, 2021, a draft of the form of Subscription Agreement was distributed to prospective PIPE Investors with respect to the PIPE Financing. Between January 27, 2021 and February 7, 2021, K&E, Wilson Sonsini and Skadden collectively negotiated the terms and exchanged drafts of the Subscription Agreements with the PIPE Investors and their respective representatives and advisors, including with respect to the registration rights and indemnities set forth therein, and responded to follow-up questions and comments related thereto, including with respect to the closing process and the expected timeline for consummating the Business Combination. During this time, the prospective PIPE Investors conveyed to the Placement Agents their initial proposed subscription amounts.
Between January 22, 2021 and January 28, 2021, representatives and advisors of ARYA and Nautilus exchanged numerous revised drafts of, and held various calls and meetings to discuss, the investor management presentation, research analyst coverage and outstanding information requests related thereto.
On February 5, 2021, a final version of the Subscription Agreement was distributed to the prospective PIPE Investors, which reflected the outcome of negotiations between ARYA, Nautilus and the prospective PIPE Investors and their respective representatives and advisors. On February 5, 2021, the prospective PIPE Investors that had chosen to participate in the PIPE Financing indicated their final subscription amounts and delivered executed Subscription Agreements to K&E.
On February 6, 2021, a telephonic meeting of the ARYA Board was held with representatives of K&E, Ogier, counsel to ARYA with respect to matters of Cayman Islands law, ARYA’s management and Sponsor in attendance. At the meeting, the ARYA Board was provided with an overview of the proposed Business Combination (including the potential benefits and the risks related thereto), the key terms of the related ancillary documents and the due diligence process and findings with respect to Nautilus. In addition, members of the ARYA Board disclosed and acknowledged any conflicts of interests of the members of the ARYA Board with respect to the proposed Business Combination, including Perceptive Advisors’ existing ownership interest in Nautilus and Mr. Altman’s role as a non-voting observer on the Nautilus board of directors. Based on the factors cited in “—Reasons for the Business Combination” and in light of the fact that the implied fair market value of the vested equity of Nautilus to be acquired in the Business Combination was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account), the ARYA Board then unanimously adopted and approved, among other resolutions, resolutions (a) determining that it is in the best interests of ARYA and its shareholders to adopt and approve the execution and delivery of the Business Combination Agreement and the ancillary documents thereto and the transactions contemplated by each of the Business Combination Agreement and the ancillary documents thereto (including the Domestication, the Merger and the PIPE Financing), (b) adopting and approving the Business Combination Agreement and ancillary documents thereto and approving ARYA’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto, including the Domestication, the Merger and the PIPE Financing (part of which would be issued to an affiliate of Sponsor), (c) recommending that the ARYA shareholders vote in favor of the Business Combination Proposal, the Domestication Proposal, each of the Governing Documents Proposals, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Equity Stock Purchase Plan Proposal and the Adjournment Proposal and (d) adopting and approving, conditioned upon the Closing and the receipt of the required ARYA shareholders vote in favor of the Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal, as applicable, the 2021 Plan and the ESPP and the applicable number of shares of New Nautilus Common Stock as set forth in the Business Combination Agreement reserved for issuance under each of the 2021 Plan and the ESPP. The ARYA Board did not obtain a third-party valuation or fairness opinion in connection with its resolution to approve the Business Combination but determined that ARYA’s management, the members of the ARYA Board and the other representatives of ARYA had substantial experience in evaluating the operating and financial and business merits of companies similar to Nautilus and reviewed certain financial and business information of Nautilus and compared it to certain publicly traded companies, selected based on the experience and the professional judgement of ARYA’s management, and concluded that the experience and background of ARYA’s management members, the members of the ARYA Board and the other representatives and advisors of ARYA enabled the ARYA Board to make the necessary analyses and determinations regarding the Business Combination and the other matters for approval.
On February 6, 2021, the Nautilus board of directors met via videoconference, with all board members present, to consider and discuss the proposed transaction with ARYA. Also present were representatives of Wilson Sonsini. Following a thorough review and discussion, the Business Combination Agreement and related documents and agreements were unanimously approved by all Nautilus board members and the Nautilus board of directors determined to recommend the approval of the Business Combination Agreement to Nautilus’ shareholders.
On February 7, 2021, the parties entered into the Business Combination Agreement and the related ancillary documents and the PIPE Investors executed and delivered the Subscription Agreements, which provided for binding subscriptions to purchase an aggregate of 20 million shares of New Nautilus Common Stock at $10.00 per share.
On February 8, 2021, ARYA and Nautilus issued a joint press release announcing the execution and delivery of the Business Combination Agreement, and ARYA filed a Current Report on Form 8-K, which filed as an exhibit (a) the Business Combination Agreement, (b) the Sponsor Letter Agreement, (c) the Amended and Restated Registration Rights and Lock-Up Agreement, (d) the form of Subscription Agreement, (e) form of Transaction Support Agreement, (f) a joint press release, dated February 8, 2021, (g) an investor presentation providing information on Nautilus and a summary of certain key terms of the Business Combination, (h) a transcript of a conference call with investors, (i) a transcript of an interview with opinion leader Dr. Josh LaBaer, (j) an email sent to Nautilus employees on February 8, 2021 about the Business Combination, and (k) a presentation used during a town hall meeting with employees of Nautilus on February 8, 2021.
The ARYA Board’s Reasons for the Business Combination
The ARYA Board, in evaluating the transaction with Nautilus, consulted with its legal counsel, financial and accounting advisors and other advisors. In reaching its resolution (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, the Domestication and the Merger, are advisable, fair to and in the best interests of ARYA and its shareholders and (ii) to recommend that the shareholders adopt the Business Combination Agreement and approve the Business Combination, the Domestication and the Merger, the ARYA Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the ARYA Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The ARYA Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of ARYA’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
The members of the ARYA Board are well qualified to evaluate the transaction with Nautilus. They have extensive transactional experience, particularly in the healthcare and life sciences industries.
A.Single molecule proteomics platform with integrated machine learning software. The Nautilus Platform has been designed by substantially reimagining methods of protein analysis. The ARYA Board believes that the Nautilus Platform has the potential to be a disruptive, single-molecule analysis technology of extreme sensitivity, scale, and ease-of-use.
B. Leadership in commercial proteomics detection technology and targeted product development plan. Nautilus aims to be the first commercially available proteomics detection platform technology and end-to-end solution designed to decode and quantify virtually the entire proteome. Since the early days of Nautilus’ product development, Nautilus has consulted with biopharma companies, academic institutions and research organizations to inform its product development plans and address its target customer needs. The ARYA Board believes that Nautilus’ novel end-to-end proteomics detection platform has the potential to allow Nautilus to leverage a diversified revenue model that could be highly recurring in nature. The ARYA Board also believes that Nautilus will be able to capitalize on the existing mass spectrometry-based proteomics marketplace and operate with an efficient sales model.
C. Potential clinical applications of the Nautilus Platform. The ARYA Board believes that as the proteomics market continues to mature, and if Nautilus’ technology is validated across translational research applications, the Nautilus Platform could transfer well into the clinical setting where many prior technologies have thus far been unable to succeed.

D. Continuously self-improving data driven technology. The Nautilus Platform has been designed to create and process a vast amount of proteomic data, which the ARYA Board believes will allow machine learning algorithms to continuously improve the Nautilus Platform.
E. Experienced and multidisciplinary management team. The ARYA Board believes that Nautilus has a proven and experienced team that is positioned to successfully lead New Nautilus after the Business Combination and disrupt the field of proteomics.
F. Advancement of the Nautilus Platform through a strong commitment to R&D and new partnerships and collaborations. The ARYA Board believes that Nautilus’ R&D projects and its partnerships and collaborations with biopharma companies (such as Nautilus’ existing relationship with Genentech), academic institutions, research organizations and customers will enable a successful full commercial launch of the Nautilus Platform, drive adoption of the Nautilus Platform in the life sciences industry and enable Nautilus to continuously innovate and develop new products, applications, workflows, and analysis tools that are based on Nautilus’ core technology.
G. Efficient and scalable sourcing and manufacturing processes. The ARYA Board believes that the components of Nautilus’ technology will allow for the creation of efficient sourcing and manufacturing processes that ultimately will enable Nautilus to adequately increase manufacturing and production capabilities and meet its commercial plans.
H. Results of due diligence and attractive valuation. The ARYA Board considered the scope of the due diligence investigations conducted by the ARYA management and its advisors and evaluated the results thereof and information available to it related to Nautilus, including attractive projected financial information. See “—Certain Company Projected Financial Information.”
The ARYA board of directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:
A.Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.
B.Liquidation of ARYA. The risks and costs to ARYA if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in ARYA being unable to effect a business combination by August 11, 2022 and force ARYA to liquidate.
C.Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits ARYA from soliciting other business combination proposals, which restricts ARYA’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.
D.Shareholder vote. The risk that ARYA’s shareholders may fail to provide the votes necessary to effect the Business Combination.
E.Post-Business Combination corporate governance; terms of the Amended and Restated Registration Rights and Lock-Up Agreement. The ARYA Board considered the corporate governance provisions of the Business Combination Agreement, the Amended and Restated Registration Rights and Lock-Up Agreement and the material provisions of the Proposed Governing Documents. See the sections entitled “Advisory Governing Documents Proposals”, “—Related Agreements—Registration Rights Agreement” and “—Related Agreements—Investor Rights Agreement” for detailed discussions of the terms and conditions of these documents.
F.Limitations of review. The ARYA Board considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the consideration to be received by the Nautilus Shareholders is fair to ARYA or its shareholders from a financial point of view. Accordingly, the ARYA Board considered that ARYA may not have properly valued Nautilus.

G.Closing conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within ARYA’s control, including approval by ARYA shareholders and approval by Nasdaq of the initial listing application in connection with the Business Combination.
H.Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.
I.Fees and expenses. The fees and expenses associated with completing the Business Combination.
J.Other risks. Various other risks associated with the Business Combination, the business of ARYA and the business of Nautilus described under the section entitled “Risk Factors.”
In addition to considering the factors described above, the ARYA Board also considered that certain of the officers and directors of ARYA may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of ARYA’s shareholders. ARYA’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the ARYA Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.
The ARYA Board concluded that the potential benefits that it expected ARYA and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the ARYA Board determined that the Business Combination Agreement, the Business Combination and the Merger, were advisable, fair to, and in the best interests of, ARYA and its shareholders.
Certain Company Projected Financial Information
The prospective financial information and other forecasted financial information included herein (referred to as "Nautilus Forecasts") were not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Nautilus’ management, were prepared on a reasonable basis, reflected the best currently available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of Nautilus management’s knowledge and belief, the reasonable projections of the future financial performance of Nautilus. The Nautilus Forecasts were prepared utilizing Nautilus’ historical internal forecast approach and does not give effect to the adoption of any new accounting pronouncements. These projections were prepared solely for internal use, capital budgeting and other management purposes, and are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders, or the ARYA Board. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results.
The projections reflect numerous qualitative estimates and assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Nautilus’ control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” The projections are not predictive of Nautilus’ actual future results and should not be construed as financial guidance for any future period.
Nautilus’ revenue projections are based on its management’s expectation of adopting a three-phase plan for commercialization on the timelines set forth in the sections entitled “Information About Nautilus” and “Nautilus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The first phase, which Nautilus currently expects to run until at least the second half of 2022, is expected to involve collaboration with biopharmaceutical companies and key opinion leaders to validate the performance and utility of Nautilus’ product, during which no significant revenue will be recognized, if any. The second phase, which Nautilus does not anticipate will begin any earlier than the second half of 2022, will include an early access limited release phase in which management expects to recognize limited revenue. Finally, the third phase, which Nautilus currently expects to commence at the end of 2023 and the beginning of 2024, is anticipated to include a broader commercial launch.

Revenue projections are based on a price point for the Nautilus Platform that is expected to be in-line with mass spectrometry system budgets allocated for broad scale proteomics applications, and thus with a premium instrumentation average selling price, or ASP. Nautilus believes there are multiple high-value applications in precision and personalized medicine, drug discovery, and clinical diagnostics that can be unlocked by accurate, reproduceable, and cost effective proteomic profiling, leading to a broad adoption in instrument sales in line with other disruptive life science tools. Nautilus consumables are expected be priced in-line with next generation sequencing (“NGS”) consumable kits and flow cell system run reagents. Total instrument run time is based on total cycle number and is expected to target between 1 and 3 days. The instrument itself is comprised of many readily available component parts that help to create efficient sourcing and manufacturing processes. Once development is complete, Nautilus will determine the most appropriate path for high volume production. This may consist of a process developed by contract manufacturing of major system components with final assembly and testing in-house, or fully outsourced production, or some combination of both. The financial projections assume the use of third party manufacturers. Finally, Nautilus’ management expects increasing marketing expenses and selling, general, and administrative expenses to support the expected growth of Nautilus.
The financial projections for revenue, gross profit, total operating expenses, and EBITDA and Nautilus’ anticipated commercial development timeline are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Nautilus’ control. While all projections are necessarily speculative, Nautilus believes that the prospective financial information covering periods beyond 12 months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections and anticipated timeline in this proxy statement/prospectus should not be regarded as an indication that Nautilus or its representatives considered or currently consider the projections to be a reliable prediction of future events, and reliance should not be placed on the projections.
While Nautilus prepared the Nautilus Forecasts for Nautilus’ internal use and not for use by the ARYA Board, the projections were requested by, and disclosed to, the ARYA Board for use as a component of the ARYA Board’s overall evaluation of Nautilus and are included in this proxy statement/prospectus because they were provided to the ARYA Board for its evaluation of the Business Combination. Nautilus has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including the ARYA Board. Neither the management of Nautilus nor any of its representatives, advisors or affiliates has made or makes any representation to any person regarding the ultimate performance of Nautilus compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Nautilus will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.
The Nautilus Forecasts included in this proxy statement/prospectus were prepared by, and are the responsibility of, the management of Nautilus. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Nautilus Forecasts and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this proxy statement/prospectus relates to the Company's previously issued financial statements. It does not extend to the Nautilus Forecasts and should not be read to do so.

The table below includes the projected financial information which Nautilus management provided in the online data room to ARYA as part of ARYA's due diligence (in millions of dollars).

	Year ending December 31,
($ in millions)	2021	2022	2023	2024	2025
Total Revenue	$—	$4	$17	$77	$183
Gross Profit	—	1	9	49	127
Total Operating Expenses	46	73	93	122	169
EBITDA	$(46)	$(72)	$(84)	$(73)	$(42)
Total Operating Expenses includes expenses incurred in support of research and development and general and administrative activities and is a non-GAAP measure as it excludes depreciation, amortization, and stock-based compensation expense. Research and development expenses account for a significant portion of our operating expenses and consist primarily of salaries and related benefits expense of product development personnel, facilities costs, laboratory supplies and equipment, external costs of vendors engaged to conduct research and development activities, and allocated expenses for technology and facilities. Sales, general and administrative expenses consist of salaries, bonuses, commissions and benefits expense for personnel in executive, sales, marketing, legal, human resources, finance and administrative functions, professional fees for marketing services, legal, patent, consulting, accounting and audit services, and allocated expenses for technology and facilities.
Earnings before Interest, Taxes, Depreciation, Amortization, and stock-based compensation or EBITDA, is a non-GAAP measure.
Management uses non-GAAP measures to compare Nautilus’ performance relative to forecasts and strategic plans and to benchmark Nautilus’ performance. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Nautilus’ operating results as reported under U.S. GAAP. Nautilus is unable to present a quantitative reconciliation of forward-looking non-GAAP financial measures because management cannot reliably predict all of the necessary components of such GAAP measures. Among other examples, Nautilus cannot reliably predict future stock-based compensation charges or other charges whose determination is dependent on facts and circumstances applicable at the time such charges are determined.
In addition, the ARYA Board reviewed financial projections prepared by Nautilus in a potential upside scenario. The potential upside scenario was made available to ARYA’s advisors at the same time as the Nautilus Forecasts and was based on more aggressive assumptions concerning an accelerated development timeline for the Nautilus platform and, consequently, an accelerated commercialization timeline. The potential upside scenario also relied on assumptions concerning Nautilus’ ability to mitigate various identified development risks. Given Nautilus’ early, pre-revenue stage of development and the substantial uncertainty concerning when its platform will be sufficiently complete to support commercial sales, the ARYA Board believed that the Nautilus Forecasts as summarized above reflected a more reasonable financial estimate than the potential upside scenario based on currently available information and the risks and uncertainties facing Nautilus, and therefore focused on the Nautilus Forecasts in their review of the transaction. The ARYA Board was not provided with projections related to a potential downside scenario.
Summary of ARYA Financial Analysis
In connection with approving the Business Combination Agreement in February 2021, ARYA’s Board reviewed certain financial information of identified publicly traded companies that the ARYA Board deemed to be comparable. While the valuation for purposes of the Business Combination had been determined in early December 2020, the ARYA Board used this supplemental financial information, which was current as of February 2021, for purposes of confirming the $900 million Nautilus valuation that was agreed on December 14, 2020. These comparable companies consist of similar life sciences research tools providers, selected based on the experience and the professional judgment of ARYA’s management team. The following is a summary of the material comparable company analysis prepared by ARYA and reviewed by the ARYA Board in February 2021.

In performing its analysis, ARYA’s management team made assumptions with respect to, among other things, commercial efforts, industry performance, general business and economic conditions and numerous other matters, many of which are beyond the control of ARYA, Nautilus or any other parties to the Business Combination. None of Nautilus, ARYA, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in this analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analysis relating to the value of Nautilus do not purport to be appraisals or reflect the prices at which Nautilus’ securities may actually be valued or trade in the open market after the consummation of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the below analysis are inherently subject to substantial uncertainty. The following quantitative information, to the extent that it is based on market data, is not necessarily indicative of current market conditions.
Comparable Company Analysis
In February 2021, the ARYA Board reviewed the following financial and operating data for comparable publicly traded companies as well as the Nautilus Forecasts for purposes of confirming the $900 million valuation previously agreed to and reflected in the Business Combination Agreement. None of the selected companies has characteristics identical to Nautilus. ARYA reviewed the enterprise value (“EV”), gross margin (“GM”), revenue and revenue growth of each of the comparable companies, which ARYA management deemed relevant based on its professional judgment and expertise, and compared the same to the revenue and growth projections of Nautilus, determined in accordance with the valuation analysis described above. The revenue and growth projections of Nautilus were provided to ARYA by Nautilus and were used by ARYA to compare Nautilus with the comparable companies.

($ in millions)			Revenue					Revenue growth				EV/Revenue
Company Name	EV	GM	2020E	2021E	2022E	2023E	2024E	2021E	2022E	2023E	2024E	2021E	2022E	2023E	2024E
10X Genomics	$19,012	79%	$287	$492	$670	$862	$1,082	71%	36%	29%	26%	38.7x	28.4x	22.1x	17.6x
Seer Inc.	$4,412	100%	$1	$4	$14	$32	$64	614%	289%	129%	101%	1231.6x	316.6x	138.5x	68.9x
908 Devices Inc.	$1,875	58%	$18	$26	$39	$50	$73	47%	47%	30%	44%	71.0x	48.3x	37.2x	25.8x
Berkeley Lights Inc.	$4,943	70%	$62	$89	$123	$147	$187	43%	39%	20%	27%	55.8x	40.2x	33.6x	26.4x
Illumina	$60,047	69%	$3,186	$3,931	$4,565	$5,229	$6,144	23%	16%	15%	17%	15.3x	13.2x	11.5x	9.8x
NanoString Technologies	$3,365	55%	$115	$146	$191	$222	$231	27%	31%	17%	4%	23.1x	17.7x	15.1x	14.6x
Quanterix Corp	$2,271	53%	$77	$97	$118	$140	$169	27%	22%	18%	21%	23.4x	19.3x	16.3x	13.4x
Bio-Techne Corp.	$13,719	71%	$862	$964	$1,068	$1,335	—	12%	11%	25%	—	14.2x	12.8x	10.3x	—
Twist Bioscience Corp.	$8,791	34%	$116	$165	$218	$222	—	42%	32%	2%	—	53.3x	40.4x	39.6x	—
Median (highlighted)		79%						71%	47%	30%	44%	71.0x	48.3x	37.2x	25.8x
Median		69%						42%	32%	20%	26%	38.7x	28.4x	22.1x	17.6x
Nautilus Biotechnology, Inc.			—	—	$4	$17	$77	—	—	325%	353%
Source (excluding the Nautilus Forecasts): Analyst Consensus Estimates, Bloomberg
Based on Seer Inc.’s and Nautilus’ similar technological and market focus on proteomics research and a comparison of the two companies’ revenue and growth projections, it was determined that Seer Inc. is the most comparable company. In addition, at the time the $900 million valuation of Nautilus was determined in early December 2020, Seer Inc. had just recently priced its initial public offering at an implied pre-IPO valuation of approximately $923 million based on the terms of its recent initial public offering as described in publicly available documents, which further supported its use as a valuation comparable.
Satisfaction of 80% Test
It is a requirement under the Existing Governing Documents that any business acquired by ARYA have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Nautilus generally used to approve the transaction, the ARYA board of directors determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of ARYA and its shareholders and appropriately reflected Nautilus’ value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Nautilus’ potential for future growth in revenue and profits. The ARYA Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Nautilus met this requirement.
Interests of ARYA’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of the ARYA Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including ARYA’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of ARYA shareholders generally. These interests include, among other things, the interests listed below:
•the fact that our initial shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;
•the fact that the Sponsor paid an aggregate of $25,000 for the 3,737,500 Class B ordinary shares currently owned by the initial shareholders and such securities will have a significantly higher value at the time of the Business Combination;
•the fact that Sponsor paid $4,990,000 for its private placement shares, and that the private placement shares would be worthless if a business combination is not consummated by August 11, 2022;
•the fact that the initial shareholders and ARYA’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if ARYA fails to complete an initial business combination by August 11, 2022;
•the fact that the Amended and Restated Registration Rights and Lock-Up Agreement has been entered into by the initial shareholders;
•the fact that the Perceptive PIPE Investor has entered into a subscription agreement to purchase 5,500,000 shares in the PIPE Financing;
•the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to ARYA in an aggregate amount of up to $1,500,000 may be converted into private placement shares in connection with the consummation of the Business Combination;
•the continued indemnification of ARYA’s directors and officers and the continuation of ARYA’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);
•the fact that the Sponsor and ARYA’s officers and directors will lose their entire investment in ARYA and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by August 11, 2022;
•the fact that if the trust account is liquidated, including in the event ARYA is unable to complete an initial business combination by August 11, 2022, the Sponsor has agreed to indemnify ARYA to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which ARYA has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ARYA, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;
•the fact that ARYA may be entitled to distribute or pay over funds held by ARYA outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing; and

•certain of our officers and directors are affiliates of Perceptive Advisors, which has an approximate 3.4% equity stake in Nautilus and a right to appoint one board observer to the Nautilus Board.
The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, ARYA’s initial shareholders own approximately 22.1% of the issued and outstanding ordinary shares. See “Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Nautilus and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Nautilus and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Charter Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Nautilus’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Interests of Nautilus’ Directors and Executive Officers in the Business Combination
When you consider the recommendation of the Nautilus board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Nautilus’ directors and officers have interests in the

Business Combination that are different from, or in addition to, those of Nautilus or ARYA’s stockholders generally. These interests include, among other things, the interests listed below:
•the fact that certain of Nautilus’ directors are expected to become directors of New Nautilus upon the Closing and will receive compensation under the New Nautilus director compensation policy described in the section entitled “Nautilus Director Compensation”
•the fact that each of Nautilus’ executive officers are expected to become executive officers of New Nautilus upon the Closing, serving in the same position they are currently serving with Nautilus, and are expected to enter into confirmatory employment letters and change in control and severance agreements in connection with the Merger, in each case on substantially the terms described in the sections entitled “Nautilus Executive Compensation” and “Nautilus Director Compensation”;
•the substantial number of shares of New Nautilus to be issued to Nautilus’ directors, executive officers and/or their affiliated entities, as set forth in the section entitled “Beneficial Ownership of Securities,” and the fact that such shares will have a significantly higher value than their original purchase price upon consummation of the Business Combination, in addition to the outstanding equity awards held by certain directors and executive officers of Nautilus, as set forth in the sections entitled “Nautilus Executive Compensation” and “Nautilus Director Compensation”, which will be assumed by New Nautilus in connection with the Closing;
•the fact that the Amended and Restated Registration Rights and Lock-Up Agreement has been entered into by certain of Nautilus’ directors or their affiliated entities, as set forth in the section entitled “Certain Relationships and Related Person Transactions”;
•the fact that certain of Nautilus’s directors or their affiliated entities have entered into subscription agreements for the PIPE Financing, as set forth in the section entitled “Certain Relationships and Related Person Transactions”; and
•the continued indemnification of Nautilus’ directors and officers, as set forth in the section entitled “Certain Relationships and Related Person Transactions”, and the continuation of Nautilus’ directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”).
Certain Engagements in Connection with the Business Combination and Related Transactions
In addition, Goldman and Jefferies (together with their respective affiliates) are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. From time to time, Goldman, Jefferies and their respective affiliates have provided various investment banking and other commercial dealings services unrelated to the Business Combination or the PIPE to ARYA and its affiliates, and have received customary compensation in connection therewith. In addition, Goldman and Jefferies and their affiliates may provide investment banking and other commercial dealings to ARYA, Nautilus and their respective affiliates in the future, for which they would expect to receive customary compensation.
In addition, in the ordinary course of their business activities, Goldman, Jefferies and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ARYA or Nautilus, or their respective affiliates. Goldman, Jefferies and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Expected Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization because Nautilus has been determined to be the accounting acquirer under U.S. GAAP. Under this method of accounting, ARYA has been treated as the “acquired” company for financial reporting purposes. This determination was primarily because existing Nautilus Shareholders will hold the majority of voting rights in New Nautilus, existing Nautilus Shareholders will have the right to appoint the majority of the directors on the New Nautilus Board, Nautilus’ senior management will comprise the senior management of New Nautilus, and Nautilus’ operations prior to the acquisition will comprise the ongoing operations of New Nautilus. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Nautilus with the Business Combination being treated as the equivalent of Nautilus issuing equity for the net assets of ARYA, accompanied by a recapitalization, with no goodwill or other intangible assets recorded.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Nautilus portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On February 12, 2021, ARYA and Nautilus filed the required forms under the HSR Act with the Antitrust Division and the FTC and on March 15, 2021, the applicable 30-day waiting period expired.
At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Nautilus’ assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. ARYA cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, ARYA cannot assure you as to its result.
None of ARYA or Nautilus are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that ARYA’s entry into the Business Combination Agreement, dated as of February 7, 2021 (as may be amended, supplemented or otherwise modified from time to time, the (“Business Combination Agreement”), by and among ARYA, Mako Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Nautilus Biotechnology, Inc., a Delaware corporation (“Nautilus”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of ARYA as an exempted company in the Cayman Islands and the continuation and domestication of ARYA as a corporation in the State of Delaware with the name “Nautilus Biotechnology, Inc.,” (a) Merger Sub will merge with and into

Nautilus (the “Merger”), with Nautilus as the surviving company in the Merger and, after giving effect to such Merger, Nautilus shall be a wholly-owned subsidiary of ARYA and (b) at the Effective Time, each outstanding share of Nautilus (other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be exchanged for shares of New Nautilus Common Stock and outstanding Nautilus options to purchase shares of Nautilus (whether vested or unvested) will be exchanged for comparable options to purchase New Nautilus Common Stock, in each case, based on an implied Nautilus equity value of $900 million, on the terms and subject to the conditions set forth in the Business Combination Agreement, certain related agreements (including the Subscription Agreements, the Nautilus Shareholder Transaction Support Agreement, the Sponsor Letter Agreement, and the Amended and Restated Registration Rights and Lock-Up Agreement, each in the form attached to the proxy statement/prospectus as Annex F, Annex H, Annex E and Annex G, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.”
Recommendation of the ARYA Board
THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT THE ARYA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, ARYA is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.
As a condition to closing the Business Combination, the board of directors of ARYA has unanimously approved, and ARYA shareholders are being asked to consider and vote upon a proposal to approve (the “Domestication Proposal”), a change of ARYA’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, ARYA will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ARYA will be domesticated and continue as a Delaware corporation.
In connection with the Domestication, on the Closing Date prior to the Effective Time, each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of ARYA will be converted, on a one-for-one basis, into shares of New Nautilus Common Stock.
The Domestication Proposal, if approved, will approve a change of ARYA’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ARYA is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New Nautilus will be governed by the DGCL. We encourage shareholders to carefully consult the information on the Proposed Governing Documents set out below under “Comparison of Corporate Governance and Shareholder Rights.” The Proposed Certificate of Incorporation differs in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Advisory Governing Documents Proposals,” the Existing Governing Documents of ARYA, attached hereto as Annex B and the Proposed Certificate of Incorporation of New Nautilus, attached hereto as Annex C.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of ARYA and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
•Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
•Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Nautilus, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Nautilus’ stockholders from possible abuses by directors and officers.
•Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Nautilus’ incorporation in Delaware may make New Nautilus more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Nautilus to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.
The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of ARYA as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Nautilus immediately following the Domestication will be the same as those of ARYA immediately prior to the Domestication.
Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that ARYA be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (Revised) of the Cayman Islands and Section 388 of the General Corporation Law

of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, ARYA be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of ARYA as a corporation in the State of Delaware, the name of ARYA be changed from “ARYA Sciences Acquisition Corp III” to “Nautilus Biotechnology, Inc.”
Recommendation of the ARYA Board
THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT ARYA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

CHARTER PROPOSAL
Overview
ARYA is asking its shareholders to adopt the Proposed Certificate of Incorporation in the form attached hereto as Annex C, which, in the judgment of the ARYA Board, is necessary to adequately address the needs of ARYA following the Domestication and the consummation of the Business Combination.
For a summary of the key differences between the Amended and Restated Memorandum and Articles of Association of ARYA under Cayman Islands law and the Proposed Certificate of Incorporation under the DGCL, please see “Advisory Governing Documents Proposals.” The summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex C.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of ARYA currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation (a copy of which is attached to this proxy statement/prospectus as Annex C) including the authorization of the change in authorized share capital as indicated therein and the change of name to ‘Nautilus Biotechnology, Inc.’”
Required Vote With Respect to the Charter Proposal
The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Charter Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Recommendation of the ARYA Board
THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT ARYA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.
The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSALS
If each of the following Advisory Governing Documents Proposals and the Condition Precedent Proposals are approved and the Business Combination is to be consummated, ARYA will replace the Existing Governing Documents with the Proposed Certificate of Incorporation.
ARYA’s shareholders are asked to consider and vote upon and to approve, on a non-binding advisory basis, four (4) separate governance proposals, also referred to herein as Advisory Governing Documents Proposals, in connection with the replacement of the Existing Governing Documents with the Proposed Certificate of Incorporation. In the judgment of the ARYA Board, these proposals are necessary to adequately address the needs of ARYA and its shareholders following the consummation of the Business Combination and the Domestication. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, ARYA intends that the Proposed Certificate of Incorporation in the form set forth on Annex C will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Charter Proposal.
The Proposed Certificate of Incorporation differs in certain material respects from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Certificate of Incorporation for New Nautilus. This summary is qualified by reference to the complete text of the Existing Governing Documents of ARYA, attached to this proxy statement/prospectus as Annex B and the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms. Additionally, as the Existing Governing Documents are governed by Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	Existing Governing Documents	Proposed Certificate of Incorporation
Authorized Shares (Advisory Governing Documents Proposal A)	The share capital under the Existing Governing Documents is US$50,000 divided into 479,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.	The Proposed Certificate of Incorporation authorizes 1,000,000,000 shares of New Nautilus Common Stock, par value $0.0001 per share, and 200,000,000 shares of New Nautilus Preferred Stock, par value $0.0001 per share.

	See paragraph 8 of the Memorandum of Association.	See Article IV of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Advisory Governing Documents Proposal B)	The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	The Proposed Certificate of Incorporation authorizes the board of directors to issue shares of preferred stock in one or more series and to fix the designations, powers, preferences, and rights, and the qualifications, limitations or restrictions thereof. These powers, preferences and rights could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock.

	Existing Governing Documents	Proposed Certificate of Incorporation
	See paragraph 8 of the Memorandum of Association and Article 3 of the Articles of Association.	See Article IV, Section 3 of the Proposed Certificate of Incorporation.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Advisory Governing Documents Proposal C)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Certificate of Incorporation allows stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.

	See Articles 14 and 15 of our Articles of Association.	See Article VIII, Section 1 of the Proposed Certificate of Incorporation and Section 2.10 of the Proposed Bylaws.

Corporate Name (Advisory Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “ARYA Sciences Acquisition Corp III”	The Proposed Certificate of Incorporation will provide that the name of the corporation will be “Nautilus Biotechnology, Inc.”

	See paragraph 1 of our Memorandum of Association.	See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Advisory Governing Documents Proposal D)	The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by August 11, 2022 (twenty-four months after the closing of ARYA’s initial public offering), ARYA will cease all operations except for the purposes of winding up and will redeem the shares issued in ARYA’s initial public offering and liquidate its trust account.	The Proposed Certificate of Incorporation provides that the corporation will have perpetual existence, which is the default rule under the DGCL and will make Nautilus’ existence perpetual.

	See Article 38 of our Articles of Association.	See Article VII, Section 1 of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Advisory Governing Documents Proposal D)	The Existing Governing Documents do not provide restrictions on takeovers of ARYA by a related shareholder following a business combination.	The Proposed Certificate of Incorporation does not opt out of Section 203 of the DGCL, and therefore, New Nautilus will be subject to Section 203 of the DGCL relating to business combinations with interested stockholders.

This is the default rule under the DGCL.

	Existing Governing Documents	Proposed Certificate of Incorporation
Provisions Related to Status as Blank Check Company (Advisory Governing Documents Proposal D)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Certificate of Incorporation does not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 38 of our Articles of Association.

ADVISORY GOVERNING DOCUMENTS PROPOSAL A—ADVISORY VOTE ON THE APPROVAL OF AN AMENDMENT TO CHANGE AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED CERTIFICATE OF INCORPORATION
Overview
Advisory Governing Documents Proposal A—an advisory vote on the amendment to approve the change in the authorized share capital of ARYA from US$50,000 divided into (i) 479,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 1,000,000,000 shares of New Nautilus Common Stock, par value $0.0001 per share, and 200,000,000 shares of New Nautilus Preferred Stock, par value $0.0001 per share. In accordance with SEC guidance, this proposal is being presented separately and will be voted upon on a non-binding advisory basis.
As of the date of this proxy statement/prospectus, there are 19,186,500 ordinary shares issued and outstanding, which includes an aggregate of 499,000 private placement shares and 3,737,500 Class B ordinary shares held by the initial shareholders, including Sponsor.
In connection with the Domestication, on the Closing Date prior to the Effective Time, each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of ARYA will be converted, on a one-for-one basis, into shares of New Nautilus Common Stock.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding share of Nautilus (other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be exchanged for shares of New Nautilus Common Stock and outstanding Nautilus options to purchase shares of Nautilus (whether vested or unvested) will be exchanged for comparable options to purchase New Nautilus Common Stock, in each case, based on an implied Nautilus equity value of $900 million. For further details, see “Consideration to Nautilus Equityholders in the Business Combination.”
In order to ensure that New Nautilus has sufficient authorized capital for future issuances, the Proposed Certificate of Incorporation of New Nautilus changes the authorized share of ARYA from US$50,000 divided into (i) 479,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares and 1,000,000 preference shares of ARYA to (ii) 1,000,000,000 shares of New Nautilus Common Stock and 200,000,000 shares of New Nautilus Preferred Stock.
This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation of New Nautilus, a copy of which is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.
Reasons for the Amendments
The principal purpose of this proposal is to provide for an authorized capital structure of New Nautilus that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for New Nautilus to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).
Vote Required for Approval
The approval of Advisory Governing Documents Proposal A, on an advisory basis in a non-binding vote, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

As discussed above, a vote to approve Advisory Governing Documents Proposal A is an advisory vote, and therefore, is not binding on ARYA or New Nautilus or their respective boards of directors (separate and apart from the approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote, ARYA intends that the Proposed Certificate of Incorporation in the form set forth on Annex C will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Condition Precedent Proposals.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, that an amendment to change the authorized share capital of ARYA from US$50,000 divided into (i) 479,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 1,000,000,000 shares of common stock, par value $0.0001 per share, of New Nautilus and 200,000,000 shares of preferred stock, par value $0.0001 per share, of New Nautilus be approved, on an advisory basis in a non-binding vote.”
Recommendation of the ARYA Board
THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT ARYA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNING DOCUMENTS PROPOSAL A ON AN ADVISORY BASIS IN A NON-BINDING VOTE.
The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSAL B—ADVISORY VOTE ON THE APPROVAL OF A PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW NAUTILUS AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED CERTIFICATE OF INCORPORATION
Overview
Advisory Governing Documents Proposal B—an advisory vote on an amendment to authorize the New Nautilus Board to issue any or all shares of New Nautilus Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Nautilus Board and as may be permitted by the DGCL. In accordance with SEC guidance, this proposal is being presented separately and will be voted upon on a non-binding advisory basis.
Our shareholders are also being asked to approve, on an advisory, non-binding vote, Advisory Governing Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Nautilus after the Business Combination.
Advisory Governing Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the New Nautilus Board, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.
This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation of New Nautilus, a copy of which is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.
Reasons for the Amendments
Our board of directors believes that these additional shares will provide New Nautilus with needed flexibility to issue shares in the future in a timely manner and under circumstances the New Nautilus Board considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Authorized but unissued preferred stock may enable the New Nautilus Board to render it more difficult or to discourage an attempt to obtain control of New Nautilus and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Nautilus stock. If, in the due exercise of its fiduciary obligations, for example, the New Nautilus Board was to determine that a takeover proposal was not in the best interests of New Nautilus, such preferred stock could be issued by New Nautilus without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the New Nautilus Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New Nautilus Board to issue the authorized preferred stock on its own volition will enable New Nautilus to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Nautilus currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the New Nautilus Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Vote Required for Approval
The approval of Advisory Governing Documents Proposal B, on an advisory basis in a non-binding vote, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
As discussed above, a vote to approve Advisory Governing Documents Proposal B is an advisory vote, and therefore, is not binding on ARYA or New Nautilus or their respective boards of directors (separate and apart from the approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote, ARYA intends that the Proposed Certificate of Incorporation in the form set forth on Annex C will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Condition Precedent Proposals.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, that an amendment to authorize the New Nautilus Board to issue any or all shares of New Nautilus Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Nautilus Board and as may be permitted by the DGCL be approved, on an advisory basis in a non-binding vote.”
Recommendation of the ARYA Board
THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT ARYA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNING DOCUMENTS PROPOSAL B ON AN ADVISORY BASIS IN A NON-BINDING VOTE.
The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSAL C—ADVISORY VOTE ON THE APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED CERTIFICATE OF INCORPORATION
Overview
Advisory Governing Documents Proposal C—an advisory vote on an amendment to remove the ability of New Nautilus stockholders to take action by written consent in lieu of a meeting.
Our shareholders are also being asked to approve, on an advisory, non-binding vote, Advisory Governing Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Nautilus after the Business Combination.
The Proposed Certificate of Incorporation stipulates that any action required or permitted to be taken by the stockholders of New Nautilus must be effected at a duly called annual or special meeting of stockholders of New Nautilus, and may not be effected by any consent in writing by such stockholder.
This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation of New Nautilus, a copy of which is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.
Reasons for the Amendments
Under the Proposed Certificate of Incorporation, New Nautilus’ stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Nautilus’ organizational documents outside of a duly called special or annual meeting of the stockholders of New Nautilus. Further, our board of directors believes that eliminating stockholders’ ability to act by written consent will reduce the time and effort the New Nautilus Board and management would need to devote to stockholder proposals, which time and effort could distract New Nautilus’ directors and management from other important company business.
In addition, the elimination of New Nautilus’ stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the New Nautilus Board only at a duly called meeting of stockholders. However, this proposal is not in response to any effort of which ARYA is aware to obtain control of New Nautilus, and ARYA and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations (other than those set forth in the Proposed Governing Documents). Further, the board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Nautilus. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the New Nautilus Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.
Vote Required for Approval
The approval of Advisory Governing Documents Proposal C, on an advisory basis in a non-binding vote, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
As discussed above, a vote to approve Advisory Governing Documents Proposal C is an advisory vote, and therefore, is not binding on ARYA or New Nautilus or their respective boards of directors (separate and apart from the approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote,

ARYA intends that the Proposed Certificate of Incorporation in the form set forth on Annex C will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Condition Precedent Proposals.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, that an amendment to remove the ability of New Nautilus stockholders to take action by written consent in lieu of a meeting be approved, on an advisory basis in a non-binding vote.”
Recommendation of the ARYA Board
THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT ARYA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNING DOCUMENTS PROPOSAL C ON AN ADVISORY BASIS IN A NON-BINDING VOTE.
The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSAL D—ADVISORY VOTE ON THE APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED CERTIFICATE OF INCORPORATION
Overview
Advisory Governing Documents Proposal D—advisory vote on certain other changes in connection with (i) changing the post-Business Combination corporate name from “ARYA Sciences Acquisition Corp III” to “Nautilus Biotechnology, Inc.” (which is expected to occur upon the consummation of the Domestication in connection with the Business Combination), (ii) making New Nautilus’ corporate existence perpetual, (iii) subjecting New Nautilus to Section 203 of the DGCL relating to business combinations with interested stockholders, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the ARYA Board believes is necessary to adequately address the needs of New Nautilus after the Business Combination.
Our shareholders are also being asked to approve, on an advisory, non-binding vote, Advisory Governing Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Nautilus after the Business Combination.
The Proposed Certificate of Incorporation will be further amended in connection with the Business Combination to provide that the name of the corporation will be “Nautilus Biotechnology, Inc.” In addition, the Proposed Certificate of Incorporation will make New Nautilus’ corporate existence perpetual.
New Nautilus will be subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a public company incorporated in Delaware from engaging in a “business combination” with any “interested stockholder” for three years following the time that the person became an interested stockholder, unless, among other exceptions, the interested stockholder attained such status with the approval of the New Nautilus Board or the holders of 66 2/3% of the voting power of the outstanding capital stock held by stockholders unaffiliated with the interested stockholder approve the business combination. A business combination includes, among other things, a merger or consolidation involving the interested stockholder and the sale of more than 10% of the company’s assets. In general, an interested stockholder is any stockholder that, together with its affiliates, beneficially owns 15% or more of the company’s stock. A public company incorporated in Delaware is automatically subject to Section 203 unless it opts out in its original corporate charter or pursuant to a subsequent charter or bylaw amendment approved by stockholders.
The Proposed Certificate of Incorporation will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because following the consummation of the Business Combination, New Nautilus will not be a blank check company.
Approval of each of the Advisory Governing Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the consummation of the Domestication, in the wholesale replacement of ARYA’s Existing Governing Documents with New Nautilus’ Proposed Certificate of Incorporation.
While certain material changes between the Existing Governing Documents and the Proposed Certificate of Incorporation have been unbundled into distinct Advisory Governing Documents Proposals or otherwise identified in this Advisory Governing Documents Proposal D, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between Cayman Islands law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Advisory Governing Documents Proposal D. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Governing Documents of New Nautilus, attached hereto as Annex C and Annex D, as well as the information set under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments
Corporate Name
Our board of directors believes that changing the post-business combination corporate name from “ARYA Sciences Acquisition Corp III” to “Nautilus Biotechnology, Inc.” is desirable to reflect the Business Combination with Nautilus and to clearly identify New Nautilus as the publicly traded entity.
Perpetual Existence
Our board of directors believes that making New Nautilus’ corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for New Nautilus following the Business Combination.
Business Combinations with Interested Stockholders
New Nautilus will be subject to Section 203 of the DGCL, which will encourage any potential acquirer to negotiate with the New Nautilus Board and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a non-negotiated, hostile or unsolicited proposed acquisition of New Nautilus. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the corporation that have not been approved by the New Nautilus Board. Our board of directors believes that while the provisions of Section 203 of the DGCL will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of New Nautilus without paying a fair premium to all stockholders.
Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of Incorporation does not include the requirement to dissolve New Nautilus and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and our board of directors believes it is the most appropriate period for New Nautilus following the Business Combination. In addition, certain other provisions in our Existing Governing Documents require that proceeds from the ARYA’s initial public offering be held in the trust account until a business combination or liquidation of ARYA has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.
Vote Required for Approval
The approval of Advisory Governing Documents Proposal D, on an advisory basis in a non-binding vote, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
As discussed above, a vote to approve Advisory Governing Documents Proposal D is an advisory vote, and therefore, is not binding on ARYA or New Nautilus or their respective boards of directors (separate and apart from the approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote, ARYA intends that the Proposed Certificate of Incorporation in the form set forth on Annex C will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Charter Proposal and the other Condition Precedent Proposals.

Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, that certain other changes in connection with the replacement of the Existing Governing Documents with the Proposed Certificate of Incorporation as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “ARYA Sciences Acquisition Corp III” to “Nautilus Biotechnology, Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New Nautilus’ corporate existence perpetual, (iii) subjecting New Nautilus to Section 203 of the DGCL, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved, on an advisory basis in a non-binding vote.”
Recommendation of the ARYA Board
THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT ARYA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNING DOCUMENTS PROPOSAL D ON AN ADVISORY BASIS IN A NON-BINDING VOTE.
The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

NASDAQ PROPOSAL
Overview
The Nasdaq Proposal—to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of the Nasdaq Stock Exchange Listing Rules (each, a “Nasdaq Listing Rule”) 5635(a), (b), (c) and (d), the issuance of shares of New Nautilus Common Stock in connection with the Business Combination and the PIPE Financing, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635(a), (b), (c) or (d) (such proposal, the “Nasdaq Proposal”).
Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635
Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Under Nasdaq Listing Rule 5635(c), shareholder approval is required prior to the issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants, subject to certain exceptions. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Business Combination Agreement, ARYA currently expects to issue an estimated 124,482,062 shares of New Nautilus Common Stock (assuming that none of ARYA’s outstanding public shares are redeemed) in connection with the Business Combination and the PIPE Financing. For further details, see “Business Combination Proposal— Consideration to Nautilus Equityholders in the Business Combination” and “Incentive Award Plan Proposal.”
Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because Sponsor currently owns greater than 5% of ARYA’s ordinary shares, Sponsor and Perceptive PIPE Investor are considered substantial shareholders of ARYA under Nasdaq Listing Rule 5635(e)(3). In connection with the PIPE Financing, Perceptive PIPE Investor is expected to be issued 5,500,000 shares of New Nautilus Common Stock. Upon the consummation of the Business Combination, Perceptive PIPE Investor will also receive approximately 2,913,655 shares of New Nautilus Common Stock in exchange for the existing shares of Nautilus common stock held by Perceptive PIPE Investor.
In the event that this proposal is not approved by ARYA shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by ARYA shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of

New Nautilus Common Stock pursuant to the Business Combination Agreement, New Nautilus will not issue such shares of New Nautilus Common Stock.
Vote Required for Approval
The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635, the issuance of shares of New Nautilus Common Stock be approved.”
Recommendation of the ARYA Board
THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT ARYA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.
The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

THE INCENTIVE AWARD PLAN PROPOSAL
We are seeking stockholder approval for the Nautilus Biotechnology, Inc. 2021 Equity Incentive Plan, or the “2021 Plan.” The 2021 Plan is being adopted in connection with the Business Combination Agreement and will become effective upon the Closing. The Nautilus 2017 Equity Incentive Plan, as amended, or the 2017 Plan, will expire as of the effective date of the Merger and no awards will be granted under the 2017 Plan following its termination. The 2021 Plan, if approved by stockholders, will allow New Nautilus to provide equity awards as part of New Nautilus’ compensation program, an important tool for motivating, attracting and retaining talented employees and for providing incentives that promote the Company’s business and increased stockholder value. Non-approval of the 2021 Plan will compel New Nautilus to significantly increase the cash component of employee compensation following the Closing to continue to attract and retain key employees because New Nautilus would need to replace components of compensation Nautilus previously delivered in equity awards, which would therefore reduce New Nautilus’ operating cash flow.
Both of the Boards of ARYA and Nautilus and their respective compensation committees believe that long-term incentive compensation programs help align more closely the interests of management, employees and stockholders to create long-term stockholder value. Equity plans such as the 2021 Plan increase New Nautilus’ ability to achieve this objective and, by allowing for several different forms of long-term incentive awards, helps New Nautilus to recruit, reward, motive, and retain talented personnel. Both of the Boards of ARYA and Nautilus and their respective compensation committees believe that the approval of the 2021 Plan is essential to New Nautilus’ continued success, and in particular, New Nautilus’ ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which New Nautilus will compete. Such awards also are crucial to New Nautilus’ ability to motivate employees to achieve its goals.
Key Plan Provisions
•The 2021 Plan will continue until terminated by the New Nautilus Board or New Nautilus’ compensation committee.
•The 2021 Plan provides for the grant of stock options, both incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards.
•A number of shares of New Nautilus Common Stock will be authorized for issuance pursuant to awards under the 2021 Plan equal to (a) 16,182,600 shares of New Nautilus Common Stock, plus (b) any shares of Nautilus Common Stock subject to equity awards that are assumed in the Merger and that after the effective date of the Merger are terminated without being exercised in full, are tendered to or withheld by New Nautilus to satisfy exercise price or tax withholding obligations, or are forfeited to or repurchased by Nautilus due to failure to vest (provided that the maximum number of shares that may be added to the 2021 Plan pursuant to the foregoing clause (b) is 7,500,000 shares).
•The 2021 Plan provides for an automatic share reserve increase feature, whereby the share reserve will be increased automatically on the first day of each fiscal year beginning with the 2022 fiscal year, in an amount equal to the least of (a) 18,672,200 shares, (b) a number of shares equal to 5% of the total number of shares of New Nautilus Common Stock outstanding on the last day of the immediately preceding fiscal year, and (c) a lesser number of shares as determined by the administrator. The automatic share reserve feature will cease immediately after the increase on the first day of the 2031 fiscal year.
•The 2021 Plan will be administered by the New Nautilus Board or, if designated by the New Nautilus Board, the compensation committee of the New Nautilus Board.
Summary of the 2021 Plan
The following paragraphs provide a summary of the principal features of the 2021 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2021 Plan and is qualified in its entirety by the specific language of the 2021 Plan. A copy of the 2021 Plan is attached to this proxy statement/prospectus/information statement as Annex I.

Purposes of the 2021 Plan
The purposes of the 2021 Plan will be to attract and retain personnel for positions with New Nautilus or any parent or subsidiary of New Nautilus; to provide additional incentive to employees, directors, and consultants; and to promote the success of the New Nautilus business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards as the administrator of the 2021 Plan may determine.
Eligibility
The 2021 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to New Nautilus’ employees and any of its parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and performance awards to employees, directors and consultants of New Nautilus and employees and consultants of any of its parents or subsidiaries. Following the Closing, we expect New Nautilus to have, collectively, seven non-employee directors and approximately 75 employees (including employee directors) and 7 consultants.
Authorized Shares
Subject to the adjustment provisions contained in the 2021 Plan and the evergreen provision described below, a total of 16,182,600 shares of New Nautilus Common Stock will be reserved for issuance pursuant to the 2021 Plan. In addition, the shares reserved for issuance under the 2021 Plan will include any shares of Nautilus Common Stock subject to awards of stock options or other awards that are assumed in the Merger (or “assumed awards”) that, on or after the effective date of the Merger, are terminated, canceled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by New Nautilus for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by New Nautilus due to failure to vest (provided that the maximum number of shares that may be added to the 2021 Plan pursuant to this sentence is 7,500,000 shares). The number of shares available for issuance under the 2021 Plan also will include an annual increase, or the evergreen feature, on the first day of each of New Nautilus’ fiscal years, beginning with New Nautilus’ fiscal year 2022, equal to the least of:
•18,672,200 shares of New Nautilus Common Stock;
•a number of shares equal to 5% of the outstanding shares of New Nautilus Common Stock as of the last day of the immediately preceding fiscal year; or
•such number of shares as the New Nautilus Board or its designated committee may determine no later than the last day of New Nautilus’ immediately preceding fiscal year.
Shares issuable under the 2021 Plan will be authorized, but unissued, or reacquired shares of New Nautilus Common Stock. If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program (as described below), or, with respect to restricted stock, restricted stock units, or performance awards, is forfeited to or repurchased due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2021 Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2021 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2021 Plan. Shares that actually have been issued under the 2021 Plan under any award will not be returned to the 2021 Plan; except if shares issued pursuant to awards of restricted stock, restricted stock units, or performance awards are repurchased or forfeited, such shares will become available for future grant under the 2021 Plan. Shares used to pay the exercise price of an award or satisfy the tax liabilities or withholding obligations related to an award (which withholdings may be in amounts greater than the minimum statutory amount required to be withheld as determined by the administrator of the 2021 Plan) will become available for future grant or sale under the 2021 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2021 Plan.

If any dividend or other distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of New Nautilus, issuance of warrants or other rights to acquire securities of New Nautilus, other change in the corporate structure of New Nautilus affecting the shares, or any similar equity restructuring transaction affecting the shares occurs (other than any ordinary dividends or other ordinary distributions), the administrator of the 2021 Plan, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2021 Plan, will adjust the number and class of shares that may be delivered under the 2021 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2021 Plan.
Plan Administration
The New Nautilus Board or one or more committees appointed by the New Nautilus Board will have authority to administer the 2021 Plan. The compensation committee of the New Nautilus Board initially will administer the 2021 Plan. In addition, to the extent it is desirable to qualify transactions under the 2021 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2021 Plan, the administrator has the power to administer the 2021 Plan and make all determinations deemed necessary or advisable for administering the 2021 Plan, including but not limited to, the power to determine the fair market value of New Nautilus Common Stock, select the service providers to whom awards may be granted, determine the number of shares or dollar amounts covered by each award, approve forms of award agreements for use under the 2021 Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2021 Plan and awards granted under it, prescribe, amend and rescind rules relating to the 2021 Plan, including creating sub-plans, modify or amend each award, and allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award. The administrator also has the authority to allow participants the opportunity under an exchange program to transfer outstanding awards granted under the 2021 Plan to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards granted under the 2021 Plan may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and/or different terms, awards of a different type and/or cash, or by which the exercise price of an outstanding award granted under the 2021 Plan is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants and will be given the maximum deference permitted by applicable law.
Stock Options
Stock options may be granted under the 2021 Plan. The exercise price of options granted under the 2021 Plan generally must be equal to at least 100% of the fair market value of a share of New Nautilus Common Stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of New Nautilus’ (or any of its parent’s or subsidiary’s) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a share of New Nautilus Common Stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, certain shares of New Nautilus Common Stock, cashless exercise, net exercise, as well as other types of consideration permitted by applicable law. After the cessation of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the option will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the cessation of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the administrator determines the terms of options.

Stock Appreciation Rights
Stock appreciation rights may be granted under the 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of New Nautilus Common Stock between the exercise date and the date of grant. The term of a stock appreciation right may not exceed ten years. After the cessation of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the stock appreciation rights will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of New Nautilus Common Stock, or a combination of both, except that the per-share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right generally will be no less than 100% of the fair market value per share on the date of grant.
Restricted Stock
Restricted stock may be granted under the 2021 Plan. Restricted stock awards are grants of shares of New Nautilus Common Stock that may have vesting requirements under any such terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2021 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever vesting conditions (if any) it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator may determine that an award of restricted stock will not be subject to any period of restriction and consideration for such award is paid for by past services rendered as a service provider. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant, unless the administrator provides otherwise. If such dividends are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the share of restricted stock with respect to which they were paid. Shares of restricted stock that do not vest are subject to the right of repurchase or forfeiture.
Restricted Stock Units
Restricted stock units (or “RSUs”) may be granted under the 2021 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of New Nautilus Common Stock. Subject to the provisions of the 2021 Plan, the administrator determines the terms and conditions of restricted stock units, including any vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned restricted stock units in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.
Performance Awards
Performance awards may be granted under the 2021 Plan. Performance awards are awards that may be earned in whole or in part on the attainment of performance goals or other vesting criteria that the administrator may determine, and that may be denominated in cash or stock. Each performance award will have an initial value that is determined by the administrator. Subject to the terms and conditions of the 2021 Plan, the administrator determines the terms and conditions of performance awards, including any vesting criteria and form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, shares, or a combination of both.

Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.
Non-Employee Directors
All outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under the 2021 Plan. The 2021 Plan provides that in any given fiscal year, no outside director may be granted any equity awards (including equity awards under the 2021 Plan) (the value of which will be based on their grant date fair value) and be provided any other compensation (including without limitation any cash retainers and fees) that in the aggregate exceed $750,000, provided that in the fiscal year of the individual’s initial service as a non-employee director, such amount is increased to $1,000,000. For the purposes of this maximum limit provision, the grant date fair values of awards granted under the 2021 Plan will be determined according to U.S. GAAP. Any awards or other compensation provided to an individual for his or her services as an employee or a consultant (other than an outside director), or before the Closing, will not count toward this limit. This maximum limit provision does not reflect the intended size of any potential grants or a commitment to make grants to the outside directors under the 2021 Plan in the future.
Non-Transferability of Awards
Unless the administrator provides otherwise, the 2021 Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.
Dissolution or Liquidation
If there is a proposed liquidation or dissolution of New Nautilus, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.
Merger or Change in Control
The 2021 Plan provides that in the event of New Nautilus’ merger or change in control, as defined in the 2021 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator may provide that awards granted under the 2021 Plan will be assumed or substituted by substantially equivalent awards, be terminated immediately before the merger or change in control, become vested and exercisable or payable and be terminated in connection with the merger or change in control, be terminated in exchange for cash, other property or other consideration or any combination of the above. The administrator is not required to treat all awards, all awards held by a participant, all portions of awards, or all awards of the same type, similarly.
If a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award (or a portion of such award), then such award (or its applicable portion) will fully vest, all restrictions on such award (or its applicable portion) will lapse, all performance goals or other vesting criteria applicable to such award (or its applicable portion) will be deemed achieved at 100% of target levels and such award (or its applicable portion) will become fully exercisable, if applicable, for a specified period before the transaction, unless specifically provided otherwise under the applicable award agreement or other written agreement authorized by the administrator with the participant. The award (or its applicable portion) will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.
If awards granted to a non-employee director while such individual was a non-employee director are assumed or substituted for in the merger or change in control and the service of such non-employee director is terminated (other than upon his or her voluntary resignation that does not include a resignation at the request of the acquirer) on or following the merger or change in control, all such awards will fully vest, all restrictions on such awards will lapse, all performance goals or other vesting criteria applicable to such awards will be deemed achieved at 100% of target levels and such awards will become fully exercisable, if applicable, unless specifically provided otherwise under the applicable award agreement or other written agreement authorized by the administrator with the non‑employee director.
Forfeiture and Clawback
Awards will be subject to any clawback policy of which we are required to adopt to comply with the listing standards of any national securities exchange or association on which New Nautilus securities are listed or as is otherwise required by applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events. The administrator may require a participant to forfeit, return or reimburse us for all or a portion of the award and any amounts paid under the award in order to comply with any clawback policy of New Nautilus as described in the first sentence of this paragraph or with applicable laws.
Amendment or Termination
The 2021 Plan will become effective upon the later to occur of (a) its adoption by the ARYA Board, (b) approval by ARYA Stockholders, or (c) the time immediately prior to the Closing and will continue in effect until terminated by the administrator. However, no incentive stock options may be granted after the ten year anniversary of the adoption of the 2021 Plan by the ARYA Board, and the evergreen feature of the 2021 Plan will terminate following the increase on the first day of the 2031 fiscal year. In addition, the administrator will have the authority to amend, suspend, or terminate the 2021 Plan or any part of the 2021 Plan, at any time and for any reason, but such action generally may not materially impair the rights of any participant without his or her written consent.
Summary of U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2021 Plan. The summary is based on existing U.S. laws and regulations as of February 12, 2021, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.
Incentive Stock Options
A participant recognizes no taxable income for ordinary income tax purposes as a result of the grant or exercise of an option that qualifies as an incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the date of exercise of the option, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price.
However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise of the option (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a gain (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized with respect to the share disposition, there will be no ordinary income, and such loss will be a capital loss.
For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the date of exercise of the option is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise (unless the shares are disposed of in the same year as the option exercise). In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits.
Nonstatutory Stock Options
A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant of such an option. However, upon exercising the option, the participant generally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale or other disposition of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.
Stock Appreciation Rights
In general, no taxable income for ordinary income tax purposes is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
Restricted Stock Awards
A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant, pursuant to Section 83(b) of the Code, may elect to accelerate the ordinary income tax event to the date of acquisition of the shares by filing an election with the IRS generally no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Restricted Stock Unit Awards
There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.
Performance Awards
A participant generally will recognize no income upon the grant of a performance award. Upon the settlement of such awards, participants generally will be required to recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Section 409A
Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2021 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Medicare Surtax
In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% U.S. federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares of New Nautilus Common Stock issued pursuant to awards under the 2021 Plan. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.
Tax Effect for New Nautilus
New Nautilus generally will be entitled to a tax deduction in connection with an award under the 2021 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to the New Nautilus chief executive officer and certain “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND NEW NAUTILUS WITH RESPECT TO AWARDS UNDER THE 2021 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.
Number of Awards Granted to Employees, Consultants and Directors
The number of awards that an employee, director, or consultant may receive under the 2021 Plan is in the discretion of the administrator and therefore cannot be determined in advance. ARYA previously has not sponsored an equity incentive plan, and, therefore, the aggregate number of shares of New Nautilus Common Stock which would have been received by or allocated to the New Nautilus named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all other current employees who are not executive officers, as a group is not determinable. As of               , 2021, the closing price of a Class A ordinary share of ARYA was $               .
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Nautilus Biotechnology, Inc. 2021 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex I, be adopted and approved.”
Vote Required for Approval
The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Incentive Award Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Recommendation of the Board
THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.
The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL
We are seeking stockholder approval for the Nautilus Biotechnology, Inc. 2021 Employee Stock Purchase Plan, or the “ESPP.” The ESPP is being adopted in connection with the Business Combination and will become effective upon the Closing, but the first offering period will commence at a later date determined by the administrator of the ESPP. The ESPP will provide eligible employees an opportunity to purchase New Nautilus Common Stock at a discount through accumulated contributions of their earned compensation. Both of the Boards of ARYA and Nautilus and their respective compensation committees have determined that offering an employee stock purchase plan is important to the ability of New Nautilus to compete for talent. The ESPP will become a significant part of New Nautilus’ overall equity compensation strategy (especially with respect to our nonexecutive employees) if it is approved by ARYA’s stockholders. If ARYA’s stockholders do not approve the ESPP, New Nautilus may not be able to offer competitive compensation to existing employees and qualified candidates, which could prevent New Nautilus from successfully attracting and retaining highly skilled employees.
The ESPP’s initial share reserve which we are asking the stockholders to approve is 1,244,900 shares of New Nautilus Common Stock. Following the ESPP’s effectiveness, offering periods will not commence under the ESPP until determined by the New Nautilus Board or its compensation committee.
Both of the Boards of ARYA and Nautilus and their respective compensation committees believe that an employee stock purchase plan will be an important factor in attracting, motivating, and retaining qualified personnel who are essential to our success. The ESPP provides a significant incentive by allowing employees to purchase shares of New Nautilus Common Stock at a discount. The ARYA Board has approved the ESPP, subject to the approval of ARYA’s stockholders.
Summary of the 2021 Employee Stock Purchase Plan
The following is a summary of the principal features of the ESPP and its operation. This summary does not contain all of the terms and conditions of the ESPP and is qualified in its entirety by reference to the ESPP as set forth in Annex J attached to this proxy statement/prospectus/information statement.
Purpose
The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of the New Nautilus Common Stock through accumulated contributions, which generally will be made through payroll deductions. The ESPP will permit the administrator of the ESPP to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the ESPP will authorize the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.
Shares Available for Issuance
If ARYA’s stockholders approve the ESPP, and subject to adjustment upon certain changes in New Nautilus’ capitalization as described in the ESPP, the maximum number of shares of New Nautilus Common Stock that will be available for issuance under the ESPP will be 1,244,900 shares of New Nautilus Common Stock. The number of shares of New Nautilus Common Stock available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to the least of (a) 3,734,500 shares of New Nautilus Common Stock, (b) a number of shares of New Nautilus Common Stock equal to 1% of the outstanding shares of all classes of New Nautilus Common Stock on the last day of the immediately preceding fiscal year, or (c) an amount determined by the administrator. Shares issuable under the ESPP will be authorized, but unissued, or reacquired shares of New Nautilus Common Stock.
We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of shares of New Nautilus Common Stock.

If ARYA’s stockholders do not approve the ESPP, then the ESPP will not become effective and no shares of New Nautilus Common Stock will be available for issuance thereunder.
Administration
The New Nautilus Board or a committee appointed by the New Nautilus board will have authority to administer the ESPP. Unless and until determined otherwise by the New Nautilus Board, the compensation committee of the New Nautilus Board will administer the ESPP. The administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of our employees, designate separate offerings under the ESPP, designate our subsidiaries as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP and establish procedures that it deems necessary or advisable for the administration of the ESPP, including, but not limited to, adopting such procedures, sub-plans and appendices to the enrollment agreement as are necessary or appropriate to permit participation in the ESPP by employees who are non-U.S. nationals or employed outside the U.S. The administrator’s findings, decisions and determinations will be final and binding on all participants to the maximum extent permitted by law.
Eligibility
Generally, any of our employees will be eligible to participate in our ESPP if they are customarily employed by us or any of our participating subsidiaries for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, before an enrollment date for all options granted on such enrollment date in an offering, may determine that an employee who (a) has not completed at least two years of service (or a lesser period of time determined by the administrator) since the employee’s last hire date, (b) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (c) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (d) is a highly compensated employee within the meaning of Code Section 414(q) or (e) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or who is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is not eligible to participate in an offering. However, an employee may not be granted an option to purchase stock under our ESPP if the employee (a) immediately after the grant, would own stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of ours or any parent or subsidiary of ours; or (b) holds rights to purchase stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock for each calendar year during which his or her right to purchase shares is outstanding at any time. Following the Closing, we expect New Nautilus to have, collectively, approximately 75 employees (including employee directors).
Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of New Nautilus Common Stock. Participation ends automatically upon termination of employment with us (or our participating subsidiaries).
Offering Periods and Purchase Periods
The ESPP will include a component, or the “423 Component,” that is intended to qualify as an “employee stock purchase plan” under Code Section 423, and a component that does not comply with Code Section 423, or the “Non-423 Component.” For purposes of this summary, a reference to the ESPP generally will mean the terms and operations of the 423 Component.
The ESPP will provide for offering periods with a duration and start and end dates as determined by the administrator, provided that no offering period will have a duration exceeding 27 months. Unless determined otherwise by the administrator, each offering period will have one purchase period with the same duration as the offering period. The administrator is authorized to change the duration of future offering periods and purchase periods under the ESPP, including the starting and ending dates of offering periods and purchase periods and the number of purchase periods in any offering periods. Unless determined otherwise by the administrator and to the extent an offering period provides for more than one purchase date in such offering period, if the fair market value of a share of New Nautilus Common Stock on a purchase date is less than the fair market value of a share of New Nautilus Common Stock on the first trading day of the offering period, participants in that offering period will be withdrawn from that offering period following their purchase of shares on such purchase date and automatically will be enrolled in a new offering period.
Contributions
The ESPP will permit participants to purchase shares of New Nautilus Common Stock through payroll deductions of up to 15% of their eligible compensation, which includes a participant’s base straight time gross earnings but excludes payments for overtime and shift premium, incentive compensation, bonuses, commissions, equity compensation and other similar compensation. The administrator may change the compensation eligible for contribution under the ESPP on a uniform and nondiscriminatory basis for future offering periods.
Exercise of Purchase Right
Amounts deducted and accumulated by a participant under the ESPP are used to purchase shares of New Nautilus Common Stock at the end of each purchase period. The purchase price of the shares will be 85% of the lower of (a) the fair market value of a share of New Nautilus Common Stock on the first trading day of the offering period or (b) the fair market value of a share of New Nautilus Common Stock on the exercise date. A participant will be permitted to purchase a maximum of 1,250 shares during each offering period, provided that the administrator may increase or decrease such maximum number of shares for each purchase period or offering period. Until shares of New Nautilus Common Stock are issued (as evidenced by the appropriate entry on our books or the books of a duly authorized transfer agent of ours) to a participant, the participant will have only rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder with respect to such shares.
Termination of Participation
Participation in the ESPP generally will terminate when a participating employee’s employment with us or a participating subsidiary ceases for any reason, the employee withdraws from the ESPP or New Nautilus terminates or amends the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the ESPP, in general the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.
Non-Transferability
A participant will not be permitted to transfer the contributions credited to his or her ESPP account or rights granted under the ESPP, other than by will or the laws of descent and distribution.
Certain Adjustments
The ESPP provides that in the event that any dividend or other distribution (whether in the form of cash, New Nautilus Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase or exchange of New Nautilus Common Stock or other securities of New Nautilus or other change in New Nautilus’ corporate structure affecting New Nautilus Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the administrator will make adjustments to the number and class of shares that may be delivered under the ESPP and/or the purchase price per share and number of shares covered by each option granted under the ESPP that has not yet been exercised, and the numerical share limits under the ESPP.
Dissolution or Liquidation
In the event of New Nautilus’ proposed dissolution or liquidation, any offering period in progress will be shortened by setting a new purchase date and will terminate immediately before the completion of such proposed transaction, unless determined otherwise by the administrator.

Merger or Change in Control
In the event of a merger or change in control of New Nautilus, as defined in the ESPP, a successor corporation may assume or substitute for each outstanding option. If the successor corporation does not assume or substitute for the options, the offering period then in progress under the ESPP will be shortened, and a new exercise date will be set to occur before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.
Amendment; Termination
The administrator will have the authority to modify, amend, suspend or terminate the ESPP except that, subject to certain exceptions described in the ESPP, no such action may adversely affect any outstanding rights to purchase shares of New Nautilus Common Stock under the ESPP. The ESPP will terminate automatically 20 years after the later of (a) the date of the ESPP’s adoption by the New Nautilus Board, (b) the date of the ESPP’s approval by the ARYA stockholders, or (c) the date of the Closing, unless New Nautilus terminates it earlier.
Summary of U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the ESPP. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. jurisdiction to which the participant may be subject. As a result, tax consequences for any particular participant may vary based on individual circumstances.
The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under an employee stock purchase plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to New Nautilus, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares of New Nautilus Common Stock acquired under the ESPP or in the event of the participant’s death while still owning the purchased shares of New Nautilus Common Stock.
If the participant sells or otherwise disposes of the purchased shares of New Nautilus Common Stock within two years after the start date of the offering period in which the shares of Common Stock were acquired or within one year after the date of purchase of those shares of New Nautilus Common Stock, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares of New Nautilus Common Stock on the purchase date exceeded the purchase price paid for those shares of New Nautilus Common Stock, and New Nautilus will be entitled to an income tax deduction equal in amount to such excess, for the taxable year in which such disposition occurs. The amount of this ordinary income will be added to the participant’s basis in the shares of New Nautilus Common Stock, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares of New Nautilus Common Stock have been held for more than one year since the date of purchase, the gain or loss will be long-term.
If the participant sells or disposes of the purchased shares of New Nautilus Common Stock more than two years after the start date of the offering period in which the shares of New Nautilus Common Stock were acquired and more than one year after the date of purchase of those shares of New Nautilus Common Stock, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares of New Nautilus Common Stock on the sale or disposition date exceeded the purchase price paid for those shares of New Nautilus Common Stock, or (b) 15% of the fair market value of the shares of New Nautilus Common Stock on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares of New Nautilus Common Stock on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. We will not be entitled to an income tax deduction with respect to such disposition.

In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% U.S. federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares of New Nautilus Common Stock purchased under the ESPP. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.
If the participant still owns the purchased shares of New Nautilus Common Stock at the time of death, the lesser of (i) the amount by which the fair market value of the shares of New Nautilus Common Stock on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares of New Nautilus Common Stock on the start date of the offering period in which those shares of New Nautilus Common Stock were acquired will constitute ordinary income in the year of death.
Plan Benefits
Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate, the amount of his or her eligible compensation, and his or her determination as to the portion of his or her eligible compensation to contribute to the ESPP. Further, the number of shares of New Nautilus Common Stock that may be purchased under the ESPP is determined, in part, by the price of the shares of New Nautilus Common Stock on the first day of each offering period and applicable exercise date of each purchase period. Accordingly, the actual number of shares of New Nautilus Common Stock that would be purchased by any individual under the ESPP in the future is not determinable. We have not previously sponsored an employee stock purchase plan, and, therefore, the number of shares of New Nautilus Common Stock which would have been received by or allocated to New Nautilus named executive officers, all current executive officers as a group, and all other current employees who may participate in the ESPP as a group are not determinable. Non-employee directors are not eligible to participate in the ESPP. As of                    , 2021, the closing price of a Class A ordinary share of ARYA was $     .
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Nautilus Biotechnology, Inc. 2021 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.”
Vote Required for Approval
The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Recommendation of the Board
THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the ARYA Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to ARYA shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient ARYA ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (ii) in order to solicit additional proxies from ARYA shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if ARYA shareholders redeem an amount of public shares such that the Aggregate Transaction Proceeds Condition would not be satisfied. See “Business Combination Proposal—Interests of ARYA’s Directors and Executive Officers in the Business Combination.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the ARYA Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Adjournment Proposal is not conditioned on any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to ARYA shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient ARYA ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from ARYA shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if ARYA shareholders redeem an amount of public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by ARYA from the trust account in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing, equal no less than $250,000,000 after deducting ARYA’s unpaid expenses, liabilities, and any amounts paid to ARYA shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.”
Recommendation of the ARYA Board
THE ARYA BOARD UNANIMOUSLY RECOMMENDS THAT ARYA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of ARYA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ARYA and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ARYA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of ARYA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of material U.S. federal income tax considerations generally applicable to holders of our public shares (other than our Sponsor or any of its affiliates) as a consequence of the (i) Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of shares of New Nautilus Common Stock after the Domestication. This section applies only to holders that hold their public shares as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status including:
•financial institutions or financial services entities;
•broker-dealers;
•S corporations;
•taxpayers that are subject to the mark-to-market accounting rules;
•tax-exempt entities;
•governments or agencies or instrumentalities thereof;
•insurance companies;
•regulated investment companies or real estate investment trusts;
•expatriates or former long-term residents of the United States;
•persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares (except as specifically addressed below);
•persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
•persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;
•persons whose functional currency is not the U.S. dollar;
•controlled foreign corporations;
•persons who purchase stock in New Nautilus as part of the PIPE Financing;
•accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or
•passive foreign investment companies.
This discussion is based on current U.S. federal income tax law, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Nautilus prior to the Business Combination, including holders of our public shares that also hold, directly or indirectly, equity interests in Nautilus. With respect to the consequences of holding shares of New Nautilus Common Stock, this discussion is limited to holders who acquire such shares of New Nautilus Common Stock in connection with the Domestication. We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consideration described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
This discussion does not consider the U.S. federal income tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our public shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our public shares, we urge you to consult your tax advisor.
EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS AND OWNERSHIP AND DISPOSITION OF SHARES OF NEW NAUTILUS COMMON STOCK.
U.S. Holders
As used herein, a “U.S. Holder” is a beneficial owner of our public shares or New Nautilus Common Stock, as applicable, and is, for U.S. federal income tax purposes:
•an individual citizen or resident of the United States;
•a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;
•an estate whose income is subject to U.S. federal income tax regardless of its source; or
•a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.
Effects of the Domestication on U.S. Holders
The discussion under this heading "—Effects of the Domestication on U.S. Holders" constitutes the opinion of Kirkland & Ellis LLP, United States tax counsel to ARYA, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of public shares and public warrants as a result of the Domestication, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of ARYA.
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, changing our name to “Nautilus Biotechnology, Inc.”
The Domestication generally should qualify as an F Reorganization. However, due to the absence of direct guidance on the statutory conversion of a corporation holding only investment-type assets such as ARYA, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.
In the case of a transaction, such as the Domestication, that should qualify as an F Reorganization, U.S. Holders of public shares generally should not recognize gain or loss for U.S. federal income tax purposes on the

Domestication, except as provided under “—Effects of Section 367(b) to U.S. Holders” and “— PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if ARYA (i) transferred all of its assets and liabilities to New Nautilus in exchange for all of the outstanding common stock of New Nautilus; and then (ii) distributed the common stock of New Nautilus to the shareholders of ARYA in liquidation of ARYA. The taxable year of ARYA should be deemed to end on the date of the Domestication.
In the case of a transaction, such as the Domestication, that should qualify as an F Reorganization, subject to the PFIC rules discussed below: (i) a U.S. holder’s tax basis in a share of New Nautilus Common Stock received by the U.S. Holder in the Domestication should generally be the same as its tax basis in the public share surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of New Nautilus Common Stock should generally include such U.S. Holder’s holding period for the public share surrendered in exchange therefor.
If the Domestication fails to qualify as an F reorganization, subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to a public share in an amount equal to the difference, if any, between the fair market value of the corresponding share of New Nautilus Common Stock received in the Domestication and the U.S. Holder's adjusted tax basis in its public share surrendered in exchange therefor. In such event, such U.S. Holder's basis in the share of New Nautilus Common Stock would be equal to the fair market value of that share of New Nautilus Common Stock on the date of the Domestication and such U.S. Holder's holding period for the share of New Nautilus Common Stock would begin on the day following the Domestication.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their public share are urged to consult with their tax advisors with respect to the potential tax consequences to the of the Domestication and exercise of redemption rights in their particular circumstances.
Effects of Section 367(b) to U.S. Holders
Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication. Because of the inherently factual nature of the tests under the applicable Treasury Regulations to determine the applicability of Section 367(b) of the Code to any particular U.S. Holder, and the fact that these tests are generally applied based on the relevant facts at the time of the completion of the Domestication, Kirkland & Ellis LLP is unable to opine on the application of Section 367(b) of the Code to a U.S. Holder on the receipt of New Nautilus Common Stock in exchange for public shares in the Domestication.
A.U.S. Holders That Hold 10 Percent or More of ARYA
A U.S. Holder who on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the public shares it directly owns, within the meaning of Treasury Regulations under Section 367(b) of the Code. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of ARYA (as determined under Treasury Regulations under Section 367 of the Code) attributable to such public shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such public shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
ARYA does not expect to have significant, cumulative earnings and profits through the date of the Domestication. If ARYA’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. If ARYA’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Such U.S. Holders that are corporate shareholders should consult their own tax advisors as to the applicability of Section 245A of the Code in their particular circumstances.
B.U.S. Holders That Own Less Than 10 Percent of ARYA
A U.S. Holder who, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder as described below.
Unless a U.S. Holder makes the “all earnings and profits” election as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares of New Nautilus Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of New Nautilus Common Stock over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in exchange therefor.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its public shares under Section 367(b) of the Code.
There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);
(ii)a complete description of the Domestication;
(iii)a description of any stock, securities or other consideration transferred or received in the Domestication;
(iv)a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;
(v)a statement that the U.S. Holder is making the election including (A) a copy of the information that the U.S. Holder received from ARYA establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s public shares and (B) a representation that the U.S. Holder has notified ARYA (or New Nautilus) that the U.S. Holder is making the election; and
(vi)certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.
In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to New Nautilus no later than the date such tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding ARYA’s earnings and profits upon written request.

ARYA does not expect to have significant cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that ARYA had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its public shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.
C.U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000
A U.S. Holder who, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC Considerations
In addition to the discussion under “—Effects of Section 367(b) to U.S. Holders,” the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.
A.Definition of a PFIC
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to ARYA prior to the Domestication, interest income earned by ARYA would be considered passive income and cash held by ARYA would be considered a passive asset.
B.PFIC Status of ARYA
Because ARYA is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, ARYA believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2020 and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication. However, because of the inherently factual nature of the determination, and because the determination is an annual one based on income and assets of ARYA in each year, Kirkland & Ellis LLP is unable to opine on ARYA’s PFIC status for any taxable year.
C.Effects of PFIC Rules on the Domestication
Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of public shares upon the Domestication if (i) ARYA were classified as a PFIC at any time during such U.S. Holder’s holding period for such public shares and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such public shares or in which ARYA was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such public shares. The tax on any such recognized gain would be imposed based on a complex set of computational rules.
Under these rules:
•the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s public shares;
•the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which ARYA was a PFIC, will be taxed as ordinary income;
•the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
•an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.
In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under the “—Effects of Section 367(b) to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders of public shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their public shares have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its public shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of ARYA, whether or not such amounts are actually distributed to such shareholders in any taxable year. Due to the uncertainty regarding the application of 1291(f) of the Code, Kirkland & Ellis LLP is unable to opine on the application of the PFIC rules to a U.S. Holder on the receipt of New Nautilus Common Stock in exchange for public shares in the Domestication.
D.QEF Election and Mark-to-Market Election
The impact of the PFIC rules on a U.S. Holder of public shares will depend on whether the U.S. Holder makes a timely and effective election to treat ARYA as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which ARYA qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to ARYA is contingent upon, among other things, the provision by ARYA of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that we would timely provide such required information. A U.S. Holder that makes a QEF Election may be referred to as an “Electing

Shareholder” and a U.S. Holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares. As a result, such a U.S. Holder should not recognize gain or loss as a result of the Domestication except to the extent described under “—Effects of Section 367(b) to U.S. Holders.”
The impact of the PFIC rules on a U.S. Holder of public shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the public shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.
Effects to U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a U.S. Holder of public shares (which will be exchanged for shares of New Nautilus Common Stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New Nautilus Common Stock will depend on whether the redemption qualifies as a sale of the shares of New Nautilus Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s shares of New Nautilus Common Stock redeemed, such U.S. Holder will generally be treated in the same manner as described under “—Sale, Exchange or Other Disposition of Shares of New Nautilus Common Stock” below.
The redemption of shares of New Nautilus Common Stock generally will qualify as a sale of the shares of New Nautilus Common Stock redeemed if such redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in New Nautilus or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.
For purposes of such tests, a U.S. Holder takes into account not only shares of New Nautilus Common Stock actually owned by such U.S. Holder, but also shares of New Nautilus Common Stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to shares of New Nautilus Common Stock owned directly, shares of New Nautilus Common Stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares of New Nautilus Common Stock such U.S. Holder has a right to acquire by exercise of an option.
The redemption of shares of New Nautilus Common Stock generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of New Nautilus’ outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of New Nautilus’ outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owned less than 50 percent of the total combined voting power of New Nautilus Common Stock. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the shares of New Nautilus Common Stock actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the shares of New Nautilus Common Stock actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the shares of New Nautilus Common Stock owned by certain family members and such U.S. Holder does not constructively own any other shares of New Nautilus Common Stock. The redemption of shares of New Nautilus Common Stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in New Nautilus. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the shares of New Nautilus Common Stock, the U.S. federal income tax consequences of which are described above under “— Distributions on Shares of New Nautilus Common Stock” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New Nautilus Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis possibly in other shares constructively owned by it.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SHARES OF NEW NAUTILUS COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will take into account the potential tax consequences of Section 367(b) of the Code as a result of the Domestication (discussed further above).
Distributions on Shares of New Nautilus Common Stock
A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to shares of New Nautilus Common Stock, to the extent the distribution is paid out of New Nautilus’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New Nautilus Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of New Nautilus Common Stock and will be treated as described under “—Sale, Exchange or Other Disposition of Shares of New Nautilus Common Stock” below.
Dividends that New Nautilus pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New Nautilus pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the shares of New Nautilus Common Stock may have suspended the running of the applicable holding period for these purposes.
Sale, Exchange or Other Disposition of Shares of New Nautilus Common Stock
Upon a sale or other taxable disposition of shares of New Nautilus Common Stock which, in general, would include a redemption of shares of New Nautilus Common Stock that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of New Nautilus Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to the shares of New Nautilus Common Stock may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of New Nautilus Common Stock so disposed of. See “—Effects of

Domestication on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its shares of New Nautilus Common Stock following the Domestication.
Non-U.S. Holders
As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or New Nautilus Common Stock that is not a U.S. Holder.
The following describes U.S. federal income tax considerations relating to the Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of shares of New Nautilus Common Stock by a non-U.S. Holder after the Domestication.
Effects of the Domestication on Non-U.S. Holders
ARYA does not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of public shares.
Effects to Non-U.S. Holders of Exercising Redemption Rights
Because the Domestication will occur immediately prior to the redemption of non-U.S. Holders that exercise redemption rights with respect to our public shares, the U.S. federal income tax consequences to a non-U.S. Holder of shares of New Nautilus Common Stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New Nautilus Common Stock will depend on whether the redemption qualifies as a sale of the shares of New Nautilus Common Stock redeemed, as described above under “—U.S. Holders—Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of shares of New Nautilus Common Stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described below under “—U.S. Holders—Sale, Exchange or Other Disposition of Shares of New Nautilus Common Stock.” If such a redemption does not qualify as a sale of shares of New Nautilus Common Stock, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “—Non-U.S. Holders— Distributions on Shares of New Nautilus Common Stock.”
Distributions on Shares of New Nautilus Common Stock
In general, any distributions made to a non-U.S. Holder with respect to shares of New Nautilus Common Stock, to the extent paid out of New Nautilus’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of New Nautilus Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of New Nautilus Common Stock, which will be treated as described under “—Sale, Exchange or Other Disposition of Shares of New Nautilus Common Stock.” Dividends paid by New Nautilus to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.

Sale, Exchange or Other Disposition of Shares of New Nautilus Common Stock
A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of shares of New Nautilus Common Stock unless:
(i)such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (subject to certain exceptions as a result of the COVID pandemic) and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;
(ii)the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or
(iii)New Nautilus is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) the shares of New Nautilus Common Stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period more than 5% of outstanding shares of New Nautilus Common Stock.
If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of shares of New Nautilus Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of New Nautilus Common Stock from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New Nautilus will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New Nautilus to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether New Nautilus will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of New Nautilus Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including public shares and shares of New Nautilus Common Stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which public shares and shares of New Nautilus Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, public shares and shares of New Nautilus Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including shares of New Nautilus Common Stock), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in public shares or shares of New Nautilus Common Stock.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The following unaudited pro forma combined balance sheet of New Nautilus as of December 31, 2020 and the unaudited pro forma combined statement of operations of New Nautilus for the year ended December 31, 2020 present the combination of the financial information of ARYA and Nautilus after giving effect to the Business Combination, PIPE Financing and related adjustments described in the accompanying notes. ARYA and Nautilus are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination and the PIPE Financing, are referred to herein as New Nautilus.
The unaudited pro forma combined balance sheet as of December 31, 2020 combines the historical balance sheet of ARYA and the historical balance sheet of Nautilus as of December 31, 2020 on a pro forma basis as if the Business Combination and the PIPE Financing had been consummated on December 31, 2020.
The unaudited pro forma combined statement of operations for the year ended December 31, 2020 combines the historical statement of operations of ARYA for the period from March 27, 2020 (inception) through December 31, 2020 and the historical statement of operations of Nautilus for the year ended December 31, 2020, giving effect to the transaction as if the Business Combination and the PIPE Financing had been consummated on January 1, 2020.
The pro forma financial information has been prepared by us in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786, which is referred to herein as Article 11 and should be read in conjunction with the accompanying notes.
The unaudited pro forma combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Nautilus’ financial condition or results of operations would have been had the Business Combination and the PIPE Financing occurred on the dates indicated. Further, the unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of New Nautilus. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma combined financial statements and are subject to change as additional information becomes available and analyses are performed.
The unaudited pro forma combined information contained herein assumes that the ARYA’s shareholders approve the Business Combination. ARYA’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. ARYA cannot predict how many of its public shareholders will exercise their right to have their Class A ordinary shares redeemed for cash. As a result, New Nautilus has elected to provide the unaudited pro forma combined financial information under two different redemption scenarios, which produce different allocations of total New Nautilus equity between holders of the ordinary shares. As described in greater detail in Note 2, Basis of Presentation, of the unaudited pro forma combined financial information, the first scenario, or “no redemption scenario,” assumes that none of ARYA’s public shareholders will exercise their right to have their ARYA public shares redeemed for cash, and the second scenario, or “maximum redemption scenario,” assumes that holders of the maximum number of public shares that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination will exercise their right to have their public shares redeemed for cash. The actual results will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, Nautilus is considered the accounting acquirer, as further discussed in Note 2, Basis of Presentation, of the unaudited pro forma combined financial information.
The unaudited pro forma combined financial information is based on and should be read in conjunction with the audited historical financial statements of each of ARYA and Nautilus and the notes thereto, as well as the disclosures contained in the sections titled “ARYA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Nautilus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Unaudited Pro Forma Combined Balance Sheet
As of December 31, 2020
(in thousands)

			No Redemption			Maximum Redemption
	ARYA (Historical)	Nautilus (Historical)	Transaction Accounting Adjustments	Note	Pro Forma Combined	Transaction Accounting Adjustments	Note	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,001	$36,607	$149,553	A	$365,128	$(87,521)	L	$277,607
			(5,233)	B		—
			(9,000)	C		—
			(7,800)	D		—
			200,000	E		—
Short-term investments	—	40,135	—		40,135	—		40,135
Prepaid expenses and other current assets	304	917	—		1,221	—		1,221
Total current assets	1,305	77,659	327,520		406,484	(87,521)		318,963
Operating lease right-of-use assets	—	4,842	—		4,842	—		4,842
Property and equipment, net	—	1,371	—		1,371	—		1,371
Investments held in Trust Account	149,553	—	(149,553)	A	—	—		—
Other long term assets	—	1,139	(212)	C	927	—		927
Total assets	$150,858	$85,011	$177,755		$413,624	$(87,521)		$326,103
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$—	$470	$(5)	C	$465	$—		$465
Accrued expenses and other liabilities	388	1,069	(207)	C	1,250	—		1,250
Current portion of operating lease liability	—	1,479	—		1,479	—		1,479
Total current liabilities	388	3,018	(212)		3,194	—		3,194
Operating lease liabilities	—	3,296	—		3,296	—		3,296
Deferred underwriting commissions	5,233	—	(5,233)	B	—	—		—
Total liabilities	5,621	6,314	(5,445)		6,490	—		6,490
Commitments and contingencies
Redeemable convertible preferred stock:
Series Seed redeemable convertible preferred stock	—	5,494	(5,494)	G	—	—		—
Series A redeemable convertible preferred stock	—	27,067	(27,067)	G	—	—		—
Series B redeemable convertible preferred stock	—	75,857	(75,857)	G	—	—		—
Total redeemable convertible preferred stock	—	108,418	(108,418)		—	—		—
Common shares subject to possible redemption	140,237	—	(140,237)	F	—	—		—
Stockholders’ equity (deficit):
Common stock	—	—	2	E	12	(1)	L	11
			1	F
			5	G
			0	H
			4	J

Nautilus common stock	—	1	0	I	—	—		—
			(1)	J		—
Preference shares	—	—	—		—	—		—
Class A common stock	—	—	—		—	—		—
Class B common stock	—	—	0	H	—	—		—
Additional paid-in capital	5,523	600	(9,000)	C	437,444	(87,520)	L	349,924
			(7,800)	D		—
			199,998	E		—
			140,236	F		—
			108,413	G		—
			0	H		—
			0	I		—
			(3)	J		—
			(523)	K		—
Accumulated other comprehensive income (loss)	—	3	—		3	—		3
Accumulated deficit	(523)	(30,325)	523	K	(30,325)	—		(30,325)
Total stockholders’ equity (deficit)	5,000	(29,721)	431,855		407,134	(87,521)		319,613
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$150,858	$85,011	$177,755		$413,624	$(87,521)		$326,103

UNAUDITED PRO FORMA
COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)

			No Redemption			Maximum Redemption
	ARYA (Historical)	Nautilus (Historical)	Transaction Accounting Adjustments	Note	Pro Forma Combined	Transaction Accounting Adjustments	Note	Pro Forma Combined
Operating expenses:
Research and development	$—	$12,432	$—		$12,432	$—		$12,432
General and administrative	576	3,312	—		3,888	—		3,888
Total operating expenses	576	15,744	—		16,320	—		16,320
Loss from operations	(576)	(15,744)	—		(16,320)	—		(16,320)
Other income (expense), net	53	125	(53)	AA	125	—		125
Net income (loss)	$(523)	$(15,619)	$(53)		$(16,195)	$—		$(16,195)
Weighted average shares outstanding of Common Stock	—	—	—		124,482,062	—		115,729,962
Basic and diluted net loss per share - Common Stock	—	—	—		$(0.13)	—		$(0.14)
Weighted average shares outstanding of Class A Common Stock	14,950,000	—	—		—	—		—
Basic and diluted net loss per share - Class A	$0.00	—	—		—	—		—
Weighted average shares outstanding of Class B Common Stock	3,764,852	—	—		—	—		—
Basic and diluted net loss per share - Class B	$(0.15)	—	—		—	—		—
Weighted average common shares outstanding, basic and diluted	—	8,017,976	—		—	—		—
Net loss per common share, basic and diluted	—	$(1.95)	—		—	—		—
Note 1—Description of the Business Combination
On February 7, 2021, ARYA entered into the Business Combination Agreement with Nautilus. ARYA will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which ARYA will change its name to “Nautilus Biotechnology, Inc.” (“New Nautilus”). Immediately after the Domestication, Mako Merger Sub, Inc. will merge with and into Nautilus, with Nautilus as the surviving company in the Merger and, after giving effect to such Merger, Nautilus shall be a wholly-owned subsidiary of New Nautilus. After giving effect to the Business Combination, New Nautilus will own, directly or indirectly, all of the issued and outstanding equity interests of Nautilus and the Nautilus equity holders will hold a portion of the common stock of New Nautilus.
Subject to the terms and conditions of the Business Combination Agreement, the consideration to be received by the Nautilus equity holders in connection with the Business Combination will be an aggregate number of shares of New Nautilus Common Stock equal to (i) $900.0 million plus $24.9 million, which reflects the estimated aggregate exercise price of all options (whether vested or unvested) of Nautilus at the consummation of the Business Combination if such options were exercised in full (in each case, subject to certain downward adjustments set forth in the Business Combination Agreement), divided by (ii) $10.00. In addition, immediately prior to the completion of the Business Combination, certain investors have agreed to subscribe for and purchase an aggregate of $200.0 million of common stock of New Nautilus (the “PIPE Financing”).

The following summarizes the number of New Nautilus Common Stock outstanding following the consummation of the Business Combination and the PIPE Financing under the two scenarios, based on the estimated aggregate exercise price of all options (whether vested or unvested) of Nautilus at the consummation of the Business Combination excluding the potential dilutive effect of the exercise or vesting of stock options:

	No redemption scenario		Maximum redemption scenario
Shareholder	Shares	%	Shares	%
Former ARYA Class A Shareholders	15,449,000	12.4%	6,696,900	5.8%
Former ARYA Class B Sponsor Shares	3,737,500	3.0%	3,737,500	3.2%
Perceptive PIPE Investor	5,500,000	4.4%	5,500,000	4.8%
Other PIPE Investors	14,500,000	11.7%	14,500,000	12.5%
Former Nautilus Shareholders	85,295,562	68.5%	85,295,562	73.7%
Total	124,482,062	100.0%	115,729,962	100.0%
Note 2—Basis of Presentation
The accompanying unaudited pro forma combined financial information gives effect to the Business Combination and related PIPE Financing. Pro forma transaction accounting adjustments are included only to the extent they are adjustments that reflect the accounting for the Business Combination and related PIPE Financing in accordance with U.S. GAAP.
We expect the Business Combination to be accounted for in accordance with GAAP. Under this method of accounting, ARYA is expected to be treated as the "acquired" company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Nautilus will represent a continuation of the financial statements of Nautilus with the Business Combination treated as the equivalent of Nautilus issuing stock for the net assets of ARYA, accompanied by a recapitalization. The net assets of ARYA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Nautilus in future reports of the New Nautilus. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenario:
•The pre-combination equity holders of Nautilus will hold the majority of voting rights in New Nautilus;
•The pre-combination equity holders of Nautilus will have the right to appoint the majority of the directors on the New Nautilus Board;
•Senior management of Nautilus will comprise the senior management of New Nautilus; and
•Operations of Nautilus will comprise the ongoing operations of New Nautilus.
Under the reverse recapitalization model, the Business Combination will be treated as Nautilus issuing equity for the net assets of ARYA, with no goodwill or intangible assets recorded.
The unaudited pro forma combined financial information has been prepared using the assumptions below with respect to the potential redemption of ARYA’s Class A ordinary shares into cash:
•Assuming No Redemption: This presentation assumes that no ARYA shareholders exercise redemption rights with respect to their public shares.
•Assuming Maximum Redemption: This presentation assumes that 8,752,100 ARYA’s public shareholders exercise redemption rights with respect to their Class A ordinary shares. This scenario assumes that 8,752,100 Class A ordinary shares are redeemed for an aggregate redemption payment of approximately $87.5 million at an assumed redemption price of approximately $10.0 per share. This maximum redemption scenario is based on the maximum number of redemptions which may occur but which would still provide the minimum aggregate Business Combination and PIPE Financing proceeds of

$250.0 million, consisting of ARYA trust account funds and PIPE Financing proceeds less ARYA’s unpaid expenses, to be delivered at Closing of the Business Combination and the PIPE Financing.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma combined financial information will be different.
New Nautilus expects to assume outstanding and unexercised equity awards for employees and convert them into New Nautilus equity awards upon the consummation of the Business Combination. The terms of these new equity awards have not been finalized and remain subject to change. Accordingly, no effect has been given to the unaudited pro forma combined financial information for the new awards.
The unaudited pro forma combined financial information does not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given that Nautilus incurred significant losses during the historical periods presented.
Note 3 – Pro Forma Adjustments
Adjustments to the Unaudited Pro Forma Combined Balance Sheet as of December 31, 2020
The adjustments included in the unaudited pro forma combined balance sheet as of December 31, 2020 are as follows:
A.Reflects the liquidation and reclassification of $149.6 million of investments held in the Trust Account to cash and cash equivalents that becomes available for general use by New Nautilus following the Closing, assuming no redemption.
B.Reflects the payment of $5.2 million of deferred underwriters’ fees incurred during ARYA’s IPO due upon the Closing.
C. Represents preliminary estimated direct and incremental transaction costs of $9.0 million incurred by Nautilus prior to, or concurrent with, the Closing. As of December 31, 2020, Nautilus had deferred transaction costs incurred of $0.2 million, of which $0.2 million was unpaid.
D.Represents preliminary estimated direct and incremental transaction costs of $7.8 million incurred by ARYA prior to, or concurrent with, the Closing that are to be cash settled upon Closing in accordance with the Business Combination Agreement, excluding the $5.2 million of deferred underwriting fees related to the ARYA initial public offering as described in adjustment note (B).
E.Reflects the proceeds of $200.0 million from the issuance and sale of 20.0 million shares of New Nautilus Common Stock at $10.00 per share pursuant to the Subscription Agreements entered into with New PIPE Investors in connection with the PIPE Financing.
F.Reflects the reclassification of Class A Common Stock subject to possible redemption to permanent equity immediately prior to the Closing.
G.Reflects the conversion of Nautilus redeemable convertible preferred stock into New Nautilus Common Stock pursuant to the conversion rate effective immediately prior to the Effective Time.
H.Reflects the conversion of 3,737,500 ARYA shares of Class B Common Stock into shares of New Nautilus Common Stock.
I.Reflects net share settlement of Nautilus common stock warrants upon closing of the Business Combination.
J.Represents the recapitalization of common shares between Nautilus Common Stock, New Nautilus Common Stock and additional paid-in capital.
K.Reflects the elimination of ARYA’s historical accumulated deficit.

L.Represents the maximum redemption scenario in which 8,752,100 shares of Class A Common Stock are redeemed for $87.5 million allocated to common stock and additional paid-in capital, using a par value of $0.0001 per share at a redemption price of $10.00 per share.
Adjustments to the Unaudited Pro Forma Combined Statement of Operations for the Year Ended December 31, 2020:
The adjustments included in the unaudited pro forma combined statement of operations for the year ended December 31, 2020 are as follows:
AA.   Represents the elimination of investment income related to the investments held in the ARYA Trust Account.
Note 4 – Net Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred as of January 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented. Under the maximum redemption scenario, the shares of Class A Common Stock assumed to be redeemed by ARYA public stockholders are eliminated as of January 1, 2020.
The unaudited pro forma combined financial information has been prepared assuming the no redemption and maximum redemption scenarios:

	For the Year Ended December 31, 2020
	No Redemption	Maximum Redemption
Pro forma net loss	$(16,195)	$(16,195)
Basic weighted average shares outstanding	124,482,062	115,729,962
Pro forma net loss per share - Basic and Diluted	$(0.13)	$(0.14)

Weighted average shares outstanding - basic and diluted
Former ARYA Class A shareholders	15,449,000	6,696,900
Former ARYA Class B Sponsor Shares	3,737,500	3,737,500
Perceptive PIPE Investor	5,500,000	5,500,000
Other PIPE Investors	14,500,000	14,500,000
Former Nautilus Shareholders	85,295,562	85,295,562
	124,482,062	115,729,962

INFORMATION ABOUT ARYA
We are a blank check company incorporated on March 27, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on February 7, 2021. We intend to finance the Business Combination through the issuance of New Nautilus Common Stock.
Our sponsor is an affiliate of Perceptive Advisors, a leading life sciences focused investment firm with over $10 billion of regulatory assets under management as of September 30, 2020. Since its launch in 1999, Perceptive Advisors has focused exclusively on the healthcare industry. Our founders are the founder and management of Perceptive Advisors. Joseph Edelman, our Chairman, founded Perceptive Advisors in 1999. Adam Stone, our Chief Executive Officer, is the Chief Investment Officer of Perceptive Advisors, Michael Altman, our Chief Financial Officer, is a Managing Director at Perceptive Advisors and Konstantin Poukalov, our Chief Business Officer, is a Managing Director at Perceptive Advisors. Perceptive Advisors’ investment activity is focused on identifying both private and public companies in the life sciences and medical technology sectors and currently has investments in over 150 companies. The team at Perceptive Advisors consists of trained scientists, physicians and financial analysts who are passionately committed to identifying innovation that can drive critical change to current treatment paradigms. Perceptive Advisors invests across the capital structure and throughout a company’s growth cycle which provides access to a broad universe of management teams and companies seeking flexible capital solutions. Perceptive Advisors is also an active investor in pre-IPO financing rounds known as “crossovers.” Perceptive Advisors has invested in over 95 private companies since 2013 and in 2020 met with over 250 private companies in evaluation of private growth financing rounds, crossovers, and pre-IPO analysis. On August 11, 2020, we consummated an initial public offering of 14,950,000 Class A ordinary shares at an offering price of $10.00 per share, and a private placement with Sponsor of 499,000 private placement shares at an offering price of $10.00 per share.
Following the closing of our initial public offering, an amount equal to $149,500,000 of the net proceeds from its initial public offering and the sale of the private placement shares was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of April 1, 2021, funds in the trust account totaled approximately $149,563,975 and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of our initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if ARYA does not complete a business combination by August 11, 2022, or (iii) the redemption of all of the public shares if ARYA is unable to complete a business combination by August 11, 2022, subject to applicable law.
ARYA’s public shares are currently listed on Nasdaq under the symbol “ARYA”.
Financial Position
As of August 11, 2020, we had approximately $149.5 million held in the trust account, not taking into account payment of $5,232,500 of deferred underwriting fees. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using ARYA’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Business Combination
Fair Market Value of Target Business
The Nasdaq Listing Rules require that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors determined that this test was met in connection with the proposed Business Combination.
Lack of Business Diversification
For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:
•subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and
•cause us to depend on the marketing and sale of a single product or limited number of products or services.
Redemption Rights for Public Shareholders upon Completion of the Business Combination
We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The amount in the trust account was approximately $10.00 per public share as of April 1, 2021. The per share amount we will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriters of our initial public offering, but will be payable only to the extent there are funds legally available therefor. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holders and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Further, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares, if the Business Combination does not close. The Redemptions referred to herein shall take effect as repurchases under the Existing Governing Documents.
Limitations on Redemption Rights
Notwithstanding the foregoing, the Existing Governing Documents provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules).
Redemption of Public Shares and Liquidation if No Business Combination
We have until August 11, 2022 to complete a business combination. If we are unable to consummate an initial business combination by August 11, 2022, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares or private placement shares they hold if we fail to consummate an initial business combination by August 11, 2022 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination by August 11, 2022).
Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by August 11, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer, director or director nominee, or any other person.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of our initial public offering held outside the trust account plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.
If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement shares, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of our initial public offering will not execute agreements with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Our Sponsor may not be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.
We will seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. At August 11, 2020, we had access to up to $149.5 million from the proceeds of the initial public offering and the sale of the private placement shares with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from our trust account received by any such shareholder.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per public share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.”

As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
See “Risk Factors—Risks Related to the Business Combination and ARYA—If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”
Employees
We currently have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.
Directors and Executive Officers
Our officers and directors are as follows:

Name	Age	Position
Joseph Edelman	65	Chairman
Adam Stone	41	Chief Executive Officer and Director
Michael Altman	39	Chief Financial Officer and Director
Konstantin Poukalov	37	Chief Business Officer
Todd Wider	56	Director
Bradley L. Campbell	46	Director
Saqib Islam	52	Director
Joseph Edelman serves as the Chairman of our board of directors. Mr. Edelman is Founder, Chief Executive Officer and Portfolio Manager of Perceptive Advisors. He has also served as Chairman of the board of directors of ARYA Sciences Acquisition Corp IV (Nasdaq: ARYD) since January 2021. Prior to founding Perceptive Advisors, Mr. Edelman was a Senior Analyst at Aries Fund, a Paramount Capital Asset Management biotechnology hedge fund, from 1994 through 1998. Prior to that position, Mr. Edelman was a Senior Biotechnology Analyst at Prudential Securities from 1990 to 1994. Mr. Edelman started his career in the healthcare sector of the securities industry as a Biotechnology Analyst at Labe, Simpson from 1987 to 1990. Mr. Edelman earned an MBA from New York University and a BA, magna cum laude, in psychology from the University of California San Diego.
We believe that Mr. Edelman’s broad operational and transactional experience make him well qualified to serve as the Chairman of our board of directors.
Adam Stone serves as our Chief Executive Officer and is a member of our board of directors. Mr. Stone joined Perceptive Advisors in 2006 and has acted as Chief Investment Officer since 2012 and is a member of the internal investment committees of Perceptive Advisors’ credit opportunities and venture funds. Mr. Stone currently also serves as the Chief Executive Officer and a member of the boards of directors of ARYA Sciences Acquisition Corp IV (Nasdaq: ARYD) as well as on the board of directors of Solid Biosciences (Nasdaq: SLDB), Renovia, and Xontogeny, which are portfolio companies of Perceptive Advisors. Following the consummation of the business combination of ARYA Sciences Acquisition Corp. with Immatics Biotechnologies GmbH in July 2020, Mr. Stone also serves on the supervisory board of Immatics N.V. (Nasdaq: IMTX). Prior to joining Perceptive Advisors, Mr. Stone was a Senior Analyst at Ursus Capital from 2001 to 2006 where he focused on biotechnology and specialty pharmaceuticals. During Mr. Stone’s tenure at Ursus Capital, Mr. Stone focused on biotech and specialty pharmaceuticals. Mr. Stone graduated with honors from Princeton University with a BA in molecular biology.
We believe that Mr. Stone’s broad operational and transactional experience, and his position as Chief Executive Officer, make him well qualified to serve on our board of directors.
Michael Altman, CFA, our Chief Financial Officer and a member of our board of directors, joined Perceptive Advisors in 2007, is a Managing Director on the investment team and is a member of the internal investment committee of Perceptive Advisors’ credit opportunities fund. Mr. Altman’s focus is on medical devices, diagnostics, digital health and specialty pharmaceuticals. Mr. Altman also serves on the boards of directors of Vitruvius Therapeutics and Lyra Therapeutics (Nasdaq: LYRA), which are portfolio companies of Perceptive Advisors. Mr. Altman has also served as the Chief Financial Officer and on the board of directors of ARYA Sciences Acquisition Corp IV (Nasdaq: ARYD) since January 2021. Mr. Altman has also been a non-voting observer of Nautilus’s board of directors since May 2020. Mr. Altman graduated from the University of Vermont with a BS in Business Administration.
We believe that Mr. Altman’s broad operational and transactional experience make him well qualified to serve on our board of directors.
Konstantin Poukalov, our Chief Business Officer, joined Perceptive Advisors in 2019 and is a Managing Director at Perceptive Advisors focused on various strategies across the Perceptive platforms. Mr. Poukalov also serves as the Chief Business Officer of ARYA Sciences Acquisition Corp IV (Nasdaq: ARYD) and on the boards of directors of Lyra Therapeutics (Nasdaq: LYRA), Landos Biopharma, Inc. and LianBio, which are portfolio companies of Perceptive Advisors. Prior to joining Perceptive, Mr. Poukalov served as Executive Vice President and Chief Financial Officer of Kadmon Holdings (NYSE: KDMN) from 2014 to 2018. From 2012 to 2014, Mr. Poukalov served as Kadmon’s Vice President, Strategic Operations. Prior to joining Kadmon, Mr. Poukalov was a member of the healthcare investment banking group at Jefferies LLC from 2009 to 2012, focusing on companies across the life sciences and biotechnology sectors. Prior to Jefferies, Mr. Poukalov was a member of UBS Investment Bank, focusing on the healthcare industry, from 2006 to 2009. Mr. Poukalov graduated from Stony Brook University with a Bachelor of Engineering in Electrical Engineering.
Todd Wider has served on our board of directors since August 2020. Dr. Wider is the Executive Chairman and Chief Medical Officer of Emendo Biotherapeutics, which focuses on highly specific and differentiated gene editing. Dr. Wider has served on the board of directors of ARYA Sciences Acquisition Corp IV (Nasdaq: ARYD) since January 2021 and Abeona Therapeutics Inc. (Nasdaq: ABEO) since May 2015. Dr. Wider previously consulted with a number of entities in the biotechnology space. Dr. Wider is an active, honorary member of the medical staff of Mount Sinai Hospital in New York, where he worked for over 20 years, and is a plastic and reconstructive surgeon who focused on cancer surgery. Dr. Wider received an MD from Columbia College of Physicians and Surgeons, where he was Rudin Fellow, and an AB, with high honors and Phi Beta Kappa, from Princeton University. He did his residency in general surgery and plastic and reconstructive surgery at Columbia Presbyterian Medical Center, and postdoctoral fellowships in complex reconstructive surgery at Memorial Sloan Kettering Cancer Center, where he was Chief Microsurgery Fellow, and in craniofacial surgery at the University of Miami. Dr. Wider is also a principal in Wider Film Projects, a documentary film company focusing on producing films with sociopolitical resonance.
We believe that Dr. Wider’s experience in the healthcare and life sciences industries make him well qualified to serve on our board of directors.
Bradley L. Campbell has served on our board of directors since August 2020. He has nearly 20 years of experience in the orphan drug industry and has served on the board of directors of Amicus since June 2018 and as President and Chief Operating Officer of Amicus since January 2015. In this capacity, Mr. Campbell leads the global commercial organization responsible for the commercialization of GalafoldTM for the treatment of Fabry Disease. He also oversees the Technical Operations, Market Access, Program Management and Clinical Operations functions. Previously, Mr. Campbell served as Chief Operating Officer of Amicus from December 2013 to January 2015 and, prior thereto, as Chief Business Officer of Amicus from February 2012 to December 2013. From January

2010 to February 2012, Mr. Campbell served as Senior Vice President, Business Operations; from May 2007 to January 2010, as Vice President, Business Planning; and from April 2006 until May 2007, as Senior Director, Business Development of Amicus. Mr. Campbell also served as Senior Product Manager of Myozyme© for Pompe Disease and later as Business Director of Cardiovascular Gene Therapy at Genzyme Corporation from 2002 to 2006. Prior to joining Genzyme, Mr. Campbell worked in sales & marketing for Bristol-Myers-Squibb and as a business strategy consultant for Marakon Associates. Currently, Mr. Campbell serves as a Director for the Alliance for Regenerative Medicine, and he previously served as a director of Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) from June 2016 to June 2020. Mr. Campbell holds a B.A. from Duke University and an MBA from Harvard Business School.
We believe that Mr. Campbell’s experience in the healthcare and life sciences industries make him well qualified to serve on our board of directors.
Saqib Islam has served on our board of directors since August 2020. Mr. Islam has also served as the Chief Executive Officer and director of SpringWorks since August 2018. Previously, Mr. Islam served as the Chief Financial Officer and Chief Business Officer of SpringWorks since its formation in August 2017. Prior to joining SpringWorks, Mr. Islam served as Chief Business Officer at Moderna Therapeutics, Inc. from February 2016 to August 2017. Prior to Moderna, Mr. Islam was Executive Vice President, Chief Strategy and Portfolio Officer at Alexion Pharmaceuticals, Inc. from February 2013 to February 2016, where he was responsible for executing the company’s corporate growth strategies and contributed to its assessment and management of global operations. Prior to joining Alexion, Mr. Islam worked for more than 25 years in international business management with a focus on business development, strategic decision-making and planning and capital markets, previously holding Managing Director positions at Morgan Stanley and Credit Suisse. Mr. Islam has also served on the board of directors of Passage Bio, Inc. since March 2019. Mr. Islam holds a JD from Columbia Law School, where he was a Harlan Fiske Scholar, and a Bachelor’s degree from McGill University where he was a Faculty and University Scholar.
We believe that Mr. Islam’s experience in the healthcare and life sciences industries make him well qualified to serve on our board of directors.
Number and Terms of Office of Officers and Directors
Our board of directors is divided into three classes (Class I, II and III). Only one class of directors will be elected in each year, and each class (except for those directors appointed prior to our first annual general meeting of shareholders) will serve a three-year term. The term of office of the first class of directors, consisting of Bradley L. Campbell, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Saqib Islam and Todd Wider, will expire at our second annual meeting of shareholders. The term of office of the third class of directors, consisting of Joseph Edelman, Adam Stone and Michael Altman, will expire at our third annual meeting of shareholders.
Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our Class B ordinary shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Class B ordinary shares may remove a member of the board of directors for any reason.
Pursuant to an agreement to be entered into prior to the closing of our initial public offering, our Sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for election to our board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in the Existing Governing Documents as it deems appropriate. The Existing Governing Documents provide that our officers may consist of one or more chairman of the board, chief executive officer, chief financial officer, chief business officer, president, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee is available on our website.
Audit Committee
We established an audit committee of the board of directors. Todd Wider, Bradley L. Campbell and Saqib Islam serve as members of our audit committee. Our board of directors has determined that each of Todd Wider, Bradley L. Campbell and Saqib Islam are independent. Todd Wider serves as the Chairman of the audit committee. Each member of the audit committee meets the financial literacy requirements of Nasdaq and our board of directors has determined that qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
The audit committee is responsible for:
•meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;
•monitoring the independence of the independent registered public accounting firm;
•verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•inquiring and discussing with management our compliance with applicable laws and regulations;
•pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;
•appointing or replacing the independent registered public accounting firm;
•determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;
•monitoring compliance on a quarterly basis with the terms of our initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our initial public offering; and
•reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.
Nominating Committee
We established a nominating committee of our board of directors. The members of our nominating committee are Todd Wider, Bradley L. Campbell and Saqib Islam, and Chad Robins serves as chairman of the nominating committee. Our board of directors has determined that each of Todd Wider, Bradley L. Campbell and Saqib Islam are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provide that persons to be nominated:
•should have demonstrated notable or significant achievements in business, education or public service;
•should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
•should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.
The nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.
Compensation Committee
We established a compensation committee of our board of directors. The members of our compensation committee are Todd Wider, Bradley L. Campbell and Saqib Islam, and Jake Bauer serves as chairman of the compensation committee.
Our board of directors has determined that each of Todd Wider, Bradley L. Campbell and Saqib Islam are independent. We adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
•reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
•reviewing and approving the compensation of all of our other Section 16 executive officers;
•reviewing our executive compensation policies and plans;
•implementing and administering our incentive compensation equity-based remuneration plans;
•assisting management in complying with our proxy statement and annual report disclosure requirements;
•approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
•producing a report on executive compensation to be included in our annual proxy statement; and
•reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.
Code of Ethics
We adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file.
Conflicts of Interest
Under Cayman Islands law, directors and officers of a Cayman Islands company owe certain duties to the company, including, but not limited to, the following fiduciary duties:
•duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
•duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
•directors should not improperly fetter the exercise of future discretion;
•duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
•duty to exercise independent judgment.
In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at shareholder meetings.
Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of our sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:

INDIVIDUAL	ENTITY	ENTITY’S BUSINESS	AFFILIATION
Joseph Edelman	Perceptive Advisors, LLC	Hedge Fund	Chief Executive Officer and Portfolio Manager
	ARYA Sciences Acquisition Corp IV	Special Purpose Acquisition Company	Chairman
Adam Stone	Perceptive Advisors, LLC	Hedge Fund	Chief Investment Officer
	Solid Biosciences	Pharmaceuticals	Director
	Renovia	Healthcare	Director
	Xontogeny	Biotechnology	Director
	Immatics N.V.	Biotechnology	Director
	ARYA Sciences Acquisition Corp IV	Special Purpose Acquisition Company	Chief Executive Officer
Michael Altman	Perceptive Advisors, LLC	Hedge Fund	Managing Director
	Vitruvius Therapeutics	Pharmaceuticals	Director
	Lyra Therapeutics	Healthcare	Director
	ARYA Sciences Acquisition Corp IV	Special Purpose Acquisition Company	Chief Financial Officer
Konstantin Poukalov	Perceptive Advisors, LLC	Hedge Fund	Managing Director
	Lyra Therapeutics	Healthcare	Director
	Landos Biopharma, Inc.	Healthcare	Director
	LianBio	Healthcare	Director
	ARYA Sciences Acquisition Corp IV	Special Purpose Acquisition Company	Chief Business Officer
Todd Wider	Abeona Therapeutics, Inc.	Pharmaceuticals	Director
	Emendo Biotherapeutics	Biopharmaceuticals	Director
	ARYA Sciences Acquisition Corp IV	Special Purpose Acquisition Company	Director
Bradley L. Campbell	Amicus Therapeutics, Inc.	Biotechnology	Director
	Alliance for Regenerative Medicine (ARM)	Gene and Cell Therapy Trade Association	Director
Saqib Islam	SpringWorks Therapeutics, Inc.	Biopharmaceuticals	Chief Executive Officer and Director
	Passage Bio, Inc.	Biopharmaceuticals	Director
	Silverback Therapeutics Inc.	Biopharmaceuticals	Director
Potential investors should also be aware of the following other potential conflicts of interest:
•Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.
•Our Sponsor subscribed for founder shares prior to the date of this prospectus and will purchase private placement shares in a transaction that will close simultaneously with the closing of this offering. In July 2020, our sponsor transferred 30,000 founder shares to each of Bradley L. Campbell, Saqib Islam and Todd Wider. Our Sponsor and our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares, private placement shares and any public shares purchased during or after our initial public offering in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our public shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by August 11, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares. Additionally, our Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if we fail to complete our initial business combination within the required time period. If we do not complete our initial business combination within the required time period, the private placement shares will be worthless. Except as described herein, our Sponsor and our management team have agreed not to transfer, assign or sell any of their founder shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property. With certain limited exceptions, the private placement shares will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and director nominees will own ordinary shares or private placement shares directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.
•Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.
We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.
We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with our Sponsor, officers or directors or making the acquisition through a joint venture or other form of shared ownership with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with a business combination target that is affiliated with our Sponsor, executive officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm, that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, since the consummation of our initial public offering, we reimburse an affiliate of our Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month.
We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.
In the event that we submit our initial business combination to our public shareholders for a vote, our Sponsor has agreed to vote its founder shares, and it and the members of our management team have agreed to vote any shares purchased during or after the offering, in favor of our initial business combination.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Governing Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Executive Compensation and Director Compensation and Other Interests
In July 2020, our Sponsor transferred 30,000 Class B ordinary shares to each of Messrs. Wider, Campbell and Islam. None of our executive officers or directors have received any cash compensation for services rendered to us. Since the consummation of our initial public offering and until the earlier consummation of our initial business combination and our liquidation, we will reimburse our Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from New Nautilus. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by New Nautilus to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of ARYA or its subsidiaries or any other individual having a relationship with ARYA which in the opinion of the ARYA Board, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have “independent directors” as defined in Nasdaq’s listing standards and applicable SEC rules. Our board of directors has determined that Joseph Edelman, Todd Wider, Bradley L. Campbell and Saqib Islam are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending or to our knowledge, threatened against us or any members of our management team in their capacity as such.
Properties
We currently maintain our executive offices at 51 Astor Place, 10th Floor, New York, New York 10003. The cost for our use of this space is included in the $10,000 per month fee we pay to our Sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations. Upon consummation of the Business Combination, the principal executive offices of New Nautilus will be located at 425 Pontius Ave N, Ste 202, Seattle, WA 98109.
Competition
In identifying, evaluating and selecting a target business for our initial business combination, we may encounter intense competition from other entities having a business objective similar to ours, including other blank check companies, private equity groups and leveraged buyout funds, public companies, and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with our public shareholders who exercise their redemption rights may reduce the resources available to us for our initial business combination, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage in successfully negotiating an initial business combination.
Periodic Reporting and Audited Financial Statements
ARYA has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, ARYA’s annual reports contain financial statements audited and reported on by ARYA’s independent registered public accounting firm.

We are required to evaluate our internal control procedures as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.
We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Act. As an exempted company, we applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

ARYA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “ARYA,” “we,” “us” or “our” refer to ARYA prior to the consummation of the Business Combination. The following discussion and analysis of ARYA’s financial condition and results of operations should be read in conjunction with ARYA’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
We are a blank check company incorporated on March 27, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Our sponsor is ARYA Sciences Holdings III, a Cayman Islands exempted limited company.
Our registration statement for our initial public offering was declared effective on August 6, 2020. On August 11, 2020, we consummated the initial public offering of 14,950,000 Class A ordinary shares (the “Public Shares”), including the 1,950,000 Public Shares as a result of the Underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $149.5 million, and incurring offering costs of approximately $8.8 million, inclusive of approximately $5.2 million in deferred underwriting commissions.
Simultaneously with the closing of the initial public offering, we consummated the private placement (the “private placement”) of 499,000 private placement shares, at a price of $10.00 per private placement share to our sponsor, generating gross proceeds of approximately $5.0 million.
Upon the closing of the initial public offering and the private placement, $149.5 million ($10.00 per Unit) of the net proceeds of the initial public offering and certain of the proceeds of the private placement were placed in a trust account, located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and are invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market fund meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of (i) the completion of a business combination and (ii) the distribution of the trust account as described below.
If we have not completed a business combination within 24 months from the closing of the initial public offering, or August 11, 2022 or with respect to any other provision relating to the rights of public shareholders, unless we provide the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on February 7, 2021. We intend to finance the Business Combination through a combination of (i) shares of New Nautilus Common Stock issued to the equityholders of

Nautilus, (ii) cash held in the trust account net of redemptions and deferred underwriting discounts and (iii) gross proceeds from the PIPE Financing.
The issuance of additional shares in a business combination:
•may significantly dilute the equity interest of investors in our initial public offering, which dilution would increase if the anti-dilution provisions in the Class B ordinary shares resulted in the issuance of Class A ordinary shares on a greater than one-to-one basis upon conversion of the Class B ordinary shares;
•may subordinate the rights of holders of Class A ordinary shares if preference shares are issued with rights senior to those afforded our Class A ordinary shares;
•could cause a change in control if a substantial number of our Class A ordinary shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;
•may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and
•may adversely affect prevailing market prices for our Class A ordinary shares.
Similarly, if we issue debt or otherwise incur significant debt, it could result in:
•default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;
•acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;
•our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;
•our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt security is outstanding;
•our inability to pay dividends on our ordinary shares;
•using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares, if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;
•limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;
•increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and
•limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.
As of December 31, 2020, we had approximately $1.0 million in cash held outside of the trust account, approximately $149.6 million in cash held in the trust account. Further, we expect to continue to incur significant costs in the pursuit of our initial business combination. We cannot assure you that our plans to raise capital or to complete the Business Combination will be successful.

Results of Operations
Our entire activity since inception through December 31, 2020 related to our formation, the preparation for the Initial Public Offering, and since the closing of the Initial Public Offering, the search for a prospective initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the year ended December 31, 2020, we had a net loss of approximately $523,000, which consisted of approximately $576,000 in general and administrative expenses partially offset by approximately $53,000 of net gains, dividends and interest on investments held in trust account.
Going Concern Consideration
At December 31, 2020, we had approximately $1.0 million in our operating bank account, and working capital of approximately $916,000.
Our liquidity needs to date have been satisfied through a contribution of $25,000 from our Sponsor to cover certain of our offering costs in exchange for the issuance of the founder shares, the loan proceeds of $200,000 from our Sponsor pursuant to a note agreement (the “Note”), and the proceeds from the consummation of the private placement not held in the Trust Account. We repaid the Note in full on August 11, 2020. In addition, in order to finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, provide us working capital loans. As of December 31, 2020, there were no amounts outstanding under any working capital loan.
Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity from our Sponsor or an affiliate of our Sponsor, or our officers and directors to meet our needs through the earlier of the consummation of a business combination or one year from this filing. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination.
We continue to evaluate the impact of the COVID-19 pandemic and have concluded that the specific impact is not readily determinable as of the date of the balance sheet included in our financial statements included elsewhere in this proxy statement/prospectus. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Related Party Transactions
Founder Shares
On April 2, 2020, our sponsor paid $25,000 to cover certain expenses and offering costs on behalf of our company in consideration of 3,593,750 Class B ordinary shares, par value $0.0001 per share. In July 2020, the sponsor transferred an aggregate of 90,000 founder shares to our independent directors. On August 6, 2020, we effected a share capitalization resulting in the initial shareholders holding 3,737,500 founder shares. All shares and the associated amounts have been retroactively restated to reflect the share capitalization. The sponsor agreed to forfeit up to 487,500 founder shares to the extent that the over-allotment option was not exercised in full by the underwriters of our initial public offering, so that the founder shares would represent 20.0% of our issued and outstanding ordinary shares (excluding the private placement shares) after our initial public offering. The underwriters of our initial public offering fully exercised the over-allotment option on August 11, 2020; thus, these 487,500 founder shares were no longer subject to forfeiture.

The holders of our founder shares agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until the earlier to occur of: (i) one year after the completion of the initial business combination and (ii) subsequent to the initial business combination, (A) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (B) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement Shares
Simultaneously with the closing of our initial public offering, we consummated the private placement of 499,000 private placement shares, at a price of $10.00 per private placement share to the sponsor, generating gross proceeds of approximately $5.0 million. The private placement shares will not be transferable or salable until 30 days after the completion of our initial business combination. A portion of the proceeds from the private placement shares was added to the proceeds from our initial public offering held in the trust account.
The sponsor and our officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement shares until 30 days after the completion of the initial business combination.
Related Party Loans
On April 2, 2020, the sponsor agreed to loan us an aggregate of up to $300,000 to cover for expenses related to the Initial Public Offering pursuant to the Note. This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. We borrowed $200,000 under the Note and fully repaid this Note on August 11, 2020.
In addition, in order to finance transaction costs in connection with a business combination, the sponsor or an affiliate of the sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required in the form of working capital loans. If we complete a business combination, we may repay the working capital loans out of the proceeds of the trust account released to us. Otherwise, the working capital loans may be repaid only out of funds held outside the trust account. In the event that a business combination does not close, we may use a portion of the proceeds held outside the trust account to repay the working capital loans but no proceeds held in the trust account would be used to repay the working capital loans. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans. The working capital loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such working capital loans may be convertible into shares of the post business combination entity at a price of $10.00 per share. The shares would be identical to the private placement shares. To date, we have no outstanding borrowings under the working capital loans.
Administrative Support Agreement
Commencing on the date the registration statement relating to our initial public offering became effective through the earlier of consummation of the initial business combination and our liquidation, we reimburse the sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. We incurred approximately $48,000 for these services and are included in general and administrative expenses in the accompanying statement of operations for the period from March 27, 2020 (inception) through December 31, 2020.
Other Contractual Obligations
We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than for an agreement to pay our sponsor fees of $10,000 per month for administrative support services and as described above.
Registration and Shareholder Rights
The holders of founder shares, private placement shares, and securities that may be issued upon conversion of working capital loans, if any, are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent our completion of a business combination. However, the registration and shareholder rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the founder shares, in accordance with the letter agreement our initial shareholders entered into and (ii) in the case of the private placement shares, 30 days after the completion of our business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
We granted the underwriters of our initial public offering a 45-day option from the final prospectus relating to our initial public offering to purchase up to 1,950,000 additional public shares to cover over-allotments at the initial public offering price less the underwriting discounts and commissions. The underwriters fully exercised the over-allotment option on August 11, 2020.
The underwriters were paid a cash underwriting discount of $0.20 per public share, or $3.0 million in the aggregate, paid upon the closing of the initial public offering. In addition, $0.35 per public share, or approximately $5.2 million in the aggregate, will be payable to the Underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.
Quantitative and Qualitative Disclosures about Market Risk
The net proceeds of the initial public offering and the sale of the private placement shares held in the trust account will be invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.
Critical Accounting Policies
This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Company has identified the following as its critical accounting policies:
Investment Securities Held in Trust Account
Upon the closing of the Initial Public Offering and the private placement, we were required to place net proceeds of the Initial Public Offering and certain of the proceeds of the private placement in a trust account, which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by management, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the trust account. Investments held in trust account are classified as trading securities, which are presented on the balance sheet at fair value at the end of the reporting period. Gains and losses resulting from the change in fair value of trading securities is included in investment income on trust account in the accompanying statement of operations. The estimated fair values of investments held in trust account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.
Class A Ordinary Shares Subject to Possible Redemption
Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 14,023,673 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Net Income (Loss) Per Ordinary Share
Net income (loss) per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the periods. Our statement of operations include a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted, for Class A ordinary shares is calculated by dividing the net gain, dividends and interest on investments held in trust account, net of applicable taxes available to be withdrawn from the trust account, resulting in net income of approximately $53,000 for the period from March 27, 2020 (inception) through December 31, 2020 by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per ordinary share, basic and diluted for Class B ordinary shares is calculated by dividing the net loss, less income attributable to Class A ordinary shares by the weighted average number of Class B ordinary shares outstanding for the periods.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
•Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of December 31, 2020, the carrying values of cash, prepaid expenses and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in trust account is comprised of investments in U.S. Treasury securities with an original maturity of 180 days or less and are recognized at fair value. The fair value of investments held in trust account is determined using quoted prices in active markets.

Recent Accounting Pronouncements
Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Off-Balance Sheet Arrangements; Commitments and Contractual Obligations; Quarterly Results
As of December 31, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations. No unaudited quarterly operating data is included in this prospectus as we have not conducted any operations to date.
JOBS Act
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
As an “emerging growth company,” we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the executive officer compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier. We have elected to use this extended transition period under the JOBS Act. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make comparison of our financials to those of other public companies more difficult.

INFORMATION ABOUT NAUTILUS
Business Summary
Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “Nautilus,” “we,” “us,” “our” and other similar terms refer to Nautilus prior to the Business Combination and to New Nautilus and its consolidated subsidiaries after giving effect to the Business Combination.
OVERVIEW
We are a development stage life sciences company creating a platform technology for quantifying and unlocking the complexity of the human proteome. Our mission is to transform the field of proteomics by democratizing access to the proteome and enabling fundamental advancements across human health and medicine. We were founded on the belief that incremental advancements of existing technologies are inadequate, and that a bold scientific leap would be required to radically reinvent proteomics and revolutionize precision medicine. Our vision is to integrate our breakthrough innovations in computer science, engineering, and biochemistry to develop and commercialize a proteomic analysis technology of extreme sensitivity and scale. To accomplish this, we have built a prototype of a single-molecule instrument, our Proteomic Analysis System, which will be further developed to deliver the speed, simplicity, accuracy, and versatility that we believe is necessary to establish a new gold standard in the field.
The human proteome, the make-up of all the proteins in a human, is among the most dynamic and valuable sources of biological insight in modern-day science. Unlike the genome, which is largely unchanging throughout an individual’s lifetime, the proteome is an ever-changing source of biological information. Our proteins directly control and determine the functions of our cells, yet we lack the ability to measure all of them with the ease, breadth and sensitivity that is used to measure DNA today. We believe that deep characterization of the proteome will have the potential to unveil an entirely new layer of complexity and valuable biological information that may have significant implications across life sciences, healthcare and drug development. Approximately 95% of FDA-approved drug targets are proteins, and yet today we still lack the ability to routinely read and quantify all of the proteins in our cells, or to fully map the downstream changes and modifications to those proteins which may define their biological function.
By leveraging our novel design coupled with advanced machine learning software, we believe our Nautilus Platform, which includes our end-to-end solution comprised of the Proteomic Analysis System, consumables, and software, has the potential to rapidly and reproducibly identify approximately 95% of proteins in a sample from virtually any organism, and could have the ability to detect and map the diverse landscape of modifications on those proteins. We believe that unlocking proteomics has the potential to create a long-term transformation of basic science, translational research, and healthcare.
Current proteomics platforms for broadly quantifying the abundance of proteins within samples generally fall into two classes: affinity-based and mass spectrometry-based methods. For years, these methods have facilitated novel drug development and improved diagnostics. As with most technology platforms however, these also suffer from distinct limitations that make simple, high-throughput, ultra-deep characterization of the proteome challenging. Mass spectrometry approaches have tremendous flexibility and thus have been applied to a wide range of applications, however their use requires a trade-off to be made between either depth or throughput; meaning that a researcher can either look at one sample in a deep analysis or at many samples in a shallow analysis. Additionally, challenges in ease of use and sensitivity have limited the ability of mass spectrometry-based methods from easily, broadly and quickly characterizing the entirety of the proteome. Affinity-based approaches use the binding attraction of antibodies to proteins to capture and measure protein targets in parallel. These technologies can provide greater sensitivity, however this approach is directly dependent on the availability of high quality, highly specific and sensitive affinity reagents, which can limit the scale, reproducibility and accuracy. Consequently, we believe researchers are forced into an unattractive trade-off between the number of samples in a study and the depth and breadth of the analysis. These trade-offs limit researchers’ ability to advance characterization of the proteome to match the current, and highly valuable, characterization of the genome. We believe the limitations of both platforms have prevented progress towards achieving comprehensive proteome and deep proteoform characterization. If detecting and quantifying the human proteome were as simple and easy as detecting an entire human genome, we believe a new set of questions could be asked:
•Down to the very low frequencies of expressed proteins, how are healthy tissue cells different from diseased cells?
•What will a comprehensive map of nearly all proteins by organ tissue type tell us about our biology?
•Which versions and patterns of modified proteins are present in disease, and why?
•What happens to our proteome when we get sick, and how does it change with treatment?
We believe that our Nautilus Platform has the potential to position us to answer these questions, and many others that have not previously been possible to fully investigate. Due to the extensive applications and broad potential of large-scale proteomic characterization, we believe the proteomics market is currently among one of the largest untapped opportunities in the biological sciences today. The existing proteomics research market is currently estimated to be approximately $25 billion annual spend as of 2021, made up primarily of mass spectrometry and affinity-based quantification methods. Over the longer-term, the proteomics market is expected to reach approximately $50 billion by 2027, representing a compound annual growth rate, or CAGR, of 12% over the six-year period. Further, we believe there are substantial adjacent opportunities across translational research, drug target discovery, precision medicine development, clinical diagnostics, and other disciplines such as food and environmental science.
We plan to initially target the life sciences proteomics research market and are currently entering the first phase of our product development and commercialization strategy. In this first phase, we are focused on developing partnerships with key biopharma companies and leading academic institutions to create a founding group of collaborators that will gain experience with our technology, jointly publish research using our Nautilus Platform, and generally help validate our initial applications. In the second phase we plan to launch an early access program to an expanded group of customers. We believe these customers will become important reference sites and key influencers that aid in the market adoption of our Nautilus Platform, and will help us build a strong value proposition ahead of full commercial launch. In our third phase of commercialization, we intend to execute a broad commercial launch of our Nautilus Platform including the introduction of our Proteomic Analysis System, which is an integrated fluidics and optics system for the single-molecule detection of proteins, accompanied by consumable reagents and analysis software, in direct sales to customers across academia and industry. The launch of our Proteomic Analysis System is expected to be done with a multi-year product roadmap of system enhancements and new applications designed to help our customers achieve their research objectives and expand the utility of our Nautilus Platform. We also plan to leverage our machine learning software to build a data analysis and insights engine that improves over time as we grow our data sources and the analysis learns to deliver better accuracy and identify new potential discoveries. We believe by following this methodical pathway, we can optimize the development of our Nautilus Platform, establish a steady flow of validating publications, appropriately scale our operations, deliver exceptional customer experiences, and help ensure we are delivering long term value and revenue growth.
Since inception in 2016, we have worked diligently to secure a strong intellectual property portfolio, and we have successfully filed and obtained numerous key patents. Our management team also brings a unique combination of experiences from the fields of technology and life sciences, with a proven track record of building successful businesses based on novel technology. Our company is a highly interdisciplinary organization, and as of February 8th, 2021 we are comprised of approximately 69 employees, with 26 of such employees holding a Ph.D. Our organization is driven by the pursuit of deep, hard science, and our Scientific Advisory Board is comprised of world-renowned scientific leaders that support our vision.
OUR STRENGTHS
•Highly disruptive proteomics technology. Our Nautilus Platform is designed to be a disruptive, single-molecule analysis technology of extreme sensitivity, scale, and ease-of-use. Leveraging a novel system architecture, advanced machine learning and algorithms, we believe our Nautilus Platform has the potential to identify substantially all proteins in a sample from almost any organism. We have designed our Nautilus

Platform technology by substantially reimagining methods of protein analysis, rather than an incremental or evolutionary advancement. We believe that the prototype of our Proteomic Analysis System has demonstrated the ability to detect the patterns of modifications made to proteins, while preserving the context of those modifications on the molecule where they exist, a capability that we do not believe is possible with existing affinity-based or shotgun mass spectrometry-based methods.
•Novel end-to-end proteomics detection platform of extreme sensitivity. We aim to be the first commercially available proteomics detection platform technology and end-to-end solution to decode and quantify virtually the entire proteome, including the variations and modifications of proteins. Our Nautilus Platform consists of instruments, reagents and software that we believe has the potential to deliver broad proteomic profiling to the market and potentially unlock the vast, dynamic, and valuable biological information contained in the proteome. Not only would this enable us to have a significant technical advantage, but we believe it may also allow us to leverage a diversified revenue model that could be highly recurring in nature. With each instrument sale, there is expected to be an accompanying recurring stream of consumable sales, in addition to service, support and software creating a comprehensive proteomics solution.
•Immense data production capacity coupled with machine learning can unlock new proteomic insights. We have designed the Nautilus Platform to create and process a vast amount of proteomic data. The Nautilus Platform is expected to generate up to approximately 20 terabytes of digital protein data per run, which will then be decoded using our proprietary machine learning algorithms and cloud-based data processing infrastructure. As we expand and enrich our database with increasing amounts of digital proteomic data over time, we plan to deploy our machine learning algorithms to continuously improve and benefit from each new experiment generated with our Nautilus Platform. We believe that this feedback loop has the potential to deliver future value to our customers through the continuous improvements in our analytics, thereby encouraging the analysis, and re-analysis, of more samples through our Nautilus Platform to benefit from these advancements.
•Commercial model with clear market entry point, designed to support a wide variety of customers and applications. Many successful life sciences research tools companies with disruptive technology have employed a business model similar to our planned commercial model. However, we believe a key advantage for us is the near-term commercial opportunity of capitalizing on the existing mass spectrometry-based proteomics marketplace estimated at over 16,000 installed systems. Our price point is expected to be in-line with mass spectrometry system budgets allocated for broad scale proteomics applications, and thus with a premium instrumentation average selling price, or ASP, we plan to operate with a very efficient sales model. Further, since the early days of our product development, we have consulted with biopharma companies, academic institutions and research organizations to inform our product development plan and specifically address our target customer needs. These customer segments are estimated to spend approximately $195 billion in 2021 in R&D activities across a variety of settings, from basic sciences to translational and clinical research.
•Our Nautilus Platform technology could position us as a leader in a large initial life sciences research market and provide a path to the clinical diagnostics. The global proteomics market is estimated to be approximately $25 billion annually as of 2021 and is expected to grow at an estimated 12% CAGR from 2021 to 2027. Furthermore, we believe our Nautilus Platform has the potential to facilitate a broader transformation across life sciences and healthcare, and therefore significantly augment our total addressable market over time. We believe there are multiple high-value applications in precision and personalized medicine, drug discovery, and clinical diagnostics that can be unlocked by accurate, reproduceable, and cost effective proteomic profiling. As the proteomics market continues to mature, and if our technology is validated across translational research applications, we believe our Nautilus Platform could transfer well into the clinical setting prior technologies have thus far been unable reach.
•Our experienced, multidisciplinary team brings together a group of individuals with diverse backgrounds to disrupt the field of proteomics. Nautilus’ leadership team represents a unique and valuable hybrid of technology and biotech experience. Several members of the executive team and board of directors held leadership roles at Illumina and Isilon, and helped to guide strategy and manage execution both before and throughout the rapid growth and success for those businesses. We view the core design thesis behind the Nautilus Platform technology development as a non-traditional approach to new product development within life sciences that requires thinking at the intersection of three unique disciplines not often found together—life sciences, computer and data sciences, and physical sciences and engineering. As such, we have assembled a team of individuals with experience across many different disciplines, including protein biochemists, nano-fabrication engineers, software and machine learning engineers, single-molecule biophysicists, optical engineers and others, all working together toward our common goal.
OUR STRATEGY
•Drive adoption of our Nautilus Platform by providing the life sciences industry with access to the proteome. We believe our Nautilus Platform has the potential to provide value across the life sciences ecosystem as the first end-to-end solution capable of substantially quantifying the proteome. The utility and potential applications are expected to be broad and serve basic research and discovery, translational and clinical research, and clinical diagnostic market segments. We intend to drive adoption of our Nautilus Platform through a three-phase commercial strategy that begins with an initial partnership and collaboration phase with biopharma companies (such as our existing relationship with Genentech), academic institutions and research organizations where we aim to jointly publish data and validate our Nautilus Platform, followed by a pre-sales or early access program to drive awareness and demand, and finally culminating in a full commercial launch.
•Continuously innovate and scale our Nautilus Platform’s capabilities to enable further advancement of proteomic research. Through both internal R&D projects and external collaborations with our customers and partners, we plan to continuously innovate and develop new products, applications, workflows, and analysis tools that simplify and accelerate the ability for our customers to generate new sources of proteomic data and drive novel biological insights. We believe our sustainable advantage could come from a continued stream of development and commercialization of new products and applications using our core technology to help our customers succeed in their research endeavors. We believe if our customers win, we all win.
•Multiple pathways to build and expand our manufacturing capacity to support our commercial launch and the sustained growth of our business. Our technology is comprised of many readily available component parts that help to create efficient sourcing and manufacturing processes. We have established a manufacturing process for our technology utilizing a combination of both external contract manufacturers and internal resources based in our San Carlos, CA facility, with the ability to support substantially all of our current core activities during development. We believe there are many potential options we can use in order to increase the manufacturing and production capabilities for our products, including expanding our outsourced manufacturing and supply to multiple suppliers to ensure our quality and production capacity will meet our commercial plan.
•Build long-term value by leveraging the open design of our Nautilus Platform to create an ecosystem of products and services based on our core technology. Our Nautilus Platform is compatible with a wide variety of protein affinity binding reagents, which we believe will allow us to create a broad menu of applications compatible with our technology. Our Nautilus Platform is also designed to be highly customizable, which we believe will allow us to create an infrastructure that enables our customers to design their own custom solutions and applications. We believe that commercializing our technology with a set of standard product applications, alongside the ability to maintain a flexible approach for designing new applications with our customers, could potentially lead to an entire ecosystem of products and services leveraging our core technology.
•Expand adoption of our Nautilus Platform into new markets. Our market entry strategy involves identifying markets that are constrained by their inability to access fulsome proteomic information, which we believe can be addressed by our Nautilus Platform. We recognize that these opportunities extend into ancillary markets across life sciences, including clinical and translational research, and clinical diagnostics, where we believe there are substantial unmet needs our Nautilus Platform can address in the future. We expect to drive expansion into these adjacent markets by developing and validating new product configurations and workflows targeting high impact applications, either by adapting our existing workflows or by partnering with leaders in those markets to develop workflows that address their immediate needs and will provide broader general value for other customers in that market segment.
A PRIMER ON PROTEOMICS
Over the past decade, the study of genomics, or DNA, and transcriptomics, or RNA, have been central to drug development and healthcare. Proteomics is the next step in the study of biological information systems and is believed by many to be one of the most important disciplines for exposing disease-causing protein pathways, uncovering new drug targets, highlighting novel therapeutic indications and identifying clinically relevant biomarkers for use in precision medicine.
Molecular profiling techniques, such as NGS, have led to widespread genomic characterization and sequencing. While this information has augmented our knowledge of biological systems, the detail at the protein level remains largely unknown. Proteomics seeks to address this gap, and is an emerging scientific field that involves the identification, characterization, and quantification of proteins in whole cells, tissues, or body fluids.
The proteome ultimately drives the function of a cell and tissue, and therefore it dictates the physically observable characteristics known as the phenotype. The proteome undergoes dynamic changes as it continuously responds to chemical signals, blood-borne mediators, temperature, drug treatment, and developing disease over time. This complex interplay of factors contributes to the complexity of proteomics research. However, the detailed and complex information provided from proteomics has the potential to help in identifying novel and causal drug targets and to enable more efficient and effective drug development. A few examples of the way proteomics may lead to novel insights are highlighted below.
•Better understanding of biology. Protein research contributes to a better understanding of how molecular information controls and influences an individual’s physiology.
•Identification of novel drug targets. Cellular function and dysfunction is driven by our proteins; increasing our ability to directly measure even the rarest proteins involved in disease may increase the likelihood of identifying new drug targets.
•Patient stratification. The separation of patients into groups with similar molecular features that may be more likely to respond to specific therapeutic treatments.
•Prediction of disease and treatment outcome. The identification of biomarkers that can assist in the early diagnosis of diseases, inform prognosis or monitor the efficacy and safety of ongoing treatments.
•Wellness: from health to disease. Biomarkers can monitor and guide individuals to tailor lifestyle choices to maximize health and avoid the onset of diseases before they develop.
Not only would advancements in the field of proteomics have the potential to directly unlock new insights on their own, but they would also have the potential to increase the value of data and insights generated in related fields such as genetics, gene expression, and metabolism.
OUR MARKET OPPORTUNITY
We believe that our Nautilus Platform has the potential to be uniquely positioned in the proteomics market. In our mission to democratize proteomics, we see initial applications in precision and personalized medicine, clinical diagnostics, as well as in machine-learning powered drug discovery. However, we believe that the opportunity could extend far beyond this.
Market Environment
At Nautilus, we recognize the need for a radical breakthrough in proteomics.

Since 2002, global R&D expenditure has increased close to three-fold and is expected to reach approximately $230 billion by 2026 according to EvaluatePharma. Despite such investments, the number of new drugs approved each year has failed to increase proportionally. Additionally, it takes more than 10 years to bring a drug to market, and the cost has grown significantly in the past decade from approximately $1.2 billion in 2010 to approximately $2.0 billion in 2019. The increasing cost, time and complexity of drug development have driven down the rate of return on R&D to less than 2% in 2019 for the 12 leading biopharmaceutical companies analyzed in a report by the Deloitte Center for Health Solutions.
Currently, approximately 95% of FDA-approved drug targets are proteins, and most other drugs interact with, or are influenced by signal transduction cascades mediated by proteins. As such, an understanding of the proteome is paramount to understanding pharmacology.
As existing approaches only allow us to routinely quantify a fraction of the proteome, biopharmaceutical companies have become increasingly adept at identifying possible targets within what is currently observable, and as such, many viable targets have been exhausted. Despite the many hundreds of thousands of biomarker research studies estimated to have been published to date, there are only approximately 100 unique pharmacogenomic biomarkers with FDA approval for use with therapies today. This number of approved biomarkers is alarmingly low, and further highlights the shortfall of attempting to predict a protein biomarker’s expression level and function primarily from genetic data. Unfortunately, researchers have been forced to use this method, given the availability of powerful tools in genomics without the corresponding power and breadth of tools available in proteomics. With an advancement such as the Nautilus Platform, we believe researchers will have the power to deeply and comprehensively measure the physical proteins at the root of disease, dramatically increasing the potential to identify more clinically meaningful biomarkers with greater precision in the practice of medicine. A breakthrough increase in throughput will enable researchers to more deeply measure large cohorts, thereby powering studies at the scale required to quickly and cost-effectively discover new critically important biomarkers.
The inability to easily and reliably quantify the proteins that drive every aspect of human physiology has been a fundamental hindrance to a greater understanding of cellular and molecular biology. With this in mind, we aim to democratize proteomics to make it possible for the broader scientific community to undertake a wider range of high-value scientific inquiries, thereby accelerating research and ultimately enhancing our fundamental understanding of biology and the mechanisms of disease.
The Missing Piece: The Proteome
Improvements in NGS technology have greatly enhanced the understanding of the genome, but when contemplating the number of proteins that can arise from a single gene and their role in the regulation of biological processes, both physiological and pathological, we believe that a better understanding of DNA is simply insufficient. Beyond the genome lies a vast multi-level network of biological interactions with important ramifications across the organism that remains coded and hidden within unique protein patterns. Many scientific and industry leaders believe these patterns may hold the key to a deeper understanding of biological processes at both a molecular and a systems level.
From the day we are born to the day we die, proteins are responsible for regulating all aspects of our physiology. The genome, which represents the complete set of genes within each organism, remains largely unchanged throughout the course of life. Over the years, it has been estimated that humans possess approximately 20,000 protein-encoding genes, many of which have been well characterized. However, to coordinate the myriad of processes that occur within organisms at all times, the genome has evolved multiple ways to generate further biological complexity. DNA genes are expressed in the form of RNA transcripts, which control the expression and regulation of these different genes in the cell. These RNA transcripts are then translated into individual proteins, and protein isoforms, which are subtle variations of the individual proteins themselves. Scientists have estimated that there may be as many as 70,000 or more human protein isoforms. The resulting proteome is not only highly dynamic and in a constant state of flux by regulating the quantity and type of each protein isoform, but it also exhibits great diversity across cells and tissues. This complexity, which governs all biological processes, both healthy and sick, cannot be captured or characterized routinely by current methods.

However, the molecular complexity of our proteome doesn’t stop here, it actually grows dramatically even beyond the abundance of protein isoforms that are dynamically rising and falling. After a protein isoform has been translated, it can be modified further by biological processes that more precisely control that protein isoform’s location, specific activity, or interaction partners, and these downstream changes are together called post-translational modifications. There are a wide variety of post-translational modifications known today, which result in a tremendous increase in molecular complexity by creating different “forms” of the same basic protein, known as “proteoforms”. In total, our original 20,000 protein-coding genes are estimated to produce as many as 6,000,000 different proteoforms, as illustrated in the figure below. The existence of these proteoforms indicates that there may actually be well over two orders of magnitude (or 100 times) more complexity present across our proteome than there is across our genome. It is strongly suspected that it is within this proteoform space of molecular information that fundamental biological processes are present that govern our cells, and our molecular health.
Post-Translational Modifications Create Multiple Forms of Proteins That Are Estimated to Contain Over 100 Times More Information Complexity Than the Coding Genes in the Genome
While the past several decades have seen advances in proteomics technologies, typical solutions only capture a fraction of the proteome in samples derived from blood or cells, as illustrated in the figure below. On the left, using mass spectrometry-based methods, approximately 8% of proteins are routinely detectable from blood and approximately 30% are routinely detectable from cells. On the right, there is currently no method to easily detect and map the landscape of proteoforms, which would allow for the exploration of the estimated 6,000,000 different forms and patterns of modified proteins serving some biological function. Furthermore, shortfalls in the ability of bioinformatics to predict the existence as well as the function of genes have further illustrated the need for enhanced protein analysis techniques. Today, we believe the field of proteomics is at the very beginning of an significant growth phase. We are of the firm belief that every scientist should have access to the proteome, including proteoforms, in the same way that access to the genome has been made broadly available over recent years.

Current Technologies are Unable to Routinely Access the Full Proteome or Detect Proteoforms
Market Opportunity
Due to the extensive applications and broad potential, we believe that the proteomics market represents one of the largest untapped opportunities in the biological sciences today. According to Allied Market Research, the global proteomics market was valued at approximately $25 billion as of 2021. This encompasses only the fraction of the proteomics market that is currently available to us via mass spectrometry and other quantification methods and does not include diagnostics. The overall proteomics market is projected to reach approximately $50 billion in 2027, representing a CAGR of 12% for the six-year period.
We believe that as the proteomics market evolves, substantial adjacent opportunities will arise due to the potential applications in not only precision and personalized medicine, clinical diagnostics, and machine-learning powered drug discovery, as well as other disciplines such as food and environmental science. Within the biomedical sciences, the application of proteomic technologies to clinical specimens has the potential to revolutionize multiple aspects of the diagnosis and treatment of many diseases, propelled by biomarker discovery and validation of personalized therapies which we believe will greatly increase the power of prediction, diagnosis and prognosis.

Existing Proteomics Technologies and Shortfalls
Over the past decade, the importance of proteomics in the field of diagnosis and drug research & development has increased dramatically due to the direct biological relevance of analyzing the interaction of proteins in living organisms. However, the analysis of the proteome is substantially more complex than the analysis of the genome or transcriptome. Unlike DNA and RNA, proteins themselves cannot be amplified. Consequently, measurement tools must address the challenges of sensitively detecting the minute quantities of low frequency expressed targets. This challenge is exacerbated by the exceptionally large dynamic range of proteins in both cells and in blood spanning more than seven orders of magnitude. For example, some critical and influential proteins such as transcription factors may be present with only a few copies per cell, whereas abundant proteins such as cytoskeleton or ribosomal proteins may be present in millions of copies per cell. Quantifying both the low frequency and the abundant proteins within a single sample is very challenging and stands in stark contrast to genome or transcriptome analysis which only contends with a dynamic range of approximately three orders of magnitude. Furthermore, the biochemical and physical diversity of proteins far exceeds that of DNA or RNA as proteins are created from 20 highly distinct amino acids, whereas genes and transcripts are created from only 4 distinct nucleotides. These inherent complexities have hampered progress in the development of life science tools that can sensitively and comprehensively quantify the proteome. Additionally, the ability to identify unique proteoform composition and frequency in a single complex sample is not achievable today. Currently available tools can be broadly segmented into mass spectrometry-based and affinity-based methods.
Mass Spectrometry-based Approaches
Mass spectrometry is a powerful tool for the measurement of proteins and has progressed the field of proteomics immensely, similar to the impact that Sanger sequencing had to the founding of large-scale genomics research. However, for the powerful data that is generated, current mass spectrometry workflows still remain complex and time consuming. The mass-spectrometry workflows and processes are not fully automated requiring skilled professionals to prepare samples and operate instruments, which limits the impact of these powerful technologies. Mass spectrometry is also known to have poor sensitivity to detect proteins present at low frequencies within biological samples, which is where many believe important drivers of biology exist. Lastly, the most widespread approach called shotgun mass spectrometry, requires proteins are first broken apart into small pieces called peptides in order to measure them. This detection method can only measure the individual protein fragments, and is therefore unable to identify specific patterns of post-translational modifications and proteoforms visible on intact proteins across a sample. Despite these challenges, there has still been a strong appetite for protein data given its importance in biology and drug development, and the proteomics research marketplace is estimated to have over 16,000 installed mass spectrometry systems today.
Limitations with Affinity-based Approaches
Where mass spectrometry-based approaches have been widely used for broad scale protein discovery applications, affinity-based approaches have generally been used for targeted protein measurements. Affinity-based protein detection commonly utilizes affinity binding reagents that are designed to be very specific to an individual protein target that is already known to the researcher. Additionally, the ability of an affinity reagent to selectively bind to its target may also be impacted by protein specific factors, such as the protein’s folded structure and orientation. Lastly, affinity-based approaches intended to target more than one protein at once in a sample commonly require a different affinity binding reagent for each target. Despite decades of ongoing efforts, there are still nowhere near the number of affinity-reagents in existence today to attempt to measure the full proteome. In general, affinity-based approaches are most useful when the end user has a relatively small pre-defined set of targets they want to measure, and because the affinity reagents themselves only detect a small portion of the intended target, this method is also not capable of resolving unique proteoform patterns at the single-molecule level today.
THE NAUTILUS APPROACH
Our Guiding Principles
Nautilus is driven by a desire to enable the research community to rapidly and comprehensively access and quantify the proteome, thereby transforming our ability to examine disease mechanisms, and develop new therapeutics and diagnostics. This mission is guided by a recognition that major advances in proteomics have generally lagged behind genomics, primarily due to a lack of available tools for measuring the proteome as easily or completely as one can measure the genome and transcriptome.
We believe that evolutionary or incremental improvements to existing technologies will not suffice; that a fundamentally new approach is required to unlock this large opportunity in biological science. In pursuit of that mission, we are developing our innovative Nautilus Platform to be an end-to-end single-molecule analysis solution composed of instrumentation, reagent consumables, and software that processes a sample and returns valuable and unique biological data and insight. We have designed the Nautilus Platform to enable extreme sensitivity and scale, without compromising on ease of use. Leveraging a unique architecture and advanced machine learning software, we believe our Nautilus Platform has the potential to identify substantially all proteins in a sample from almost any organism.
We view many of the core ideas underlying the Nautilus Platform as “counterintuitive”, as it required innovations at the intersection of three distinct disciplines not often found in harmony: life sciences, computer and data sciences, and physical sciences and engineering. We have designed the Nautilus Platform to integrate a variety of both computational and experimental approaches, diverse measurement modalities, and the best available analytical tools to accelerate biomarker discovery and precision medicine. Several Nautilus Platform technology elements (e.g., cloud computing and machine learning) are disciplines that have now sufficiently matured to create this timely opportunity for Nautilus to pursue the deep, hard science required to bring to market a potentially revolutionary capability that we believe will help democratize access to proteomics data.
Our Nautilus Platform Design Criteria
To achieve our ambitious goals, and to meet the unmet needs of scientists and researchers, we recognized early on that we would need to tackle the deep, hard, novel science required to innovate and commercialize a fundamentally new detection technology capable of reading and quantifying the proteome and associated proteoforms. As such, we designed the Nautilus Platform – from the ground up – to accomplish the following objectives:

Nautilus Platform Attribute:		Nautilus Platform Benefit:
Easy-to-Use	è	Any Lab Can Run It
Ultra-sensitive	è	Single-Molecule Sensitivity
Reproducible and Robust	è	Path to the Clinic
Complete Data Generation	è	No Missing Data Run-to-Run
Rapid Run Time	è	Days Not Weeks
Integrated System	è	Sample to Insight Solution
A core design criterion was that the Nautilus Platform needed to be sufficiently easy-to-use so that virtually any lab could benefit from using it, not just labs that are explicitly focused on proteomics or analytical chemistry.
Next, the Nautilus Platform needed to be ultra-sensitive. Unlike NGS technologies, where one can leverage natural processes and enzymes (e.g., polymerases) to amplify DNA and RNA, proteins cannot be amplified from the original molecule. To achieve the goal of measuring the complete proteome, scientists and researchers needed a new analysis method with unprecedented sensitivity.
In addition, the process needed to be reproducible and robust, maximizing the chance that the results derived in one experiment are the same as the results derived in subsequent experiments.
It must also be complete. One of the largest challenges with existing “shotgun” proteomics technologies is that replicate analyses are likely to sample different subsets of the proteome.
Importantly, the Nautilus Platform needed to be fast and able to analyze tens of thousands of samples in a reasonable time period.
It also needed to be integrated, allowing a biologist to put a sample in the instrument and get data out without additional intervention.
With these objectives identified as our core design criteria, we set out to create a transformative technology with the potential to achieve all of these criteria. The resulting Nautilus Platform has embodied many technical innovations across sample preparation, reagent consumables, instrumentation, and downstream protein analysis. However, we believe there are four critically important key technical innovations that, when brought together, make the achievement of our Nautilus Platform design specifications and benefits possible:
A Single-Molecule Protein Flow Cell
The Proteomic Analysis System: An Integrated Multi-cycle Optical and Fluidics Instrument
A Novel Class of Affinity Reagents for Efficient Whole Proteome Analysis
Machine Learning Protein Decoding Analytics
Key Innovations
1.Single-Molecule Protein Flow Cell
The vast majority of protein analysis tools, such as affinity-based methods like an ELISA (Enzyme-Linked Immunosorbent Assay), typically measure proteins in bulk. This approach works well for measuring small numbers of proteins, however, it quickly becomes very challenging when measuring hundreds to thousands of proteins. Additionally, going through multiple intermediaries to assess a protein’s concentration (such as protein capture, secondary detection, calibration between fluorescent output and concentration) places limitations on the accuracy, sensitivity, dynamic range and reproducibility. Genomic studies are able to get around these limitations by amplifying DNA or RNA, but unfortunately, there is no equivalent approach for amplifying proteins available. Consequently, the limit of detection for most immunoassays has been bounded primarily by the signal-to-noise ratio provided by the instrument used to detect antibody-antigen binding and by non-specific binding, which in a 50uL sample could represent tens-of-thousands of molecules. Accordingly, the dynamic range of such platforms are typically about 1-order of magnitude, though this can be scaled through dilution at the upper end.
Nautilus recognized early on that in order to achieve its goals for creating extreme protein detection sensitivity it would require measuring proteins whose frequency in a sample might vary from only a few, to hundreds of millions of molecules in a sample. In our view, it was clear that any bulk measurement technology would struggle to cover this immense dynamic range, and that a single-molecule detection approach would be required to overcome a problem that has long been a barrier to major advancement in the field. Additionally, transitioning from bulk protein measurements to single-molecule measurements fundamentally changes the nature of the protein quantification problem where the challenges of protein identification and quantification converge. If one is able to identify each protein molecule, quantification arises simply from counting those identifications, and furthermore, single-molecule counters are by definition the most sensitive detection modalities available.
To break through these barriers, we have designed our Nautilus Platform to measure billions of individual protein molecules at a time, in a massively parallel and efficient workflow, and our internal testing has demonstrated that our hyper-dense single molecule protein nanoarray contains 10 billion landing pads. Our team has developed a process for manufacturing our nanoarray as the foundational component of our flow cell consumable. The flow cell itself is comprised of a nanometer-scale fabricated chip that holds the individual protein molecules in place on the surface in a landing pad, encapsulated by a fluidics channel that allows for reagents to flow across the surface. Our design includes the isolation of individual proteins in a protein library preparation by binding them to a much larger scaffold which has been created to hold exactly one protein molecule.
These scaffolds can be reliably made to precise sizes, and the flow cell nanoarray surface can then be generated by well understood manufacturing processes to create surface features, which we call landing pads, that match the dimension of the scaffold. As each landing pad can only hold one scaffold, and each scaffold can only hold one protein molecule, the introduction of scaffold-protein complex onto the nanoarray surface generates a self-assembling, high-density single-molecule protein array (as seen in the below illustration). The attachment between the scaffold and the nanoarray surface is extremely robust, enabling scaffolds to persist through extensive reagent washing across many cycles.

Nautilus Single-Molecule Flow Cell Designed to Capture One Individual Scaffold-Protein Complex per Landing Pad
As discussed above, our flow cell is designed with the capability to capture up to tens of billions of individual, intact protein molecules. The single-molecule nature of the Nautilus Platform is designed to enable extreme sensitivity, which we have observed in our internal testing as shown in the “Nautilus Platform Sensitivity” section below, and the sheer scale of proteins captured enables the measurement of proteins across an exceptionally wide dynamic range. Flow cells with loaded protein libraries can then be introduced into our Proteomic Analysis System for the analysis and quantitation of the captured protein library.
Nautilus Single-Molecule Protein Flow Cell is Designed at Nanometer-Scale to Cover the Information Density Needed to Measure Approximately 95% of the Human Proteome

2.Our Proteomic Analysis System: An Integrated Multi-cycle Optical and Fluidics Instrument
Typically, protein measurement approaches, like the ELISA described earlier, are designed to perform a single measurement of the proteins in a sample, after which the sample is either damaged, destroyed or discarded. However, if proteins captured in a sample can be repeatedly probed, it becomes possible to gain far more insight on the individual molecules. With our platform, each protein molecule has a unique coordinate address on the flow cell, and repeated probing enables deeper characterization of each individual molecule with each cycle, unlocking the ability to characterize proteoforms and ultimately decode the whole proteome.
Nautilus Platform Multi-Cycle Affinity Reagent Probing, Imaging, Washing, and Re-Probing

To achieve extreme sensitivity and scale, we have designed a novel instrument that integrates reagent fluidics with a sensitive high-resolution optical imaging system to cyclically measure all single-molecule proteins captured on the flow cell. Our affinity reagents are labeled with proprietary fluorescent labels that help improve both the signal-to-noise and speed of our assay chemistry. The instrument introduces labeled affinity reagents into our flow cell, allowing them to briefly incubate, then rinse off unbound molecules, and then rapidly images the entire surface. During the imaging process, a laser system is used to excite and illuminate the fluorescent labels. The high-resolution imaging components allow resolution sufficient to characterize each individual protein molecule, generating data as shown in the above illustration.
Once an imaging pass is complete, the instrument then washes the flow cell, leaving the proteins fully immobilized, and rinses out the wash reagent before pursuing additional cycles. Samples may be multiplexed in a variety of ways to enable higher sample throughput and to reduce the cost per sample. A typical 300 cycle run will generate approximately 20 terabytes of data, which is then compressed to a digital binding matrix for downstream analysis by our cloud-based software-as-a-service, SaaS, analytics suite.
3.A Novel Class of Affinity Reagents for Efficient Whole Proteome Analysis
Our Nautilus Platform technology is designed with fundamentally different principles of how to use and exploit the properties of affinity binding reagents compared to prior methods. Historically, affinity binding reagents have been qualified for use based on their specificity to a given protein target, and showing the ability to bind strongly to that specific target. In order to see and measure a single protein target, a researcher would require an affinity reagent of sufficient specificity to detect it. These high specificity affinity reagents are commonly used for bulk measurements, and are typically only used for one single bulk measurement event (or cycle) and then discarded.
By using these same high specificity reagents in our system, we believe it is possible to detect each specific protein target now at the single-molecule level, enabling digital quantitation. We further believe it is possible to expand this concept, and use our Nautilus Platform with a wide variety of “off-the-shelf” affinity reagents that are highly specific to multiple individual protein targets. Also and of particular importance, is these off-the-shelf affinity reagents can often also target very specific sites on the protein itself, such as post-translational modification sites. Using reagents that target very specific locations and features of proteins will allow the Nautilus Platform to detect and quantify the different patterns and varieties of post-translational modifications (i.e. the proteoforms).
In a highly innovative and counterintuitive way, our Nautilus Platform has also been designed to exploit low specificity affinity reagents. The use of low specificity affinity reagents allows our Nautilus Platform to more generally cover wider range of weak binding events over many protein molecules, massively in parallel. This use is the complete opposite of traditional high specificity affinity reagents with strong binding events to a single protein of interest. Our Nautilus Platform is designed to use this broad information from low specificity reagents, which we refer to as multi-affinity probes, to decode protein identity over multiple cycles of interactions across the entire set of proteins on the flow cell. We have developed a proprietary process for high throughput generation and characterization of multi-affinity probes, and these probes will be one of the key reagent consumables used in our Nautilus Platform for broad profiling of the proteome.
4.Machine Learning Protein Identification Software
Among the most unique aspects of our Nautilus Platform is the integration of a proprietary machine learning-based protein identification analysis software engineered to work with the type of data our system generates. As discussed, more typical measurements for high specificity reagents can be used in our system to identify, and thereby quantify, each protein from a single binding and imaging step. These high specificity affinity reagents can provide a lot of information about a small number of proteins, and as such it would take an exceedingly large number of highly specific affinity reagents and therefor an exceedingly large number of cycles to measure every protein in the proteome. To enable broad protein identification on our system, we instead use our multi-affinity probes that can bind to hundreds or even thousands of individual proteins in a given cycle.
Our proprietary algorithm is thereby trained using experimental data from our probe development process that provides a baseline estimate of how likely each probe is to bind to each protein in a reference proteome database. As data is collected, a binding matrix is generated for each protein coordinate. For example, a given coordinate [2,1] may have bound probes during cycles [4, 11, 25, 26, 27, 65, and 201]. This data is then fed into our machine learning protein identification analysis to determine which protein is most compatible with the observed pattern of binding. The illustration below provides a view of our machine learning protein identification analysis at work by observing the confidence the algorithm has with respect to each protein as additional cycles of data are collected. On average, it takes roughly 15 cycles of multi-affinity probe biding events to uniquely identify a protein. Prior to 15 cycles, there is a lot of variability in which the protein is likely to be at a given spot, but then after 15 cycles, the algorithm locks in on a precise protein and becomes increasingly more confident in its identification. Further, with each additional cycle the other potential proteins become increasingly less likely.

Nautilus Platform Technology Can Identify a Protein by Analyzing Data from Multiple Cycles of Multi-Affinity Reagent Probing with High Probability
Source: Internal Data
The machine learning protein identification analysis is run for each of the 10 billion protein molecules captured on the flow cell in parallel to identify each protein molecule present. Following this, each identification is counted to produce a cumulative, absolute quantification. As the algorithm learns more and more about each multi-affinity probe’s binding characteristics, both within and across Nautilus Platform data sets, it is able to adapt and update its confidence in each protein identification, essentially getting “smarter” over time. As a result, the machine learning protein identification analysis is able to re-analyze data collected in the past and continuously improve upon its ability to identify proteins within that data. Using highly specific affinity reagent probes would take tens-of-thousands of probes and cycles to measure the whole proteome, but using our machine learning protein identification analysis, it is estimated to be capable of comprehensively decoding the proteome within approximately three hundred cycles.
Our Technology Workflow
From the earliest stages of developing the Nautilus Platform, we set out to integrate the four key innovations (listed in the above section) into a single, cohesive proteomics workflow, creating an end-to-end solution designed for ease-of-use, speed, scale and performance. We believed that doing so could unlock the potential to democratize proteomics and make it possible for the broader scientific community to undertake a wider range of new, high-value scientific inquiries, thereby accelerating research and ultimately impacting healthcare and the development of precision medicine.
The Nautilus workflow is designed to consist of five major steps, beginning with sample preparation and concluding with the machine learning analytics that yields high-value proteomic data.

•Step 1 – Sample Preparation
The Nautilus sample preparation process attaches a label to extracted proteins and then attaches them to a proprietary scaffold to isolate them individually, thereby creating a single-molecule protein library. This process was designed to be simple, robust, and rapid. Internal tests demonstrate that substantially all of the proteins are attached to the scaffold within two hours, creating the prepared protein library.
•Step 2 – Sample Deposition onto the Flow Cell
The protein library is then deposited onto the flow cell capable of holding up to 10 billion intact single protein molecules. The landing pads on the flow cell are matched to the size of the protein-attached scaffold, thus allowing only one protein to be deposited per site. This element of the process was specifically designed to enable massively parallel, rapid, single-molecule sampling of proteins, as shown in the flow cell occupancy figure below.
•Step 3 – Integrated Imaging and Fluidics System using Multi-Cycle Affinity Reagents
Once the proteins are deposited onto the flow cell, it is then loaded into the Proteomic Analysis System to measure each individual molecule in a multi-cycle system run. The process entails introducing affinity reagents into the flow cell, rinsing out the unbound fraction, imaging the surface area, and then stripping and washing the affinity reagent away. This step is then repeated sequentially to collect data on the desired number of cycles.
•Step 4 – Processing of Digitalized Proteomic Data
After the proteins on the flow cell have been iteratively imaged over the determined number of cycles, the resulting raw images are converted into a coordinate map with corresponding illumination signals indicating positive affinity reagent binding events, effectively digitizing up to approximately 20 terabytes of raw image analyzed proteomic data.
•Step 5 – Machine Learning Analytics - Decoding, Protein Identification, and Quantity
In the final step of the workflow, the digital proteomic data is analyzed by our cloud-based machine learning protein identification analysis software. The data is converted to protein identities during this analysis, evaluating the characteristics of each affinity reagent binding event at each location to determine protein identity and quantity.
Nautilus Platform Technology Performance
Simple and Robust Sample Handling
Nautilus’ straightforward sample protein library preparation is designed to convert protein samples into a format optimized for single-molecule deposition on our flow cell. The process has been designed to be accessible to virtually any life sciences researcher. In addition, our forthcoming sample protein library preparation instrument is expected to further simplify the workflow by introducing automation. Also, unlike existing shotgun proteomics methods, no sample protein digestion is required in our method which in turn makes the workflow very simple. The result is a process that is expected to effectively prepare a sample into a library ready to load on the flow cell in approximately 2 hours.

A key feature of our Nautilus Platform is the large scale (up to billions) of protein molecules that we believe can be measured massively in parallel on our single-molecule flow cell. An analysis of nearly 1,000 flow cells showed typical sample loading of single protein libraries yielded near complete flow cell occupancy, which demonstrates the speed and efficiency of our sample handling process.
Flow Cell Loading Demonstrates Approximately 97% of Flow Cell is Occupied with Protein Library

Count
70
60
50
40
30
20
10
0
94
95
96
97
98
99
Feature Occupancy

Nautilus Platform Stability in Multi-Cycle Experiments
We believe we have designed a technology with direct applicability in research use settings as well as having the potential to translate discoveries into healthcare practice. A critical aspect of any molecular detection technology with translational and clinical potential is robustness and reproducibility. To understand how stable our measurement process was, we tested the durability of our flow cell with a loaded protein library to ensure that proteins remained present on the surface over multiple cycles in a Proteomic Analysis System run. In our studies evaluating stability over numerous cycles, we observed substantially less than 1% of proteins were lost from the flow cell as seen on the panel below on the left. As shown on the right figure, to examine both the effectiveness of our wash buffer and the ability of proteins to be probed after being washed, we first examined the detection ability of the protein on a first cycle (blue). We next demonstrated that our wash buffer successfully eliminated remaining signal (yellow). Last, we demonstrated that after extended exposure to washing, and rinsing, that the protein detection remained nearly identical to the initial measurement (red). These results suggest that our wash conditions are highly effective and that our process of reagent cycling does not significantly damage the protein and thereby interfere with the probability of its measurement accuracy.
Protein Library Remains Bound to Flow Cell During Repetitive Probe Binding and Wash Cycles
Nautilus Platform Sensitivity
Our Nautilus Platform is designed both to be extremely sensitive (by virtue of being a single-molecule platform) and to have an extremely wide dynamic range of detection (by virtue of measuring a very large number of molecules). In single-molecule assays, dynamic range is defined by the total number of molecules measured. Consequently, a platform measuring a million molecules will have a smaller dynamic range than a platform measuring 10-million molecules. On our Nautilus Platform, we project we will be able to reach sensitivity down to 1 molecule out of 10 billion. The figure below shows a limit of detection experiment performed on the Nautilus Platform, approaching attomolar sensitivity (1 out of 1016). We are also able to use this sensitivity in flexible way, for example we can perform an extremely deep analysis of a single protein library sample across all lanes of a flow cell, or we can perform a multiplexed analysis by processing a batch of samples together (each sample protein library individually barcoded) during one Proteomic Analysis System run.
Extreme Sensitivity Quantified by 10-16 LOD (Limit of Detection)
Mapping Proteoforms
We believe there are likely millions of different proteoforms that define cellular activity, cellular localization and biochemical function. With peptide-centric approaches (detecting only small pieces of proteins), such as “shotgun” mass spectrometry, it is simply impossible to differentiate proteoforms. Using phosphorylation as an example for a post-translational modification of a protein, consider the case of two samples as shown in the figure below. On the left, one protein sample contains a single-molecule with a triple phosphorylation (red) and two unmodified proteins versus a second sample on the right, in which each protein molecule contains one phosphorylation each at a single different site. These two samples would likely appear identical to one another in a shotgun mass-spectrometry analysis.
The Nautilus Platform Detection of Proteoform Patterns
On our Nautilus Platform, we are able to use existing commercially available affinity reagents to perform detailed mapping of proteoform patterns at the single-molecule level. We do this by measuring individual proteins at each specific post-translational modification site over multiple cycles, each cycle targeting a different specific site or feature of the protein. For example in the diagram below, during the first cycle we use an EGFR affinity reagent to identify all of the EGFR proteins present on the flow cell. Then over the next 4 cycles we detect each EGFR molecule again, only now with a slightly different affinity reagent that targets each different location of a phosphorylation modification on the EGFR protein. Looking at this data together over 5 cycles, our technology is potentially able to distinguish up to 16 different proteoforms (in this case, different phosphorylated patterns) of the same EGFR protein and the quantity of each proteoform in a sample.
We demonstrated this principle of proteoform detection by looking at three samples on our Nautilus Platform. These three samples were designed from purified protein to detect different proteoforms of the same basic protein. The first sample was primarily a protein in Proteoform 1 form. The second sample was primarily a protein in a mix of Proteoform 1 and Proteoform 2 forms. The third sample was primarily a protein in Proteoform 2 form. As shown in the figure below, the Nautilus platform is not only able to both differentiate between these forms, but is also able to do so quantitatively and therefore determine how much of each proteoform is in each sample.
Nautilus Platform Proteoform Pattern Detection and Quantitation

Proteoform Differentiation
% Landing Pads with Proteoform 2
0.14
0.12
0.1
0.08
0.06
0.04
0.02
0
Proteoform 1
Proteoform 1,2 Mix
Proteoform 2

Nautilus Platform Development Plan Key Areas of Focus
In order to achieve our goal of broad commercialization by the end of 2023 or beginning of 2024, we plan to advance the development of our Nautilus Platform across all components including chemistries, reagents, consumables, instrumentation and analysis software. The prototype of our Proteomic Analysis System has generated all of our internal data to date, and as of the beginning of 2021 we are continuing the development process to optimize, improve upon, and validate the final designs, formulations, protocols, manufacturing processes, and software code comprising our Nautilus Platform.
Our development plan will build upon the foundational achievements our prototype technology has made in several key areas, with the goal of ultimately allowing us to fully realize the potential of our technology. We plan to focus on the continued improvement of our flow cell designs. Having initially demonstrated that prototype versions of our flow cell can functionally achieve 10 billion discrete single-molecule landing pads, we plan to further optimize the landing pad spacing, density, manufacturing process and chemistries of the first commercially available flow cells. We also intend to focus on the completion of the final engineering design of our Proteomic Analysis System, where we plan to complete the development of manufacturing processes to integrate and test all completed sub-systems including the high-speed optical subsystem, fluorophore excitation laser, and micro-fluidics system in combination with our flow cell. We also plan to continue expanding the number of affinity binding reagents and chemistries that can be used within our Proteomic Analysis System for both broad scale proteomics quantification and target quantification of proteoforms at the single molecule level. Our aim is to create a broad portfolio of affinity binding reagents through in-house reagent development efforts and through strategic partnerships where we qualify already developed reagents for compatibility with our technology. Lastly, we intend to continue the development of our analysis software, where we expect improvements to our algorithms and analysis that will help with the speed, accuracy, and reliability of our commercial Proteomic Analysis System performance.
Assuming the completion of our development across these focal areas on our currently anticipated timeline, as well as additional related development activities, we believe we will be in position to achieve our goal of broad commercialization by the end of 2023 or beginning of 2024.
APPLICATIONS OF OUR TECHNOLOGY
The Nautilus Platform technology is an open platform that is designed to leverage a wide variety of reagents to read and quantify the proteome and proteoforms
We believe that our Nautilus Platform technology is designed to represent one of the first truly novel technologies for the detection and quantitation of proteins and proteoforms by leveraging the creation of our single-molecule flow cell in combination with a broad range of affinity binding reagents. By design, our Nautilus Platform technology is open to the use of virtually any affinity binding reagent, where each reagent can be efficiently chemically labeled and used in our multi-cycle process to identify and quantify a protein library. We further believe one of the inherent strengths of the open design of our Nautilus Platform is the ability to use reagents across a range of different binding profiles to create unique applications that unlock different types of important biological information.
On one end of the spectrum (above left), our technology is designed to harness the power of low specificity multi-affinity binding reagents that will potentially allow us to detect substantially all of the proteome. On the other end of the spectrum (above right), we believe we can apply high specificity affinity binding reagents that detect and quantify individual target proteins of interest, and the post-translational modifications of these target proteins to detect and quantify the various proteoforms that may exist. We believe it is this inherent flexibility of reagent applications on our Nautilus Platform that will enable a broad suite of uses across research, discovery, translational and clinical applications. Because of this inherent flexibility, we also believe our Nautilus Platform will spark the creation of new and unforeseen applications, in a similar market expansion and innovation trend that was experienced in the years following the launch of open and flexible NGS platform technologies.
Basic Research and Discovery Applications
The Discovery Potential of Our Nautilus Platform
One of the long-standing challenges to accelerating the discovery and understanding of protein biological function has been the overwhelming dynamic range of proteins present in a cell or a biospecimen. We believe that a sensitivity of detecting 1 protein molecule in as little as 1,000 cells will be required to identify the exceptionally rare but biologically significant proteins in a sample. Our Nautilus Platform is designed with this extreme sensitivity in mind, which we believe makes it ideally suited for capturing and cataloging the variation of the proteome in a comprehensive way, both in human and non-human species.
Further, we believe speed, scale, and single-molecule data quality will be required to enable research projects with aims to create new species-specific, tissue-specific, or disease-specific reference datasets that have the potential to accelerate discovery across academic and industry research communities. We believe our customers could embrace our Nautilus Platform for these applications broadly. Comparatively, during the initial market adoption of NGS, as the instrumentation and methods improved in speed and data production scale, projects increased dramatically in size. Sample cohorts grew from dozens of samples to hundreds, and then to thousands in an effort to use the speed and data production capacity to improve the statistical power required to make new discoveries. We believe our Nautilus Platform technology could experience a similar trajectory of utilization for research and discovery applications, making very large sample size studies that were not feasible using prior proteomic detection methods now practical for our customers to implement.
A deeper level of detail and molecular complexity also clearly exists beyond the estimated 20,000 proteins in the human proteome, and we expect our customers to utilize proteoform specific reagents for the profiling, mapping, and characterization of post-translational modification patterns on proteins of interest. It is estimated there are as many as 6,000,000 different proteoforms produced through protein modification pathways that hold critical biological and contextual information on the function and purpose of the proteins in our cells. We believe our customers could show strong interest in this important field of research given the lack of technologies and tools in existence today capable of mapping multiple features on a single protein in one analysis workflow. We believe discovery focused proteoform specific reagents could be used in combination with our multi-affinity broad protein detection method to enhance the output of our analyses.
Multi-Omic Systems Biology and Proteogenomics
We believe the creation of matched DNA, RNA and protein data sets for integrated multi-omic (DNA, RNA and protein) analyses will enable a more complete understanding of the path of information transfer from gene, to transcript, to protein. It is estimated that at most only 40% of protein expression can be predicted by gene expression data. Integrated multi-omic data sets are expected to have far greater potential for better understanding this discordance, its biological origin, and ultimately its impact on cell function with deeper and more complete proteomic data. We expect the creation of workflows with matched NGS and proteomic data will become standard practice in the community, further driving the utility and value of our Nautilus Platform technology.
Proteogenomics is an emerging area of research, with the goal of identifying brand new proteins or proteoforms not currently captured in the protein reference sequence. In proteogenomics, individual protein sequence databases are generated using matched transcriptomic and genomic data to aid in the identification of novel peptides and proteins detected but not yet mapped within the reference databases of known proteins. In this area of research, the integration of genomics and gene expression data enhances the predictive capability to determine what new proteins are present in a sample, and further brings functional context to genomic information and gene expression patterns. Our Nautilus Platform represents an entirely new single-molecule data source for proteogenomics, which we believe could contribute significantly to the field by increasing the scale of proteomic data accessible for these analyses, and ultimately increasing the discovery potential of the integrated dataset. Given the current level of access to genomic and transcriptomic information enabled by NGS, we believe the research community could rapidly integrate data from our Nautilus Platform technology into these studies to leverage matched genomic and proteomic data.

Translational Research and Discovery Applications
Biomarker Discovery
It has been published that approximately 95% of FDA-approved drug targets are proteins. Currently, FDA-approved drugs are targeting 754 separate human proteins and there are 4,009 genes in the UniProt database that have experimental evidence for being involved in disease. We believe that the drug development and diagnostic industries have suffered from an inability to access the low frequency and rare proteins present in biological samples due to the tremendous dynamic range present across proteins in a specimen. As already described, we believe that our Nautilus Platform technology is designed with the scale to adequately overcome the dynamic range problem in proteomics, and provide researchers with access to the rare, but biologically important protein detection where biomarkers are believed to exist. We believe our Nautilus Platform’s sensitivity targeting the detection of events as rare as 1 protein molecule in 1,000 cells will be critically important and may unlock the potential for many new biomarkers to accelerate the development of precision medicine diagnostics and therapeutics.
Proteoform Patterns as Biomarkers and Mechanism of Action Studies
We believe the study of proteoform patterns, proteoform frequency, and proteoform diversity of critically important drug targets will be a widely used application of our Nautilus Platform. Which drugs work on specific protein drug targets is not just a result of the total number of post-translational modifications, but instead by how combinations of specific post-translational modification are operating together. Our technology is designed to enable the research community to see these proteoform patterns, and to measure their relationship to one another. Every disease is the result of a dysregulation of molecular functions that create biological consequences compared to normal healthy function. Given the inability to detect proteoform patterns today, we believe this will become an essential application of our technology used to investigate important drug targets and molecular disease pathways. We believe this application has the potential to advance precision medicine by making an entire layer of molecular complexity and information available to researchers for the first time.
Longitudinal Monitoring of Proteome Dynamics
The study of proteome composition, protein and proteoform frequency, patterns, and variations over time represents an opportunity to survey and understand the biological changes resulting from environmental factors that influence our health and wellness. Individual or small panel protein surveillance tools have existed in the healthcare market for decades using traditional assay methods across a range of biospecimen, all of which have the same inherent limitations as those in the research space. Also, cell-free nucleic acid methods have emerged recently as amongst the first molecular surveillance tools in oncology for the emergence of disease progression post treatment or surgery, and may also prove to enable the detection of disease at earlier stages in some cancers where cell-free nucleic acids are present at higher levels. However, the same fundamental challenges exist in this setting. Nucleic acids are still only a proxy for measuring the biological consequences of the functional proteins, and further the sensitivity needed to find early-onset molecular features of disease before it presents clinically is incredibly high. We believe the routine surveillance of proteins at sufficient breadth and depth to capture even the exceptionally low-frequency changes will be a key area of interest in the future. This application has implications across not only oncology, but across virtually any human disease where the molecular underpinnings driving that disease may one day be revealed and then tracked to identify that disease earlier, measure the response to treatments, and create a comprehensive and dynamic view of our overall molecular health.
Diagnostics, Clinical Research and Drug Development Applications
Transitioning from Discovery into Clinical Application
We believe one of the largest and most impactful applications for our technology in the future will be the development of diagnostics that leverage the sensitivity, speed, stability, and ease of use we are designing our system to achieve. Significant technical and practical barriers have existed with prior high-throughput proteomic technologies preventing them from accessing the clinic. Despite advances in sample preparation methods, we believe the detection of enriched and modified protein samples by mass spectrometry will continue to experience challenges in the effort to transition to the clinic. We believe our novel protein detection method embodies the performance characteristics and design criteria that will be desirable for clinical applications. We further believe there will be opportunities to identify and develop content for proteomic clinical diagnostic tools as a result of the more direct nature of measuring the individual proteins at the source of biological function, as opposed to inferring biological function from genomic or gene expression measurements.
We also believe there will be an opportunity to leverage the proteoform pattern detection methods established in a translational research setting into the development of clinical tests in the future. We expect that once our technology is validated in a translational research setting for the identification of proteoform patterns which are themselves biomarkers of disease, we could potentially be in the position of being the only technology capable of physically detecting such patterns. We believe this presents an opportunity to use our Nautilus Platform to continue to advance these applications and methods of proteoform pattern biomarker detection from discovery all the way through to future diagnostic using our technology. As we work to build evidence with our customers and partners on the utility of new proteoform patterns as translational and clinical biomarkers, we believe such applications of our Nautilus Platform could have a profound impact on precision medicine.
Precision Medicine Development & Clinical Trial Support
We believe there is tremendous demand for broad scale proteomic data across the continuum of preclinical and clinical drug development. Starting at the earliest stages of therapeutic asset development, the ability to strategically inform and prioritize experimental compounds with deep proteomic data will provide a much more comprehensive view of cellular responses and resistance mechanisms. This data may also create a new perspective on how to modify experimental therapies to interact with molecular pathways in much more specific and intentional ways. We believe these types of applications present a very compelling use-case for our Nautilus Platform.
We first expect adoption of our Nautilus Platform could occur in the preclinical and clinical retrospective settings, where we believe single-molecule proteomic and proteoform composition and frequency will become essential tools in building a more complete picture of how experimental medicines are interacting in complex molecular pathways. Each individual tissue type offers its own unique profile of expressed proteins and functions, where advances in proteomic data breadth and depth may elucidate how and where a compound is interacting within these different cell types. We also believe this type of comprehensive proteomic analysis could become an important tool for improving our understanding of drug toxicities, metabolism and distribution. For this application, our technology has the potential to substantially improve visibility to the entire landscape of drug-target interactions, and consequently may help to improve the probability of creating strong therapeutic responses while minimizing detrimental or off-target effects. As these new insights become available, we further believe our customers may engage in very large-scale studies to catalog the frequency of target proteins and proteomic patterns across large and diverse biobanks that represent the intent to treat populations of interest, which will help inform and prioritize the development strategy and the potential impact of their experimental therapy pipelines.
We believe that as these advances in the application of large-scale proteomic data are realized in preclinical and retrospective settings, a natural transition will occur where our customers and partners will seek to apply their learnings in prospective settings. In the prospective clinical development environment, we believe the same design features which make our Nautilus Platform desirable in a research setting can be fully realized. Prior proteomic profiling technologies have struggled to make an impact in prospective clinical settings due to a lack of run-to-run data reproducibility, slow turn-around-time, and overall complexity of practical implementation. We believe our Nautilus Platform design is ideally suited for the quality, stability, and speed required to fully realize the value of accessing deep proteomic profiling data to identify biomarkers that stratify patients for clinical trials and improve drug development.
OUR PRODUCTS
Overview
Our primary business model is anticipated to be focused on the commercialization of our Nautilus Platform through the sale of instrumentation, consumables, and software. Our Proteomic Analysis System is our detection instrument at the center of our product suite, supported by reagent consumables for the preparation and analysis of proteins, and followed by sophisticated machine learning software architecture for the analysis of our data via, or SaaS, in the cloud.
Proteomic Analysis System & Reagents
Our Proteomic Analysis System is a high-resolution optical imaging system coupled with an integrated fluidics system to process multi-cycle affinity reagent binding and imaging runs. System run reagents are expected to be supplied in a number of product configurations including full length proteomic profiling kits, targeted molecular disease analysis kits, and target protein proteoform mapping kits. Total instrument run time is based on total cycle number and is expected to target between 1 and 3 days. Standard system reagent kits are expected to contain Nautilus manufactured and supplied affinity reagents, buffers, and flow cells required to perform a complete proteomic analysis run. Additionally, affinity reagent labeling kits are expected to be supplied to enable customers to label their own in-house developed affinity reagents to be compatible with Nautilus chemistry for use on the system.
Sample Preparation Kits
Our proprietary sample preparation kits are expected to be intended for the isolation and library preparation of proteins from a variety of input materials including cell cultures, tissues and biospecimen. The library preparation includes an automatable workflow consisting of chemically labeling target proteins and attaching them to a scaffold used to deposit proteins on our flow cell. Given the breadth and depth of data output capability planned for our proteomic analysis system, it is not expected that additional protein sample enrichment, enhancement or pre-treatments of samples will be required for processing, but we do intend to be compatible with such input materials. We also expect our customers and partners may intend to design their own custom process to target specific proteins prior to creating a library with them, and we intend to ensure our kits will be compatible with pre-treated or enriched protein samples. Our protein library preparation process is designed to be simple, efficient, and robust, all features which are expected to allow for easy automated processing for high throughput applications.
Software & Analysis
Our machine learning protein identification analysis software suite also is expected to be utilized as the secondary analysis engine to decode the Proteomic Analysis System raw data. Our software is expected to be a SaaS based service, utilizing Nautilus’ machine learning computational algorithms required to identify and quantify the proteins or proteoforms present on the system run. Our software is a learning and evolving system, which we are designing to improve in accuracy over time as the protein feature profiles are refined and trained across a growing database and our software has demonstrated this potential ability in our internal tests. We expect our software enhancements in performance will also be accessible to customers who wish to re-analyze prior run data with later versions to deliver new insight and discovery value.
SALES & MARKETING
Commercial Strategy
The primary business model we intend to implement is to directly commercialize our entire end-to-end Nautilus Platform technology solution through the sale and installation of our Proteomic Analysis System at customer sites; the ongoing sale of consumables covering a broad suite of applications run on our system; a SaaS analytics and insights software subscription to capture long term value created by our machine learning-based analysis enhancements; and a service warranty plan to maintain our install base and support our customers in the field. We believe a comprehensive solution could offer a compelling value proposition across multiple market segments due to the substantial enhancements it will create in speed and scale of data creation, single-molecule quantitation, sensitivity, and reproducibility.
We initially intend to target customers with a history of strong performance in proteomic research, and a substantial annual research budget allocation for proteomics technologies and proteomic data. We expect many of our customers will already have high complexity molecular analysis laboratories which include high throughput proteomic or genomic analysis capabilities on site. These customers represent a segment of the greater than 16,000 system install base of mass spectrometry detection systems already in use, many of which are dedicated to proteomic analyses. Our early customers are expected to include large pharma and biotech research groups, sophisticated proteomic translational research laboratories in academia, and large-scale commercial and academic multi-omics research laboratories. As our Nautilus Platform is introduced into these customer segments, we further intend to expand our commercialization into clinical settings, where our target customers are expected to include pharma and biotech clinical development groups, contract research organizations, and ultimately, diagnostic laboratories.
Our Proteomic Analysis System is expected to be priced in-line with mass spectrometry peptide detection equipment, or high-throughput NGS equipment, making the capital expense for our system within the budget for our initial customers. Our consumables are expected be priced in-line with NGS consumable kits and flow cell system run reagents. We intend to launch our reagent kits with a developed sample multiplexing run option to further drive price-per-sample cost reductions into a range that enables very high-throughput applications. We expect the high-throughput run configurations and economics to trigger the initiation of large-scale research projects, and also to be more compatible with centralized core lab facility operations that support data generation across an entire organization.
Because we believe our unique approach to protein and proteoform detection is a significant deviation from any prior method, we believe it is critical to provide the market with peer reviewed publications describing our technology and its performance capabilities, and to demonstrate its ability to deliver new biological insight. Our publication strategy is a key component of our overall go-to-market plan, and we expect to spend considerable time and resources building these fundamental proof-sources to accelerate adoption of our Proteomic Analysis System. We further believe that once our Proteomic Analysis System is launched, a key performance indicator of our success will be the rate of new publications generated using our technology. We intend to track this closely, and we expect to invest both internally and externally to accelerate the pace of new research and publications leveraging our Nautilus Platform pre- and post- Proteomic Analysis System launch.
Go-To-Market Strategy
We expect our Proteomic Analysis System technology will be highly disruptive to the current proteomics technology and market landscape, and as a result, we have designed our go-to-market plan with a similar strategy to the highly successful NGS platform technology introduction and commercialization in genomics. We also believe that engaging with the market early is a critically important activity in building confidence and awareness of our technology and its capabilities.
Our planned go-to-market strategy is organized into 3 phases:
1)Collaborations & Partnerships
2)Early Access & POC (Proof of Concept) Programs
3)Proteomic Analysis System Launch & Commercial Scale Up.
We have mapped the phases of our go-to-market strategy against specific technology development milestones which we believe will allow us to build the value proposition of our technology early, and to grow it in conjunction with our Nautilus Platform enhancements over time. Our strategy to utilize our Nautilus Platform early in its formal development cycle through partnerships is an important component, and in part can be attributed to the inherent flexibility we have to employ commercially available reagents for targeted applications of single-molecule proteomics that drive new and significant discovery value. Further, as we advance from low-cycle targeted applications towards longer runs with increasing data output, we believe each of the milestones on our development plan are potentially new and unprecedented advancements we can leverage to build commercial momentum.

Aligning Go-to-Market Strategy with Research and Development Milestones
Collaborations & Partnerships
We believe that directly engaging the market early, well before system launch, has the potential to be a very important differentiator to raise awareness of our novel Nautilus Platform as it matures throughout the formal development process, and to build credibility as we educate the community on our scientific approach through the value of our data. We believe the most effective way to engage our future customers now is through partnerships and collaborations, with the primary purpose of driving new and meaningful biological insights while demonstrating our technology’s performance, unique characteristics, and capabilities. We intend to launch a formal partnering program as early as this year, with the goal of establishing multiple research collaborations generating data and publications in high impact research areas. We also believe we can use these collaborations to improve the performance characteristics of our technology during development, and we can shape the system and run parameters to more precisely meet our customer’s needs. We intend to target projects with these engagements that will help to define and validate our product applications, which we expect will further aid in the rapid adoption of such applications once directly commercialized as products.
Early Access and Proof of Concept (POC) Programs
Following the important Collaboration and Partnership work necessary to lay a foundation of publications describing our technology and the initial product applications, we believe we will have a body of scientific evidence sufficient to build demand for our Nautilus Platform. We then intend to initiate pre-sales activities, which include the initiation of an Early Access Program that is expected to ship pre-commercial launch Proteomic Analysis Systems to a select group of customer sites. Our goal in the planned Early Access Program is to establish our early adoption group of customers that will serve as reference sites ahead of our broader commercial launch, and to integrate the learnings from our system performance outside of our own laboratories to improve the performance and robustness of our system and process design. In addition to the Early Access Program where we plan to have customers running our systems in their laboratories, we intend to make available the expanded data production capacity of our internal Proteomic Analysis Systems to launch POC programs with a wider group of targeted first commercial customers. The planned POC programs are intended to be small-scale paid service projects that will give new potential customers access to our Proteomic Analysis System data to begin their evaluation process and streamline the decision to purchase a Proteomic Analysis System directly. We anticipate offering many POC programs leading up to full system launch, with the overall objective of seeding the market with pre-orders and creating a backlog of sold Proteomic Analysis Systems before our official system launch date.
Proteomic Analysis System Launch and Commercial Scale Up
At full commercial Proteomic Analysis System launch, we expect to conclude our Early Access Program, but maintain our POC program offering for an extended period of time to continue to drive sales. Our Proteomic Analysis System launch is expected to be coupled with a substantial scale up of our commercial sales and marketing workforce. We intend to employ a “land and expand” sales model to promote high value cutting edge technology adoption, where we will first establish a presence in key accounts across our customer demographics, then work to broaden and expand our value and contributions across those key account organizations while concurrently growing our customer base through an increasing salesforce. We expect to commercialize directly in the United States, and in the future to expand commercial operations to the Asia Pacific and European regions. Following our initial Proteomic Analysis System commercial launch, we expect future system upgrades and enhancements periodically over time that will further drive discovery potential and our business with each incremental advancement.
Our planned commercialization strategy and technology are designed to offer a highly differentiated and defensible position in the market we intend to capitalize on. We believe we will have significant competitive advantages if we are able to execute on the following opportunities:
•Being first to market with a novel protein and proteoform detection platform;
•Demonstrating the ability to unlock new sources of primary biological information with proteoform mapping and rare protein detection;
•Providing immense data production capacity, driving discovery by enabling large scale studies and building our database to become a strategic asset;
•Implementing a proven commercial model with an efficient direct salesforce
•Expanding our impact into clinical applications, precision medicine and diagnostics
Genentech Partnership
In December of 2020, we signed a research collaboration agreement with Genentech to engage in a pilot study using our technology. This partnership is consistent with our objectives in Phase I of our commercial go-to-market strategy to build external collaborations and relationships that produce data and publications based on the application of our Nautilus Platform technology to deliver a meaningful biological insight. We are collaborating with Genentech using our Proteomic Analysis System to analyze and map the proteoform landscape of a Genentech protein target of interest. We aim to submit results for publication in late 2021.
Commercial Organization
We plan to build out a world-class commercial organization, focused on delivering value and support through every stage of the sales cycle. Our company is driven by the advancement of science and the improvement of human health, and we anticipate our commercial organization to be scientifically oriented to align with the goals and objectives of our customers. We believe strongly in building an exceptional support infrastructure, which we believe will be particularly important for our customers given the scale and novelty of data we anticipate our systems will provide. We aim to build long-term loyalty with our customers by enhancing their individual research programs, enabling their successes, and driving growth within their organizations through their successful use of our technologies. We believe that if they win, we all win.
MANUFACTURING AND SUPPLY
Reagent and Flow Cell Consumables
We have designed and sourced our consumables primarily from third-party suppliers. While some of these components are sourced from a single supplier, we have qualified second sources for several of our critical reagents. We currently source base nanoarray chips and flow cell components, sample preparation and assay reagents. We believe that our suppliers have sufficient capacity to meet our near-term development needs through to commercialization. We believe it may be advantageous to have multiple sources for our consumable components and reagents in the future, to help reduce the risk of production delays or quality issues that may cause a disruption to our development timelines or pre-commercial activities. For further discussion of the risks relating to our third-party suppliers, see the section titled “Risk Factors— Risks Related to Nautilus’ Business Following the Business Combination.”

Instrumentation
Our Proteomic Analysis System instrumentation automates the Nautilus assay chemistry concurrent with rapid optical imaging of the flow cell. The current system is an early-stage design, used for optimization of the function and design of each component. We currently source components for our systems from external manufacturers and assemble them in-house at our San Carlos, CA facility. Once development is completed, we will determine the most appropriate path for high volume production. This may consist of a process developed by contract manufacturing of major system components with final assembly and testing in-house, or fully outsourced production, or some combination of both.
COMPETITION
The life sciences market is highly competitive. There are other companies, both established and early-stage, that have indicated that they are designing, manufacturing and marketing products for, among other things, multiplexed or high-throughput proteomic analysis. Nautilus currently competes with technology and diagnostic companies that supply components, products, and services to customers engaged in proteomics analysis. These companies include Agilent Technologies; Becton, Dickinson and Company; Bruker Corporation; Danaher; Luminex; Olink Proteomics; Quanterix; SomaLogic; and Thermo Fisher Scientific. Nautilus also competes with a number of emerging companies that are developing proteomic products and solutions. Some of these companies may be further along in their commercial and operating plans than we are, including actively commercializing products and growing established marketing and sales forces. Other competitors are earlier than us, and in the process of developing their technologies for the life sciences market which may lead to products that rival or replace our products.
However, we believe we are substantially differentiated from our competitors for many reasons, including our novel approach to high throughput and massively parallel proteomic technology, the unique and proprietary nature of our technologies, our rigorous product development processes and quality of science, our multidisciplinary teams, and our access to an immediate growing market with opportunities to expand into adjacent translational and clinical markets. We believe our customers will favor our products and company because of these differentiators.
Government Regulation
The development, testing, manufacturing, marketing, post-market surveillance, distribution, advertising and labeling of certain of medical devices are subject to regulation in the United States by the Center for Devices and Radiological Health of the U.S. Food and Drug Administration (FDA) under the Federal Food, Drug, and Cosmetic Act (FDC Act) and comparable state and international agencies. FDA defines a medical device as an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent or other similar or related article, including any component part or accessory, which is (i) intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals, or (ii) intended to affect the structure or any function of the body of man or other animals and which does not achieve any of its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of any of its primary intended purposes. Medical devices to be commercially distributed in the United States must receive from the FDA either clearance of a premarket notification, known as 510(k), or premarket approval pursuant to the FDC Act prior to marketing, unless subject to an exemption.
We intend to label and sell our products for research purposes only (RUO) and expect to sell them to academic institutions, life sciences and research laboratories that conduct research, and biopharmaceutical and biotechnology companies for non-diagnostic and non-clinical purposes. Our products are not intended or promoted for use in clinical practice in the diagnosis of disease or other conditions, and they are labeled for research use only, not for use in diagnostic procedures. Accordingly, we believe our products, as we intend to market them, are not subject to regulation by FDA. Rather, while FDA regulations require that research use only products be labeled with – “For Research Use Only. Not for use in diagnostic procedures.” – the regulations do not subject such products to the FDA’s jurisdiction or the broader pre- and post-market controls for medical devices.
In November 2013, the FDA issued a final guidance on products labeled RUO, which, among other things, reaffirmed that a company may not make any clinical or diagnostic claims about an RUO product, stating that merely including a labeling statement that the product is for research purposes only will not necessarily render the device exempt from the FDA’s clearance, approval, or other regulatory requirements if the totality of circumstances surrounding the distribution of the product indicates that the manufacturer knows its product is being used by customers for diagnostic uses or the manufacturer intends such a use. These circumstances may include, among other things, written or verbal marketing claims regarding a product’s performance in clinical diagnostic applications and a manufacturer’s provision of technical support for such activities. If FDA were to determine, based on the totality of circumstances, that our products labeled and marketed for RUO are intended for diagnostic purposes, they would be considered medical devices that will require clearance or approval prior to commercialization. Further, sales of devices for diagnostic purposes may subject us to additional healthcare regulation. We continue to monitor the changing legal and regulatory landscape to ensure our compliance with any applicable rules, laws and regulations.
In the future, certain of our products or related applications could become subject to regulation as medical devices by the FDA. If we wish to label and expand product lines to address the diagnosis of disease, regulation by governmental authorities in the United States and other countries will become an increasingly significant factor in development, testing, production, and marketing. Products that we may develop in the molecular diagnostic markets, depending on their intended use, may be regulated as medical devices or in vitro diagnostic products (IVDs) by the FDA and comparable agencies in other countries. In the U.S., if we market our products for use in performing clinical diagnostics, such products would be subject to regulation by the FDA under pre-market and post-market control as medical devices, unless an exemption applies, we would be required to obtain either prior 510(k) clearance or prior premarket approval from the FDA before commercializing the product.
The FDA classifies medical devices into one of three classes. Devices deemed to pose lower risk to the patient are placed in either class I or II, which, unless an exemption applies, requires the manufacturer to submit a pre-market notification requesting FDA clearance for commercial distribution pursuant to Section 510(k) of the FDC Act. This process, known as 510(k) clearance, requires that the manufacturer demonstrate that the device is substantially equivalent to a previously cleared and legally marketed 510(k) device or a “pre-amendment” class III device for which pre-market approval applications (PMAs) have not been required by the FDA. This FDA review process typically takes from four to twelve months, although it can take longer. Most class I devices are exempted from this 510(k) premarket submission requirement. If no legally marketed predicate can be identified for a new device to enable the use of the 510(k) pathway, the device is automatically classified under the FDC Act as class III, which generally requires PMA approval. However, FDA can reclassify or use “de novo classification” for a device that meets the FDC Act standards for a class II device, permitting the device to be marketed without PMA approval. To grant such a reclassification, FDA must determine that the FDC Act’s general controls alone, or general controls and special controls together, are sufficient to provide a reasonable assurance of the device’s safety and effectiveness. The de novo classification route is generally less burdensome than the PMA approval process.
Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting, or implantable devices, or those deemed not substantially equivalent to a legally marketed predicate device, are placed in class III. Class III devices typically require PMA approval. To obtain PMA approval, an applicant must demonstrate the reasonable safety and effectiveness of the device based, in part, on data obtained in clinical studies. All clinical studies of investigational medical devices to determine safety and effectiveness must be conducted in accordance with FDA’s investigational device exemption (IDE) regulations, including the requirement for the study sponsor to submit an IDE application to FDA, unless exempt, which must become effective prior to commencing human clinical studies. PMA reviews generally last between one and two years, although they can take longer. Both the 510(k) and the PMA processes can be expensive and lengthy and may not result in clearance or approval. If we are required to submit our products for pre-market review by the FDA, we may be required to delay marketing and commercialization while we obtain premarket clearance or approval from the FDA. There would be no assurance that we could ever obtain such clearance or approval.
All medical devices, including IVDs, that are regulated by the FDA are also subject to the quality system regulation. Obtaining the requisite regulatory approvals, including the FDA quality system inspections that are required for PMA approval, can be expensive and may involve considerable delay. The regulatory approval process for such products may be significantly delayed, may be significantly more expensive than anticipated, and may conclude without such products being approved by the FDA. Without timely regulatory approval, we will not be able to launch or successfully commercialize such diagnostic products. Changes to the current regulatory framework, including the imposition of additional or new regulations, could arise at any time during the development or marketing of our products. This may negatively affect our ability to obtain or maintain FDA or comparable regulatory clearance or approval of our products in the future. In addition, regulatory agencies may introduce new requirements that may change the regulatory requirements for us or our customers, or both.
As noted above, although our products are currently labeled and sold for research purposes only, the regulatory requirements related to marketing, selling, and supporting such products could be uncertain and depend on the totality of circumstances. This uncertainty exists even if such use by our customers occurs without our consent. If the FDA or other regulatory authorities assert that any of our RUO products are subject to regulatory clearance or approval, our business, financial condition, or results of operations could be adversely affected.
For example, in some cases, our customers may use our RUO products in their own laboratory-developed tests (LDTs) or in other FDA-regulated products for clinical diagnostic use. The FDA has historically exercised enforcement discretion in not enforcing the medical device regulations against LDTs and LDT manufacturers. However, on October 3, 2014, the FDA issued two draft guidance documents that set forth the FDA’s proposed risk-based framework for regulating LDTs, which are designed, manufactured, and used within a single laboratory. In January 2017, the FDA announced that it would not issue final guidance on the oversight of LDTs and LDT manufacturers, but would seek further public discussion on an appropriate oversight approach and give Congress an opportunity to develop a legislative solution. More recently, the FDA has issued warning letters to genomics labs for illegally marketing genetic tests that claim to predict patients’ responses to specific medications, noting that the FDA has not created a legal “carve-out” for LDTs and retains discretion to take action when appropriate, such as when certain genomic tests raise significant public health concerns. As laboratories and manufacturers develop more complex genetic tests and diagnostic software, FDA may increase its regulation of LDTs. Any future legislative or administrative rule making or oversight of LDTs and LDT manufacturers, if and when finalized, may impact the sales of our products and how customers use our products, and may require us to change our business model in order to maintain compliance with these laws. We would become subject to additional FDA requirements if our products are determined to be medical devices or if we elect to seek 510(k) clearance or premarket approval. If our products become subject to FDA regulation as medical devices, we would need to invest significant time and resources to ensure ongoing compliance with FDA quality system regulations and other post-market regulatory requirements.
International sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. In the future, if we decide to distribute or market our diagnostic products as IVDs in Europe, such products will be subject to regulation under the European Union (EU) IVD Directive and/or the IVD Medical Device Regulation (IVDR) European Union (EU) 2017/746. The IVDR was published in 2017, will replace the IVD Directive, is significantly more extensive than the IVD Directive, including requirements on performance data and quality system, and will become fully enforceable in 2022. Outside of the EU, regulatory approval needs to be sought on a country-by-country basis in order to market medical devices. Although there is a trend towards harmonization of quality system, standards and regulations in each country may vary substantially which can affect timelines of introduction.
Recently, as part of the Trump Administration’s efforts to combat COVID-19 and consistent with the President’s direction in Executive Orders 13771 (Executive Order on Reducing Regulation and Controlling Regulatory Costs) and 13924 (Executive Order on Regulatory Relief to Support Economic Recovery), the Department of Health and Human Services (HHS) announced rescission of guidance and other informal issuances of the FDA regarding premarket review of LDT absent notice-and-comment rulemaking, stating that, absent notice-and-comment rulemaking, those seeking approval or clearance of, or an emergency use authorization, for an LDT may nonetheless voluntarily submit a premarket approval application, premarket notification or an Emergency Use Authorization request, respectively, but are not required to do so. However, laboratories opting to use LDTs without FDA premarket review or authorization would not be eligible for liability protection under the Public Readiness and Emergency Preparedness Act. While this action by HHS is expected to reduce the regulatory burden on clinical laboratories certified under the Clinical Laboratory Improvement Amendments of 1988 that develop LDTs, it is unclear how this action as well as future legislation by federal and state governments and the FDA will impact the industry, including our business and that of our customers. Such HHS measure may compel the FDA to formalize earlier enforcement discretionary policies and informal guidance through notice-and-comment rulemaking or impose further restrictions on LDTs. HHS’ rescission policy may change over time. Congress could also enact legislation restricting LDTs. Any restrictions on LDTs by the FDA, HHS, Congress, or state regulatory authorities may decrease the demand for our products. The adoption of new restrictions on RUOs, whether by the FDA or Congress, could adversely affect demand for our specialized reagents and instruments.
In the future, to the extent we develop any clinical diagnostic assays, we may pursue payment for such products through a diverse and broad range of channels and seek coverage and reimbursement by government health insurance programs and commercial third-party payors for such products. In the United States, there is no uniform coverage for clinical laboratory tests. The extent of coverage and rate of payment for covered services or items vary from payor to payor. Obtaining coverage and reimbursement for such products can be uncertain, time-consuming, and expensive, and, even if favorable coverage and reimbursement status were attained for our tests, to the extent applicable, less favorable coverage policies and reimbursement rates may be implemented in the future. Changes in healthcare regulatory policies could also increase our costs and subject us to additional regulatory requirements that may interrupt commercialization of our products, decrease our revenue and adversely impact sales of, and pricing of and reimbursement for, our products.
For further discussion of the risks we face relating to regulation, see the section titled “Risk factors— Risks Related to Nautilus’ Business Following the Business Combination— Risks Related to Regulatory and Legal Compliance Matters.”
The federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH), and their implementing regulations, which impose obligations, including mandatory contractual terms, with respect to safeguarding the transmission, security and privacy of protected health information by covered entities subject to HIPAA, such as health plans, health care clearinghouses and healthcare providers, and their respective business associates that access protected health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates in some cases, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions.
In addition, in the U.S., numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws, govern the collection, use, disclosure, and protection of health-related and other personal information. For example, in June 2018, the State of California enacted the CCPA, which came into effect on January 1, 2020 and provides new data privacy rights for consumers and new operational requirements for companies. The California Privacy Rights Act (CPRA), whose substantive provisions go into effect in 2023, revises and expands the CCPA. While we are not currently subject to the CCPA, we may in the future be required to comply with the CCPA, which may increase our compliance costs and potential liability. Furthermore, the CCPA could mark the beginning of a trend toward more stringent state privacy legislation in the U.S., which could increase our potential liability and adversely affect our business.
Furthermore, the collection, use, storage, disclosure, transfer, or other processing of personal data regarding individuals in the European Economic Area (EEA), including personal health data, is subject to the GDPR, which became effective on May 25, 2018. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR also imposes strict rules on the transfer of personal data to countries outside the EEA, including the United States, and permits data protection authorities to impose large penalties for violations of the GDPR, including potential fines of up to €20 million or 4% of annual global revenues, whichever is greater. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. In addition, the GDPR includes restrictions on cross-border data transfers. The GDPR may increase our responsibility and liability in relation to personal data that we process where such processing is subject to the GDPR, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries. Compliance with the GDPR will be a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with our European activities.
Further, with the end of the United Kingdom’s transition period to leave the European Union, or the Brexit transition period, on December 31, 2020, there is uncertainty with regard to medical device and data protection regulations as well as other regulations that may apply to our industry in the United Kingdom, including new guidance, rules, and regulations by the Medicines and Healthcare products Regulatory Agency (MHRA).
Our research and development processes involve the controlled use of hazardous materials, including select chemicals that may be flammables, toxic or corrosives, which subject us to a variety of federal, state and local environmental and safety laws and regulations. Some of the regulations governing hazardous materials under the current regulatory structure provide for strict liability, holding a party potentially liable without regard to fault or negligence. We could be held liable for damages, remediation costs, and fines as a result of our, or our agents’ or contractors’, business operations should contamination of the environment or individual exposure to hazardous materials occur. We cannot predict how changes in laws or development of new regulations will affect our business operations or the cost of compliance.
For further discussion of the risks we face relating to regulation, see the section titled “Risk factors— Risks Related to Nautilus’ Business Following the Business Combination— Risks Related to Regulatory and Legal Compliance Matters.”
Intellectual Property
Patents
We strive to obtain and maintain intellectual protection for our products and technology by using a variety of intellectual protection strategies, such as patents, trademarks, trade secrets and other methods of protecting proprietary information.
As of December 31, 2020, we own one issued U.S. patent, one allowed U.S. patent, more than six pending U.S. non-provisional patent applications, more than three pending U.S. provisional patent applications, and more than thirty pending foreign patent applications, including three international patent applications filed under the Patent Cooperation Treaty (PCT application). Our owned patents and patent applications, if issued, are expected to expire between 2037 and 2041, in each case absent any patent term adjustments or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees.
Our solely owned patents and patent applications contain, among others, claims directed to our core platform technology, such as compositions, methods, and systems directed to identifying and quantifying proteins utilizing probes that can bind different epitopes of the proteins with different degrees of binding non-specificity; reagents and materials; instruments; sample preparation; and high throughput decoding algorithms amongst other things.
Trade Secrets
In addition to patents, we utilize trade secrets and proprietary know-how to boost our competitive position. Specifically, we rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. We protect trade secrets and know-how by establishing confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and partners. These agreements generally provide that all confidential information developed or made known during the course of an individual or entity’s relationship with us must be kept confidential during and after the relationship. These agreements also generally provide that all inventions resulting from work performed for us or relating to our business and conceived or completed during the period of employment or assignment, as applicable, shall be our exclusive property.

Trademarks
As of December 31, 2020, we own approximately four registered trademarks in China and Europe. In addition, we have five pending trademark applications directed to different classes in China. Further, we have two pending trademark applications in U.S. and Canada.
Collaboration Agreements
In December 2020, we entered into a pilot study Research Collaboration Agreement with Genentech, Inc. Under this agreement, a research collaboration team is using the Nautilus Platform to analyze and map the proteoform landscape of a Genentech protein target of interest. This agreement is for research only and Nautilus does not expect to generate any revenue under the agreement. The research collaboration team is aiming to submit its results for publication late 2021.
Scientific Advisory Board
We have assembled a highly qualified scientific advisory board composed of advisors who have deep expertise in the fields of proteomics, medicine, regulatory compliance and data science. Our scientific advisory board is composed of:
Ruedi Aebersold, PhD
Dr. Aebersold is Professor of Systems Biology at the Institute of Molecular Systems Biology in ETH Zurich (IMSB) He is widely considered a pioneer in the field of proteomics and has served as the head of the biology/disease branch of the human proteome project.
Lee Hartwell, PhD
Dr. Hartwell is the President and Director Emeritus of the Fred Hutchinson Cancer Research Center. He is a 2001 Co-recipient Nobel Prize in Physiology and Medicine for his discovery of the protein molecules that control the division of cells.
Joshua LaBaer, MD, PhD
Dr. LaBaer is the Executive Director of the Biodesign Institute at Arizona State University. He is a leading researcher in cancer and personalized medicine and the inventor of the novel protein microarray technology, Nucleic Acid Programmable Protein Array (NAPPA), which has been used widely for biomedical research.
Employees and Human Capital
As of December 31, 2020, we had 57 employees, all based in the United States, many of whom hold doctorate degrees. Of these employees, 45 were engaged in research and development activities, and 12 were engaged in general and administrative activities. None of our employees are represented by a labor union or covered under a collective bargaining agreement.
Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.
Facilities
Our corporate headquarters, research and development facilities, and manufacturing and distribution centers are located at 425 Pontius Ave N, Ste 202, Seattle, Washington. The facility is approximately 2,542 square feet and is compliant with all relevant state and federal requirements. Our lease on this facility runs through April 30, 2021. We also lease approximately 25,879 square feet of additional office and research space at 201 Industrial Road, San

Carlos, California and approximately 45,338 square feet of additional office and research space at 835 Industrial Road, San Carlos, California. This space is currently under construction and has a target commencement date of October 1, 2021. Finally, we leased 10,142 square feet of office and research space at 75 Shoreway Road, San Carlos, California. The license for use of this facility is expected to terminate 30 days after the commencement date for the lease at 835 Industrial Road, San Carlos, California. We do not own any real property and believe that our current facilities are sufficient to meet our ongoing needs and that, if we require additional space, we will be able to obtain additional facilities on commercially reasonable terms.
Legal Proceedings
We are not currently a party to any material legal proceedings. From time to time we may be involved in legal proceedings or investigations, which could have an adverse impact on our reputation, business and financial condition and divert the attention of our management from the operation of our business.

NAUTILUS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of Nautilus’ financial condition and results of operations together with the section entitled “Selected Historical Financial Information of Nautilus” and Nautilus’ audited financial statements and notes thereto. Certain of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to plans and strategy for Nautilus’ business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” Nautilus’ actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from Nautilus’ forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Unless otherwise indicated or the context otherwise requires, references in this Nautilus Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Nautilus,” “we,” “us,” “our” and other similar terms refer to Nautilus prior to the Business Combination and to New Nautilus and its consolidated subsidiaries after giving effect to the Business Combination.
Overview
We are a development stage life sciences company creating a platform technology for quantifying and unlocking the complexity of the human proteome. Our mission is to transform the field of proteomics by democratizing access to the proteome and enabling fundamental advancements across human health and medicine. We were founded on the belief that incremental advancements of existing technologies are inadequate, and that a bold scientific leap would be required to radically reinvent proteomics and revolutionize precision medicine. Our vision is to integrate our breakthrough innovations in computer science, engineering, and biochemistry to develop and commercialize a proteomic analysis technology of extreme sensitivity and scale. To accomplish this, we have built a prototype of a single-molecule instrument, our Proteomic Analysis System, which will be further developed to deliver the speed, simplicity, accuracy, and versatility that we believe is necessary to establish a new gold standard in the field.
Since our incorporation in 2016, we have devoted substantially all of our resources to research and development activities, including with respect to our proteomics platform, or Nautilus Platform, business planning, establishing and maintaining our intellectual property portfolio, hiring personnel, raising capital and providing general and administrative support for these operations. We do not have any products available for commercial sale, and we have not generated any revenue from our Nautilus Platform or other sources since inception. Our ability to generate revenue sufficient to achieve profitability, if ever, will depend on the successful development and eventual commercialization of our Nautilus Platform, which we expect, if it ever occurs, will take a number of years. Our Nautilus Platform, which includes our end-to-end solution comprised of instruments, consumables, and software analysis, is currently under development and will require significant additional research and development efforts, including extensive testing prior to commercialization. These efforts require significant amounts of additional capital and adequate personnel infrastructure. There can be no assurance that our research and development activities will be successfully completed, or that our Nautilus Platform will be commercially viable.
In order to commercialize our Nautilus Platform in volume, we will need to establish internal manufacturing capacity or to contract with one or more manufacturing partners, or both. Our technology is complex, and the manufacturing process for our products will be similarly complex, involving a large number of unique precision parts in addition to the production of various reagents and antibodies. We may encounter unexpected difficulties in manufacturing our Nautilus Platform, instruments, and related consumables. Among other factors, we will need to develop reliable supply chains for the various components in the Nautilus Platform, instruments, and consumables to support large-scale commercial production. In connection with our Nautilus Platform, we intend to utilize over 300 complex reagents and various antibodies in order to generate deep proteomic information at the speed and scale which we expect our Nautilus Platform to perform. Such reagents and antibodies are expected to be more difficult to manufacture and more expensive to procure. There is no assurance that we will be able to build manufacturing or consumable production capacity internally or find one or more suitable manufacturing or production partners, or both, to meet the volume and quality requirements necessary to be successful in the proteomics market.
Given our stage of development, we have not yet established a commercial organization or distribution capabilities. We do intend to build a commercial infrastructure to support sales of our products. We expect to manage sales, marketing and distribution through both internal resources and third-party relationships. We plan to commercialize our proteomics platform using a three-phase plan that has been shown to be effective and optimal for introducing disruptive products in numerous life sciences technology markets. The first phase is expected to involve collaboration with biopharmaceutical companies and key opinion leaders to validate the performance and utility of Nautilus’ product, during which we do not expect to recognize significant revenue, if any. The second phase will include an early access limited release phase in which we expect to recognize limited revenue. Finally the third phase is anticipated to include a broader commercial launch. We are currently in the collaboration phase during which we are seeking to enter collaborations with a small number of research customers, including with biopharmaceutical companies and key opinion leaders in proteomics whose assessment and validation of our products can significantly influence other researchers in their respective markets and/or fields. During the early access limited release phase, we plan to leverage our publications to drive awareness and customer demand to pre-sell instruments and reagents to select customers performing large-scale proteomics research. During this phase, we plan to provide our early access program partners with broad-scale analysis and profiling of samples analyzed in our facility and shared via a cloud platform. We do not anticipate that the second phase will begin any earlier than the second half of 2022 and do not anticipate that it will result in any material revenue. During this phase, we expect to work closely with early access customers to demonstrate a unique value proposition for our proteomics product platform. We expect this second phase to continue through the end of 2023 and lead into the third phase of broad commercialization at the end of 2023 and the beginning of 2024. We do not expect to realize any material revenue prior to the second half of 2023.
We intend to commercialize our Nautilus Platform through a direct sales channel in the United States, and through both direct and distributor sales channels in regions outside the United States. Given our stage of development, we currently have no marketing, sales, commercial product distribution or service and support capabilities. We intend to build the necessary infrastructure for these activities in the United States, European Union, the United Kingdom, and potentially other countries and regions, including Asia-Pacific, as we execute on our three phase commercial launch strategy for our Nautilus Platform.
To date, we have financed our operations primarily through private placements of convertible preferred stock. Through December 31, 2020, we had raised aggregate net proceeds of $108.4 million from these private placements and as of December 31, 2020, we had cash, cash equivalents and short term investments of $76.7 million. In April and May 2020, we issued 6,109,232 shares of Series B convertible preferred stock for $12.45 per share, resulting in net proceeds of $75.9 million. Based on our current operating plan, we believe that our existing cash, cash equivalents, and short-term investments will enable us to fund our planned operating expenses and capital expenditures through at least at least the next 12 months.
We have incurred significant losses since the commencement of our operations. Our net losses were $15.6 million in 2020, and we expect to continue to incur significant losses for the foreseeable future as we continue our research and development activities and planned commercialization of our proteomics platform. As of December 31, 2020, we had an accumulated deficit of $30.3 million. These losses have resulted primarily from costs incurred in connection with research and development activities and to a lesser extent from general and administrative costs associated with our operations. We expect to incur significant and increasing expenses and operating losses for the foreseeable future. Our net losses may fluctuate significantly from period to period, depending on the timing of and expenditures on our planned commercialization and research and development activities.
We expect our expenses and capital requirements will increase substantially in connection with our ongoing activities as we:
•continue our research and development activities, including with respect to our Nautilus Platform;
•undertake activities to establish sales, marketing and distribution capabilities for our Nautilus Platform;

•setup costs related to production tooling and required testing;
•maintain, protect and expand our intellectual property portfolio, including patents, trade secrets and know how;
•implement operational, financial and management information systems;
•attract, hire and retain additional management, scientific and administrative personnel; and
•operate as a public company.
As a result, we will require substantial additional funding to develop our products and support our continuing operations. Until such time that we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, which could include income from collaborations, strategic partnerships or marketing, distribution or licensing arrangements with third parties or from grants. We may be unable to raise additional funds or to enter into such agreements or arrangements on favorable terms, or at all. Our failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on our business, results of operations or financial condition, and could force us to delay, reduce or eliminate our product development or future commercialization efforts. We may also be required to grant rights to develop and market products that we would otherwise prefer to develop and market ourselves. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our development efforts. We cannot assure you that we will ever be profitable or generate positive cash flow from operating activities.
Impact of COVID-19 Pandemic
The global COVID-19 pandemic continues to rapidly evolve. The extent of the impact of the COVID-19 pandemic on our business, operations and development timelines and plans remains uncertain, and will depend on certain developments, including the duration and spread of the outbreak and its impact on our development activities, third-party manufacturers, and other third parties with whom we do business, as well as its impact on regulatory authorities and our key scientific and management personnel. As the COVID-19 pandemic has developed, we have taken numerous steps to help ensure the health and safety of our employees. We are maintaining hygiene and respiratory protocols; controls for social distancing; enhanced cleaning, disinfecting, decontamination, and ventilation protocols; health policies; and usage of personal protective equipment, where appropriate. During March and April of 2020 in which stay at home orders were in place in the state of California and Washington, the volume of ongoing lab work was reduced, and only critical program work in the lab has continued with staggered lab employee work shifts to minimize risk of exposure to COVID-19, which has and may continue to disrupt or delay our ability to conduct development activities. Employees whose tasks can be performed offsite have been instructed to work from home.
We have been and continue to actively monitor our supply chain during the COVID-19 pandemic, including third-party materials and suppliers. To date, we have experienced some supply disruptions due to the pandemic, including closures at certain chip manufacturers, which led to extended lead times for certain chips; diversion of certain lab materials needed to support COVID-19 relief efforts; and lower availability of certain reagents. While certain of these disruptions have resolved since the start of the COVID-19 pandemic, we are continuing to monitor our supply chain and contingency planning is ongoing with our partners to reduce the possibility of an interruption to our development activities or the availability of necessary materials.
The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. To the extent possible, we are conducting business as usual, with necessary or advisable modifications to employee travel and with our employees working remotely. We will continue to actively monitor the rapidly evolving situation related to COVID-19 and may take further actions that alter our operations, including those that may be required by federal, state or local authorities, or that we determine are in the best interests of our employees and other third parties with whom we do business. At this point, the extent to which the COVID-19 pandemic may affect our future business, operations and development timelines and plans, including the resulting impact on our expenditures and capital needs, remains uncertain.

Proposed Business Combination Transaction
On February 7, 2021, we executed a definitive business combination agreement between us and ARYA. As a result of the proposed business combination, ARYA will be renamed to Nautilus Biotechnology, Inc., or New Nautilus, and Nautilus will become a wholly owned subsidiary of New Nautilus. Upon the completion of the proposed business combination transaction, the stockholders of Nautilus will exchange their interests in Nautilus for shares of common stock of New Nautilus and awards issued under Nautilus’ existing equity incentive plans will be exchanged for awards issued under a new equity incentive plan to be adopted by New Nautilus. In addition, immediately after the completion of the Business Combination, certain investors have agreed to subscribe for and purchase an aggregate of $200 million of common stock of New Nautilus. The combined company is expected to receive gross proceeds of approximately $350 million at the closing of the transaction (assuming no redemptions are effected by shareholders of ARYA) and will continue to operate under the Nautilus management team. The boards of directors of both ARYA and Nautilus have approved the proposed transaction. Completion of the transaction, which is expected in the second quarter of 2021, is subject to approval of ARYA’s shareholders and the satisfaction or waiver of certain other customary closing conditions.
Components of Our Results of Operations
Revenue
To date, we have not generated any revenue and we may not generate any revenue from the sale of products or from other sources in the near future.
Operating Expenses
Research and Development Expense
Research and development expenses account for a significant portion of our operating expenses and consist primarily of salaries, related benefits and stock-based compensation expense of product development personnel, facilities costs, laboratory supplies and equipment, depreciation and amortization, external costs of vendors engaged to conduct research and development activities, and allocated expenses for technology and facilities. We expense research and development expenses in the periods in which they are incurred.
We plan to continue to invest in our research and development efforts and to increase our investment in research and development efforts related to our product development. As a result, we expect research and development expenses to increase in absolute dollars as we continue to advance our product development, hire additional personnel and retain existing personnel, purchase supplies and materials and allocate expense to our research and development facilities.
General and Administrative Expenses
General and administrative expenses consist of salaries and benefits, and stock-based compensation expense for personnel in executive, operations, legal, human resources, finance and administrative functions, professional fees for legal, patent, consulting, accounting and audit services, and allocated expenses for technology and facilities. We expense general and administrative expenses in the periods in which they are incurred.
We expect that our general and administrative expenses will increase substantially over the next several years as we hire additional personnel to support the continued research and development of our products and growth of our business. Following the completion of the Business Combination, we also anticipate that we will incur substantially higher expenses as a result of operating as a public company, including expenses related to accounting, audit, legal, regulatory, insurance, compliance with the rules and regulations of the SEC, Sarbanes-Oxley Act and those of any national securities exchange on which our securities are traded, director and officer insurance, investor and public relations, and other administrative and professional services.

Other Income (Expense), Net
Other income (expense), net consists primarily of interest income on our cash, cash equivalents and short-term investments.
Results of Operations
The following table shows our statements of operations for the periods indicated:

	Year Ended December 31,		2020 to 2019	2020 to 2019
	2020	2019	Change	Change
	(in thousands)		($)	(%)
Operating expenses:
Research and development	$12,432	$8,488	$3,944	46%
General and administrative	3,312	1,622	1,690	104%
Total operating expenses	15,744	10,110	5,634	56%
Other income (expense), net	125	492	(367)	(75)%
Net loss	$(15,619)	$(9,618)	$(6,001)	62%
Research and Development Expenses
Research and development expenses were $12.4 million for the year ended December 31, 2020, compared to $8.5 million for the year ended December 31, 2019, an increase of $3.9 million, or 46%. The increase was primarily due to a $2.1 million increase in salaries, related benefits, and stock-based compensation due to an increase in headcount to support on-going development of our products, a $0.8 million increase in laboratory supplies and equipment expense, a $0.7 million increase in facilities cost, and a $0.2 million increase in external costs of vendors engaged to produce materials used in research and development activities.
General and Administrative Expenses
General and administrative expenses were $3.3 million for the year ended December 31, 2020, compared to $1.6 million for the year ended December 31, 2019, an increase of $1.7 million, or 104%. The increase was primarily due to a $1.1 million increase in salaries, related benefits, and stock-based compensation, a $0.3 million increase in professional service and a $0.2 million increase in facilities costs.
Other Income (Expense), Net
Other income (expense), net was $0.1 million for the year ended December 31, 2020, compared to $0.5 million for the year ended December 31, 2019, or a decrease of $0.4 million, or 75%. The change was primarily lower interest income due to lower average interest income rate environment.
Liquidity and Capital Resources
Sources of Liquidity
Since our inception, we have not generated any revenue from product sales and have incurred significant operating losses and negative cash flows from our operations. Our net loss was $15.6 million for the year ended December 31, 2020. As of December 31, 2020, we had an accumulated deficit of $30.3 million. We have funded our operations to date primarily with proceeds from the sale of convertible preferred stock. As of December 31, 2020, we had raised net proceeds of $108.4 million from these private placements of our convertible preferred stock and had cash, cash equivalents and short term investments of $76.7 million. In April and May 2020, we issued 6,109,232 shares of Series B convertible preferred stock for $12.45 per share, resulting in net proceeds of $75.9 million.
Our primary uses of cash to date have been to fund our research and development activities, business planning, establishing and maintaining our intellectual property portfolio, hiring personnel, raising capital, and providing general and administrative support for these operations.

Funding Requirements
To date, we have not generated any revenue and we may not generate any revenue from the sale of products or from other sources in the near future. Following the completion of the Business Combination, we expect our expenses and capital requirements will increase substantially in connection with our ongoing activities as we:
•continue our research and development activities, including with respect to our proteomics platform;
•undertake activities to establish sales, marketing and distribution capabilities for our proteomics platform;
•incur setup costs related to production tooling and required testing;
•maintain, protect and expand our intellectual property portfolio, including patents, trade secrets and know how;
•implement operational, financial and management information systems;
•attract, hire and retain additional management, scientific and administrative personnel; and
•operate as a public company.
Based on our planned operations, we expect our current cash, cash equivalents, and short-term investments will be sufficient to fund our operating expenses for at least the next 12 months. We continue to face challenges and uncertainties and, as a result, our available capital resources may be consumed more rapidly than currently expected due to: delays in execution of our development plans; the scope and timing of our investment in our sales, marketing, and distribution capabilities; changes we may make to the business that affect ongoing operating expenses; the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; changes we may make in our business or commercialization strategy; changes we may make in our research and development spending plans; our need to implement additional infrastructure and internal systems; the impact of the COVID-19 pandemic; and other items affecting our forecasted level of expenditures and use of cash resources including potential acquisitions.
Until such time as we can generate significant revenue from commercialization of our products, if ever, we will continue to require substantial additional capital to develop our proteomics platform and fund operations for the foreseeable future. We intend to obtain such capital through public or private equity offerings or debt financings, credit or loan facilities or a combination of one or more of these funding sources. We may also seek additional financing opportunistically. We may be unable to raise additional funds on favorable terms or at all. Our failure to raise additional capital, if needed, would have a negative impact on our financial condition and our ability to execute our business plan.
Our expected future capital requirements depend on many factors including expansion of our product portfolio and the timing and extent of spending on sales and marketing and the development of our technology. If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Any future debt financing into which we enter may impose upon us additional covenants that restrict our operations, including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our common stock, make certain investments and engage in certain merger, consolidation or asset sale transactions. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders.

Historical Cash Flows
The following table summarizes our cash flows for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
	(in thousands)
Net cash used in operating activities	$(13,996)	$(9,662)
Net cash (used in) provided by investing activities	(25,279)	4,050
Net cash provided by financing activities	75,899	36
Net increase (decrease) in cash, cash equivalents and restricted cash	$36,624	$(5,576)
Operating Activities
During the year ended December 31, 2020, net cash used in operating activities was $14.0 million, primarily resulting from our operating loss of $15.6 million, $1.6 million decrease in operating lease liability, $0.6 million increase in prepaid expenses and other assets, partially offset by $1.6 million amortization of operating lease right-of-use assets, $0.7 million in depreciation, $0.7 million increase in accrued expenses and other liabilities, $0.3 million amortization of premiums and gain on investments and $0.4 million of stock-based compensation.
During the year ended December 31, 2019, net cash used in operating activities was $9.7 million, primarily resulting from our operating loss of $9.6 million, $0.5 million increase in prepaid expenses and other assets and $0.2 million amortization of premiums and gain on investments, offset by $0.5 million in depreciation and $0.1 million of stock-based compensation.
Investing Activities
During the year ended December 31, 2020, net cash used in investing activities was $25.3 million, primarily resulting from $68.4 million in purchases of securities and $0.9 million in purchases of property and equipment, offset by $44.0 million in proceeds from maturities of securities.
During the year ended December 31, 2019, net cash provided by investing activities was $4.1 million, primarily resulting from $30.4 million in proceeds from maturities of securities, partially offset by $25.4 million in purchases of securities and $0.9 million in purchases of property and equipment.
Financing Activities
During the year ended December 31, 2020, net cash provided by financing activities was $75.9 million, primarily from proceeds from issuance of convertible preferred stock.
During the year ended December 31, 2019, net cash provided by financing activities was less than $0.1 million in net proceeds from exercise of stock options.
Contractual Obligations and Commitments
The following table summarizes our contractual obligations as of December 31, 2020 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 years
	(in thousands)
Operating lease obligations(1)(2)	$5,304	$1,791	$3,513	$—	$—
Purchase obligations	486	486	—	—	—
Total	$5,790	$2,277	$3,513	$—	$—

___________________
(1)Reflects minimum payments due for office space and laboratory space under our leases in Seattle, Washington and San Carlos, California.
(2)In December 2020, we entered into a new lease in San Carlos, California for ten years commencing in September 2021 and expiring in September 2031 with total minimum lease payments of $42.1 million. In December 2020, we also entered into a temporary office space lease agreement in San Carlos, California commencing in February 2021 and expiring in October 2021 with total minimum lease payments of $1.2 million. These leases have not commenced and therefore are not included in the operating lease obligations.
Off-Balance Sheet Arrangements
We currently do not have, and did not have during the periods presented, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Critical Accounting Policies and Estimates
Our discussion and analysis of financial condition results of operations are based upon our financial statements included elsewhere in this prospectus. The preparation of our financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates.
Our critical accounting policies are those that materially affect our financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our financial statements. We believe that the critical accounting policies listed below are the most difficult management decisions as they involve the use of significant estimates and assumptions as described above.
Research and Development
Costs for research and development activities are expensed in the period in which they are incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries and bonuses, stock-based compensation, employee benefits, facilities costs, laboratory supplies, depreciation and amortization, external costs of vendors engaged to conduct research and development activities.
As part of the process of preparing its financial statements, we estimate our accrued expenses. This process involves reviewing quotations and contracts, identifying services that have been performed on our behalf and estimating the level of services performed and the associated cost incurred for services for which we have not yet been invoiced or otherwise notified of the actual cost. The majority of our service providers invoice monthly in arrears for services performed or when contractual milestones are met. We make estimates of our accrued expenses at the end of each reporting period based on the facts and circumstances known to us at that time. The significant estimates in our accrued research and development expenses relate to expenses incurred with respect to academic research centers and other vendors in connection with research and development activities for which we have not yet been invoiced.
Redeemable Convertible Preferred Stock
We record all shares of redeemable convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. Redeemable convertible preferred stock is recorded outside of permanent equity because while it is not mandatorily redeemable, in certain events considered not solely within our control, such as a merger, acquisition, or sale of all or substantially all of our assets (each, a “deemed liquidation event”), the redeemable convertible preferred stock will become redeemable at the option of the holders of at least a majority of the then outstanding preferred shares. We have not adjusted the carrying value of the redeemable convertible preferred stock to its liquidation preference because a deemed liquidation event obligating us to pay the liquidation preference to holders of shares of preferred stock is not probable of occurring. Subsequent adjustments to the carrying values to the liquidation preference will be made only if it becomes probable that such a deemed liquidation event will occur.

Stock-based Compensation
We maintain a stock-based compensation plan as a long-term incentive for employees, non-employee directors and consultants. The plan allows for the issuance of incentive stock options, non-qualified stock options, restricted stock units, and other forms of equity awards.
We recognize stock-based compensation expense for stock options on a straight-line basis over the requisite service period and account for forfeitures as they occur. Our stock-based compensation costs are based upon the grant date fair value of options estimated using the Black-Scholes option pricing model. To the extent any stock option grants are made subject to the achievement of a performance-based milestone, management evaluates when the achievement of any such performance-based milestone is probable based on the relative satisfaction of the performance conditions as of the reporting date.
The Black-Scholes option pricing model utilizes inputs which are highly subjective assumptions and generally require significant judgment. These assumptions include:
•Fair Value of Common Stock. See the subsection titled “—Common Stock Valuations” below.
•Risk-Free Interest Rate. The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of the option.
•Expected Volatility. Because we have been privately held and do not have any trading history for our common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded life sciences companies over a period equal to the expected term of the stock option grants. The comparable companies were chosen based on the similar size, stage in life cycle or area of specialty. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own stock price becomes available.
•Expected Term. The expected term represents the period that the stock-based awards are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term), as we do not have sufficient historical data to use any other method to estimate expected term.
•Expected Dividend Yield. We have never paid dividends on our common stock and have no plans to pay dividends on our common stock. Therefore, we used an expected dividend yield of zero.
Certain assumptions we used in applying the Black-Scholes option pricing model to determine the estimated fair value of our stock options involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation could be materially different.
Common Stock Valuations
There has been no public market for our common stock, and, as a result, the fair value of the shares of common stock underlying our share-based awards was estimated on each grant date by our board of directors. To determine the fair value of our common stock underlying option grants at each grant date, our board of directors considered, among other things, input from management, valuations of our common stock prepared by unrelated third-party valuation firms in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant, and factors that may have changed from the date of the most recent valuation through the date of the grant. These factors included, but were not limited to:
•our results of operations and financial position, including our levels of available capital resources;
•our stage of development and material risks related to our business;

•progress of our research and development activities;
•our business conditions and projections;
•the market value of stock or equity interests in similar corporations and other entities engaged in trades or businesses substantially similar to ours, the value of which could be readily determined through nondiscretionary, objective means (such as through trading prices on an established securities market or an amount paid in an arm’s length transaction), as well as recently completed mergers and acquisitions of peer companies;
•the lack of marketability of our common stock as a private company;
•the prices at which we sold shares of our convertible preferred stock to outside investors in arms-length transactions and the terms and prices of other arm’s length transactions involving the sale or transfer of our securities;
•the rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;
•the likelihood of achieving a liquidity event for our securityholders, such as an initial public offering or a sale of our company, given prevailing market conditions;
•the hiring of key personnel and the experience of management;
•trends and developments in our industry; and
•external market conditions affecting the life sciences and biotechnology industry sectors.
The Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date. In accordance with the Practice Aid, we considered the following methods:
•Option Pricing Method. Under the option pricing method (“OPM”), shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and common stock are inferred by analyzing these options.
•Probability-Weighted Expected Return Method. The probability-weighted expected return method (“PWERM”) is a scenario-based analysis that estimates value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the economic and control rights of each share class.
For our valuation performed in May 2019, we used the Market Adjusted OPM Backsolve method for the valuation of our equity. As a starting point for this analysis, we relied on the implied equity value, estimated using an OPM Backsolve Method, from the previous valuation performed in May 2018. We adjusted that implied equity value to reflect macroeconomic factors and Company-specific activities during the period between May 2018 and May 2019.
For our valuation performed in May 2020, we utilized the OPM Backsolve approach to estimate the total equity value based on the recently completed Series B redeemable convertible preferred round of financing. Under this method the OPM allocation model is constructed based on our capital structure and reasonable option model inputs (term, volatility, etc.) are assumed. The total equity value in the model is then iterated until the model output for the Series B redeemable convertible preferred stock is equal to its original issue price. We utilized the Hybrid Methodology as the primary allocation method.
For the valuations performed in December 2020, we used a hybrid method utilizing a combination of the OPM and the PWERM. We utilized two different scenarios: (a) a transaction with a SPAC and (b) an acquisition by another company. Under the hybrid method, we used the OPM to allocate the equity value of the business among the various classes of stock. The if-converted method presumes that all shares of our redeemable convertible preferred stock convert into Common Stock based upon their conversion terms and differences in the rights and preferences of the shares of our redeemable convertible preferred stock are ignored. The liquidation method presumes payment of proceeds in accordance with the liquidation terms of each class of stock.
In determining the estimated fair value of our common stock at each grant date, our board of directors also considered the fact that our stockholders could not freely trade our common stock in the public markets. Accordingly, we applied discounts to reflect the lack of marketability of our common stock based on the weighted-average expected time to liquidity. The estimated fair value of our common stock at each grant date reflected a non-marketability discount partially based on the anticipated likelihood and timing of a future liquidity event.
Following the closing of the Business Combination, the New Nautilus Board will determine the fair market value of New Nautilus common stock based on its closing price as reported on the date of grant on the Nasdaq Stock Exchange.
Recent Accounting Pronouncements
See Note 2 to our audited financial statements included elsewhere in this prospectus for more information.
Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
We had cash, cash equivalents and short-term investments of $76.7 million and $16.7 million as of December 31, 2020 and December 31, 2019, respectively. The primary goals of our investment policy are liquidity and capital preservation. We do not enter into investments for trading or speculative purposes. We believe that we do not have any material exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of our cash and cash equivalents. Declines in interest rates, however, would reduce future investment income. A hypothetical 1.00% (100 basis points) increase in interest rates would not have materially impacted the fair value of our marketable securities as of December 31, 2020 and December 31, 2019. If overall interest rates had increased or decreased by 1.00% (100 basis points), neither our interest expense nor our interest income would have been materially affected during the years ended December 31, 2020 or December 31, 2019.
Effects of Inflation
Inflation generally affects us by increasing our cost of labor and research and development contracts. We do not believe that inflation has had a material effect on our financial results during the periods presented.
Emerging Growth Company Accounting Election
The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to use this extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make comparison of our financials to those of other public companies more difficult.
We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the closing of this offering, (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

Further, even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

NAUTILUS EXECUTIVE COMPENSATION
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Nautilus,” “we,” “us” or “our” refer to Nautilus prior to the consummation of the Business Combination and to New Nautilus and its consolidated subsidiaries following the Business Combination.
To achieve Nautilus’ goals, Nautilus has designed, and intends to modify as necessary, its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving these goals.
Nautilus believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its stockholders. As Nautilus’ needs evolve, Nautilus intends to continue to evaluate its philosophy and compensation programs as circumstances require.
This section provides an overview of Nautilus’ executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
For the year ended December 31, 2020, Nautilus’ named executive officers were:
•Sujal Patel, Chief Executive Officer, President, and Secretary
•Anna Mowry, Chief Financial Officer and Treasurer
•Subra Sankar, Senior Vice President, Product Development
Summary Compensation Table for the Fiscal Year Ended December 31, 2020
The following table shows the compensation earned by Nautilus’ named executive officers for the fiscal year ended December 31, 2020.

Name and principal position	Year	Salary ($)		Bonus ($)		Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)		Total ($)
Sujal Patel
President and Chief Executive Officer	2020	200,000				—	50,000	1,450	(3)	251,450
Anna Mowry
Chief Financial Officer and Treasurer	2020	769	(4)			1,945,200	—	2,250	(5)	1,948,219
Subra Sankar
Senior Vice President, Product Development	2020	1,223	(6)	35,000	(7)	3,242,000		2,250	(5)	3,280,473
__________________
(1)In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock option awards granted during 2020, computed in accordance with FASB ASC 718. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(2)These amounts represent performance-based cash bonuses earned under our 2020 annual bonus program based upon the achievement of objectives for the year ended December 31, 2020, which were paid in 2021. Nautilus’ bonus plan is more fully described below under the section titled “—Non-Equity Incentive Plan Compensation.”
(3)The amounts reported represent (i) $1,200 in parking benefits and (ii) $250 for expenses associated with working from home.
(4)Ms. Mowry joined Nautilus as Chief Financial Officer and Treasurer in December 2020, and therefore the compensation set forth in the table above reflects the amount earned for the portion of 2020 in which she was employed by Nautilus.
(5)The amounts reported reflect (i) $2,000 in pre-employment consulting services and (ii) $250 for expenses associated with working from home.
(6)Dr. Sankar joined Nautilus as Senior Vice President, Product Development, in December 2020, and therefore the compensation set forth in the table above reflects the amount earned for the portion of 2020 in which he was employed by Nautilus.

(7)The amount reported reflects a signing bonus paid to Dr. Sankar in connection with his joining Nautilus.

Non-Equity Incentive Plan Compensation
At the beginning of 2020, Nautilus’ board of directors adopted an annual bonus program for 2020 (the “Nautilus Employee Bonus Plan”) for its executive and non-executive employees providing for cash incentives for performance in the year. Bonuses were payable under and pursuant to the terms and conditions of the Nautilus Employee Bonus Plan. Under the Nautilus Employee Bonus Plan, Nautilus’ board of directors had the discretion to increase, reduce or eliminate any bonus award and, unless determined otherwise by Nautilus’ board of directors, a participant must be employed by Nautilus or its affiliates on the date the bonus is paid in order to receive such payment under such plan.
Each of the 2020 bonus opportunities for Nautilus’ executives was based on the assessment of Nautilus’ board of directors of the achievement of company objectives that were established by Nautilus’ board of directors at the beginning of the year as well as any other factors or achievements (e.g., individual performance, as applicable), that Nautilus’ board of directors determined to be relevant in such assessment. Corporate objectives under the Nautilus Employee Bonus Plan consisted of corporate development and product development goals.
Based on Nautilus’ performance against the company objectives in 2020, Nautilus’ board of directors determined to fund the Nautilus Employee Bonus Plan at 100% of the target level for corporate performance objectives for 2020.
The amounts in the Summary Compensation Table under the column “Non-equity incentive plan compensation” are based on the named executive officer’s target bonus amount multiplied by the achievement percentage set by Nautilus’ board of directors consistent with its determinations under the Nautilus Employee Bonus Plan. For 2020, Mr. Patel’s target cash incentive bonus was $50,000 and was 100% based on corporate goals. Because Ms. Mowry and Dr. Sankar joined Nautilus at the end of 2020, they were not eligible to participate in the Nautilus Employee Bonus Plan for 2020.
Outstanding Equity Awards at Fiscal Year-End December 31, 2020
The following table sets forth certain information regarding equity awards granted to Nautilus’ named executive officers that remain outstanding as of December 31, 2020:

	Option Awards(1)						Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)(2)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($)
Sujal Patel	—	—	—		—	—	65,625	(3)	1,799,438	(4)
Anna Mowry	12/3/2020	—	120,000	(5)	4.12	12/3/2030	—		—
Subra Sankar	12/03/2020	—	200,000	(6)	4.12	12/03/2030	—		—
__________________
(1)All of the outstanding stock option awards were granted under and subject to the terms of the 2017 Plan (as defined below), described below under “— Nautilus 2017 Equity Incentive Plan”.
(2)The stock option awards were granted with a per share exercise price equal to the fair market value of one share of Nautilus Common Stock on the date of grant, as determined in good faith by Nautilus’ board of directors.
(3)Represents unvested shares of common stock purchased pursuant to a restricted stock purchase agreement between the Company and Mr. Patel in January 2017. These shares fully vested as of January 12, 2021.
(4)This amount reflects the fair market value of our common stock of $27.42 as of December 31, 2020 (based on the determination of the fair market value by Nautilus’ board of directors as of the most proximate date) multiplied by the amount shown in the column for the number of shares or units of stock that have not vested.
(5)13/49ths of the shares subject to this option shall vest on January 3, 2022, and one forty-ninth (1/49th) of the shares subject to the option shall vest each month thereafter, subject to Ms. Mowry continuing to be a service provider to Nautilus through each such date.
(6)13/49ths of the shares subject to this option shall vest on January 3, 2022, and one forty-ninth (1/49th) of the shares subject to the option shall vest each month thereafter, subject to Dr. Sankar continuing to be a service provider to Nautilus through each such date.

Employment Arrangements with Named Executive Officers
Sujal Patel
In connection with the Merger, Nautilus has entered into a confirmatory employment letter with Mr. Patel, its Chief Executive Officer. The confirmatory employment letter has no specific term and provides that Mr. Patel is an at‑will employee. The confirmatory employment letter supersedes all pre-existing agreements and understandings that Mr. Patel may have entered into concerning his employment relationship with Nautilus. Mr. Patel’s current annual base salary is $350,000 and he is eligible for a target annual cash bonus opportunity of $150,000. In 2020, Mr. Patel’s annual base salary was $200,000 and he was eligible for a target annual cash bonus opportunity of $50,000. Provided Mr. Patel remains employed with Nautilus through the closing date of the Merger, as of such date, his annual base salary will be increased to $500,000. Under his confirmatory employment letter, Mr. Patel is eligible for a target annual cash bonus opportunity equal to 50.0% of his annual base salary for fiscal year 2021.
Anna Mowry
In connection with the Merger, Nautilus has entered into a confirmatory employment letter with Ms. Mowry, its Chief Financial Officer. The confirmatory employment letter has no specific term and provides that Ms. Mowry is an at‑will employee. The confirmatory employment letter supersedes all pre-existing agreements and understandings that Ms. Mowry may have entered into concerning her employment relationship with Nautilus. Ms. Mowry’s current annual base salary is $200,000 and she is eligible for an annual target cash bonus opportunity equal to 25%% of her base salary. Provided Ms. Mowry remains employed with Nautilus through the closing date of the Merger, as of such date, her annual base salary will be increased to $340,000. Under her confirmatory employment letter, Ms. Mowry is eligible for a target annual cash bonus opportunity equal to 40.0% of her annual base salary for fiscal year 2021.
Subra Sankar
In connection with the Merger, Nautilus has entered into a confirmatory employment letter with Dr. Sankar, its Senior Vice President of Product Development. The confirmatory employment letter has no specific term and provides that Dr. Sankar is an at‑will employee. The confirmatory employment letter supersedes all pre-existing agreements and understandings that Dr. Sankar may have entered into concerning his employment relationship with Nautilus. Dr. Sankar’s current annual base salary is $318,000 and he is eligible for an annual target cash bonus opportunity equal to 32% of his base salary. Provided Dr. Sankar remains employed with Nautilus through the closing date of the Merger, as of such date, his annual base salary will remain $318,000. Under his confirmatory employment letter, Dr. Sankar is eligible for a target annual cash bonus opportunity equal to 35.0% of his annual base salary for fiscal year 2021.
Equity Based Incentive Awards
Nautilus’ equity-based incentive awards are designed to more closely align Nautilus’ interests and those of Nautilus’ stockholders with those of Nautilus’ employees and consultants, including Nautilus’ named executive officers. The Nautilus Board is responsible for approving equity grants to Nautilus’ employees and consultants, including Nautilus’ named executive officers. In 2020, stock option awards were the only form of equity awards Nautilus granted to its named executive officers. Nautilus has granted equity incentive awards under the terms of Nautilus’ 2017 Equity Incentive Plan (the “2017 Plan”). The terms of the 2017 Plan are described below under “—Nautilus 2017 Equity Incentive Plan.”
All options are granted with an exercise price per share that is no less than the fair market value of a share of Nautilus Common Stock on the date of grant of such award. Nautilus’ stock option awards generally vest over a four-year period and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. See “—Outstanding Equity Awards at Fiscal Year-End.”
Recent Grants

In January 2021, Nautilus’ board of directors granted Mr. Patel an option to purchase 217,425 shares of Nautilus common stock. The option was granted under the 2017 Plan and the form of option agreement thereunder and has a per share exercise price of $36.28, the fair market value of one share of Nautilus common stock on the date of grant, as determined in good faith by Nautilus’ board of directors. Twenty-five percent (25%) of the shares subject to the option shall vest on January 31, 2022, and one thirty-sixth (1/36th) of the remaining shares subject to the option shall vest each month thereafter, subject to Mr. Patel continuing to be a service provider to Nautilus through each such date.
Potential Payments Upon Termination or Change of Control
Regardless of the manner in which a named executive officer’s service terminates, that named executive officer is entitled to receive amounts earned during his or her term of service, including unpaid salary and unused vacation, as applicable.
Each named executive officer holds stock options granted subject to the general terms of the 2017 Plan. A description of the termination and change in control provisions in the 2017 Plan and applicable to the stock options granted to Nautilus’ named executive officers is provided below under “—Executive Incentive Compensation Plan” and above under “—Outstanding Equity Awards at Fiscal Year-End”.
Nautilus has entered into a change in control and severance agreement (each, a “CIC Agreement”) with each of Mr. Patel, Ms. Mowry and Dr. Sankar, which provide for certain severance and change in control benefits as summarized below.
Each CIC Agreement supersedes any prior agreement or arrangement that the named executive officer may have had with Nautilus that provides for severance or change in control payments and benefits.
Each CIC Agreement has an initial term of three years commencing on the business day immediately prior to the closing of the Merger. On the three-year anniversary of the effective date of the CIC Agreement, the agreement will renew automatically for additional one year terms unless either party provides the other party with written notice of nonrenewal at least ninety (90) days prior to the date of automatic renewal. However, if a change in control (as defined in the applicable CIC Agreement) occurs when there are fewer than twelve months remaining during the initial term or during an additional term, the term of the CIC Agreement will extend automatically through the date that is twelve months following the date of the change in control.
The CIC Agreements provide that if, other than during the period beginning three months before a change in control through the one-year anniversary of a change in control, or the CIC Period, the named executive officer’s employment with Nautilus is terminated either (x) by Nautilus without cause (as defined in the CIC Agreement, and excluding by reason of his or her death or disability) or (y) by the named executive officer for good reason (as defined in the CIC Agreement), then the named executive officer will receive the following severance payments and benefits if he or she timely executes and does not revoke a separation agreement and release of claims in Nautilus’ favor:
•A lump sum cash payment equal to 100% for Mr. Patel, or 50% for Ms. Mowry and Dr. Sankar, of the named executive officer’s base salary as in effect immediately before such termination; and
•Company payment of the employer portion of the premiums required for continued coverage pursuant to COBRA under the Company’s group health, dental and vision care plans for the named executive officer and his or her eligible dependents for up to twelve months for Mr. Patel, or six months for Ms. Mowry and Dr. Sankar.
If, during the CIC Period, the named executive officer’s employment with Nautilus is terminated either (x) by Nautilus without cause (as defined in the CIC Agreement, and excluding by reason of his or her death or disability) or (y) by the named executive officer for good reason (as defined in the CIC Agreement), the named executive officer will receive the following severance payments and benefits if he or she timely executes and does not revoke a separation agreement and release of claims in Nautilus’ favor:

•A lump sum cash payment equal to 150% for Mr. Patel, or 100% for Ms. Mowry and Dr. Sankar, of the named executive officer’s base salary as in effect immediately before such termination or if greater, the base salary in effect immediately before the change in control;
•A lump sum cash payment equal to 150% for Mr. Patel, or 100% for Ms. Mowry and Dr. Sankar, of the named executive officer’s target bonus opportunity as in effect immediately before such termination or if greater, the target bonus opportunity in effect immediately before the change in control;
•Company payment of the premiums required for continued coverage pursuant to COBRA under the Company’s group health, dental and vision care plans for the named executive officer and his or her eligible dependents for up to eighteen months for Mr. Patel, or twelve months for Ms. Mowry and Dr. Sankar; and
•100% accelerated vesting and exercisability of the outstanding and unvested Company equity awards (other than Company equity awards subject to performance-based vesting criteria) granted to the named executive officer.
Each CIC Agreement provides that, if any of the amounts provided for under a CIC Agreement or otherwise payable to the named executive officer would constitute “parachute payments” within the meaning of Internal Revenue Code Section 280G and could be subject to the related excise tax, the named executive officer would receive (to the extent he or she is entitled to such receipt) either the full payment of benefits under the named executive officer’s CIC Agreement or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The CIC Agreements do not provide for any tax gross-ups in connection with a change in control.
Executive Incentive Compensation Plan
Prior to the closing of the Merger, Nautilus expects to adopt the New Nautilus Executive Incentive Compensation Plan (the “Incentive Plan”). The Incentive Plan will be administered by the compensation committee of the New Nautilus Board. The Incentive Plan will allow New Nautilus to grant incentive awards, generally payable in cash, to employees selected by the administrator, including New Nautilus named executive officers, based upon any performance goals that may be established by the administrator. The below is a summary of the terms of the Incentive Plan.
Under the Incentive Plan, the administrator will determine any performance goals applicable to an award, which goals may include, without limitation, goals related to attainment of research and development milestones; sales bookings; business divestitures and acquisitions; capital raising; cash flow; cash position; contract awards or backlog; corporate transactions; customer renewals; customer retention rates from an acquired company, subsidiary, business unit or division; earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net taxes); earnings per share; expenses; financial milestones; gross margin; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; internal rate of return; leadership development or succession planning; license or research collaboration arrangements; market share; net income; net profit; net sales; new product or business development; new product invention or innovation; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; patents; procurement; product defect measures; product release timelines; productivity; profit; regulatory milestones or regulatory-related goals; retained earnings; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results; sales growth; savings; stock price; time to market; total stockholder return; working capital; unadjusted or adjusted actual contract value; unadjusted or adjusted total contract value; and individual objectives such as peer reviews or other subjective or objective criteria. The performance goals may differ from participant to participant and from award to award. The administrator also may determine that a target award or portion of a target award will not have a performance goal associated with it but instead will be granted, if at all, as determined by the administrator.
The administrator of the Incentive Plan, in its sole discretion and at any time prior to the actual payment of an award, may increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to any bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the discretion of the administrator. The administrator may determine the amount of any increase, reduction, or elimination on the basis of such factors as it deems relevant, and the administrator is not required to establish any allocation or weighting with respect to the factors it considers.
Actual awards generally will be paid in cash (or its equivalent) only after they are earned, and, unless otherwise determined by the administrator, a participant must be employed with New Nautilus through the date the actual award is paid. The administrator of the Incentive Plan reserves the right to settle an actual award with a grant of an equity award under its then-current equity compensation plan, which equity award may have such terms and conditions, including vesting, as determined by the administrator. Payment of awards occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in the Incentive Plan.
Awards under the Incentive Plan are subject to any clawback policy New Nautilus or New Nautilus’ parent or subsidiary corporations may establish or amend from time to time to comply with applicable laws, including without limitation, the listing standards of any national securities exchange or association on which New Nautilus securities are listed. The administrator also may impose such other clawback, reduction, recovery, forfeiture, recoupment, reimbursement or reacquisition provisions with respect an award under the Incentive Plan as the administrator determines necessary or appropriate, including for example, reduction, cancellation, forfeiture or recoupment upon a termination of a participant’s status as an employee or other service provider for cause, or any specified action or inaction occurring before or after such termination of employment or other service, that would constitute cause for termination of a participant’s status as an employee or other service provider. Certain participants may be required to reimburse New Nautilus for certain amounts paid under an award under the Incentive Plan in connection with certain accounting restatements New Nautilus may be required to prepare due to New Nautilus’ material noncompliance with any financial reporting requirements under applicable securities laws, as a result of misconduct.
The administrator of the Incentive Plan will have the authority to amend, alter, suspend or terminate the Incentive Plan or any part of the Incentive Plan, at any time and for any reason, provided such action does not materially alter or materially impair the existing rights or obligations of any participant with respect to any earned awards. The Incentive Plan will remain in effect until terminated in accordance with its terms.
Benefits and Perquisites
Nautilus provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; a flexible spending account; and a tax-qualified Section 401(k) plan for which no match is provided by Nautilus. Nautilus does not maintain any executive-specific benefit or perquisite programs.
Retirement Benefits
Nautilus maintains a 401(k) retirement savings plan, for the benefit of employees, including its named executive officers, who satisfy certain eligibility requirements. The 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code and the applicable limits under the 401(k) plan, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. All of a participant’s contributions into the 401(k) plan are 100% vested when contributed. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan. Nautilus does not provide a match for participants’ elective contributions to the 401(k) plan, nor does Nautilus provide to employees, including its named executive officers, any other retirement benefits, including without limitation any tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.
Nautilus 2017 Equity Incentive Plan
The Nautilus 2017 Equity Incentive Plan allows Nautilus to provide incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock units (each, an “award” and the recipient of such award, a “participant”) to eligible employees, directors, and consultants of Nautilus and any parent or subsidiary of Nautilus. It is expected that as of one business day prior to the Closing, the 2017 Plan will be terminated and Nautilus will not grant any additional awards under the 2017 Plan thereafter. However, the 2017 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2017 Plan.
As of December 31, 2020, stock options covering 1,418,267 shares of Nautilus Common Stock were outstanding under the 2017 Plan.
Purposes of the 2017 Plan
The purposes of the 2017 Plan are to attract and retain personnel for positions with Nautilus, any parent or subsidiary; to provide additional incentive to employees, directors, and consultants; and to promote the success of the Nautilus business. These incentives are provided through the grant of equity awards, including stock options, as the administrator of the 2017 Plan determines.
Eligibility. The 2017 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to Nautilus’ employees and any of its parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, and stock appreciation rights to employees, directors and consultants of Nautilus and any of its parents or subsidiaries.
Plan Administration. The 2017 Plan is administered by the Nautilus Board or one or more of its committees. Different committees may administer the 2017 Plan with respect to different service providers. The administrator has all authority and discretion necessary or appropriate to administer the 2017 Plan and to control its operation, including the authority to construe and interpret the terms of the 2017 Plan and the awards granted under the 2017 Plan. The administrator’s decisions are final and binding on all participants and any other persons holding awards.
The administrator’s powers under the 2017 Plan include the power to determine the fair market value of stock subject to awards granted under the 2017 Plan, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2017 Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto), prescribe, amend and rescind rules relating to the 2017 Plan including creating sub-plans, modify or amend each award, and allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award. The administrator’s powers also include the power to institute an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator or (iii) the exercise price of an outstanding award is reduced or increased.
Stock Options. Stock options have been granted under the 2017 Plan. The exercise price of options granted under the 2017 Plan generally must be equal to at least 100% of the fair market value of a share of Nautilus Common Stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of Nautilus’ (or any of its parent’s or subsidiary’s) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a share of Nautilus Common Stock on the grant date. The administrator determines the methods of payment of the exercise price of an option, which may include cash, certain shares of Nautilus Common Stock, cashless exercise, net exercise, as well as other types of consideration permitted by applicable law. After the cessation of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement; provided generally that if such cessation is due to death or disability, the option will remain exercisable for at least six months and in all other cases, for at least 30 days, following the cessation of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2017 Plan, the administrator determines the terms of options.

Non-Transferability of Awards. Unless the administrator provides otherwise, the 2017 Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate, subject to the limitations of the 2017 Plan.
Certain Adjustments. If any dividend or other distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of New Nautilus, issuance of warrants or other rights to acquire securities of New Nautilus, other change in the corporate structure of New Nautilus affecting the shares, or any similar equity restructuring transaction affecting the shares occurs, the administrator of the 2017 Plan, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2017 Plan, will adjust the number and class of shares that may be delivered under the 2017 Plan and the number, class, and price of shares covered by each outstanding award. In the case of awards issued to California residents, the administrator will make such adjustments to an award required by Section 25102(o) of the California Corporations Code to the extent Nautilus is relying upon the exemption afforded thereby with respect to the award.
Dissolution or Liquidation. If there is a proposed liquidation or dissolution of Nautilus, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.
Merger or Change or Control. The 2017 Plan provides that in the event of Nautilus’ merger or change in control, as defined in the 2017 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator may provide that awards granted under the 2017 Plan will be assumed or substituted by substantially equivalent awards, be terminated immediately before the merger or change in control, become vested and exercisable or payable and be terminated in connection with the merger or change in control, be terminated in exchange for cash, other property or other consideration or any combination of the above. The administrator is not required to treat all awards, all awards held by a participant, or all awards of the same type, similarly.
In the event that the successor corporation does not assume or substitute for an award (or portion thereof), the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.
Amendment and Termination. The Nautilus Board may, at any time, terminate, amend, alter or suspend the 2017 Plan. To the extent necessary and desirable to comply with applicable laws, Nautilus will obtain stockholder approval of any amendment to the 2017 Plan. No amendment or alteration of the 2017 Plan will impair the rights of a participant, unless mutually agreed otherwise between the participant and the administrator in writing. As noted above, it is expected that as of the day immediately prior to the date of the Closing, the 2017 Plan will be terminated and Nautilus will not grant any additional awards under the 2017 Plan thereafter.
New Nautilus 2021 Equity Incentive Plan
For more information about the New Nautilus 2021 Equity Incentive Plan, see the section entitled “Proposal No. 9: The Incentive Award Plan Proposal.”

New Nautilus 2021 Employee Stock Purchase Plan
For more information about the New Nautilus 2021 Employee Stock Purchase Plan, see the section entitled “Proposal No. 10: The Employee Stock Purchase Plan Proposal.”

NAUTILUS DIRECTOR COMPENSATION
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Nautilus,” “we,” “us” or “our” refer to Nautilus prior to the consummation of the Business Combination and to New Nautilus and its consolidated subsidiaries following the Business Combination.
Nautilus currently has no formal policy under which non-employee directors receive compensation for their service on the Nautilus board of directors or its committees. Nautilus’ policy is to reimburse non-employee directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as non-employee directors, and Nautilus occasionally grants stock options to non-employee directors.
Director Compensation Table
The table below summarizes the compensation of each person serving as a Nautilus non-employee director for the year ended December 31, 2020. Sujal Patel, Nautilus’ Chief Executive Officer, did not receive any additional compensation for his service as a director in 2020. The compensation of Mr. Patel as a named executive officer is set forth above in this section in the Summary Compensation Table.

Name and principal position	Fees earned or paid in cash ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)		All other compensation ($)		Total ($)
Melissa Epperly	—	—	—		—		—
Parag Mallick	—	—	50,000	(2)	200,250	(3)	250,250
Matthew McIlwain	—	—	—		—		—
Stuart Nagae	—	—	—		—		—
Farzad Nazem	—	—	—		—		—
Vijay Pande	—	—	—		—		—
Matthew Posard	—		—		25,000	(4)
__________________
(1)In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock option awards granted during 2020, computed in accordance with FASB ASC 718. These amounts do not reflect the actual economic value that will be realized by the director upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. The grant date fair value of the stock option award granted to Mr. Posard during 2020 is not calculable through the latest practicable date and will be included in a subsequent filing once determined.
(2)This amount represents a performance-based cash bonus earned by Dr. Mallick under our 2020 annual bonus program based upon the achievement of objectives for the year ended December 31, 2020, which was paid in 2021. Nautilus’ bonus plan is more fully described above under the section titled “—Non-Equity Incentive Plan Compensation.”
(3)Represents (i) $200,000 in consulting fees received by Dr. Mallick for his services as our Chief Scientist and (ii) $250 for expenses associated with working from home.
(4)Represents fees paid to Mr. Posard for consulting services.
Recent Stock Option Grants
In January 2021, Nautilus’ board of directors granted options to purchase 10,000 shares of Nautilus common stock to each of Mr. McIlwain, Mr. Nazem, Dr. Pande and Mr. Posard, and an option to purchase 20,000 shares of Nautilus common stock to Ms. Epperly. Each option was granted under the 2017 Plan and the form of option agreement thereunder and has a per share exercise price of $36.28, the fair market value of one share of Nautilus common stock on the date of grant, as determined in good faith by Nautilus’ board of directors. Subject to the applicable individual continuing to be a service provider to Nautilus through such date, 100% of the shares subject to each such option shall vest on the earlier of (a) January 31, 2022 and (b) the day immediately before the date of the next annual meeting of New Nautilus’ stockholders following the closing of the Business Combination.
Also in January 2021, Nautilus’ board of directors granted Dr. Mallick an option to purchase 127,897 shares of Nautilus common stock. The option was granted under the 2017 Plan and the form of option agreement thereunder and has a per share exercise price of $36.28, the fair market value of one share of Nautilus common stock on the date of grant, as determined in good faith by the Nautilus board of directors. Twenty-five percent (25%) of the shares subject to the option shall vest on January 31, 2022, and one thirty-sixth (1/36th) of the remaining shares subject to the option shall vest each month thereafter, subject to Dr. Mallick continuing to be a service provider to Nautilus through each such date.
Mallick Agreements
In connection with the Merger, Nautilus has entered into a confirmatory employment letter with Dr. Mallick, its Chief Scientist and a member of the board of directors. The confirmatory employment letter has no specific term and provides that Dr. Mallick is an at‑will employee. The confirmatory employment letter supersedes all pre-existing agreements and understandings that Dr. Mallick may have entered into concerning his relationship as a service provider to Nautilus. Dr. Mallick’s current annual base salary is $350,000. In 2020, Dr. Mallick’s annual base salary was $200,000 and he was eligible for a target annual cash bonus opportunity of $50,000. Provided Dr. Mallick continues providing services to Nautilus through the closing date of the Merger, as of such date his annual base salary will be increased to $400,000. Under the confirmatory employment letter, Dr. Mallick is eligible for a target annual cash bonus opportunity equal to fifty percent (50%) of his annual base salary for fiscal year 2021.
Also in connection with the Merger, Nautilus has entered into a change in control and severance agreement (the “Mallick CIC Agreement”) with Dr. Mallick, which provides for certain severance and change in control benefits as summarized below and supersedes any prior agreement or arrangement that Dr. Mallick may have had with Nautilus that provides for severance or change in control payments and benefits.
The Mallick CIC Agreement has an initial term of three years commencing on the business day immediately prior to the closing of the Merger. On the three-year anniversary of the effective date of the Mallick CIC Agreement, the agreement will renew automatically for additional one year terms unless either party provides the other party with written notice of nonrenewal at least ninety (90) days prior to the date of automatic renewal. However, if a change in control (as defined in the Mallick CIC Agreement) occurs when there are fewer than twelve months remaining during the initial term or during an additional term, the term of the Mallick CIC Agreement will extend automatically through the date that is twelve months following the date of the change in control.
The Mallick CIC Agreement provides that if, other than during the period beginning three months before a change in control through the one-year anniversary of a change in control (the “CIC Period”), Dr. Mallick’s employment with Nautilus is terminated either (x) by Nautilus without cause (as defined in the Mallick CIC Agreement, and excluding by reason of his or her death or disability) or (y) by Dr. Mallick for good reason (as defined in the Mallick CIC Agreement), then Dr. Mallick will receive the following severance payments and benefits if he timely executes and does not revoke a separation agreement and release of claims in Nautilus’ favor:
•a lump sum cash payment equal to 50% of his base salary as in effect immediately before such termination; and
•payment of premiums for group health, dental and vision coverage under COBRA for Dr. Mallick and his eligible dependents for up to six months.
If, during the CIC Period, Dr. Mallick’s employment with Nautilus is terminated either (x) by Nautilus without cause (as defined in the CIC Agreement, and excluding by reason of his death or disability) or (y) by Dr. Mallick for good reason (as defined in the Mallick CIC Agreement), Dr. Mallick will receive the following severance payments and benefits if he timely executes and does not revoke a separation agreement and release of claims in Nautilus’ favor:
•a lump sum cash payment equal to 100% of his base salary as in effect immediately before such termination or if greater, the base salary in effect immediately before the change in control;
•a lump sum cash payment equal to 100% of Dr. Mallick’s target bonus opportunity as in effect immediately before such termination or if greater, the target bonus opportunity in effect immediately before the change in control;

•payment of premiums for group health, dental and vision coverage under COBRA for Dr. Mallick and his eligible dependents for up to twelve months; and
•100% accelerated vesting and exercisability of Dr. Mallick’s outstanding and unvested equity awards (other than equity awards subject to performance-based vesting criteria).
The Mallick CIC Agreement provides that, if any of the amounts provided for under the Mallick CIC Agreement or otherwise payable to Dr. Mallick would constitute “parachute payments” within the meaning of Internal Revenue Code Section 280G and could be subject to the related excise tax, Dr. Mallick would receive (to the extent he is entitled to such receipt) either the full payment of benefits under the Mallick CIC Agreement or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to Dr. Mallick. The Mallick CIC Agreement does not provide for any tax gross-ups in connection with a change in control.
Director Compensation Policy
The New Nautilus Board expects to review director compensation periodically to ensure that director compensation remains competitive such that New Nautilus is able to recruit and retain qualified directors. In 2020, the compensation committee of the Nautilus board of directors retained Compensia, a third-party compensation consultant, to provide the Nautilus board of directors and its compensation committee with an analysis of publicly available market data regarding practices and compensation levels at comparable companies and assistance in determining compensation to be provided to New Nautilus non-employee directors. Based on the discussions with and assistance from the compensation consultant, in connection with the Business Combination, the Nautilus board of directors adopted an Outside Director Compensation Policy that provides for certain compensation to New Nautilus non-employee directors. The Outside Director Compensation Policy will become effective as of the day immediately prior to the Closing.
Cash Compensation
The Outside Director Compensation Policy will provide for the following cash compensation program for New Nautilus non-employee directors:
•$40,000 per year for service as a non-employee director;
•$40,000 per year for service as non-employee chair of the New Nautilus Board;
•$20,000 per year for service as chair of the New Nautilus audit committee;
•$10,000 per year for service as a member of the New Nautilus audit committee;
•$14,000 per year for service as chair of the New Nautilus compensation committee;
•$7,000 per year for service as a member of the New Nautilus compensation committee;
•$10,000 per year for service as chair of the New Nautilus nominating and corporate governance committee; and
•$5,000 per year for service as a member of the New Nautilus nominating and corporate governance committee.
Each non-employee director who serves as a committee chair of the New Nautilus Board will receive the cash retainer fee as the chair of the committee but not the cash retainer fee as a member of that committee, provided that the non-employee director who serves as the non-employee chair of the New Nautilus Board will receive the annual retainer fees for such role as well as the annual retainer fee for service as a non-employee director. These fees to New Nautilus non-employee directors will be paid quarterly in arrears on a prorated basis. The above-listed fees for service as non-employee chair of the New Nautilus Board or a chair or member of any committee are payable in addition to the non-employee director retainer. Under the New Nautilus Outside Director Compensation Policy, New

Nautilus also will reimburse its non-employee directors for reasonable travel expenses to attend meetings of the New Nautilus Board and its committees.
Equity Compensation
Initial Award. Pursuant to the New Nautilus Outside Director Compensation Policy, each person who first becomes a non-employee director after the effective date of such policy will receive, on the first trading day on or after the date that the person first becomes a non-employee director, an initial award of stock options to purchase shares of New Nautilus common stock (the “Initial Award”). The Initial Award will have an aggregate grant date fair value (determined in accordance with U.S. GAAP) of $370,000. The Initial Award will be scheduled to vest in equal installments as to 1/36th of the shares of New Nautilus common stock subject to the Initial Award on a monthly basis following the Initial Award’s grant date, on the same day of the month as the grant date, subject to continued services to New Nautilus through the applicable vesting dates. If the person was a member of the New Nautilus Board and also an employee, then becoming a non-employee director due to termination of employment will not entitle the person to an Initial Award.
Annual Award. Each non-employee director automatically will receive, on the first trading day immediately after the date of each annual meeting of the New Nautilus stockholders (an Annual Meeting) that occurs following the effective date of the New Nautilus Outside Director Compensation Policy, an annual award of stock options to purchase shares of New Nautilus common stock (the “Annual Award”). The Annual Award will have an aggregate grant date fair value (determined in accordance with U.S. GAAP) of $185,000, except if an individual began service as a non-employee director after the date of the Annual Meeting that occurred immediately prior to such Annual Meeting (or if there is no such prior Annual Meeting, then after the date of the Closing), then the Annual Award granted to such non-employee director will be prorated based on the number of whole months that the individual served as a non-employee director prior to the Annual Award’s grant date during the 12 month period immediately preceding such Annual Meeting. Each Annual Award will be scheduled to vest as to 1/12th of the shares of New Nautilus common stock subject to such award on a monthly basis following the Annual Award’s grant date, on the same day of the month as the grant date, subject to continued services to New Nautilus through the applicable vesting dates.
Change in Control. In the event of New Nautilus’ change in control, as defined in the 2021 Plan, each non-employee director’s then outstanding equity awards covering shares of New Nautilus common stock that were granted to him or her while a non-employee director will accelerate vesting in full, provided that he or she remains a non-employee director through the date of such change in control.
Other Award Terms. Each Initial Award and Annual Award will be granted under the 2021 Plan (or its successor plan, as applicable) and form of award agreement under such plan. These awards will have a maximum term to expiration of ten years from their grant and a per share exercise price equal to 100% of the fair market value of a share of New Nautilus common stock on the award’s grant date.
Director Compensation Limits. The New Nautilus Outside Director Compensation Policy will provide that in any fiscal year, a non-employee director may be paid cash compensation and granted equity awards with an aggregate value of no more than $1,000,000 (with the value of equity awards based on its grant date fair value determined in accordance with U.S. GAAP for purposes of this limit). Equity awards granted or other compensation provided to a non-employee director for services provided as an employee or consultant (other than a non-employee director), or provided before the Closing, will not count toward this annual limit.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION
The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New Nautilus following the consummation of the Business Combination.

Name	Age	Position
Executive Officers
Sujal Patel	46	Chief Executive Officer, President, Secretary, and Director
Parag Mallick	44	Chief Scientist, Director
Anna Mowry	43	Chief Financial Officer and Treasurer
Nick Nelson	38	Chief Business Officer, Senior Vice President, Business Development
Subra Sankar	61	Senior Vice President, Product Development
Matt Murphy	56	General Counsel
Non-Employee Directors
Michael Altman(2)	39	Director
Melissa Epperly(1)	43	Director
Matthew McIlwain(1)(3)	56	Director
Farzad Nazem(2)	59	Director
Vijay Pande(3)	50	Director
Matthew L. Posard(1)(2)	54	Director
__________________
(1)Expected to be a member of the audit committee, effective upon the Closing.
(2)Expected to be a member of the compensation committee, effective upon the Closing.
(3)Expected to be a member of the nominating and corporate governance committee, effective upon the Closing.
Executive Officers
Sujal Patel co-founded Nautilus and has served as its Chief Executive Officer and a member of its board of directors since January 2017. Previously, from January 2001 to December 2010, Mr. Patel founded and served in various executive positions at Isilon Systems, Inc., an enterprise data storage company, including as Chief Executive Officer from 2007 until Isilon Systems was acquired by EMC Corporation, an enterprise storage systems and software company, in December 2010. Following the acquisition, Mr. Patel served as the President of EMC’s Isilon Storage Division until October 2012. Mr. Patel has been a Strategic Director at Madrona Venture Group, a Seattle venture capital firm, since January 2015. Mr. Patel currently serves on the board of directors of Qumulo, Inc. Mr. Patel holds a B.S. in Computer Science from the University of Maryland, College Park.
We believe Mr. Patel is qualified to serve on the New Nautilus Board because of his deep knowledge of Nautilus’ business, and strategy, and his extensive executive leadership and operational experience.
Parag Mallick co-founded Nautilus and has served as its Chief Scientist and a member of its board of directors since December 2016. Dr. Mallick served as Assistant Professor at Stanford University from 2011 to 2017 and as Associate Professor at Stanford University from 2017 to the present. Previously, he served as Adjunct Assistant Professor at the University of California, Los Angeles from 2005 to 2011 and at the University of Southern California from 2009 to 2011. Dr. Mallick served as Director of Clinical Proteomics at Cedars-Sinai from 2005 to 2009. Dr. Mallick completed his post-doctoral fellowship in clinical proteomics and systems biology at the Institute for Systems Biology from 2002 to 2004. Dr. Mallick holds a B.S. in Computer Science from Washington University in St. Louis and a Ph.D. in Chemistry and Biochemistry from the University of California, Los Angeles.
We believe Dr. Mallick is qualified to serve on the New Nautilus Board because of his scientific expertise and his deep understanding of Nautilus’ business, operations and strategy.

Anna Mowry has served as Nautilus’ Chief Financial Officer and Treasurer since January 2021. Previously, Ms. Mowry served as Vice President of Finance and Operations at Igneous, Inc., an unstructured data management solutions company, from April 2018 to December 2020. From August 2014 to March 2018, Ms. Mowry served at ExtraHop Networks, Inc., a cloud-native network detection and response company, initially as Director of Finance and subsequently, as Senior Director of Finance and Sales Operations. From January 2014 to July 2014, Ms. Mowry served as Senior Manager of Worldwide Operations, Commercial Sales at Amazon Web Services, a provider of cloud computing services. Ms. Mowry held a variety of finance and operational roles at Isilon Systems, an enterprise data storage company, from November 2006 until Isilon Systems was acquired by EMC Corporation, an enterprise storage systems and software company, in December 2010. Following the acquisition, Ms. Mowry served as Director of Sales Finance and Operation of EMC’s Isilon Storage Division until December 2013. Ms. Mowry holds a B.S. in Biochemistry from Western Washington University and a master’s in business administration in finance from the University of Washington.
Nick Nelson has served as Nautilus’ Chief Business Officer and Senior Vice President, Business Development since October 2020. Previously, Mr. Nelson served as Chief Business Officer and Senior Vice President at Caris Life Sciences, Inc., an oncology precision medicine diagnostic company, from May 2018 to July 2020. Prior to Caris, Mr. Nelson served as Vice President of Corporate Development at Trovagene, Inc. (now Cardiff Oncology, Inc.), an oncology diagnostic and therapeutics company, from March 2015 to May 2018. Prior to joining Trovagene, Mr. Nelson spent 10 years at Illumina, Inc., a biotechnology company, in positions spanning research and development, technical service, sales, market development and business management. Mr. Nelson holds a B.S. in Cellular and Molecular Biology from San Diego State University.
Subra Sankar has served as Nautilus’ Senior Vice President, Product Development since December 2020. Previously, Dr. Sankar served at GenapSys Inc., a DNA sequencing technology company, as Senior Vice President, Product Development from November 2019 to December 2020 and Vice President, Product Development from July 2015 to November 2019. Prior to joining GenapSys, Dr. Sankar served as the Vice President, Engineering and Development at LumaSense Technologies, Inc., a temperature and gas sensing solutions company, from January 2014 to July 2015. Dr. Sankar holds a B.Tech. in Aeronautical Engineering from the Indian Institute of Technology, Madras, India, a Master of Science degree in Aerospace Engineering from Georgia Institute of Technology, a Ph.D. in Aerospace Engineering from Georgia Institute of Technology, and a Master of Business Administration degree from Haas School of Business, University of California, Berkeley.
Matt Murphy has served as Nautilus’ General Counsel since April 2021. Prior to joining Nautilus, from August 2020 to March 2021, Mr. Murphy provided advisory services to various life sciences companies and, from July 2018 to August 2020, Mr. Murphy served as a Strategic Consultant and Consulting General Counsel to various life sciences and technology companies. From August 2016 to July 2018, Mr. Murphy served as General Counsel at BioElectron Technology Corporation, a clinical-stage biotechnology company. From February 2014 to July 2016, Mr. Murphy served as Vice President, General Counsel and Secretary at 10X Genomics, Inc., a biotechnology company that designs and manufactures gene sequencing technology used in scientific research. Mr. Murphy also previously served in Vice President and General Counsel roles at various companies including Siluria Technologies, Inc. and Pacific Biosciences of California, Inc. Mr. Murphy holds a B.S. in Fermentation Science from the University of California at Davis and a J.D. from the University of San Francisco School of Law.
Non-Employee Directors
Michael Altman, CFA, the current Chief Financial Officer of ARYA and a member of the ARYA Board, joined Perceptive Advisors in 2007, is a Managing Director on the investment team and is a member of the internal investment committee of Perceptive Advisors’ credit opportunities fund. Mr. Altman’s focus is on medical devices, diagnostics, digital health and specialty pharmaceuticals. Mr. Altman also serves on the boards of directors of Vitruvius Therapeutics and Lyra Therapeutics (Nasdaq: LYRA), which are portfolio companies of Perceptive Advisors. Mr. Altman has also served as the Chief Financial Officer and on the board of directors of ARYA Sciences Acquisition Corp IV (Nasdaq: ARYD) since January 2021. Mr. Altman has also been a non-voting observer of Nautilus’s board of directors since May 2020. Mr. Altman graduated from the University of Vermont with a BS in Business Administration.

We believe Mr. Altman is qualified to serve on the New Nautilus Board because of his broad operational and transactional experience.
Melissa Epperly has served as Chief Financial Officer of Zentalis Pharmaceuticals, Inc. (NASDAQ: ZNTL), a clinical-stage cancer company, since September 2019. From June 2018 to August 2019, Ms. Epperly served as Chief Financial Officer of PsiOxus Therapeutics Ltd., a clinical-stage gene therapy cancer company, where she led the company’s financial operations. Prior to joining PsiOxus, Ms. Epperly served as Chief Financial Officer and Head of Business Development at R-Pharm US, a commercial-stage oncology company, from October 2015 to June 2018, where she led the company’s financial operations and business development. Ms. Epperly served as a Director at Anchorage Capital Group, a credit-focused hedge fund, from August 2012 to September 2015. Previously, Ms. Epperly was a Vice President at Goldman Sachs in equity research in New York and London, a management consultant with Bain & Company, and a healthcare investment banker at Morgan Stanley. Ms. Epperly currently serves on the board of directors of Kinnate Biopharma Inc. (NASDAQ: KNTE). Ms. Epperly holds a B.A. in Biochemisty and Economics from the University of Virginia and an M.B.A from Harvard Business School.
We believe Ms. Epperly is qualified to serve on the New Nautilus Board because of her extensive experience as a senior financing executive in the life sciences industry.
Matthew McIlwain has served as a Managing Director at Madrona Venture Group, a venture capital firm, since June 2002 and joined as a Venture Partner in June 2000. Prior to joining Madrona Venture Group, Mr. McIlwain served as Vice President of Business Operations at Genuine Parts Company from January 1996 to May 2000, a consultant at McKinsey & Company from August 1992 to December 1995, and in investment banking at Credit Suisse First Boston from July 1987 to July 1989. Mr. McIlwain currently serves as a director on the boards of organizations including Smartsheet Inc. (NYSE: SMAR), Fred Hutchinson Cancer Research Center (past Chair), and the Washington Policy Center. Mr. McIlwain holds a B.A. in Government and Economics from Dartmouth College, an M.P.P. in Public Policy from Harvard University’s Kennedy School of Government, and an M.B.A. from Harvard Business School.
We believe Mr. McIlwain is qualified to serve on the New Nautilus Board due to his extensive industry background and experience investing in the technology and life sciences industry.
Farzad Nazem has served on Nautilus’ board of directors since June 2017. Mr. Nazem spent over 11 years at Yahoo! Inc., a web services provider, where he served as Chief Technology Officer, and over 10 years at Oracle Corporation, a database management company, where he spent time as Vice President of the Web and Media Server Division. Mr. Nazem has served on the board of directors of Skydance Media, LLC, since June 2019 and previously served as a member of the board of directors and an advisor to Apixio, Inc. and NextBio Inc. Mr. Nazem holds a B.S. in Computer Science from California Polytechnic State University–San Luis Obispo.
We believe Mr. Nazem is qualified to serve on the New Nautilus Board because of his technical expertise, extensive industry background and management experience.
Vijay Pande has served on Nautilus’ board of directors since May 2018. Since September 2015, Dr. Pande has served as a general partner at Andreessen Horowitz, a venture capital fund, where he focuses on investments in biopharma and healthcare companies. From October 1999 to February 2019, Dr. Pande served as founding director of Folding@home, a distributed computing project for disease research. Since 2014, Dr. Pande has served as a member of the scientific advisory boards of Schrödinger, Inc. and Globavir Biosciences, Inc. Dr. Pande holds a B.S. in Physics from Princeton University and a Ph.D. in Physics from Massachusetts Institute of Technology.
We believe Dr. Pande is qualified to serve on the New Nautilus Board because of his extensive industry experience and board experience with healthcare companies.
Matthew L. Posard has served on Nautilus’ board of directors since February 2019. Mr. Posard currently serves as Founding Partner at Explore-DNA, a life sciences and diagnostics consulting firm. Previously, Mr. Posard served as the President and Chief Commercial Officer of GenePeeks, Inc., a genetic information company, from February 2017 to April 2018, and as Executive Vice President and Chief Commercial Officer at Trovagene Inc. (now Cardiff Oncology, Inc.), an oncology therapeutics company, from March 2015 to April 2016. Mr. Posard also held multiple executive leadership roles at Illumina, Inc., a biotechnology company, from 2006 to 2015. Mr. Posard currently serves on multiple boards including Halozyme Therapeutics (NASDAQ: HALO), Talis Biomedical (NASDAQ: TLIS), DermTech (NASDAQ CM: DMTK), GALT Inc., and Stemson Therapeutics. Mr. Posard holds a B.A. in Management Science from the University of California, San Diego.
We believe Mr. Posard is qualified to serve on the New Nautilus Board because of his extensive experience as an executive and serving on various boards of directors of companies in the life sciences industry.
Family Relationships
There are no family relationships among any of the expected directors and executive officers of New Nautilus.
Composition of the Board of Directors Following the Business Combination
In accordance with the terms of the Proposed Certificate of Incorporation and Proposed Bylaws, the New Nautilus Board will be divided into three staggered classes of directors and each director will be assigned to one of the three classes. At each annual meeting of the stockholders, a class of directors will be elected for a 3-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the year 2022 for Class I directors, 2023 for Class II directors and 2024 for Class III directors. Sujal Patel, Vijay Pande, and Michael Altman will be Class I directors, Parag Mallick, Farzad Nazem, and Matthew McIlwain will be Class II directors and Melissa Epperly and Matthew Posard will be Class III directors.
Director Independence
Under the Nasdaq listing standards, a majority of the members of the New Nautilus Board must qualify as “independent,” as affirmatively determined by the New Nautilus Board. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. It is anticipated that each individual expected to serve on the New Nautilus Board upon consummation of the Business Combination other than Sujal Patel and Parag Mallick will qualify as an independent director under Nasdaq listing standards.
Role of the New Nautilus Board of Directors in Risk Oversight
Upon the Closing, one of the key functions of the New Nautilus Board will be informed oversight of the risk management process. The New Nautilus Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New Nautilus Board as a whole, as well as through various standing committees of the New Nautilus Board that address risks inherent in their respective areas of oversight. In particular, the New Nautilus Board will be responsible for monitoring and assessing strategic risk exposure and the New Nautilus audit committee will have the responsibility to consider and discuss major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The New Nautilus compensation committee will be responsible for overseeing the management of risks relating to executive compensation plans and arrangements. The compensation committee will also assess and monitor whether compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Committees of the Board of Directors
Following the consummation of the Business Combination, it is anticipated that the New Nautilus Board will have three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee.

Audit Committee
Upon consummation of the Business Combination, it is anticipated that the members of the New Nautilus audit committee will be Matthew McIlwain, Matthew Posard, and Melissa Epperly and Ms. Epperly is expected to serve as the chairperson of the audit committee. Under the Nasdaq listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of the Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors for audit committee purposes, and it is anticipated that each member will qualify as an independent director for audit committee purposes under applicable rules. Each of Matthew McIlwain, Matthew Posard, and Melissa Epperly is financially literate and it is anticipated that each of Matthew McIlwain and Melissa Epperly will qualify as an “audit committee financial expert” as defined in applicable SEC rules.
Following the consummation of the Business Combination, the audit committee will, among other things:
•select, retain, compensate, evaluate, oversee and, where appropriate, terminate New Nautilus’ independent registered public accounting firm;
•review and approve the scope and plans for the audits and the audit fees and approve all non-audit and tax services to be performed by the independent registered public accounting firm;
•evaluate the independence and qualifications of New Nautilus’ independent registered public accounting firm;
•review the New Nautilus financial statements, and discuss with management and New Nautilus’ independent registered public accounting firm the results of the annual audit and the quarterly reviews;
•review and discuss with management and New Nautilus’ independent registered public accounting firm the quality and adequacy of New Nautilus’ internal controls and New Nautilus’ disclosure controls and procedures;
•discuss with management New Nautilus’ procedures regarding the presentation of New Nautilus’ financial information, and review earnings press releases and guidance;
•oversee the design, implementation and performance of New Nautilus’ internal audit function, if any;
•set hiring policies with regard to the hiring of employees and former employees of New Nautilus’ independent registered public accounting firm and oversee compliance with such policies;
•review, approve and monitor related party transactions;
•review and monitor compliance with New Nautilus’ Code of Business Conduct and Ethics and consider questions of actual or possible conflicts of interest of New Nautilus’ directors and officers;
•adopt and oversee procedures to address complaints regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous submissions by New Nautilus’ employees of concerns regarding questionable accounting or auditing matters;
•review and discuss with management and New Nautilus’ independent registered public accounting firm the adequacy and effectiveness of New Nautilus’ legal, regulatory and ethical compliance programs; and
•review and discuss with management and New Nautilus’ independent registered public accounting firm New Nautilus’ guidelines and policies to identify, monitor and address enterprise risks.
The New Nautilus audit committee will operate under a written charter, to be effective upon the consummation of the Business Combination, that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Compensation Committee
Upon consummation of the Business Combination, the New Nautilus compensation committee will consist of at least three members of the New Nautilus Board, all of which will be independent directors. The members of the compensation committee are expected to be Michael Altman, Farzad Nazem, and Matthew Posard and Mr. Posard is expected to serve as the chairperson of the compensation committee.
Following consummation of the Business Combination, the New Nautilus compensation committee will, among other things:
•review and approve or recommend to the New Nautilus Board for approval the compensation for the New Nautilus executive officers, including the New Nautilus chief executive officer;
•review, approve and administer the New Nautilus employee benefit and equity incentive plans;
•advise the New Nautilus Board on stockholder proposals related to executive compensation matters;
•establish and review the compensation plans and programs of New Nautilus’ employees, and ensure that they are consistent with New Nautilus’ general compensation strategy;
•oversee the management of risks relating to executive compensation plans and arrangements;
•monitor compliance with any stock ownership guidelines;
•approve the creation or revision of any clawback policy;
•review and approve or recommend to the New Nautilus Board for approval non-employee director compensation;
•review executive compensation disclosure in New Nautilus’ SEC filings and prepare the compensation committee report required to be included in New Nautilus’ annual proxy statement.
The New Nautilus compensation committee will operate under a written charter, to be effective upon the consummation of the Business Combination, that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.
Nominating and Corporate Governance Committee
Upon consummation of the Business Combination, the New Nautilus nominating and corporate governance committee will consist of at least two members of the New Nautilus Board, all of which will be independent directors. The members of the nominating and corporate governance committee are expected to be Matthew McIlwain and Vijay Pande, and Mr. McIlwain is expected to serve as the chairperson of the nominating and corporate governance committee.
Following consummation of the Business Combination, the New Nautilus nominating and corporate governance committee will, among other things:
•review, assess and make recommendations to the New Nautilus Board regarding desired qualifications, expertise and characteristics sought of board members;
•identify, evaluate, select or make recommendations to the New Nautilus Board regarding nominees for election to the New Nautilus Board;
•develop policies and procedures for considering stockholder nominees for election to the New Nautilus Board;
•review New Nautilus’ succession planning process for the New Nautilus chief executive officer and any other members of the New Nautilus executive management team;

•review and make recommendations to the New Nautilus Board regarding the composition, organization and governance the New Nautilus Board and its committees;
•review and make recommendations to the New Nautilus Board regarding the New Nautilus corporate governance guidelines and corporate governance framework;
•oversee director orientation for new directors and continuing education for the New Nautilus directors;
•oversee New Nautilus’ Environmental, Social and Governance (“ESG”) programs and related disclosures and communications;
•oversee the evaluation of the performance of the New Nautilus Board and its committees; and
•administer policies and procedures for communications with the non-management members of the New Nautilus Board.
The New Nautilus nominating and corporate governance committee will operate under a written charter, to be effective upon the consummation of the Business Combination, that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.
Director Compensation
The New Nautilus Board or the New Nautilus compensation committee will determine the annual compensation to be paid to the members of the New Nautilus Board following the completion of the Business Combination.
Executive Compensation
Following the Closing, New Nautilus intends to develop an executive compensation program that is designed to align compensation with New Nautilus’ business objectives and the creation of stockholder value, while enabling New Nautilus to attract, motivate and retain individuals who contribute to the long-term success of New Nautilus.
Decisions on the executive compensation program will be made by the New Nautilus compensation committee of the New Nautilus Board.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of ARYA ordinary shares as of the record date and of New Nautilus Common Stock immediately following consummation of the Business Combination by:
•each person known by ARYA to be the beneficial owner of more than 5% of ARYA’s outstanding ordinary shares on the record date;
•each person known by ARYA who may become the beneficial owner of more than 5% of New Nautilus’ outstanding Common Stock immediately following the Business Combination;
•each of ARYA’s current executive officers and directors;
•each person who is currently expected to become an executive officer or a director of New Nautilus upon consummation of the Business Combination;
•all of ARYA’s current executive officers and directors as a group; and
•all of New Nautilus’ currently expected executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security.

			After Business Combination
	Prior to Business Combination(1)		Assuming No Redemptions(2)		Assuming Maximum Redemptions(3)
Name and Address of Beneficial Owners	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and officers prior to the Business Combination(4):
Joseph Edelman(5)(6)	—	—	8,413,655	6.8%	8,413,655	7.3%
Adam Stone(7)	4,146,500	21.6%	4,146,500	3.3%	4,146,500	3.6%
Michael Altman(7)	4,146,500	21.6%	4,146,500	3.3%	4,146,500	3.6%
Konstantin Poukalov(5)	—	—	—	—	—	—
Todd Wider(8)	30,000	*	30,000	*	30,000	*
Bradley L. Campbell(8)	30,000	*	30,000	*	30,000	*
Saqib Islam(8)	30,000	*	30,000	*	30,000	*
All directors and officers prior to the Business Combination (seven persons)	4,236,500	22.1%	12,649,500	10.2%	12,469,500	10.9%
Directors and officers after the Business Combination(9):
Sujal Patel(10)	—	—%	16,706,269	13.4%	16,706,269	14.4%
Parag Mallick(11)	—	—%	20,686,634	16.6%	20,686,634	17.9%
Anna Mowry	—	—%	—	—%	—	—%
Matt Murphy(12)	—	—%	29,136	*	29,136	*
Nick Nelson	—	—%	—	—%	—	—%
Subra Sankar	—	—%	—	—%	—	—%
Melissa Epperly(13)	—	—%	8,060	*	8,060	*
Matthew McIlwain(14)	—	—%	6,292,082	5.1%	6,292,082	5.4%
Farzad Nazem(15)	—	—%	1,887,860	1.5%	1,887,860	1.6%
Vijay Pande(16)	—	—%	—	—%	—	—%
Matthew L. Posard(17)	—	—%	236,030	*	236,030	*
Michael Altman	4,146,500	21.6%	4,146,500	3.3%	4,146,500	3.6%
All directors and officers after the Business Combination as a group (12 persons)(18)	4,146,500	21.6%	49,992,571	40.1%	49,992,571	43.1%
Five Percent Holders:
ARYA Sciences Holdings III(19)	4,146,500	21.6%	4,146,500	3.3%	4,146,500	3.6%
Bain Capital Life Sciences Fund II, L.P.(20)	1,000,000	5.2%	2,000,000	1.6%	2,000,000	1.7%
Perceptive Life Sciences Master Fund Ltd.(6)	—	—	8,413,655	6.8%	8,413,655	7.3%
Entities affiliated with Andreessen Horowitz(21)	—	—	17,651,308	14.2%	17,651,308	15.3%
Entities affiliated with Vulcan Capital(22)	—	—	7,172,051	5.8%	7,172,051	6.2%
Entities affiliated with Madrona Ventures (23)	—	—	6,292,082	5.1%	6,292,082	5.4%
__________________
*Less than 1%.
(1)Prior to the Business Combination, the percentage of beneficial ownership of ARYA on the record date is calculated based on (i) 15,449,000 Class A ordinary shares and (ii) 3,737,500 Class B ordinary shares, in each case, outstanding as of such date.
(2)The expected beneficial ownership of New Nautilus immediately upon consummation of the Business Combination, assuming no holders of public shares exercise their redemption rights in connection therewith and the Closing occurs on April 1, 2021, is based on an estimated 124,482,062 shares of New Nautilus Common Stock outstanding as of the closing of the Business Combination, and consists of (i) 15,449,000 Class A ordinary shares that will convert into a like number of shares of New Nautilus Common Stock, (ii) 3,737,500 Class B ordinary shares that will convert into a like number of shares of New Nautilus Common Stock, (iii) an estimated 85,295,562 shares of New Nautilus Common Stock to be issued to the holders of shares of common stock and preferred stock of Nautilus (including the Perceptive Shareholders) at Closing, which would be the number of shares of New Nautilus Common Stock issued to these holders if Closing were to occur on April 1, 2021, based on an assumed exchange ratio of 3.6275, and (iv) 20,000,000 shares of New Nautilus Common Stock that will be issued in the PIPE Financing.
(3)The expected beneficial ownership of New Nautilus immediately upon consummation of the Business Combination, assuming that 8,752,100 of ARYA’s outstanding public shares are redeemed in connection with the Business Combination, which is the estimated maximum number of shares that may be redeemed while still enabling the Aggregate Transaction Proceeds Condition to be met, and the Closing occurs on April 1, 2021, is based on an estimated 115,729,962 shares of New Nautilus Common Stock outstanding as of such date, and consists of (i) 6,696,900 Class A ordinary shares that will convert into a like number of shares of New Nautilus Common Stock, (ii) 3,737,500 Class B ordinary shares that will convert into a like number of shares of New Nautilus Common Stock, (iii)  an estimated 85,295,562 shares of New Nautilus Common Stock to be issued to the holders of shares of common stock and preferred stock of Nautilus (including the Perceptive Shareholders) at Closing, which would be the number of shares of New Nautilus Common Stock issued to these holders if Closing were to occur on April 1, 2021, based on an assumed exchange ratio of 3.6275, and (iv) 20,000,000 shares of New Nautilus Common Stock that will be issued in the PIPE Financing.
(4)Unless otherwise noted, the business address of each of the following entities or individuals is 51 Astor Place, 10th Floor, New York, NY 10003.
(5)Does not include any shares indirectly owned by this individual because of his ownership interest in ARYA’s Sponsor.
(6)Upon consummation of the Business Combination, includes (1) 2,913,655 shares of New Nautilus Common Stock received as an equityholder of Nautilus and (2) 5,500,000 shares of New Nautilus Common Stock which Perceptive Life Sciences Master Fund Ltd. (the “Master Fund”) will be purchasing in connection with the PIPE Financing. Perceptive Advisors LLC (the “Advisor”) serves as the investment manager of Master Fund. Joseph Edelman is the managing member of the Advisor. Each of Mr. Edelman and the Advisor disclaims, for purposes of Section 16 of the Securities Exchange Act of 1934, beneficial ownership of such securities, except to the extent of his/its indirect pecuniary interest therein, and this report shall not be deemed an admission that either Mr. Edelman or the Advisor is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.
(7)The shares reported are held in the name of ARYA’s Sponsor. ARYA’s Sponsor is governed by a board of directors consisting of two directors, Messrs. Stone and Altman. As such, Messrs. Stone and Altman have voting and investment discretion with respect to the shares held of record by ARYA’s Sponsor and may be deemed to have shared beneficial ownership of such shares.
(8)Prior to the Business Combination, includes 30,000 Class B ordinary shares. Immediately upon consummation of the Business Combination, includes 30,000 shares of New Nautilus Common Stock.
(9)Unless otherwise noted, the business address of each of the directors and officers following the Business Combination is 425 Pontius Ave N, Ste 202, Seattle, WA 98109.
(10)Upon consummation of the Business Combination, includes (i) 9,612,875 shares of New Nautilus Common Stock received by Mr. Patel as an equityholder of record of Nautilus, (ii) 5,279,644 shares of New Nautilus Common Stock received by PFV I, LLC, as an equityholder of Nautilus, and (iii) 1,813,750 shares of New Nautilus Common Stock received by the Sujal Patel 2020 Children's Trust, u/a/d December 3, 2020 (the “Patel Trust”) as an equityholder of Nautilus. Mr. Patel is the manager of PFV I, LLC and a trustee of the Patel Trust and as such has voting and investment control over the shares held by PFV I, LLC and the Patel Trust. Mr. Patel disclaims, for purposes of Section 16 of the Securities Exchange Act of 1934, beneficial ownership of the securities held by the Patel Trust, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that Mr. Patel is the beneficial owner of such securities for purposes of Section 16 or for any other purposes
(11)Upon consummation of the Business Combination, consists of shares of New Nautilus Common Stock received by Dr. Mallick as an equityholder of record of Nautilus.
(12)Upon consummation of the Business Combination, consists of shares of New Nautilus Common Stock received by the Murphy Family Trust as an equityholder of Nautilus. Mr. Murphy is the trustee of the Murphy Family Trust and as such has voting and investment control over the shares held by the Murphy Family Trust.
(13)Upon consummation of the Business Combination, consists of shares of New Nautilus Common Stock subject to options held by Ms. Epperly exercisable within 60 days of April 1, 2021.
(14)Consists of the shares set forth in footnote 23 below.
(15)Upon consummation of the Business Combination, includes (i) 1,815,574 shares of New Nautilus Common Stock received by HAND Capital, LLC as an equityholder of Nautilus and (ii) 72,286 shares of New Nautilus Common Stock which HAND Capital, LLC is purchasing in connection with the PIPE Financing. Mr. Nazem is the manager of HAND Capital, LLC and as such has voting and investment power over the shares held by HAND Capital, LLC.
(16)Mr. Pande has no voting or investment control over the shares held by entities affiliated with Andreesen Horowitz that are included in footnote 21 below.
(17)Upon consummation of the Business Combination, includes (i) 100,000 shares of New Nautilus Common Stock which Mr. Posard is purchasing in connection with the PIPE Financing and (ii) 136,030 shares of New Nautilus Common Stock subject to options held by Mr. Posard exercisable within 60 days of April 1, 2021.
(18)Upon consummation of the Business Combination, consists of (i) 49,848,481 shares of New Nautilus Common Stock beneficially owned by the directors and officers following the Business Combination and (ii) 144,090 shares of New Nautilus Common Stock subject to options held by the directors and officers following the Business Combination exercisable within 60 days of April 1, 2021.
(19)Prior to the Business Combination, includes (i) 3,647,500 Class B ordinary shares and (ii) 499,000 Class A ordinary shares.
(20)Prior to the Business Combination, includes 891,429 Class A ordinary shares held by Bain Capital Life Sciences Fund II, L.P., a Cayman exempted limited partnership (“BCLS II”), and 108,571 Class A ordinary shares held by BCIP Life Sciences Associates, LP, a Delaware limited partnership (“BCIPLS” and, together with BCLS II, the “Reporting Persons”). Immediately upon consummation of the Business Combination, also includes 891,429 shares of New Nautilus Common Stock and 108,571 shares of New Nautilus Common Stock that BCLS II and BCIPLS will be purchasing in connection with the PIPE Financing. Bain Capital Life Sciences Investors, LLC, a Delaware limited liability company (“BCLSI”), whose managers are Jeffrey Schwartz and Adam Koppel, is the manager of Bain Capital Life Sciences Investors II, LLC, a Cayman limited liability company (“BCLSI II”), which is the general partner of BCLS II. Boylston Coinvestors, LLC, a Delaware limited liability company (“Boylston”), is the general partner of BCIPLS. BCLSI governs the investment strategy and decision-making process with respect to investments held by BCIPLS. As a result, each of BCLSI, Mr. Schwartz and Dr. Koppel may be deemed to share voting and dispositive power with respect to the securities held by the Reporting Persons. The principal business address of each of the Reporting Persons, BCLSI, BCLSI II, Boylston, Mr. Schwartz and Dr. Koppel is 200 Clarendon Street, Boston, Massachusetts 02116.

(21)Upon consummation of the Business Combination, includes (i) 16,295,440 shares of New Nautilus Common Stock received by AH Bio Fund II, L.P., for itself and as nominee for AH Bio Fund II-B, L.P. (collectively, the “AH Bio Fund II Entities”), as an equityholder of Nautilus, (ii) 270,212 shares of New Nautilus Common Stock received by Andreessen Horowitz LSV Fund II, L.P., for itself and as nominee for Andreessen Horowitz LSV Fund II-B, L.P. and Andreessen Horowitz LSV Fund II-Q, L.P. (collectively, the “AH LSV Fund II Entities”), as an equityholder of Nautilus, and (iii) 1,085,656 shares of New Nautilus Common Stock that the AH LSV Fund II Entities are purchasing in connection with the PIPE Financing. AH Equity Partners Bio II, L.L.C. (“AH EP Bio II”), the general partner of the AH Bio Fund II Entities, may be deemed to have sole voting and dispositive power over the shares held by the AH Bio Fund II Entities. AH Equity Partners LSV II, L.L.C. (“AH EP LSV II”), the general partner of the AH LSV Fund II Entities, may be deemed to have sole voting and dispositive power over the shares held by the AH LSV Fund II Entities. The managing members of each of AH EP Bio II and AH EP LSV II are Marc Andreessen and Ben Horowitz, and each of them may be deemed to hold shared voting and dispositive power over the shares held by the AH Bio Fund II Entities and AH LSV Fund II Entities. Shares held by each of these entities include shares that may be subsequently sold by each of Marc Andreessen, Ben Horowitz and Vijay Pande, a member of the Nautilus board of directors and the New Nautilus Board, following in-kind distributions of shares by these entities. The address for the persons and entities set forth herein is 2865 Sand Hill Road, Suite 101, Menlo Park, CA 94025.
(22)Upon consummation of the Business Combination, includes (i) 2,961,969 shares of New Nautilus Common Stock received by Vulcan Capital Holdings Columbia LLC (“VCHC”) as an equityholder of Nautilus, (ii) 624,057 shares of New Nautilus Common Stock which Vulcan Capital is purchasing in connection with the PIPE Financing, (iii) 2,961,969 shares of New Nautilus Common Stock received by VCVC V LLC (“VCVC”) as an equityholder of Nautilus, and (iv) 624,056 shares of New Nautilus Common Stock which VCVC is purchasing in connection with the PIPE Financing. VCVC Management V LLC (“VCVC Management”) serves as the Manager of VCVC and Cougar Investment Holdings LLC (“Cougar”) serves as the Managing Member of VCVC Management. VCHC Management LLC (“Vulcan Capital Management”) serves as the Manager of VCHC and Cougar serves as the Managing Member of Vulcan Capital Management. Cougar has sole voting and dispositive power over the shares held by VCHC and VCVC. Each of VCVC Management, Vulcan Capital Management and Cougar disclaims, for purposes of Section 16 of the Securities Exchange Act of 1934, beneficial ownership of such securities, except to the extent of its indirect pecuniary interest therein, and this report shall not be deemed an admission that any of VCVC Management, Vulcan Capital Management or Cougar is the beneficial owner of such securities for purposes of Section 16 or for any other purposes. The address for the foregoing entities is 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.
(23)Upon consummation of the Business Combination, includes (i) 4,585,225 shares of New Nautilus Common Stock received by Madrona Venture Fund VI, LP (“Madrona Fund VI”) as an equityholder of Nautilus, (ii) 1,212,447 shares of New Nautilus Common Stock which Madrona Fund VI is purchasing in connection with the PIPE Financing, (iii) 175,850 shares of New Nautilus Common Stock received by Madrona Venture Fund VI-A, LP (“Madrona Fund VI-A”) as an equityholder of Nautilus, (iv) 46,498 shares of New Nautilus Common Stock which Madrona Fund VI-A is purchasing in connection with the PIPE Financing, and (v) 272,062 shares of New Nautilus Common Stock received by Matthew McIlwain as an equityholder of Nautilus. Madrona Investment Partners VI, L.P. (“Madrona Partners VI”) is the general partner of each of Madrona Fund VI and Madrona Fund VI-A, and Madrona VI General Partner, LLC (“Madrona VI LLC”) is the general partner of Madrona Partners VI. Matthew McIlwain, together with Tom Alberg, Paul Goodrich, Scott Jacobson, Len Jordon, Tim Porter, and Soma Somasegar are the managing members of Madrona VI LLC, and each may be deemed to share voting and investment power over the securities held by Madrona Fund VI and Madrona Fund VI-A. Each of such individuals disclaims beneficial ownership over such securities except to the extent of his pecuniary interest therein. The address for the persons and entities set forth herein is 999 Third Avenue, 34th Floor, Seattle, WA.
.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Described below are any transactions occurring since January 1, 2019 and any currently proposed transactions to which either ARYA or Nautilus was a party and in which:
•the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of ARYA or Nautilus’ total assets, as applicable, at year-end for the last two completed fiscal years; and
•a director, executive officer, holder of more than 5% of the outstanding capital stock of ARYA or Nautilus, or any member of such person’s immediate family had or will have a direct or indirect material interest.
In addition to the transactions described below, please see the compensation agreements and other arrangements described under the sections titled “The Business Combination—Interests of ARYA’s Directors and Executive Officers in the Business Combination” beginning on page 116 of this proxy statement/prospectus/information statement, “Information About ARYA—Executive Compensation and Director Compensation and Other Interests” beginning on page 185 of this proxy statement/prospectus/information statement, “Nautilus Executive Compensation” beginning on page 243 of this proxy statement/prospectus/information statement, and “Nautilus Director Compensation” beginning on page 252 of this proxy statement/prospectus/information statement.
Certain Relationships and Related Person Transactions—ARYA
Class B Ordinary Shares
On March 2, 2020, the Sponsor paid $25,000 to cover certain offering costs of ARYA in consideration of 3,593,750 Class B ordinary shares. On August 6, 2020, ARYA effected share capitalization resulting in the initial shareholders holding 3,737,500 Class B ordinary shares. All shares and the associated amounts have been retroactively restated to reflect the share capitalization. The Sponsor has agreed to forfeit up to 487,500 Class B ordinary shares to the extent that the over-allotment option was not exercised in full by the underwriters in the initial public offering. The forfeiture would have been adjusted to the extent that the over-allotment option was not exercised in full by the underwriters in the initial public offering so that the Class B ordinary shares would represent 20.0% of ARYA’s issued and outstanding ordinary shares (excluding the private placement shares and assuming the initial shareholders did not purchase any units in the initial public offering) after the initial public offering. On August 11, 2020, the underwriters in the initial public offering exercised their over-allotment option in full; thus, these Class B ordinary shares were no longer subject to forfeiture.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Class B ordinary shares until the earlier to occur of: (A) one year after the completion of an initial business combination and (B) subsequent to the initial business combination, (x) if the closing price of ARYA’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which ARYA completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement Shares
Simultaneously with the closing of the initial public offering, the Sponsor purchased an aggregate of 499,000 private placement shares at a price of $10.00 per private placement unit in a private placement, generating gross proceeds of approximately $5.0 million. A portion of these proceeds were added to the proceeds from the IPO.
The private placement shares are subject to the lock-up period described in the Amended and Restated Registration Rights and Lock-Up Agreement that was executed by the Sponsor in connection with the execution of the Business Combination Agreement.

Related Party Loans
On April 2, 2020, Sponsor agreed to loan ARYA an aggregate of up to $300,000 to cover expenses related to ARYA’s IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the IPO. Sponsor paid an aggregate of approximately $200,000 to cover for expenses on ARYA’s behalf under the Note. On August 11, 2020, ARYA repaid the Note in full.
In addition, in order to finance transaction costs in connection with an intended initial business combination, Sponsor or an affiliate of Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. Otherwise, such loans would be repaid only out of funds held outside the trust account. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into shares of the post-business combination company at a price of $10.00 per share at the option of the lender. These shares would be identical to the private placement shares. To date, ARYA had no outstanding borrowings under this arrangement.
Administrative Services Agreement
Effective August 11, 2020, ARYA entered into an agreement to pay monthly expenses of $10,000 for office space, administrative services and support services to Sponsor. The agreement terminates upon the earlier of the completion of a business combination or the liquidation of ARYA. ARYA incurred approximately $48,000 in general and administrative expenses for the period from March 27, 2020 (inception) through December 31, 2020.
Amended and Restated Registration Rights and Lock-Up Agreement
Concurrently with the execution of the Business Combination Agreement, ARYA, the Perceptive Shareholders, certain holders of Class B ordinary shares and certain Nautilus shareholders entered into the A&R Registration Rights and Lock-Up Agreement pursuant to which, among other things, the Perceptive Shareholders, the certain holders of Class B ordinary shares and the certain Nautilus shareholders agreed not to effect any sale or distribution of any equity securities of ARYA during the lock-up period described therein and will be granted certain customary registration rights, in each case subject to, and conditioned upon and effective as of, the effective time of the Merger.
ARYA has previously entered into a registration and shareholder rights agreement, dated August 11, 2020 (the “ARYA Registration and Shareholder Rights Agreement”), pursuant to which its initial shareholders and their permitted transferees, if any, are entitled to certain registration rights with respect to the private placement shares, the securities issuable upon conversion of working capital loans (if any) and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares. The ARYA Registration and Shareholder Rights Agreement was terminated in connection with the execution of the Amended and Restated Registration Rights and Lock-Up Agreement.
For additional information, see “Business Combination Proposal—Related Agreements—Amended and Restated Registration Rights and Lock-Up Agreement.”
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, the Sponsor, ARYA, Todd Wider, Bradley L. Campbell and Saqib Islam and Nautilus entered into the Sponsor Letter Agreement, pursuant to which the Sponsor and each of Todd Wider, Bradley L. Campbell and Saqib Islam has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the governing documents of ARYA or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the PIPE Financing or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination and (iv) be bound by certain transfer restrictions with respect to his, her or its shares in ARYA prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. For additional information, see “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement.”
PIPE Financing
At Closing, the Perceptive PIPE Investor will purchase $55,000,000 of New Nautilus Common Stock in a private placement in connection with the PIPE Financing. In addition, at closing, funds affiliated with Bain Capital Life Sciences, LP will purchase $10,000,000 of New Nautilus Common Stock in a private placement in connection with the PIPE Financing. The funds from the PIPE Financing will be used as part of the consideration to New Nautilus’ equity holders in connection with the Business Combination, and any excess funds from such private placement would be used for working capital in New Nautilus. For additional information, see “Business Combination Proposal—Related Agreements—PIPE Financing.”
Certain Relationships and Related Person Transactions—Nautilus Biotechnology
Series B Preferred Stock Issuance
In April and May 2020, Nautilus issued and sold an aggregate of 6,109,232 shares of its Series B preferred stock at a purchase price of $12.45 per share for an aggregate purchase price of $76.1 million.
Purchasers of Nautilus’ Series B preferred stock included stockholders that beneficially owned more than 5% of Nautilus’ outstanding capital stock at the time of such transaction and/or were represented on Nautilus’ board of directors at the time of the transaction. The following table presents the number of shares and the total purchase price paid by these entities.

Investor	Shares of Series B Preferred Stock	Total Purchase Price ($)
Entities affiliated with Vulcan Capital(1)	1,606,426	20,000,004
Entities affiliated with Madrona Venture Fund(2)	963,855	11,999,995
AH Bio Fund II, L.P.(3)	803,212	9,999,989
PFV I, LLC(4)	24,096	299,995
HAND Capital, LLC (5)	24,096	299,995
__________________
(1)Stuart Nagae, a member of Nautilus’ board of directors, is an affiliate of Vulcan Capital.
(2)Matthew McIlwain, a member of Nautilus’ board of directors, is an affiliate of Madrona Venture Fund.
(3)Vijay Pande, a member of Nautilus’ board of directors, is an affiliate of Andreessen Horowitz.
(4)Sujal Patel, a member of Nautilus’ board of directors, is the manager of PFV I, LLC.
(5)Farzad Nazem, a member of Nautilus’ board of directors, is the manager of HAND Capital, LLC.
Nautilus Registration Rights Agreement
Nautilus is party to an amended and restated registration rights agreement with certain holders of its capital stock, including, among others, AH Bio Fund II, L.P., entities affiliated with Vulcan Capital, entities affiliated with Madrona Venture Fund, PFV I, LLC (an affiliate of Sujal Patel, Chief Executive Officer, President and a director of Nautilus) and HAND Capital, LLC (an affiliate of Farzad Nazem, a director of Nautilus). Under Nautilus’ amended and restated registration rights agreement certain holders of Nautilus’ capital stock have the right to demand that Nautilus file a registration statement or request that their shares of capital stock be covered by a registration statement that Nautilus is otherwise filing. Upon the consummation of the Business Combination, Nautilus’ amended and restated registration rights agreement will terminate.
Voting Agreement
Nautilus is party to an amended and restated voting agreement, as amended, with certain holders of its capital stock, including, among others, Sujal Patel, Chief Executive Officer, President and a director of Nautilus, Parag Mallick, Chief Scientist and a director of Nautilus, AH Bio Fund II, L.P., entities affiliated with Vulcan Capital, entities affiliated with Madrona Venture Fund, PFV I, LLC (an affiliate of Mr. Patel) and HAND Capital, LLC (an affiliate of Farzad Nazem, a director of Nautilus). The parties to the voting agreement have agreed, subject to certain conditions, to vote the shares of Nautilus capital stock held by them so as to maintain the size of the Nautilus board of directors at 9 and to elect the following individuals as directors: (1) one individual designated by a majority-in-interest of the holders of Nautilus’ Series Seed Preferred Stock, currently Farzad Nazem, (2) one individual designated by AH Bio Fund II, L.P., currently Vijay Pande, (3) one individual designated by entities affiliated with Vulcan Capital, currently Stuart Nagae, (4) two individuals designated by a majority-in-interest of certain holders of Nautilus’ common stock, currently Parag Mallick and Sujal Patel, (5) one individual who is an independent outside industry expert approved unanimously by the other members of Nautilus’ board of directors, currently Matthew Posard, and (6) one individual who is an independent outside industry expert approved by the majority of the members of Nautilus’ board of directors, currently Melissa Epperly, and (7) two individuals designated by a majority of the other members of Nautilus’ board of directors, currently Matthew McIlwain and one vacancy.
Upon the consummation of the Business Combination, the obligations of the parties to the voting agreement to vote their shares so as to elect these nominees, as well as the other rights and obligations under this agreement, will terminate and none of Nautilus’ stockholders will have any special rights regarding the nomination, election or designation of members of the New Nautilus Board pursuant to such agreement. Nautilus’ existing certificate of incorporation contains provisions regarding election of members of the board of directors that correspond to the amended and restated voting agreement; however, such provisions will be removed in the certificate of incorporation that will be effective following the consummation of the Business Combination.
Indemnification Agreements
Nautilus has entered into indemnification agreements with its current directors and officers and New Nautilus intends to enter into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Proposed Certificate of Incorporation and the Proposed Bylaws. These agreements, among other things, will require New Nautilus to indemnify New Nautilus’s directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of New Nautilus’ directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at New Nautilus’s request.
The limitation of liability and indemnification provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit New Nautilus and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Stock Transfer Agreement
On February 7, 2021, Nautilus, Parag Mallick, Chief Scientist and a director of Nautilus, and certain holders of Nautilus capital stock or their affiliates entered into a Stock Transfer Agreement pursuant to which Dr. Mallick transferred and sold an aggregate total of 147,275 shares to the purchasers party thereto at a price per share of $33.95 for aggregate gross proceeds of $4,999,986.25. Nautilus did not purchase any of the shares sold by Dr. Mallick pursuant to the agreement and was a party to the agreement solely for the purpose of acknowledging the transfer and waiving certain restrictions on transfer governing the shares set forth in the existing Nautilus shareholder agreements and governing documents. Purchasers in the transaction included stockholders that beneficially owned more than 5% of Nautilus’ outstanding capital stock at the time of such transaction and/or were represented on Nautilus’ board of directors at the time of the transaction. The following table presents the number of shares and the total purchase price paid by these entities.

Investor	Shares of Nautilus Common Stock	Total Purchase Price ($)
Andreessen Horowitz LSV Fund II, LP(1)	74,490	2,528,936
Entities affiliated with Vulcan Capital(2)	26,638	904,360
Entities affiliated with Madrona Venture Fund(3)	23,448	796,060
HAND Capital, LLC(4)	8,163	277,134
__________________
(1)Vijay Pande, a member of Nautilus’ board of directors, is an affiliate of Andreessen Horowitz.
(2)Stuart Nagae, a member of Nautilus’ board of directors, is an affiliate of Vulcan Capital.
(3)Matthew McIlwain, a member of Nautilus’ board of directors, is an affiliate of Madrona Venture Fund.
(4)Farzad Nazem, a member of Nautilus’ board of directors, is the manager of HAND Capital, LLC.
PIPE Subscription Agreements
In connection with the execution of the Business Combination Agreement, effective as of February 7, 2021, ARYA entered into the Subscription Agreements with the Perceptive PIPE Investor and the Other PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and ARYA has agreed to issue and sell to the PIPE Investors, an aggregate of 20,000,000 shares of New Nautilus Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $200 million. The Perceptive PIPE Investor will fund $55 million in the PIPE Financing. The shares of New Nautilus Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ARYA will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination. The Other PIPE Investors include stockholders that beneficially owned more than 5% of Nautilus’ outstanding capital stock at the time of entering into the applicable Subscription Agreement and/or were represented on Nautilus’ board of directors at such time. The following table presents the number of shares to be purchased and the total purchase price to be paid by these individuals and entities.

Investor	Shares to Purchase	Total Purchase Price ($)
Andreessen Horowitz LSV Fund II, LP(1)	1,085,656	10,856,560
Entities affiliated with Vulcan Capital(2)	1,248,113	12,481,130
Entities affiliated with Madrona Venture Fund(3)	1,258,945	12,589,450
HAND Capital, LLC(4)	72,286	722,860
Matthew Posard	100,000	1,000,000
__________________
(1)Vijay Pande, a member of Nautilus’ board of directors, is a representative of Andreessen Horowitz.
(2)Stuart Nagae, a member of Nautilus’ board of directors, is a representative of Vulcan Capital.
(3)Matthew McIlwain, a member of Nautilus’ board of directors, is a representative of Madrona Venture Fund.
(4)Farzad Nazem, a member of Nautilus’ board of directors, is the manager of HAND Capital, LLC.
The closing of the PIPE Financing is contingent upon, among other customary closing conditions, the substantially concurrent Closing. The purpose of the PIPE Financing is to raise additional capital for use by New Nautilus following the Closing.
Stockholder Support Agreements
On February 7, 2021, ARYA entered into the Transaction Support Agreements with the Perceptive PIPE Investor and certain other holders of Nautilus’ capital stock, including Sujal Patel, Chief Executive Officer, President and a director of Nautilus, Parag Mallick, Chief Scientist and a director of Nautilus, entities affiliated with Andreessen Horowitz, and entities affiliated with Vulcan Capital, pursuant to which such holders agreed, among other things, to (i) support and vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), and (ii) be bound by certain other covenants and agreements related to the Business Combination, including a restriction on transfers with respect to his, her or its shares in Nautilus prior to the closing of the Business Combination.

Amended and Restated Registration Rights and Lock-Up Agreement
On February 7, 2021, ARYA entered into an Amended and Restated Registration Rights and Lock-Up Agreement, which shall be effective at the Closing, with the Perceptive Shareholders, ARYA’s initial shareholders, Nautilus’ directors, and certain holders of Nautilus’ capital stock, including, among others, Sujal Patel, Chief Executive Officer, President and a director of Nautilus, Parag Mallick, Chief Scientist and a director of Nautilus, entities affiliated with Andreessen Horowitz, entities affiliated with Vulcan Capital, entities affiliated with Madrona Venture Fund, PFV I, LLC (an affiliate of Mr. Patel) and HAND Capital, LLC (an affiliate of Farzad Nazem, a director of Nautilus). Pursuant to the terms of the Amended and Restated Registration Rights and Lock-Up Agreement, New Nautilus will be obligated to file a registration statement to register the resale of certain shares of New Nautilus Common Stock within 45 days after the Closing. In addition, pursuant to the terms of the Amended and Restated Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the parties to the agreement may demand at any time or from time to time, that New Nautilus file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the securities of New Nautilus held by such holders, and New Nautilus is separately required at all times to maintain an effective resale registration statement for the benefit of the holders party to the agreement. The Amended and Restated Registration Rights and Lock-Up Agreement will also provide such holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.
The Amended and Restated Registration Rights and Lock-Up Agreement further provides for the securities of New Nautilus held by the holders party thereto to be locked-up for a period of time following the Closing, subject to certain exceptions.
Nautilus Policies for Approval of Related Party Transactions
Nautilus’ board of directors reviews and approves transactions with directors, officers and holders of 5% or more of its capital stock and their affiliates, each a related party. Prior to this transaction, the material facts as to the related party’s relationship or interest in the transaction are disclosed to its board of directors prior to their consideration of such transaction, and the transaction is not considered approved by Nautilus’ board of directors unless a majority of the directors who are not interested in the transaction approve the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.
New Nautilus Policies and Procedures for Related Party Transactions
Upon the Closing, it is anticipated that the New Nautilus Board will adopt a written Related Person Transactions Policy that sets forth New Nautilus’ policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of New Nautilus’ policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which New Nautilus or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to New Nautilus as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of New Nautilus’ voting securities (including New Nautilus Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of New Nautilus’ voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to New Nautilus’ audit committee (or, where review by New Nautilus’ audit committee would be inappropriate, to another independent body of the New Nautilus Board) for review. To identify related person transactions in advance, New Nautilus will rely on information supplied by New Nautilus’ executive officers, directors and certain significant stockholders. In considering related person transactions, New Nautilus’ audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
•the risks, costs, and benefits to New Nautilus;
•the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•the terms of the transaction;
•the availability of other sources for comparable services or products; and
•the terms available to or from, as the case may be, unrelated third parties.
New Nautilus’ audit committee will approve only those transactions that it determines are fair to New Nautilus and in New Nautilus’ best interests. All of the transactions described above were entered into prior to the adoption of such policy.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
ARYA is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law generally and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differ in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of New Nautilus, your rights will differ in some regards as compared to when you were a shareholder of ARYA.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of ARYA and New Nautilus according to applicable law and/or the organizational documents of ARYA and New Nautilus. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws of New Nautilus attached hereto as Annex C and Annex D to this proxy statement/prospectus, respectively, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to ARYA and New Nautilus.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations	Mergers generally require approval of a majority of the voting power of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued do not, in certain circumstances, require acquirer stockholder approval.

Certain mergers in which one entity owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.	Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, unless a corporation’s governing documents provide a different standard, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under Cayman Islands law and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

	Delaware	Cayman Islands
Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger if the merger consideration is stock of the surviving entity or a publicly traded entity; stockholders generally will have appraisal rights if the merger consideration is cash.	Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business, subject to certain procedural requirements.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including complying with exclusive forum provisions as per the Proposed Bylaws).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty (which includes a duty of good faith) to the company and its stockholders.	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

Limited Liability of Directors	Delaware law permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, certain unlawful repurchases or dividends, or transactions in which a director receives an improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF NEW NAUTILUS SECURITIES
The following summary of certain provisions of New Nautilus securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.
Authorized Capitalization
General
The authorized capital stock of New Nautilus will consist of 1,000,000,000 shares of New Nautilus Common Stock, par value $0.0001 per share, and 200,000,000 shares of New Nautilus Preferred Stock, par value $0.0001 per share. New Nautilus expects to have approximately 124,482,062 shares of New Nautilus Common Stock outstanding immediately after the consummation of the Business Combination, assuming that none of ARYA’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, or approximately 115,729,962 shares of New Nautilus Common Stock outstanding immediately after the consummation of the Business Combination, assuming holders of ARYA public shares have exercised redemption rights with respect to 8,752,100 shares, which is the estimated maximum number of shares that may be redeemed while still enabling the Aggregate Transaction Proceeds Condition to be met.
The following summary describes all material provisions of New Nautilus capital stock. You are urged to read the Proposed Certificate of Incorporation and the Proposed Bylaws in their entirety (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively) as well as the applicable provisions of the DGCL.
New Nautilus Common Stock
Voting rights. Each share of New Nautilus Common Stock will be entitled to one vote per share on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or the New Nautilus certificate of incorporation. The Proposed Certificate of Incorporation and the Proposed Bylaws do not provide for cumulative voting rights. Directors of New Nautilus will be elected by plurality vote of the shares of New Nautilus Common Stock present at an annual meeting and entitled to vote. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.
Dividend rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of New Common Stock will be entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.
Rights upon liquidation. Upon a liquidation event, holders of New Nautilus Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of New Nautilus’ debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.
Other rights. Holders of New Nautilus will have no preemptive, conversion, subscription or other rights, and as of the closing of the Business Combination there will be no redemption or sinking fund provisions applicable to the New Nautilus Common Stock. The rights, preferences and privileges of the holders of the New Nautilus Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that New Nautilus may designate in the future.

Preferred Stock
The New Nautilus Board will have the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof. These designations, powers, preferences and rights could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the New Nautilus Common Stock. The issuance of preferred stock could adversely affect the voting power of holders of New Nautilus Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of New Nautilus or other corporate action. Upon closing of the Business Combination, no shares of preferred stock will be outstanding, and New Nautilus has no present plan to issue any shares of preferred stock.
Election of Directors and Vacancies; Board of Directors
Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the New Nautilus Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the New Nautilus Board, but shall initially consist of nine (9) directors, which shall be divided into three (3) classes, designated Class I, II and III, with each class consisting of three (3) directors. Under the Proposed Bylaws, at all meetings of stockholders called for the election of directors, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. All directors will be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal.
Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of New Nautilus Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the New Nautilus Board resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. A director elected or appointed to fill a vacancy resulting from the death, resignation, disqualification or removal of a director or a newly created directorship will hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s death, resignation or removal.
Subject to the rights, if any, of any series of New Nautilus Preferred Stock, any director or the entire New Nautilus Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the issued and outstanding capital stock of New Nautilus entitled to vote in the election of directors.
In addition to the powers and authority expressly conferred upon them by statute or by the Proposed Certificate of Incorporation or Proposed Bylaws, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by New Nautilus, subject, nevertheless, to the provisions of the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws adopted and in effect from time to time; provided, however, that no Bylaw adopted, amended, altered or repealed after the date of the Proposed Bylaws will invalidate any prior act of the directors or officers of New Nautilus which would have been valid if such Bylaw had not been adopted, amended, altered or repealed.
Quorum
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the Proposed Certificate of Incorporation or Proposed Bylaws, each as amended from time to time. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws
The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of New Nautilus. We expect that these provisions, which are summarized below, may discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New Nautilus to first negotiate with the New Nautilus Board, which we believe may result in an improvement of the terms of any such acquisition in favor of New Nautilus’ stockholders. However, they also give the New Nautilus Board the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the New Nautilus Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New Nautilus Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the New Nautilus Board to issue shares to persons friendly to New Nautilus management, which issuance could render more difficult or discourage an attempt to obtain control of New Nautilus by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of New Nautilus management and possibly deprive stockholders of opportunities to sell their shares of New Nautilus Common Stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of New Nautilus Preferred Stock, special meetings of the stockholders of New Nautilus may be called only by the Chairperson of the New Nautilus Board, the New Nautilus Chief Executive Officer, the New Nautilus President, or the New Nautilus Board acting pursuant to a resolution adopted by a majority of the New Nautilus Board. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.
The Proposed Bylaws also provide that unless otherwise restricted by the Proposed Certificate of Incorporation or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the New Nautilus Board or of any committee thereof may be taken without a meeting, if all members of the New Nautilus Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission.
In addition, the Proposed Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the New Nautilus Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to the New Nautilus secretary, of the stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of New Nautilus’ outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
The Proposed Certificate of Incorporation will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of New Nautilus’ stock entitled to vote thereon and the affirmative vote of at least 662/3% of the then outstanding voting securities of the Company, voting together as a single class:
•the provisions authorizing the New Nautilus Board to issues shares of New Nautilus Preferred Stock, with any rights, preferences or privileges as they may designate;
•the provisions dividing the New Nautilus Board into three classes, each of which stands for election once every three years;
•the provisions providing that a director may only be removed from the New Nautilus Board for cause only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the issued and outstanding capital stock of New Nautilus entitled to vote in the election of directors;
•the provisions providing that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
•the provisions prohibiting cumulative voting;
•the provisions requiring that any action to be taken by New Nautilus’ stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
•the provisions regarding calling special meetings of stockholders;
•the provisions regarding notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of New Nautilus’ stockholders; and
•the provision regarding the approval requirements for such amendments;
The Proposed Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire New Nautilus Board then in office (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the New Nautilus Board) or (B) by the New Nautilus stockholders, provided that the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the New Nautilus stockholders to alter, amend or repeal, or adopt certain provisions of the Proposed Bylaws.
Delaware Anti-Takeover Statute
New Nautilus will be subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a public company incorporated in Delaware from engaging in a “business combination” with any “interested stockholder” for three years following the time that the person became an interested stockholder, unless, among other exceptions, the interested stockholder attained such status with the approval of the New Nautilus Board or holders of 66 2/3% of the voting power of the outstanding capital stock held by stockholders unaffiliated with the interested stockholder approve the business combination. A business combination includes, among other things, a merger or consolidation involving the interested stockholder and the sale of more than 10% of the company’s assets. In general, an interested stockholder is any stockholder that, together with its affiliates, beneficially owns 15% or more of the company’s stock. A public company incorporated in Delaware is automatically subject to Section 203 unless it opts out in its original corporate charter or pursuant to a subsequent charter or bylaw amendment approved by stockholders.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Certificate of Incorporation limits the liability of the directors of New Nautilus to the fullest extent permitted by the DGCL, and the Proposed Bylaws provide that New Nautilus will indemnify them to the fullest extent permitted by such law. ARYA has entered into indemnification agreements with its directors and officers and New Nautilus expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by the New Nautilus Board. Under the terms of such indemnification agreements, New Nautilus will be required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New Nautilus or any of its subsidiaries or was serving at New Nautilus’ request in an official capacity for another entity. Any claims for indemnification by New Nautilus’ directors and officers may reduce New Nautilus’ available funds to satisfy successful third-party claims against it and may reduce the amount of money available to it.
Exclusive Jurisdiction of Certain Actions
The Proposed Bylaws provide that, unless New Nautilus consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Nautilus, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or other employee of New Nautilus to New Nautilus or New Nautilus’ stockholders, (iii) any action arising pursuant to any provision of the Delaware General Corporation Law or the Proposed Certificate of Incorporation or Proposed Bylaws (each, as may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, except for any claim as to which the court does not have jurisdiction over an indispensable party to that claim. The foregoing shall not apply to any claims under the Exchange Act or the Securities Act of 1933, as amended. In addition, unless New Nautilus gives an Alternative Forum Consent, the federal district courts of the United States shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act of 1933.
Transfer Agent
The transfer agent for New Nautilus Common Stock will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW NAUTILUS COMMON STOCK
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Nautilus Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Nautilus at the time of, or at any time during the three months preceding, a sale and (ii) New Nautilus is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Nautilus was required to file reports) preceding the sale.
Persons who have beneficially owned restricted New Nautilus Common Stock shares for at least six months but who are affiliates of New Nautilus at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of New Nautilus Common Stock then outstanding; or
•the average weekly reported trading volume of the New Nautilus Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of New Nautilus under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Nautilus.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, our initial shareholders will be able to sell their Class B ordinary shares and private placement shares, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.
We anticipate that following the consummation of the Business Combination, New Nautilus will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
New Nautilus’ Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New Nautilus’ Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the New Nautilus Board, (ii) otherwise properly brought before such meeting by or at the direction of the New Nautilus Board, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in New Nautilus’ Proposed Bylaws. To be timely for New Nautilus’ annual meeting of stockholders, New Nautilus’ secretary must receive the written notice at New Nautilus’ principal executive offices:
•not later than the 90th day; and
•not earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting.
In the event that no annual meeting was held in the previous year (as would be the case for New Nautilus’ 2021 annual meeting) or if the date of the applicable annual meeting has been changed by more than 25 days from the first anniversary of the preceding year’s annual meeting, notice of a stockholder proposal must be received no earlier than 8:00 a.m., local time on the 120th day prior to the scheduled date of such annual meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The Chairperson of the applicable meeting of New Nautilus stockholders may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.
Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2021 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New Nautilus begins to print and send out its proxy materials for such 2021 annual meeting (and New Nautilus will publicly disclose such date when it is known).
Stockholder Director Nominees
New Nautilus’ Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by New Nautilus’ Proposed Bylaws. In addition, the stockholder must give timely notice to New Nautilus’ secretary in accordance with New Nautilus’ Proposed Bylaws, which, in general, require that the notice be received by New Nautilus’ secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.
SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the ARYA Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of ARYA Sciences Acquisition Corp III, 51 Astor Place, 10th Floor, New York, New York 10003. Following the Business Combination, such communications should be sent in care of New Nautilus, 425 Pontius Ave N, Ste 202, Seattle, WA 98109. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
LEGAL MATTERS
Kirkland & Ellis LLP, New York, NY, has passed upon the validity of the securities of New Nautilus offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS
The financial statements of ARYA Sciences Acquisition Corp III as of December 31, 2020 and for the period from March 27, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Nautilus Biotechnology, Inc. as of December 31, 2020 and 2019 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, ARYA and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of ARYA’s annual report to shareholders and ARYA’s proxy statement. Upon written or oral request, ARYA will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that ARYA delivers single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that ARYA delivers single copies of such documents in the future. Shareholders may notify ARYA of their requests by calling or writing ARYA at its principal executive offices at 51 Astor Place, 10th Floor, New York, New York 10003 or (212) 284-2300.
ENFORCEABILITY OF CIVIL LIABILITY
ARYA is a Cayman Islands exempted company. If ARYA does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon ARYA. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against ARYA in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, ARYA may be served with process in the United States with respect to actions against ARYA arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of ARYA’s securities by serving ARYA’s U.S. agent irrevocably appointed for that purpose.
TRANSFER AGENT AND REGISTRAR
The transfer agent for ARYA’s securities is Continental Stock Transfer & Trust Company.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
ARYA has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
ARYA files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on ARYA at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, ARYA’s corporate website at https://www.perceptivelife.com/arya3. ARYA’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/prospectus relating to ARYA has been supplied by ARYA, and all such information relating to Nautilus has been supplied by Nautilus. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:
Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: ARYA.info@investor.morrowsodali.com
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than _________, 2021.
All information contained in this document relating to ARYA has been supplied by ARYA and all such information relating to Nautilus has been supplied by the Nautilus Shareholders. Information provided by ARYA or Nautilus does not constitute any representation, estimate or projection of the other.
278

INDEX TO FINANCIAL STATEMENTS
Audited Financial Statements for ARYA Sciences Acquisition Corp III:

Financial Statements for Nautilus Biotechnology, Inc. As of and for the Years Ended December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
ARYA Sciences Acquisition Corp III
Opinion on the Financial Statements
We have audited the accompanying balance sheet of ARYA Sciences Acquisition Corp III (the “Company”) as of December 31, 2020, the related statement of operations, changes in shareholders’ equity and cash flows for the period from March 27, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from March 27, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC
We have served as the Company's auditor since 2020.
New York, New York
March 26, 2021

ARYA SCIENCES ACQUISITION CORP III
BALANCE SHEET
DECEMBER 31, 2020

Assets:
Current assets:
Cash	$1,001,032
Prepaid expenses	303,759
Total current assets	1,304,791
Investments held in Trust Account	149,552,952
Total assets	$150,857,743

Liabilities and Shareholders' Equity:
Current liabilities:
Accrued expenses	388,507
Total current liabilities	388,507
Deferred underwriting commissions	5,232,500
Total liabilities	5,621,007

Commitments and Contingencies (Note 5)
Class A ordinary shares, $0.0001 par value; 14,023,673 shares subject to possible redemption at $10.00 per share	140,236,730

Shareholders' Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 1,425,327 shares issued and outstanding (excluding 14,023,673 shares subject to possible redemption)	143
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 3,737,500 shares issued and outstanding	374
Additional paid-in capital	5,522,572
Accumulated deficit	(523,083)
Total shareholders' equity	5,000,006
Total Liabilities and Shareholders' Equity	$150,857,743
The accompanying notes are an integral part of these financial statements.

ARYA SCIENCES ACQUISITION CORP III
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM MARCH 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

General and administrative expenses	$576,035
Loss from operations	(576,035)
Other income:
Net gain, dividends and interest on investments held in Trust Account	52,952
Net loss	$(523,083)

Basic and diluted weighted average shares outstanding of Class A ordinary shares subject to redemption	14,950,000
Basic and diluted net income per share, Class A ordinary share subject to redemption	$0.00
Basic and diluted weighted average shares outstanding of Class A ordinary shares not subject to redemption and Class B ordinary shares	3,764,852
Basic and diluted net loss per share, Class A ordinary shares subject to redemption and Class B ordinary shares	$(0.15)
The accompanying notes are an integral part of these financial statements.

ARYA SCIENCES ACQUISITION CORP III
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM MARCH 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders' Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - March 27, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	3,737,500	374	24,626	—	25,000
Sale of units in initial public offering, gross	14,950,000	1,495	—	—	149,498,505	—	149,500,000
Offering costs	—	—	—	—	(8,755,181)	—	(8,755,181)
Sale of private placement units to Sponsor in private placement	499,000	50	—	—	4,989,950	—	4,990,000
Shares subject to possible redemption	(14,023,673)	(1,402)	—	—	(140,235,328)	—	(140,236,730)
Net loss	—	—	—	—	—	(523,083)	(523,083)
Balance - December 31, 2020	1,425,327	$143	3,737,500	$374	$5,522,572	$(523,083)	$5,000,006
The accompanying notes are an integral part of these financial statements.

ARYA SCIENCES ACQUISITION CORP III
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MARCH 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(523,083)
Adjustments to reconcile net loss to net cash used in operating activities:
Net gain, dividends and interest on investments held in Trust Account	(52,952)
General and administrative expenses paid by related party under note payable	11,717
Changes in operating assets and liabilities:
Prepaid expenses	(303,759)
Accrued expenses	318,507
Net cash used in operating activities	(549,570)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(149,500,000)
Net cash used in investing activities	(149,500,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	136,590
Repayment of note payable to related party	(200,000)
Proceeds received from initial public offering, gross	149,500,000
Proceeds received from private placement	4,990,000
Offering costs paid	(3,375,988)
Net cash provided by financing activities	151,050,602

Net change in cash	1,001,032

Cash - beginning of the period	—
Cash - end of the period	$1,001,032

Supplemental disclosure of noncash investing and financing activities:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Offering costs included in accrued expenses	$70,000
Offering costs funded with note payable	$51,693
Deferred underwriting commissions	$5,232,500
Initial value of Class A ordinary shares subject to possible redemption	$140,714,240
Change in value of Class A ordinary shares subject to possible redemption	$(477,510)
The accompanying notes are an integral part of these financial statements.

i
Note 1—Description of Organization and Business Operations
Organization and General
ARYA Sciences Acquisition Corp III (the “Company”) was incorporated as a Cayman Islands exempted company on March 27, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
All activity for the period from March 27, 2020 (inception) through December 31, 2020 relates to the Company’s formation and its initial public offering (“Initial Public Offering”), and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents and gains on investments from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
Sponsor and Initial Public Offering
The Company’s sponsor is ARYA Sciences Holdings III, a Cayman Islands exempted limited company (the “Sponsor”).  The registration statement for the Company’s Initial Public Offering was declared effective on August 6, 2020.  On August 11, 2020, the Company consummated its Initial Public Offering of 14,950,000 Class A ordinary shares (the “Public Shares”), including the 1,950,000 Public Shares as a result of the underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $149.5 million, and incurring offering costs of approximately $8.8 million, inclusive of approximately $5.2 million in deferred underwriting commissions (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 499,000 Class A ordinary shares (the “Private Placement Shares”), at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of approximately $5.0 million (Note 4).
Trust Account
Upon the closing of the Initial Public Offering and the Private Placement, $149.5 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and were invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of:(i) the completion of a Business Combination, and then only in connection with those Class A ordinary shares that the holders of public shares (the “Public Shareholders”) properly elected to redeem, subject to certain limitations described in the IPO Registration Statement, (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”) (A) to modify the substance or timing of the Company’s obligation to provide holders of Class A ordinary shares the right to have their shares redeemed in connection with the Company’s initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its initial Business Combination within 24 months from the closing of the Initial Public Offering, or October 26, 2022 (the “Combination Period”) or (B) with respect to any other provision relating to the rights of holders of Class A ordinary shares, and (iii) the redemption of the Class A ordinary shares if the Company has not consummated its Business Combination within the Combination Period, subject to applicable law. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company may use the interest income generated by the assets in the Trust Account to pay for taxes that were paid by the Company or are payable by the Company and, in case the Company does not complete its initial Business Combination within the Combination Period, $100,000 of the interest income may be used to pay dissolution expenses.
Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the Public Shareholders, with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to Goldman Sachs & Co. LLC and Jefferies LLC, as underwriters of the Company’s Initial Public Offering (as discussed in Note 5).
The Public Shares are classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company has adopted an insider trading policy which requires insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of its Business Combination and does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its Business Combination within 24 months from the closing of the Initial Public Offering, or August 11, 2022 (the “Combination Period”) or with respect to any other provision relating to the rights of Public Shareholders, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay for its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (excluding the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the assets in the Trust Account, in each case net of the interest that may be withdrawn to pay for the Company’s tax obligations. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).
Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. The Sponsor may not be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Proposed Nautilus Business Combination and related Proposed Transactions
On February 7, 2021, we entered into a business combination agreement (“Business Combination Agreement”), by and among the Company, Mako Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Nautilus Biotechnology, Inc., a Delaware corporation (“Nautilus”).
The Business Combination Agreement provides for, among other things, the following transactions: (i) Nautilus will changes its name to “Nautilus Subsidiary, Inc.” (or another name mutually agreed to by us and Nautilus); (ii) we will become a Delaware corporation (the “Domestication”) and, in connection with the Domestication, (A) our name will be changed to “Nautilus Biotechnology, Inc.” (“New Nautilus”) and (B) each of our outstanding Class A ordinary shares and outstanding Class B ordinary shares will become one share of common stock of New Nautilus (the “New Nautilus Common Stock”); and (iii) following the Domestication, Merger Sub will merge with and into Nautilus, with Nautilus as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of New Nautilus (the “Merger”). The Domestication, the Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Nautilus Business Combination.”
In accordance with the terms and subject to the conditions of the Business Combination Agreement, outstanding shares of Nautilus (other than treasury shares and any Company Dissenting Shares (as defined in the Business Combination Agreement) will be exchanged for shares of New Nautilus Common Stock and outstanding Nautilus options to purchase shares of Nautilus (whether vested or unvested) will be exchanged for comparable options to purchase New Nautilus Common Stock, in each case, based on an implied Nautilus equity value of $900 million.
The Nautilus Business Combination is expected to close in the second quarter of 2021, following the receipt of the required approval by our shareholders and the fulfillment of other customary closing conditions.
Concurrently with the execution of the Business Combination Agreement, the Company, the Sponsor, and each other holder of Class B ordinary shares of ARYA (the “Other Class B Shareholders”) and Nautilus entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and the Other Class B Shareholders, among other things, (i) vote in favor of each of the transaction proposals to be voted upon at the meeting of ARYA shareholders, including approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and (ii) waive any adjustment to the conversion ratio set forth in the governing documents of the Company or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Subscription Agreements (as defined below) or otherwise); and (iii) be bound by certain transfer restrictions with respect to his, her or its shares in the Company prior to the closing of the Nautilus Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.
Concurrently with the execution of the Business Combination Agreement, we entered into subscription agreements (the “Subscription Agreements”) with certain investors, including, among others, Perceptive Life Sciences Master Fund Ltd., a fund managed by Perceptive Advisors, an affiliate of the Sponsor, as well as certain equity holders of Nautilus and additional third party investors. Pursuant to the Subscription Agreements, each investor agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, on the Closing Date (as defined in the Business Combination Agreement) immediately prior to the Closing (as defined in the Business Combination Agreement), an aggregate of 20,000,000 shares of the New Nautilus Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $200,000,000.
Within 24 hours of the signing of the Business Combination Agreement, certain directors, officers and stockholders of Nautilus entered into a Transaction Support Agreement with the Company, pursuant to which such parties have agreed to, among other things, (i) support and vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), and (ii) be bound by certain other covenants and agreements related to the Nautilus Business Combination, including a restriction on transfers with respect to his, her or its shares in Nautilus prior to the closing of the Nautilus Business Combination
The Company, the Perceptive Shareholders (as defined in the Business Combination Agreement), the Other Class B Shareholders and certain Nautilus shareholders entered into an amended and restated registration rights and lock-up agreement, pursuant to which, among other things, the Perceptive Shareholders, the Other Class B Shareholders and the certain Nautilus shareholders agreed not to effect any sale or distribution of the company equity securities during the lock-up period described therein and will be granted certain customary registration rights, in each case subject to, and conditioned upon and effective as of, the effective time of the Merger.
A copy of each of the above referenced agreements is filed as exhibits with a Current Report on Form 8-K, filed with the SEC on February 8, 2021.
Liquidity and Capital Resources
As of December 31, 2020, the Company had approximately $1.0 million in its operating bank account and working capital of approximately $916,000.
The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from the Sponsor to cover certain of the Company’s offering costs in exchange for the issuance of the Founder Shares, the loan proceeds of $200,000 from the Sponsor pursuant to the Note (see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on August 11, 2020.  In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Risk and Uncertainties
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an Initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an Initial Business Combination in a timely manner. The Company’s ability to consummate an Initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2—Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
Use of Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $1,926 in cash equivalents as of December 31, 2020 held in the Trust Account.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of

$250,000, and investments held in Trust Account. At December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Investment Securities Held in Trust Account
Upon the closing of the Initial Public Offering and the Private Placement, the Company was required to place net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement in a Trust Account, which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by management of the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account. Investments held in Trust Account are classified as trading securities, which are presented on the balance sheet at fair value at the end of the reporting period. Gains and losses resulting from the change in fair value of trading securities is included in investment income on Trust Account in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
•Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of December 31, 2020, the carrying values of cash, prepaid expenses and accrued expenses approximate their fair values due to the short-term nature of the instruments.  The Company’s investments held in Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 180 days or less and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of underwriters' commissions, legal, accounting, and other costs incurred that were directly related to the Initial Public Offering and that were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A Ordinary Shares subject to possible redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 14,023,673 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Net Income (Loss) Per Ordinary Share
Net income (loss) per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. The Company’s statement of operations includes a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted, for Class A ordinary shares is calculated by dividing the net gain, dividends and interest on investments held in Trust Account, net of applicable taxes available to be withdrawn from the Trust Account, resulting in net income of approximately $53,000 for the period from March 27, 2020 (inception) through December 31, 2020 by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per ordinary share, basic and diluted for Class B ordinary shares is calculated by dividing the net loss, less income attributable to Class A ordinary shares by the weighted average number of Class B ordinary shares outstanding for the period.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts were accrued for interest and penalties for the period from March 27, 2020 (inception) through December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company may be subject to potential examination by U.S. federal, U.S. state or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, deferred tax assets and income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent Accounting Pronouncements
The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3—Initial Public Offering
On August 11, 2020, the Company consummated its Initial Public Offering of 14,950,000 Public Shares, including the 1,950,000 Public Shares as a result of the underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $149.5 million, and incurring offering costs of approximately $8.8 million, inclusive of approximately $5.2 million in deferred underwriting commissions.
Note 4—Related Party Transactions
Founder Shares
On April 2, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 3,593,750 Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”). In July 2020, the Sponsor transferred an aggregate of 90,000 Founder Shares to the Company’s independent directors. On August 6, 2020, the Company effected a share capitalization resulting in the initial shareholders holding 3,737,500 Founder Shares. All shares and the associated amounts have been retroactively restated to reflect the share capitalization. The Sponsor agreed to forfeit up to 487,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares) after the Initial Public Offering.  The underwriters fully exercised the over-allotment option on August 11, 2020; thus, these 487,500 Founder Shares were no longer subject to forfeiture.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement Shares
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 499,000 Private Placement Shares, at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of approximately $5.0 million.  The Private Placement Shares will not be transferable or salable until 30 days after the completion of the initial Business Combination.  A portion of the proceeds from the Private Placement Shares was added to the proceeds from the Initial Public Offering held in the Trust Account.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Shares until 30 days after the completion of the initial Business Combination.
Related Party Loans
On April 2, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover for expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $200,000 under the Note and fully repaid this Note on August 11, 2020.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into shares of the post Business Combination entity at a price of $10.00 per share. The shares would be identical to the Private Placement Shares. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.
Administrative Support Agreement
Commencing on the date that the Company’s securities were first listed on the Nasdaq through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company reimburses the Sponsor for office space, secretarial and administrative services provided to the Company in the amount of $10,000 per month.  The Company incurred approximately $48,000 for these services and are in general and administrative expenses in the accompanying statement of operations for the period from March 27, 2020 (inception) through December 31, 2020.
Note 5—Commitments & Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Shares and Private Placement Shares that may be issued upon conversion of Working Capital Loans, will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, in accordance with the letter agreement the Company’s initial shareholders entered into and (ii) in the case of the Private Placement Shares, 30 days after the completion of the Company’s Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 1,950,000 additional Public Shares to cover over-allotments, at the Initial Public Offering price less the underwriting discounts and commissions.  On August 11, 2020, the underwriters fully exercised the over-allotment option.
The underwriters were entitled to an underwriting discount of $0.20 per Public Share, or approximately $3.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Public Share, or approximately $5.2 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Note 6—Shareholders’ Equity
Class A Ordinary Shares — The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2020, there were 15,449,000 Class A common shares outstanding, including 14,023,673 Class A ordinary shares common stock subject to possible redemption that were classified as temporary equity in the accompanying balance sheet.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On April 2, 2020, the Company issued 3,593,750 Class B ordinary shares. On August 6,

2020, the Company effected a share capitalization resulting in the initial shareholders holding 3,737,500 Founder Shares, of which up to 487,500 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the initial shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares).  All shares and the associated amounts have been retroactively restated to reflect the share capitalization.  The underwriters fully exercised the over-allotment option on August 11, 2020; thus, the 487,500 Founder Shares were no longer subject to forfeiture.
Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason.
The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding (excluding the Private Placement Shares) upon the consummation of the Initial Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Shares issued to the Sponsor, members of the Company’s management team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to one.
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preference shares issued or outstanding.
Note 7—Fair Value Measurements
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

December 31, 2020
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account:
U.S. Treasury Securities	$149,551,026	$—	$—
Cash equivalents – money market funds	1,926	—	—
	$149,552,952	$—	$—
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the period from March 27, 2020 (inception) through December 31, 2020.
Level 1 instruments include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Note 8—Subsequent Events
As discussed in Note 1, on February 7, 2021, the Company entered into the Business Combination Agreement and a series of other agreements related to the Business Combination.
The Company evaluated subsequent events and transactions that occurred up to the date financial statements were available to be issued. Based upon this review, the Company determined that there have been no events that have occurred that would require adjustments to the disclosures in the financial statements, except as disclosed in Note 1.

Nautilus Biotechnology, Inc.
Financial Statements
As of and for the Years Ended December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Nautilus Biotechnology, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Nautilus Biotechnology, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related statements of operations, of comprehensive loss, of redeemable convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 2 to the financial statements, the Company changed the manner in which it accounts for leases in 2020.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Seattle, Washington
March 26, 2021
We have served as the Company's auditor since 2020.

Nautilus Biotechnology, Inc. Balance Sheets At December 31, 2020 and 2019

(in thousands, except share and per share amounts)	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$36,607	$595
Short-term investments	40,135	16,064
Prepaid expenses and other current assets	917	305
Total current assets	77,659	16,964
Property and equipment, net	1,371	1,119
Operating lease right-of-use assets	4,842	—
Other long term assets	1,139	459
Total assets	$85,011	$18,542
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$470	$289
Accrued expenses and other liabilities	1,069	201
Current portion of operating lease liability	1,479	—
Total current liabilities	3,018	490
Operating lease liability, net of current portion	3,296	—
Total liabilities	6,314	490
Commitments and contingencies (Note 9)

Redeemable convertible preferred stock:
Series Seed redeemable convertible preferred stock - par value $0.0001, 3,631,354 shares authorized, issued and outstanding as of December 31, 2020 and 2019 (liquidation preference of $7,263 as of December 31, 2020 and 2019)	5,494	5,494
Series A redeemable convertible preferred stock - par value $0.0001, 4,640,604 and 4,640,608 shares authorized as of December 31, 2020 and 2019, respectively, 4,640,604 shares issued and outstanding as of December 31, 2020 and 2019 (liquidation preference of $27,200 as of December 31, 2020 and 2019)	27,067	27,067
Series B redeemable convertible preferred stock - par value $0.0001, 6,209,233 and 0 shares authorized as of December 31, 2020 and 2019, respectively, 6,109,232 and 0 shares issued and outstanding as of December 31, 2020 and 2019, respectively (liquidation preference of $76,060 and $0 as of December 31, 2020 and 2019, respectively)	75,857	—

Stockholders’ deficit:
Common stock, $0.0001 par value, 27,196,999 and 19,189,462 shares authorized as of December 31, 2020 and 2019, respectively; 9,114,904 and 9,077,062 shares issued and outstanding as of December 31, 2020 and 2019, respectively	1	1
Additional paid-in capital	600	189
Accumulated other comprehensive income	3	7
Accumulated deficit	(30,325)	(14,706)
Total stockholders’ deficit	(29,721)	(14,509)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$85,011	$18,542
The accompanying notes are an integral part of these financial statements.

Nautilus Biotechnology, Inc. Statements of Operations Years Ended December 31, 2020 and 2019

(in thousands, except share and per share data)	Year Ended December 31, 2020	Year Ended December 31, 2019
Operating expenses
Research and development	$12,432	$8,488
General and administrative	3,312	1,622
Total operating expenses	15,744	10,110
Other income (expense), net	125	492
Net loss	$(15,619)	$(9,618)
Net loss per share attributable to common stockholders, basic and diluted	$(1.95)	$(1.59)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	8,017,976	6,066,928
The accompanying notes are an integral part of these financial statements.

Nautilus Biotechnology, Inc. Statements of Comprehensive Loss Years Ended December 31, 2020 and 2019

(in thousands)	Year Ended December 31, 2020	Year Ended December 31, 2019
Net loss	$(15,619)	$(9,618)
Other comprehensive income (loss):
Unrealized (loss) gain on securities available-for-sale	(4)	11
Total other comprehensive income (loss)	(4)	11
Comprehensive loss	$(15,623)	$(9,607)
The accompanying notes are an integral part of these financial statements.

Nautilus Biotechnology, Inc. Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit Years Ended December 31, 2020 and 2019

	Redeemable Convertible Preferred Stock									Accumulated Other Comprehensive Income (Loss)
	Series Seed		Series A		Series B		Common Stock		Additional Paid-in Capital		Accumulated Deficit	Total Stockholders’ Deficit
(in thousands, except share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2018	3,631,354	$5,494	4,640,604	$27,067	—	$—	9,000,000	$1	$43	$(4)	$(5,088)	$(5,048)
Issuance of common stock upon exercise of vested stock options	—	—	—	—	—	—	77,062	—	36	—	—	36
Stock-based compensation expense	—	—	—	—	—	—	—	—	110	—	—	110
Other comprehensive income	—	—	—	—	—	—	—	—	—	11	—	11
Net loss	—	—	—	—	—	—	—	—	—	—	(9,618)	(9,618)
Balances at December 31, 2019	3,631,354	$5,494	4,640,604	$27,067	—	$—	9,077,062	$1	$189	$7	$(14,706)	$(14,509)
Issuance of common stock upon exercise of vested stock options	—	—	—	—	—	—	37,842	—	42	—	—	42
Issuance of Series B redeemable convertible preferred stock	—	—	—	—	6,109,232	75,857	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	369	—	—	369
Other comprehensive loss	—	—	—	—	—	—	—	—	—	(4)	—	(4)
Net loss	—	—	—	—	—	—	—	—	—	—	(15,619)	(15,619)
Balances at December 31, 2020	3,631,354	$5,494	4,640,604	$27,067	6,109,232	$75,857	9,114,904	$1	$600	$3	$(30,325)	$(29,721)
The accompanying notes are an integral part of these financial statements.

Nautilus Biotechnology, Inc. Statements of Cash Flows Years Ended December 31, 2020 and 2019

(in thousands)	Year Ended December 31, 2020	Year Ended December 31, 2019
Cash flows from operating activities
Net loss	$(15,619)	$(9,618)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	710	548
Stock-based compensation	369	110
Amortization of premiums and gain on investments, net	282	(223)
Amortization of operating lease right-of-use assets	1,636	—
Loss on disposal of property and equipment	13	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(624)	(519)
Accounts payable	123	66
Accrued expenses and other liabilities	695	(26)
Operating lease liability	(1,581)	—
Net cash used in operating activities	(13,996)	(9,662)
Cash flows from investing activities
Purchases of securities	(68,359)	(25,374)
Proceeds from sale and maturities of securities	44,001	30,350
Purchases of property and equipment	(921)	(926)
Net cash (used in) provided by investing activities	(25,279)	4,050
Cash flows from financing activities
Proceeds from issuance of convertible preferred stock, net of issuance costs	75,857	—
Proceeds from exercise of stock options	42	36
Net cash provided by financing activities	75,899	36
Net increase (decrease) in cash, cash equivalents and restricted cash	36,624	(5,576)

Cash, cash equivalents and restricted cash at beginning of period	595	6,171
Cash, cash equivalents and restricted cash at end of period	$37,219	$595

Supplemental disclosure of other cash flow information:
Deferred offering costs in accounts payable and accrued expenses and other liabilities	$212	$—

Supplementary cash flow information on non-cash investing activities
Acquisitions of property and equipment included in accounts payable	$67	$13
The accompanying notes are an integral part of these financial statements.

Nautilus Biotechnology, Inc. Notes to Financial Statements

1.Description of Business and Basis of Presentation
Nautilus Biotechnology, Inc. (the “Company”) is a biotechnology company incorporated in 2016 and based in Seattle, Washington with laboratory operations in San Carlos, California. Since the Company’s incorporation in 2016, the Company has devoted substantially all of its resources to research and development activities, including with respect to its proteomics platform, business planning, establishing and maintaining its intellectual property portfolio, hiring personnel, raising capital and providing general and administrative support for these operations.
The Company is subject to risks similar to those of other pre-clinical stage companies in the biopharmaceutical industry, including dependence on key individuals, the need to develop commercially viable products, competition from other companies, many of whom are larger and better capitalized, the impact of the COVID-19 pandemic and the need to obtain adequate additional financing to fund the development of its products. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be maintained, that any products developed will obtain required regulatory approval or that any approved products will be commercially viable. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from the sale of its products.
Basis of Presentation
The financial statements and accompanying notes were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s reporting currency is the U.S. dollar.
Going Concern
The Company’s financial statements have been prepared on the basis of continuity of operations, the realization of assets, and the satisfaction of liabilities in the ordinary course of business. Since inception, the Company has been engaged in developing its technology, raising capital, and recruiting personnel. The Company’s operating plan may change as a result of many factors currently unknown and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by the Company, and it may need to seek additional funds sooner than planned. If adequate funds are not available to the Company on a timely basis, it may be required to delay, limit, reduce, or terminate certain commercial efforts, or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of the Company’s stockholders. The Company has incurred net operating losses and negative cash flows from operations in every year since inception and expects this to continue for the foreseeable future. As of December 31, 2020, the Company had an accumulated deficit of $30.3 million.
The Company has funded its operations primarily with proceeds from the issuance of redeemable convertible preferred stock and common stock. The Company had cash, cash equivalents, and short-term investments of $76.7 million as of December 31, 2020. As of the date on which these financial statements were available to be issued, the Company believes that its cash, cash equivalents, and short-term investments will be sufficient to fund its operations for the next twelve months following the issuance of the financial statements. The Company’s assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves risks and uncertainties. The Company’s actual results could vary as a result of, and its near and long-term future capital requirements will depend on many factors, including its growth rate and the timing and extent of spending to support its research and development efforts. The Company has based its estimates on assumptions that may prove to be wrong, and it could use its available capital resources sooner than it currently expects. The Company may be required to seek additional equity or debt financing. Future liquidity and cash requirements will depend on numerous factors. In the event that additional financing is required from outside sources, the Company may not be able to raise in on acceptable terms or at all. If the Company is unable to raise additional capital when desired, or if it cannot expand its operations or otherwise capitalize on its business opportunities because it lacks sufficient capital, its business, operating results, and financial condition would be adversely affected.

Impact of the COVID-19 Coronavirus
In December 2019, COVID-19 was first reported to the World Health Organization (“WHO”), and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. Since then, the COVID-19 pandemic and efforts to control its spread have significantly curtailed the movement of people, goods, and services worldwide. As a result, the Company has taken certain measures in response to COVID-19.
While the duration and extent of the COVID-19 pandemic depends on future developments that cannot accurately predicted at this time, such as the extent and effectiveness of containment and mitigation actions, it has already had an adverse effect on the global economy, and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. Additionally, concerns over the economic impact of COVID-19 have caused extreme volatility in financial and other capital markets, which may adversely affect the Company’s ability to access capital markets in the future. Furthermore, the impact of the COVID-19 pandemic could adversely impact the Company’s cash flows and operations and delay clinical trial activity.
While the Company has developed and continues to develop plans to help mitigate the potential negative impact of COVID-19, these efforts may not be effective, and any protracted economic downturn will likely limit the effectiveness of its efforts. Accordingly, it is not possible for the Company to predict the duration and ultimate extent to which this will affect its business, future results of operations, and financial condition at this time.
2.Significant Accounting Policies
Use of Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include determining the estimated lives of property and equipment, stock-based compensation including the estimated fair value per share of common stock, and the valuation allowance for deferred tax assets. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions.
Concentrations of Credit Risk and Other Risks and Uncertainties
Credit risk represents the accounting loss that would be recognized as of the reporting date if counterparties failed completely to perform as contracted.
Financial instruments, which potentially subject the Company to concentration of credit risk, consist of cash balances maintained in excess of federal depository insurance limits and investments in U.S. Treasury securities that and are not federally insured. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk on cash or investments. The Company relies, and expects to continue to rely, on a small number of vendors to provide services, supplies and materials related to its research and development programs. These programs could be adversely affected by a significant interruption in these services or the availability of materials.
Segment Reporting
Operating segments are defined as components of an entity where discrete financial information is evaluated regularly by the chief operating decision market (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s Chief Executive Officer is its CODM. The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment. The Company’s long-lived assets are entirely based in the United States.
Cash and Cash Equivalents
The Company considers all highly-liquid investments with an original maturity of three months or less as of the date of acquisition to be cash equivalents.
Short-term Investments
The Company considers investments with an original maturity greater than three months and remaining maturities less than one year to be short-term investments. The Company’s short-term investments consist of debt securities and are classified as available sale and reported at fair value, with unrealized gains and losses recorded in accumulated other comprehensive income (loss). For short-term investments sold prior to maturity, the cost of investments sold is based on the specific identification method. Realized gains and losses on the sale of short-term investments are recorded in other income (expense), net in the statement of operations.
Other-than-temporary Impairment
The Company evaluates its short-term investments with unrealized losses for other-than-temporary impairment. When assessing short-term investments for other-than-temporary declines in value, the Company considers factors such as, among other things, the extent and length of time the investment’s fair value has been lower than its cost basis, the financial condition and near-term prospects of the investment, the Company’s ability and intent to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value, and the expected cash flows from the security. If any adjustments to fair value reflects a decline in the value of the investment that the Company considers to be “other than temporary,” the Company reduces the investment to fair value through a charge to the statement of operations and statement of comprehensive loss. No such adjustments were necessary during the periods presented.
Offering Costs
Specific incremental costs (i.e. consisting of legal, accounting and other fees and costs) directly attributable to a proposed or actual offering of securities are deferred and charged against the gross proceeds of the offering. In the event of a planned offering of securities does not occur or is significantly delayed, all of the costs are expensed. Offering costs capitalized as of December 31, 2020 was $0.2 million and is included within Other long term assets on the Company's balance sheet. No offering costs were capitalized as of December 31, 2019.
Property and Equipment, net
Property and equipment, net, consisting primarily of laboratory equipment, computers, furniture and fixtures, and office equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives of three to five years. Leasehold improvements are amortized over the shorter of the remaining term of the applicable lease or the useful life of the asset.
When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized as income or loss for the period.
Maintenance and repairs are charged to operating expense in the period incurred.
Impairment of Long-Lived Assets
The Company periodically reviews its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.
With respect to property and equipment subject to depreciation, the Company compares the carrying value of the long-lived assets with the estimated future net undiscounted cash flows expected to result from the use and eventual disposition of the asset (or asset group). Should the sum of the estimated future net undiscounted cash flows be less than the carrying value, the Company would recognize an impairment loss as of that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets. No impairment of long-lived assets was recorded during the years ended December 31, 2020 and 2019.
Leases
The Company determines if an arrangement includes a lease at inception by assessing whether there is an identified asset and whether the contract conveys the right to control the use of the identified asset for a period of time in exchange for consideration. Operating leases with a term of more than one year are included in operating lease right-of-use ("ROU") assets and operating lease liabilities on the Company's balance sheet. ROU assets represent the Company's right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments. Operating lease ROU assets and liabilities are recognized on the lease commencement date based on the present value of the future minimum lease payments over the lease term. The Company uses the incremental borrowing rate commensurate with the lease term based on the information available at the lease commencement date in determining the present value of the lease payments as the Company's leases generally do not provide an implicit rate. ROU assets initially equal the lease liability, adjusted for any prepaid lease payments and initial direct costs incurred, less any lease incentives received. Certain of the Company's leases include renewal options which allow the Company to, at its election, renew or extend the lease for a fixed or indefinite period of time. These renewal periods are included in the lease terms when the Company is reasonably certain the options will be exercised. Lease expense is recognized on a straight-line basis over the lease term when leases are operating leases. If finance lease, expense is recognized over the lease term within interest expense and amortization in the Company’s statements of operations. The Company also has lease arrangements with lease and non-lease components. The Company elected the practical expedient not to separate non-lease components from lease components for the Company's facility leases and to account for the lease and non-lease components as a single lease component. The Company also elected to apply the short-term lease measurement and recognition exemption in which ROU assets and lease liabilities are not recognized for leases with terms of 12 months or less.
Income Taxes
The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and recent results of operations, primarily over the most recent three-year period.
The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained upon an audit. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being recognized. Changes in recognition or measurement are reflected in the period in which the change in judgement occurs.
Research and Development
Costs for research and development activities are expensed in the period in which they are incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries and bonuses, stock-based compensation, employee benefits, facilities costs, laboratory supplies, depreciation and amortization, external costs of vendors engaged to conduct research and development activities.

As part of the process of preparing its financial statements, the Company estimates its accrued expenses. This process involves reviewing quotations and contracts, identifying services that have been performed on the Company’s behalf and estimating the level of services performed and the associated cost incurred for services for which the Company has not yet been invoiced or otherwise notified of the actual cost. The majority of the Company’s service providers invoice monthly in arrears for services performed or when contractual milestones are met. The Company makes estimates of its accrued expenses at the end of each reporting period based on the facts and circumstances known to the Company at that time. The significant estimates in the Company’s accrued research and development expenses relate to expenses incurred with respect to academic research centers and other vendors in connection with research and development activities for which the Company has not yet been invoiced.
Fair Value of Common Stock
The fair value of the Company’s common stock is determined by its Board of Directors with input from management and third-party valuation specialists. The Company’s approach to estimate the fair value of the Company’s common stock is consistent with the methods outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Determining the best estimated fair value of the Company’s common stock requires significant judgement and management considers several factors, including the Company’s stage of development, equity market conditions affecting comparable public companies, significant milestones and progress of research and development efforts.
Stock-based Compensation
The Company accounts for stock-based compensation expense by calculating the estimated fair value of each employee and nonemployee award at the grant date or modification date by applying the Black-Scholes option pricing model (the “model”). The model utilizes the estimated value of the Company’s underlying common stock at the measurement date, the expected or contractual term of the option, the expected stock price volatility, risk-free interest rates, and expected dividend yield of the common stock. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures are recognized in the period in which the forfeiture occurs. The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award’s recipient’s service payments are classified.
The Company calculates the expected term as the mid-point between the requisite service period and the contractual term of the award.
The Company bases its estimate of expected volatility on the historical volatility of comparable companies from a representative peer group selected based on industry, financial, and market capitalization data.
The Company has not declared nor paid any dividends during the years ended December 31, 2020 and 2019 and does not currently expect to do so in the future. The risk-free interest rate used in the model is based on the implied yield currently available in the U.S. Treasury securities at maturity with an equivalent term.
Fair Value of Financial Instruments
The Company holds financial instruments that are measured at fair value which is determined according to a fair value hierarchy that prioritizes the inputs and assumptions used, and the valuation techniques used to measure fair value. The three levels of the fair value hierarchy are described as follows:
Level 1Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2Inputs are quoted prices for similar assets and liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active and model- derived valuations in which all significant inputs and significant value drivers are observable in active markets.
Level 3Inputs are unobservable inputs based on the Company’s assumptions and valuation techniques used to measure assets and liabilities at fair value. The inputs require significant management judgment or estimation.

The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.
The Company establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and established a fair value hierarchy based on the inputs used to measure fair value.
The recorded amounts of certain financial instruments, including cash and cash equivalents, prepaid expenses and other assets accounts, accounts payable, and accrued expenses and other liabilities approximate fair value due to their relatively short maturities.
Comprehensive Loss
Comprehensive loss consists of net loss and other gains or losses affecting stockholders’ deficit that, under U.S. GAAP are excluded from net loss. For the years ended December 31, 2020 and 2019, unrealized gains and losses on debt securities were included as components of comprehensive loss.
Net Loss per Share Attributable to Common Stockholders
Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common stock outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For the purposes of the diluted net loss per share calculation, the redeemable convertible preferred stock, common stock subject to repurchase, stock options and common stock warrants are considered to be potentially dilutive securities. Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities as the redeemable convertible preferred stock and early exercised stock options are considered to be participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in undistributed earnings as if all income (loss) for the period had been distributed. The Company’s redeemable convertible preferred stock does not have a contractual obligation to share in the Company’s losses. As such, the net loss is attributed entirely to common stockholders. Since the Company has reported a net loss for all periods presented, diluted net loss per common share is the same as basic net loss per common share for those periods.
Accounting Pronouncements
The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public business entities, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as non-public business entities, as indicated below.
Recently Adopted Accounting Standards
The Company adopted ASU 2016-02, Leases (Topic 842), and the related amendments ("ASC 842") on January 1, 2020. ASU 2016-02 supersedes ASC Topic 840, Leases, and is intended to increase transparency and comparability among entities by requiring the recognition of right-of-use ("ROU") assets and lease liabilities by lessees for those leases classified as operating leases. The Company adopted the new standard using a modified retrospective transition approach by applying the new standard to all leases existing as of the date of initial application of January 1, 2020. The Company elected the package of practical expedients including (1) to not reassess whether any expired or existing contract are or contain leases; (2) to maintain existing lease classifications for expired or existing leases; and (3) to not reassess whether previously capitalized initial direct costs qualify for capitalization under Topic ASC 842. Upon adoption, the Company recognized a right-of-use asset and lease liability on the Company's balance sheet of $6.5 million and $6.4 million, respectively. There was no material impact on the Company's statements of operations.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820), Disclosure Framework- Changes to the Disclosure Requirements for Fair Value Measurement. This ASU amends the disclosure requirement in ASC 820, Fair Value Measurement, by adding, changing, or removing certain disclosures. It applies to all entities that are required under this guidance to provide disclosure about recurring or nonrecurring fair value measurements. This ASU is effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The adoption of ASU 2018-13 did not have a material impact on the Company’s financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends existing guidance on the impairment of financial assets and adds an impairment model that is based on expected losses rather than incurred losses and requires an entity to recognize as an allowance its estimate of expected credit losses for its financial assets. An entity will apply this guidance through a cumulative-effect adjustment to retained earnings upon adoption (a modified-retrospective approach) while a prospective transition approach is required for debt securities for which an other-than-temporary impairment had been recognized before the effective date. For SEC filers that are eligible to be smaller reporting companies and non-public entities, this ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Early adoption is permitted. The Company is in the process of evaluating the impact of the adoption of this ASU on its financial statements and related disclosures and does not anticipate adoption to have a material impact on its financial statements.
In August 2018, the FASB issued ASU No. 2018-15, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement,” to help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement (hosting arrangement) by providing guidance for determining when the arrangement includes a software license. The ASU will become effective for annual periods beginning after December 15, 2020. The Company is in the process of evaluating the impact of the adoption of this ASU on its financial statements and related disclosures and does not anticipate adoption to have a material impact on its financial statements.
In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”, which enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as the elimination of exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, the recognition of deferred tax liabilities for outside basis differences, ownership changes in investments, and tax basis step-up in goodwill obtained in a transaction that is not a business combination. The guidance will be effective for the Company’s annual reporting periods beginning after December 15, 2021. Early adoption is permitted. The Company is in the process of evaluating the impact of the adoption of this ASU on its financial statements and related disclosures and does not anticipate adoption to have a material impact on its financial statements.
In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848).” The amendments in ASU 2020-04 provide optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. An entity may elect to apply the amendments for contract modifications by Topic or Industry Subtopic as of any date from the beginning an interim period that includes or is subsequent to March 12, 2020, or prospectively from the date that the financial statements are available to be issued. Once elected for a Topic or an Industry Subtopic, the amendments must be applied prospectively for all eligible contract modifications for that Topic or Industry Subtopic. The Company is in the process of evaluating the impact of the adoption of this ASU on its financial statements and related disclosures and does not anticipate adoption to have a material impact on its financial statements.
3.Fair Value Measurements
The following table details the assets carried at fair value and measured on a recurring basis within the three levels of fair value as of December 31, 2020 and 2019:

(in thousands)		Gross Unrealized			Reported as:
December 31, 2020	Amortized Cost	Gains	Losses	Fair Value	Cash and cash equivalents	Short-term investments
Level 1
Mutual funds	$36,607	$—	$—	$36,607	$36,607	$—
U.S. treasury bills	40,132	4	(1)	40,135	—	40,135
Total	$76,739	$4	$(1)	$76,742	$36,607	$40,135

(in thousands)		Gross Unrealized			Reported as:
December 31, 2019	Amortized Cost	Gains	Losses	Fair Value	Cash and cash equivalents	Short-term investments
Level 1
Mutual funds	$221	$—	$—	$221	$221	$—
U.S. treasury bills	16,057	8	(1)	16,064	—	16,064
Total	$16,278	$8	$(1)	$16,285	$221	$16,064
All contractual maturities at the date of purchase are due in one year or less.
4.Composition of Certain Financial Statement Line Items
Property and Equipment, Net
Property and equipment consisted of the following:

(in thousands)	December 31, 2020	December 31, 2019
Laboratory equipment	$2,256	$1,444
Leasehold improvements	169	226
Computer hardware	105	98
Furniture, fixtures and office equipment	126	100
	2,656	1,868
Less: Accumulated depreciation	(1,285)	(749)
Total	$1,371	$1,119
The Company recorded $0.7 million and $0.5 million of depreciation expense for the year ended December 31, 2020 and 2019, respectively, which was primarily allocated to research and development expense.

Other Long Term Assets
Other long term assets consisted of the following:

(in thousands)	December 31, 2020	December 31, 2019
Restricted cash	$612	$—
Deposits	315	459
Deferred offering costs	212	—
Total	$1,139	$459
Accrued Expenses and Other Liabilities
Accrued expenses and other liabilities consisted of the following:

(in thousands)	December 31, 2020	December 31, 2019
Employee compensation	$484	$61
Accrued professional and consulting fees	452	21
Use tax	49	42
Deferred rent	—	30
Other	84	47
Total	$1,069	$201
Cash, Cash Equivalents and Restricted Cash
Cash, cash equivalents and restricted cash consisted of the following:

(in thousands)	December 31, 2020	December 31, 2019
Cash and cash equivalents	$36,607	$595
Restricted cash included in other long term assets	612	—
Total	$37,219	$595
5.Redeemable Convertible Preferred Stock

(in thousands, except share and per share information)
	December 31, 2020
	Shares		Original Issue Price per Share	Liquidation Preference	Carrying Value
	Authorized	Outstanding
Series Seed-1	3,631,354	3,631,354	$2.00	$7,263	$5,494
Series A	4,640,604	4,640,604	$5.86	27,200	27,067
Series B	6,209,233	6,109,232	$12.45	76,060	75,857
	14,481,191	14,381,190		$110,523	$108,418

(in thousands, except share and per share information)
	December 31, 2019
	Shares		Original Issue Price per Share	Liquidation Preference	Carrying Value
	Authorized	Outstanding
Series Seed-1	3,631,354	3,631,354	$2.00	$7,263	$5,494
Series A	4,640,608	4,640,604	$5.86	27,200	27,067
	8,271,962	8,271,958		$34,463	$32,561

Series Seed Redeemable Convertible Preferred Stock
In 2017, the Company completed a private placement authorizing the issuance and sale of 3,631,354 shares of Series Seed redeemable convertible preferred stock. Of the shares authorized, 2,500,000 shares were issued at $2.00 per share and 1,131,354 shares were issued in exchange for the surrender of a convertible promissory note plus interest, in the amount of $0.5 million.
Series A Redeemable Convertible Preferred Stock
In 2018, the Company completed a private placement authorizing the issuance and sale of 4,640,608 shares of Series A redeemable convertible preferred stock. Of the shares authorized, 4,640,604 were issued at $5.86 per share, net of issuance costs of $0.1 million.
Series B Redeemable Convertible Preferred Stock
In April 2020, the Company increased the total number of authorized shares of preferred stock to issue 5,722,489 shares of Series B redeemable convertible preferred stock. In May 2020, the Company increased the number of shares of Series B redeemable convertible preferred stock authorized for issuance to a total of 6,209,233 shares.
In April and May 2020, the Company completed private placements of 6,109,232 shares of Series B redeemable convertible preferred stock which were issued at $12.45 per share for total proceeds of $76.1 million, net of issuance costs of $0.2 million.
Dividends
The holders of Series Seed redeemable convertible preferred stock, Series A redeemable convertible preferred stock and Series B redeemable convertible preferred stock are entitled to receive noncumulative dividends in an amount equal to $0.12 per share, $0.35 per share and $0.75 per share, respectively, payable annually when, as and if, declared by the Board of Directors. Seniority with respect to the payment of dividends shall be Series B redeemable convertible preferred stock, Series A redeemable convertible preferred stock, Series Seed redeemable convertible preferred stock, and common stock. Payment of any dividends to the holders of redeemable convertible preferred stock shall be on a pro rata, pari passu basis in proportion to the dividend rates for Series Seed redeemable convertible preferred stock, Series A redeemable convertible preferred stock and Series B redeemable convertible preferred stock. As of December 31, 2020 and 2019, no dividends have been declared or paid by the Company.
Conversion
Each share of redeemable convertible preferred stock is convertible, at the option of the holder, into the number of fully-paid and non-assessable shares of common stock that result from dividing the applicable original issue price per share by the applicable conversion price per share at the time of conversion, as adjusted for recapitalizations. If, after the issuance date of the Series B redeemable convertible preferred stock, the Company issues or sells, or is deemed to have sold, additional shares of common stock without consideration or for consideration per share less than the conversion price for a particular series of preferred stock in effect immediately prior to the issuance of such additional shares of common stock, except for certain exceptions allowed, the conversion price of the redeemable convertible preferred stock would be adjusted. As of December 31, 2020, each series of the Company’s redeemable convertible preferred stock was convertible into the Company’s shares of common stock on a one-for-one basis.
Each share of redeemable convertible preferred stock is convertible into common stock automatically immediately upon the earlier of (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”) covering the offer and sale of the Company’s common stock, provided that the aggregate gross proceeds before payment of underwriters’ commissions and expenses to the Company are not less than $50.0 million or (ii) upon the receipt by the Company of a written request for such conversion from the holders of a majority of the redeemable convertible preferred stock then outstanding voting as a single class and on an as-converted basis, or, if later, the effective date for conversion specified in such requests, provided, however, that solely with respect to (ii), the consent of the holders of at least a majority of the outstanding shares of Series B redeemable convertible preferred stock shall be required to convert the Series B redeemable convertible preferred stock in connection with any financing transaction in which the pre-money valuation of the Company is less than $1,000,000,000 or in connection with a Liquidation Event in which the gross proceeds (including the maximum amount of any additional consideration in such Liquidation Event) available for distribution to the holders of the Company’s equity securities are less than $1,000,000,000.
Liquidation Event
In the event of any Liquidation Event (as defined below), before any payment shall be made to common stockholders, redeemable convertible preferred stockholders shall be paid, on an amount per share for each share of redeemable convertible preferred stock held by the them equal to the sum of (i) the liquidation rate of $2.00 per share for Series Seed redeemable convertible preferred stock, $5.86 per share for Series A redeemable convertible preferred stock and $12.45 per share for Series B redeemable convertible preferred stock, and (ii) all declared but unpaid dividends (if any) on such shares of redeemable convertible preferred stock, or such lesser amount as may be approved by the holders of a majority of the redeemable convertible preferred stock then outstanding voting as a single class and on an as-converted basis.
A Liquidation Event is (i) the acquisition of the Company by another entity by means, (ii) a sale, lease transfer, exclusive license or other disposition of substantially all of the assets of the Company, or (iii) any liquidation, dissolution, or winding up of the Company unless the holders of a majority of the redeemable convertible preferred stock then outstanding voting as a single class and on an as-converted basis and the holders of a majority of the outstanding shares of Series B redeemable convertible preferred stock, elect otherwise.
The preferred stock agreements contain a provision that, in the event of a Liquidation Event of the Company, would give the holders of the redeemable convertible preferred stock the right to receive a cash distribution equal to the liquidation preference on the redeemable convertible preferred stock. Due to these redemption characteristics, the redeemable convertible preferred stock has been presented within the mezzanine section on the balance sheet.
Voting Rights
Holders of Series Seed redeemable convertible preferred stock, Series A redeemable convertible preferred stock and Series B redeemable convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which their stock could be converted and have voting rights equal to holders of common stock.
6.Common Stock
The Company’s certificate of incorporation, as amended, authorizes the Company to issue 19,189,462 shares of common stock with a par value of $0.0001 per share as of December 31, 2019. In April 2020, the Company amended its certificate of incorporation to increase the number of authorized common stock shares to 26,710,255. In May 2020, the Company further amended its certificate of incorporation to increase the number of authorized common stock shares to 27,196,999 shares. There were 9,114,904 shares issued and outstanding as of December 31, 2020.
The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of redeemable convertible preferred stock currently outstanding or issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by the Company’s board of directors out of funds legally available therefor. In the event of the Company’s liquidation, dissolution, or winding up, holders of the Company’s common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding redeemable convertible preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Common Stock Warrants
In connection with a term loan that the Company entered into during fiscal year 2017, 17,500 common stock warrants were issued to the lender, and recorded at fair value within additional paid-in capital in stockholders’ deficit. Fair value was determined using the Black-Scholes Option Pricing Model. There were no common stock warrants issued in fiscal years 2020 and 2019.
Common stock warrants as of December 31, 2020 and 2019 were as follows:

	December 31, 2020 and 2019
	Outstanding Warrants
	Number of Warrants	Exercise Price	Expiration Date
Common stock	17,500	$0.42	9/7/2027
Total outstanding common stock warrants	17,500
Common Stock Reserved for Future Issuance
Shares of common stock reserved for future issuance on an as-if converted basis, were as follows:

	December 31, 2020	December 31, 2019
Conversion of convertible preferred stock	14,381,190	8,271,958
Stock options issued and outstanding	1,418,267	457,150
Common stock warrants outstanding	17,500	17,500
Shares available for grant under 2017 Equity Incentive Plan	647,637	465,788
Total shares of common stock reserved	16,464,594	9,212,396

7.Income Taxes
The Company is liable for income taxes in the United States. For the year ended December 31, 2020 and 2019, the Company did not have any income for income tax purposes and therefore, no tax liability or expense has been recorded in these financial statements. The difference between the tax at the statutory federal tax rate and no tax provision recorded by the Company is primarily due to the Company’s full valuation allowance against its deferred tax assets.
A reconciliation between the expected income tax provision at the federal statutory rate and the reported income tax provision is approximately as follows:

(in thousands)	Year Ended December 31, 2020	Year Ended December 31, 2019
Federal income tax at statutory rate	$(3,280)	$(2,020)
State income tax, net of federal benefit	(960)	(671)
Permanent differences	226	122
Tax credits generated in current year	(628)	(432)
Valuation allowance change	4,506	3,001
Other	$136	$—
Total	$—	$—
As of December 31, 2020, the Company had federal net operating loss carryforwards of $0.5 million that begin to expire in 2037 and federal net operating loss carryforwards of $13.1 million that arose after the 2017 tax year that will carryforward indefinitely. The Company has state net operating loss carryforwards of $7.7 million that will begin to expire in 2037.
As of December 31, 2020, the Company had research and development tax credit carryover of $0.8 million and $0.9 million for federal and state tax purposes, respectively. If not utilized, the federal carryforward will expire in various amounts beginning in 2039. The California credits can be carried forward indefinitely.
The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. Management has considered the Company’s history of cumulative net losses incurred since inception and its lack of revenue since inception and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets. Accordingly, the Company has provided a full valuation allowance against the net deferred tax assets. The valuation allowance increased by $4.5 million during the year ended December 31, 2020. Management reevaluates the positive and negative evidence at each reporting period.
Deferred income taxes reflect the net tax effects of loss and credit carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of the Company’s deferred tax assets are as follows:

(in thousands)	December 31, 2020	December 31, 2019
Deferred tax assets
Depreciation and amortization	$4,414	$2,030
Loss carryforwards	3,348	1,887
Lease liabilities	1,296	—
Tax credit carryforwards	1,183	556
Equity-based compensation	64	12
Total deferred tax assets	10,305	4,485
Valuation allowance for deferred tax assets	(8,991)	(4,485)
Total deferred tax assets, net of valuation allowance	$1,314	$—

Deferred tax liability
Right-of-use assets	(1,314)	—
Net deferred tax assets (liability)	$—	$—
The Company began to file income tax returns in the United States in 2017. All tax years are open to examination.
As of December 31, 2020, the Company had an unrecognized tax benefit balance of $0.4 million related to research and development credits and California net operating loss carryforward. No amount of unrecognized tax benefits as of December 31, 2020, if recognized, would reduce the Company’s effective tax rate because the benefits would be in the form of tax credit carryforwards, which would attract a full valuation allowance. There are no provisions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date. Because the statute of limitations does not expire until after the net operating loss and credit carryforwards and actually used, the statutes are still open on calendars years ending 2017 forward for federal and state purposes.
A reconciliation of the beginning and ending amount of the liability for uncertain tax positions, excluding potential interest and penalties, is as follows:

(in thousands)	December 31, 2020
Balance as of December 31, 2019	$—
Increase based on current year tax positions	204
Increase for prior year tax positions	187
Balance as of December 31, 2020	$391
Net operating loss and tax credit carry-forwards are subject to review and possible adjustment by the Internal Revenue Service (the “IRS”) and may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50% as defined under Sections 382 and 383 in the Code, which could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the Company’s value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not, as yet, conducted a study to determine if any such changes have occurred that could limit its ability to use the net operating loss and tax credit carryforwards.
8.Stock Option Plan and Stock-based Compensation
In 2017, the Board of Directors adopted the 2017 Equity Incentive Plan (the “Plan”). Under the Plan, up to 1,000,000 shares of the Company’s common stock, in the form of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock and restricted stock units may be issued to employees, directors and consultants. In April 2020, shares of Company’s common stock authorized for issuance under the Plan increased to 2,180,808. The Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term, and the exercise price, which cannot be less than the fair market value at the date of grant for incentive stock options. Options generally vest with respect to 25% of the shares one year after the options’ commencement date and the remainder ratably on a monthly basis over the following three years. Options granted under the Plan have a maximum term of 10 years. Vested options can be exercised at any time. As of December 31, 2020, 647,637 options were available for grant under the 2017 Equity Incentive Plan.
The 2017 Plan allows for the early exercise of stock options for certain individuals as determined by the Company’s board of directors. Stock options that are early exercised are subject to a repurchase option that allows the Company to repurchase any unvested shares. Early exercises of stock options are not deemed to be outstanding shares for accounting purposes until those shares vest according to their respective vesting schedules.
In determining the compensation cost of the option awards, the fair value for each option award has been estimated using the Black Scholes model. The significant assumptions used in these calculations are summarized as follows:

	Year Ended December 31, 2020	Year Ended December 31, 2019
Expected term (in years)	5.1 - 6.4	5.7 - 6.1
Expected volatility	91.0% - 96.5%	86.7% - 101.1%
Expected dividend rate	0.0%	0.0%
Risk free interest rate	0.3% - 1.4%	1.6% - 2.6%
Stock price	$1.66 - $16.21	$1.53 - $1.66
Expected term: The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding. The Company does not have sufficient historical exercise and post-vesting termination activity to provide accurate data for estimating the expected term of options and has opted to use the “simplified method,” whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option.

Expected volatility: As the Company is not publicly traded, the expected volatility for the Company’s stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.
Expected dividend yield: The expected dividend rate is zero as the Company currently has no history or expectation of declaring dividends on its common stock.
Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.
Fair value of common stock: The fair value of the shares of common stock underlying the stock options has historically been determined by the Company’s Board of Directors. Because there has been no public market for the common stock, the Board of Directors has determined the fair value of the common stock at the time of grant of the option by contemporaneous valuations performed by an unrelated third-party valuation firm as well as a number of objective and subjective factors including valuation of comparable companies, sales of convertible preferred stock to unrelated third parties, operating and financial performance, the lack of liquidity of capital stock and general and industry specific economic outlook, among other factors. The fair value of common stock was determined in accordance with applicable elements of the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.
The following table summarizes option award activity for the year ended December 31, 2020 and 2019:

	Number of Stock Option Awards	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2018	354,212	$0.64
Granted	295,500	$1.59
Exercised	(77,062)	$0.46
Forfeited	(115,500)	$0.83
Outstanding as of December 31, 2019	457,150	$1.24
Granted	1,018,950	$3.76
Exercised	(37,842)	$1.11
Forfeited	(19,991)	$1.58
Outstanding as of December 31, 2020	1,418,267	$3.05	9.2	$34,562,932
Options vested and expected to vest as of December 31, 2020	1,418,267	$3.05
Vested and exercisable at December 31, 2020	227,126	$1.11	7.6	$5,975,399
The total intrinsic value of options exercised during the year ended December 31, 2020 and 2019 was $0.1 million. Aggregate intrinsic value represents the difference between the fair market value of the common stock and the exercise price of outstanding, in-the-money options.
The weighted-average grant-date fair value of options granted during the years ended December 31, 2020 and December 31, 2019 was $8.30 and $1.23 per share, respectively.
As of December 31, 2020, there was $8.4 million of total unrecognized compensation expense expected to be recognized over a weighted average-period of 3.9 years.
Restricted Stock
In January 2017, the Company granted 9.0 million shares of restricted common stock to founders for future services that vest over four years from the date of grant.

Activity with respect to restricted stock for the year ended December 31, 2020 and 2019 was as follows:

	Number of Shares Underlying Outstanding Restricted Stock	Weighted- Average Grant Date Fair Value
Unvested, January 1, 2019	3,925,781	$0.0001
Vested	(1,884,375)	$0.0001
Unvested, December 31, 2019	2,041,406	$0.0001
Vested	(1,884,375)	$0.0001
Unvested, December 31, 2020	157,031	$0.0001
Stock-based Compensation Expense
The following sets forth the total stock-based compensation expense for the Company’s stock options included in the Company’s statement of operations:

(in thousands)	Year Ended December 31, 2020	Year Ended December 31, 2019
Research and development	$174	$75
General and administrative	195	35
Total stock-based compensation expense	$369	$110
9.Commitments and Contingencies
Purchase Commitments
Open purchase commitments are for the purchase of goods and services related to, but not limited to, research and development, facilities, and professional services under non-cancellable contracts. They were not recorded as liabilities on the balance sheet as of December 31, 2020 as the Company had not yet received the related goods or services. As of December 31, 2020, the Company had open purchase commitments for goods and services of $0.5 million, all of which are expected to be received by December 31, 2021.
Legal Proceedings
From time to time, the Company may become involved in litigation relating to claims arising from the ordinary course of business. Management believes that there are currently no claims or actions pending against the Company where the ultimate disposition could have a material adverse effect on the Company’s results of operations, financial condition or cash flows.
Leases
The Company is obligated under certain non-cancelable operating leases for office space and laboratory space. This space includes three operating leases in Seattle, Washington, Menlo Park, California and San Carlos, California. The operating leases in Seattle, Washington and San Carlos, California will expire in April 2021 and September 2023, respectively. The operating lease in Menlo Park, California expired in February 2020.
In December 2020, the Company entered into a new lease in San Carlos, California for ten years commencing in September 2021 and expiring in September 2031 with total minimum lease payments of $42.1 million. In December 2020, the Company also entered into a temporary office space lease agreement in San Carlos, California commencing in February 2021 and expiring in October 2021 with total minimum lease payments of $1.2 million.
For the year ended December 31, 2020, the Company incurred $2.1 million in fixed operating lease expense, $0.1 million in variable operating lease expense, and earned $0.1 million in sublease income offset against fixed and variable operating lease expenses, which are included in operating expenses in the statement of operations.

For the year ended December 31, 2020, cash paid for amounts included in the measurement of lease liabilities included in cash flows used in operating activities was $2.0 million.
As of December 31, 2020, the weighted-average remaining lease term and weighted-average discount rate for operating leases is 2.7 years and 8.0% respectively.
The following table summarizes the Company's future principal contractual obligations for operating lease commitments as of December 31, 2020:

(in thousands)
Year Ended December 31,	Lease Obligations
2021	$1,791
2022	1,988
2023	1,525
Total future minimum lease payments	5,304
Less: Imputed interest	(529)
Total operating lease liabilities	$4,775
As of December 31, 2019, prior to the adoption of the new lease accounting guidance, the Company’s future principal contractual obligations for operating lease commitments were as follows:

(in thousands)
Year Ended December 31,	Lease Obligations
2020	$2,034
2021	2,107
2022	1,988
2023	1,525
Total future minimum lease payments	$7,654
Guarantees and Indemnifications
In the ordinary course of business, the Company enters into agreements that may include indemnification provisions. Pursuant to such agreements, the Company may indemnify, hold harmless and defend an indemnified party for losses suffered or incurred by the indemnified party. Some of the provisions will limit losses to those arising from third-party actions. In some cases, the indemnifications will continue after the termination of the agreement. The maximum potential amount of future payments the Company could be required to make under these provisions is not determinable. The Company has never incurred material costs to defend lawsuits or settle claims related to these indemnification provisions.
The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by them in any action or proceeding to which any of them are, or are threatened to be, made a party by reason of their service as a director or officer. The Company maintains director and officer insurance coverage that would generally enable it to recover a portion of any future amounts paid. The Company may be subject to indemnification obligation by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.
Letter of Credit
In conjunction with the San Carlos lease agreement, the Company issued a cash-collateralized letter of credit in lieu of security deposit of $0.6 million. The cash amount is recorded as restricted cash under Other long-term assets on the Company’s balance sheet.

10.Basic and Diluted Net Loss per Share
The following tables set forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2020 and 2019:

(in thousands, except share and per share data)	Year Ended December 31, 2020	Year Ended December 31, 2019
Numerator:
Net loss attributable to common stockholders	$(15,619)	$(9,618)
Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	8,017,976	6,066,928
Net loss per share attributable to common stockholders, basic and diluted:	$(1.95)	$(1.59)
The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have had an antidilutive effect were as follows:

	Year Ended December 31, 2020	Year Ended December 31, 2019
Convertible preferred stock (on an as-converted basis)	14,381,190	8,271,958
Options to purchase common stock	1,418,267	457,150
Unvested restricted common stock	157,031	2,041,406
Common stock warrants	17,500	17,500
Total potentially dilutive common share equivalents	15,973,988	10,788,014
11.Subsequent Events
The Company has evaluated subsequent events through March 26, 2021, the date on which the financial statements were available to be issued.
In January and February 2021, the Company granted a total of 0.6 million stock option awards to employees under the 2017 Equity Incentive Plan. Generally, the stock option awards will vest over four years from the date of grant 25% of the award vesting after the first year with subsequent monthly vesting over the remaining period. These stock options for the fiscal year 2021 have a weighted average exercise price of $35.62 per share.
On February 7, 2021, the Company executed a definitive business combination (the “Business Combination”) agreement with ARYA Sciences Acquisition Corp. III (“ARYA”). As a result of the Business Combination, ARYA will be renamed to Nautilus Biotechnology, Inc. (“New Nautilus”), and the Company will become a wholly owned subsidiary of New Nautilus. Upon the completion of the Business Combination, the stockholders of the Company will exchange their interests in the Company for shares of common stock of New Nautilus and awards issued under the Company’s existing equity incentive plans will be exchanged for awards issued under a new equity incentive plan to be adopted by New Nautilus. In addition, immediately after the completion of the Business Combination, certain investors have agreed to subscribe for the purchase an aggregate of $200.0 million of common stock of New Nautilus. The board of directors of both ARYA and the Company have approved the proposed transaction. Completion of the transaction, which is expected by the second quarter of 2021, is subject to approval of ARYA’s shareholders and the satisfaction or waiver of certain other customary closing conditions.

ANNEXES
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Annex A

BUSINESS COMBINATION AGREEMENT
BY AND AMONG
ARYA SCIENCES ACQUISITION CORP III,
MAKO MERGER SUB, INC.
AND
NAUTILUS BIOTECHNOLOGY, INC.
DATED AS OF FEBRUARY 7, 2021
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i

ii

iii

ANNEXES AND EXHIBITS

Annex A-1	Company PIPE Investors
Annex A-2	Third Party PIPE Investors
Annex B	Supporting Company Shareholders

Exhibit A-1	Form of Perceptive PIPE Subscription Agreement
Exhibit A-2	Form of Company and Third Party PIPE Subscription Agreement
Exhibit B	Form of Investor Rights Agreement
Exhibit C	Form of Transaction Support Agreement
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of ARYA Certificate of Incorporation
Exhibit F	Form of ARYA Bylaws
Exhibit G	Form of Company Shareholder Written Consent
Exhibit H	Form of Incentive Equity Plan
Exhibit I	Form of Employee Stock Purchase Plan

BUSINESS COMBINATION AGREEMENT
This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of February 7, 2021, is made by and among ARYA Sciences Acquisition Corp III, an exempted company incorporated in the Cayman Islands with limited liability, Mako Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Nautilus Biotechnology, Inc., a Delaware corporation (the “Company”). ARYA, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.
WHEREAS, (a) ARYA is a blank check company incorporated in the Cayman Islands with limited liability as an exempted company on March 27, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of ARYA that was formed for purposes of consummating the transactions contemplated by this Agreement and the applicable Ancillary Documents;
WHEREAS, pursuant to the Governing Documents of ARYA, ARYA is required to provide an opportunity for its shareholders to have their outstanding ARYA Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the ARYA Shareholder Approval;
WHEREAS, as of the date of this Agreement, ARYA Sciences Holdings III, an exempted company incorporated in the Cayman Islands with limited liability (the “ARYA Sponsor”), and the Other Class B Shareholders collectively own 3,737,500 ARYA Class B Shares;
WHEREAS, concurrently with the execution of this Agreement, the ARYA Sponsor, the Other Class B Shareholders, ARYA and the Company are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which the ARYA Sponsor and each Other Class B Shareholder has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger) and (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of ARYA or any other anti-dilution or similar protection with respect to the ARYA Class B Shares (whether resulting from the transactions contemplated by the PIPE Subscription Agreements or otherwise), in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;
WHEREAS, on the Closing Date, prior to the time at which the Effective Time occurs, ARYA shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part XII of the Cayman Islands Companies Act (2020 Revision), on the terms and subject to the conditions set forth in this Agreement (the “Domestication”);
WHEREAS, on the Closing Date, following the consummation of the Domestication, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, the Company will be a wholly-owned Subsidiary of ARYA, and each Company Share will be automatically converted as of the Effective Time into the right to receive a portion of the Adjusted Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, concurrently with the execution of this Agreement, each of Perceptive Life Sciences Master Fund Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Perceptive PIPE Investor”), the investors set forth on Annex A-1 hereto (the “Company PIPE Investors”) and the investors set forth on Annex A-2 hereto (the “Third Party PIPE Investors”, and collectively with the Perceptive PIPE Investor and the Company PIPE Investors, the “PIPE Investors”) are entering into a subscription agreement, substantially in the form attached hereto as Exhibit A-1, in the case of the Perceptive PIPE Investor, and Exhibit A-2, in the case of the Company PIPE Investors and the Third Party PIPE Investors (each, as amended, restated or otherwise modified from time to time in accordance with its terms, the “PIPE Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date, and ARYA has agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of ARYA Shares set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase
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price under all PIPE Subscription Agreements, collectively, the “PIPE Financing Amount”, and the equity financing under all PIPE Subscription Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth therein;
WHEREAS, concurrently with the execution of this Agreement, each of ARYA, the Perceptive Shareholders, certain Company Shareholders, and each of the Other Class B Shareholders are entering into an investor rights agreement, substantially in the form attached hereto as Exhibit B (the “Investor Rights Agreement”), pursuant to which, among other things, each of the Perceptive Shareholders, the Company Shareholders party thereto and any such Other Class B Shareholders (a) will agree not to effect any sale or distribution of any Equity Securities of ARYA held by any of them during the lock-up period described therein and (b) will be granted certain registration rights with respect to their respective ARYA Shares, in each case, on the terms and subject to the conditions set forth therein;
WHEREAS, the board of directors of ARYA (the “ARYA Board”) has (a) approved this Agreement, the Ancillary Documents to which ARYA is or will be a party and the transactions contemplated hereby and thereby (including the Domestication and the Merger) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Merger) by the holders of ARYA Shares entitled to vote thereon;
WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);
WHEREAS, ARYA, as the sole stockholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);
WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) by the holders of Company Shares entitled to vote thereon (such recommendation, the “Company Board Recommendation”);
WHEREAS, as promptly as reasonably practicable (and in any event within 24 hours) following the execution of this Agreement, each Company Shareholder set forth on Annex B hereto (collectively, the “Supporting Company Shareholders”) will duly execute and deliver to ARYA a transaction support agreement, substantially in the form attached hereto as Exhibit C (collectively, the “Transaction Support Agreements”), pursuant to which each such Supporting Company Shareholder will agree to, among other things, (a) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing; and
WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (b) the Domestication constitutes a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (c) the Merger, or if applicable, the Alternative Merger Structure, constitutes a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code (clauses (a)-(c), the “Intended Tax Treatment”).
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NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“Additional ARYA SEC Reports” has the meaning set forth in Section 4.7.
“Adjusted Equity Value” means (a) the Equity Value, plus (b) the Aggregate Company Option Exercise Price.
“Adjusted Transaction Share Consideration” means an aggregate number of ARYA Shares equal to (a) the Adjusted Equity Value, divided by (b) the ARYA Share Value.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing or anything to the contrary herein, the Affiliates of the ARYA Sponsor shall be deemed to include Perceptive and its Affiliates.
“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received in respect of the PIPE Financing (whether on or prior to the Closing Date) and held in a bank account owned and controlled by an ARYA Party on the Closing Date (and, for the avoidance of doubt, after giving effect to the funding of the PIPE Financing on such date and before giving effect to the payment of any Unpaid ARYA Expenses, Unpaid ARYA Liabilities or Unpaid Company Expenses). Notwithstanding the foregoing, in no event shall the Aggregate Closing PIPE Proceeds include any cash that is ARYA Excluded Cash.
“Aggregate Company Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Options if all Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).
“Aggregate Transaction Proceeds” means an amount equal to (a) the sum of (i) the aggregate cash proceeds available for release to any ARYA Party from the Trust Account in connection with the transactions contemplated hereby (which amount, for the avoidance of doubt and without duplication, shall be calculated after giving effect to the ARYA Shareholder Redemption (i.e., reduced by the aggregate amount payable with respect to all ARYA Shareholder Redemptions, notwithstanding that such amounts may not have been paid out of the Trust Account at such time) and the distribution of any other amounts paid or payable to any Person other than an ARYA Party (or, if so requested in writing by the Company and agreed to in writing by ARYA prior to the Effective Time, the Company) from the Trust Account as provided in the Trust Agreement (i.e., reduced by any distribution of any such other amounts) (collectively, the “Trust Satisfied Obligations”)) and (ii) the Aggregate Closing PIPE Proceeds, minus (b) the Unpaid ARYA Expenses and the Unpaid ARYA Liabilities.
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“Allocation Schedule” has the meaning set forth in Section 2.3(a).
“Alternative Merger Structure” has the meaning set forth in Section 5.5(a)(i).
“Ancillary Documents” means the Investor Rights Agreement, Sponsor Letter Agreement, the PIPE Subscription Agreements, the Transaction Support Agreements, the Letters of Transmittal and each other agreement, document, instrument and/or certificate executed, or contemplated to be executed, in connection with the transactions contemplated hereby, including the Merger and the Domestication.
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“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.
“ARYA” means (a) prior to the consummation of the Domestication, ARYA Sciences Acquisition Corp III, an exempted company incorporated in the Cayman Islands with limited liability, and (b) from and after the consummation of the Domestication, shall mean ARYA as domesticated in Delaware, and anticipated to me named Nautilus Biotechnology, Inc., a Delaware corporation. Any reference to ARYA in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or (b), as the context so requires.
“ARYA Acquisition Proposal” means (a) any direct or indirect acquisition (or other business combination), in one or a series of related transactions under which ARYA or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), (b) any equity, debt or similar investment in ARYA or any of its controlled Affiliates or (c) any other “Business Combination” as defined in the Prospectus. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute an ARYA Acquisition Proposal.
“ARYA Affiliated Parties” has the meaning set forth in Section 4.12.
“ARYA Affiliated Party Transactions” has the meaning set forth in Section 4.12.
“ARYA Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy or Contract that ARYA, Merger Sub or any of their Subsidiaries maintains, sponsors or contributes to, or under or with respect to which ARYA, Merger Sub or any of their Subsidiaries has any Liability, other than any plan or program sponsored or maintained by a Governmental Entity.
“ARYA Board” has the meaning set forth in the recitals to this Agreement.
“ARYA Board Recommendation” has the meaning set forth in Section 5.9.
“ARYA Bylaws” has the meaning set forth in Section 2.1(a).
“ARYA Certificate of Incorporation” has the meaning set forth in Section 2.1(a).
“ARYA Change in Recommendation” has the meaning set forth in Section 5.9.
“ARYA Change of Control Payment” means any success, change of control, retention, transaction bonus or other similar payment or amount that any ARYA Party is required to pay to any current or former officer, director or employee of ARYA or any other ARYA Affiliated Party (including any “double trigger” payments or similar amounts that may become due and payable based upon the occurrence of the Merger or the other transactions contemplated to occur on the Closing Date pursuant to this Agreement or the Ancillary Documents followed by or combined with one or more additional circumstances, matters or events) pursuant to the express terms of any plan, policy, arrangement or Contract, to which any ARYA Party is a party or by which any of the ARYA Parties’ assets are bound as of or prior to the Closing, in each case, as a result of the consummation of the Merger or the other transactions contemplated to occur on the Closing Date pursuant to this Agreement or the Ancillary Documents; provided, however, that “ARYA Change of Control Payment” shall not include any ARYA Expenses, or, for the avoidance of doubt, any Liabilities that become payable on the basis any ARYA Party has breached, defaulted or failed to comply with or perform any obligations or covenants under a Contract.
“ARYA Class A Shares” means, prior to the Domestication, ARYA’s Class A ordinary shares.
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“ARYA Class B Shares” means, prior to the Domestication, ARYA’s Class B ordinary shares.
“ARYA D&O Persons” has the meaning set forth in Section 5.16(a).
“ARYA Designee” has the meaning set forth in Section 5.18(c).
“ARYA Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by ARYA on the date of this Agreement in connection with the execution of this Agreement.
“ARYA Employee Stock Purchase Plan” has the meaning set forth in Section 5.20.
“ARYA Excluded Cash” means, without duplication of the Trust Satisfied Obligations or any other amounts included within clause (b) of the definition Aggregate Transaction Proceeds, any cash of the ARYA Parties that is not freely usable by such ARYA Party because of restrictions or limitations on use by any Contract to which an ARYA Party is bound (other than, for the avoidance of doubt, any restrictions or limitations on use under this Agreement or the Ancillary Documents).
“ARYA Expenses” means, as of any determination time, the aggregate amount, without duplication, of all fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of any ARYA Party or that any ARYA Party is obligated to pay, whether or not such amounts are due and payable, in connection with, or as a result of, the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, placement agents, investment bankers, consultants, or other agents or service providers of any ARYA Party (including with respect to this Agreement and the PIPE Financing) and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any ARYA Party pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee; provided, however, notwithstanding the foregoing or anything to the contrary herein, the ARYA Expenses shall not include (i) the Trust Satisfied Obligations to the extent such obligations will be satisfied from the Trust Account, or (ii) the Company Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by Company or any Company Equityholder pursuant to this Agreement or any Ancillary Document.
“ARYA Financial Statements” means all of the financial statements of ARYA included in the ARYA SEC Reports.
“ARYA Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers), Section 4.6 (Capitalization of the ARYA Parties), Section 4.8(a) (Absence of Changes), Section 4.19(h) (Tax Matters) and Section 4.22 (Change of Control Payments).
“ARYA Incentive Equity Plan” has the meaning set forth in Section 5.20.
“ARYA Liabilities” means, as of any determination time, the aggregate amount, without duplication, of Liabilities of the ARYA Parties as of such determination time that would be required to be set forth on a balance sheet of the ARYA Parties prepared in accordance with GAAP (as in effect as of the date hereof), including any Liabilities that would, as of such determination time, be required to be set forth on a balance sheet of the ARYA Parties prepared in accordance with GAAP (as in effect as of the date hereof) arising in connection with the transactions contemplated by this Agreement or any Ancillary Documents, the performance of an ARYA Party’s covenants or agreements in this Agreement or any Ancillary Document to which it is or is contemplated hereby to be a party or the consummation of the transactions contemplated hereby or thereby; provided, however, notwithstanding the foregoing, ARYA Liabilities shall not include (a) any ARYA Expenses, (b) the Trust Satisfied Obligations to the extent such obligations will be satisfied from the Trust Account, or (c) any Company Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by to the Company or any Company Equityholder pursuant to this Agreement or any Ancillary Document.
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“ARYA Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the ARYA Parties, taken as a whole, or (b) the ability of any ARYA Party to consummate the Domestication, the Merger or the other transactions contemplated to be consummated by the ARYA Parties on the Closing Date in connection therewith, in each case, in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a ARYA Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any ARYA Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any ARYA Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any failure by any ARYA Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), or (viii) may be taken into account in determining whether an ARYA Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the ARYA Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the ARYA Parties operate.
“ARYA Parties” means, collectively, ARYA and Merger Sub.
“ARYA SEC Reports” has the meaning set forth in Section 4.7.
“ARYA Share Value” means $10.00.
“ARYA Shareholder Approval” means, collectively, the Required ARYA Shareholder Approval and the Other ARYA Shareholder Approval.
“ARYA Shareholder Redemption” means the right of the holders of ARYA Class A Shares to redeem all or a portion of their ARYA Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of ARYA.
“ARYA Shareholders Meeting” has the meaning set forth in Section 5.9.
“ARYA Shares” means (a) prior to the consummation of the Domestication, collectively, the ARYA Class A Shares and the ARYA Class B Shares and (b) from and after the consummation of the Domestication, shares of common stock, par value $0.0001 per share, of ARYA as contemplated pursuant to the ARYA Certificate of
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Incorporation. Any reference to the ARYA Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.
“ARYA Sponsor” has the meaning set forth in the recitals to this Agreement.
“Business” means the business of, directly or indirectly, researching, developing, testing or manufacturing proteomic products, platforms or services for use in research and development (or similar) initiatives, drug development or otherwise in the healthcare, pharmaceutical or life sciences industries or sectors or any activities, services or products incidental thereto.
“Business Combination Proposal” has the meaning set forth in Section 5.9.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and San Francisco, California are open for the general transaction of business.
“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.
“Certificate of Merger” has the meaning set forth in Section 2.1(b)(ii).
“Certificates” has the meaning set forth in Section 2.1(b)(vii).
“Closing” has the meaning set forth in Section 2.2.
“Closing Company Financial Statements” has the meaning set forth in Section 5.19(a).
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Filing” has the meaning set forth in Section 5.4(b).
“Closing Press Release” has the meaning set forth in Section 5.4(b).
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the introductory paragraph to this Agreement.
“Company Acquisition Proposal” means (a) any direct or indirect acquisition (or other business combination), in one or a series of related transactions, (i) of the Equity Securities of the Company, in each case, that, if consummated, would result in a Person acquiring beneficial ownership of 15% or more of any class of outstanding voting Equity Securities of the Company or 15% or more of the outstanding voting Equity Securities of the Company (regardless of class) or (ii) of all or a portion of assets or businesses of the Group Companies which constitute 15% or more of the fair market value of the Group Companies, taken as a whole (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any direct or indirect acquisition, in one or a series of related transactions, of 15% or more of any class of outstanding voting Equity Securities of the Company or 15% or more of the outstanding voting Equity Securities of the Company (regardless of class) (in each case of clauses (a) and (b) other than pursuant to the exercise or conversion of Company Options or Company Warrants in accordance with the terms of the Company Equity Plan, the underlying grant, award or similar agreement or the Company Warrant Agreement (as applicable)). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or any transaction with any ARYA Party shall constitute (in whole or in part) a Company Acquisition Proposal.
“Company Affiliated Party” has the meaning set forth in Section 3.19.
“Company Affiliated Party Transactions” has the meaning set forth in Section 3.19.
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“Company Board” has the meaning set forth in the recitals to this Agreement.
“Company Board Recommendation” has the meaning set forth in the recitals to this Agreement.
“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company.
“Company Change of Control Payment” means any success, change of control, retention, transaction bonus or other similar payment or amount that any Group Company is required to pay to any current or former officer, director or employee of the Company or any other Company Affiliated Party (including any “double trigger” payments or similar amounts that may become due and payable based upon the occurrence of the Merger or the other transactions contemplated to occur on the Closing Date pursuant to this Agreement or the Ancillary Documents followed by or combined with one or more additional circumstances, matters or events) pursuant to the express terms of any plan, policy, arrangement or Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound as of or prior to the Closing, in each case, as a result of the consummation of the Merger or the other transactions contemplated to occur on the Closing Date pursuant to this Agreement or the Ancillary Documents; provided, however, that “Company Change of Control Payment” shall not include (a) the ARYA Shares or Rollover Options to be issued to the holders of Company Equity Securities or in respect of Company Options or Company Warrants or options to acquire ARYA Shares to be issued to the Company Shareholders or to become issuable pursuant to holders of Company Options pursuant to, and on the terms and subject to the conditions of, this Agreement, or (b) for the avoidance of doubt, Liabilities that become payable on the basis any Group Company has breached, defaulted or failed to comply with or perform any obligations or covenants under a Contract.
“Company Common Shares” means shares of common stock, par value $0.0001 per share, of the Company designated as “Common Stock” pursuant to the Company Certificate of Incorporation.
“Company D&O Persons” has the meaning set forth in Section 5.17(a).
“Company Designee” has the meaning set forth in Section 5.18(c).
“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to ARYA by the Company on the date of this Agreement.
“Company Dissenting Shareholders” has the meaning set forth in Section 2.7.
“Company Dissenting Shares” has the meaning set forth in Section 2.7.
“Company Equity Award” means, as of any determination time, each Company Option and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Plan or otherwise that is outstanding.
“Company Equity Plan” means the Company 2017 Equity Incentive Plan and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.
“Company Equityholders” means, collectively, the Company Shareholders and the holders of Company Equity Awards as of any determination time prior to the Effective Time.
“Company Expenses” means, as of any determination time, the aggregate amount, without duplication, of all fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of any Group Company or that any Group Company is obligated to pay, whether or not such amounts are due and payable, in connection with, or as a result of, the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel,
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accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fees; provided, however, notwithstanding the foregoing or anything to the contrary herein, the Company Expenses shall not include any ARYA Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by the ARYA Parties pursuant to this Agreement or any Ancillary Document.
“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Sections 3.2(a) through Section 3.2(c), Section 3.2(d) and Section 3.2(f) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) and Section 3.8(b)(iii) (Absence of Changes), Section 3.16(n) (Tax Matters) and Section 3.17 (Brokers).
“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers, network equipment and related documentation, including any outsourced systems and processes, in each case, relied on, owned, licensed or leased by a Group Company.
“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.
“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the Merger or the other transactions contemplated to be consummated by the Company on the Closing Date in connection therewith, in each case, in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.
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“Company Option” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.
“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.
“Company PIPE Investors” has the meaning set forth in the recitals to this Agreement.
“Company Preferred Shares” means, collectively, the Company Series A Preferred Shares, the Company Series B Preferred Shares and the Company Series Seed Preferred Shares.
“Company Product” means each platform or product candidate that is being researched, tested, developed or manufactured by or on behalf of the Group Companies.
“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by or filed by or in the name of any Group Company that has not been cancelled, expired, lapsed, or been abandoned.
“Company Required Shareholder Approval” has the meaning set forth in Section 3.3.
“Company Series A Preferred Shares” means shares of preferred stock, par value $0.0001 per share, of the Company designated as “Series A Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Series B Preferred Shares” means shares of preferred stock, par value $0.0001 per share, of the Company designated as “Series B Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Series Seed Preferred Shares” means shares of preferred stock, par value $0.0001 per share, of the Company designated as “Series Seed Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Shareholder Written Consent” has the meaning set sort in Section 5.14(a).
“Company Shareholder Written Consent Deadline” has the meaning set sort in Section 5.14(a).
“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time. For the avoidance of doubt, the holders of Company Warrants will become Company Shareholders immediately prior to the Closing upon exercise of such Company Warrants for Company Common Shares pursuant to Section 2.4(b).
“Company Shareholders Agreement” means, collectively, (a) the Company Amended and Restated Stockholders Agreement, dated April 8, 2020, by and among the Company and the Company Shareholders party thereto, (b) the Company Amended and Restated Voting Agreement, dated April 8, 2020, by and among the Company and the Company Shareholders party thereto, (c) the Company Amended and Restated Right of First Refusal and Co-Sale Agreement, dated April 8, 2020, by and among the Company and the Company Shareholders party thereto and (d) the Company Amended and Restated Registration Rights Agreement, dated April 8, 2020, by and among the Company and the Company Shareholders party thereto.
“Company Shares” means, collectively, the Company Series A Preferred Shares, the Company Series B Preferred Shares, the Company Series Seed Preferred Shares and the Company Common Shares.
“Company Warrants” means, as of any determination time, each warrant to purchase Company Common Shares that is outstanding and granted pursuant to the Company Warrant Agreement.
“Company Warrant Agreement” means the Warrant to Purchase Common Stock, dated as of September 7, 2017, by and between the Company and Silicon Valley Bank.
“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of December 16, 2020, by and between the Company and ARYA.
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“Consent” means any notice, authorization, qualification, registration, filing, notification, permit, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.
“Continuing Employees” has the meaning set forth in Section 5.22.
“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.
“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.
“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“Creator” has the meaning set forth in Section 3.13(d).
“Designated Material Contracts” has the meaning set forth in Section 5.1(b)(vii).
“DGCL” has the meaning set forth in the recitals to this Agreement.
“Domestication” has the meaning set forth in the recitals to this Agreement.
“Domestication Proposal” has the meaning set forth in Section 5.9.
“DPA” had the meaning set forth in Section 4.20.
“Effective Time” has the meaning set forth in Section 2.1(b)(ii).
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, or under or with respect to which any Group Company has any Liability, other than any plan or program sponsored or maintained by a Governmental Entity.
“Employee Stock Purchase Plan Proposal” has the meaning set forth in Section 5.9.
“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety (as related to exposure to Hazardous Substances).
“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“Equity Value” means $900,000,000.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” has the meaning set forth in Section 2.5(a).
“Exchange Agent Agreement” has the meaning set forth in Section 2.5(a).
“Exchange Fund” has the meaning set forth in Section 2.5(c).
“Exchange Ratio” means the quotient obtained by dividing (a) the Adjusted Transaction Share Consideration, by (b) the number of Fully-Diluted Shares.
“FDA” means the U.S. Food and Drug Administration.
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“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.
“Financial Statements” has the meaning set forth in Section 3.4(a).
“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.
“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.
“Fully-Diluted Shares” means an amount equal to, without duplication, (a) the aggregate number of Company Shares and any other shares of capital stock of the Company that are issued and outstanding as of immediately prior to the Effective Time calculated on a fully-diluted, as converted-to-Company Common Shares basis in accordance with the Company Certificate of Incorporation (including, for the avoidance of doubt, the Company Common Shares issued upon exercise of the Company Warrants immediately prior to the Closing pursuant to Section 2.4(b)), plus (b) the aggregate number of shares of Company Common Shares issuable upon the full exercise, exchange or conversion of Company Options that are outstanding as of immediately prior to the Effective Time.
“GAAP” means United States generally accepted accounting principles.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of an exempted company incorporated in the Cayman Islands with limited liability are its memorandum and articles of association.
“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal of competent jurisdiction (public or private).
“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.
“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance or waste or other pollutant that is regulated by, or may give rise to standards of conduct or Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Incentive Equity Plan Proposal” has the meaning set forth in Section 5.9.
“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).
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“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.
“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, rights in Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and other rights in works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) rights in trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; and (f) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.
“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.
“Investment Company Act” means the Investment Company Act of 1940.
“Investor Rights Agreement” has the meaning set forth in the recitals to this Agreement.
“IPO” has the meaning set forth in Section 8.18.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).
“Latest ARYA Balance Sheet” has the meaning set forth in Section 4.17.
“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other legally binding directive issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.
“Leased Real Property” has the meaning set forth in Section 3.18(b).
“Letter of Transmittal” means the letter of transmittal, substantially in the form attached as Exhibit D hereto and with such modifications, amendments or supplements as may be requested by the Exchange Agent and mutually agreed to by each of ARYA and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ARYA, as applicable).
“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued unaccrued, liquidated or unliquidated, fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.
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“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).
“Marks” has the meaning set forth in the definition of Intellectual Property Rights.
“Material Contracts” has the meaning set forth in Section 3.7(a).
“Material Permits” has the meaning set forth in Section 3.6.
“Merger” has the meaning set forth in Section 2.1(b).
“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.
“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.
“Nasdaq” means the Nasdaq Capital Market.
“Nasdaq Proposal” has the meaning set forth in Section 5.9.
“Off-the-Shelf Software” means any Software or other technology that is made generally available on a commercial basis (including technology offered on a SaaS, PaaS, or IaaS or similar basis and Software available through retail stores, distribution networks or that is pre-installed as a standard part of hardware) and is licensed to or otherwise made available to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time fee of less than $100,000 per license or an ongoing fee of less than $50,000 per year.
“Officers” has the meaning set forth in Section 5.18(a).
“Order” means any outstanding writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.
“Other ARYA Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of ARYA Shares entitled to vote thereon, whether in person or by proxy at the ARYA Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of ARYA and applicable Law.
“Other Class B Shareholders” means, collectively, Bradley Campbell, Saqib Islam and Todd Wider.
“Other Governing Document Proposal” has the meaning set forth in Section 5.9(a).
“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.
“Parties” has the meaning set forth in the introductory paragraph to this Agreement.
“Patents” has the meaning set forth in the definition of Intellectual Property Rights.
“PCAOB” means the Public Company Accounting Oversight Board.
“Perceptive” means Perceptive Advisors, LLC, a Delaware limited liability company.
“Perceptive PIPE Investor” has the meaning set forth in the recitals to this Agreement.
“Perceptive Shareholders” means, collectively, the ARYA Sponsor and the Perceptive PIPE Investor.
“Permits” means any approvals, authorizations, clearances, business licenses, registrations, permits or certificates of a Governmental Entity.
“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested
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in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in Intellectual Property Rights in the ordinary course of business and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.
“Personal Data” means any data or information that (a) can, alone or when combined with other information maintained for or on behalf of the Company, identify a natural person, or (b) is otherwise subject to applicable Laws or any privacy policies of the Company governing personal information.
“Per Share Merger Consideration” has the meaning set forth in Section 2.1(b)(vii).
“PIPE Financing” has the meaning set forth in the recitals to this Agreement.
“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.
“PIPE Investors” has the meaning set forth in the recitals to this Agreement.
“PIPE Subscription Agreements” has the meaning set forth in the recitals to this Agreement.
“Pre-Closing ARYA Governing Documents” means, collectively, (a) the Amended and Restated Memorandum of Association of ARYA, dated as of August 6, 2020, and (b) the Amended & Restated Articles of Association of ARYA, dated as of August 6, 2020.
“Pre-Closing ARYA Shareholders” means the holders of ARYA Shares as of any determination time prior to the Effective Time.
“Proceeding” means any lawsuit, litigation, action, audit, examination, investigation, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.
“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Prospectus” has the meaning set forth in Section 8.18.
“Public Health Laws” means all applicable Laws relating to the development, pre-clinical testing, clinical testing, manufacture, production, analysis, distribution, importation, exportation, use, handling, quality, sale or promotion of any drug, biologic or medical device (including any ingredient or component of the foregoing products) intended for any medical or clinical use subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) or similar federal, state or foreign Laws.
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“Public Shareholders” has the meaning set forth in Section 8.18.
“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.
“Real Property Leases” means all leases, sub-leases, licenses, concessions or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.
“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.
“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of ARYA.
“Regulatory Permits” means all Permits granted by FDA or any comparable Governmental Entity to any Group Company, including investigational new drug applications, new drug applications, abbreviated new drug applications, medical device or in vitro diagnostic premarket approval applications, medical device or in vitro diagnostic premarket clearances (e.g., 510(k) clearances), investigational device exemptions, and other comparable national or foreign manufacturing approvals and authorizations.
“Representatives” means, with respect to any Person, such Person’s and such Person’s Affiliates’ respective directors, managers, general partners, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.
“Required ARYA Shareholder Approval” means (a) the approval of the Domestication Proposal and the Required Governing Document Proposal by the affirmative vote of the holders of at least two-thirds (2/3) of ARYA Shares entitled to vote thereon, whether in person or by proxy at the ARYA Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of ARYA and applicable Law, and (b) the approval of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal by the affirmative vote of the holders of a majority of ARYA Shares entitled to vote thereon, whether in person or by proxy at the ARYA Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of ARYA and applicable Law.
“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Required Governing Document Proposal, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal.
“Required Governing Document Proposal” has the meaning set forth in Section 5.9.
“Rollover Option” has the meaning set forth in Section 2.4(a).
“Sanctions and Export Control Laws” means any Law or Order related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations such other controls administered by the U.S. Customs and Border Protection, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“Schedules” means, collectively, the Company Disclosure Schedules and the ARYA Disclosure Schedules.
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“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933.
“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.
“Signing Filing” has the meaning set forth in Section 5.4(b).
“Signing Press Release” has the meaning set forth in Section 5.4(b).
“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.
“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.
“Surviving Company” has the meaning set forth in Section 2.1(b)(i).
“Surviving Company Share” has the meaning set forth in Section 2.1(b)(vi).
“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, fees, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.
“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.
“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity, including any amendment of any of the foregoing.
“Termination Date” has the meaning set forth in Section 7.1(d).
“Third Party PIPE Investors” has the meaning set forth in the recitals to this Agreement.
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“Transaction Proposals” has the meaning set forth in Section 5.9.
“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.
“Trust Account” has the meaning set forth in Section 8.18.
“Trust Account Released Claims” has the meaning set forth in Section 8.18.
“Trust Agreement” has the meaning set forth in Section 4.11.
“Trustee” has the meaning set forth in Section 4.11.
“Unpaid ARYA Expenses” means the ARYA Expenses calculated as of immediately prior to the Closing, in each case, to the extent unpaid as of such time.
“Unpaid ARYA Liabilities” means the ARYA Liabilities calculated as of immediately prior to the Closing, in each case, to the extent unpaid as of such time.
“Unpaid Company Expenses” means the Company Expenses calculated as of immediately prior to the Closing, in each case, to the extent unpaid as of such time.
“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.
“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of such time or will vest in connection with the consummation of the transactions contemplated hereby (whether at the Effective Time or otherwise).
“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as similar foreign, state or local Laws.
“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.
ARTICLE 2
MERGER
Section 2.1Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:
(a)Domestication. On the Closing Date, prior to the Effective Time, ARYA shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act (2020 Revision), including by filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to ARYA and the Company, together with the ARYA Certificate of Incorporation and completing and making all filings required to be made with the Cayman Registrar to effect the Domestication. In connection with (and as part of) the Domestication, ARYA shall cause (i) each ARYA Class A Share and each ARYA Class B Share that is issued and outstanding immediately prior to the Domestication to be converted into one share of common stock, par value $0.0001 per share, of ARYA, (ii) the Governing Documents of ARYA to become the certificate of incorporation, substantially in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by ARYA and the Company, the “ARYA Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit F (with such changes as may be agreed in writing by ARYA and the Company, the “ARYA Bylaws”) and (iii) ARYA’s name to be changed to “Nautilus Biotechnology, Inc.”, provided that if such name is not available in Delaware or ARYA is otherwise unable to change its name to “Nautilus Biotechnology, Inc.” in Delaware, it shall cause its name to be changed to “Nautilus Biotechnology Holdings, Inc.” or such other name mutually agreed to by ARYA and the Company. ARYA shall cause the Domestication to be consummated in accordance with applicable Law. ARYA and
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its Representatives shall give the Company and its pertinent Representatives a reasonable opportunity to review any applicable documents, certificates or filings in connection with the Domestication and will consider, in good faith, any comments thereto.
(b)The Merger.
(i)On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date promptly following the consummation of the Domestication, Merger Sub shall merge with and into the Company (the “Merger”). As a result of the Merger, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving company of the Merger (the “Surviving Company”).
(ii)At the Closing and promptly following the consummation of the Domestication, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger, in a form reasonably satisfactory to the Company and ARYA (the “Certificate of Merger”), to be executed and filed in accordance with the relevant provisions of the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by ARYA and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
(iii)The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.
(iv)At the Effective Time, the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.
(v)At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
(vi)At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the Surviving Company (each such share, a “Surviving Company Share”).
(vii)At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than the Company Shares cancelled and extinguished pursuant to Section 2.1(b)(x) and any Company Dissenting Shares) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive a number of ARYA Shares equal to the Exchange Ratio (the “Per Share Merger Consideration”). From and after the Effective Time, each Company Shareholder’s certificates (the “Certificates”), if any, evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such
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Company Shares except as otherwise expressly provided for herein or under applicable Law. Prior to the Effective Time, ARYA shall cause all ARYA Shares issued in the Merger and the PIPE Financing to constitute duly authorized, validly issued, fully paid and non-assessable ARYA Shares.
(viii)For purposes of calculating the aggregate number of ARYA Shares issuable to each holder of Company Shares pursuant to the terms of Section 2.1(b)(vii), all Company Shares held by such holder shall be aggregated, and the Exchange Ratio shall be applied to that aggregate number of shares held by such holder, and not on a share-by-share basis and the number of ARYA Shares to be issued shall be rounded down to the nearest whole share.
(ix)If, between the date of this Agreement and the Closing, the outstanding ARYA Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of ARYA Shares will be appropriately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 2.1(b)(ix) shall not (A) be construed to permit ARYA, Merger Sub or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement, or (B) apply to the Domestication or any other transactions expressly contemplated by this Agreement or any Ancillary Document to the extent consummated in accordance with the terms contemplated by this Agreement and/or such Ancillary Document, as applicable.
(x)At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.
Section 2.2Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the date upon which the Closing actually occurs is referred to herein as the “Closing Date”) or at such other place, date and/or time as ARYA and the Company may agree in writing.
Section 2.3Allocation Schedule; Aggregate Transaction Proceeds Schedule.
(a)Allocation Schedule. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to ARYA an allocation schedule (the “Allocation Schedule”) setting forth (i) the number of Company Shares held by each Company Shareholder (including the number of Company Common Shares immediately prior to the Closing, subject to the Company Warrants that will be exercised for Company Common Shares pursuant to Section 2.4(b) held by each holder thereof), the number of Company Common Shares subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time, (ii) in the case of the Company Options, the exercise price and, if applicable, the exercise date, (iii) the portion of the Adjusted Transaction Share Consideration allocated to each Company Option pursuant to Section 2.4(a) and the portion of the Adjusted Transaction Share Consideration allocated to each Company Share pursuant to Section 2.1(b)(vii) (including, for the avoidance of doubt, each Company Share that is issued upon exercise of the Company Warrants immediately prior to the Closing pursuant to Section 2.4(b)), as well as, in each case, reasonably detailed calculations with respect to the components and subcomponents thereof (including the Exchange Ratio), (iv) the exercise price of each Rollover Option at the Effective Time, and (v) a certification, duly executed by an authorized officer of the Company, that, to his or her knowledge and solely in his or her capacity as an officer of the Company
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(and without any personal liability), the information and calculations delivered pursuant to clauses (i), (ii), (iii) and (iv) are, and will be as of immediately prior to the Effective Time, (A) true and correct in all respects and (B) in accordance with the Allocation Schedule Principles. The Allocation Schedule (and the calculations and determinations contained therein) will be prepared in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company, the Company Shareholders Agreement and applicable Laws, in the case of the Company Options, in accordance with the Company Equity Plan and any applicable grant or similar agreement with respect to each Company Option and, in the case of the Company Common Shares issued upon exercise of the Company Warrants immediately prior to the Closing pursuant to Section 2.4(b), the Company Warrant Agreement (collectively, the “Allocation Schedule Principles”). The Company will review any comments to the Allocation Schedule provided by ARYA or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by ARYA or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (x) in no event shall the aggregate number of ARYA Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Securities of the Company (or, for the avoidance of doubt, the Company Equityholders) exceed the Adjusted Transaction Share Consideration and (y) the ARYA Parties and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Equityholders under this Agreement or under the Exchange Agent Agreement, as applicable.
(b)Aggregate Transaction Proceeds Schedule. At least two (2) Business Days prior to the Closing Date, ARYA shall deliver to the Company a reasonably detailed calculation of the Aggregate Transaction Proceeds (the “Aggregate Transaction Proceeds Schedule”), including each subcomponent thereof, and reasonably detailed supporting documentation and a certification, duly executed by an authorized officer of ARYA, that, to his or her knowledge and solely in his or her capacity as an officer of ARYA (and without any personal liability), the information and calculations in the Aggregate Transaction Proceeds Schedule is, and will be as of immediately prior to the Effective Time, (i) to his or her knowledge, true and correct in all respects, and (ii) in accordance with the applicable provisions of this Agreement. ARYA will review any comments to the Aggregate Transaction Proceeds Schedule provided by the Company or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by the Company or any of its Representatives. ARYA may update the Aggregate Transaction Proceeds Schedule if any of the calculations or amounts shown therein are incorrect as a result of changes in the number of ARYA shareholders participating in the ARYA Shareholder Redemption, not later than one (1) Business Day prior to the Closing Date.
Section 2.4Treatment of Company Options and Company Warrants.
(a)At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(d)), each Company Option (whether a Vested Company Option or an Unvested Company Option) that is outstanding and unexercised as of immediately prior to the Effective Time shall be assumed by ARYA and converted into an option to purchase a number of ARYA Shares (such option, a “Rollover Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such Company Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio; provided, however, that such conversion shall occur in a manner intended to comply with (A) the requirements of Section 409A of the Code and (B) in the case of any Rollover Option that is an Incentive Stock Option, the requirements of Section 424 of the Code. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except (I) as provided above in this Section 2.4(a), or (II) as to terms (1) rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that are subject to any such option), or (2) such other immaterial administrative or ministerial changes as the ARYA Board (or the compensation committee of the ARYA Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options.
(b)Immediately prior to the Closing, all Company Warrants shall be “net” exercised in exchange for Company Common Shares in accordance with the terms of the Company Warrant Agreement and shall
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no longer be outstanding and shall automatically be cancelled, extinguished and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the Company Common Shares into which Company Warrants are exchanged.
(c)As of immediately prior to the Effective Time, all Company Equity Plans shall terminate, provided that Rollover Options shall continue to be governed by the terms of the Company Equity Plan under which the Rollover Option was granted subject to the adjustments in Section 2.4(a).
(d)At or prior to the Effective Time, the Parties and their respective boards of directors, as applicable, shall adopt any resolutions and take any actions that are reasonably necessary to effectuate the treatment of the Company Options pursuant to this Section 2.4. Prior to the Closing, the Company shall take, or cause to be taken, all other reasonably necessary or appropriate actions under the Company Equity Plans, under the underlying grant, award or similar agreement, under the Company Warrant Agreement and otherwise to give effect to the provisions of this Section 2.4.
Section 2.5Company Shareholder Deliverables.
(a)As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, ARYA shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging Certificates, if any, representing the Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Adjusted Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.1(b)(vii) and on the terms and subject to the other conditions set forth in this Agreement. The Company shall each reasonably cooperate with ARYA and the Exchange Agent in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement and the covenants and agreements set forth in this Section 2.5 (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable in connection with any of the foregoing or otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).
(b)At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Shareholders a Letter of Transmittal.
(c)At the Effective Time, ARYA shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of ARYA Shares in book-entry form representing the portion of the Adjusted Transaction Share Consideration issuable pursuant to Section 2.1(b)(vii) in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Adjusted Transaction Share Consideration issuable pursuant to Section 2.1(b)(vii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.
(d)Each Company Shareholder whose Company Shares have been converted into the right to receive a portion of the Adjusted Transaction Share Consideration pursuant to Section 2.1(b)(vii) shall be entitled to receive the portion of the Adjusted Transaction Share Consideration to which he, she or it is entitled on the date provided in Section 2.5(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) delivery of an “agent’s message” in the case of Company Shares held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal), to the Exchange Agent.
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(e)If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal) or an “agent’s message”, as applicable, and any other documents or agreements required by the Letter of Transmittal, is delivered to the Exchange Agent in accordance with Section 2.5(d) (i) at least two Business Days prior to the Closing Date, then ARYA and the Company shall take all actions necessary to cause the applicable portion of the Adjusted Transaction Share Consideration to be issued to the applicable Company Shareholder in book-entry form on the Closing Date, or (ii) less than two Business Days prior to the Closing Date, then ARYA and the Company shall take all actions necessary to cause the applicable portion of the Adjusted Transaction Share Consideration to be issued to the Company Shareholder in book-entry form within two (2) Business Days after such delivery.
(f)If any portion of the Adjusted Transaction Share Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Adjusted Transaction Share Consideration that, in addition to any other requirements set forth in the Letter of Transmittal or the Exchange Agent Agreement, (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.
(g)No interest will be paid or accrued on the Adjusted Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each Company Share (other than, for the avoidance of doubt, the Company Shares cancelled and extinguished pursuant to Section 2.1(b)(x) or any Company Dissenting Shares) shall solely represent the right to receive a portion of the Adjusted Transaction Share Consideration to which such Company Share is entitled to receive pursuant to Section 2.1(b)(vii).
(h)At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.
(i)Any portion of the Exchange Fund that remains unclaimed by the Company Shareholders twelve (12) months following the Closing Date shall be delivered to ARYA or as otherwise instructed by ARYA, and any Company Shareholder who has not exchanged his, her or its Company Shares for the applicable portion of the Adjusted Transaction Share Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to ARYA for the issuance of the applicable portion of the Adjusted Transaction Share Consideration, without any interest thereon. None of ARYA, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Adjusted Transaction Share Consideration remaining unclaimed by the Company Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of ARYA free and clear of any claims or interest of any Person previously entitled thereto.
Section 2.6Withholding. ARYA, the Group Companies and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).
Section 2.7Company Dissenting Shares. Notwithstanding anything to the contrary herein, any Company Shares for which a Company Shareholder (a) has not voted in favor of the Merger or consented to it in
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writing and (b) has demanded the appraisal of such Company Shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, such shareholders, the “Company Dissenting Shareholders”, and such shares, the “Company Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(b)(vii). From and after the Effective Time, (i) the Company Dissenting Shares shall be cancelled and extinguished and shall cease to exist and (ii) the Company Dissenting Shareholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of ARYA, the Surviving Company or any of its Affiliates (including ARYA); provided, that if any Company Dissenting Shareholder effectively withdraws or loses such appraisal rights (whether through failure to perfect such appraisal rights or otherwise), then the Company Shares held by such Company Dissenting Shareholder (A) shall no longer be deemed to be Company Dissenting Shares and (B) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(b)(vii) upon delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal) and the surrender of the applicable documents and other deliverables set forth in Section 2.5(d). Each Company Dissenting Shareholder who becomes entitled to payment for his, her or its Company Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Company in accordance with the DGCL. The Company shall give ARYA prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and ARYA shall, at its sole cost and expense, have the opportunity to participate in, but not control, all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of ARYA (which consent shall not be unreasonably withheld, conditioned, or delayed), settle, or make any payment, or deliver any consideration, with respect to, any such demand.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES
Except as set forth in the Company Disclosure Schedules (which shall only qualify the representations and warranties in this Article 3 in the manner set forth in Section 8.8), the Company hereby represents and warrants to the ARYA Parties, in each case, as of the date of this Agreement and as of the Closing, as follows:
Section 3.1Organization and Qualification.
(a)Each Group Company is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.
(b)True and complete copies of the Governing Documents of the Company and the Company Shareholders Agreement have been made available to ARYA, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Shareholders Agreement are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or the Company Shareholders Agreement.
(c)Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing
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necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.
Section 3.2Capitalization of the Group Companies.
(a)Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement, as of the date hereof, of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding as of the date hereof, and, (ii) the identity of the Persons that are the record owners thereof. Except as set forth on Section 3.2(a) of the Company Disclosure Schedules or for Equity Securities issued or granted after the date hereof either permitted by Section 5.1(b)(v) (including as set forth in Section 5.1(b)(v) of the Company Disclosure Schedules), or in accordance with Section 5.1(b)(v) (including, for the avoidance of doubt, upon the exercise of any Company Options or Company Warrants), the Company does not have any issued and outstanding Equity Securities. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid and non-assessable, and each Company Option outstanding immediately prior to the Effective Time will be an “in the money” Company Option for purposes of Section 2.5 (i.e., the value of the Adjusted Transaction Share Consideration allocated to each Company Option (determined by reference to, for the avoidance of doubt, the ARYA Share Value) is in excess of the exercise (or similar) price applicable to such Company Option).
(b)The Equity Securities of the Company (i) were not issued in violation of the Governing Documents of the Company, or in violation of the Company Shareholders Agreement or any other Contract to which the Company is party or bound, in each case, in any material respect, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, or similar rights of any Person, and (iii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, in each case under clauses (ii) and (iii), in all material respects. Except for the Company Options and Company Warrants set forth on Section 3.2(a) of the Company Disclosure Schedules and those either permitted by Section 5.1(b)(v) (including as set forth in Section 5.1(b)(v) of the Company Disclosure Schedules), or issued, granted or entered into in accordance with Section 5.1(b)(v), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.
(c)Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which holders of Company Shares may vote.
(d)Except as set forth on Section 3.2(d) of the Company Disclosure Schedules, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities between the Company and any other Person.
(e)None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.
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(f)Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Company Change of Control Payments as of the date of this Agreement.
(g)Section 3.2(g) of the Company Disclosure Schedules sets forth a true and complete statement, as of the date hereof, of (x) with respect to each Company Option, (i) the date of grant, (ii) exercise price, (iii) any applicable expiration (or similar) date, (iv) any applicable vesting schedule (including acceleration provisions) and (v) whether such Company Option is an Incentive Stock Option, and (y) with respect to each Company Warrant, the exercise (or similar) price.
(h)Section 3.2(h) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies of the type described in clause (a) or (b) of the definition of Indebtedness as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.
Section 3.3Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is (or, in the case of any Ancillary Document contemplated hereby to be entered into after the date of this Agreement, will be) a party and (subject to the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger) by holders of (a) a majority of the voting power of the outstanding Company Shares, voting together on an as-converted to Company Common Shares basis, and (b) a majority of the outstanding Company Preferred Shares, voting together on an as-converted to Company Common Shares basis (the “Company Required Shareholder Approval”)), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party, the performance of the Company’s obligations hereby and thereby and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Required Shareholder Approval, no other corporate or equivalent action or proceeding on the part of the Company or the Company Equityholders is necessary to authorize this Agreement or such Ancillary Documents, the Company’s performance of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby. This Agreement and each Ancillary Document to which the Company is contemplated hereby to be a party as of the date hereof has been (and each Ancillary Document to which the Company is contemplated hereby to be a party following the execution of this Agreement, will be upon execution thereof), duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or is contemplated to be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Company Required Shareholder Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement, the Ancillary Documents to which the Company is or is contemplated to be a party, the performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (including the Merger).
Section 3.4Financial Statements; Undisclosed Liabilities.
(a)The Company has made available to ARYA a true and complete copy of the audited consolidated balance sheet of the Company as of December 31, 2019 (the “Latest Balance Sheet”) and the related audited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Company for the year then ended (the “Financial Statements”), which are attached as Section 3.4(a) of the Company Disclosure Schedules. The Financial Statements (including the notes thereto, if applicable) (A) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), and (B) fairly present, in all material respects, the financial position, results of operations, and cash flows of the Company for the period indicated therein.
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(b)Except (i) as set forth on the Latest Balance Sheet (and the notes thereto), (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (excluding any Liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, Proceeding or violation of, or non-compliance with Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Company Expenses), (iv) executory obligations under Contracts (excluding any Liabilities directly or indirectly related to a breach of Contract), (v) that are expressly permitted pursuant to or incurred in accordance with Section 5.1(b) (including as set forth in Section 5.1(b)(i)-(vi) of the Company Disclosure Schedules) and (vi) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities.
(c)The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.
(d)Except as set forth on Section 3.4(d) of the Company Disclosure Schedules, since January 1, 2019, (a) as of the date hereof, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, or (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (b) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.
Section 3.5Consents and Requisite Governmental Approvals; No Violations.
(a)No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) the filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect. The Company is its own ultimate parent entity (as such term is defined in the HSR Act).
(b)None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.
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Section 3.6Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by any Group Company.
Section 3.7Material Contracts.
(a)Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party or by which any of their respective assets are bound and that are not expired or have not been terminated, and not including any Contracts pursuant to which the Company has with no material outstanding or executory obligations or Liabilities (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, the “Material Contracts”):
(i)any Contract relating to Indebtedness for borrowed money of any Group Company or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of any Group Company;
(ii)any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $2,000,000;
(iii)any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $2,000,000;
(iv)any (A) joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, or similar Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $5,000,000 over the life of the Contract or (B) other Contract with respect to material Company Licensed Intellectual Property (other than any Non-Scheduled Contracts);
(v)any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of ARYA or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer, in each case, in any material respect or that would so limit or purports to limit, in any material respect, ARYA or any of its Affiliates after the Closing;
(vi)any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $2,000,000 annually or (B) $5,000,000 over the life of the agreement;
(vii)any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $2,000,000;
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(viii)any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person outside of the ordinary course of business or, individually or in the aggregate, in an amount in excess of $1,000,000 or made any capital contribution to, or other investment in, any Person;
(ix)any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;
(x)any Contract with any Person (A) pursuant to which any Group Company (or ARYA or any of its Affiliates after the Closing) is or may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any material Company Product or any material Intellectual Property Rights;
(xi)any Contract providing for any Company Change of Control Payment;
(xii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;
(xiii)any settlement, conciliation or similar Contract (A) requiring monetary payments by any Group Company after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes any material, non-monetary obligations on any Group Company (or ARYA or any of its Affiliates after the Closing); and
(xiv)any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $2,000,000 or (B) aggregate payments to or from any Group Company in excess of $5,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.
(b)(i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto. The Company has made available to ARYA true and complete copies of all Material Contracts in effect as of the date hereof (other than purchase orders, invoices, and similar confirmatory or administrative documents that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and that, in each case, do not contain any material executory or continuing terms, conditions, obligations or rights).
Section 3.8Absence of Changes. During the period beginning on January 1, 2020 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Group Companies have conducted their businesses in the ordinary course in all material respects, (ii) no Group Company has taken any action that would require the consent of ARYA if taken during the period from the date of this Agreement until the Closing pursuant to, Section 5.1(b)(iv)(A), Section 5.1(b)(viii), Section 5.1(b)(xii) or Section 5.1(b)(xvi) (to the extent related to any of the foregoing) and (iii) no Group Company
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has taken any action that would require the consent of ARYA if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(xv) or Section 5.1(b)(xvi) (to the extent related to Section 5.1(b)(i) or Section 5.1(b)(xv)).
Section 3.9Litigation. There is (and since January 1, 2018 there has been) no Proceeding, by any counterparty not a Party hereto, pending or, to the Company’s knowledge, threatened against or involving any Group Company or, to the Company’s knowledge, pending or threatened against or involving any Group Company’s managers, officers, directors or employees (in their capacity as such), that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. From January 1, 2018, through the date hereof, there have been no material Proceedings by a Group Company pending against any other Person.
Section 3.10Compliance with Applicable Law. Each Group Company (a) conducts (and since January 1, 2018 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) as of the date of this Agreement, has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Entity that alleges that such Group Company is not in compliance with any Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
Section 3.11Employee Plans.
(a)Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have provided ARYA with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered.
(b)No Group Company has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any material Liabilities to provide any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full premium cost of coverage. No Group Company has any material Liabilities by reason of at any relevant time being considered a single employer under Section 414 of the Code with any other Person.
(c)Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.
(d)Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and its purpose, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.
(e)There are no pending or, to the Company’s knowledge, threatened in writing, material claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan that have resulted in or could reasonably be expected to result in a material Liability to any Group Company. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that
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are due have been timely made, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(f)The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.
(g)No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.
(h)The Group Companies have no material obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.
(i)Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.
Section 3.12Environmental Matters. Except as would not have a Company Material Adverse Effect:
(a)None of the Group Companies have received any written communication or, to the Company’s knowledge, other communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or Liability under, any Environmental Laws.
(b)There is (and since January 1, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against or involving any Group Company in respect to any Environmental Laws.
(c)The Company has not manufactured, released, treated, stored, disposed of, arranged for disposal of, transported or handled, or exposed any Person to, any Hazardous Substances, and no current or former property or facility is or has been contaminated by any Hazardous Substances.
The Group Companies have made available to ARYA copies of all environmental assessments, audits and reports and all other material environmental, health and safety documents that are in any Group Company’s possession or reasonable control relating to the current or former operations, properties or facilities of the Group Companies.
Section 3.13Intellectual Property.
(a)Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property and (ii) material unregistered Marks and Copyrights owned by any Group Company, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or
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registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.
(b)As of the date of this Agreement, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect, except, in each case, where a Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, there are no material Proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.
(c)A Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product on anything other than a non-exclusive basis. Section 3.13(c) of the Company Disclosure Schedules sets forth a list of all current (i.e., not terminated or expired) Contracts for material Company Licensed Intellectual Property as of the date of this Agreement pursuant to which any Group Company has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, such material Company Licensed Intellectual Property, other than any of the following (the “Non-Scheduled Contracts”): (A) Contracts for Off-the-Shelf Software, (B) Contracts for Public Software, (C) non-disclosure Contracts and (D) Contracts with licenses granted by employees, individual consultants or individual contractors of any Group Company to a Group Company that do not materially differ from the Group Companies’ form therefor that has been made available to ARYA. The applicable Group Company has valid rights under all of its Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the Company’s knowledge, constitute all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Registered Intellectual Property (other than Company Registered Intellectual Property that has been applied for but not issued as registered), to the Company’s knowledge, is valid and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(d)Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property since January 1, 2018 (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies. Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property have assigned or have agreed to a present assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or
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other engagement with such Group Company, other than such Intellectual Property Rights that cannot be assigned under applicable Law.
(e)Each Group Company takes reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by each Group Company that the applicable Group Company desires to maintain as confidential. Without limiting the foregoing, each Group Company has not disclosed any material trade secrets, know-how or confidential information that the applicable Group Company desired to maintain as confidential to any other Person unless such disclosure was under an appropriate contractual, fiduciary or professional non-disclosure obligations. To the Company’s knowledge, since January 1, 2018, there has been no violation or unauthorized access to or disclosure of any material trade secrets, know-how or confidential information of or in the possession each Group Company, or of any written obligations with respect to such.
(f)None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(g)To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product as authorized by any Group Company infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(h)Since January 1, 2018, there is no material Proceeding pending nor has any Group Company received any written communications or, to the Company’s knowledge, any other communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies, except as, in each case, is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(i)To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since January 1, 2018, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.
(j)To the Company’s knowledge, each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the confidential Software source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such Software source code. To the Company’s knowledge, no event has occurred that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any confidential Software source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.
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(k)No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company Owned Intellectual Property and that is distributed outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
Section 3.14Labor Matters.
(a)Since January 1, 2018, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies, (i) none of the Group Companies (A) has or has had any Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation, and (B) has or has had any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company.
(b)Since January 1, 2018, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor are they reasonably expected to incur any Liability under WARN as a result of the transactions contemplated by this Agreement.
(c)No Group Company is a party to or bound by any CBA and no employees of the Group Companies are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment. There is no duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Since January 1, 2018, there has been no actual or, to the Company’s knowledge, threatened material unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since January 1, 2018, there have been no labor organizing activities with respect to any employees of any Group Company.
(d)No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred since January 1, 2020 or, as of the date of this Agreement, is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. As of the date of this Agreement, the Group Companies have not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.
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Section 3.15Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to ARYA. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as would not have a Company Material Adverse Effect.
Section 3.16Tax Matters.
(a)Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.
(b)Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.
(c)No Group Company is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.
(d)No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.
(e)No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.
(f)No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(g)There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.
(h)During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.
(i)No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).
(j)No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.
(k)No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that
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is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.
(l)Each Group Company is tax resident only in its jurisdiction of formation.
(m)No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(n)As of the date of this Agreement, no Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist as of the date of this Agreement that could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Merger Structure) from qualifying for the Intended Tax Treatment.
Section 3.17Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.
Section 3.18Real and Personal Property.
(a)Owned Real Property. No Group Company owns any real property.
(b)Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to ARYA. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease. The Group Companies’ possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been materially disturbed, and to the Company’s knowledge, there are no material disputes with respect to any Real Property Lease.
(c)Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.
(d)Assets. Immediately after the Effective Time, the tangible assets (which, for the avoidance of doubt, shall include any tangible assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Group Companies will constitute all of the tangible assets necessary to conduct the Business immediately after the Closing, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
Section 3.19Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any employee, officer, director, equityholder or Affiliate of any Group Company or any spouse, child or member of the same house
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hold of any officer, director or employee of any Group Company or any Affiliate of any Group Company, on the other hand (each Person identified in this clause (b), a “Company Affiliated Party”), other than (i) Contracts with respect to a Company Affiliated Party’s status as an (A) employee (including Employee Benefits Plans and other ordinary course compensation) entered into in the ordinary course of business, or (B) consultant or other non-employee service provider of the Company that have been made available to ARYA and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) (including as set forth in Section 5.1(b)(i)-(vi) of the Company Disclosure Schedules) or entered into in accordance with Section 5.1(b), (iii) Contracts with respect to a Company Shareholder’s or a holder of Company Equity Award’s status as a holder of Equity Securities of the Company, and (iv) customary director and officer indemnification agreements that have been made available to ARYA. No Company Affiliated Party (A) owns any material interest in any material asset or property used in any Group Company’s business, or (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material supplier, vendor, partner, customer, lessor or other material business relation of any Group Company. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 3.19) are referred to herein as “Company Affiliated Party Transactions”.
Section 3.20Data Privacy and Security.
(a)There is (and since January 1, 2018 there has been) no material Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, (ii) any other Governmental Entity, foreign or domestic or (iii) any regulatory or self-regulatory entity) alleging that any Processing of Personal Data by or on behalf of a Group Company is or was in violation of any privacy Laws.
(b)Since January 1, 2018, (i) there has been no unauthorized access to, or unauthorized use, disclosure, or Processing of Personal Data in the possession or control of any Group Company or any of its contractors with regard to any Personal Data obtained from or on behalf of a Group Company, (ii) there have been no unauthorized intrusions or breaches of security into any Company IT Systems, and (iii) none of the Group Companies has notified or been required to notify any Person of any (A) loss, theft or damage of, or (B) other unauthorized or unlawful access to, or use, disclosure or other Processing of, Personal Data, except, in each case of clauses (i), (ii), and (iii), as would not have a Company Material Adverse Effect.
(c)Each Group Company owns or has a license or other right to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. All Company IT Systems are (i) free from any defect, bug, virus or programming, design or documentation error and (ii) in sufficiently good working condition to effectively perform all information technology operations necessary for the operation of the Business (except for ordinary wear and tear), except in each case of clauses (i) and (ii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Since January 1, 2018, there have not been any material failures, breakdowns or continued substandard performance of any Company IT Systems that have caused a material failure or disruption of the Company IT Systems other than routine failures or disruptions that have been remediated in the ordinary course of business.
Section 3.21Compliance with International Trade & Anti-Corruption Laws.
(a)None of the Group Companies, any of their respective officers, directors or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since January 1, 2018, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, since January 1, 2018, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).
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(b)None of the Group Companies, any of their respective officers, directors or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.
Section 3.22Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing ARYA Shareholders or at the time of the ARYA Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 3.22, no representation or warranty is made by either the Group Companies with respect to information or statements made or incorporated by reference in the Registration Statement / Proxy Statement that were not supplied by or on behalf of the Group Companies for use therein.
Section 3.23Regulatory Compliance.
(a)No Company Products are or have been classified by the FDA as medical devices, biologics or pharmaceuticals or are or have been otherwise regulated by the FDA or any other Governmental Entity under the Public Health Laws or any other comparable Laws that require any premarket authorization, clearance, or approval for any Company Product before commercialization or that classify medical devices, biologics, or pharmaceuticals as exempt from premarket authorization, clearance, or approval. Neither the FDA nor any other Governmental Entity has provided written or verbal notice to any Group Company that the Company Products may be subject to such Laws by FDA nor any other Governmental Entity regulation under any Public Health Laws or any other comparable Laws.
(b)Since January 1, 2018, none of the Group Companies have held any Regulatory Permits and no such Regulatory Permits are or have been required and necessary for the Group Companies to conduct their respective businesses as currently conducted (including the Business). To the Company’s knowledge, no Governmental Entity has informed the Company that a Regulatory Permit is required for the Group Companies to conduct their respective businesses as currently conducted (including the Business).
(c)There is (and since January 1, 2018 there has been) no material Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company related to compliance with Public Health Laws. The Group Companies do not have, and since January 1, 2018 have not had, any material Liabilities for failure to comply with any Public Health Laws.
(d)Since January 1, 2018, no Group Company has undergone, or is currently undergoing, any inspection related to any Company Product or any other Governmental Entity investigation under any Public Health Law.
Section 3.24Investigation; No Other Representations.
(a)The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the ARYA Parties and (ii) it has been furnished with or given access to such documents and information about the ARYA Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
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(b)In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any ARYA Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the ARYA Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 3.25EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY ARYA PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY ARYA PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY ARYA PARTY OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY ARYA PARTY OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE ARYA PARTIES
Except (a) as set forth on the ARYA Disclosure Schedules, (which will only qualify the representations and warranties set forth in this Article 4 in the manner set forth in Section 8.8), or (b) as set forth in any ARYA SEC Reports publicly filed with the SEC prior to the date of this Agreement (excluding (x) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, (y) any information incorporated by reference into the ARYA SEC Reports (other than from other ARYA SEC Reports), or (z) any information or disclosure subject to a confidential treatment order or not otherwise publicly available); provided, however, that nothing set forth in or disclosed in the ARYA SEC Reports will qualify, or been deemed to qualify, the representations and warranties set forth in Section 4.6, Section 4.11 and Section 4.17, each ARYA Party hereby represents and warrants to the Company, in each case, as of the date of this Agreement and as of the Closing, as follows:
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Section 4.1Organization and Qualification. Each ARYA Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable). The Governing Documents of each ARYA Party are in full force and effect, and no ARYA Party is in breach or violation of any provision set forth in its Governing Documents.
Section 4.2Authority. Each ARYA Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is (or, in the case of any Ancillary Document contemplated hereby to be entered into after the date of this Agreement, will be) a party and, subject to (a) the receipt of the ARYA Shareholder Approval and (b) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.10 (which, in the case of this clause (b), do not require any consent other than the consent of ARYA), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which an ARYA Party is or will be a party, the performance of an ARYA Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and unanimously approved by the ARYA Board (including that, as of the date hereof, the ARYA Board has unanimously made, and has not revoked, the ARYA Board Recommendation) and upon receipt of the Required ARYA Shareholder Approval (and the approvals and consents to be obtained with respect to Merger Sub pursuant to Section 5.10, which do not require any consent other than the consent of ARYA), no other corporate or equivalent action or proceeding on the part of any holder of ARYA capital stock, ARYA or Merger Sub is necessary to authorize this Agreement or such Ancillary Documents, the performance of any ARYA Party’s obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Domestication). This Agreement and each Ancillary Document to which an ARYA Party is contemplated hereby to be a party as of the date hereof has been (and each Ancillary Document to which an ARYA Party is contemplated hereby to be a party following the execution of this Agreement, will be upon execution thereof), duly and validly executed and delivered by such ARYA Party and constitutes (or, with respect to each Ancillary Document contemplated to be executed after the execution of this Agreement, will constitute upon execution thereof), a valid, legal and binding agreement of such ARYA Party (assuming this Agreement has been and the Ancillary Documents to which such ARYA Party is or is contemplated to be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against such ARYA Party in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Required ARYA Shareholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.10 are the only votes or consents of the holders of any class or series of capital stock of ARYA or Merger Sub required to approve and adopt this Agreement, the Ancillary Documents to which any ARYA Party is or is contemplated to be a party, the performance of the ARYA Parties’ obligations hereunder and thereunder and the consummation of the transactions contemplated hereby (including the Domestication and the Merger).
Section 4.3Consents and Requisite Governmental Approvals; No Violations.
(a)No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of an ARYA Party with respect to such ARYA Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the ARYA Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) such filings required in connection with the Domestication, (v) the filing of the Certificate of Merger, or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the
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absence of which would not have an ARYA Material Adverse Effect. ARYA is its own ultimate parent entity (as such term is defined in the HSR Act).
(b)None of the execution or delivery by an ARYA Party of this Agreement or any Ancillary Document to which it is or will be a party, the performance by an ARYA Party of its obligations hereunder or thereunder or the consummation by an ARYA Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of an ARYA Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which an ARYA Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such ARYA Party or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of an ARYA Party, except in the case of any of clauses (ii) through (iv) above, as would not have an ARYA Material Adverse Effect.
Section 4.4Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the ARYA Disclosure Schedules (which fees shall be the sole responsibility of the ARYA), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any ARYA Party or any of its Affiliates for which an ARYA Party has any obligation.
Section 4.5Information Supplied. None of the information supplied or to be supplied by or on behalf of either ARYA Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing ARYA Shareholders or at the time of the ARYA Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by either ARYA Party with respect to information or statements made or incorporated by reference in the Registration Statement / Proxy Statement that were not supplied by or on behalf of the ARYA Parties for use therein.
Section 4.6Capitalization of the ARYA Parties.
(a)Section 4.6(a) of the ARYA Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding ARYA Shares prior to the consummation of the Domestication. All outstanding ARYA Shares (except to the extent such concepts are not applicable under the applicable Law of ARYA’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Domestication have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (x) were not issued in violation of the Governing Documents of ARYA or in violation of any other Contracts to which ARYA is a party or otherwise bound, in each case, in any material respect, (y) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of ARYA) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person and (z) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, in each case under clause (y) and (z), in all material respects. Except for the ARYA Shares set forth on Section 4.6(a) of the ARYA Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the ARYA Shares as a result of, or to give effect to, the Domestication), immediately prior to Closing and before giving effect to the PIPE Financing and the ARYA Shareholder Redemption, there shall be no other Equity Securities of ARYA issued and outstanding.
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(b)Immediately after the Effective Time, (i) the authorized share capital of ARYA will consist of 1,000,000,000 ARYA Shares and 200,000,000 shares of preferred stock, par value $0.0001 per share, of which 124,481,376 ARYA Shares will be issued and outstanding (assuming that no redemptions of ARYA Class A Shares are effected in connection with the ARYA Shareholder Redemption, all PIPE Investors have collectively funded the PIPE Financing in full, the Adjusted Transaction Share Consideration that is allocated to the Company Shares is an amount equal to 90,000,000, all ARYA Shares issuable as a result of, or in connection with, the Merger have been issued out of the Exchange Fund by the Exchange Agent, none of the Rollover Options are exercised for ARYA Shares on the Closing Date and no Equity Securities are issued or granted after the Effective Time (including, for the avoidance of doubt, any Equity Securities granted under or issued in respect of the ARYA Incentive Equity Plan (or any awards thereunder) or the ARYA Employee Stock Purchase Plan on the Closing Date)) and no shares of preferred stock or any other Equity Securities of ARYA will be issued and outstanding ((A) assuming that the Allocation Schedule is true and correct in all respects and otherwise in accordance with the requirements of Section 2.3(a) and the Company has complied in all respects with Section 2.4(d)and Section 5.1(b)(v) and (B) other than the Rollover Options, any Equity Securities either permitted to be issued or granted pursuant to Section 5.11(h) (including as set forth in Section 5.11(h) of the ARYA Disclosure Schedules or in accordance with Section 5.11(h)) or any Equity Securities issued or granted after the Effective Time (including, for the avoidance of doubt, any Equity Securities granted under or issued in respect of the ARYA Incentive Equity Plan (or any awards thereunder) or the ARYA Employee Stock Purchase Plan on the Closing Date)), and (ii) all of the issued and outstanding ARYA Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance with applicable Law, including Securities Laws, in each case under clause (B), in all material respects and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which ARYA is a party or bound, in each case under clause (C), in any material respect.
(c)Except (w) as set forth on Section 4.6(a) of the ARYA Disclosure Schedules, (x) for the issuance of the ARYA Shares as expressly contemplated by this Agreement or the PIPE Subscription Agreements or the entry into the applicable Ancillary Documents, (y) as permitted to be issued, granted or entered into, as applicable, pursuant to Section 5.11(h) (including as set forth in Section 5.11(h) of the ARYA Disclosure Schedules) in accordance with Section 5.11(h) or (z) for the capital stock of Merger Sub owned by ARYA, (i) there are no outstanding (A) equity appreciation, phantom equity or profit participation rights with respect to an ARYA Party is a party or pursuant to which it has any obligations or (B) options, restricted stock, restrictive stock units phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts or commitment that could require ARYA to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of any ARYA Party. There are no outstanding bonds, debentures, notes or other indebtedness of ARYA having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which holders of ARYA Shares may vote. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any ARYA Party’s Equity Securities between an ARYA Party and any other Person. The ARYA Parties are not a party to any shareholders agreement, or registration rights agreement relating to ARYA Shares or any other Equity Securities of ARYA. There are no securities issued by or to which ARYA is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, in each case, that have not been or will not be waived on or prior to the Closing Date.
(d)The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with applicable Law, including Securities Laws, in each case under clause (ii), in all material respects and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by ARYA free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Governing Documents of Merger Sub). As of the date of this Agreement, ARYA has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub. Merger Sub was formed solely for the purpose of consummating the transactions contemplated by this Agreement and the other Ancillary Documents.
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(e)Except for the ownership of ARYA of the Equity Securities of Merger Sub, no ARYA Party owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and no ARYA Party is a partner or member of any partnership, limited liability company or joint venture.
Section 4.7SEC Filings. ARYA has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “ARYA SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional ARYA SEC Reports”). Each of the ARYA SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional ARYA SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the ARYA SEC Reports or the Additional ARYA SEC Reports (for purposes of the Additional ARYA SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the ARYA SEC Reports did not, and the Additional ARYA SEC Reports will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional ARYA SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the ARYA SEC Reports.
Section 4.8Absence of Changes. During the period beginning on March 27, 2020 and ending on the date of this Agreement, no ARYA Material Adverse Effect has occurred.
Section 4.9Contracts; No Defaults.
(a)Section 4.9(a) of the ARYA Disclosure Schedules contains a listing of all Contracts including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements) to which an ARYA Party is a party or by which any of their respective assets are bound as of the date hereof.
(b)Each Contract of a type required to be listed on Section 4.9(a) of the ARYA Disclosure Schedules (each, an “ARYA Material Contract”), (i) is valid and binding on the applicable ARYA Party and, to the ARYA Parties’ knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such ARYA Party and, to the ARYA Parties’ knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable ARYA Party and, to the Parties’ knowledge, the counterparties thereto are not in material breach of, or default under, any ARYA Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any ARYA Material Contract by the applicable ARYA Party or, to the Parties’ knowledge, the counterparties thereto. ARYA Parties have made available to the Company true and complete copies of all ARYA Material Contracts in effect as of the date hereof (it being understood and agreed, for the avoidance of doubt, that each ARYA Material Contract set forth in any ARYA SEC Report that is publicly available as of the date hereof shall be deemed to have been made available to the Company pursuant to this sentence).
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Section 4.10Investment Company Act. No ARYA Party is an “investment company” within the meaning of the Investment Company Act.
Section 4.11Trust Account; Financial Ability. As of the date of this Agreement, ARYA has an amount in cash in the Trust Account equal to at least $149,500,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated August 11, 2020 (the “Trust Agreement”), between ARYA and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the ARYA SEC Reports to be inaccurate or, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing ARYA Shareholders who shall have elected to redeem their ARYA Class A Shares pursuant to the Governing Documents of ARYA or (iii) if ARYA fails to complete a business combination within the allotted time period set forth in the Governing Documents of ARYA and liquidates the Trust Account, subject to the terms of the Trust Agreement, ARYA (in limited amounts to permit ARYA to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of ARYA) and then the Pre-Closing ARYA Shareholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of ARYA and the Trust Agreement. As of the date hereof, ARYA has performed all material obligations required to be performed by it, and is not in material breach or default, or delinquent in performance in any material respect or any other respect (claimed or actual) in any material respect, under the Trust Agreement, and, to ARYA’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending, or to ARYA’s knowledge, threatened with respect to the Trust Account. Since August 11, 2020, ARYA has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing ARYA Shareholders who have elected to redeem their ARYA Class A Shares pursuant to the Governing Documents of ARYA, each in accordance with the terms of and as set forth in the Trust Agreement), ARYA shall have no further obligation under either the Trust Agreement or the Governing Documents of ARYA to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.
Section 4.12Transactions with Affiliates. Section 4.12 of the ARYA Disclosure Schedules sets forth all Contracts between (a) ARYA, on the one hand, and (b) any employee, officer, director, equityholder or Affiliate of ARYA or any spouse, child or member of the same household of any officer, director or employee of ARYA, ARYA Sponsor, the Perceptive Shareholders or any of their respective Affiliates, on the other hand (each Person identified in this clause (b), an “ARYA Affiliated Party”), other than (i) Contracts with respect to an ARYA Affiliated Party’s employment with, or the provision of services to, ARYA entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.11 (including as set forth in Section 5.11(a)-(r) of the ARYA Disclosure Schedules) or entered into in accordance with Section 5.11, (iii) Contracts with respect to a Person’s status as a holder of ARYA Shares and (iv) customary director and officer indemnification agreements that have been made available to the Company or are in the form that is publicly filed with the SEC. No ARYA Affiliated Party (A) owns any material interest in any material asset or property used in the business of ARYA, or (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material supplier, vendor, partner, customer, lessor or other material business relation of ARYA. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.12 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.12) are referred to herein as “ARYA Affiliated Party Transactions”.
Section 4.13Litigation. There is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding by any counterparty not a Party hereto, pending or, to ARYA’s knowledge, threatened
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against or involving any ARYA Party, or, to ARYA’s knowledge, pending or threatened against or involving any ARYA Party’s managers, officers, directors or employees (in their capacity as such), that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the ARYA Parties, taken as a whole. None of the ARYA Parties nor any of their respective properties or assets is subject to any material Order. Since ARYA’s organization, incorporation or formation, as applicable, through the date hereof, there have been no material Proceedings by any ARYA Party pending against any other Person.
Section 4.14Compliance with Applicable Law. Each ARYA Party (a) is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, and (b) as of the date of this Agreement, has not received any written communications or, to ARYA’s knowledge, any other communications from a Governmental Entity that alleges that any ARYA Party is not in compliance with any Law or Order, except in each case of except in the case of clauses (a) and (b) as is not and would not reasonably be expected, individually or in the aggregate, material to the ARYA Parties, taken as a whole.
Section 4.15ARYA Party Activities.
(a)Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents, the performance of its covenants and agreements in this Agreement and the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to, or incurred in connection with, its organization, incorporation or formation, as applicable, its continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby. ARYA owns 100% of the outstanding Equity Securities of Merger Sub.
(b)Since its incorporation, ARYA has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business or similar combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Documents or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except for this Agreement or the Ancillary Documents, there is no Contract binding upon any ARYA Party or to which any ARYA Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).
Section 4.16 Internal Controls; Listing; Financial Statements.
(a)Except as is not required in reliance on exemptions from various reporting requirements by virtue of ARYA’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) ARYA has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of ARYA’s financial reporting and the preparation of ARYA’s financial statements for external purposes in accordance with GAAP and (ii) ARYA has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to ARYA is made known to ARYA’s principal executive officer and principal financial officer by others within ARYA.
(b)ARYA has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by ARYA to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of ARYA.
(c)Since its initial public offering, except as set forth on Section 4.16(c) of the ARYA Disclosure Schedules, ARYA has complied in all material respects with all applicable listing and corporate
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governance rules and regulations of Nasdaq. The ARYA Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to ARYA’s knowledge, threatened against ARYA by Nasdaq or the SEC with respect to any intention by such entity to deregister ARYA Class A Shares or prohibit or terminate the listing of ARYA Class A Shares on Nasdaq. ARYA has not taken any action that is designed to terminate the registration of ARYA Class A Shares under the Exchange Act.
(d)The ARYA SEC Reports contain true and complete copies of the applicable ARYA Financial Statements. The ARYA Financial Statements (i) fairly present in all material respects the financial position of ARYA as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto) and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto, (iii) in the case of the audited ARYA Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).
(e)ARYA has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for ARYA’s and its Subsidiaries’ assets. ARYA maintains and, for all periods covered by the ARYA Financial Statements, has maintained books and records of ARYA in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of ARYA in all material respects.
(f)Since its incorporation, ARYA has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of ARYA, (ii) a “material weakness” in the internal controls over financial reporting of ARYA or (iii) fraud, whether or not material, that involves management or other employees of ARYA who have a significant role in the internal controls over financial reporting of ARYA.
Section 4.17No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.17 of the ARYA Disclosure Schedules, (b) ARYA Expenses incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.17 of the ARYA Disclosure Schedules), (c) incurred in connection with or incident or related to an ARYA Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence of either ARYA Party, in each case, which are immaterial in nature, (d) that are immaterial and incurred in connection with activities that are administrative or ministerial in nature, (e) set forth on (or in the notes to) the balance sheet of ARYA contained in the Quarterly Report on Form 10-Q, filed with the SEC on November 13, 2020 (the “Latest ARYA Balance Sheet”), (f) that have arisen since the date of the Latest ARYA Balance Sheet in the ordinary course of business (excluding any Liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, Proceeding or violation of, or non-compliance with Law), (g) that are first incurred after the date hereof, expressly permitted pursuant to the terms Section 5.11 (including as set forth in Section 5.11(a)-(r) of the ARYA Disclosure Schedules), or incurred in accordance with Section 5.11 or (h) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the ARYA Parties, taken as a whole, the ARYA Parties do not have any Liabilities.
Section 4.18Employees. Other than any officers as described in the ARYA SEC Reports, ARYA and Merger Sub have never employed any employees or retained any contractors. ARYA and Merger Sub have never
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maintained, sponsored, contributed to or had any direct liability under, and do not currently maintain, sponsor, contribute to or have any direct liability under, any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control compensation, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement and any Ancillary Document nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of ARYA, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The transactions contemplated by this Agreement shall not be the direct or indirect cause of any amount paid or payable by the ARYA, Merger Sub or any of their Affiliates being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 4999 or 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which ARYA or Merger Sub is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person, including under Section 4999 or 409A of the Code.
Section 4.19Tax Matters.
(a)ARYA has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and ARYA has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.
(b)ARYA has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.
(c)ARYA is not currently the subject of a Tax audit or examination and has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.
(d)ARYA has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.
(e)No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any ARYA Party which agreement or ruling would be effective after the Closing Date.
(f)None of the ARYA Parties is and none of the ARYA Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(g)Each ARYA Party is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.
(h)As of the date of this Agreement, none of the ARYA Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment. To the knowledge of ARYA, no facts or circumstances exist as of the date of this Agreement that could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Merger Structure) or the Domestication from qualifying for the Intended Tax Treatment.
Section 4.20CFIUS Foreign Person Status. No ARYA Party is a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, including all implementing regulations
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thereof (the “DPA”). No ARYA Party is controlled by a “foreign person,” as defined in the DPA. No ARYA Party permits any foreign person affiliated with ARYA, whether affiliated as a limited partner or otherwise, to obtain through ARYA any of the following with respect to ARYA: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of ARYA; (ii) membership or observer rights on the Board of Directors or equivalent governing body of ARYA or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of ARYA; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of ARYA regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by ARYA, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the Company (as defined in the DPA).
Section 4.21Compliance with International Trade & Anti-Corruption Laws.
(a)Since ARYA’s incorporation, neither ARYA nor, ARYA’s respective officers, directors or employees or, to ARYA’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since ARYA’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).
(b)Since ARYA’s incorporation, none of the ARYA Parties, any of their respective officers or directors or, to ARYA’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.
Section 4.22Change of Control Payments. Section 4.22 of the ARYA Disclosure Schedules sets forth a list of all ARYA Change of Control Payments as of the date of this Agreement.
Section 4.23PIPE Financing. ARYA has delivered to the Company a true, correct and complete copy of the fully executed PIPE Subscription Agreements as in effect as of the date hereof, each of which is substantially in the form as Exhibit A-1, in the case of the Perceptive PIPE Investor, or Exhibit A-2, in the case of the Company PIPE Investors and the Third Party PIPE Investors, pursuant to which the PIPE Investors have collectively committed, on the terms and subject to the conditions therein, to purchase an aggregate of 15,000,000 ARYA Shares for $10.00 per share. Each of the PIPE Subscription Agreements is, as of the date hereof, in full force and effect (assuming, with respect to each PIPE Investor (other than the Perceptive PIPE Investor), that each such PIPE Subscription Agreement has been duly authorized, executed and delivered by each applicable PIPE Investor), and as of the date hereof, none of the PIPE Subscription Agreements has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and, to ARYA’s knowledge, no such amendment or modification is contemplated as of the date hereof. Except as has not and would not reasonably be expected to cause any of the conditions to a PIPE Investor’s obligation to purchase the ARYA Shares under the applicable PIPE Subscription Agreement to not be satisfied, ARYA is not in breach of any of the representations or warranties of ARYA, or terms or conditions set forth in any of the PIPE Subscription Agreements. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein (assuming the accuracy of the representations and warranties of the Company set forth in this Agreement and, with respect to each PIPE Investor (other than the Perceptive PIPE Investor), the accuracy of the PIPE Investors set forth in each PIPE Subscription Agreement). As of the date hereof, assuming the accuracy of the representations and warranties contained in Article 3 in all material respects and, with respect to each PIPE Investor (other than the Perceptive PIPE Investor), the representations and
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warranties of each PIPE Investor in the applicable PIPE Subscription Agreement in all material respects, the performance by the Company of its covenants, agreements and obligations to be performed prior to the Closing hereunder in all material respects and, with respect to each PIPE Investor (other than the Perceptive PIPE Investor), the performance by each PIPE Investor of its covenants, agreements and obligations under the applicable PIPE Subscription Agreement in all material respects, ARYA (i) has no knowledge that any event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under any of the PIPE Subscription Agreements, (ii) has no knowledge of any fact, event or other occurrence that makes any of the representations or warranties of ARYA in any of the PIPE Subscription Agreements inaccurate in any material respect and (iii) has no knowledge that any of the conditions to the consummation of the transactions contemplated by the PIPE Subscription Agreements will not be satisfied when required thereunder or that the transaction proceeds contemplated by the PIPE Subscription Agreements will not be made available when required thereunder. As of the date of this Agreement, no PIPE Investor has notified ARYA in writing of its intention to terminate all or any portion of the Subscription Amount (as defined in the PIPE Subscription Agreements) or not to provide the financing contemplated thereunder. Other than as set forth in the PIPE Subscription Agreements delivered to the Company in connection with the execution of this Agreement, (i) there are no conditions precedent or contingencies to the obligations of the parties under the PIPE Subscription Agreements to make the full amount of the PIPE Financing available to ARYA on the terms therein, and (ii) to the knowledge of ARYA, there are no side letters or other agreements, understandings, contracts or arrangements (written, oral or otherwise) related to the PIPE Subscription Agreements or the PIPE Financing, other than those entered into with the placement agents of the PIPE Financing.
Section 4.24Investigation; No Other Representations.
(a)Each ARYA Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b)In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each ARYA Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and each ARYA Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 4.25EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NONE OF THE ARYA PARTIES OR ANY OTHER PERSON MAKES, AND EACH ARYA PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE ARYA PARTIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE ARYA PARTIES BY OR ON BEHALF OF THE MANAGEMENT OF ANY ARYA PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT
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CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY ARYA PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY ARYA PARTY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
ARTICLE 5
COVENANTS
Section 5.1Conduct of Business of the Company.
(a)From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by ARYA (such consent not to be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies.
(b)Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by ARYA (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii)(A), Section 5.1(b)(iv)(A), Section 5.1(b)(xii), Section 5.1(b)(xv), or Section 5.1(b)(xvi) (to the extent related to any of the foregoing) not to be unreasonably withheld, conditioned or delayed), not do any of the following:
(i)declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;
(ii)(A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;
(iii)adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Shareholders Agreement;
(iv)(A) sell, assign, abandon, lease, exclusively license or otherwise dispose of any material assets or properties of the Group Companies, other than inventory or obsolete equipment
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in the ordinary course of business, or (B) subject any material assets or properties of the Group Companies to any Lien (other than any Permitted Liens);
(v)transfer, issue, sell, grant or otherwise dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than the issuance of Company Common Shares upon the exercise of any Company Options or conversion of Company Preferred Shares outstanding as of the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement or any Company Warrants in accordance with the terms of the Company Warrant Agreement;
(vi)incur, create or assume any Indebtedness, other than ordinary course trade payables, or guarantee any Liability of any Person;
(vii)(A) amend or modify, in either case in a manner materially adverse to the Company, or terminate any Material Contract of the type described in Section 3.7(a)(iv), Section 3.7(a)(v), Section 3.7(a)(ix), Section 3.7(a)(x) or Section 3.7(a)(xi) (such types of Material Contracts, collectively, the “Designated Material Contracts”) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Designated Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Designated Material Contract), (B) waive any material benefit or right under any Designated Material Contract or (C) enter into any Contract that would, if in effect as of the date hereof, have constituted a Designated Material Contract or take any of the actions described in clause (A) or (B) with respect to any Contract entered into after the date hereof that would, if in effect as of the date hereof, have constituted a Designated Material Contract;
(viii)make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries, and (B) the reimbursement of expenses of employees or advancements of expenses, in each case, in the ordinary course of business;
(ix)except (x) as required under the terms of any Employee Benefit Plan that has been made available to ARYA, or (y) in the ordinary course of business consistent with past practice (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is not permitted by any other provision of this Section 5.1(b)) (A) amend or modify in any material respect, adopt or enter into any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement (excluding any employment or consulting agreements entered into in the ordinary course of business with any newly hired or newly engaged service providers to any Group Company each of whose compensation would not exceed, on an annualized basis $300,000 per year), (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any material payments (whether individually or in the aggregate), right to payment or benefit, or the funding of any payment or benefit, right to material payments (whether individually or in the aggregate), payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, or (D) waive or release any noncompetition, nonsolicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;
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(x)make, change or revoke any material election concerning Taxes other than in the ordinary course of business consistent with past practice, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;
(xi)enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $2,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or ARYA or any of its Affiliates after the Closing);
(xii)authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement) involving any Group Company;
(xiii)change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;
(xiv)enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;
(xv)make any material Company Change of Control Payment that is not set forth on Section 5.1(b)(xv) of the Company Disclosure Schedules or make any material payment with respect to a Company Affiliated Party Transaction that is not set forth on Section 5.1(b)(xv) of the Company Disclosure Schedules; or
(xvi)enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.
Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give ARYA, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.1 and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the Company Board reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give ARYA prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to ARYA promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vii), Section 5.1(b)(xi), Section 5.1(b)(xii), Section 5.1(b)(xiii), Section 5.1(b)(xiv), Section 5.1(b)(xv) or Section 5.1(b)(xvi) (to the extent related to any of the foregoing).
Section 5.2Efforts to Consummate; Transaction Litigation.
(a)Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably
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necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) by using reasonable best efforts with respect to the satisfaction, but not waiver, of the closing conditions set forth in Article 6) and, in the case of any Ancillary Document to which such Party is contemplated hereby to be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement, and (ii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or Liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, ARYA). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to, and each of the Parties shall cause its Affiliates to, obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. Each Party shall pay fifty percent (50%) of the HSR Act filing fees, any filing fees or other costs payable to a Governmental Entity in connection the preparation, filing or mailing of the Registration Statement / Proxy Statement and any printing, mailing or similar fees or costs in connection with the preparation, filing or mailing of the Registration Statement / Proxy Statement. Subject to Section 8.6, except with respect to the HSR Act filing fees, any filing fees or other costs payable to a Governmental Entity in connection the preparation, filing or mailing of the Registration Statement / Proxy Statement and any printing, mailing or similar fees or costs in connection with the preparation, filing or mailing of the Registration Statement / Proxy Statement (which will be allocated as indicated above), each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents, including the legal and related expenses in connection with the preparation and submission of the Notification and Report Form under the HSR Act. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within five (5) Business Days) following the date of this Agreement, and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. ARYA shall promptly inform the Company of any communication between any ARYA Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform ARYA of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of ARYA and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the measures set forth in the immediately preceding sentence with respect to such Party or with respect to any other Party or any of its Affiliates, except with ARYA’s and the Company’s prior written consent (not to be unreasonable withheld, conditioned or delayed).
(b)From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the ARYA Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any ARYA Party) or ARYA (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any ARYA Party, the Company, or, in the case of the Company, ARYA in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any ARYA Party, the Company, or, in the case of the Company, ARYA, the opportunity to attend and participate in such meeting or discussion.
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(c)Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.
(d)From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, ARYA, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of ARYA, any of the ARYA Parties or any of their respective Representatives (in their capacity as a Representative of an ARYA Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a Representative of a Group Company). ARYA and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other; provided, however, that in no event shall (x) ARYA, any other ARYA Party or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (y) any Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of ARYA (not to be unreasonably withheld, conditioned or delayed).
Section 5.3Confidentiality and Access to Information.
(a)The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.
(b)From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to ARYA and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required pursuant to this Section 5.3(b) to provide, or caused to be provided, to ARYA or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall use, and shall cause the other Group Companies to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company or any of its Affiliates or Representatives, on the one hand, and any ARYA Party or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.
(c)From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, ARYA shall
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provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers and books and records of the ARYA Parties (in a manner so as to not interfere with the normal business operations of the ARYA Parties). Notwithstanding the foregoing, ARYA shall not be required pursuant to this Section 5.3(c) to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any ARYA Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any ARYA Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any ARYA Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), ARYA shall use, and shall cause the other ARYA Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if an ARYA Party, Perceptive, the ARYA Sponsor or any of their respective Representatives, on the one hand, and any Group Company or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that ARYA shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.
Section 5.4Public Announcements.
(a)Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company and ARYA; provided, however, that each Party, the ARYA Sponsor and their respective Representatives may make any such announcement or other communication (i) if such press release, announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Person shall, to the extent permitted by such applicable Law, use reasonable best efforts to consult with the Company, if the disclosing Person is any ARYA Party, the ARYA Sponsor or any of their respective Representative, or ARYA, if the disclosing Person is the Company or any of its Representative, and give the Company or ARYA, as applicable, the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, or (B) after the Closing, the disclosing Person and/or its Representatives, as applicable, shall, to the extent permitted by such applicable Law, use reasonable best efforts to consult with ARYA and give ARYA the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, (ii) to the extent such press release, announcement or other communication contains only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Perceptive Shareholders and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.
(b)The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and ARYA prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement (but in any event within four (4) Business Days after the date of this Agreement), ARYA shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and ARYA shall consider such comments in good faith. The Company, on the one hand, and ARYA, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ARYA, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the
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Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by ARYA and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), ARYA shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and ARYA prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ARYA, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.
Section 5.5Tax Matters.
(a)Tax Treatment.
(i)The Parties intend that the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and ARYA shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause it to so qualify. The Parties intend that the Merger shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Merger to so qualify. The Parties shall file all Tax Returns consistent with and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the Intended Tax Treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Notwithstanding anything to the contrary herein, if, after the date hereof, the Company reasonably determines, in good faith, that the Merger is not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (the Merger, as restructured pursuant to this sentence, the “Alternative Merger Structure”) in a manner that is reasonably expected to cause the Alternative Merger Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby the surviving company in the Merger would merge with and into a new limited liability company that is a wholly-owned Subsidiary of ARYA (“Newco”), with Newco being the surviving company in such second merger.
(ii)ARYA and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, (A) the Merger qualifying for the Intended Tax Treatment, and (B) in the case of ARYA, the Domestication qualifying for the Intended Tax Treatment.
(iii)If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, ARYA and the Company shall deliver to Kirkland & Ellis and Wilson Sonsini Goodrich & Rosati, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Domestication and, if required, Wilson Sonsini Goodrich & Rosati shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger, or the Alternative Merger Structure, as applicable.
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(b)Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing ARYA Shareholders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of ARYA’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.
(c)ARYA Taxable Year. The Parties agree to treat the taxable year of ARYA as ending on the date that the Domestication is consummated for U.S. federal income tax purposes.
Section 5.6Company Exclusive Dealing.
(a)From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective officers and directors to not and shall use its reasonable best efforts to cause the other Representatives of the Group Companies to not, directly or indirectly: (i) solicit, initiate, knowingly induce, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding (whether or not binding) regarding a Company Acquisition Proposal; (iv) make any filings or submissions with the SEC in connection with a public offering of any Equity Securities, or other securities, of any Group Company; or (v) otherwise cooperate in any way with, or assist or participate in any negotiations or discussions with, any Person in connection any Company Acquisition Proposal or a transaction of the type in clause (iv) (other than to inform such Person of the existence of the Company’s obligations under this Section 5.6).
(b)The Company agrees to (i) notify ARYA promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (ii) keep ARYA reasonably informed on a current basis of any material modifications to such offer or information.
Section 5.7ARYA Exclusive Dealing.
(a)From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the ARYA Parties shall not, shall cause their respective officers, and directors to not, shall cause Perceptive to not, and the ARYA Sponsor and their controlled Affiliates to not, and shall use their reasonable best efforts to cause its and their Affiliates and the other Representatives of the ARYA Parties, Perceptive, the ARYA Sponsor and their controlled Affiliates to not, directly or indirectly: (i) solicit, initiate, knowingly induce, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, an ARYA Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a ARYA Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding (whether or not binding) regarding an ARYA Acquisition Proposal; (iv) make any filings or submissions with the SEC in connection with a public offering of any Equity Securities, or other securities, of any ARYA Party, other than any such filings or submissions in connection with the transactions contemplated by this Agreement or the Ancillary Documents; or (v) otherwise cooperate in any way with, or assist or participate in
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any negotiations or discussions with, any Person in connection any ARYA Acquisition Proposal or a transaction of the type in clause (iv) (other than to inform such Person of the existence of the ARYA Parties’ obligations under this Section 5.7).
(b)ARYA agrees to (i) notify the Company promptly upon receipt of any ARYA Acquisition Proposal by ARYA, and to describe the material terms and conditions of any such ARYA Acquisition Proposal in reasonable detail (including the identity of the Persons making such ARYA Acquisition Proposal) and (ii) keep the Company reasonably informed on a current basis of any material modifications to such offer or information.
Section 5.8Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, ARYA and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of ARYA or the Company, as applicable), and ARYA shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of ARYA which will be included therein and which will be used for the ARYA Shareholders Meeting to adopt and approve the Transaction Proposals, provide its applicable shareholders with the opportunity to elect to effect the ARYA Shareholder Redemption, and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by ARYA’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of ARYA and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to, mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of ARYA or the Company, as applicable) and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. ARYA, on the one hand, and the Company, on the other hand, shall use reasonable best efforts to promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.8 or for inclusion in any other statement, filing, notice or application made by or on behalf of ARYA to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including using reasonable best efforts to deliver customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any ARYA Party, the Company, or, in the case of the Company, ARYA, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of ARYA, the Company, or, in the case of the Company, ARYA (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) ARYA shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing ARYA Shareholders. ARYA shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of ARYA Shares for offering or sale in any jurisdiction, and ARYA and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
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Section 5.9ARYA Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, (A) ARYA shall (a) duly give not less than five clear days’ notice of a meeting of the ARYA shareholders (the “ARYA Shareholders Meeting”), (b) cause the Registration Statement / Proxy Statement to be mailed to the ARYA shareholders and (c) duly convene and hold the ARYA Shareholder Meeting, in each case, in accordance with the Governing Documents of ARYA and applicable Law, for the purposes of obtaining the ARYA Shareholder Approval and (B) use reasonable best efforts to solicit proxies from the holders of ARYA Shares to vote in favor of each of the Transaction Proposals and (C) in connection with the mailing of the Registration Statement / Proxy Statement and the ARYA Shareholders Meeting, provide the applicable ARYA shareholders with the opportunity to elect to effect an ARYA Shareholder Redemption in accordance with the Governing Documents of ARYA. ARYA shall, through unanimous approval of the ARYA Board, recommend to its shareholders each of the following (the “ARYA Board Recommendation”): (A) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (B) the adoption and the approval of the Domestication in accordance with applicable Law (the “Domestication Proposal”); (C) the adoption and approval of the issuance of the ARYA Shares in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (D) the adoption and approval of the ARYA Certificate of Incorporation (the “Required Governing Document Proposal”); (E) the adoption and approval of certain differences between the Pre-Closing ARYA Governing Documents and the proposed ARYA Certificate of Incorporation and the proposed ARYA Bylaws (collectively, the “Other Governing Document Proposals”); (F) the adoption and approval of the ARYA Incentive Equity Plan (the “Incentive Equity Plan Proposal”); (G) the adoption and approval of the ARYA Employee Stock Purchase Plan (the “Employee Stock Purchase Plan Proposal”); (H) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (I) the adoption and approval of each other proposal reasonably agreed to by ARYA and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (J) the adoption and approval of a proposal for the adjournment of the ARYA Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), collectively, the “Transaction Proposals”), and ARYA shall include the ARYA Board Recommendation in the Registration Statement / Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, ARYA may only adjourn the ARYA Shareholders Meeting (and ARYA shall adjourn the ARYA Shareholder Meeting if an adjournment is reasonably requested by the Company in writing) (1) to solicit additional proxies because there are not sufficient votes to constitute the ARYA Shareholder Approval, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that ARYA (or the Company) has reasonably determined in good faith, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing ARYA Shareholders prior to the ARYA Shareholders Meeting or (4) if the holders of ARYA Class A Shares have elected to redeem a number of ARYA Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(d) not being satisfied (assuming for purposes of this clause (4) that the full PIPE Financing Amount will be funded pursuant to the terms of the PIPE Subscription Agreements); provided, however, that, without the consent of the Company, in no event shall ARYA adjourn the ARYA Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the date that is five (5) Business Days prior to the Termination Date. ARYA covenants that none of the ARYA Board, ARYA or any committee of the ARYA Board shall (i) change, withdraw, withhold, qualify, amend or modify, or publicly propose to change, withdraw, withhold, qualify, amend or modify, in a manner adverse to the Company, the ARYA Board Recommendation or any other recommendation by the ARYA Board or ARYA of the proposals set forth in the Registration Statement / Proxy Statement, (ii) adopt, approve, recommend or declare advisable to the Pre-Closing ARYA Shareholders, or publicly propose to adopt, approve, recommend or declare advisable, any ARYA Acquisition Proposal or (iii) fail to include the ARYA Board Recommendation in the Registration Statement / Proxy Statement (any action described in clause (i), (ii) or (iii) an “ARYA Change in Recommendation”).
Section 5.10Merger Sub Shareholder Approval. As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, ARYA, as the sole stockholder of Merger
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Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).
Section 5.11Conduct of Business of ARYA. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, ARYA shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication or as contemplated pursuant to the PIPE Subscription Agreements), as required by applicable Law, as set forth on Section 5.11 of the ARYA Disclosure Schedules or as consented to in writing by the Company (such consent, other than in the case of Section 5.11(a), Section 5.11(b), Section 5.11(c), Section 5.11(d), Section 5.11(h), or Section 5.11(j), not to be unreasonably withheld, conditioned or delayed), do any of the following:
(a)adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any ARYA Party;
(b)create or form any Subsidiary;
(c)acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person, or make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person;
(d)(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, its, or any of its Subsidiaries’, Equity Securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding of its, or any of its Subsidiaries’, Equity Securities, or (ii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any ARYA Party;
(e)split, combine or reclassify any of its, or any of its Subsidiaries’, capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its, or any of its Subsidiaries’, capital stock;
(f)incur, create or assume any Indebtedness, or guarantee any Liability of any Person;
(g)make any loans or advances to, or capital contributions in, any other Person, other than to, or in, ARYA or any of its Subsidiaries;
(h)issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities;
(i)(i) amend, modify or renew any ARYA Affiliated Party Transaction, or make any material payment to any ARYA Affiliated Party (other than compensation payments to employees in the ordinary course of business, consistent with past practice, or the Contracts set forth on Schedule 4.12 of the ARYA Disclosure Schedules), or (ii) enter into any Contract that would constitute an ARYA Affiliated Party Transaction;
(j)engage in any activities or business, or incur any Liabilities, other than any activities, businesses or ARYA Liabilities (i) in connection with or incidental or related to Merger Sub’s organization, incorporation or formation, as applicable, or an ARYA Party’s continuing corporate (or similar) existence, (ii) that are either expressly permitted under this Section 5.11 (including, for the avoidance of doubt, any activities, businesses or ARYA Liabilities expressly contemplated by, incurred in connection with the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby), in accordance with Section 5.11 or (iii) those that are administrative or ministerial in nature and less than $20,000 individually, or in the aggregate;
(k)enter into, or amend or modify any material term of (in a manner adverse to any ARYA Party), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights,
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claims or benefits under, any Contract of a type required to be listed on Section 4.9 of the ARYA Disclosure Schedules (or any Contract, that if existing on the date hereof, would have been required to be listed on Section 4.9 of the ARYA Disclosure Schedules);
(l)(i) adopt or amend any ARYA Benefit Plan, or enter into any employment contract or collective bargaining agreement or (ii) hire any person as an employee of ARYA or Merger Sub;
(m)make, change or revoke any material election concerning Taxes other than in the ordinary course of business consistent with past practice, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;
(n)change any ARYA Party’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;
(o)authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;
(p)enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;
(q)make any ARYA Change of Control Payment that is not set forth on Section 4.22 of the ARYA Disclosure Schedules; or
(r)enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.11.
Notwithstanding anything in this Section 5.11 or this Agreement to the contrary, but without limiting the terms of this Section 5.11, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any ARYA Party
Section 5.12Nasdaq Listing; ARYA Public Filings.
(a)Nasdaq Listing. ARYA shall use its reasonable best efforts to cause (a) ARYA’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to be approved, (b) the ARYA Shares issuable in accordance with this Agreement, including the Domestication and the Merger, to be approved for listing on Nasdaq, subject to official notice of issuance thereof, and (c) to satisfy any of ARYA’s applicable initial and continuing listing requirements of Nasdaq, in each case as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. The Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause its Representatives to, cooperate with ARYA and its Representatives in connection with the foregoing provisions of this Section 5.12(a), as reasonably requested by ARYA.
(b)ARYA Public Filings. From the date hereof through the Closing, ARYA shall (except, in the case of any reports to be filed or furnished in connection with the transactions contemplated by this Agreement or any Ancillary Document, the Company’s breach of its applicable covenants, agreements and obligations hereunder would result in the ARYA’s inability to make such filings) use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
Section 5.13Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, ARYA shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of ARYA pursuant to the ARYA Shareholder
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Redemption, (B) pay the amounts due to the underwriters of ARYA’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to ARYA in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 5.14Company Shareholder Approval.
(a)As promptly as reasonably practicable (and in any event within five (5) Business Days) following the date on which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the fifth (5th) Business Day following the date the Registration Statement / Proxy Statement is declared effective under the Securities Act, the “Company Shareholder Written Consent Deadline”), the Company shall obtain and deliver to ARYA a true and correct copy of a written consent (in the form attached hereto as Exhibit G) adopting and approving this Agreement and the transactions contemplated hereby (including the Merger) from the Company Shareholders that hold at least a number of Company Shares equal to the Company Required Shareholder Approval (the “Company Shareholder Written Consent”).
(b)Promptly following the receipt of the Company Required Shareholder Approval, the Company shall prepare and deliver to each Company Shareholder who has not executed and delivered the Company Shareholder Written Consent an information statement, in form and substance required under the DGCL and otherwise reasonably satisfactory to ARYA, which information statement shall include (i) copies of this Agreement and the Registration Statement / Proxy Statement, (ii) a description of any dissenters’ rights of the Company Shareholders available under Section 262 of the DGCL and any other disclosure with respect to dissenters’ rights required by applicable Law and (iii) in accordance with the requirements of Section 228(e) of the DGCL, notice to any Company Shareholder who has not executed and delivered the Company Shareholder Written Consent of the corporate action by those Company Shareholders who did execute the Company Shareholder Written Consent.
Section 5.15Financing.
(a)ARYA shall use its reasonable best efforts to (i) obtain the PIPE Financing, enforce the obligations of the PIPE Investors under the PIPE Subscription Agreements, and consummate the purchases contemplated by the PIPE Subscription Agreements on the terms and subject to the conditions set forth in the PIPE Subscription Agreements, (ii) satisfy all conditions to the PIPE Financing set forth in the PIPE Subscription Agreements that are within its control, and (iii) satisfy and comply with its obligations under the PIPE Subscription Agreements. The Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to, cooperate with ARYA and its Representatives in connection with the matters specified in this Section 5.15(a). If reasonably requested by the Company, ARYA shall, to the extent it has such rights under the PIPE Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement of the PIPE Subscription Agreement by any PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Financing set forth in the PIPE Subscription Agreements and solely for the purpose of consummating the Closing, provided that (i) any such waiver may be subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of such PIPE Financing, (ii) subject to, and condition upon, the Closing occurring substantially concurrent funding of the PIPE Financing, the Company also waives any such breach to the extent the Company is a third party beneficiary of the provision that was so breached (iii) any such waiver shall be subject to the rights of the placement agent, as applicable, under such PIPE Subscription Agreement with respect to such waiver.
(b)ARYA shall not amend, modify or waive any provisions of any PIPE Subscription Agreement without the prior written consent of the Company; provided, that any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require the prior written consent, so long as ARYA has provided to the Company no less than two (2) Business Days written notice of such amendment, modification or waiver, it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (i) reduces the amount of the PIPE Financing available under the PIPE Subscription Agreements or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the PIPE Financing.
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(c)ARYA shall (i) promptly notify the Company upon having knowledge of any material breach or default under, or termination of, any PIPE Subscription Agreement (including any refusal or repudiation by any PIPE Investor with respect to its obligation and/or ability to provide the full financing contemplated by the applicable PIPE Subscription Agreement), (ii) prior to delivering any written notice (or any other material notice) to a PIPE Investor with respect to any PIPE Subscription Agreement, deliver such notice to the Company for its prior review and consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (iii) promptly, and in any event, within two (2) Business Days following the Company’s reasonable request, deliver the Closing Notice (as defined in the PIPE Subscription Agreement) to the PIPE Investors if conditions to the delivery of such notice under the PIPE Subscription Agreement have been satisfied and all of the conditions to the Closing set forth in Article 6 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but that would, as of such date, reasonably be expected to be satisfied if the Closing were to occur).
Section 5.16ARYA Indemnification; Directors’ and Officers’ Insurance.
(a)Each Party agrees that (i) all rights to indemnification or exculpation existing as of the date of this Agreement and in effect immediately prior to the Effective Time (but, for the avoidance of doubt, following the Domestication) in favor of the directors and officers of each ARYA Party, as provided in the applicable ARYA Party’s Governing Documents or director and officer indemnification agreements, in substantially the form set forth in the ARYA SEC Reports, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) ARYA will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, ARYA shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable ARYA Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the ARYA Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any ARYA Party (the “ARYA D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such ARYA D&O Person was a director or officer of any ARYA Party on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b)ARYA shall not have any obligation under this Section 5.16 to any ARYA D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such ARYA D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)For a period of six (6) years following the Effective Time, ARYA shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are covered by any comparable insurance policies of the ARYA Parties in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable, in the aggregate to the Persons covered thereby than) the coverage provided under ARYA’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided that ARYA shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by ARYA prior to the date of this Agreement and, in such event, ARYA shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by ARYA prior to the date of this Agreement.
(d)ARYA shall obtain, at or prior to the Closing, and ARYA shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of ARYA in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time, which may be satisfied by an existing D&O insurance
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policy of ARYA, providing the aforementioned coverage set forth in this Section 5.16(d) (including via a prepaid or previously acquired “tail” that automatically takes effect at the Closing). Such “tail” coverage shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under ARYA's directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, ARYA or any their respective Affiliates shall pay a premium for any “tail” policy, if any, in excess of three-hundred percent (300%) of the most recent annual premium paid by ARYA prior to the date of this Agreement and, in such event, ARYA or one of its Affiliates shall purchase the maximum coverage available for three-hundred (300%) of the most recent annual premium paid by ARYA prior to the date of this Agreement.
(e)If ARYA or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, ARYA shall use commercially reasonable efforts to cause the successors or assigns of ARYA to assume all of the obligations set forth in this Section 5.16.
(f)The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.16 are intended to be third-party beneficiaries of this Section 5.16. This Section 5.16 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of ARYA.
Section 5.17Company Indemnification; Directors’ and Officers’ Insurance.
(a)Each Party agrees that (i) all rights to indemnification or exculpation now existing as of the date of this Agreement and in effect immediately prior to the Effective Time in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or director and officer indemnification agreements set forth on Section 5.17(a) of the Company Disclosure Schedules, in substantially the form made available, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) ARYA will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, ARYA shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b)None of ARYA or the Group Companies shall have any obligation under this Section 5.17 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)The Company shall purchase, at or prior to the Closing, and ARYA shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time, which may be satisfied through the annual renewal of a D&O insurance described in Section 5.17(a), providing the aforementioned
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coverage set forth in this Section 5.17(c). Such “tail” coverage shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, ARYA or any their respective Affiliates shall pay a premium for any “tail” policy, if any, in excess of three-hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company or one of its Affiliates shall purchase the maximum coverage available for three-hundred (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.
(d)If ARYA or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, ARYA shall use its commercially reasonable efforts to cause the successors or assigns of ARYA to assume all of the obligations set forth in this Section 5.17.
(e)The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.17 are intended to be third-party beneficiaries of this Section 5.17. This Section 5.17 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of ARYA.
Section 5.18Post-Closing Directors and Officers.
(a)ARYA shall take all such action as may be necessary or reasonably appropriate such that effective as of the Effective Time: (i) the ARYA Board shall consist of nine (9) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of three (3) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors; provided, that, if an individual is not identified to serve as a director pursuant to Section 5.18(d), then one director seat shall be vacant following the Effective Time until a director is appointed or elected to fill such vacant directorship in accordance with the Governing Documents of ARYA; (ii) the members of the ARYA Board are the individuals determined in accordance with Section 5.18(b), Section 5.18(c) and Section 5.18(d); (iii) the members of the compensation committee, audit committee and nominating committee of the ARYA Board are the individuals determined in accordance with Section 5.18(e); and (iv) the officers of ARYA (the “Officers”) are the individuals determined in accordance with Section 5.18(f).
(b)The individual identified on Section 5.18(b) of the ARYA Disclosure Schedules shall be a director on the ARYA Board immediately after the Effective Time, with such individual being in the class of directors set forth opposite his or her name (the “ARYA Designee”). Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the ARYA Sponsor may, by giving the Company and ARYA written notice, replace the ARYA Designee with any individual and, upon the ARYA Sponsor so giving notice of the replacement of the ARYA Designee, Section 5.18(b) of the ARYA Disclosure Schedules shall automatically be deemed amended to include such replacement individual as the ARYA Designee in lieu of, and to serve in the same class of directors as, the individual so replaced.
(c)The seven (7) individuals identified on Section 5.18(c) of the Company Disclosure Schedules shall be directors on the ARYA Board immediately after the Effective Time, with each such individual being in the class of directors set forth opposite his or her name (each, a “Company Designee”). Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, (i) the Company may, by giving ARYA and the ARYA Sponsor written notice, replace any Company Designee with any other individual that is a member of the Company Board or is a Company Board observer, in either case, as of the date of this Agreement and, upon the Company so giving notice of the replacement of such Company Designee, Section 5.18(c) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve in the same class of directors as, the individual so replaced or (ii) the Company may, with the prior written consent of ARYA and the ARYA Sponsor (such consent not to be unreasonably withheld, conditioned or delayed by either ARYA or the ARYA Sponsor), replace any Company Designee with any other individual and, if ARYA and the ARYA Sponsor each provides its written
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consent to the replacement of any such Company Designee pursuant to this clause (ii), then Section 5.18(c) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve in the same class of directors as, the individual so replaced. Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by ARYA and the ARYA Sponsor, in no event shall there be less than four (4) Company Designees that qualify as “independent directors” (as defined in Nasdaq rule 5605(a)(2)) (whether as a result of the replacement of any Company Designee as contemplated by this Section 5.18(c) or otherwise).
(d)Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may identify one individual that qualifies as an “independent director” under the listing rules of Nasdaq and is reasonably acceptable to the ARYA Sponsor to serve as a Class III director of the ARYA Board immediately after the Effective Time.
(e)Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company shall designate each director that will serve on the compensation committee, the audit committee and the nominating committee of the ARYA Board immediately after the Effective Time, subject to applicable listing rules of Nasdaq and applicable Federal Securities Laws.
(f)The individuals identified on Section 5.18(f) of the Company Disclosure Schedules shall be Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any such individual identified on Section 5.18(f) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service, or otherwise) to serve as an Officer, then, prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may, with the prior written consent of ARYA Sponsor (such consent not to be unreasonably withheld, conditioned or delayed), replace such individual with another individual to serve as such Officer and, if the ARYA Sponsor provides its consent to the replacement of such Officer, then Section 5.18(f) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as an Officer in lieu of, and to serve with the same title as, the individual so replaced.
(g)The obligations of ARYA pursuant to Section 5.18(a) shall include ARYA causing the removal or resignation of the applicable officers and directors of ARYA prior to or at the Effective Time for purposes of effectuating the agreements therein, to the extent such removal or resignation has not otherwise occurred prior to the Effective Time.
Section 5.19PCAOB Financials.
(a)The Company shall deliver to ARYA, (i) as promptly as reasonably practicable following the date of this Agreement, the audited consolidated balance sheets of the
(a)Company as of December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Company for the years then ended (the financial statements described in this clause (i), the “Closing Company Audited Financial Statements”), and (ii) as promptly as reasonably practicable following the date of the applicable period, any other audited or unaudited consolidated balance sheets and the related unaudited consolidated statements of operations and comprehensive loss, and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that as of such date is required to be included in the Registration Statement / Proxy Statement (the financial statements described in this clause (ii), the “Other Closing Company Financial Statements”, and collectively with the Closing Company Audited Financial Statements, the “Closing Company Financial Statements”). The Company shall cause the Closing Company Financial Statements (A) to be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (B) in the case of any audited financial statements, to
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be audited in accordance with the standards of the PCAOB and to contain a report of the Company’s auditor and (C) to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).
(b)The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Group Companies, ARYA in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by ARYA with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.
Section 5.20ARYA Incentive Equity Plan; ARYA Employee Stock Purchase Plan. Prior to the ARYA Shareholders Meeting, the ARYA Board shall approve and adopt (a) the equity incentive plan, in substantially the form attached as Exhibit H and with any changes or modifications thereto as the Company and ARYA may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ARYA, as applicable) (the “ARYA Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of immediately prior to the Closing, reserving initially 16,182,600 ARYA Shares for grant thereunder plus such additional ARYA Shares as may become available for issuance in accordance with the terms set forth in the ARYA Incentive Equity Plan, and (b) an employee stock purchase plan, in substantially the form attached as Exhibit I and with any changes or modifications thereto as the Company and ARYA may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ARYA, as applicable) (the “ARYA Employee Stock Purchase Plan”), in the manner prescribed under applicable Laws, effective as of immediately prior to the Closing, reserving initially 1,244,900 ARYA Shares for grant thereunder plus such additional ARYA Shares as may become available for issuance in accordance with the terms set forth in the ARYA Employee Stock Purchase Plan.
Section 5.21FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to ARYA a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to ARYA.
Section 5.22Employee Benefits Matters.
(a)Following the Effective Time, ARYA shall, or shall cause the Company (as the surviving corporation on and after the Effective Time) and each of its subsidiaries, as applicable, to provide the employees of the Company who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Company (as the surviving corporation on and after the Effective Time) or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Effective Time with any Group Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or compensation or the funding of any such benefit or compensation. In addition, ARYA shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Company (as the surviving corporation on and after the Effective Time) or any of its subsidiaries that cover the Continuing Employees or their dependents to the extent such eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations would not have been applicable to such Continuing Employees under the terms of the corresponding group health plans of the Company immediately prior to the Closing Date, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee participated immediately prior to the Closing Date to be taken into account under those health and welfare
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benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, the Company (as the surviving corporation) will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.
(b)The provisions of this Section 5.22 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any claims, rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or other service or continued employment or other service for any specified period or to any particular terms or condition of employment or other service, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, ARYA, the Company (as the surviving corporation) and each of its subsidiaries to continue any Employee Benefit Plan or other benefit or compensation plan, program, policy, agreement or arrangement, or following the Closing prevent or limit their amendment, modification or termination of any benefit or compensation plan, program, policy, agreement or arrangement.
Section 5.23Bylaws. Prior to the occurrence of the Effective Time, ARYA shall adopt, or cause to be adopted, the ARYA Bylaws in accordance with applicable Law.
Section 5.24Company Change of Name. At least two Business Days prior to the Closing Date, the Company shall cause its name to be changed to “Nautilus Subsidiary, Inc.” (or such other name as may be mutually agreed by ARYA and the Company) and provide evidence of the same to ARYA.
ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT
Section 6.1Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by all of the Parties, of the following conditions:
(a)each applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;
(b)no Order, Law or other legal restraint or prohibition issued by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction enjoining or prohibiting the consummation of the Domestication or the Merger(the “Closing Transactions”) shall be in effect;
(c)the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;
(d)the Company Required Shareholder Approval shall have been obtained;
(e)the Required ARYA Shareholder Approval shall have been obtained;
(f)ARYA’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, ARYA shall, after giving effect to the ARYA Shareholder Redemption, satisfy any applicable initial and continuing listing requirements of Nasdaq, and ARYA shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Effective Time,
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and the ARYA Shares (including the ARYA Shares to be issued hereunder) shall have been approved for listing on Nasdaq; and
(g)after giving effect to the transactions contemplated hereby (including after giving effect to the PIPE Financing and after giving effect to the ARYA Shareholder Redemption), ARYA shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.
Section 6.2Other Conditions to the Obligations of the ARYA Parties. The obligations of the ARYA Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by ARYA (on behalf of itself and the other ARYA Parties) of the following further conditions:
(a)(i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.8(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (ii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing and (iii) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;
(b)the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;
(c)since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;
(d)at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to ARYA the following documents:
(i)a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to ARYA; and
(ii)the Investor Rights Agreement duly executed by the Company Shareholders set forth on Section 6.2(d)(ii) of the Company Disclosure Schedules.
Section 6.3Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by the Company of the following further conditions:
(a)(i) the ARYA Fundamental Representations (other than the representations and warranties set forth in Section 4.8(a)) shall be true and correct in all material respects as of the date of this
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Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties of the ARYA Parties set forth in Section 4.8(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (ii) shall be deemed to be satisfied if no ARYA Material Adverse Effect is continuing, and (iii) the representations and warranties of the ARYA Parties (other than the ARYA Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “ARYA Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an ARYA Material Adverse Effect;
(b)the ARYA Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;
(c)since the date of this Agreement, no ARYA Material Adverse Effect has occurred that is continuing;
(d)the Aggregate Transaction Proceeds shall be equal to or greater than $250,000,000;
(e)as of immediately following the Effective Time, the ARYA Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.18(a)(i)-(ii);
(f)the ARYA Sponsor and the Other Class B Shareholders shall have complied in all material respects with their covenants and agreements required to be performed or complied with by them under the Sponsor Letter Agreement at or prior to the Closing;
(g)the Domestication shall have been consummated on the Closing Date prior to the Effective Time in accordance with Section 2.1(a) and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company; and
(h)at or prior to the Closing, ARYA shall have delivered, or caused to be delivered, the following documents:
(i)a certificate duly executed by an authorized officer of ARYA, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b), and Section 6.3(c), are satisfied, in a form and substance reasonably satisfactory to the Company; and
(ii)the Investor Rights Agreement duly executed by ARYA and the Perceptive Shareholders.
Section 6.4Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s breach of its obligations under this Agreement, including a breach of its obligations to use reasonable best efforts to cause the Closing to occur as required by Section 5.2. None of the ARYA Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by an ARYA Party’s breach of its obligations under this Agreement, including a breach of its obligations to use reasonable best efforts to cause the Closing to occur as required by Section 5.2.
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ARTICLE 7
TERMINATION
Section 7.1Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a)by mutual written consent of ARYA and the Company;
(b)by ARYA, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by ARYA, and (ii) the Termination Date; provided, however, that none of the ARYA Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied and the Perceptive PIPE Investor is not then in breach of the PIPE Subscription Agreement so as to prevent the condition to the Closing set forth in Section 6.3(d) from being satisfied;
(c)by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any ARYA Party has failed to perform any covenant or agreement on the part of such applicable ARYA Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to ARYA by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied and none of the Company PIPE Investors is then in breach of the PIPE Subscription Agreement (after taking into account any cure by a Company Related Substituted Party in accordance with clauses (A) through (C) of Section 7.11(d)) so as to prevent the condition to the Closing set forth in Section 6.3(d) from being satisfied;
(d)by either ARYA or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to 11:59 P.M. (pacific time) August 6, 2021 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to ARYA if any ARYA Party’s, or any of their respective Affiliates’ breach of any of its covenants or obligations under this Agreement or any Ancillary Document to which it is a party, or if the Perceptive PIPE Investor’s breach of any of the covenants or obligations under a PIPE Subscription Agreement, in any case, shall have proximately caused (either individually or when taken together) the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of any its covenants or obligations under this Agreement or any Ancillary Document to which it is a party, any Company Shareholder’s breach of any of his, her or its covenants or obligations under the Transaction Support Agreement, or any Company PIPE Investor’s breach of any of the covenants or obligations under a PIPE Subscription Agreement (each, a “Company Related Breaching Party”), in any case, shall have proximately caused (either individually or when taken together) the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date (it being understood that (A) the Company and the Company Shareholders shall be permitted to arrange for substitute PIPE Investors to invest in a new PIPE Subscription Agreement, substantially in the form of Exhibit A-2, the portion of the PIPE Financing Amount previously committed to be invested by the Company Related Breaching Party (each such investor, a “Company Related Substituted Party”), (B) subject to a Company Related Substituted Party being capable of making the representations and warranties as an Investor under the PIPE Subscription Agreement and satisfying the covenants and agreements thereafter, ARYA shall enter into a in a new PIPE Subscription Agreement, substantially in the form of Exhibit A-2 with each Company Substituted Party reflecting the portion of the PIPE Financing Amount such Company Related Substituted Party is committing to invest (the “Substituted PIPE
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Investment Amount”) and (C) to the extent that the Company Related Substituted Parties have entered into the PIPE Subscription Agreement and agreed to invest some or all of the PIPE Financing Amount committed to be invested by the Company Related Breaching Party and the Company Related Substituted Parties are, and continue to be in compliance with the terms of their PIPE Subscription Agreements (including when required to fund their applicable portion of the PIPE Financing Agreement, the funding of such applicable portion of the PIPE Financing Agreement), then the Company Related Breaching Party’s breach of the PIPE Subscription Agreement shall be disregarded solely for purposes of this clause (ii) and/or the proviso in Section 7.1(c), as applicable, and without limiting any rights or remedies with respect to the applicable Company Related Breaching Party under the applicable PIPE Subscription Agreement);
(e)by either ARYA or the Company, if any Governmental Entity of competent jurisdiction shall have issued an Order permanently enjoining or prohibiting any of the Closing Transactions and such Order shall have become final and nonappealable;
(f)by either ARYA or the Company, if the ARYA Shareholders Meeting has been held (including following any adjournment thereof), has concluded, ARYA’s shareholders have duly voted and the Required ARYA Shareholder Approval was not obtained; or
(g)by ARYA, if the Company has not delivered, or cause to be delivered, to ARYA written consents of the Company Shareholders sufficient to constitute the Company Shareholder Written Consent on or prior to the date that constitutes the Company Shareholder Written Consent Deadline; provided, however, that the termination rights under this Section 7.1(g) shall expire and ARYA shall not be entitled to terminate this Agreement pursuant to this Section 7.1(g) if the Company Required Shareholder Approval has been obtained and delivered to ARYA prior to the time that this Agreement is terminated pursuant to this Section 7.1(g).
Section 7.2Effect of Termination. Except for a termination pursuant to Section 7.1(a), any termination of this Agreement pursuant to Section 7.1 will be effective (subject to the cure periods (if any) provided above) immediately upon the delivery of a valid written notice of the terminating Party to each of the other Parties hereto. In the event of the termination of this Agreement pursuant to Section 7.1, (a) this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent, with respect to Article 1, related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any PIPE Subscription Agreement, any Confidentiality Agreement, any Transaction Support Agreement, or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.
ARTICLE 8
MISCELLANEOUS
Section 8.1Non-Survival. The representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time) in this Agreement shall terminate at the Effective Time. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms.
Section 8.2Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of ARYA and the Company; provided, however, that to the extent any
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such assignment following the Closing relates to the ARYA Sponsor Specified Provisions, the assigning Party shall continue to be bound by its obligations under such provisions. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.
Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by ARYA and the Company; provided, however, that any such amendment or modification following the Closing with respect to the ARYA Sponsor Specified Provisions shall also require the written consent of the ARYA Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.
Section 8.4Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
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(a)	If to any ARYA Party, to:

c/o ARYA Science Acquisition Corp III
51 Astor Place, 10th Floor
New York, NY 10003
	Attention:	Michael Altman
Konstantin Poukalov
	E-mail:	Michael@perceptivelife.com
Konstantin@perceptivelife.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
	Attention:	Jonathan L. Davis, P.C.
Ryan Brissette
	E-mail:	jonathan.davis@kirkland.com
ryan.brissette@kirkland.com

(b)	If to the Company, to:

Nautilus Biotechnology, Inc.
PO Box 22027
Seattle, WA 98122
	Attention:	Sujal Patel, Chief Executive Officer
	Email:	smpatel@nautilus.bio

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
	Attention:	Robert Kornegay
	E-mail:	rkornegay@wsgr.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.
One Market Plaza, Spear Tower, Suite 3300
San Francisco, CA 94105
	Attention:	Robert T. Ishii
Brian Keyes
	E-mail:	rishii@wsgr.com
bkeyes@wsgr.com
or to such other address as the Party to whom notice is given may have furnished following the date of this Agreement and prior to such notice to the others in writing in the manner set forth above.
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Section 8.5Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the laws of the Cayman Islands shall also apply to the Domestication).
Section 8.6Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and ARYA shall pay, or cause to be paid, all Unpaid ARYA Expenses.
Section 8.7Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “made available” (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to ARYA, any documents or other materials posted to the electronic data room located at sharepoint.com under the project name “Project Mako” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
Section 8.8Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the ARYA Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the ARYA Disclosure Schedules), respectively, shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the ARYA Disclosure Schedules), respectively, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.
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Section 8.9Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.16, Section 5.17, the last sentence of this Section 8.9 and Section 8.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The ARYA Sponsor shall be an express third-party beneficiary of Section 5.16, Section 8.2, Section 8.3, this Section 8.9, Section 8.13 and Section 8.14 (collectively, the “ARYA Sponsor Specified Provisions”).
Section 8.10Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 8.11Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.
Section 8.12Knowledge of Company; Knowledge of ARYA. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to ARYA’s knowledge” and “to the knowledge of ARYA” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the ARYA Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the ARYA Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.
Section 8.13No Recourse. Without limiting any rights of any party against any other party to an Ancillary Document to the extent on the terms and subject to the conditions thereunder or the Liabilities of any party to an Ancillary Document to the extent arising from a claim against such party by another party to such agreement on the terms and subject to the conditions thereunder, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought by and against, the Parties, and then only with respect to the specific covenants, agreements, obligations, representations and warranties set forth herein with respect to such Party. Without limiting any rights of any party against another party to an Ancillary Document to the extent on the terms and subject to the conditions thereunder or the Liabilities of any party to an Ancillary Document to the extent arising from a claim against such party by another party to such agreement on the terms and subject to the conditions thereunder, except for the Parties (and then only to the extent of the specific covenants, agreements, obligations, representations and warranties undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, ARYA or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
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Section 8.14Extension; Waiver. The Company may (a) extend the time for the performance of any of the obligations or other acts of the ARYA Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the ARYA Parties set forth herein or (c) waive compliance by the ARYA Parties with any of the agreements or conditions set forth herein. ARYA may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Notwithstanding the foregoing or anything to the contrary in this Agreement, any extension or waiver following the Closing with respect ARYA Sponsor Specified Provisions shall also require the written consent of the ARYA Sponsor. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section 8.15Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.
Section 8.16Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, the Superior Court of the State of Delaware, or the United States District Court for the District of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the
77

Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.
Section 8.17Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
Section 8.18Trust Account Waiver.
(a)Reference is made to the final prospectus of ARYA, filed with the SEC (File No. 333-2399860, on August 10, 2020 (the “Prospectus”). For purposes of this Agreement, “Trust Account” means the trust account established by ARYA with the proceeds from its initial public offering (the “IPO”) and concurrent private placement pursuant to the Trust Agreement in accordance with the Prospectus. The Company acknowledges and agrees and understands that ARYA has established the Trust Account containing the proceeds of its IPO and the overallotment shares acquired by ARYA’s underwriters in connection therewith and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of ARYA’s public shareholders (including overallotment shares acquired by ARYA’s underwriters, the “Public Shareholders”), and ARYA may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of ARYA entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement (but without limiting Section 8.18(b)), none of the Company, or any of its respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account (including any distributions therefrom to the Public Shareholders or in respect of deferred underwriting commissions from the IPO), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between ARYA or any of its Representatives, on the one hand, and, the Company, or any of its respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom to the Public Shareholders or in respect of deferred underwriting commissions from the IPO) now or in the future as a result of, or arising out of, any negotiations, or Contracts with ARYA or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom to the Public Shareholders or in respect of deferred underwriting commissions from the IPO) for any reason whatsoever (including for an alleged breach of any agreement with ARYA or its Affiliates).
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(b)Notwithstanding Section 8.18(a), Section 8.18(a) shall not serve to limit or prohibit (and the Trust Account Released Claims shall not include) the Company’s right to pursue a claim against (i) any ARYA Party under, and on the terms and subject to the conditions in, this Agreement or under, and on the terms and subject to the conditions in, any Ancillary Document to which it and an ARYA Party is a party or (ii) any other party to an Ancillary Document to which it is a party under, and on the terms and subject to the conditions in, such Ancillary Document, in the case of either clause (i) or (ii), for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief to the extent not prohibited by this Agreement or such Ancillary Document (including a claim for each ARYA Party to specifically perform its obligations under this Agreement pursuant to Section 8.17). If the terms of the Confidentiality Agreement or any Ancillary Document conflicts with the terms of this Section 8.18(b), the terms of this Section 8.18(b) shall govern and control to the extent of such conflict. The Parties acknowledge and agree that this Section 8.18 supersedes and replaces Section 7(h) of the Confidentiality Agreement in its entirety and Section 7(h) of the Confidentiality Agreement will no longer be of any force or effect.
*     *     *     *     *
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IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

ARYA SCIENCES ACQUISITION CORP III

By:	/s/ Michael Altman
Name:	Michael Altman
Title:	Chief Financial Officer

MAKO MERGER SUB, INC.

By:	/s/ Michael Altman
Name:	Michael Altman
Title:	Vice President

NAUTILUS BIOTECHNOLOGY, INC.

By:	/s/ Sujal Patel
Name:	Sujal Patel
Title:	Chief Executive Officer

Annex B
Dated August 6, 2020
Companies Law (Revised)
Company Limited by Shares

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
ARYA SCIENCES ACQUISITION CORP III

Adopted by special resolution on August 6, 2020

Companies Law (Revised)
Company Limited by Shares
Amended and Restated
Memorandum of Association
of
ARYA Sciences Acquisition Corp III
Adopted by special resolution on August 6, 2020
1The name of the Company is ARYA Sciences Acquisition Corp III.
2The Company's registered office will be situated at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.
3The Company's objects are unrestricted.  As provided by section 7(4) of the Companies Law (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.
4The Company has unrestricted corporate capacity.  Without limitation to the foregoing, as provided by section 27 (2) of the Companies Law (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.
5Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:
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(a)the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Law (Revised); or
(b)insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Law (Revised);or
(c)the business of company management without being licensed in that behalf under the Companies Management Law (Revised).
6The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands.  Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.
7The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member's shares.
8The share capital of the Company is US$50,000 divided into 479,000,000 Class A Ordinary Shares of US$0.0001 each, 20,000,000 Class B Ordinary Shares of US$0.0001 and 1,000,000 Preference Shares of US$0.0001 each.  There is no limit on the number of shares of any class which the Company is authorised to issue.  However, subject to the Companies Law (Revised) and the Company's articles of association, the Company has power to do any one or more of the following:
(a)redeem or repurchase any of its shares;
(b)increase or reduce its capital;
(c)issue any part of its capital (whether original, redeemed, increased or reduced):
(i)with or without any preferential, deferred, qualified or special rights, privileges or conditions; or
(ii)subject to any limitations or restrictions
and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; and
(d)alter any of those rights, privileges, conditions, limitations or restrictions.
9The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
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Companies Law (Revised)
Company Limited by Shares
ARYA Sciences Acquisition Corp III

AMENDED & RESTATED ARTICLES OF ASSOCIATION

Adopted by special resolution on August 6, 2020

	CONTENTS

1	Definitions, interpretation and exclusion of Table A	114
	Definitions	114
	Interpretation	116
	Exclusion of Table A Articles	117

2	Commencement of Business	117

3	Shares	117
	Power to issue Shares and options, with or without special rights	117
	Power to issue fractions of a Share	118
	Power to pay commissions and brokerage fees	118
	Trusts not recognised	118
	Power to vary class rights	118
	Effect of new Share issue on existing class rights	119
	Capital contributions without issue of further Shares	119
	No bearer Shares or warrants	119
	Treasury Shares	119
	Rights attaching to Treasury Shares and related matters	119

4	Register of Members	120

5	Share certificates	120
	Issue of share certificates	120
	Renewal of lost or damaged share certificates	120

6	Lien on Shares	121
	Nature and scope of lien	121
	Company may sell Shares to satisfy lien	121
	Authority to execute instrument of transfer	121
	Consequences of sale of Shares to satisfy lien	121
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	Application of proceeds of sale	122

7	Calls on Shares and forfeiture	122
	Power to make calls and effect of calls	122
	Time when call made	122
	Liability of joint holders	122
	Interest on unpaid calls	122
	Deemed calls	122
	Power to accept early payment	123
	Power to make different arrangements at time of issue of Shares	123
	Notice of default	123
	Forfeiture or surrender of Shares	123
	Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender	123
	Effect of forfeiture or surrender on former Member	123
	Evidence of forfeiture or surrender	124
	Sale of forfeited or surrendered Shares	124

8	Transfer of Shares	124
	Form of transfer	124
	Power to refuse registration	124
	Power to suspend registration	125
	Company may retain instrument of transfer	125

9	Transmission of Shares	125
	Persons entitled on death of a Member	125
	Registration of transfer of a Share following death or bankruptcy	125
	Indemnity	125
	Rights of person entitled to a Share following death or bankruptcy	126

10	Alteration of capital	126
	Increasing, consolidating, converting, dividing and cancelling share capital	126
	Dealing with fractions resulting from consolidation of Shares	126
	Reducing share capital	126

11	Redemption and purchase of own Shares	127
	Power to issue redeemable Shares and to purchase own Shares	127
	Power to pay for redemption or purchase in cash or in specie	127
	Effect of redemption or purchase of a Share	127

12	Class B Share Conversion	128

13	Meetings of Members	128
	Power to call meetings	128
	Content of notice	129
	Period of notice	130
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	Persons entitled to receive notice	130
	Publication of notice on a website	130
	Time a website notice is deemed to be given	130
	Required duration of publication on a website	131
	Accidental omission to give notice or non-receipt of notice	131

14	Proceedings at meetings of Members	131
	Quorum	131
	Lack of quorum	131
	Use of technology	131
	Chairman	131
	Right of a director to attend and speak	132
	Adjournment	132
	Method of voting	132
	Taking of a poll	132
	Chairman's casting vote	132
	Amendments to resolutions	132
	Written resolutions	133
	Sole-member company	133

15	Voting rights of Members	133

	Right to vote	133
	Rights of joint holders	134
	Representation of corporate Members	134
	Member with mental disorder	134
	Objections to admissibility of votes	134
	Form of proxy	135
	How and when proxy is to be delivered	135
	Voting by proxy	136

16	Number of directors	136

17	Appointment, disqualification and removal of directors	136
	No age limit	136
	Corporate directors	136
	No shareholding qualification	136
	Appointment and removal of directors	136
	Resignation of directors	137
	Termination of the office of director	137

18	Alternate directors	138
	Appointment and removal	138
	Notices	139
	Rights of alternate director	139
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	Appointment ceases when the appointor ceases to be a director	139
	Status of alternate director	139
	Status of the director making the appointment	139

19	Powers of directors	139
	Powers of directors	139
	Appointments to office	140
	Remuneration	140
	Disclosure of information	141

20	Delegation of powers	141
	Power to delegate any of the directors' powers to a committee	141
	Power to appoint an agent of the Company	141
	Power to appoint an attorney or authorised signatory of the Company	141
	Power to appoint a proxy	142

21	Meetings of directors	142
	Regulation of directors' meetings	142
	Calling meetings	142
	Notice of meetings	142
	Period of notice	142
	Use of technology	142
	Place of meetings	142
	Quorum	142
	Voting	143
	Validity	143
	Recording of dissent	143
	Written resolutions	143
	Sole director's minute	143

22	Permissible directors' interests and disclosure	143
	Permissible interests subject to disclosure	143
	Notification of interests	144
	Voting where a director is interested in a matter	144

23	Minutes	144

24	Accounts and audit	144
	Accounting and other records	144
	No automatic right of inspection	144
	Sending of accounts and reports	144
	Time of receipt if documents are published on a website	145
	Validity despite accidental error in publication on website	145
	Audit	145

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25	Financial year	146

26	Record dates	146

27	Dividends	146
	Declaration of dividends by Members	146
	Payment of interim dividends and declaration of final dividends by directors	146
	Apportionment of dividends	147
	Right of set off	147
	Power to pay other than in cash	147
	How payments may be made	147
	Dividends or other moneys not to bear interest in absence of special rights	148
	Dividends unable to be paid or unclaimed	148

28	Capitalisation of profits	148
	Capitalisation of profits or of any share premium account or capital redemption reserve	148
	Applying an amount for the benefit of members	149

29	Share premium account	149
	Directors to maintain share premium account	149
	Debits to share premium account	149

30	Seal	149
	Company seal	149
	Duplicate seal	149
	When and how seal is to be used	149
	If no seal is adopted or used	149
	Power to allow non-manual signatures and facsimile printing of seal	150
	Validity of execution	150

31	Indemnity	150
	Indemnity	150
	Release	150
	Insurance	151

32	Notices	151
	Form of notices	151
	Electronic communications	151
	Persons authorised to give notices	151
	Delivery of written notices	152
	Joint holders	152
	Signatures	152
	Evidence of transmission	152
	Giving notice to a deceased or bankrupt Member	152
	Date of giving notices	153
87

	Saving provision	153

33	Authentication of Electronic Records	153
	Application of Articles	153
	Authentication of documents sent by Members by Electronic means	153
	Authentication of document sent by the Secretary or Officers of the Company by Electronic means	154
	Manner of signing	154
	Saving provision	154

34	Transfer by way of continuation	154

35	Winding up	155
	Distribution of assets in specie	155
	No obligation to accept liability	155
	The directors are authorised to present a winding up petition	155

36	Amendment of Memorandum and Articles	155
	Power to change name or amend Memorandum	155
	Power to amend these Articles	155

37	Mergers and Consolidations	155

38	Business Combination	155

39	Certain Tax Filings	159

40	Business Opportunities	159
88

Companies Law (Revised)
Company Limited by Shares
Amended & Restated Articles of Association
of
ARYA Sciences Acquisition Corp III
Adopted by special resolution on August 6, 2020
1Definitions, interpretation and exclusion of Table A
Definitions
1.1In these Articles, the following definitions apply:
Applicable Law means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
Articles means, as appropriate:
(a)these Articles of Association as amended from time to time: or
(b)two or more particular Articles of these Articles;
and Article refers to a particular Article of these Articles.
Audit Committee means the audit committee of the Company formed pursuant to Article 24.8 hereof, or any successor audit committee.
Auditor means the person for the time being performing the duties of auditor of the Company.
Business Combination means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (each a target business), which Business Combination: (a) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of signing the agreement to enter into the Business Combination; and (b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations.
Business Day means a day other than a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City, a Saturday or a Sunday.
Class A Share means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
Class B Share means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
Clear Days, in relation to a period of notice, means that period excluding:
(a)the day when the notice is given or deemed to be given; and
(b)the day for which it is given or on which it is to take effect.
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Clearing House means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
Company means the above-named company.
Default Rate means 10% (ten per cent) per annum.
Designated Stock Exchange means any national securities exchange, including the Nasdaq Stock Market LLC, the NYSE American LLC or The New York Stock Exchange LLC or any OTC market on which the Shares are listed for trading.
Electronic has the meaning given to that term in the Electronic Transactions Law (Revised).
Electronic Record has the meaning given to that term in the Electronic Transactions Law (Revised).
Electronic Signature has the meaning given to that term in the Electronic Transactions Law (Revised).
Exchange Act means the United States Securities Exchange Act of 1934, as amended.
Founders means all Members immediately prior to the consummation of the IPO.
Fully Paid and Paid Up:
(a)in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money's worth;
(b)in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money's worth.
Independent Director means a director who is an independent director as defined in the rules and regulations of the Designated Stock Exchange as determined by the directors.
Investor Group means the Sponsor, Perceptive Advisors LLC and their respective affiliates, successors and assigns.
IPO means the Company's initial public offering of securities.
IPO Redemption has the meaning given to it in Article 38.6.
Islands means the British Overseas Territory of the Cayman Islands.
Law means the Companies Law (Revised).
Member means any person or persons entered on the Register of Members from time to time as the holder of a Share.
Memorandum means the Memorandum of Association of the Company as amended from time to time.
Officer means a person then appointed to hold an office in the Company; and the expression includes a director, alternate director or liquidator.
Ordinary Resolution means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote thereon.  The expression also includes a unanimous written resolution.
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Over-Allotment Option means the option of the Underwriters to purchase up to an additional 15% of the Class A Shares sold in the IPO at a price equal to US$10.00 per share, less underwriting discount and commissions.
Preference Share means a preference share of a par value of US$0.0001 in the share capital of the Company.
Private Placement Shares means the Class A Shares issued to the Sponsor in a private placement simultaneously with the closing of the IPO and upon conversion of working capital loans (if any).
Public Share means a Class A Share issued in the IPO.
Redemption Price has the meaning given to it in Article 38.6.
Register of Members means the register of Members maintained in accordance with the Law and includes (except where otherwise stated) any branch or duplicate register of Members.
SEC means the United States Securities and Exchange Commission.
Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary.
Share means a Class A Share, a Class B Share or a Preference Share in the share capital of the Company; and the expression:
(a)includes stock (except where a distinction between shares and stock is expressed or implied); and
(b)where the context permits, also includes a fraction of a share.
Special Resolution has the meaning given to that term in the Law; and the expression includes a unanimous written resolution.
Sponsor means ARYA Sciences Holdings III, a Cayman Islands exempted company.
Tax Filing Authorised Person means such person as any director shall designate from time to time, acting severally.
Treasury Shares means Shares of the Company held in treasury pursuant to the Law and Article 3.14.
Trust Account means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with certain of the proceeds of the sale of the Private Placement Shares, will be deposited.
Underwriter means an underwriter of the IPO from time to time, and any successor underwriter.
Interpretation
1.2In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:
(a)A reference in these Articles to a statute is a reference to a statute of the Islands as known by its short title, and includes:
(i)any statutory modification, amendment or re-enactment; and
(ii)any subordinate legislation or regulations issued under that statute.
Without limitation to the preceding sentence, a reference to a revised Law of the Cayman Islands is taken to be a reference to the revision of that Law in force from time to time as amended from time to time.
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(b)Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.
(c)If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.
(d)A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.
(e)A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.
(f)Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.
(g)All references to time are to be calculated by reference to time in the place where the Company's registered office is located.
(h)The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.
(i)The words including, include and in particular or any similar expression are to be construed without limitation.
Exclusion of Table A Articles
1.3The regulations contained in Table A in the First Schedule of the Law and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.
2Commencement of Business
2.1The business of the Company may be commenced as soon after incorporation of the Company as the directors see fit.
2.2The directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.
3Shares
Power to issue Shares and options, with or without special rights
3.1Subject to the provisions of the Law and these Articles and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Shares of the Company to such persons, at such times and on such terms and conditions as they may decide, save that the directors may not allot, issue, grant options over or otherwise deal with any unissued Shares to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion described at Article 12.  No Share may be issued at a discount except in accordance with the provisions of the Law.
3.2Without limitation to the preceding Article, the directors may so deal with the unissued Shares of the Company:
(a)either at a premium or at par;
(b)with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.
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3.3The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company at such times and on such terms and conditions as the directors may decide.
3.4The Company may issue units of securities in the Company, which may be comprised of Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, on such terms and conditions as the directors may decide.
Power to issue fractions of a Share
3.5Subject to the Law, the Company may issue fractions of a Share of any class.  A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.
Power to pay commissions and brokerage fees
3.6The Company may, in so far as the Law permits, pay a commission to any person in consideration of that person:
(a)subscribing or agreeing to subscribe, whether absolutely or conditionally; or
(b)procuring or agreeing to procure subscriptions, whether absolute or conditional for any Shares in the Company.  That commission may be satisfied by the payment of cash or the allotment of Fully Paid or partly-paid Shares or partly in one way and partly in another.
3.7The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.
Trusts not recognised
3.8Except as required by Applicable Law:
(a)the Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder; and
(b)no person other than the Member shall be recognised by the Company as having any right in a Share.
Power to vary class rights
3.9If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:
(a)the Members holding two thirds of the issued Shares of that class consent in writing to the variation; or
(b)the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.
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3.10For the purpose of paragraph (b) of the preceding Article, all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:
(a)the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and
(b)any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.
Effect of new Share issue on existing class rights
3.11Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.
Capital contributions without issue of further Shares
3.12With the consent of a Member, the directors may accept a voluntary contribution to the capital of the Company from that Member without issuing Shares in consideration for that contribution.  In that event, the contribution shall be dealt with in the following manner:
(a)It shall be treated as if it were a share premium.
(b)Unless the Member agrees otherwise:
(i)if the Member holds Shares in a single class of Shares - it shall be credited to the share premium account for that class of Shares;
(ii)if the Member holds Shares of more than one class - it shall be credited rateably to the share premium accounts for those classes of Shares (in the proportion that the sum of the issue prices for each class of Shares that the Member holds bears to the total issue prices for all classes of Shares that the Member holds).
(c)It shall be subject to the provisions of the Law and these Articles applicable to share premiums.
No bearer Shares or warrants
3.13The Company shall not issue Shares or warrants to bearers.
Treasury Shares
3.14Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Law shall be held as Treasury Shares and not treated as cancelled if:
(a)the directors so determine prior to the purchase, redemption or surrender of those shares; and
(b)the relevant provisions of the Memorandum and Articles and the Law are otherwise complied with.
Rights attaching to Treasury Shares and related matters
3.15No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company's assets (including any distribution of assets to members on a winding up) may be made to the Company in respect of a Treasury Share.
3.16The Company shall be entered in the Register as the holder of the Treasury Shares.  However:
(a)the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;
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(b)a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Law.
3.17Nothing in the preceding Article prevents an allotment of Shares as fully paid bonus shares in respect of a Treasury Share and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.
3.18Treasury Shares may be disposed of by the Company in accordance with the Law and otherwise on such terms and conditions as the directors determine.
4Register of Members
4.1The Company shall maintain or cause to be maintained the Register of Members in accordance with the Law.
4.2The directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Law. The directors may also determine which Register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.
5Share certificates
Issue of share certificates
5.1Upon being entered in the Register of Members as the holder of a Share, a Member shall be entitled:
(a)without payment, to one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member's holding of Shares of any class, to a certificate for the balance of that holding); and
(b)upon payment of such reasonable sum as the directors may determine for every certificate after the first, to several certificates each for one or more of that Member's Shares.
5.2Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly paid up.  A certificate may be executed under seal or executed in such other manner as the directors determine.
5.3The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.
Renewal of lost or damaged share certificates
5.4If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:
(a)evidence;
(b)indemnity;
(c)payment of the expenses reasonably incurred by the Company in investigating the evidence; and
(d)payment of a reasonable fee, if any, for issuing a replacement share certificate as the directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.
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6Lien on Shares
Nature and scope of lien
6.1The Company has a first and paramount lien on all Shares (whether Fully Paid or not) registered in the name of a Member (whether solely or jointly with others).  The lien is for all moneys payable to the Company by the Member or the Member's estate:
(a)either alone or jointly with any other person, whether or not that other person is a Member; and
(b)whether or not those moneys are presently payable.
6.2At any time the directors may declare any Share to be wholly or partly exempt from the provisions of this Article.
Company may sell Shares to satisfy lien
6.3The Company may sell any Shares over which it has a lien if all of the following conditions are met:
(a)the sum in respect of which the lien exists is presently payable;
(b)the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and
(c)that sum is not paid within 14 Clear Days after that notice is deemed to be given under these Articles.
6.4The Shares may be sold in such manner as the directors determine.
6.5To the maximum extent permitted by Applicable Law, the directors shall incur no personal liability to the Member concerned in respect of the sale.
Authority to execute instrument of transfer
6.6To give effect to a sale, the directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee of the Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.
Consequences of sale of Shares to satisfy lien
6.7On sale pursuant to the preceding Articles:
(a)the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares; and
(b)that person shall deliver to the Company for cancellation the certificate for those Shares.
Despite this, that person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of sale or for any consideration received on their disposal.
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Application of proceeds of sale
6.8The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Shares have been sold:
(a)if no certificate for the Shares was issued, at the date of the sale; or
(b)if a certificate for the Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Shares before the sale.
7Calls on Shares and forfeiture
Power to make calls and effect of calls
7.1Subject to the terms of allotment, the directors may make calls on the Members in respect of any moneys unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days' notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.
7.2Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.
7.3A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. A person shall not be liable for calls made after such person is no longer registered as Member in respect of those Shares.
Time when call made
7.4A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.
Liability of joint holders
7.5Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.
Interest on unpaid calls
7.6If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:
(a)at the rate fixed by the terms of allotment of the Share or in the notice of the call; or
(b)if no rate is fixed, at the Default Rate.
The directors may waive payment of the interest wholly or in part.
Deemed calls
7.7Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.
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Power to accept early payment
7.8The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.
Power to make different arrangements at time of issue of Shares
7.9Subject to the terms of allotment, the directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.
Notice of default
7.10If a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than 14 Clear Days' notice requiring payment of:
(a)the amount unpaid;
(b)any interest which may have accrued; and
(c)any expenses which have been incurred by the Company due to that person's default.
7.11The notice shall state the following:
(a)the place where payment is to be made; and
(b)a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.
Forfeiture or surrender of Shares
7.12If the notice under the preceding Article is not complied with, the directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the directors may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.
7.13The directors may accept the surrender for no consideration of any Fully Paid Share.
Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender
7.14A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the directors may authorise some person to execute an instrument of transfer of the Share to the transferee.
Effect of forfeiture or surrender on former Member
7.15On forfeiture or surrender:
(a)the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and
(b)that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.
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7.16Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:
(a)all expenses; and
(b)interest from the date of forfeiture or surrender until payment:
(i)at the rate of which interest was payable on those moneys before forfeiture; or
(ii)if no interest was so payable, at the Default Rate.
The directors, however, may waive payment wholly or in part.
Evidence of forfeiture or surrender
7.17A declaration, whether statutory or under oath, made by a director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:
(a)that the person making the declaration is a director or Secretary of the Company, and
(b)that the particular Shares have been forfeited or surrendered on a particular date.
Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.
Sale of forfeited or surrendered Shares
7.18Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.
8Transfer of Shares
Form of transfer
8.1Subject to the following Articles about the transfer of Shares, and provided that such transfer complies with applicable rules of the SEC and federal and state securities laws of the United States, a Member may transfer Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the directors, executed:
(a)where the Shares are Fully Paid, by or on behalf of that Member; and
(b)where the Shares are partly paid, by or on behalf of that Member and the transferee.
8.2The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered into the Register of Members.
Power to refuse registration
8.3If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to Article 3.4 on terms that one cannot be transferred without the other, the directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.
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Power to suspend registration
8.4The directors may suspend registration of the transfer of Shares at such times and for such periods, not exceeding 30 days in any calendar year, as they determine.
Company may retain instrument of transfer
8.5The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.
9Transmission of Shares
Persons entitled on death of a Member
9.1If a Member dies, the only persons recognised by the Company as having any title to the deceased Members' interest are the following:
(a)where the deceased Member was a joint holder, the survivor or survivors; and
(b)where the deceased Member was a sole holder, that Member's personal representative or representatives.
9.2Nothing in these Articles shall release the deceased Member's estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.
Registration of transfer of a Share following death or bankruptcy
9.3A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:
(a)to become the holder of the Share; or
(b)to transfer the Share to another person.
9.4That person must produce such evidence of his entitlement as the directors may properly require.
9.5If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.
9.6If the person elects to transfer the Share to another person then:
(a)if the Share is Fully Paid, the transferor must execute an instrument of transfer; and
(b)if the Share is partly paid, the transferor and the transferee must execute an instrument of transfer.
9.7All the Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.
Indemnity
9.8A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the directors against any loss or damage suffered by the Company or the directors as a result of that registration.
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Rights of person entitled to a Share following death or bankruptcy
9.9A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. However, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares in the Company.
10Alteration of capital
Increasing, consolidating, converting, dividing and cancelling share capital
10.1To the fullest extent permitted by the Law, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:
(a)increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;
(b)consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
(c) convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;
(d)sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and
(e)cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.
Dealing with fractions resulting from consolidation of Shares
10.2Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the directors may on behalf of those Members:
(a)sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Law, the Company); and
(b)distribute the net proceeds in due proportion among those Members.
For that purpose, the directors may authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee's title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.
Reducing share capital
10.3Subject to the Law and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.
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11Redemption and purchase of own Shares
Power to issue redeemable Shares and to purchase own Shares
11.1Subject to the Law and Article 38, and to any rights for the time being conferred on the Members holding a particular class of Shares, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may by its directors:
(a)issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its directors determine before the issue of those Shares;
(b)with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the directors determine at the time of such variation; and
(c)purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the directors determine at the time of such purchase.
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Law, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.
11.2With respect to redeeming or repurchasing the Shares:
(a)Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Article 38.3;
(b)Class B Shares held by the Sponsor shall be surrendered by the Sponsor on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Class B shares will represent 20% of the Company’s issued Shares after the IPO; and
(c)Public Shares shall be repurchased by way of tender offer in the circumstances set out in Article 38.2(b).
Power to pay for redemption or purchase in cash or in specie
11.3When making a payment in respect of the redemption or purchase of Shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares, or by the terms applying to those Shares in accordance with Article 11.1, or otherwise by agreement with the Member holding those Shares.
Effect of redemption or purchase of a Share
11.4Upon the date of redemption or purchase of a Share:
(a)the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:
(i)the price for the Share; and
(ii)any dividend declared in respect of the Share prior to the date of redemption or purchase;
(b)the Member's name shall be removed from the Register of Members with respect to the Share; and
(c)the Share shall be cancelled or held as a Treasury Shares, as the directors may determine.
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For the purpose of this Article, the date of redemption or purchase is the date when the redemption or purchase falls due.
11.5For the avoidance of doubt, redemptions and repurchases of Shares in the circumstances described in Articles 11.2(a), 11.2(b) and 11.2(c) above shall not require further approval of the Members.
12Class B Share Conversion
12.1Save and except for the conversion rights referred to in this Article 12 and as otherwise set out in these Articles, subject to Article 3.9, the rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters.
12.2On the first business day following the consummation of the Company’s initial Business Combination, the issued Class B Shares shall automatically be converted into such number of Class A Shares as is equal, in the aggregate, on an as-converted basis, to 20% of the sum of:
(a)the total number of Class A Shares issued and outstanding (excluding the Private Placement Shares) upon completion of the IPO (including pursuant to the Over-Allotment Option, if applicable), plus
(b)the sum of (i) the total number of Class A Shares issued or deemed issued, or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A Shares or equity-linked securities exercisable for or convertible into Class A Shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Shares issued to the Sponsor, members of the Company’s management team or their affiliates upon conversion of working capital loans, if any, minus (ii) the total number of Public Shares repurchased pursuant to the IPO Redemption.
12.3References in this Article to converted, conversion or exchange shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.
12.4Notwithstanding anything to the contrary in this Article 12, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one. Each Class B Share shall convert into its pro rata number of Class A Shares as set forth in this Article 12. The pro rata share for each holder of Class B Shares will be determined as follows: Each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the issued Class B Shares shall be converted pursuant to this Article and the denominator of which shall be the total number of issued Class B Shares at the time of conversion.
12.5The directors shall not allot or issue Class A Shares such that the number of authorised but unissued Class A Shares would at any time be insufficient to permit the conversion of all Class B Shares from time to time issued into Class A Shares.
13Meetings of Members
Power to call meetings
13.1To the extent required by the Designated Stock Exchange, an annual general meeting of the Company shall be held no later than one year after the first financial year end occurring after the IPO, and shall be held in each year thereafter at such time as determined by the directors and the Company may, but shall not (unless
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required by the Law or the rules and regulations of the Designated Stock Exchange) be obliged to, in each year hold any other general meeting.
13.2The agenda of the annual general meeting shall be set by the directors and shall include the presentation of the Company’s annual accounts and the report of the directors (if any).
13.3Annual general meetings shall be held in New York, USA or in such other places as the directors may determine.
13.4All general meetings other than annual general meetings shall be called extraordinary general meetings and the Company shall specify the meeting as such in the notices calling it.
13.5The directors may call a general meeting at any time.
13.6If there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, the directors must call a general meeting for the purpose of appointing additional directors.
13.7The directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.
13.8The requisition must be in writing and given by one or more Members who together hold at least 40% of the rights to vote at such general meeting.
13.9The requisition must also:
(a)specify the purpose of the meeting.
(b)be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign). The requisition may consist of several documents in like form signed by one or more of the requisitioners.
(c)be delivered in accordance with the notice provisions.
13.10Should the directors fail to call a general meeting within 21 Clear Days from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.
13.11Without limitation to the foregoing, if there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, any one or more Members who together hold at least 40% of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional directors.
13.12Members seeking to bring business before the annual general meeting or to nominate candidates for election as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.
Content of notice
13.13Notice of a general meeting shall specify each of the following:
(a)the place, the date and the hour of the meeting;
(b)if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;
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(c)subject to paragraph (d), the general nature of the business to be transacted; and
(d)if a resolution is proposed as a Special Resolution, the text of that resolution.
13.14In each notice there shall appear with reasonable prominence the following statements:
(a)that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and
(b)that a proxyholder need not be a Member.
Period of notice
13.15At least five Clear Days' notice of a general meeting must be given to Members, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:
(a)in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and
(b)in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.
Persons entitled to receive notice
13.16Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:
(a)the Members;
(b)persons entitled to a Share in consequence of the death or bankruptcy of a Member; and
(c)the directors.
Publication of notice on a website
13.17Subject to the Law or the rules of the Designated Stock Exchange, a notice of a general meeting may be published on a website providing the recipient is given separate notice of:
(a)the publication of the notice on the website;
(b)the place on the website where the notice may be accessed;
(c)how it may be accessed; and
(d)the place, date and time of the general meeting.
13.18If a Member notifies the Company that he is unable for any reason to access the website, the Company must as soon as practicable give notice of the meeting to that Member by any other means permitted by these Articles. This will not affect when that Member is deemed to have received notice of the meeting.
Time a website notice is deemed to be given
13.19A website notice is deemed to be given when the Member is given notice of its publication.
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Required duration of publication on a website
13.20Where the notice of meeting is published on a website, it shall continue to be published in the same place on that website from the date of the notification until at least the conclusion of the meeting to which the notice relates.
Accidental omission to give notice or non-receipt of notice
13.21Proceedings at a meeting shall not be invalidated by the following:
(a)an accidental failure to give notice of the meeting to any person entitled to notice; or
(b)non-receipt of notice of the meeting by any person entitled to notice.
13.22In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:
(a)in a different place on the website; or
(b)for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.
14Proceedings at meetings of Members
Quorum
14.1Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. One or more Members who together hold not less than one-third of the Shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum; provided that a quorum in connection with any meeting that is convened to vote on a Business Combination or any meeting convened with regards to an amendment described in Article 38.9 shall be a majority of the Shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy.
Lack of quorum
14.2If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:
(a)If the meeting was requisitioned by Members, it shall be cancelled.
(b)In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the directors. If a quorum is not present within 15 minutes of the time appointed for the adjourned meeting, then the meeting shall be dissolved.
Use of technology
14.3A person may participate in a general meeting through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way is deemed to be present in person at the meeting.
Chairman
14.4The chairman of a general meeting shall be the chairman of the board or such other director as the directors have nominated to chair board meetings in the absence of the chairman of the board. Absent any such
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person being present within 15 minutes of the time appointed for the meeting, the directors present shall elect one of their number to chair the meeting.
14.5If no director is present within 15 minutes of the time appointed for the meeting, or if no director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.
Right of a director to attend and speak
14.6Even if a director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares in the Company.
Adjournment
14.7The chairman may at any time adjourn a meeting. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.
14.8Should a meeting be adjourned for more than twenty Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least five Clear Days' notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.
Method of voting
14.9A resolution put to the vote of the meeting shall be decided on a poll.
Taking of a poll
14.10A poll demanded on the question of adjournment shall be taken immediately.
14.11A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than 30 Clear Days after the poll was demanded.
14.12The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.
14.13A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than place, the chairman may appoint scrutineers in more than place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.
Chairman's casting vote
14.14If the votes on a resolution are equal, the chairman may if he wishes exercise a casting vote.
Amendments to resolutions
14.15An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:
(a)not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and
(b)the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.
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14.16A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution, if:
(a)the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed, and
(b)the amendment does not go beyond what the chairman considers is necessary to correct a grammatical or other non-substantive error in the resolution.
14.17If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman's error does not invalidate the vote on that resolution.
Written resolutions
14.18Members may pass a resolution in writing without holding a meeting if the following conditions are met:
(a)all Members entitled so to vote are given notice of the resolution as if the same were being proposed at a meeting of Members;
(b)all Members entitled so to vote :
(i)sign a document; or
(ii)sign several documents in the like form each signed by one or more of those Members; and
(c)the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.
Such written resolution shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held.
14.19If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.
14.20The directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.
Sole-member company
14.21If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.
15Voting rights of Members
Right to vote
15.1Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.
15.2Members may vote in person or by proxy.
15.3Every Member shall have one vote for each Share he holds, unless any Share carries special voting rights.
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15.4A fraction of a Share shall entitle its holder to an equivalent fraction of one vote.
15.5No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.
Rights of joint holders
15.6If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the Register of Members shall be accepted to the exclusion of the votes of the other joint holder.
Representation of corporate Members
15.7Save where otherwise provided, a corporate Member must act by a duly authorised representative.
15.8A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.
15.9The authorisation may be for any period of time, and must be delivered to the Company not less than two hours before the commencement of the meeting at which it is first used.
15.10The directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.
15.11Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.
15.12A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the directors of the Company had actual notice of the revocation.
15.13If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).
Member with mental disorder
15.14A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Islands or elsewhere) in matters concerning mental disorder may vote, by that Member's receiver, curator bonis or other person authorised in that behalf appointed by that court.
15.15For the purpose of the preceding Article, evidence to the satisfaction of the directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.
Objections to admissibility of votes
15.16An objection to the validity of a person's vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.
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Form of proxy
15.17An instrument appointing a proxy shall be in any common form or in any other form approved by the directors.
15.18The instrument must be in writing and signed in one of the following ways:
(a)by the Member; or
(b)by the Member's authorised attorney; or
(c)if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.
If the directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.
15.19The directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.
15.20A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with the Article above about signing proxies; but such revocation will not affect the validity of any acts carried out by the proxy before the directors of the Company had actual notice of the revocation.
How and when proxy is to be delivered
15.21Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the directors) must be delivered so that it is received by the Company not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:
(a)In the case of an instrument in writing, it must be left at or sent by post:
(i)to the registered office of the Company; or
(ii)to such other place specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.
(b)If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:
(i)in the notice convening the meeting; or
(ii)in any form of appointment of a proxy sent out by the Company in relation to the meeting; or
(iii)in any invitation to appoint a proxy issued by the Company in relation to the meeting.
15.22Where a poll is taken:
(a)if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under the preceding Article not less than 24 hours before the time appointed for the taking of the poll;
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(b)but if it to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be e delivered as required under the preceding Article not less than two hours before the time appointed for the taking of the poll.
15.23If the form of appointment of proxy is not delivered on time, it is invalid.
Voting by proxy
15.24A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.
16Number of directors
Unless otherwise determined by Ordinary Resolution, the minimum number of directors shall be one and the maximum shall be ten.
17Appointment, disqualification and removal of directors
No age limit
17.1There is no age limit for directors save that they must be aged at least 18 years.
Corporate directors
17.2Unless prohibited by law, a body corporate may be a director. If a body corporate is a director, the Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to the Articles about directors' meetings.
No shareholding qualification
17.3Unless a shareholding qualification for directors is fixed by Ordinary Resolution, no director shall be required to own Shares as a condition of his appointment.
Appointment and removal of directors
17.4The directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing directors shall by resolution classify themselves as Class I, Class II or Class III directors. The Class I directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.
17.5Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a director or may by Ordinary Resolution of the holders of the Class B Shares remove any director. For the avoidance of doubt, prior to the closing of a Business Combination holders of Class A Shares shall have no right to vote on the appointment or removal of any director.
17.6After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a director or may by Ordinary Resolution remove any director.
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17.7Article 17.5 may only be amended by a Special Resolution passed by holders representing at least two-thirds of the outstanding Class B Shares.
17.8Without prejudice to the Company's power to appoint a person to be a director pursuant to these Articles, the directors shall have power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an additional director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.
17.9Notwithstanding the other provisions of these Articles, in any case where, as a result of death, the Company has no directors and no shareholders, the personal representatives of the last shareholder to have died have the power, by notice in writing to the Company, to appoint a person to be a director. For the purpose of this Article:
(a)where two or more shareholders die in circumstances rendering it uncertain who was the last to die, a younger shareholder is deemed to have survived an older shareholder;
(b)if the last shareholder died leaving a will which disposes of that shareholder’s shares in the Company (whether by way of specific gift, as part of the residuary estate, or otherwise):
(i)the expression personal representatives of the last shareholder means:
(A)until a grant of probate in respect of that will has been obtained from the Grand Court of the Cayman Islands, all of the executors named in that will who are living at the time the power of appointment under this Article is exercised; and
(B)after such grant of probate has been obtained, only such of those executors who have proved that will;
(ii)without derogating from section 3(1) of the Succession Law (Revised), the executors named in that will may exercise the power of appointment under this Article without first obtaining a grant of probate.
17.10A remaining director may appoint a director even though there is not a quorum of directors.
17.11No appointment can cause the number of directors to exceed the maximum; and any such appointment shall be invalid.
17.12For so long as Shares are listed on a Designated Stock Exchange, the directors shall include at least such number of Independent Directors as Applicable Law or the rules and regulations of the Designated Stock Exchange require, subject to applicable phase-in rules of the Designated Stock Exchange.
Resignation of directors
17.13A director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.
17.14Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to the Company.
Termination of the office of director
17.15A director's office shall be terminated forthwith if:
(a)he is prohibited by the law of the Islands from acting as a director; or
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(b)he is made bankrupt or makes an arrangement or composition with his creditors generally; or
(c)in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or
(d)he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise;
(e)without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months; or
(f)all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other directors.
18Alternate directors
Appointment and removal
18.1Any director may appoint any other person, including another director, to act in his place as an alternate director. No appointment shall take effect until the director has given notice of the appointment to the other directors. Such notice must be given to each other director by either of the following methods:
(a)by notice in writing in accordance with the notice provisions;
(b)if the other director has an email address, by emailing to that address a scanned copy of the notice as a PDF attachment (the PDF version being deemed to be the notice unless Article 33.7 applies), in which event notice shall be taken to be given on the date of receipt by the recipient in readable form. For the avoidance of doubt, the same email may be sent to the email address of more than one director (and to the email address of the Company pursuant to Article 18.4(c)).
18.2Without limitation to the preceding Article, a director may appoint an alternate for a particular meeting by sending an email to his fellow directors informing them that they are to take such email as notice of such appointment for such meeting. Such appointment shall be effective without the need for a signed notice of appointment or the giving of notice to the Company in accordance with Article 18.4.
18.3A director may revoke his appointment of an alternate at any time. No revocation shall take effect until the director has given notice of the revocation to the other directors. Such notice must be given by either of the methods specified in Article 18.1.
18.4A notice of appointment or removal of an alternate director must also be given to the Company by any of the following methods:
(a)by notice in writing in accordance with the notice provisions;
(b)if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company's registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 33.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;
(c)if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company's registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 33.7 applies), in which
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event notice shall be taken to be given on the date of receipt by the Company or the Company's registered office (as appropriate) in readable form; or
(d)if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.
Notices
18.5All notices of meetings of directors shall continue to be given to the appointing director and not to the alternate.
Rights of alternate director
18.6An alternate director shall be entitled to attend and vote at any board meeting or meeting of a committee of the directors at which the appointing director is not personally present, and generally to perform all the functions of the appointing director in his absence.
18.7For the avoidance of doubt:
(a)if another director has been appointed an alternate director for one or more directors, he shall be entitled to a separate vote in his own right as a director and in right of each other director for whom he has been appointed an alternate; and
(b)if a person other than a director has been appointed an alternate director for more than one director, he shall be entitled to a separate vote in right of each director for whom he has been appointed an alternate.
18.8An alternate director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate director.
Appointment ceases when the appointor ceases to be a director
18.9An alternate director shall cease to be an alternate director if the director who appointed him ceases to be a director.
Status of alternate director
18.10An alternate director shall carry out all functions of the director who made the appointment.
18.11Save where otherwise expressed, an alternate director shall be treated as a director under these Articles.
18.12An alternate director is not the agent of the director appointing him.
18.13An alternate director is not entitled to any remuneration for acting as alternate director.
Status of the director making the appointment
18.14A director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.
19Powers of directors
Powers of directors
19.1Subject to the provisions of the Law, the Memorandum and these Articles, the business of the Company shall be managed by the directors who may for that purpose exercise all the powers of the Company.
19.2No prior act of the directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Law, following the consummation of the IPO Members
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may by Special Resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.
Appointments to office
19.3The directors may appoint a director:
(a)as chairman of the board of directors;
(b)as vice-chairman of the board of directors;
(c)as managing director;
(d)to any other executive office
for such period and on such terms, including as to remuneration, as they think fit.
19.4The appointee must consent in writing to holding that office.
19.5Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of directors.
19.6If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the directors may nominate one of their number to act in place of the chairman should he ever not be available.
19.7Subject to the provisions of the Law, the directors may also appoint any person, who need not be a director:
(a)as Secretary; and
(b)to any office that may be required (including, for the avoidance of doubt, one or more chief executive officers, presidents, a chief financial officer, a treasurer, vice-presidents, one or more assistant vice-presidents, one or more assistant treasurers and one or more assistant secretaries), for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the directors decide.
19.8The Secretary or Officer must consent in writing to holding that office.
19.9A director, Secretary or other Officer of the Company may not hold the office, or perform the services, of Auditor.
Remuneration
19.10The remuneration to be paid to the directors, if any, shall be such remuneration as the directors shall determine, provided that no cash remuneration shall be paid to any director prior to the consummation of a Business Combination. The directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all out of pocket expenses properly incurred by them in connection with activities on behalf of the Company, including identifying and consummating a Business Combination.
19.11Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the director or to any other person connected to or related to him.
19.12Unless his fellow directors determine otherwise, a director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.
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Disclosure of information
19.13The directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the Register of Members relating to a Member, (and they may authorise any director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:
(a)the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or
(b)such disclosure is in compliance with the rules of any stock exchange upon which the Company's shares are listed; or
(c)such disclosure is in accordance with any contract entered into by the Company; or
(d)the directors are of the opinion such disclosure would assist or facilitate the Company’s operations.
20Delegation of powers
Power to delegate any of the directors' powers to a committee
20.1The directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members. Persons on the committee may include non-directors so long as the majority of those persons are directors.
20.2The delegation may be collateral with, or to the exclusion of, the directors' own powers.
20.3The delegation may be on such terms as the directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the directors at will.
20.4Unless otherwise permitted by the directors, a committee must follow the procedures prescribed for the taking of decisions by directors.
Power to appoint an agent of the Company
20.5The directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person's powers. The directors may make that appointment:
(a)by causing the Company to enter into a power of attorney or agreement; or
(b)in any other manner they determine.
Power to appoint an attorney or authorised signatory of the Company
20.6The directors may appoint any person, whether nominated directly or indirectly by the directors, to be the attorney or the authorised signatory of the Company. The appointment may be:
(a)for any purpose;
(b)with the powers, authorities and discretions;
(c)for the period; and
(d)subject to such conditions
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as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under these Articles. The directors may do so by power of attorney or any other manner they think fit.
20.7Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.
Power to appoint a proxy
20.8Any director may appoint any other person, including another director, to represent him at any meeting of the directors. If a director appoints a proxy, then for all purposes the presence or vote of the proxy shall be deemed to be that of the appointing director.
20.9Articles 18.1 to 18.4 inclusive (relating to the appointment by directors of alternate directors) apply, mutatis mutandis, to the appointment of proxies by directors.
20.10A proxy is an agent of the director appointing him and is not an officer of the Company.
21Meetings of directors
Regulation of directors' meetings
21.1Subject to the provisions of these Articles, the directors may regulate their proceedings as they think fit.
Calling meetings
21.2Any director may call a meeting of directors at any time. The Secretary, if any, must call a meeting of the directors if requested to do so by a director.
Notice of meetings
21.3Every director shall be given notice of a meeting, although a director may waive retrospectively the requirement to be given notice. Notice may be oral. Attendance at a meeting without written objection shall be deemed to be a waiver of such notice requirement.
Period of notice
21.4At least five Clear Days’ notice of a meeting of directors must be given to directors. A meeting may be convened on shorter notice with the consent of all directors.
Use of technology
21.5A director may participate in a meeting of directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.
21.6A director participating in this way is deemed to be present in person at the meeting.
Place of meetings
21.7If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.
Quorum
21.8The quorum for the transaction of business at a meeting of directors shall be two unless the directors fix some other number or unless the Company has only one director.
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Voting
21.9A question which arises at a board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.
Validity
21.10Anything done at a meeting of directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a director, or was otherwise not entitled to vote.
Recording of dissent
21.11A director present at a meeting of directors shall be presumed to have assented to any action taken at that meeting unless:
(a)his dissent is entered in the minutes of the meeting; or
(b)he has filed with the meeting before it is concluded signed dissent from that action; or
(c)he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.
A director who votes in favour of an action is not entitled to record his dissent to it.
Written resolutions
21.12The directors may pass a resolution in writing without holding a meeting if all directors sign a document or sign several documents in the like form each signed by one or more of those directors.
21.13Despite the foregoing, a resolution in writing signed by a validly appointed alternate director or by a validly appointed proxy need not also be signed by the appointing director. If a written resolution is signed personally by the appointing director, it need not also be signed by his alternate or proxy.
21.14Such written resolution shall be as effective as if it had been passed at a meeting of the directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last director signs.
Sole director's minute
21.15Where a sole director signs a minute recording his decision on a question, that record shall constitute the passing of a resolution in those terms.
22Permissible directors' interests and disclosure
Permissible interests subject to disclosure
22.1Save as expressly permitted by these Articles or as set out below, a director may not have a direct or indirect interest or duty which conflicts or may possibly conflict with the interests of the Company.
22.2If, notwithstanding the prohibition in the preceding Article, a director discloses to his fellow directors the nature and extent of any material interest or duty in accordance with the next Article, he may:
(a)be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is or may otherwise be interested; or
(b)be interested in another body corporate promoted by the Company or in which the Company is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate.
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22.3Such disclosure may be made at a meeting of the board or otherwise (and, if otherwise, it must be made in writing). The director must disclose the nature and extent of his direct or indirect interest in or duty in relation to a transaction or arrangement or series of transactions or arrangements with the Company or in which the Company has any material interest.
22.4If a director has made disclosure in accordance with the preceding Article, then he shall not, by reason only of his office, be accountable to the Company for any benefit that he derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.
Notification of interests
22.5For the purposes of the preceding Articles:
(a)a general notice that a director gives to the other directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and
(b)an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.
Voting where a director is interested in a matter
22.6A director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest or duty, whether directly or indirectly, so long as that director discloses any material interest pursuant to these Articles. The director shall be counted towards a quorum of those present at the meeting. If the director votes on the resolution, his vote shall be counted.
22.7Where proposals are under consideration concerning the appointment of two or more directors to offices or employment with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each director separately and each of the directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his or her own appointment.
23Minutes
The Company shall cause minutes to be made in books kept for the purpose in accordance with the Law.
24Accounts and audit
Accounting and other records
24.1The directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Law.
No automatic right of inspection
24.2Members are only entitled to inspect the Company's records if they are expressly entitled to do so by law, or by resolution made by the directors or passed by Ordinary Resolution.
Sending of accounts and reports
24.3The Company's accounts and associated directors' report or auditor's report that are required or permitted to be sent to any person pursuant to any law shall be treated as properly sent to that person if:
(a)they are sent to that person in accordance with the notice provisions: or
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(b)they are published on a website providing that person is given separate notice of:
(i)the fact that publication of the documents has been published on the website;
(ii)the address of the website; and
(iii)the place on the website where the documents may be accessed; and
(iv)how they may be accessed.
24.4If, for any reason, a person notifies the Company that he is unable to access the website, the Company must, as soon as practicable, send the documents to that person by any other means permitted by these Articles. This, however, will not affect when that person is taken to have received the documents under the next Article.
Time of receipt if documents are published on a website
24.5Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least five Clear Days before the date of the meeting at which they are to be laid if:
(a)the documents are published on the website throughout a period beginning at least five Clear Days before the date of the meeting and ending with the conclusion of the meeting; and
(b)the person is given at least five Clear Days' notice of the hearing.
Validity despite accidental error in publication on website
24.6If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because:
(a)those documents are, by accident, published in a different place on the website to the place notified; or
(b)they are published for part only of the period from the date of notification until the conclusion of that meeting.
Audit
24.7The directors may appoint an Auditor of the Company who shall hold office on such terms as the directors determine.
24.8Without prejudice to the freedom of the directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the directors shall establish and maintain an Audit Committee as a committee of the directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.
24.9If the Shares are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.
24.10The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).
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24.11If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the directors shall fill the vacancy and determine the remuneration of such Auditor.
24.12Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.
24.13Auditors shall, if so required by the directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the directors or any general meeting of the Members.
25Financial year
Unless the directors otherwise specify, the financial year of the Company:
(a)shall end on 31st December in the year of its incorporation and each following year; and
(b)shall begin when it was incorporated and on 1st January each following year.
26Record dates
Except to the extent of any conflicting rights attached to Shares, the directors may fix any time and date as the record date for:
(a)calling a general meeting;
(b)declaring or paying a dividend;
(c)making or issuing an allotment of Shares; or
(d)conducting any other business required pursuant to these Articles.
The record date may be before or after the date on which a dividend, allotment or issue is declared, paid or made.
27Dividends
Declaration of dividends by Members
27.1Subject to the provisions of the Law, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the directors.
Payment of interim dividends and declaration of final dividends by directors
27.2The directors may pay interim dividends or declare final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.
27.3Subject to the provisions of the Law, in relation to the distinction between interim dividends and final dividends, the following applies:
(a)Upon determination to pay a dividend or dividends described as interim by the directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.
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(b)Upon declaration of a dividend or dividends described as final by the directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.
If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.
27.4In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:
(a)If the share capital is divided into different classes, the directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.
(b)The directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.
(c)If the directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.
Apportionment of dividends
27.5Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the Shares during the time or part of the time in respect of which the dividend is paid. If a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.
Right of set off
27.6The directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.
Power to pay other than in cash
27.7If the directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:
(a)issue fractional Shares;
(b)fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and
(c)vest some assets in trustees.
How payments may be made
27.8A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:
(a)if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose - by wire transfer to that bank account; or
(b)by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.
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27.9For the purpose of paragraph (a) of the preceding Article, the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purpose of paragraph (b) of the preceding Article, subject to any applicable law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.
27.10If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:
(a)to the registered address of the Joint Holder of the Share who is named first on the Register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or
(b)to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.
27.11Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.
Dividends or other moneys not to bear interest in absence of special rights
27.12Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.
Dividends unable to be paid or unclaimed
27.13If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the directors may pay it into a separate account in the Company's name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.
27.14A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.
28Capitalisation of profits
Capitalisation of profits or of any share premium account or capital redemption reserve
28.1The directors may resolve to capitalise:
(a)any part of the Company's profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or
(b)any sum standing to the credit of the Company's share premium account or capital redemption reserve, if any.
The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways:
(a)by paying up the amounts unpaid on that Member's Shares;
(b)by issuing Fully Paid Shares, debentures or other securities of the Company to that Member or as that Member directs. The directors may resolve that any Shares issued to the Member in respect of partly paid Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain partly paid.
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Applying an amount for the benefit of members
28.2The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.
28.3Subject to the Law, if a fraction of a Share, a debenture, or other security is allocated to a Member, the directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.
29Share premium account
Directors to maintain share premium account
29.1The directors shall establish a share premium account in accordance with the Law. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Law.
Debits to share premium account
29.2The following amounts shall be debited to any share premium account:
(a)on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and
(b)any other amount paid out of a share premium account as permitted by the Law.
29.3Notwithstanding the preceding Article, on the redemption or purchase of a Share, the directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Law, out of capital.
30Seal
Company seal
30.1The Company may have a seal if the directors so determine.
Duplicate seal
30.2Subject to the provisions of the Law, the Company may also have a duplicate seal or seals for use in any place or places outside the Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.
When and how seal is to be used
30.3A seal may only be used by the authority of the directors. Unless the directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:
(a)by a director (or his alternate) and the Secretary; or
(b)by a single director (or his alternate).
If no seal is adopted or used
30.4If the directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:
(a)by a director (or his alternate) or any Officer to which authority has been delegated by resolution duly adopted by the directors; or
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(b)by a single director (or his alternate); or
(c)in any other manner permitted by the Law.
Power to allow non-manual signatures and facsimile printing of seal
30.5The directors may determine that either or both of the following applies:
(a)that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;
(b)that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.
Validity of execution
30.6If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.
31Indemnity
Indemnity
31.1To the extent permitted by Applicable Law, the Company shall indemnify each existing or former Secretary, director (including alternate director), and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:
(a)all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Secretary or Officer in or about the conduct of the Company's business or affairs or in the execution or discharge of the existing or former Secretary's or Officer's duties, powers, authorities or discretions; and
(b)without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Islands or elsewhere.
No such existing or former Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, wilful default or wilful neglect.
31.2To the extent permitted by Applicable Law, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Secretary or Officer of the Company in respect of any matter identified in paragraph (a) or paragraph (b) of the preceding Article on condition that the Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Secretary or that Officer for those legal costs.
Release
31.3To the extent permitted by Applicable Law, the Company may by Special Resolution release any existing or former director (including alternate director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person's own actual fraud, wilful default or wilful neglect.
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Insurance
31.4To the extent permitted by Applicable Law, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the directors, other than liability arising out of that person's own dishonesty:
(a)an existing or former director (including alternate director), Secretary or Officer or auditor of:
(i)the Company;
(ii)a company which is or was a subsidiary of the Company;
(iii)a company in which the Company has or had an interest (whether direct or indirect); and
(b)a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.
32Notices
Form of notices
32.1Save where these Articles provide otherwise, any notice to be given to or by any person pursuant to these Articles shall be:
(a)in writing signed by or on behalf of the giver in the manner set out below for written notices; or
(b)subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or
(c)where these Articles expressly permit, by the Company by means of a website.
Electronic communications
32.2Without limitation to Articles 18.1 to 18.4 inclusive (relating to the appointment and removal by directors of alternate directors) and to Articles 20.8 to 20.10 inclusive (relating to the appointment by directors of proxies), a notice may only be given to the Company in an Electronic Record if:
(a)the directors so resolve;
(b)the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and
(c)the terms of that resolution are notified to the Members for the time being and, if applicable, to those directors who were absent from the meeting at which the resolution was passed.
If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.
32.3A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.
Persons authorised to give notices
32.4A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a director or company secretary of the Company or a Member.
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Delivery of written notices
32.5Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member's or director's registered address or the Company's registered office, or posted to that registered address or registered office.
Joint holders
32.6Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the Register of Members.
Signatures
32.7A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.
32.8An Electronic Record may be signed by an Electronic Signature.
Evidence of transmission
32.9A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.
32.10A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.
Giving notice to a deceased or bankrupt Member
32.11A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.
32.12Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.
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Date of giving notices
32.13A notice is given on the date identified in the following table.

Method for giving notices	When taken to be given
Personally	At the time and date delivered
By leaving it at the member’s registered address	At the time and date it was left
If the recipient has an address within the Islands, by posting it by prepaid post to the street or postal address of that recipient	48 hours after it was posted
If the recipient has an address outside of the Islands, by posting it by prepaid airmail to the street or postal address of that recipient	3 Clear Days after posting
By Electronic Record (other than publication on a website), to recipient’s Electronic address	Within 24 hours after it was sent
By publication on a website	See the Articles about the time when notice of a meeting of Members or accounts and reports, as the case may be, are published on a website
Saving provision
32.14None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of directors and written resolutions of Members.
33Authentication of Electronic Records
Application of Articles
33.1Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a director or other Officer of the Company, shall be deemed to be authentic if either Article 33.2 or Article 33.4 applies.
Authentication of documents sent by Members by Electronic means
33.2An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:
(a)the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and
(b)the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and
(c)Article 33.7 does not apply.
33.3For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 33.7 applies.
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Authentication of document sent by the Secretary or Officers of the Company by Electronic means
33.4An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:
(a)the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and
(b)the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and
(c)Article 33.7 does not apply.
This Article applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.
33.5For example, where a sole director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that director unless Article 33.7 applies.
Manner of signing
33.6For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.
Saving provision
33.7A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:
(a)believes that the signature of the signatory has been altered after the signatory had signed the original document; or
(b)believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or
(c)otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.
34Transfer by way of continuation
34.1The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:
(a)the Islands; or
(b)such other jurisdiction in which it is, for the time being, incorporated, registered or existing.
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34.2To give effect to any resolution made pursuant to the preceding Article, the directors may cause the following:
(a)an application be made to the Registrar of Companies to deregister the Company in the Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and
(b)all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.
35Winding up
Distribution of assets in specie
35.1If the Company is wound up, the Members may, subject to these Articles and any other sanction required by the Law, pass a Special Resolution allowing the liquidator to do either or both of the following:
(a)to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members;
(b)to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.
No obligation to accept liability
35.2No Member shall be compelled to accept any assets if an obligation attaches to them.
The directors are authorised to present a winding up petition
35.3The directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.
36Amendment of Memorandum and Articles
Power to change name or amend Memorandum
36.1Subject to the Law, the Company may, by Special Resolution:
(a)change its name; or
(b)change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.
Power to amend these Articles
36.2Subject to the Law and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.
37Mergers and Consolidations
The Company shall have the power to merge or consolidate with one or more constituent companies (as defined in the Law) upon such terms as the directors may determine and (to the extent required by the Law) with the approval of a Special Resolution.
38Business Combination
38.1Notwithstanding any other provision of the Articles, this Article 38 shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation
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of any Business Combination and the distribution of the Trust Account pursuant to Article 38.10. In the event of a conflict between this Article 38 and any other Articles, the provisions of this Article 38 shall prevail and this Article may not be amended prior to the consummation of a Business Combination without a Special Resolution.
38.2Prior to the consummation of any Business Combination, the Company shall either:
(a)submit such Business Combination to its Members for approval; or
(b)provide Members with the opportunity to have their Shares repurchased by means of a tender offer (a Tender Offer) for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the funds held in the Trust Account not previously released to the Company to pay its income taxes, if any, divided by the number of then-outstanding Public Shares in issue, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.
38.3If the Company initiates any Tender Offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it shall file Tender Offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.
38.4If, alternatively, the Company holds a Member vote to approve a proposed Business Combination, the Company will conduct any compulsory redemption in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act and not pursuant to the tender offer rules and file proxy materials with the SEC.
38.5At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that a majority of the Shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted for the approval of such Business Combination, the Company shall be authorised to consummate such Business Combination.
38.6Any Member holding Public Shares who is not a Founder, officer or director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the IPO Redemption), provided that no such Member acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15% of the Public Shares without the Company’s prior consent, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination or abstains from voting, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Account not previously released to the Company to pay its income taxes, if any, divided by the number of then-outstanding Public Shares in issue (such redemption price being referred to herein as the Redemption Price), provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.
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38.7The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant Members as appropriate.
38.8In the event that the Company does not consummate a Business Combination by twenty-four months after the closing of the IPO, or such later time as the Members of the Company may approve in accordance with the Articles, the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, if any (less up to US$100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the directors, liquidate and dissolve, subject in the case of sub-articles (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. If the Company shall wind up for any other reason prior to the consummation of a Business Combination, the Company shall, as promptly as reasonably possible but not more than ten business days thereafter, follow the foregoing procedures set out in this Article 38.8 with respect to the liquidation of the Trust Account, subject to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
38.9In the event that any amendment is made to these Articles:
(a)that would modify the substance or timing of the Company’s obligation to provide holders of Public Shares the right to:
(i)have their shares redeemed or repurchased in connection with a Business Combination pursuant to Articles 38.2(b) or 38.6; or
(ii)redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within twenty-four months after the date of the closing of the IPO pursuant to Article 38.8; or
(b)with respect to any other provision relating to the rights of holders of Public Shares, each holder of Public Shares who is not a Founder, officer or director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment (an Amendment Redemption) at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to the Company to pay income taxes, if any, divided by the number of then-outstanding Public Shares in issue.
38.10Except for the withdrawal of interest to pay income taxes, if any, none of the funds held in the Trust Account shall be released from the Trust Account:
(a)to the Company, until completion of any Business Combination; or
(b)to the Members holding Public Shares, until the earliest of:
(i)a repurchase of Shares by means of a Tender Offer pursuant to Article 38.2(b);
(ii)an IPO Redemption pursuant to Article 38.6;
(iii)a distribution of the Trust Account pursuant to Article 38.8; or
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(iv)an Amendment Redemption pursuant to Article 38.9.
In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.
38.11After the issue of Public Shares (including pursuant to the Over-allotment Option), and prior to the consummation of a Business Combination, the directors shall not issue additional Shares or any other securities that would entitle the holders thereof to:
(a)receive funds from the Trust Account; or
(b)vote as a class with the Public Shares:
(i)on a Business Combination or on any other proposal presented to Members prior to or in connection with the completion of a Business Combination; or
(ii)to approve an amendment to these Articles to:
(A)extend the time the Company has to consummate a Business Combination beyond 24 months from the closing of IPO; or
(B)amend the foregoing provisions of these Articles.
38.12The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in the Trust Account and taxes payable on the interest earned on the Trust Account) at the time of the Company’s signing the agreement to enter into a Business Combination. An initial Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations
38.13The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:
(a)any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and
(b)any director or officer of the Company and any affiliate or relative of such director or officer.
38.14Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the directors, with any director interested in such payment abstaining from such review and approval.
38.15A director may vote in respect of any Business Combination in which such director has a conflict of interest with respect to the evaluation of such Business Combination. Such director must disclose such interest or conflict to the other directors.
38.16The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.
38.17The Company may enter into a Business Combination with a target business that is affiliated with the Sponsor, the directors or officers of the Company. In the event the Company seeks to complete the Business Combination with a target that is affiliated with the Sponsor, executive officers or directors, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm, which is a member of FINRA, or another independent valuation or accounting firm that such a Business Combination or transaction is fair to the Company from a financial point of view.
38.18Any Business Combination must be approved by the a majority of the Independent Directors.
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39Certain Tax Filings
39.1Each Tax Filing Authorised Person and any such other person, acting alone, as any director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any director or officer of the Company. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.
40Business Opportunities
40.1In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as directors and/or officers of the Company; and (b) the Investor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions under this heading “Business Opportunities” are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Company and its officers, directors and Members in connection therewith.
40.2To the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Investor Group or the Investor Group Related Persons, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, director and/or officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such Investor Group Related Person solely in their capacity as an Officer or director of the Company and the opportunity is one the Company is permitted to complete on a reasonable basis.
40.3Except as provided elsewhere in the Articles, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and the Investor Group, about which a director and/or officer of the Company who is also an Investor Group Related Person acquires knowledge.
40.4To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.
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Annex C
CERTIFICATE OF INCORPORATION OF
NAUTILUS BIOTECHNOLOGY, INC.
a Delaware corporation
ARTICLE I
The name of this corporation is Nautilus Biotechnology, Inc. (the “Company”).
ARTICLE II
The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
Section 1.This Company is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock that the Company shall have authority to issue is 1,200,000,000 shares, of which 1,000,000,000 shares are Common Stock, $0.0001 par value per share, and 200,000,000 shares are Preferred Stock, $0.0001 par value per share.
Section 2.Each share of Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.
Section 3.The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the Company (the “Board of Directors”) (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
Section 4.Except as otherwise required by law or provided in this Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).
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Section 5.The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE V
Section 1.Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Company shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.
Section 2.Effective as of the Effective Time (as defined in that certain Business Combination Agreement, entered into by and among the Company (formerly known as ARYA Sciences Acquisition Corp III), Mako Merger Sub, Inc., and a subsidiary of the Company formerly known as Nautilus Biotechnology, Inc., dated as of February 7, 2021, as amended from time to time (the “Business Combination Agreement”)), the directors of the Company (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
ARTICLE VI
Section 1.From and after the effectiveness of this Certificate of Incorporation, only for so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.
Section 2.Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Company, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for
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which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
ARTICLE VII
Section 1.The Company is to have perpetual existence.
Section 2.The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.
Section 3.In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Company. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Company’s Bylaws. The Company’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company. Notwithstanding the above or any other provision of this Certificate of Incorporation, the Bylaws of the Company may not be amended, altered or repealed except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.
Section 4.The election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.
Section 5.No stockholder will be permitted to cumulate votes at any election of directors.
ARTICLE VIII
Section 1.From and after the effectiveness of this Certificate of Incorporation, and subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.
Section 2.Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.
Section 3.Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Bylaws of the Company.
ARTICLE IX
Section 1.To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Section 2.Subject to any provisions in the Bylaws of the Company related to indemnification of directors of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action,
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suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.
Section 3.The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
Section 4.Neither any amendment, repeal nor elimination of any Section of this ARTICLE IX, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, repeal, elimination or adoption of an inconsistent provision.
ARTICLE X
Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.
ARTICLE XI
The Company reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Company, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 3 of ARTICLE IV, Section 2 of ARTICLE V, Section 1 of ARTICLE VI, Section 2 of ARTICLE VI, Section 5 of ARTICLE VII, Section 1 of ARTICLE VIII, Section 2 of ARTICLE VIII, Section 3 of ARTICLE VIII or this ARTICLE XI of this Certificate of Incorporation.
ARTICLE XII
The name and mailing address of the incorporator are as follows:
Cindy Reilly
Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022
This certificate of incorporation shall be effective at __:__ _.m. Eastern Time on ___________ __, 2021.
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I, the undersigned, as the sole incorporator of the Company, have signed this Certificate of Incorporation on this ____ day of _________ 2021.

By:
Name: Cindy Reilly
Sole Incorporator
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Annex D

BYLAWS OF
NAUTILUS BIOTECHNOLOGY, INC.
(initially adopted on               , 2021)

-i-

TABLE OF CONTENTS
(continued)
-ii-

BYLAWS OF NAUTILUS BIOTECHNOLOGY, INC.

ARTICLE I - CORPORATE OFFICES
1.1.REGISTERED OFFICE
The registered office of Nautilus Biotechnology, Inc. (the “Company”) shall be fixed in the Company’s certificate of incorporation, as the same may be amended from time to time.
1.2.OTHER OFFICES
The Company may at any time establish other offices.
ARTICLE II - MEETINGS OF STOCKHOLDERS
2.1.PLACE OF MEETINGS
Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Company (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal executive office.
2.2.ANNUAL MEETING
The annual meeting of stockholders shall be held each year. The Board of Directors shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For the purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.
2.3.SPECIAL MEETING
(a)A special meeting of the stockholders, other than as required by statute, may be called at any time by (i) the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, (ii) the chairperson of the Board of Directors, (iii) the chief executive officer or (iv) the president, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.
(b)The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of a majority of the Whole Board, the chairperson of the Board of Directors, the chief executive officer or the president. Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.
2.4.ADVANCE NOTICE PROCEDURES
(a)Annual Meetings of Stockholders.
(i)Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (1) pursuant to the Company’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Board of

Directors; (3) as may be provided in the certificate of designations for any class or series of preferred stock; or (4) by any stockholder of the Company who (A) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in this Section 2.4(a).
(ii)For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (4) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary and any such nomination or proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day and no later than 5:00 p.m., local time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders. However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting has been changed by more than 25 days from the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of the Company no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”).
(iii)A stockholder’s notice to the secretary must set forth:
(1)as to each person whom the stockholder proposes to nominate for election as a director:
(A)such person’s name, age, business address, residence address and principal occupation or employment; the class and number of shares of the Company that are held of record or are beneficially owned by such person and a description of any Derivative Instruments (defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person; and all information relating to such person that is required to be disclosed in solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to Section 14 of the 1934 Act;
(B)such person’s written consent to being named in such stockholder’s proxy statement as a nominee of such stockholder and to serving as a director of the Company if elected;
(C)a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Company (including the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Company (a “Third-Party Compensation Arrangement”); and

(D)a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand;
(2)as to any other business that the stockholder proposes to bring before the annual meeting:
(A)a brief description of the business desired to be brought before the annual meeting;
(B)the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws);
(C)the reasons for conducting such business at the annual meeting;
(D)any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and
(E)a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and
(3)as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
(A)the name and address of such stockholder (as they appear on the Company’s books), of such beneficial owner and of their respective affiliates or associates or others acting in concert with them;
(B)for each class or series, the number of shares of stock of the Company that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;
(C)a description of any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;
(D)a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Company’s securities (any of the foregoing, a “Derivative Instrument”), or any other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Company’s securities;
(E)any rights to dividends on the Company’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, that are separated or separable from the underlying security;

(F)any proportionate interest in the Company’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;
(G)any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with, them is entitled to based on any increase or decrease in the value of the Company’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;
(H)any significant equity interests or any Derivative Instruments in any principal competitor of the Company that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;
(I)any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);
(J)a representation and undertaking that the stockholder is a holder of record of stock of the Company as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;
(K)a representation and undertaking that such stockholder or any such beneficial owner intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee; or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination;
(L)any other information relating to such stockholder, such beneficial owner, or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and
(M)such other information relating to any proposed item of business as the Company may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.
(iv)In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Company in connection therewith) must further be updated and supplemented (1) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the meeting and as of the date that is 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof and (2) to provide any additional information that the Company may reasonably request. Such update and supplement or additional information, if applicable, must be received by the secretary at the principal executive offices of the Company, in the case of a request for additional information, promptly following a request therefor, which response must be delivered not later than such reasonable time as is specified in any such request from the Company or, in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the meeting or any adjournment, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof). The failure to timely provide such update, supplement or additional information shall result in the nomination or proposal no longer being eligible for consideration at the meeting.
(b)Special Meetings of Stockholders. Except to the extent required by the DGCL, and subject to Section 2.3(a), special meetings of stockholders may be called only in accordance with the Company’s certificate of incorporation and these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Company’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Company’s notice of meeting, then nominations of persons for election to the Board of Directors at such special meeting may be made by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b). For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. A stockholder’s notice to the Secretary must comply with the applicable notice requirements of Section 2.4(a)(iii).
(c)Other Requirements.
(i)To be eligible to be a nominee by any stockholder for election as a director of the Company, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b):
(1)a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within 10 days of receiving such request) containing information regarding such nominee’s background and qualifications and such other information as may reasonably be required by the Company to determine the eligibility of such nominee to serve as a director of the Company or to serve as an independent director of the Company;
(2)a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue;
(3)a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;
(4)a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Company’s corporate governance guidelines as disclosed on the Company’s website, as amended from time to time; and
(5)a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.
(ii)At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such nominee.
(iii)No person will be eligible to be nominated by a stockholder for election as a director of the Company unless nominated in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.
(iv)The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.
(v)Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Company and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.
(vi)Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (1) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (2) compliance with clause (4) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).
(vii)Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Company in compliance with Rule 14a‑8 under the 1934 Act; and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the meeting of stockholders. Subject to Rule 14a‑8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or any other business proposal.
2.5NOTICE OF STOCKHOLDERS’ MEETINGS
Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
2.6QUORUM
The holders of a majority of the voting power of the capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting, or (b) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.
2.7ADJOURNED MEETING; NOTICE
When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
2.8CONDUCT OF BUSINESS
The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business and discussion as seem to the chairperson in order. The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, or the chief executive officer (in the absence of the chairperson of the Board of Directors) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Company, shall serve as chairperson of the stockholder meeting. The chairperson of any meeting of stockholders shall have the power to adjourn the meeting to another place, if any, date or time, whether or not a quorum is present.
2.9VOTING
The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.
Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.
Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of the stock exchange on which the Company’s securities are listed, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the outstanding shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series, except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of the stock exchange on which the securities of the Company are listed.

2.10STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING
Subject to the rights of holders of preferred stock of the Company, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.
2.11RECORD DATES
In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.
If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.
In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
2.12PROXIES
Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL, provided that such authorization shall set forth, or be delivered with information enabling the Company to determine, the identity of the stockholder granting such authorization. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.
2.13LIST OF STOCKHOLDERS ENTITLED TO VOTE
The Company shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Company’s principal place of business. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
2.14INSPECTORS OF ELECTION
Before any meeting of stockholders, the Company shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act.
Such inspectors shall:
(a)ascertain the number of shares outstanding and the voting power of each;
(b)determine the shares represented at the meeting and the validity of proxies and ballots;
(c)count all votes and ballots;
(d)determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and
(e)certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.
The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.
ARTICLE III - DIRECTORS
3.1POWERS
The business and affairs of the Company shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.
3.2NUMBER OF DIRECTORS
The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of a majority of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
3.3ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS
Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

If so provided in the certificate of incorporation, the directors of the Company shall be divided into three classes.
3.4RESIGNATION AND VACANCIES
Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.
Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board of Directors, and subject to the rights of holders of Preferred Stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.
3.5PLACE OF MEETINGS; MEETINGS BY TELEPHONE
The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
3.6REGULAR MEETINGS
Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.
3.7SPECIAL MEETINGS; NOTICE
Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, the secretary or a majority of the Whole Board.
Notice of the time and place of special meetings shall be:
(a)delivered personally by hand, by courier or by telephone;
(b)sent by United States first-class mail, postage prepaid;
(c)sent by facsimile;
(d)sent by electronic mail; or
(e)otherwise given by electronic transmission (as defined in Section 232 of the DGCL), directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Company’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Company’s principal executive office) nor the purpose of the meeting, unless required by statute.
3.8.QUORUM; VOTING
At all meetings of the Board of Directors, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.
If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, except as may otherwise be expressly provided herein or therein and denoted with the phrase “notwithstanding the final paragraph of Section 3.8 of the bylaws” or language to similar effect, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.
3.9.BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING
Unless otherwise restricted by the certificate of incorporation or these bylaws, (i) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission; and (ii) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors, or the committee or subcommittee thereof, in the same paper or electronic form as the minutes are maintained.
3.10.FEES AND COMPENSATION OF DIRECTORS
Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors.
3.11.REMOVAL OF DIRECTORS
Any director or the entire Board of Directors may be removed from office by stockholders of the Company in the manner specified in the certificate of incorporation and applicable law. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.
ARTICLE IV - COMMITTEES
4.1COMMITTEES OF DIRECTORS
The Board of Directors may, by resolution passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Company.
4.2COMMITTEE MINUTES
Each committee and subcommittee shall keep regular minutes of its meetings.
4.3MEETINGS AND ACTION OF COMMITTEES
Meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:
(a)Section 3.5 (place of meetings and meetings by telephone);
(b)Section 3.6 (regular meetings);
(c)Section 3.7 (special meetings and notice);
(d)Section 3.8 (quorum; voting);
(e)Section 3.9 (action without a meeting); and
(f)Section 7.4 (waiver of notice)
with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members. However, (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee. The Board of Directors, or in the absence of any such action by the Board of Directors, the applicable committee or subcommittee, may adopt rules for the government of any committee or subcommittee not inconsistent with the provisions of these bylaws.
Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.
4.4SUBCOMMITTEES
Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V - OFFICERS
5.1OFFICERS
The officers of the Company shall be a president and a secretary. The Company may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.
5.2APPOINTMENT OF OFFICERS
The Board of Directors shall appoint the officers of the Company, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.
5.3SUBORDINATE OFFICERS
The Board of Directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers as the business of the Company may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board of Directors may from time to time determine.
5.4REMOVAL AND RESIGNATION OF OFFICERS
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.
Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.
5.5VACANCIES IN OFFICES
Any vacancy occurring in any office of the Company shall be filled by the Board of Directors or as provided in Section 5.3.
5.6REPRESENTATION OF SECURITIES OF OTHER ENTITIES
The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Company or any other person authorized by the Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Company all rights incident to any and all shares or other securities of any other entity or entities, and all rights incident to any management authority conferred on the Company in accordance with the governing documents of any entity or entities, standing in the name of this Company, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7AUTHORITY AND DUTIES OF OFFICERS
All officers of the Company shall respectively have such authority and perform such duties in the management of the business of the Company as may be designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.
ARTICLE VI - STOCK
6.1STOCK CERTIFICATES; PARTLY PAID SHARES
The shares of the Company shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Company by any two officers of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.
The Company may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Company in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Company shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
6.2SPECIAL DESIGNATION ON CERTIFICATES
If the Company is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Company shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Company shall issue to represent such class or series of stock, a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.
6.3LOST CERTIFICATES
Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Company and cancelled at the same time. The Company may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4DIVIDENDS
The Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Company’s capital stock. Dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the certificate of incorporation. The Board of Directors may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
6.5TRANSFER OF STOCK
Transfers of record of shares of stock of the Company shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.
6.6STOCK TRANSFER AGREEMENTS
The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
6.7REGISTERED STOCKHOLDERS
The Company:
(a)shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and
(b)shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
6.8LOCK-UP
(a)Subject to Section 6.8(b), the holders (the “Lock-up Holders”) of common stock of the Company issued (i) as the Adjusted Transaction Share Consideration pursuant to the Merger (each, as defined in the Business Combination Agreement) or (ii) to directors, officers and employees of the Company or its subsidiaries upon the settlement or exercise of stock options, restricted stock units, or other equity awards outstanding as of immediately following the closing of the Business Combination Transaction in respect of awards of a subsidiary of the Company formerly known as Nautilus Biotechnology, Inc. outstanding immediately prior to the closing of the Business Combination Transaction (such shares referred to in this Section 6.8(a)(ii), the “Existing Equity Award Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).
(b)Notwithstanding the provisions set forth in Section 6.8(a), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Lock-up Holder or any other person with whom such Lock-up Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the Lock-up Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (v) if such Lock-up Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Lock-up Holder, or (B) to partners, limited liability company members or stockholders of the Lock-up Holder, including, for the avoidance of doubt, where the Lock-up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) if such Lock-up Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) to the Company’s officers, directors or their affiliates; (viii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under subsections (i) through (vii) of this Section 6.8(b); (ix) as a pledge of shares of common stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by such Lock-up Holder; provided, however, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers; (x) pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change in control of the Company; (xi) to the Company in connection with the repurchase of such Lock-up Holder’s shares in connection with the termination of the Lock-up Holder’s employment with the Company pursuant to contractual agreements with the Company; (xii) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of common stock of the Company or the vesting of Company stock-based awards; or (xiii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of common stock of the Company. Notwithstanding the provisions set forth in Section 6.8(a), the Lock-up Holders or their respective Permitted Transferees may also establish a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act during the Lock-up Period; provided, however, that such plan does not provide for the Transfer of Lock-up Shares during the Lock-Up Period.
(c)Notwithstanding the other provisions set forth in this Section 6.8 or any other provision contained herein, the Board of Directors may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth in this Section 6.8, whether in whole or in part; provided, that, (i) during the Lock-up Period, any such waiver, amendment or repeal of any Lock-up obligations set forth in Section 6.8, and any waiver, amendment or repeal of this Section 6.8(c), shall require the unanimous approval of the directors present at any meeting at which a quorum is present, and (ii) following the Lock-up Period, any such waiver, amendment or repeal of any Lock-up obligations set forth in Section 6.8, and any waiver, amendment or repeal of this Section 6.8(c), shall require the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.
(d)For purpose of this Section 6.8:
(i)the term “Lock-up Period” means the period beginning on the closing date of the Business Combination Transaction and ending at the close of business on the date that is 180 days after the closing date of the Business Combination Transaction;
(ii)the term “Lock-up Shares” means the shares of common stock held by the Lock-up Holders immediately following the closing of the Business Combination Transaction (other than shares of common stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the Business Combination Transaction) and the Existing Equity Award Shares; provided, that, for clarity, shares of common stock issued in connection with the Domestication (as defined in that certain Business Combination Agreement, entered into by and among the Company (formerly known as ARYA Sciences Acquisition Corp III), Mako Merger Sub, Inc. and a subsidiary of the Company formerly known as Nautilus Biotechnology, Inc., dated as of February 7, 2021, as amended from time to time (the “Business Combination Agreement”)) or the PIPE Financing (as defined in the Business Combination Agreement) shall not constitute Lock-up Shares;
(iii)the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 6.8(b); and
(iv)the term “Transfer” means, with respect to a Lock-Up Share, to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of such share, whether or not for value, either voluntarily or involuntarily or by operation of law, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any right or interest owned by a person or any right or interest (including a beneficial interest) in, or the ownership, control or possession of, such Lock-Up Shares.

ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER
7.1NOTICE OF STOCKHOLDERS’ MEETINGS
Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL.
7.2NOTICE TO STOCKHOLDERS SHARING AN ADDRESS
Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any stockholder who fails to object in writing to the Company, within 60 days of having been given written notice by the Company of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.
7.3NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL
Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
7.4WAIVER OF NOTICE
Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.
ARTICLE VIII - INDEMNIFICATION
8.1INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS
Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
8.2INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE COMPANY
Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
8.3SUCCESSFUL DEFENSE
To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Company may indemnify any other person who is not a present or former director or officer of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.
8.4INDEMNIFICATION OF OTHERS
Subject to the other provisions of this Article VIII, the Company shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.
8.5ADVANCED PAYMENT OF EXPENSES
Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Company in defending any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by former directors and officers or other employees and agents of the Company or by persons serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Company deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Company.
Notwithstanding the foregoing, unless otherwise determined pursuant to Section 8.8, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company, in which event this paragraph shall not apply) in any Proceeding if a determination is reasonably and promptly made (a) by a vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (b) by a committee of such directors designated by the vote of the majority of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, that facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.
8.6LIMITATION OF INDEMNIFICATION
Subject to the requirements in Section 8.3 and the DGCL, the Company shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):
(a)for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;
(b)for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);
(c)for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);
(d)initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Company or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or
(e)if prohibited by applicable law.
8.7DETERMINATION; CLAIM
If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Company of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Company shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Company under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Company shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.
8.8NON-EXCLUSIVITY OF RIGHTS
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.
8.9INSURANCE
The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL.
8.10SURVIVAL
The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
8.11EFFECT OF REPEAL OR MODIFICATION
A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
8.12CERTAIN DEFINITIONS
For purposes of this Article VIII, references to the “Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article VIII.
ARTICLE IX - GENERAL MATTERS
9.1EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS
Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Company; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2FISCAL YEAR
The fiscal year of the Company shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.
9.3SEAL
The Company may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Company may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
9.4CONSTRUCTION; DEFINITIONS
Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.
9.5FORUM SELECTION
Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction.
Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Section 9.5. For the avoidance of doubt, nothing contained in this Section 9.5 shall apply to any action brought to enforce a duty or liability created by the 1934 Act or any successor thereto.
ARTICLE X - AMENDMENTS
These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Company to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Section 3.1, Section 3.2, Section 3.4, Section 3.11, Article VIII, Section 9.5 or this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other bylaw). The Board of Directors shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

Annex E
SPONSOR LETTER AGREEMENT
This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of February 7, 2021, is made by and among ARYA Sciences Holdings III, an exempted company incorporated in the Cayman Islands with limited liability (the “Sponsor”), the other holders of ARYA Class B Shares set forth on Schedule I hereto (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Shareholders”), ARYA Sciences Acquisition Corp III, an exempted company incorporated in the Cayman Islands with limited liability (“ARYA”), and Nautilus Biotechnology, Inc., a Delaware corporation (the “Company”). The Sponsor, the Other Class B Holders, ARYA and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).
WHEREAS, ARYA, the Company and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and
WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) the Shareholders agree that they will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Domestication and the Merger) and (b) the Shareholders agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of ARYA, including under Article 12 of the Amended and Restated Articles of Association of ARYA, or any other anti-dilution or similar protection with respect to all of the ARYA Class B Shares related to the transactions contemplated by the Business Combination Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
1.Agreement to Vote.
a.Each Shareholder (in his, her or its capacity as a shareholder of ARYA and on behalf of himself, herself and itself and not the other Shareholders) hereby irrevocably agrees, at any meeting of the shareholders of ARYA duly called and convened in accordance with the Governing Documents of ARYA, whether or not adjourned and however called, including at the ARYA Shareholders Meeting or otherwise, and in any action by written consent of the shareholders of ARYA, (i) to vote, or cause to be voted, or execute and return, or cause to be executed and returned, an action by written consent with respect to, as applicable, all of such Shareholder’s ARYA Class B Shares and ARYA Class A Shares (if any) held of record or beneficially by such Shareholder as of the date of this Agreement, or to which such Shareholder acquires record or beneficial ownership after the date hereof and prior to the Closing (collectively, the “Subject ARYA Equity Securities”) in favor of each of the Transaction Proposals, in each case, to the extent Subject ARYA Equity Securities are entitled to vote thereon or consent thereto and (ii) when such meeting is held, appear at such meeting or otherwise cause the Subject ARYA Equity Securities to be counted as present thereat for the purpose of establishing a quorum, and (iii) to vote, or cause to be voted against, against or withhold written consent, or cause written consent to be withheld, with respect to, as applicable, (A) any ARYA Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the ARYA Parties’ covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 6.1 or 6.3 of the Business Combination Agreement not being satisfied.
b.Without limiting any other rights or remedies of the Company, each Shareholder hereby irrevocably appoints the chief executive officer of the Company or any other officer of the Company designated by Company as each Shareholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstitution), for and in the name, place and stead of each Shareholder, (i) to attend on behalf of each Shareholder any meeting of the ARYA Shareholders with respect to the matters described in Section 1(a), (ii) to include the Subject ARYA Equity Securities in any computation for purposes of establishing a quorum at any such meeting of the holders of ARYA Shares and (iii) to vote (or cause to be voted), or deliver a written consent (or withhold consent) with respect to, as applicable, the ARYA Equity Securities on the matters specified in, and in accordance and consistent with Section 1(a) in connection with any meeting of the holders of ARYA Shares or any action by written consent by the holders of ARYA Shares, in each case, in the event that any Shareholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).
c.The proxy granted by the Shareholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for the Company entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Shareholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Shareholder and shall revoke any and all prior proxies granted by the Shareholder with respect to the Subject ARYA Equity Securities. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters described in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject ARYA Equity Securities and a vote or consent by the Shareholder of the Subject ARYA Equity Securities (or any other Person with the power to vote or provide consent with respect to the Subject ARYA Equity Securities) with respect to the matters described in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except for those matters described in Section 1(a).
2.Waiver of Anti-dilution Protection. Each Shareholder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its, successors, heirs and assigns), and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the ARYA Class B Shares held by him, her or it convert into ARYA Class A Shares, including those set out in Article 12 of the Amended and Restated Articles of Association of ARYA, in connection with the transactions contemplated by the Business Combination Agreement or otherwise. ARYA hereby acknowledges and agrees to such waiver. Each Shareholder hereby acknowledges and agrees that upon the Domestication, each ARYA Class B Share will be converted into one (1) share of common stock, par value $0.0001 per share, of ARYA (“ARYA Common Stock”) and following the Domestication, no provision of the Pre-Closing ARYA Governing Documents, including Article 12 of the Amended and Restated Articles of Association of ARYA, will be of any force or effect with respect to the shares of ARYA Common Stock.
3.Transfer of Shares.
a.Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of the Company (such consent to be given or withheld in its sole discretion), from and after the date hereof, each Shareholder hereby agrees that he, she or it shall not (i) Transfer any of his, her or its Subject ARYA Equity Securities, (ii) enter into (A) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require such Shareholder to Transfer his, her or its Subject ARYA Equity Securities or (B) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject ARYA Equity Securities in a manner inconsistent with the covenants and obligations of this Agreement, or (iii) enter into any Contract to take, or cause to be taken, any of the actions set forth in clauses (i) or (ii); provided, however, that the foregoing shall not apply to any Transfer (1) to ARYA’s officers or directors, any members or partners of the Sponsor, any affiliates of the Sponsor, or any employees of such affiliate; (2) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such individual; (3) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (4) in the case of an individual, pursuant to a qualified domestic relations order; or (5) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided, that the transferring Shareholder shall, and shall cause any transferee of his, her or its Subject ARYA Securities of the type set forth in clauses (1) through (5), to enter into a written agreement in form and substance reasonably satisfactory to the Company, agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of the transferring Shareholder hereunder and the making of all applicable representations and warranties of the transferring Shareholder set forth in Section 6 with respect to such transferee and his, her or its Subject ARYA Equity Securities received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer. For purposes of this Agreement,

“Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).
b.In furtherance of the foregoing, ARYA hereby agrees to (i) place a revocable stop order on all Subject ARYA Equity Securities subject to Section 3(a), including those which may be covered by a registration statement, and (ii) notify ARYA’s transfer agent in writing of such stop order and the restrictions on such Subject ARYA Equity Securities under Section 3(a) and direct ARYA’s transfer agent not to process any attempts by any such Shareholder to Transfer any Subject ARYA Equity Securities except in compliance with Section 3(a); for the avoidance of doubt, the obligations of ARYA under this Section 3(b) shall be deemed to be satisfied by the existence of any similar stop order or restrictions currently existing on the Subject ARYA Equity Securities.
4.Other Covenants.
a.Each Shareholder hereby agrees that he, she or it shall (i) be bound by and subject to Sections 5.3(a) (Confidentiality and Access to Information) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Shareholder is directly a party thereto, and (ii) not, directly or indirectly, take any action that ARYA is prohibited from taking pursuant to Section 5.7(a) (Exclusive Dealing) of the Business Combination Agreement.
b.Each Shareholder acknowledges and agrees that the Company is entering into the Business Combination Agreement in reliance upon each Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for each such Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, the Company would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents.
c.Each Shareholder hereby agrees that it shall not exercise or submit a request to exercise the ARYA Shareholder Redemption with respect to any ARYA Class A Shares held by him, her or it.
5.Termination of Lock-up Period. Each of the Shareholders hereby agrees that subject to, and conditioned upon the occurrence and effective as of, the Closing, Section 5 of that certain Letter Agreement, dated August 6, 2020 (the “Insider Letter Agreement”), by and among ARYA, the Shareholders and the other members of the ARYA Board, shall be amended and restated in its entirety as follows:
“5.    Reserved.”
The amendment and restatement of the Insider Letter Agreement set forth in this Section 5 shall be void and of no force and effect if the Business Combination Agreement is terminated in accordance with its terms.
6.Representations and Warranties. Each Shareholder represents and warrants, solely with respect to himself, herself or itself and not any of the other Shareholders, to the Company as follows:
a.If such Shareholder is an entity, such Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).
b.If such Shareholder is an entity, such Shareholder has the requisite corporate, limited liability company or other similar power and authority or, if such Shareholder is an individual, has the legal capacity and the requisite power and authority to execute and deliver this Agreement, to perform his, her or its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. If such Shareholder is an entity, the execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of such Shareholder. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid, legal and binding agreement of such Shareholder (assuming that this Agreement is duly authorized, executed and delivered by the other Parties hereto), enforceable against such Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
c.No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of such Shareholder with respect to such Shareholder’s execution, delivery or performance of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of such Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.
d.None of the execution or delivery of this Agreement by such Shareholder, the performance by such Shareholder of any of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if such Shareholder is an entity, result in any breach of any provision of such Shareholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which such Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which such Shareholder or any of his, her or its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject ARYA Equity Securities, except, in the case of any of clauses (ii) through (iv) above, as would not adversely affect the ability of such Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.
e.Such Shareholder is the record and/or beneficial owner, as applicable, of the Subject ARYA Equity Securities and has valid, good and marketable title to the Subject ARYA Equity Securities, free and clear of all Liens (other than transfer restrictions under applicable Securities Law, under the ARYA Governing Documents, under the Insider Letter Agreement or under the other Contracts set forth on Section 4.6(c) of the ARYA Disclosure Schedules). Except for the Equity Securities of ARYA set forth on Schedule II hereto, together with any other Equity Securities of ARYA that such Shareholder acquires record or beneficial ownership after the date hereof that is either permitted pursuant to or acquired in accordance with Section 5.11(h) of the Business Combination Agreement, such Shareholder does not own, beneficially or of record, any Equity Securities of ARYA or have the right to acquire any Equity Securities of ARYA. Such Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject ARYA Equity Securities and, except for this Agreement, the Business Combination Agreement, the Governing Documents of ARYA, the Contracts set forth on Section 4.6(c) of the ARYA Disclosure Schedules, or any proxy given for purposes of voting in favor of the Transaction Proposals, such Shareholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require such Shareholder to Transfer any of the Subject ARYA Equity Securities or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject ARYA Equity Securities in a manner inconsistent with the requirements of this Agreement. The Shareholders, collectively, hold 100% of the issued and outstanding ARYA Class B Shares as of the date hereof.
f.There is no Proceeding pending or, to such Shareholder’s knowledge, threatened in writing against or involving such Shareholder or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of such Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.
g.Such Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Documents to which he, she or it is or will be a party and (ii) he, she or it has been furnished with or given access to such documents and information about the Company and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.
h.In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, such Shareholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of the Company (including, for the avoidance of doubt, none of the representations or warranties of the Company set forth in the Business Combination Agreement or any other Ancillary Document to which such Shareholder is not and will not be a party) or any other Person, either express or implied, and such Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party, none of the Company or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.
i.Such Shareholder hereby acknowledges and agrees that he, she, or it shall not receive (whether in his, her or its capacity as a shareholder of ARYA or otherwise) from ARYA any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the transactions contemplated by the Business Combination Agreement, except as otherwise expressly contemplated by the Business Combination Agreement, and excluding, for the avoidance of doubt, his, her or its ARYA Shares.
7.Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 7(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, (ii)  Section 4(a)(i) (solely to the extent that it relates to Section 5.3(a) (Confidentiality and Access to Information) of the Business Combination Agreement) and the representations and warranties set forth in Sections 6(g) and (h) shall each survive the termination of this Agreement, (iii) Section 4(a)(i) (solely to the extent that it relates to Section 5.4(a) (Public Announcements) of the Business Combination Agreement) and Section 18 shall each survive the termination of this Agreement pursuant to Section 7(a), and (iv) this Section 7, Section 8, Section 9, Section 14, Section 16, Section 17 and Sections 10 through 13, 15 and 19 through 24 (to the extent related to any of the provisions that survive the termination of this Agreement) shall survive any termination of this Agreement. For purposes of this Section 7, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.
8.No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Affiliated Party or any ARYA Affiliated Party (other than the Shareholders named as parties hereto), and (b) no Company Affiliated Party or ARYA Affiliated Party (other than the Shareholders named as parties hereto), shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall any Shareholder have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warranties of any other Shareholder under this Agreement (including related to or arising out of the breach of any such covenant, agreement, obligation, representation or warranty by any other Shareholder), (ii) in no event shall ARYA have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warrants of any Shareholder under this Agreement (including related to or arising out of any breach of any such covenant, agreement, obligation, representation or warranty by any such Shareholder).
9.Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Shareholder makes no agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and/or beneficial owner of the Subject ARYA Equity Securities, and not, in the case of each Other Class B Shareholder in such Other Class B Shareholder’s capacity as a director, officer or employee of any ARYA Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Shareholder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any ARYA Party or as an officer, employee or fiduciary of any ARYA Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such ARYA Party.
10.No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.
11.Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
If to any Shareholder, to:
c/o ARYA Science Acquisition Corp.
51 Astor Place, 10th Floor
New York, NY 10003
Attention:         Michael Altman
Konstantin Poukalov
Email:               altman@perceptivelife.com
konstantin@perceptivelife.com

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:         Jonathan Davis, P.C.
Ryan Brissette
Email:               jonathan.davis@kirkland.com
ryan.brissette@kirkland.com
If to the Company, to:
Nautilus Biotechnology, Inc.
PO Box 22027
Seattle, WA 98122
Attention:         Sujal Patel, Chief Executive Officer
Email:              smpatel@nautilus.bio
with a copy (which shall not constitute notice) to
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
Attention: Robert Kornegay
E-mail: rkornegay@wsgr.com
with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, P.C.
One Market Plaza, Spear Tower, Suite 3300
San Francisco, CA 94105
Attention:         Robert T. Ishii
Brian Keyes
Email:               rishii@wsgr.com
bkeyes@wsgr.com
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
12.Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein or therein, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.
13.Amendments and Waivers; Assignment Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each Party hereto. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any Party without the other Party’s prior written consent (to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 13 shall be void.
14.Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that, any such fees and expenses incurred by the Shareholders shall be deemed to be ARYA Expenses.

15.Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform his, her or its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
16.No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in the Company any direct or indirect ownership or incidents of ownership of or with respect to the Subject ARYA Equity Securities. All rights, ownership and economic benefits of and relating to the Subject ARYA Equity Securities shall remain vested in and belong to the applicable Shareholder, and the Company shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of ARYA or exercise any power or authority to direct such Shareholder in the voting of any of the Subject ARYA Equity Securities, except as otherwise expressly provided herein with respect to the Subject ARYA Equity Securities. Except as otherwise expressly provided in Section 1, such Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to or giving (or withholding) its written consent to any other matters presented to the shareholders of ARYA.
17.Acknowledgements. Each Party acknowledges that (a) Kirkland & Ellis LLP, counsel for ARYA and ARYA Sponsor, is representing ARYA and ARYA Sponsor in connection with this Agreement, the Business Combination Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, (b) Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Company, is representing the Company in connection with this Agreement, the Business Combination Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, (c) none of the foregoing firms is representing the Other Class B Shareholders in connection with this Agreement, the Merger, the Business Combination Agreement, the Ancillary Documents or the transactions contemplated hereby, thereby or otherwise and (d) each Other Class B Shareholder acknowledges that he, she or it has had the opportunity to consult with its, his or her own counsel.
18.Non-Survival. The representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time) in this Agreement shall terminate at the Effective Time. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms.
19.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
20.Construction; Interpretation. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or

“including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (l) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
21.Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
22.Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
23.Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 23.
24.Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, the Superior Court of the State of Delaware, or the United States District Court for the District of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 24 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.
[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ARYA SCIENCES HOLDINGS III

By:	/s/ Michael Altman
Name:	Michael Altman
Title:	Authorized Signatory

NAUTILUS BIOTECHNOLOGY, INC.

By:	/s/ Sujal Patel
Name:	Sujal Patel
Title:	Chief Executive Officer

ARYA SCIENCES ACQUISITION CORP III

By:	/s/ Michael Altman
Name:	Michael Altman
Title: Chief Financial Officer
[Signature Page to Sponsor Letter Agreement]

OTHER CLASS B SHAREHOLDERS

/s/ Saqib Islam
Saqib Islam

/s/ Todd Wider
Todd Wider

/s/ Bradley Campbell
Bradley Campbell
[Signature Page to Sponsor Letter Agreement]

SCHEDULE I
Other Class B Holders
1.Bradley Campbell
2.Saqib Islam
3.Todd Wider

SCHEDULE II
ARYA Equity Securities as of February 7, 2021

Shareholder	Number of ARYA Class A Shares	Number of ARYA Class B Shares
Sponsor	499,000	3,647,500
Bradley Campbell	0	30,000
Saqib Islam	0	30,000
Todd Wider	0	30,000

Annex F
SUBSCRIPTION AGREEMENT
ARYA Sciences Acquisition Corp III
51 Astor Place, 10th Floor
New York, New York 10002
Ladies and Gentlemen:
This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between ARYA Sciences Acquisition Corp III, a Cayman Islands exempted company (“ARYA”), which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined herein), and the undersigned subscriber (the “Investor”), in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among ARYA, Mako Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Nautilus Biotechnology, Inc., a Delaware corporation (the “Company”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly-owned subsidiary of ARYA, on the terms and subject to the conditions set forth in the Transaction Agreement (such merger, the “Transaction”).
In connection with the Transaction, ARYA is seeking commitments from interested investors to purchase, following the Domestication (as defined below) and prior to the closing of the Transaction, shares of ARYA’s common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, ARYA is entering into subscription agreements (the “Other Subscription Agreements”, and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors”, and together with the Investor, the “Investors”), severally and not jointly, pursuant to which the Investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 20,000,000 Shares, at the Per Share Purchase Price. Prior to the closing of the Transaction (and as more fully described in, and on the terms and subject to the conditions set forth in, the Transaction Agreement), ARYA will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Act (2020 Revision) (the “Domestication”). The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”
In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and ARYA acknowledges and agrees as follows:
1.Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from ARYA the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions set forth in this Subscription Agreement. The Investor acknowledges and agrees that ARYA reserves the right to accept or reject the Investor’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by ARYA only when this Subscription Agreement is signed by a duly authorized person by or on behalf of ARYA; ARYA may do so in counterpart form. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be purchased by the Investor and issued by ARYA on the terms and subject to the conditions set forth in this Subscription Agreement shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).
2.Closing. The closing of the sale, purchase and issuance of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and immediately prior to, the effectiveness of the Transaction (the date the Closing so occurs, the “Closing Date”). Upon delivery of written notice from (or on behalf of) ARYA to the Investor (the “Closing Notice”), that ARYA reasonably expects all conditions to the closing of the Transaction under the Transaction Agreement to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to ARYA, three (3) business days prior to the anticipated closing date specified in the Closing Notice, the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by ARYA in the Closing Notice (which account shall not be an escrow account). On the Closing Date, ARYA shall issue a number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form in the name of the Investor on ARYA’s share register; provided, however, that ARYA’s obligation to issue the Shares to the Investor is contingent upon ARYA having received the Subscription Amount in full accordance with this Section 2. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and San Francisco, California are open for the general transaction of business.
3.Closing Conditions
a.The obligation of the parties hereto to consummate the sale, purchase and issuance of the Shares pursuant to this Subscription Agreement is subject to the following conditions:
(i)no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and
(ii)(A) all conditions precedent to the closing of the Transaction set forth in Article 6 of the Transaction Agreement shall have been satisfied (which shall be deemed satisfied if mutually determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement that, by their nature are to be satisfied in connection with the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the sale, purchase and issuance of the Shares pursuant to this Subscription Agreement or the Other Subscription Agreements) or waived by the parties to the Transaction Agreement as provided therein and (B) the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing.
b.The obligation of ARYA to consummate the sale and issuance of the Shares pursuant to this Subscription Agreement shall be subject to the condition (which may be waived in writing by ARYA with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed)) that all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing Date (except for those representations and warranties that speak as of a specified earlier date, which shall be so true and correct in all material respects as of such specified earlier date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement in all material respects as of the Closing Date.
c.The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the condition (which may be waived in writing by the Investor) that (i) all representations and warranties of ARYA contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for those representations and warranties that speak as of a specified earlier date, which shall be so true and correct in all material respects as of such specified earlier date), and consummation of the Closing shall constitute a reaffirmation by ARYA of each of the representations and warranties of ARYA contained in this Subscription Agreement in all material respects as of the Closing Date; (ii) ARYA shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and (iii) the Shares acquired hereunder shall have been approved for listing by the Stock Exchange (as defined below), subject to official notice of issuance.
4.Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5.ARYA Representations and Warranties. ARYA represents and warrants to the Investor that:
a.ARYA is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). ARYA has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, ARYA will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.
b.As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under ARYA’s certificate of incorporation (as amended to the Closing Date) or under the General Corporation Law of the State of Delaware.
c.This Subscription Agreement has been duly authorized, executed and delivered by ARYA and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against ARYA in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.
d.The sale and issuance of the Shares and the compliance by ARYA with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of ARYA or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which ARYA or any of its subsidiaries is a party or by which ARYA or any of its subsidiaries is bound or to which any of the property or assets of ARYA is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of ARYA and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Shares or the legal authority of ARYA to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of ARYA; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over ARYA or any of their properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of ARYA to comply in all material respects with this Subscription Agreement.
e.As of their respective dates, all reports (the “SEC Reports”) required to be filed by ARYA with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of ARYA included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of ARYA as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by ARYA from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.
f.Other than the Other Subscription Agreements, the Transaction Agreement and any other agreement contemplated by the Transaction Agreement, ARYA has not entered into any side letter or similar agreement with any Other Investor or any other investor in connection with such Other Investor’s or investor’s direct or indirect investment in ARYA (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of ARYA by existing securityholders of ARYA, which may be effectuated as a forfeiture to ARYA and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Transaction Agreement). No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Investor than the Investor hereunder, and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement.
g.ARYA is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by ARYA of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required by Nasdaq, or such other applicable stock exchange on which ARYA’s common equity is then listed (the “Stock Exchange”), and (iv) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
h.As of the date of this Subscription Agreement, the authorized capital stock of ARYA consists of 479,000,000 Class A ordinary shares (“Class A Shares”), 20,000,000 Class B ordinary shares (the “Class B Shares”), and 1,000,000 preference shares, each par value $0.0001 per share. As of the date of this Subscription Agreement, 15,449,000 Class A Shares are issued and outstanding and 3,737,500 Class B Shares are issued and outstanding. All issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable. Except as set forth above and pursuant to the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from ARYA any Class A Shares, Class B Shares or other equity interests in ARYA, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, ARYA has no subsidiaries, other than Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which ARYA is a party or by which it is bound relating to the voting of any securities of ARYA, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement.
i.The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange. As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of ARYA, threatened against ARYA by the Stock Exchange or the SEC, respectively, to prohibit or terminate the listing of the Class A Shares or, when issued, the shares of common stock expected to be issued in the Delaware corporation in connection with the Domestication (the “Delaware Common Shares”), or to deregister the Class A Shares or, when registered and issued in connection with the Domestication, the Delaware Common Shares, under the Exchange Act. ARYA has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act, other than in connection with the Domestication and subsequent registration under the Exchange Act of the Delaware Common Shares.
j.Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer and sale of the Shares by ARYA to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
k.Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of ARYA, threatened against ARYA or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against ARYA.
l.Other than the Placement Agents (as defined below), ARYA has not engaged any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Shares, and ARYA is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agents.
m.ARYA acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Investor in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the

Investor effecting a pledge of Shares shall not be required to provide ARYA with any notice thereof; provided, however, that neither ARYA, the Company or their respective counsels shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by ARYA in all respects.
6.Investor Representations and Warranties. The Investor represents and warrants to ARYA that:
a.The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares.
b.The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the offer and sale of the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to ARYA or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not immediately be eligible for resale pursuant to Rule 144 promulgated under the Securities Act. The Investor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or transfer of any of the Shares.
c.The Investor acknowledges and agrees that the Investor is purchasing the Shares from ARYA. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of ARYA, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of ARYA expressly set forth in Section 5 of this Subscription Agreement.
d.The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.
e.The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, without limitation, with respect to ARYA, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that it has reviewed ARYA’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.
f.The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and ARYA, the Company or a representative of ARYA or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and ARYA, the Company or a representative of ARYA or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, ARYA, the Company, the Placement Agents (defined below), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of ARYA contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in ARYA.
g.The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including, without limitation, those set forth in ARYA’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision.
h.Alone, or together with any professional advisor(s), the Investor has analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in ARYA. The Investor acknowledges specifically that a possibility of total loss exists.
i.In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning ARYA, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.
j.The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
k.The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
l.The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not conflict with or violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and this Subscription Agreement has been duly executed and delivered by the Investor and constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
m.The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including, without limitation, the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived.
n.The Investor acknowledges that no disclosure or offering document has been prepared by Jefferies LLC, Goldman Sachs & Co. LLC or any of their respective affiliates (collectively, the “Placement Agents”) in connection with the offer and sale of the Shares.
o.The Investor acknowledges that neither Placement Agent, nor any of its respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to ARYA, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by ARYA.
p.The Investor acknowledges that in connection with the issue and purchase of the Shares, neither Placement Agent has acted as the Investor’s financial advisor or fiduciary.
q.The Investor has or has commitments to have and, when required to deliver payment to ARYA pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the sale, purchase and issuance of the Shares pursuant to this Subscription Agreement.
r.The Investor does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Investor has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of ARYA. Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.
7.Registration Rights.
a.In the event that the Shares are not registered in connection with the consummation of the Transaction, ARYA agrees that, within forty-five (45) calendar days after the consummation of the Transaction (the “Filing Date”), it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) ninety (90) calendar days (or one hundred-twenty (120) calendar days if the SEC notifies ARYA that it will “review” the Registration Statement) following the Filing Date and (ii) ten (10) Business Days after ARYA is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. ARYA agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the fourth anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act within 90 days without limitation as to the amount of such securities that may be sold and without the requirement for ARYA to be in compliance with the current public information required under Rule 144(c)(i) (or Rule 144(i)(2), if applicable). Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the Commission. In such event, the number of Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. In no event shall the undersigned be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the Commission or another regulatory agency; provided, however, that if the Commission requests that the undersigned be identified as a statutory underwriter in the Registration Statement, the undersigned will have an opportunity to withdraw from the Registration Statement. The Investor agrees to disclose its ownership to ARYA upon request to assist it in making the determination described above. For as long as the Registration Statement shall remain effective pursuant to this Section 7(a), ARYA will use commercially reasonably efforts to (1) qualify the Shares for listing on the Stock Exchange and (2) update or amend the Registration Statement as necessary to include the Shares. For as long as the Investor holds the Shares, ARYA will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the Investor to resell the Shares pursuant to the Registration Statement or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor), as applicable. The Investor acknowledges and agrees that ARYA may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act; provided, that (i) ARYA shall not so suspend the use of a registration statement for a period of more than ninety (90) consecutive days or more than a total of one hundred and eighty (180) calendar days, in each case in any three hundred and sixty (360) day period and (ii) ARYA shall use commercially reasonably efforts to make such registration statement available for the sale by the undersigned of such securities as soon as practicable thereafter. ARYA’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to ARYA such information regarding the Investor, the securities of ARYA held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by ARYA to effect the registration of such Shares, and shall execute such documents in connection with such registration as ARYA may reasonably request that are customary of a selling stockholder in similar situations.
b.At its expense, ARYA shall advise the Investor within two (2) Business Days: (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iv) of the receipt by ARYA of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (v) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Upon receipt of any written notice from ARYA (which notice shall not contain any material non-public information regarding ARYA) of the happening any event contemplated in clauses (ii) through (v) above during the period that the Registration Statement is effective or if as a result of the occurrence of such event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the undersigned agrees that (1) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which ARYA agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by ARYA that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by ARYA except (A) for disclosure to the Investor’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law or subpoena. ARYA shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (ii) through (v) above, except for such times as ARYA is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, ARYA shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-

effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
c.Indemnification.
i.ARYA agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, and officers, employees, and agents, and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to ARYA by or on behalf of the Investor expressly for use therein.
ii.The Investor agrees, severally and not jointly with any other person that is a party to the Other Subscription Agreements, to indemnify and hold harmless ARYA, its directors and officers and agents and each person who controls ARYA (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by such Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.
iii.Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
iv.The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.
v.If the indemnification provided under this Section 7(c) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(c) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Investor pursuant to this Section 7(c)(v) be greater in amount than the dollar amount of the net proceeds received by such Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation, and such obligations of the Investor shall be several and not joint.
8.Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, and (c) the delivery of a notice of termination of this Subscription Agreement by the Investor to ARYA following the date that is thirty (30) calendar days after the Termination Date (as defined in the Transaction Agreement, and such thirtieth calendar day, the “Outside Date”), if the Closing has not occurred by the Outside Date (provided, that the right to terminate this Subscription Agreement pursuant to this clause (c) shall not be available to the Investor if the Investor’s breach of any of its covenants or obligations under this Subscription Agreement (or if an affiliate of the Investor is one of the Investors under an Other Subscription Agreement, and such other Investor’s breach of any of its covenants or obligations under the Other Subscription Agreement), either individually or in the aggregate, shall have proximately caused the failure of the consummation of the Transaction on or before the Outside Date) (the termination events described in clauses (a)–(c) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful and material breach of any covenant, agreement, obligation, representation or warranty hereunder prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. ARYA shall notify the Investor of the termination of the Transaction Agreement as promptly as practicable after the termination of the Transaction Agreement. Upon the occurrence of any Termination Event, any monies paid by the Investor to ARYA in connection herewith shall promptly (and in any event within one business day) following the Termination Event be returned to the Investor.
9.Trust Account Waiver. The Investor acknowledges that ARYA is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving ARYA and one or more businesses or assets. The Investor further acknowledges that, as described in ARYA’s prospectus relating to its initial public offering dated August 6, 2020 (the “Final Prospectus”) available at www.sec.gov, substantially all of ARYA’s assets consist of the cash proceeds of ARYA’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of ARYA, its public shareholders and the underwriters of ARYA’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to ARYA to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Final Prospectus. For and in consideration of ARYA entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement or the transactions contemplated hereby regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Class A Shares acquired other than pursuant to this Subscription Agreement, pursuant to a validly exercised redemption right with respect to any such Class A Shares, in accordance with ARYA’s Amended and Restated Memorandum and Articles of Association

and the Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and ARYA, dated August 11, 2020, except to the extent that the Investor has otherwise agreed in writing with ARYA, the Company or any of their respective affiliates to not exercise such redemption right.
10.Miscellaneous.
a.Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned.
b.ARYA may request from the Investor such additional information as ARYA may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall provide any such information as may be reasonably requested. Without limiting the generality of the foregoing or any other covenants or agreements in this Subscription Agreement, the Investor acknowledges that ARYA may file a copy of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of ARYA.
c.The Investor acknowledges that ARYA, the Company, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify ARYA, the Company and the Placement Agents if any of the acknowledgments, understandings, agreements, representations or warranties set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify ARYA and the Placement Agents if they are no longer accurate in any respect). The Investor acknowledges and agrees that each purchase by the Investor of Shares from ARYA will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein by the Investor as of the time of such purchase.
d.The Investor acknowledges and agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Investor, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of ARYA prior to the Closing or the earlier termination of this Subscription Agreement in accordance with its terms. “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including, without limitation, on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.
e.ARYA, the Company and the Placement Agents are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(e) shall not give the Company or the Placement Agents any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of ARYA set forth in this Subscription Agreement.
f.All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
g.This Subscription Agreement may not be terminated other than pursuant to the terms of Section 8 above. The provisions of this Subscription Agreement may not be modified, amended or waived except by an instrument in writing, signed by each of the parties hereto; provided, however, that no modification, amendment or waiver by ARYA of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications, amendments or waivers that are solely ministerial in nature or otherwise immaterial and, in each case, do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
h.This Subscription Agreement (including, without limitation, the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 3(b), Section 8, Section 10(c), Section 10(e), Section 10(g), this Section 10(h) and the last sentence of Section 10(l) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.
i.Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
j.If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
k.This Subscription Agreement may be executed in one or more counterparts (including, without limitation, by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
l.The parties hereto acknowledge and agree that irreparable damage would occur if any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to seek to specifically enforce the Investor’s obligations to fund the Subscription Amount, ARYA’s obligations under this Subscription Agreement and the provisions of the Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.
m.Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as the Investor may hereafter designate by notice to ARYA.
n.THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF) AS TO ALL MATTERS (INCLUDING ANY ACTION, SUIT, LITIGATION, ARBITRATION, MEDIATION, CLAIM, CHARGE, COMPLAINT, INQUIRY, PROCEEDING, HEARING, AUDIT, INVESTIGATION OR REVIEWS BY OR BEFORE ANY GOVERNMENTAL ENTITY RELATED HERETO), INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE

(OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 10(n) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(n).
11.Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of ARYA expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in ARYA. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any other party to the Transaction Agreement or any Non-Party Affiliate, shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by ARYA, the Company, the Placement Agents or any Non-Party Affiliate concerning ARYA, the Company, the Placement Agents, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of ARYA, the Company, any Placement Agent or any of ARYA’s, the Company’s or any Placement Agent’s controlled affiliates or any family member of the foregoing.
13.Disclosure. ARYA shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that ARYA has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of ARYA, the Investor shall not be in possession of any material, non-public information received from ARYA or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with ARYA or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, ARYA shall not (i) publicly disclose the name of the Investor or any of its affiliates or advisers or include the name of the Investor or any of its affiliates or advisers in any press release without the prior written consent of the Investor except as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, or to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of the Stock Exchange, in which case ARYA will provide Investor with prior written notice (including by e-mail) of such disclosure under this clause (i), or (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication that was approved by the Investor in accordance with this Section 12.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: ________, 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Email:	Email:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by ARYA in the Closing Notice.

IN WITNESS WHEREOF, ARYA has accepted this Subscription Agreement as of the date set forth below.

ARYA SCIENCES ACQUISITION CORP III

By:
Name:
Title:
Date:              , 2021

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
A.QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):
☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).
B.INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):
1.☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”
2.☐ We are not a natural person.
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;
☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;
☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, limited liability company, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;
☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or
☐ Any entity in which all of the equity owners are accredited investors.
This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.

Annex G
Amended and Restated Registration Rights and Lock-Up Agreement
This Amended and Restated Registration Rights and Lock-Up Agreement (this “Agreement”), dated as of February 7, 2021, is among ARYA Sciences Acquisition Corp III, a Cayman Islands exempted company (the “Company”) and the other parties hereto identified as a “Holder” on the signature pages and Schedule A hereto (each, a “Holder” and collectively, the “Holders”). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement dated as of the date hereof (the “Business Combination Agreement”), among the Company, Mako Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Nautilus Biotechnology, Inc., a Delaware corporation (“Nautilus”).
WHEREAS, the Company, Merger Sub and Nautilus are parties to the Business Combination Agreement, pursuant to which, among other things, on the Closing Date, Merger Sub will merge (the “Merger”) with and into Nautilus, with Nautilus surviving the Merger as a wholly-owned subsidiary of the Company, and the Company will redomesticate as a Delaware corporation and change its name to “Nautilus Biotechnology, Inc.”;
WHEREAS, the Company, ARYA Sciences Holdings III, a Cayman Islands exempted limited company (the “Sponsor”) and the Independent Directors (as defined herein, and, together with the Sponsor, the “Original Holders”) are parties to the Registration and Shareholder Rights Agreement dated as of August 11, 2020 (the “Prior Agreement”);
WHEREAS, the (i) Holders designated as “New Holders” on Schedule A (the “New Holders”) and (ii) Perceptive Life Sciences Master Fund Ltd., a Cayman Islands exempted company (“Perceptive”), will receive upon consummation of the Merger shares of the Company’s Common Stock on the Closing Date pursuant to the Business Combination Agreement;
WHEREAS, Perceptive and certain other Holders have entered into those certain Subscription Agreements, dated as of February 7, 2021, and the Company has agreed to issue and sell to Perceptive and certain other Holders, the number of shares of Common Stock set forth in such Subscription Agreements in exchange for the purchase price set forth therein, on the terms and subject to the conditions set forth therein; and WHEREAS, contingent upon and effective as of the Effective Time (as defined in the Business Combination Agreement), the parties to the Prior Agreement desire to terminate the Prior Agreement and to provide for certain rights and obligations included herein and to include the New Holders and Perceptive.
NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1.Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble.
“Block Trade” means any non-marketed underwritten offering taking the form of a block trade to a financial institution, “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or institutional “accredited” investor (as defined in Rule 501(a) of Regulation D under the Securities Act), bought deal, over-night deal or similar transaction that does not include “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, or the issuance of a legal opinion by the Company’s legal counsel.
“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall mean any merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses, involving the Company.
“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Change in Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.
“Commission” means the Securities and Exchange Commission.
“Common Stock” means the Company’s common stock, par value $0.0001 per share.
“Company” shall have the meaning given in the Preamble.
“Demand Registration” shall have the meaning given in subsection 2.1.1.
“Demand Requesting Holder” shall have the meaning given in subsection 2.1.1.
“Demanding Holders” shall have the meaning given in subsection 2.1.1.
“Effective Time” shall have the meaning set forth in the Business Combination Agreement.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form S-1” means a Registration Statement on Form S-1 or any comparable successor form or forms thereto.
“Form S-3” means a Registration Statement on Form S-3 or any comparable successor form or forms thereto.
“Holders” shall have the meaning given in the Preamble.
“Independent Directors” means Todd Wider, Bradley L. Campbell and Saqib Islam.
“Liquidation Event” shall mean any of the following that occur following the Effective Time, (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, sale of voting control, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company; or (iii) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.
“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.
“New Holders” shall have the meaning given in the Recitals.
“New Registration Statement” shall have the meaning given in subsection 2.3.4.
2

“Original Holders” shall have the meaning given in the Recitals.
“Perceptive Holders” means the Sponsor and Perceptive.
“Piggyback Registration” shall have the meaning given in subsection 2.3.1.
“Prior Agreement” shall have the meaning given in the Recitals.
“PIPE Shares” means shares of Common Stock purchased pursuant to those certain Subscription Agreements between certain Holders and the Company dated on or about February 7, 2021.
“Pro Rata” shall have the meaning given in subsection 2.1.4.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security”, “Registrable Securities” shall mean (a) any outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the Closing Date (including, without limitation, the PIPE Shares and any shares of Common Stock issued pursuant to the Business Combination Agreement) and (b) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company to the transferee, and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration or Underwritten Offering, including, without limitation, the following:
(A)all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;
(B)fees and expenses of compliance with securities or Blue Sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with Blue Sky qualifications of Registrable Securities);
(C)printing, messenger, telephone and delivery expenses;
(D)reasonable fees and disbursements of counsel for the Company;
(E)reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration or Underwritten Offering; and
(F)reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders or the majority-in interest of the Takedown Requesting Holders (including if such Underwritten Takedown is in the form of a Block Trade), as applicable.
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
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“Requesting Holder” shall have the meaning given in subsection 2.3.5.
“Resale Shelf Registration Statement” shall have the meaning given in subsection 2.3.1.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Selling Holders” means any Holder electing to sell any of its Registrable Securities in a Registration.
“SEC Guidance” shall have the meaning given in subsection 2.3.4.
“Sponsor” shall have the meaning given in the Recitals.
“Takedown Requesting Holder” shall have the meaning given in subsection 2.3.5.
“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including for the avoidance of doubt an Underwritten Shelf Takedown.
“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.3.5.
ARTICLE II
REGISTRATION
Section 2.1.Demand Registration.
2.1.1.Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time following the Effective Time (but subject to Article V), (i) New Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all New Holders including or (ii) the Perceptive Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all Perceptive Holders (such New Holders or Perceptive Holders, as the case may be, the “Demanding Holders”), may make a written demand for Registration of all or part of their Registrable Securities on Form S-3 (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale by such Demanding Holders), which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Demand Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Demand Requesting Holder(s) to the Company, such Demand Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than sixty (60) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Demand Requesting Holders pursuant to such Demand Registration; provided that the Company shall not be obligated to effect any Registration under this subsection 2.1.1 if the Demanding Holders and Demand Requesting Holders propose to sell Registrable Securities with aggregate proceeds of less than $25,000,000. Under no circumstances shall the Company be obligated to effect more than an aggregate of (i) two (2) Registrations pursuant to a Demand Registration under this subsection 2.1.1 initiated by New Holders, or (iii) two (2) Registration pursuant to a Demand Registration under this subsection 2.1.1 initiated by Perceptive Holders.
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2.1.2.Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, however, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective for purposes of counting Registrations under subsection 2.1.1 above unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, however, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or has been terminated.
2.1.3.Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Demand Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by a majority-in-interest of the Demanding Holders, such Underwriter(s) to be reasonably acceptable to the Company.
2.1.4.Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Demand Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Demand Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Demand Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Demand Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Demand Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
2.1.5.Demand Registration Withdrawal. A majority-in-interest of the New Holders or a majority-in-interest of the Perceptive Holders, as the case may be, in the case of a Registration under subsection 2.1.1 initiated by the New Holders or the Perceptive Holders, as the case may be, or a majority-in-interest of the Demand Requesting Holders (if any) shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or after such Registration Statement has been declared effective and is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency). In the event of such withdrawal the Holders shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5, unless
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the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1.
Section 2.2.Piggyback Registration.
2.2.1Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (other than pursuant to Sections 2.1 and 2.3 of this Agreement), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) filed on Form S-4 related to any merger, acquisition or business combination, or (v) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter(s), if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. Al such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
2.2.2Reduction of Piggyback Registration. If the managing Underwriter(s) in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2.1 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
(i)If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and
(ii)If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata based on the respective number of Registrable Securities that each Holder has requested, which can be sold without exceeding the
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Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
2.2.3Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration, or, if such Piggyback Registration is in connection with an underwritten offering pursuant to an effective shelf registration statement, then prior to the public announcement of such offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.
2.2.4Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.
2.2.5Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder of Registrable Securities has elected to include securities in such registration.
Section 2.3.Resale Shelf Registration Rights
2.3.1Registration Statement Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than forty-five (45) days following the Closing Date (the “Filing Deadline”), a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Holders of all of the Registrable Securities held by the Holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale). If the Resale Shelf Registration Statement is initially filed on Form S-1 and thereafter the Company becomes eligible to use Form S-3 for secondary sales, the Company shall, as promptly as practicable, cause such Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is on Form S-3. The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing; provided, however, that the Company’s obligations to include the Registrable Securities held by a Holder in the Resale Shelf Registration Statement are contingent upon such Holder furnishing in writing to the Company such information regarding the Holder, the securities of the Company held by the Holder and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and the Holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement and Prospectus included therein continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until the earliest of (i) the date on which all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement and (ii) the date on which all Registrable Securities and other securities covered by such Registration Statement have ceased to be Registrable Securities. The Registration Statement filed with the Commission pursuant to this subsection 2.3.1 shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject
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to lock-up restrictions provided in Section 5.1 of this Agreement), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, Holders.
2.3.2Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.
2.3.3Amendments and Supplements. Subject to the provisions of Section 2.3.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities. If any Resale Shelf Registration Statement filed pursuant to Section 2.3.1 is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its commercially reasonable efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 and have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.
2.3.4SEC Cutback. Notwithstanding the registration obligations set forth in this Section 2.3, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”) on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly -available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to further limit its Registrable Securities to be included on the Registration Statement, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a Pro Rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.
2.3.5Underwritten Shelf Takedown. At any time and from time to time after a Resale Shelf Registration Statement has been declared effective by the Commission, the Holders may request to sell all or any portion of the Registrable Securities in an underwritten offering that is registered pursuant to the Resale Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided, however, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before
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deduction of underwriting discounts or commissions) reasonably expected to exceed, in the aggregate, $25,000,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least ten (10) days prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Except in the case of a requested Underwritten Shelf Takedown in the form of a Block Trade, following receipt of a request for an Underwritten Shelf Takedown, the Company shall promptly notify the other Holders of the request and of their right to participate in the Underwritten Shelf Takedown, which shall specify the anticipated public announcement date. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any Holder (each a “Takedown Requesting Holder”) at least 48 hours prior to the anticipated public announcement date of such Underwritten Shelf Takedown set forth in the Company notice pursuant to written contractual piggyback registration rights of such Holder (including those set forth herein). All such Holders proposing to distribute their Registrable Securities through an Underwritten Shelf Takedown under this subsection 2.3.5 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Takedown Requesting Holders initiating the Underwritten Shelf Takedown.
2.3.6Reduction of Underwritten Shelf Takedown. If the managing Underwriter(s) in an Underwritten Shelf Takedown, in good faith, advise(s) the Company and the Takedown Requesting Holders in writing that the dollar amount or number of Registrable Securities that the Takedown Requesting Holders desire to sell, taken together with all other shares of the Common Stock or other equity securities that the Company desires to sell, exceeds the Maximum Number of Securities, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Takedown Requesting Holders, on a Pro Rata basis, that can be sold without exceeding the Maximum Number of Securities; and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.
2.3.7Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1. Under no circumstances shall the Company be obligated to effect more than an aggregate of four (4) Underwritten Shelf Takedowns in any 12-month period.
2.3.8Block Trades. If the Company shall receive a request from a Holder or Holders of Registrable Securities with an estimated market value of at least $25,000,000 that the Company effect the sale of al or any portion of such Registrable Securities in an Underwritten Shelf Takedown in the form of a Block Trade, then the Company shall, as expeditiously as possible, cooperate and effect the offering in such Block Trade of the Registrable Securities for which such requesting Holder has requested such offering, without giving any effect to any required notice periods or delivery of notices to any other Holders. Any offering conducted as a Block Trade will not count as an Underwritten Shelf Takedown for the purposes of Section 2.3.7.
Section 2.4.Restrictions on Registration Rights. . Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to (but may, at its sole option) file a Registration Statement pursuant to a Demand Registration request made under Section 2.1 during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and that the Company continues to actively employ, in good faith, commercially reasonable efforts to cause the applicable Registration Statement to become effective.
ARTICLE III
COMPANY PROCEDURES
Section 3.1General Procedures. If at any time on or after the Effective Time the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
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3.1.2prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “Blue Sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;
3.1.9at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a draft copy thereof to each seller of such Registrable Securities or its counsel;
3.1.10notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.11permit a representative of the Holders, the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense (except as otherwise set forth herein), in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter(s), attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriter(s) enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
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3.1.12obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and such managing Underwriter;
3.1.13on the date the Registrable Securities are delivered for sale pursuant to such Registration, if requested by the Underwriter(s), if any, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration addressed to the Underwriter(s) covering such legal matters with respect to the Registration in respect of which such opinion and negative assurance letter are being given as are customarily included in such opinions and negative assurance letters;
3.1.14in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering;
3.1.15make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.16if a Registration, including an Underwritten Offering, involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and
3.1.17otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
Section 3.2.Registration Expenses. Except as set forth in Section 2.1.5, all Registration Expenses shal be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
Section 3.3.Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
Section 3.4.Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement or until he, she, or it is advised in writing by the Company that the use of the Prospectus may be resumed, provided that the Company hereby covenants to prepare and file any required supplement or amendment correcting any Misstatement promptly after the time of such notice and, if necessary, to request the immediate effectiveness thereof. If the filing, initial effectiveness or continued use of a Registration Statement or Prospectus included in any Registration Statement at any time (a) would require the Company to make an Adverse Disclosure, (b) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the Board, would be materially detrimental to the Company, the Company shall have the right to defer the filing, initial effectiveness or continued use of any Registration Statement pursuant to (a), (b) or (c) for a period of not more than ninety (90) days and the Company shall not defer any such filing, initial effectiveness or use of a Registration Statement pursuant to this Section 3.4 more than twice (in each case counting deferrals initiated pursuant to (a), (b) and (c) in the aggregate) in any 12-month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.
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Section 3.5.Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any customary legal opinions as reasonably requested. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
Section 3.6.Limitations on Registration Rights. Other than the registration rights granted to the purchasers under the Subscription Agreements to be entered into on about the date hereof with certain investors relating to the private placement of shares of Common Stock as provided for in the Business Combination Agreement, the Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
Section 4.1Indemnification
4.1.1The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriter(s), their officers and directors and each person who controls (within the meaning of the Securities Act) such Underwriter(s) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls (within the meaning of the Securities Act) the Company against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds actually received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriter(s), their officers, directors and each person who controls (within the meaning of the Securities Act) such Underwriter(s) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, however, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or
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elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from al liability in respect to such claim or litigation.
4.1.4The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution (pursuant to subsection 4.1.5) to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds actually received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.
4.1.6Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
ARTICLE V
LOCK-UP
Section 5.1Lock-Up.Except as permitted by Section 5.2, each Holder shall not Transfer any shares of Common Stock, (including, without limitation, the PIPE Shares, any shares of Common Stock issued pursuant to the Business Combination Agreement, and any other shares of Common Stock), beneficially owned or owned of record by such Holder until the date that is 180 days from the Closing Date (the “Lock-up Period”).
Section 5.2Exceptions. The provisions of Section 5.1 shall not apply to:
5.2.1transactions relating to shares of Common Stock acquired in open market transactions;
5.2.2Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift or charitable contribution;
5.2.3Transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;
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5.2.4Transfers by will or intestate succession upon the death of the undersigned;
5.2.5the Transfer of shares of Common Stock pursuant to a qualified domestic order, court order or in connection with a divorce settlement;
5.2.6if the Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Holder, or (ii) distributions of shares of Common Stock to partners, limited liability company members or stockholders of the Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership;
5.2.7if the Holder is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;
5.2.8Transfers to the Company’s officers, directors or their affiliates;
5.2.9Transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under Sections 5.2.2 through 5.2.8;
5.2.10pledges of shares of Common Stock or other Registrable Securities as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder; provided, however, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers;
5.2.11Transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Common Stock subject to this Agreement shall remain subject to this Agreement;
5.2.12the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the Transfer of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period;
5.2.13Transfers of shares of Common Stock to the Company in connection with the repurchase of the undersigned’s shares in connection with the termination of the undersigned’s employment with the Company pursuant to contractual agreements with the Company;
5.2.14Transfers of shares of Common Stock to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Common Stock or the vesting of stock-based awards;
5.2.15Transfers of shares of Common Stock in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Common Stock;
5.2.16Transfers to the Company through the exercise of a stock option granted under a stock incentive plan or stock purchase plan or a warrant, and the receipt by the Holder from the Company of shares of Common Stock upon any such exercise, insofar as such option or warrant expires during the Lock-Up Period; provided that the underlying shares shall continue to be subject to the restrictions on transfer set forth in this Agreement;
provided, however, that in the case of any Transfer pursuant to Sections 5.2.2 through 5.2.10, each donee, distribute, pledgee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.
Section 5.5Release of Lock-Up Restrictions.Notwithstanding the other provisions set forth herein, the Board may, in its sole discretion, determine to waive, amend, or repeal the restrictions set forth in Section 5.1 above, whether in whole or in part; provided, that any such waiver, amendment or repeal shall (i) not make such restrictions more restrictive or apply for a longer period of time and (ii) require the unanimous approval of the directors present at any duly called meeting at which a quorum is present.
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ARTICLE VI
TERMINATION
Section 6.1Termination.This Agreement shall terminate upon the earliest to occur of: (i) the termination of the Business Combination Agreement, (ii) the date on which neither the Holders nor any of their permitted assignees hold any Registrable Securities, and (iii) a Liquidation Event.
Section 6.2Effect of Business Combination Termination. In the event of a termination of this Agreement as a result of the termination of the Business Combination Agreement, this Agreement shall become void and the Prior Agreement shall continue in full force and effect; this Agreement shall only become effective at the Effective Time, and prior to such date this Agreement shall be of no force and effect.
ARTICLE VII
GENERAL PROVISIONS
Section 7.1.Notices All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7.1):
If to the Company, to it at:
Nautilus Biotechnology, Inc.
425 Pontius Ave. N., Ste. 202
Seattle, WA 98102
Attention: Sujal Patel, Chief Executive Officer
Email: smpatel@nautilus.bio
with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attention: Robert F. Kornegay
Email: rkornegay@wsgr.com
If to a Holder, to the address or email address set forth for Holder on the signature page hereof.
Section 7.2.Severabiliy. I any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 7.3.Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the Company, except that a Holder may, without consent, assign such Holder’s rights under this Agreement to any transferee of Common Stock permitted under Sections 5.2.2 through 5.2.10 (such transferees, “Permitted Transferees”).
Section 7.4.Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and its respective permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 7.5.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings
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arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 7.6.Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.
Section 7.7.Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Unless the context of this Agreement clearly requires otherwise, use of the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Any reference to a law shall include any rules and regulations promulgated thereunder, and shall mean such law as from time to time amended, modified or supplemented. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof.
Section 7.8.Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 7.9.Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
Section 7.10. Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. Following the Effective Time, this Agreement may not be amended except by an instrument in writing signed by (i) the Company, (ii) Perceptive Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all Perceptive Holders in their capacity as Perceptive Holders (provided the Perceptive Holders or their Permitted Transferees hold Registrable Securities at the time of such amendment), and (iii) New Holders holding at least a
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majority in interest of the then-outstanding number of Registrable Securities held by all New Holders in their capacity as New Holders (provided the New Holders or their Permitted Transferees hold Registrable Securities at the time of such amendment).
Section 7.11. Waiver. At any time, (i) the Company may (a) extend the time for the performance of any obligation or other act of any Holder, (b) waive any inaccuracy in the representations and warranties of any Holder contained herein or in any document delivered by such Holder pursuant hereto and (c) waive compliance with any agreement of such Holder or any condition to its own obligations contained herein. At any time, (i) the Holders may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to their own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
Section 7.12. Further Assurances. At the request of the Company, in the case of any Holder, or at the request of any Holder, in the case of the Company, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 7.13. Prior Agreement Superseded. Pursuant to Section 5.6 of the Prior Agreement, the undersigned parties who are parties to such Prior Agreement hereby terminate the Prior Agreement, with the intent and effect that the Prior Agreement shall hereby be replaced and superseded in its entirety by this Agreement.
Section 7.14. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(Next Page is Signature Page)
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IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

By:	/s/ Chief Financial Officer
Name:	Michael Altman
Title:	Chief Financial Officer

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	Perceptive Life Sciences Master Fund Ltd

By:	/s/ Authorized Signatory
Name:	Michael Altman
Title:	Authorized Signatory

Address for Notice:	51 Astor Pl 10th fIoor, New York, NY 10003

Telephone No.:

Facsimile No.:

Email:
Address:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	ARYA Sciences Holdings III

By:	/s/ Authorized Signatory
Name:	Michael Altman
Title:	Authorized Signatory

Address for Notice:	51 Astor Pl 10th fIoor, New York, NY 10003

Telephone No.:

Facsimile No.:

Email:
Address:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	Sujal Patel

By:	/s/ Sujal Patel

Address for Notice:	51 Astor Pl 10th fIoor, New York, NY 10003

Telephone No.:

Facsimile No.:

Email:
Address:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	PFV I, LLC

By:	/s/ Manager
Name:	Suraj Patel
Title:	Manager

Address for Notice:

Telephone No.:

Facsimile No.:

Email:
Address:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	Sujal Patel 2020 Children’s Trust, u/a/d December 3, 2020

By:	/s/ Trustee
Name:	Meera Patel
Title:	Trustee

Address for Notice:

Telephone No.:

Facsimile No.:
Email:
Address:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	Parag Mallick

By:	/s/ Parag Mallick

Address for Notice:

Telephone No.:

Facsimile No.:
Email:
Address:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	Vijay Pande

By:	/s/ Vijay Pande

Address for Notice:

Telephone No.:

Facsimile No.:

Email:
Address:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	AH Bio Fund II, L.P.
for itself and as nominee for
AH Bio Fund II-B, L.P.

By:	AH Equity Partners Bio II, L.L.C.
Its General Partner

By:	/s/ COO
Name:	Scott Kupor
Title:	COO

Address for Notice:

Telephone No.:

Facsimile No.:

Email:
Address:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	Andreessen Horowitz LSV Fund II, L.P.
for itself and as nominee for
Andreessen Horowitz LSV Fund II-B, L.P. and
Andreessen Horowitz LSV Fund II-Q, L.P

By:	AH Equity Partners LSV II, L.L.C
General Partner

By:	/s/ Chief Operating Officer
Name:	Scott Kupor
Title:	COO

Address for Notice:

Telephone No.:

Facsimile No.:

Email:
Address:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	Farzad Nazem

By:	/s/ Farzad Nazem

Address for Notice:

Telephone No.:

Facsimile No.:

Email:
Address:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	HAND Capital, LLC

By:	/s/ Manager
Name:	Farzad Nazem
Title:	Manager

Address for Notice:

Telephone No.:

Facsimile No.:

Email:
Address:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	Matthew McIlwain

By:	/s/ Matthew McIlwain

Address for Notice:

Telephone No.:

Facsimile No.:

Email:
Address:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	Madrona Venture Fund VI, LP

By:	Madrona Investment Partners, VI, LP,
Its General Partner
Madrona VI General Partner, LLC,
Its General Partner

By:	/s/ Authorized Signatory
Name:	Troy Cichos
Title:	Authorized Signatory

Address for Notice:

Telephone No.:

Facsimile No.:

Email:
Address:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	Madrona Venture Fund VI-A, LP

By:	Madrona Investment Partners, VI, LP,
Its General Partner
Madrona VI General Partner, LLC,
Its General Partner

By:	/s/ Authorized Signatory
Name:	Troy Cichos
Title:	Authorized Signatory

Address for Notice:

Telephone No.:

Facsimile No.:

Email:
Address:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	VCVC V LLC

By:	VCVC Management V LLC, Its Manager
Cougar Investment Holdings LLC,
Its Managing Member

By:	/s/ Vice President
Name:	Danielle Harper
Title:	Vice President

Address for Notice:

Telephone No.:

Facsimile No.:

Email:
Address:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	Vulcan Capital Columbia Holdings LLC

By:	VCVC Management V LLC, Its Manager
Cougar Investment Holdings LLC,
Its Managing Member

By:	/s/ Vice President
Name:	Danielle Harper
Title:	Vice President

Address for Notice:

Telephone No.:

Facsimile No.:

Email:
Address:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	Melissa Epperly

By:	/s/ Melissa Epperly

Address for Notice:

Telephone No.:

Facsimile No.:

Email:
Address:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	Matthew Posard

By:	/s/ Matthew Posard

Address for Notice:

Telephone No.:

Facsimile No.:

Email:
Address:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	Todd Wider

By:	/s/ Todd Wider
Name:	Todd Wider
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email:
Address:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:	Bradley L. Campbell

By:	/s/ Bradley L. Campbell
Name:	Bradley L. Campbell
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email:
Address:

Schedule A

Perceptive Holders

Name of Holder
Perceptive Life Sciences Master Fund Ltd.
ARYA Sciences Holdings III

New Holders

Name of Holder
Sujal Patel
PFV I, LLC
Sujal Patel 2020 Children’s Trust, u/a/d December 3, 2020
Parag Mallick
Vijay Pande
AH Bio Fund II, L.P.
Andreessen Horowitz
LSV Fund II, L.P.
Farzad Nazem
HAND Capital, LLC
Matthew McIlwain
Madrona Venture Fund VI, LP
Madrona Venture Fund VI-A, LP
VCVC V LLC
Vulcan Capital Columbia Holdings LLC
Melissa Epperly
Matthew Posard

Independent Directors

Name of Holder
Todd Wider
Bradley L. Campbell
Saqib Islam

Annex H
FORM OF TRANSACTION SUPPORT AGREEMENT
This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of February 7, 2021, by and among ARYA Sciences Acquisition Corp III, a Cayman Islands exempted company (“ARYA”), and [●], a [●] (the “Shareholder”). Each of ARYA and the Shareholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).
RECITALS
WHEREAS, on February 7, 2021, ARYA, Mako Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ARYA (“Merger Sub”), and Nautilus Biotechnology, Inc., a Delaware corporation (the “Company”). entered into that certain Business Combination Agreement (as amended or modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly-owned Subsidiary of ARYA, and each Company Share (including the Subject Company Shares (as defined below)) will be converted into the right to receive ARYA Shares, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;
WHEREAS, the Shareholder is the record and beneficial owner of the number and class or series (as applicable) of issued and outstanding Company Shares set forth on Schedule A hereto (the “Owned Shares”, and together with any other Company Shares that the Shareholder acquires record and beneficial ownership after the date hereof, collectively, the “Subject Company Shares”); and
WHEREAS, in consideration for the benefits to be received by the Shareholder under the terms of the Business Combination Agreement and as a material inducement to ARYA and the other ARYA Parties agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Shareholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
AGREEMENT
1.Company Shareholder Consent and Related Matters.
(a)As promptly as reasonably practicable (and in any event within five (5) Business Days) following the date on which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Shareholder, in its, his or her capacity as a stockholder of the Company, shall duly execute and deliver to the Company and ARYA the Company Shareholder Written Consent under which it, he, or she shall irrevocably and unconditionally consent with respect to the Subject Company Shares to the adoption and approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger). Without limiting the generality of the foregoing, prior to the Closing the Shareholder shall vote (or cause to be voted) the Subject Company Shares in favor of and/or consent to any such other matters, actions or proposals necessary or reasonably requested by the Company or ARYA for consummation of the Merger or the other transactions contemplated by the Business Combination Agreement; provided, that nothing in this Agreement shall preclude the Shareholder from exercising full power and authority to vote the Subject Company Shares in Shareholder’s sole discretion for or against, and the proxy granted pursuant to this Agreement shall not cover, any proposal submitted to a vote of the stockholders of the Company (1) that decreases the amount or changes the form of the consideration payable to Shareholder or (2) that imposes any material restrictions or additional conditions on the consummation of the Merger or the payment of the ARYA Shares to the Shareholder, in the case of either clause (1) or (2), not contemplated by the Business Combination Agreement or the Ancillary Documents (clauses (1) and (2), collectively, the “Excluded Voting Matters”). Without limiting the generality of the foregoing, prior to the Closing, the Shareholder shall vote (or cause to be voted) the Subject Company Shares against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 6.1 or 6.2 of the Business Combination Agreement not being satisfied.
(b)Without limiting any other rights or remedies of ARYA, the Shareholder hereby irrevocably appoints ARYA or any officer of ARYA designated by ARYA as the Shareholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstitution), for and in the name, place and stead of the Shareholder, (i) to attend on behalf of the Shareholder any meeting of the Company Shareholders with respect to the matters described in Section 1(a), (ii) to include the Subject Company Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Shareholders and (iii) to vote (or cause to be voted), or deliver a written consent (or withhold consent) with respect to, the Subject Company Shares on the matters specified in, and in accordance and consistent with (and for the avoidance of doubt excluding the Excluded Voting Matters), Section 1(a) in connection with any meeting of the Company Shareholders or any action by written consent by the Company Shareholders (including the Company Shareholder Written Consent), in each case, in the event that the Shareholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).
(c)The proxy granted by the Shareholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for ARYA entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Shareholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Shareholder and shall revoke any and all prior proxies granted by the Shareholder with respect to the Subject Company Shares, other than that certain proxy in Section 3.4 of the Amended and Restated Voting Agreement, dated as of April 8, 2020, by and among the Company and certain stockholders party thereto (the “Voting Agreement”) that is applicable to a “Change of Control Transaction” (as defined therein) and not, for the avoidance of doubt, the transactions contemplated by the Business Combination Agreement or the Ancillary Documents. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters described in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Shares and a vote or consent by the Shareholder of the Subject Company Shares (or any other Person with the power to vote or provide consent with respect to the Subject Company Shares) with respect to the matters described in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except for those matters described in Section 1(a).
2.Other Covenants and Agreements.
(a)The Shareholder agrees that he, she or it shall (i) be bound by and subject to (A) Sections 5.3(a) (Confidentiality and Access to Information) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Shareholder is directly party thereto, and (B) Section 8.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Shareholder is directly party thereto and (ii) not, directly or indirectly, take any action that the Company is prohibited from taking pursuant to Section 5.6(a) of the Business Combination Agreement.
(b)The Shareholder acknowledges and agrees that ARYA and the other ARYA Parties are entering into the Business Combination Agreement in reliance upon the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, ARYA and the other ARYA Parties would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents.

3.Shareholder Representations and Warranties. The Shareholder represents and warrants to ARYA as follows:
(a)If the Shareholder is an entity, the Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).
(b)The Shareholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform his, her or its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid, legal and binding agreement of the Shareholder (assuming that this Agreement is duly authorized, executed and delivered by ARYA), enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(c)No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Shareholder with respect to the Shareholder’s execution, delivery or performance of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.
(d)None of the execution or delivery of this Agreement by the Shareholder, the performance by the Shareholder of any of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) to the extent Shareholder is in an entity, result in any breach of any provision of the Shareholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Shareholder or any of his, her or its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.
(e)The Shareholder is the record and beneficial owner of the Owned Shares and has valid, good and marketable title to the Owned Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Shareholders Agreement). Except for the Equity Securities of the Company set forth on Schedule A hereto, together with any other Equity Securities of the Company that the Shareholder acquires record or beneficial ownership after the date hereof that is either permitted pursuant to or acquired in accordance with Section 5.1(b)(v) of the Business Combination Agreement, the Shareholder does not own, beneficially or of record, any Equity Securities of any Group Company or have the right to acquire any Equity Securities of any Group Company. Except as contemplated in Section 3.4 of the Voting Agreement with respect to a “Change of Control Transaction” (as defined therein), which does not, for the avoidance of doubt, apply to the transactions contemplated by the Business Combination Agreement or the Ancillary Documents, the Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Owned Shares and, except for this Agreement, the Business Combination Agreement and the Company Shareholders Agreement, the Shareholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares that would adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.
(f)There is no Proceeding pending or, to the Shareholder’s knowledge, threatened in writing against or involving the Shareholder or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.
(g)The Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the ARYA Parties and the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Documents to which he, she or it is or will be a party and (ii) he, she or it has been furnished with or given access to such documents and information about the ARYA Parties and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.
(h)In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Shareholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of any ARYA Party (including, for the avoidance of doubt, none of the representations or warranties of any ARYA Party set forth in the Business Combination Agreement or any other Ancillary Document) or any other Person, either express or implied, and the Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party, none of the ARYA Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.
4.Transfer of Subject Company Shares. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of ARYA (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Shareholder agrees not to (a) Transfer any of the Subject Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, or (c) enter into any Contract to take, or cause to be taken, any of the actions set forth in clauses (a) or (b); provided, however, that the foregoing shall not apply to any Transfer (A) to any Affiliates of the Shareholder; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such person; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; and (D) in the case of an individual, pursuant to a qualified domestic relations order;; and (E ) by virtue of the Shareholder’s organizational documents upon liquidation or dissolution of the Shareholder; provided, that Shareholder shall, and shall cause any transferee of any Transfer of the type set forth in clauses (A) through (D), to enter into a written agreement in form and substance reasonably satisfactory to ARYA, agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of the Shareholder hereunder and the making of all the representations and warranties of the Shareholder set forth in Section 3 with respect to such transferee and his, her or its Subject Company Shares received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer. For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).
5.Termination. This Agreement (including the proxy granted pursuant to Section 1) shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 2(a)(i)(A) (solely to the extent that it relates to Section 5.3(a) (Confidentiality and Access to Information) of the Business Combination Agreement) and the representations and warranties set forth in Sections 3(g) and (h) shall each survive the termination of this Agreement, (iii) Section 2(a)(i)(A) (solely to the extent that it relates to Section 5.4(a) (Public Announcements) of the Business Combination Agreement) and Section 16 shall each survive the termination of this Agreement pursuant to Section 5(a), (iv) Section 2(a)(i)(B) (solely to the extent that it relates to Section 8.18 (Trust Account Waiver) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(b) and (A) this Section 5, Sections 6 and 7, Section 11, Section 14 and Section 15 and (B) Sections 8 through 10, Sections 12 and 13 and Sections 17 through 22 (to the extent related to any of the provisions that survive the termination of this Agreement) shall survive any termination of this Agreement. . For purposes of this Agreement, (x) “Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.
6.Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Shareholder makes no agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and beneficial owner of the Subject Company Shares, and not in such Shareholder’s capacity as a director, officer or employee of any Group Company or in such Shareholder’s capacity as a trustee or fiduciary of any Company Equity Plan, as applicable and (b) nothing herein will be construed to limit or affect any action or inaction by such Shareholder or any representative of such Shareholder serving as a member of the board of directors of any Group Company or as an officer, employee or fiduciary of any Group Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Group Company.
7.No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Company or any Company Affiliated Party (other than the Shareholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any ARYA Affiliated Party, and (b) none of the Company, any Company Affiliated Party (other than the Shareholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any ARYA Affiliated Party shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby, except, in each case, as provided herein.
8.Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties, as applicable, as follows:
If to ARYA, to:
c/o ARYA Science Acquisition Corp.
51 Astor Place, 10th Floor
New York, NY 10003
Attention:        Michael Altman
                        Konstantin Poukalov
Email:              altman@perceptivelife.com
                        konstantin@perceptivelife.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
Attention:        Jonathan Davis, P.C.
                        Ryan Brissette
Email:              jonathan.davis@kirkland.com
                        ryan.brissette@kirkland.com
If to the Shareholder, to the address and email set forth on the signature pages hereto.
with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
Attention: Robert Kornegay
E-mail: rkornegay@wsgr.com
with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, P.C.
One Market Plaza, Spear Tower, Suite 3300
San Francisco, CA 94105
Attention:        Robert T. Ishii
                        Brian Keyes
Email:              rishii@wsgr.com
                        bkeyes@wsgr.com
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
9.Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this

Agreement, and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.
10.Amendments and Waivers; Assignment Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Shareholder and ARYA. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any Party without ARYA’s prior written consent (in the case of the Shareholder) and the Shareholder’s written consent (in the case of ARYA) (in each case, to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 10 shall be void.
11.Fees and Expenses. Without limiting ARYA’s rights under the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.
12.Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform his, her or its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that he, she or it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
13.Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties as partners or participants in a joint venture.
14.No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in ARYA any direct or indirect ownership or incidents of ownership of or with respect to the Subject Company Shares. All rights, ownership and economic benefits of and relating to the Subject Company Shares shall remain vested in and belong to Shareholder, and ARYA shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Company or exercise any power or authority to direct Shareholder in the voting of any of the Subject Company Shares, except as otherwise provided herein with respect to the Subject Company Shares. Except as otherwise set forth in Section 1, the Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the stockholders of the Company. Without limiting the foregoing, nothing in this Agreement shall obligate or require the Shareholder to exercise an option to purchase any Company Shares.
15.Acknowledgments. The Parties each acknowledges that (a) Kirkland & Ellis LLP, counsel for ARYA, is representing ARYA in connection with this Agreement, the Business Combination Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, (b) Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Company, is representing the Company in connection with this the Business Combination Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, (c) none of the foregoing firms is representing the Shareholder in connection with this Agreement, the Merger, the Business Combination Agreement, the Ancillary Document or the transactions contemplated hereby, thereby or otherwise and (d) the Shareholder acknowledges that he, she or it has had the opportunity to consult with its, his or her own counsel.
16.Non-Survival. The representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time) in this Agreement shall terminate at the Effective Time. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms.
17.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
18.Construction; Interpretation. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (l) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
19.Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
20.Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
21.Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT

OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.
22.Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, the Superior Court of the State of Delaware, or the United States District Court for the District of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 22 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

ARYA SCIENCES ACQUISITION CORP III

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

[SHAREHOLDER]

By:
Name:
Title:
[Signature Page to Transaction Support Agreement]

SCHEDULE A

Class/Series Securities	Number of Shares
Company Preferred Seed Shares	[●]
Company Series A Preferred Shares	[●]
Company Series B Preferred Shares	[●]
Company Common Shares	[●]
[Signature Page to Transaction Support Agreement]

Annex I
NAUTILUS BIOTECHNOLOGY, INC.
2021 EQUITY INCENTIVE PLAN
1.Purposes of the Plan. The purposes of this Plan are:
•to attract and retain the best available personnel for positions of substantial responsibility,
•to provide additional incentive to Employees, Directors and Consultants, and
•to promote the success of the Company’s business.
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards.
2.Definitions. As used herein, the following definitions will apply:
2.1“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
2.2“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.
2.3“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards.
2.4“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
2.5“Board” means the Board of Directors of the Company.
2.6“Change in Control” means the occurrence of any of the following events:
(a)Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(b)Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by
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Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(c)Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this Section 2.7, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
2.7“Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.8“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 4 hereof.
2.9“Common Stock” means the common stock of the Company.
2.10“Company” means ARYA Sciences Acquisition Corp III, an exempted company incorporated in the Cayman Islands with limited liability, or any successor thereto (which, as of the effectiveness of the Plan on the Effective Date, will be Nautilus Biotechnology, Inc., a Delaware corporation).
2.11“Consultant” means any natural person, including an advisor, engaged by the Company or any of its Parent or Subsidiaries to render bona fide services to such entity, provided the services (a) are not in connection with the offer or sale of securities in a capital-raising transaction, and (b) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.
2.12“Director” means a member of the Board.
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2.13“Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
2.14“Effective Date” means the date of the consummation of the merger contemplated by the Business Combination Agreement by and among the Company (formerly known as ARYA Sciences Acquisition Corp III), Mako Merger Sub, Inc., and a subsidiary of the Company formerly known as Nautilus Biotechnology, Inc., dated as of February 7, 2021, as amended from time to time (such merger, the “Merger”).
2.15“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
2.16“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
2.17“Exchange Program” means a program under which (a) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (b) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (c) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.
2.18“Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:
(a)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(b)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(c)In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. The determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of fair market value for other purposes.
2.19“Fiscal Year” means the fiscal year of the Company.
2.20“Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.
2.21“Inside Director” means a Director who is an Employee.
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2.22“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
2.23“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
2.24“Option” means a stock option granted pursuant to the Plan.
2.25“Outside Director” means a Director who is not an Employee.
2.26“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).
2.27“Participant” means the holder of an outstanding Award.
2.28“Performance Awards” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be cash- or stock-denominated and may be settled for cash, Shares or other securities or a combination of the foregoing under Section 10.
2.29“Performance Period” means Performance Period as defined in Section 10.1.
2.30“Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
2.31“Plan” means this 2021 Equity Incentive Plan, as may be amended from time to time.
2.32“Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.
2.33“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
2.34“Rule 16b‑3” means Rule 16b‑3 of the Exchange Act or any successor to Rule 16b‑3, as in effect when discretion is being exercised with respect to the Plan.
2.35“Section 16b” means Section 16(b) of the Exchange Act.
2.36“Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.
2.37“Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.
2.38“Service Provider” means an Employee, Director or Consultant.
2.39“Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.
2.40“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.
2.41“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).
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2.42“Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.
2.43“U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
3.Stock Subject to the Plan.
3.1Stock Subject to the Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15 and the automatic increase set forth in Section 3.2, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan will be equal to (a) 16,182,600 Shares, plus (b) any shares of the Company’s common stock subject to stock options or other awards that are assumed in the Merger (“Assumed Awards”) and that, on or after the Effective Date, are cancelled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan pursuant to clause (b) equal to 7,500,000 Shares. In addition, Shares may become available for issuance under Sections 3.2 and 3.3. The Shares may be authorized but unissued, or reacquired Common Stock.
3.2Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15, the number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2022 Fiscal Year, in an amount equal to the least of (a) 18,672,200 Shares, (b) a number of Shares equal to five percent (5%) of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, or (c) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year.
3.3Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, or Performance Awards is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares isused) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units or Performance Awards are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax liabilities or withholdings related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3.1, plus, to the extent allowable under Code Section 422 and the U.S. Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3.2 and 3.3.
3.4Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
4.Administration of the Plan.
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4.1Procedure.
4.1.1Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
4.1.2Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
4.1.3Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which Committee will be constituted to comply with Applicable Laws.
4.2Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
(a)to determine the Fair Market Value;
(b)to select the Service Providers to whom Awards may be granted hereunder;
(c)to determine the number of Shares or dollar amounts to be covered by each Award granted hereunder;
(d)to approve forms of Award Agreements for use under the Plan;
(e)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto (including but not limited to, temporarily suspending the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with Applicable Laws, provided that such suspension must be lifted prior to the expiration of the maximum term and post-termination exercisability period of an Award), based in each case on such factors as the Administrator will determine;
(f)to institute and determine the terms and conditions of an Exchange Program, including, subject to Section 20.3, to unilaterally implement an Exchange Program without the consent of the applicable Award holder;
(g)to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(h)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non‑U.S. laws, easing the administration of the Plan and/or for qualifying for favorable tax treatment under applicable non‑U.S. laws, in each case as the Administrator may deem necessary or advisable;
(i)to modify or amend each Award (subject to Section 20.3), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option or Stock Appreciation Right (subject to Sections 6.4 and 7.5);
(j)to allow Participants to satisfy withholding tax obligations in a manner prescribed in Section 16;
(k)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(l)to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and
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(m)to make all other determinations deemed necessary or advisable for administering the Plan.
4.3Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.
5.Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
6.Stock Options.
6.1Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
6.2Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
6.3Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6.3, Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and the U.S. Treasury Regulations promulgated thereunder.
6.4Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
6.5Option Exercise Price and Consideration.
6.5.1Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6.5.1, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).
6.5.2Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
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6.5.3Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (a) cash (including cash equivalents); (b) check; (c) promissory note, to the extent permitted by Applicable Laws, (d) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (e) consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (f) by net exercise; (g) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (h) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company.
6.6Exercise of Option.
6.6.1Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (b) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.
Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
6.6.2Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon such cessation as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within three (3) months of such cessation, or such shorter or longer period of time, as is specified in the Award Agreement, in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on such date of cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
6.6.3Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within six (6) months of cessation, or such longer or shorter period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable) to the extent the Option is vested on such date of cessation. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on the date of cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If
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after such cessation the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
6.6.4Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within six (6) months following the Participant’s death, or within such longer or shorter period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form (if any) acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution (each, a “Legal Representative”). If the Option is exercised pursuant to this Section 6.6.4, Participant’s designated beneficiary or Legal Representative shall be subject to the terms of this Plan and the Award Agreement, including but not limited to the restrictions on transferability and forfeitability applicable to the Service Provider. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
6.6.5Tolling Expiration. A Participant’s Award Agreement may also provide that:
(a)if the exercise of the Option following the cessation of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16b, then the Option will terminate on the earlier of (i) the expiration of the term of the Option set forth in the Award Agreement, or (ii) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16b; or
(b)if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of thirty (30) days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.
7.Stock Appreciation Rights.
7.1Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
7.2Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights.
7.3Exercise Price and Other Terms. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in Section 7.6 will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.
7.4Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
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7.5Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6.4 relating to the maximum term and Section 6.6 relating to exercise also will apply to Stock Appreciation Rights.
7.6Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(a)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(b)The number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
8.Restricted Stock.
8.1Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
8.2Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed. The Administrator, in its sole discretion, may determine that an Award of Restricted Stock will not be subject to any Period of Restriction and consideration for such Award is paid for by past services rendered as a Service Provider.
8.3Transferability. Except as provided in this Section 8 or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
8.4Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
8.5Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
8.6Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
8.7Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.
8.8Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
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9.Restricted Stock Units.
9.1Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.
9.2Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.
9.3Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
9.4Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.
9.5Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.
10.Performance Awards.
10.1Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify any time period during which any performance objectives or other vesting provisions will be measured (“Performance Period”), and such other terms and conditions as the Administrator determines. Each Performance Award will have an initial value that is determined by the Administrator on or before its date of grant.
10.2Objectives or Vesting Provisions and Other Terms. The Administrator will set any objectives or vesting provisions that, depending on the extent to which any such objectives or vesting provisions are met, will determine the value of the payout for the Performance Awards. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
10.3Earning Performance Awards. After an applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout for the Performance Award earned by the Participant over the Performance Period. The Administrator, in its discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Award.
10.4Form and Timing of Payment. Payment of earned Performance Awards will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Performance Awards in cash, Shares, or a combination of both.
10.5Cancellation of Performance Awards. On the date set forth in the Award Agreement, all unearned or unvested Performance Awards will be forfeited to the Company, and again will be available for grant under the Plan.
11.Outside Director Award Limitations. No Outside Director may be granted, in any Fiscal Year, equity awards (including any Awards granted under this Plan), the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and be provided any other compensation (including without limitation any cash retainers or fees) in amounts that, in the aggregate, exceed
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$750,000, provided that such amount is increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, or (b) prior to the closing of the Merger, will be excluded for purposes of this Section 11.
12.Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to be exempt from or meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent (including with respect to any ambiguities or ambiguous terms), except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Parent or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Participant (or any other person) in respect of Awards, for any taxes, penalties or interest that may be imposed on, or other costs incurred by, Participant (or any other person) as a result of Section 409A.
13.Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
14.Limited Transferability of Awards. Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution (which, for purposes of clarification, shall be deemed to include through a beneficiary designation if available in accordance with Section 6.6), and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.
15.Adjustments; Dissolution or Liquidation; Merger or Change in Control.
15.1Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and numerical Share limits in Section 3.
15.2Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
15.3Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without
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limitation, that (a) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (b) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (c) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (d) (i) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (ii) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (e) any combination of the foregoing. In taking any of the actions permitted under this Section 15.3, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.
In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise his or her outstanding Options and Stock Appreciation Rights (or portions thereof) not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, or Performance Awards (or portions thereof) not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.
For the purposes of this Section 15.3 and Section 15.4 below, an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, or Performance Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.
Notwithstanding anything in this Section 15.3 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
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Notwithstanding anything in this Section 15.3 to the contrary, and unless otherwise provided in an Award Agreement, if an Award that vests, is earned or paid-out under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement (or other agreement related to the Award, as applicable) does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.
15.4Outside Director Awards. With respect to Awards granted to an Outside Director while such individual was an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Outside Director will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Parent or Subsidiaries, as applicable.
16.Tax Withholding.
16.1Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholdings are due, the Company (or any of its Parent, Subsidiaries, or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Parent, Subsidiaries, or affiliates, as applicable) or a relevant tax authority, an amount sufficient to satisfy U.S. federal, state, local, non‑U.S., and other taxes (including the Participant’s FICA or other social insurance contribution obligation) required to be withheld or paid with respect to such Award (or exercise thereof).
16.2Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax liability or withholding obligation, in whole or in part by such methods as the Administrator shall determine, including, without limitation, (a) paying cash, check or other cash equivalents, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (c) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or paid, (e) such other consideration and method of payment for the meeting of tax liabilities or withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws, or (f) any combination of the foregoing methods of payment. The amount of the withholding obligation will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
17.No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of
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the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, free from any liability or claim under the Plan.
18.Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
19.Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon the later to occur of (a) its adoption by the Board, (b) approval by the Company’s stockholders, or (c) the time as of immediately prior to the completion of the Merger. The Plan will continue in effect until terminated under Section 20 of the Plan, but (i) no Options that qualify as incentive stock options within the meaning of Code Section 422 may be granted after ten (10) years from the earlier of the Board or stockholder approval of the Plan and (ii) Section 3.2 relating to automatic share reserve increase will operate only until the ten (10) year anniversary of the earlier of the Board or stockholder approval of the Plan.
20.Amendment and Termination of the Plan.
20.1Amendment and Termination. The Administrator, in its sole discretion, may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason.
20.2Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
20.3Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
21.Conditions Upon Issuance of Shares.
21.1Legal Compliance. Shares will not be issued pursuant to an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
21.2Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
22.Inability to Obtain Authority. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non‑U.S. law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.
23.Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
24.Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation,
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termination of such Participant’s status as an employee and/or other service provider for cause or any specified action or inaction by a Participant, whether before or after such termination of employment and/or other service, that would constitute cause for termination of such Participant’s status as a employee and/or other service provider. Notwithstanding any provisions to the contrary under this Plan, all Awards granted under the Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws, including without limitation any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 24 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.
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67

Annex J
NAUTILUS BIOTECHNOLOGY, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN
1.Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to have two components: a component that is intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “Non‑423 Component”). The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Code Section 423. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non‑423 Component that does not qualify as an “employee stock purchase plan” under Code Section 423; an option granted under the Non‑423 Component will provide for substantially the same benefits as an option granted under the 423 Component, except that a Non‑423 Component option may include features necessary to comply with applicable non‑U.S. laws pursuant to rules, procedures or sub‑plans adopted by the Administrator. Except as otherwise provided herein or by the Administrator, the Non‑423 Component will operate and be administered in the same manner as the 423 Component.
2.Definitions.
2.1“Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 3.
2.2“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity‑based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non‑U.S. country or jurisdiction where options are, or will be, granted under the Plan.
2.3“Board” means the Board of Directors of the Company.
2.4“Change in Control” means the occurrence of any of the following events:
(a)Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(b)Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(c)Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this Section 2.4, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
2.5“Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.6“Committee” means a committee of the Board appointed in accordance with Section 3 hereof.
2.7“Common Stock” means the common stock of the Company.
2.8“Company” means ARYA Sciences Acquisition Corp III, an exempted company incorporated in the Cayman Islands with limited liability, or any successor thereto (which, as of the effectiveness of the Plan on the Effective Date, will be Nautilus Biotechnology, Inc., a Delaware corporation).
2.9“Compensation” means an Eligible Employee’s base straight time gross earnings, but exclusive of payments for overtime, shift premium, commissions, incentive compensation, equity compensation, bonuses and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.
2.10“Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.
2.11“Designated Company” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a

Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non‑423 Component.
2.12“Director” means a member of the Board.
2.13“Effective Date” means the date of the consummation of the merger contemplated by the Business Combination Agreement by and among the Company (formerly known as ARYA Sciences Acquisition Corp III), Mako Merger Sub, Inc., and a subsidiary of the Company formerly known as Nautilus Biotechnology, Inc., dated as of February 7, 2021, as amended from time to time (such merger, the “Merger”).
2.14“Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under Applicable Laws) for purposes of any separate Offering or for Participants in the Non‑423 Component. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws with respect to the Participant’s participation in the Plan. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (for each Offering under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by U.S. Treasury Regulations Section 1.423‑2) that the definition of Eligible Employee will or will not include an individual if he or she: (a) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (b) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (c) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (d) is a highly compensated employee within the meaning of Code Section 414(q), or (e) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering under the 423 Component in an identical manner to all highly compensated individuals of the Employer whose employees are participating in that Offering. Each exclusion will be applied with respect to an Offering under the 423 Component in a manner complying with U.S. Treasury Regulations Section 1.423‑2(e)(2)(ii). Such exclusions may be applied with respect to an Offering under the Non‑423 Component without regard to the limitations of U.S. Treasury Regulations Section 1.423‑2.
2.15“Employer” means the employer of the applicable Eligible Employee(s).
2.16“Enrollment Date” means the first Trading Day of each Offering Period.
2.17“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
2.18“Exercise Date” means the last Trading Day of a Purchase Period. Notwithstanding the foregoing, in the event that an Offering Period is terminated prior to its expiration pursuant to Section 18, the Administrator, in its sole discretion, may determine that any Purchase Period also terminating under such Offering Period will terminate without options being exercised on the Exercise Date(s) that otherwise would have occurred on the last Trading Day of such Purchase Period.
2.19“Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:
(a)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(b)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(c)In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.
2.20“Fiscal Year” means the fiscal year of the Company.
2.21“New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.
2.22“Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 6. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulations Section 1.423‑2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulations Section 1.423‑2(a)(2) and (a)(3).
2.23“Offering Period” means a period beginning on such date as may be determined by the Administrator, in its discretion, and ending on such Exercise Date as may be determined by the Administrator, in its discretion, during which an option granted pursuant to the Plan may be exercised. The duration and timing of Offering Periods may be changed pursuant to Sections 6 and 18.
2.24“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).
2.25“Participant” means an Eligible Employee that participates in the Plan.
2.26“Plan” means this Nautilus Biotechnology, Inc. 2021 Employee Stock Purchase Plan.
2.27“Purchase Period” means the period during an Offering Period and during which shares of Common Stock may be purchased on behalf of Participants thereunder in accordance with the terms of the Plan. Purchase Periods will have such duration as determined by the Administrator, commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Enrollment Date and end with the next Exercise Date. Unless the Administrator provides otherwise, a Purchase Period in an Offering Period will have the same duration as, and coincide with the length of, such Offering Period.
2.28“Purchase Price” means an amount equal to eighty‑five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for any Offering Period by the Administrator subject to compliance with Code Section 423 (or any successor rule or provision or any other Applicable Laws, regulation or stock exchange rule) or pursuant to Section 18.

2.29“Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.
2.30“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).
2.31“Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.
2.32“U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
3.Stock.
3.1Stock Subject to the Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 1,244,900 shares of Common Stock.
3.2Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof, the number of shares of Common Stock available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2022 Fiscal Year, in an amount equal to the least of (a) 3,734,500 shares of Common Stock, (b) a number of shares of Common Stock equal to one percent (1%) of the total number of shares of all classes of common stock of the Company on the last day of the immediately preceding Fiscal Year, or (c) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year. The shares of Common Stock may be authorized, but unissued, or reacquired Common Stock.
4.Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to
(a)construe, interpret and apply the terms of the Plan,
(b)delegate ministerial duties to any of the Company’s employees,
(c)designate separate Offerings under the Plan,
(d)designate Subsidiaries as participating in the 423 Component or Non‑423 Component,
(e)determine eligibility,
(f)adjudicate all disputed claims filed under the Plan, and
(g)establish such procedures that it deems necessary or advisable for the administration of the Plan (including, without limitation, to adopt such procedures, sub‑plans, and appendices to the enrollment agreement as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub‑plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 3 hereof, but unless otherwise superseded by the terms of such sub‑plan or appendix, the provisions of this Plan will govern the operation of such sub‑plan or appendix). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub‑plan will participate in a separate Offering under the 423 Component, or if the terms would not qualify under the 423 Component, in the Non‑423 Component, in either case unless such designation would cause the 423 Component to violate the requirements of Code Section 423.

Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulations Section 1.423‑2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non‑U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.
5.Eligibility.
5.1Offering Periods. Any Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan, subject to the requirements of Section 7.
5.2Non‑U.S. Employees. Eligible Employees who are citizens or residents of a non‑U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Code Section 7701(b)(1)(A))) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Code Section 423. In the case of the Non‑423 Component, an Eligible Employee may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employee is not advisable or practicable.
5.3Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (a) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Code Section 424(d)) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (b) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Code Section 423) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty‑five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Code Section 423 and the regulations thereunder.
6.Offering Periods. The Plan will be implemented by Offering Periods as established by the Administrator from time to time. Offering Periods will expire on the earliest to occur of (a) the completion of the purchase of shares on the last Exercise Date occurring within twenty‑seven (27) months of the applicable Enrollment Date on which the option to purchase shares was granted under the Plan, or (b) such shorter period established prior to the Enrollment Date of the Offering Period by the Administrator, from time to time, in its discretion, on a uniform and nondiscriminatory basis, for all options to be granted on such Enrollment Date. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than twenty‑seven (27) months.
7.Participation. An Eligible Employee may participate in the Plan pursuant to Section 5.1 by (a) submitting to the Company’s stock administration office (or its designee), a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit A), or (b) following an electronic or other enrollment procedure determined by the Administrator, in either case, on or before a date determined by the Administrator prior to an applicable Enrollment Date.

8.Contributions.
8.1Contribution Amounts. At the time a Participant enrolls in the Plan pursuant to Section 7, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation, which he or she receives on each pay day during the Offering Period; provided, however, that unless and until determined otherwise by the Administrator, should a pay day occur on an Exercise Date, a Participant will have any Contributions made on such day applied to his or her account under the then-current Purchase Period or Offering Period (i.e., for which the Exercise Date occurs on such day).
8.2Contribution Methods. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 12 hereof (or Participant’s participation is terminated as provided in Section 13 hereof).
(a)In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 12 hereof (or Participant’s participation is terminated as provided in Section 13 hereof).
(b)All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages of his or her Compensation only. A Participant may not make any additional payments into such account.
8.3Participant Changes to Contributions. A Participant may discontinue his or her participation in the Plan as provided under Section 12. Until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may not increase the rate of his or her Contributions and may decrease the rate of his or her Contributions only one (1) time, provided that such decrease is to a Contribution rate of zero percent (0%). In addition, until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may increase or decrease the rate of his or her Contributions (as a whole percent to a rate between zero percent (0%) and the maximum percentage specified in Section 8.1), which Contribution rate adjustment will become effective upon the commencement of the next Offering Period and remain in effect for subsequent Offering Periods and, except as set forth in the immediately preceding sentence, any such adjustment will not affect the Contribution rate for any ongoing Offering Period.
(a)A Participant may make a Contribution rate adjustment pursuant to this Section 8.3 by (A) properly completing and submitting to the Company’s stock administration office (or its designee), a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (B) following an electronic or other procedure prescribed by the Administrator, in either case, on or before a date determined by the Administrator prior to (x) the scheduled beginning of the first Offering Period to be affected or (y) an applicable Exercise Date, as applicable. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless the Participant’s participation is terminated as provided in Sections 12 or 13).
(b)The Administrator may, in its sole discretion, limit or amend the nature and/or number of Contribution rate changes (including to permit, prohibit and/or limit increases and/or decreases to rate changes) that may be made by Participants during any Purchase Period or Offering Period, and may establish such other conditions or limitations as it deems appropriate for Plan administration.
(c)Except as provided by this Section 8.3, any change in Contribution rate made pursuant to this Section 8.3 will be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in Contribution rate earlier).

8.4Other Contribution Changes. Notwithstanding the foregoing, to the extent necessary to comply with Code Section 423(b)(8) and Section 5.3 hereof (which generally limit participation in an Offering Period pursuant to certain Applicable Laws), a Participant’s Contributions may be decreased to zero percent (0%) by the Administrator at any time during an Offering Period (or a Purchase Period, as applicable). Subject to Code Section 423(b)(8) and Section 5.3 hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period (or Purchase Period, as applicable) scheduled to end in the following calendar year, unless the Participant’s participation has terminated as provided in Sections 12 or 13.
8.5Cash Contributions. Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Participants to participate in the Plan via cash contributions instead of payroll deductions if (a) payroll deductions are not permitted or advisable under Applicable Laws, (b) the Administrator determines that cash contributions are permissible for Participants participating in the 423 Component and/or (c) the Participants are participating in the Non‑423 Component.
8.6Tax Withholdings. At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or at any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding or payment on account obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or use any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulations Section 1.423‑2(f).
8.7Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non‑423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party, provided that, if such segregation or deposit with an independent third party is required by Applicable Laws, it will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulations Section 1.423‑2(f). Until shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.
9.Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price.
9.1Certain Option Limits. In no event will an Eligible Employee be permitted to purchase during each Offering Period more than 1,250 shares of Common Stock (subject to any adjustment pursuant to Section 17), and provided further that such purchase will be subject to the limitations set forth in Sections 3 and 5.3 and in the subscription agreement. The Administrator, in its absolute discretion, may increase or decrease the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period or Offering Period, as applicable.
9.2Option Receipt. The Eligible Employee may accept the grant of an option under the Plan by electing to participate in the Plan in accordance with the requirements of Section 7.

9.3Option Term. Exercise of the option will occur as provided in Section 10, unless the Participant’s participation has terminated pursuant to Sections 12 or 13. The option will expire on the last day of the Offering Period.
10.Exercise of Option.
10.1Automatic Exercise. Unless a Participant’s participation in the Plan has terminated as provided in Sections 12 and 13, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares of Common Stock subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, as applicable, subject to earlier withdrawal by the Participant as provided in Sections 12 or 13. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.
10.2Pro Rata Allocations. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (a) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 18. The Company may make a pro rata allocation of the shares of Common Stock available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.
11.Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares of Common Stock be deposited directly with a broker designated by the Company or with a trustee or designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares of Common Stock be retained with such broker, trustee or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions or other dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 11.
12.Withdrawal.
12.1Withdrawal Procedures. A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (a) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (b) following an electronic or other withdrawal procedure determined by the Administrator. The Administrator may set forth a deadline of when a withdrawal must occur to be effective prior to a given Exercise Date in accordance with policies it may approve from time to time. All of the Participant’s Contributions credited to his or her account will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares of Common Stock will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re‑enrolls in the Plan in accordance with the provisions of Section 7.
12.2No Effect on Future Participation. A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
13.Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant, or, in the case of his or her death, to the person or persons entitled thereto, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that, with respect to an Offering under the 423 Component, is permitted by, and compliant with, Code Section 423, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan; however, if a Participant transfers from an Offering under the 423 Component to the Non‑423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Code Section 423; further, no Participant will be deemed to switch from an Offering under the Non‑423 Component to an Offering under the 423 Component or vice versa unless (and then only to the extent) such switch would not cause the 423 Component or any option thereunder to fail to comply with Code Section 423.
14.Section 409A. The Plan is intended to be exempt from the application of Section 409A, and, to the extent not exempt, is intended to comply with Section 409A and any ambiguities herein will be interpreted to so be exempt from, or comply with, Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company and any of its Parent or Subsidiaries will have no liability, obligation or responsibility to reimburse, indemnify, or hold harmless a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Section 409A.
15.Rights as Stockholder. Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares. Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if so required under Applicable Laws, in the name of the Participant and his or her spouse.
16.Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 12 hereof.

17.Adjustments, Dissolution, Liquidation, Merger or Change in Control.
17.1Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split‑up, spin‑off, combination, reclassification, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of common stock that may be delivered under the Plan, the Purchase Price per share, the class and the number of shares of common stock covered by each option under the Plan that has not yet been exercised, and the numerical share limits of Sections 3 and 9.1.
17.2Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 12 hereof (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 13 hereof).
17.3Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 12 hereof (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 13 hereof).
18.Amendment or Termination.
18.1Amendment, Suspension, Termination. The Administrator, in its sole discretion, may amend, alter, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 17). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 22 hereof) as soon as administratively practicable.
18.2Certain Administrator Changes. Without stockholder consent and without limiting Section 18.1, the Administrator will be entitled to change the Offering Periods and any Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

18.3Changes Due to Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(a)amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;
(b)altering the Purchase Price for any Purchase Period or Offering Period including a Purchase Period or Offering Period underway at the time of the change in Purchase Price;
(c)shortening any Purchase Period or Offering Period by setting a New Exercise Date, including a Purchase Period or Offering Period underway at the time of the Administrator action;
(d)reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and
(e)reducing the maximum number of shares of Common Stock a Participant may purchase during any Purchase Period or Offering Period.
Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.
19.Conditions Upon Issuance of Shares.
19.1Legal Compliance. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
19.2Investment Representations. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required.
20.Term of Plan. The Plan will become effective upon the later to occur of (a) its adoption by the Board, (b) approval by the Company’s stockholders, or (c) the time as of immediately prior to the completion of the Merger. The Plan will continue in effect for a term of twenty (20) years, unless sooner terminated under Section 18.
21.Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
22.Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Laws, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply, with respect to Offerings under the 423 Component, to all Participants in the relevant Offering, except to the extent otherwise permitted by U.S. Treasury Regulations Section 1.423‑2(f).
23.No Effect on Employment. Neither the Plan nor any option under the Plan will confer upon any Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such employment relationship at any time, free from any liability or any claim under the Plan.
24.Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of

Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.
25.Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
26.Legal Construction.
26.1Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality, or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal, or unenforceable provision had not been included.
26.2Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware, but without regard to its conflict of law provisions.
26.3Headings. Headings are provided herein for convenience only, and will not serve as a basis for interpretation of the Plan.
27Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.
28Automatic Transfer to Low Price Offering Period. Unless determined otherwise by the Administrator, this Section 28 applies to an Offering Period to the extent such Offering Period provides for more than one (1) Exercise Date within such Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value of a share of Common Stock on any Exercise Date in an Offering Period is less than the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period, then all Participants in such Offering Period will be withdrawn automatically from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re‑enrolled in the immediately following Offering Period as of the first day thereof.
*          *          *

EXHIBIT A
NAUTILUS BIOTECHNOLOGY, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN
SUBSCRIPTION AGREEMENT

Original Application	Offering Date:

Change in Payroll Deduction
1.____________________ hereby elects to participate in the Nautilus Biotechnology, Inc. 2021 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan. Any capitalized terms not specifically defined in this Subscription Agreement will have the meaning ascribed to them under the Plan.
2.I hereby authorize and consent to payroll deductions from each paycheck in the amount of           % of my Compensation on each payday (from 0% to [15%]) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.) [I understand that only my first, one election to decrease the rate of my payroll deductions may be applied with respect to an ongoing Offering Period in accordance with the terms of the Plan, and any subsequent election to decrease the rate of my payroll deductions during the same Offering Period, and any election to increase the rate of my payroll deductions during any Offering Period, will not be applied to the ongoing Offering Period.]
3.I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan. I further understand that if I am outside of the U.S., my payroll deductions will be converted to U.S. dollars at an exchange rate selected by the Company on the purchase date.
4.I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.
5.Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of                      (Eligible Employee or Eligible Employee and spouse only).
6.If I am a U.S. taxpayer, I understand that if I dispose of any shares received by me pursuant to the Plan within two (2) years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one (1) year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of my shares and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2) year and one (1) year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) fifteen percent (15%) of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7.For employees that may be subject to tax in non U.S. jurisdictions, I acknowledge and agree that, regardless of any action taken by the Company or any Designated Company with respect to any or all income tax, social security, social insurances, National Insurance Contributions, payroll tax, fringe benefit, or other tax‑related items related to my participation in the Plan and legally applicable to me including, without limitation, in connection with the grant of such options, the purchase or sale of shares of Common Stock acquired under the Plan and/or the receipt of any dividends on such shares (“Tax‑Related Items”), the ultimate liability for all Tax‑Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company or a Designated Company. Furthermore, I acknowledge that the Company and/or any Designated Company (a) make no representations or undertakings regarding the treatment of any Tax‑Related Items in connection with any aspect of the options under the Plan and (b) do not commit to and are under no obligation to structure the terms of the grant of options or any aspect of my participation in the Plan to reduce or eliminate my liability for Tax‑Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of my enrollment and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax‑Related Items in more than one jurisdiction.
Prior to the purchase of shares of Common Stock under the Plan or any other relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to the Company and/or the applicable Designated Company to satisfy all Tax‑Related Items. In this regard, I authorize the Company and/or the applicable Designated Company, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax‑Related Items by one or a combination of the following: (a) withholding from my wages or Compensation paid to me by the Company and/or the applicable Designated Company; or (b) withholding from proceeds of the sale of the shares of Common Stock purchased under the Plan either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization). Depending on the withholding method, the Company may withhold or account for Tax‑Related Items by considering applicable maximum withholding rates, in which case I will receive a refund of any over‑withheld amount in cash and will have no entitlement to the Common Stock equivalent.
Finally, I agree to pay to the Company or the applicable Designated Company any amount of Tax‑Related Items that the Company or the applicable Designated Company may be required to withhold as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase shares of Common Stock under the Plan on my behalf and/or refuse to issue or deliver the shares or the proceeds of the sale of shares if I fail to comply with my obligations in connection with the Tax‑Related Items.
8.By electing to participate in the Plan, I acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent provided for in the Plan;
(b)all decisions with respect to future grants under the Plan, if applicable, will be at the sole discretion of the Company;
(c)the grant of options under the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, or any Designated Company, and will not interfere with the ability of the Company or any Designated Company, as applicable, to terminate my employment (if any);
(d)I am voluntarily participating in the Plan;
(e)the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not part of my normal or expected compensation for any purpose,

including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end‑of‑service payments, bonuses, long‑service awards, pension or retirement benefits or similar payments;
(g)the future value of the shares of Common Stock offered under the Plan is unknown, indeterminable and cannot be predicted with certainty;
(h)the shares of Common Stock that I acquire under the Plan may increase or decrease in value, even below the Purchase Price;
(i)no claim or entitlement to compensation or damages will arise from the forfeiture of options granted to me under the Plan as a result of the termination of my status as an Eligible Employee (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and, in consideration of the grant of options under the Plan to which I am otherwise not entitled, I irrevocably agree never to institute a claim against the Company, or any Designated Company, waive my ability, if any, to bring such claim, and release the Company, and any Designated Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, I will be deemed irrevocably to have agreed to not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
(j)in the event of the termination of my status as an Eligible Employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the Plan and any options granted to me under the Plan, if any, will terminate effective as of the date that I am no longer actively employed by the Company or one of its Designated Companies and, in any event, will not be extended by any notice period mandated under the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any (e.g., active employment would not include a period of “garden leave” or similar period pursuant to the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any); the Company will have the exclusive discretion to determine when I am no longer actively employed for purposes of my participation in the Plan (including whether I may still be considered to be actively employed while on a leave of absence).
9.I understand that the Company and/or any Designated Company may collect, where permissible under applicable law certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options granted under the Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. I understand that Company may transfer my Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in my country. I understand that the Company will transfer my Data to its designated broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different, including less stringent, data privacy laws that the European Commission or my jurisdiction does not consider to be equivalent to the protections in my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, the Company’s designated broker and any other possible recipients which may assist the Company with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or career with the Company or any Designated Company will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me options under the Plan or other equity awards, or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.
If I am an employee outside the U.S., I understand that in accordance with applicable law, I have the right to access, and to request a copy of, the Data held about me. I also understand that I have the right to discontinue the collection, processing, or use of my Data, or supplement, correct, or request deletion of my Data. To exercise my rights, I may contact my local human resources representative.
I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described herein and any other Plan materials by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing my participation in the Plan. I understand that my consent will be sought and obtained for any processing or transfer of my data for any purpose other than as described in the enrollment form and any other plan materials.
10.If I have received the Subscription Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, subject to applicable laws.
11.The provisions of the Subscription Agreement and these appendices are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless will be binding and enforceable.
12.Notwithstanding any provisions in this Subscription Agreement, I understand that if I am working or resident in a country other than the United States, my participation in the Plan also will be subject to the additional terms and conditions set forth on Appendix A and any special terms and conditions for my country set forth on Appendix A. Moreover, if I relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to me to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Subscription Agreement and the provisions of this Subscription Agreement govern each Appendix (to the extent not superseded or supplemented by the terms and conditions set forth in the applicable Appendix).
13.I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

Employee’s Social
Security Number
(for U.S.‑based employees):

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee

EXHIBIT B
NAUTILUS BIOTECHNOLOGY, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN
NOTICE OF WITHDRAWAL
The undersigned Participant in the Offering Period of the Nautilus Biotechnology, Inc. 2021 Employee Stock Purchase Plan (the “Plan”) that began on ____________, ______ (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be terminated automatically. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement. Capitalized terms not otherwise defined herein will have the meaning ascribed to them under the Plan.

Name and Address of Participant

Signature:

Date:

Annex K
PRELIMINARY PROXY CARD
SUBJECT TO COMPLETION
ARYA Sciences Acquisition Corp III Extraordinary General Meeting
ARYA Sciences Acquisition Corp III
51 Astor Place, 10th Floor
New York, NY 10003
EXTRAORDINARY GENERAL MEETING
OF SHAREHOLDERS OF ARYA SCIENCES ACQUISITION CORP III
YOUR VOTE IS IMPORTANT
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON ____________, 2021.

P R O X Y C A R D
The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated _________, 2021, in connection with the extraordinary general meeting of Shareholders (the “extraordinary general meeting”) to be held at 9:00 a.m. Eastern Time on _________, 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and hereby appoints Adam Stone and Michael Altman, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all ordinary shares of ARYA Sciences Acquisition Corp III (“ARYA”) registered in the name provided, which the undersigned is entitled to vote at the extraordinary general meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the accompanying proxy statement/prospectus.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 11.

(Continued and to be marked, dated and signed on reverse side)

Please mark vote as indicated in this example	☒ THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11.

Proposal No. 1—The Business Combination Proposal—RESOLVED, as an ordinary resolution, that ARYA’s entry into the Business Combination Agreement, dated as of February 7, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among ARYA, Mako Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Nautilus Biotechnology, Inc., a Delaware corporation (“Nautilus”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of ARYA as an exempted company in the Cayman Islands and the continuation and domestication of ARYA as a corporation in the State of Delaware with the name “Nautilus Biotechnology, Inc.,” (a) Merger Sub will merge with and into Nautilus (the “Merger”), with Nautilus as the surviving company in the Merger and, after giving effect to such Merger, Nautilus shall be a wholly-owned subsidiary of ARYA and (b) at the Effective Time, each outstanding share of Nautilus (other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be exchanged for shares of New Nautilus Common Stock and outstanding Nautilus options to purchase shares of Nautilus (whether vested or unvested) will be exchanged for comparable options to purchase New Nautilus Common Stock, in each case, based on an implied Nautilus equity value of $900 million, on the terms and subject to the conditions set forth in the Business Combination Agreement, certain related agreements (including the Subscription Agreements, the Nautilus Shareholder Transaction Support Agreements, the Sponsor Letter Agreement, and the Amended and Restated Registration Rights and Lock-Up Agreement, each in the form attached to the proxy statement/prospectus as Annex F, Annex H, Annex E and Annex G, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.

FOR ☐	AGAINST` ☐	ABSTAIN ☐
Proposal No. 2— The Domestication Proposal—RESOLVED, as a special resolution, that ARYA be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, ARYA be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of ARYA as a corporation in the State of Delaware, the name of ARYA be changed from “ARYA Sciences Acquisition Corp III” to “Nautilus Biotechnology, Inc.”

FOR ☐	AGAINST` ☐	ABSTAIN ☐
Proposal No. 3— The Charter Proposal—RESOLVED, as a special resolution, that, upon the Domestication, the amended and restated memorandum and articles of association of ARYA (“Existing Governing Documents”) be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation of “Nautilus Biotechnology, Inc.” upon the Domestication, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Certificate of Incorporation”).

FOR ☐	AGAINST` ☐	ABSTAIN ☐
Advisory Governing Documents Proposals—to consider and vote upon, on a non-binding advisory basis, the following governance proposals regarding the Proposed Certificate of Incorporation (such proposals, collectively, the “Advisory Governing Documents Proposals”) and the following material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation:

(A)Proposal No. 4—Advisory Governing Documents Proposal A—RESOLVED, that an amendment to change the authorized share capital of ARYA from US$50,000 divided into (i) 479,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 1,000,000 preference shares, par value $0.0001 per share, to (a) 1,000,000,000 shares of common stock, par value $0.0001 per share, of New Nautilus and (b) 200,000,000 shares of preferred stock, par value $0.0001 per share, of New Nautilus be approved on a non-binding advisory basis.

FOR ☐	AGAINST` ☐	ABSTAIN ☐
(B)Proposal No. 5—Advisory Governing Documents Proposal B—RESOLVED, that an amendment to authorize the New Nautilus Board to issue any or all shares of New Nautilus Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Nautilus Board and as may be permitted by the Delaware General Corporation Law be approved on a non-binding advisory basis.

FOR ☐	AGAINST` ☐	ABSTAIN ☐
(C)Proposal No. 6—Advisory Governing Documents Proposal C—RESOLVED, that an amendment to remove the ability of New Nautilus stockholders to take action by written consent in lieu of a meeting be approved on a non-binding advisory basis.

FOR ☐	AGAINST` ☐	ABSTAIN ☐
(D)Proposal No. 7—Advisory Governing Documents Proposal D—RESOLVED, that certain other changes in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation as part of the Domestication (a copy of which is attached to the proxy statement/prospectus as Annex C), including (i) changing the post-Business Combination corporate name from “ARYA Sciences Acquisition Corp III” to “Nautilus Biotechnology, Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New Nautilus’ corporate existence perpetual, (iii) subjecting New Nautilus to Section 203 of the DGCL relating to business combinations with interested stockholders, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved on a non-binding advisory basis.

FOR ☐	AGAINST` ☐	ABSTAIN ☐
7

Proposal No. 8—The Nasdaq Proposal—RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635, the issuance of shares of New Nautilus Common Stock be approved.

FOR ☐	AGAINST` ☐	ABSTAIN ☐
Proposal No. 9—The Incentive Award Plan Proposal—RESOLVED, as an ordinary resolution, that the Nautilus Biotechnology, Inc. 2021 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex I, be adopted and approved.

FOR ☐	AGAINST` ☐	ABSTAIN ☐
Proposal No. 10—The Employee Stock Purchase Plan Proposal—RESOLVED, as an ordinary resolution, that the Nautilus Biotechnology, Inc. 2021 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.

FOR ☐	AGAINST` ☐	ABSTAIN ☐
Proposal No. 11—The Adjournment Proposal—RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to ARYA shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient ARYA ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from ARYA shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if ARYA shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by ARYA from the trust account in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing, equal no less than $250,000,000 after deducting ARYA’s unpaid expenses, liabilities, and any amounts paid to ARYA shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.

FOR ☐	AGAINST` ☐	ABSTAIN ☐
Shareholder Certification I hereby certify that I am not acting in concert or as a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with any other shareholder with respect to the Shares in connection with the proposed business combination.
SHAREHOLDER CERTIFICATION ☐

Dated:	, 2021

(Signature)
(Signature if held Jointly)
Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.
PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL SET FORTH IN PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8, 9, 10 AND 11 AND WILL GRANT DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.
8

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of directors and officers
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Organizational Documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Organizational Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21. Exhibits and Financial Statements Schedules
(a) Exhibits.

Exhibit Number	Description
2.1*†
Business Combination Agreement, dated as of February 7, 2021, by and among ARYA Sciences Acquisition Corp III, Mako Merger Sub, Inc., and Nautilus Biotechnology, Inc. (included as Annex A to the proxy statement/prospectus).

3.1*	Amended and Restated Memorandum and Articles of Association of ARYA (included as Annex B to the proxy statement/prospectus).
3.2*	Form of Certificate of Incorporation of New Nautilus, to become effective upon Domestication (included as Annex C to the proxy statement/prospectus).
3.3*	Form of Bylaws of New Nautilus, to become effective upon Domestication (included as Annex D to the proxy statement/prospectus).
4.1*	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by the Registrant on July 30, 2020).
4.2	Form of Certificate of Corporate Domestication of ARYA, to be filed with the Secretary of the State of Delaware.
5.1*	Opinion of Kirkland & Ellis LLP.
8.1	Tax opinion of Kirkland & Ellis LLP.
10.1*
Sponsor Letter Agreement, dated as of February 7, 2021 by and among ARYA Sciences Holdings III, certain other holders set forth on Schedule I thereto, ARYA Sciences Acquisition Corp III and Nautilus Biotechnology, Inc. (included as Annex E to the proxy statement/prospectus).

10.2*	Form of Subscription Agreement (included as Annex F to the proxy statement/prospectus).
10.3*	Form of Amended and Restated Registration Rights and Lock-Up Agreement (included as Annex G to the proxy statement/prospectus).
10.4*	Form of Nautilus Shareholder Transaction Support Agreement (included as Annex H to the proxy statement/prospectus).
10.5*+	Form of Nautilus Biotechnology, Inc. 2021 Equity Incentive Plan (included as Annex I to the proxy statement/prospectus).
10.6*+	Form of Nautilus Biotechnology, Inc. 2021 Employee Stock Purchase Plan (included as Annex J to the proxy statement/prospectus).

Exhibit Number	Description
10.7*+	Form of Stock Option Agreement under the Nautilus Biotechnology, Inc. 2021 Equity Incentive Plan.
10.8*+	Form of Restricted Stock Unit Agreement under the Nautilus Biotechnology, Inc. 2021 Equity Incentive Plan.
10.9*+	Form of Restricted Stock Award Agreement under the Nautilus Biotechnology, Inc. 2021 Equity Incentive Plan.
10.10*	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed by the Registrant on July 30, 2020).
10.11*+	Nautilus Biotechnology, Inc. 2017 Equity Incentive Plan and forms of agreements thereunder.
10.12+	Confirmatory Employment Letter between Nautilus Biotechnology, Inc. and Sujal Patel.
10.13+	Confirmatory Employment Letter between Nautilus Biotechnology, Inc. and Anna Mowry.
10.14+	Confirmatory Employment Letter between Nautilus Biotechnology, Inc. and Nick Nelson.
10.15+	Confirmatory Employment Letter between Nautilus Biotechnology, Inc. and Subra Sankar.
10.16+	Confirmatory Employment Letter between Nautilus Biotechnology, Inc. and Parag Mallick.
10.17+	Confirmatory Employment Letter between Nautilus Biotechnology, Inc. and Matt Murphy
10.18+	Change in Control and Severance Agreement between Nautilus Biotechnology, Inc. and Sujal Patel
10.19+	Change in Control and Severance Agreement between Nautilus Biotechnology, Inc. and Anna Mowry
10.20+	Change in Control and Severance Agreement between Nautilus Biotechnology, Inc. and Nick Nelson
10.21+	Change in Control and Severance Agreement between Nautilus Biotechnology, Inc. and Subra Sankar
10.22+	Change in Control and Severance Agreement between Nautilus Biotechnology, Inc. and Parag Mallick
10.23+	Change in Control and Severance Agreement between Nautilus Biotechnology, Inc. and Matt Murphy
10.24	Form of New Nautilus Indemnification Agreement.
10.25+	Nautilus Biotechnology, Inc. Executive Incentive Compensation Plan
21.1*	List of subsidiaries of ARYA.
23.1	Consent of WithumSmith+Brown, PC, independent registered accounting firm for ARYA.
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Nautilus.
23.3*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).
23.4	Consent of Kirkland & Ellis LLP (included as part of Exhibit 8.1).
24.1*	Power of Attorney (included on signature page of the initial filing of this registration statement).
99.1*	Consent of Sujal Patel to be named as a director.
99.2*	Consent of Parag Mallick to be named as a director.
99.3*	Consent of Vijay Pande to be named as a director.
99.4*	Consent of Farzad Nazem to be named as a director.
99.5*	Consent of Melissa Epperly to be named as a director.
99.6*	Consent of Matthew Posard to be named as a director.
99.7*	Consent of Matthew McIlwain to be named as a director.
99.8*	Form of Proxy for the Extraordinary General Meeting (included as Annex K to the proxy statement/prospectus).
__________________
*    Previously filed.
**    To be filed by amendment.
+    Indicates management contract or compensatory plan.
†    Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.
††    Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule of exhibit to the SEC upon request.

Item 22. Undertakings
11.The undersigned Registrant hereby undertakes:
(a)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
(b)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(e)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
12.Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
13.The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
14.The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
15.The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
16.The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 23rd of April, 2021.

ARYA SCIENCES ACQUISITION CORP III

By:	/s/ Adam Stone
Name: Adam Stone
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

*	Chairman of the Board of Directors	April 23, 2021
Joseph Edelman
/s/ Adam Stone	Chief Executive Officer and Director (Principal Executive Officer)	April 23, 2021
Adam Stone

*	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	April 23, 2021
Michael Altman

*	Director	April 23, 2021
Todd Wider

*	Director	April 23, 2021
Bradley L. Campbell

*	Director	April 23, 2021
Saqib Islam

*By:	/s/ Adam Stone
Adam Stone
Attorney-in-Fact